Form 10-K405, Exhibit 13
period 1996-12-31
OCEAN FINANCIAL CORP
filed 1997-03-25
CIK 1004702

                                                                    EXHIBIT 13.0

                                  PORTIONS OF

                                     OCEAN
                                FINANCIAL CORP.


                               1996 ANNUAL REPORT

Selected Consolidated Financial and Other Data of the Company

  The selected consolidated financial and other data of the Company set forth below is derived in part from, and should be read in conjunction with the Consolidated Financial Statements of the Company and Notes thereto presented elsewhere in this Annual Report.

At December 31,                                               1996         1995      1994      1993      1992
-------------------------------------------------------------------------------------------------------------
(dollars in thousands)
SELECTED FINANCIAL CONDITION DATA:
Total assets                                            $1,303,865   $1,036,445  $971,651  $937,214  $886,494
Investment securities held to maturity                          --           --   127,451   126,999   122,625
Investment securities available for sale                   174,028      114,881        --        --        --
FHLB-NY stock                                                8,457        7,723     7,323     6,680     5,835
Mortgage-backed securities held to maturity                     --           --   224,569   241,188   205,958
Mortgage-backed securities available for sale              395,542      265,113        --        --        --
Loans receivable, net                                      678,728      612,696   592,315   539,885   514,187
Mortgage loans held for sale                                   727        1,894        --       963       545
Deposits                                                   934,730      926,558   867,420   858,461   819,300
Federal Home Loan Bank borrowings                            8,800       10,400        --        --        --
Securities sold under agreements to repurchase              99,322           --        --        --        --
Stockholders' equity                                       252,789       92,351    82,334    72,605    62,469


For the Year Ended December 31,                               1996         1995      1994      1993      1992
-------------------------------------------------------------------------------------------------------------
(dollars in thousands, except per share amounts)
SELECTED OPERATING DATA:
Interest income                                         $   80,236   $   70,210  $ 63,683  $ 64,853  $ 67,281
Interest expense                                            43,857       40,004    32,373    33,975    38,897
-------------------------------------------------------------------------------------------------------------
 Net interest income                                        36,379       30,206    31,310    30,878    28,384
Provision for loan losses                                      700          950     1,129     1,300     1,220
-------------------------------------------------------------------------------------------------------------
 Net interest income after provision for loan losses        35,679       29,256    30,181    29,578    27,164
Other income                                                 2,881        1,356     2,057     2,740     1,869
Operating expenses                                          39,206       18,006    17,104    16,626    16,156
-------------------------------------------------------------------------------------------------------------
 Income (loss) before provision for income taxes
  and cumulative effect of change in accounting               (646)      12,606    15,134    15,692    12,877
Provision for income taxes                                   1,083        4,659     5,405     5,556     4,567
-------------------------------------------------------------------------------------------------------------
 Income (loss) before cumulative effect
  of change in accounting                                   (1,729)       7,947     9,729    10,136     8,310
Cumulative effect of change in
 accounting for income taxes                                    --           --        --        --     1,665
=============================================================================================================
 Net income (loss)                                      $   (1,729)  $    7,947  $  9,729  $ 10,136  $  9,975
=============================================================================================================
Loss per share (based on net loss from
 July 2, 1996 to December 31, 1996)                         $(0.78)         N/A       N/A       N/A       N/A
=============================================================================================================

Net income before non-recurring items (2)               $   11,576   $    7,947  $  9,729  $ 10,136  $  9,975
=============================================================================================================

Selected Consolidated Financial and Other Data (continued)

                                         OCEAN FINANCIAL CORP. AND SUBSIDIARY  7



At or for the Year Ended December 31,                                 1996     1995     1994     1993     1992
--------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL RATIOS AND OTHER DATA (1):
PERFORMANCE RATIOS:
 Return on average assets                                           (0.15)%    0.80%    1.02%    1.10%    1.19%
 Return on average assets, as adjusted (2)                           1.00      0.80     1.02     1.10     1.19
 Return on average stockholders' equity                             (1.03)     9.44    12.54    14.85    17.14
 Return on average stockholders' equity, as adjusted (2)             6.91      9.44    12.54    14.85    17.14
 Average stockholders' equity to average assets                     14.42      8.51     8.11     7.41     6.96
 Stockholders' equity to total assets at end of year                19.39      8.91     8.47     7.75     7.05
 Average interest rate spread (3)                                    2.61      2.79     3.07     3.20     3.22
 Net interest margin (4)                                             3.22      3.13     3.34     3.44     3.48
 Average interest-earning assets to
  average interest-bearing liabilities                             115.84    107.98   107.71   106.42   105.56
 Operating expenses to average assets                                3.37      1.82     1.79     1.81     1.93
 Operating expenses to average assets, as adjusted (2)               1.73      1.82     1.79     1.81     1.93
 Operating Efficiency Ratio (5)                                     99.86     57.05    51.26    49.46    53.40
 Operating Efficiency Ratio, as adjusted (2)(5)                     51.11     57.05    51.26    49.46    53.40
REGULATORY CAPITAL RATIOS (BANK ONLY):
 Tangible capital                                                   12.69      8.72     8.43     7.73     7.05
 Core capital                                                       12.69      8.72     8.43     7.73     7.05
 Risk-based capital                                                 32.04     21.34    20.34    18.59    16.57
ASSET QUALITY RATIOS:
 Non-performing loans as a percent
  of total loans receivable (6)(7)                                   1.12      1.40     1.83     1.92     2.79
 Non-performing assets as a percent of total assets (7)              0.71      0.97     1.29     1.45     2.08
 Allowance for loan losses as a percent
  of total loans receivable (6)                                      0.88      0.97     0.94     1.01     1.10
 Allowance for loan losses as a percent
  of total non-performing loans (7)                                 78.23     69.21    51.27    52.45    39.55

NUMBER OF FULL-SERVICE CUSTOMER FACILITIES                              9         8        8        8        8

(1) With the exception of end of year ratios, all ratios are based on average daily balances for 1996 and 1995 and average monthly balances for 1994, 1993 and 1992.
(2) Performance ratios are calculated to exclude the effect of non-recurring charges for charitable donation and the special Savings Association Insurance Fund assessment.
(3) The average interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4) The net interest margin represents net interest income as a percentage of average interest-earning assets.
(5) Operating efficiency ratio represents the ratio of operating expenses to the aggregate of other income and net interest income.
(6) Total loans receivable includes loans receivable and loans held for sale, less undisbursed loan funds, deferred loan fees and unamortized discounts/premiums.
(7) Non-performing assets consist of non-performing loans and real estate acquired through foreclosure ("REO"). Non-performing loans consist of all loans 90 days or more past due and other loans in the process of foreclosure. It is the Company's policy to cease accruing interest on all such loans.

8   OCEAN FINANCIAL CORP. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS


GENERAL

  Ocean Financial Corp. (the "Company") was incorporated on November 21, 1995, and is the holding company for Ocean Federal Savings Bank (the "Bank"). On August 17, 1995, the Board of Directors of the Bank adopted a Plan of Conversion, as amended, to convert from a federally chartered mutual savings bank to a federally chartered capital stock savings bank with the concurrent formation of a holding company ("the Conversion").

  The Conversion was completed on July 2, 1996 with the issuance by the Company of 8,388,078 shares of its common stock in a public offering to the Bank's eligible depositors and the Bank's employee stock ownership plan (the "ESOP"). The purchase of 671,046 shares of common stock (8% of the total shares offered) by the ESOP was funded by a loan of $13.4 million from the Company.

  In exchange for 50% of the net conversion proceeds ($81.6 million), the Company acquired 100% of the stock of the Bank and retained the remaining net conversion proceeds at the holding company level.

  Concurrent with the close of the Conversion, an additional 671,046 shares of common stock (8% of the offering) were issued and donated by the Company to the Ocean Federal Foundation (the "Foundation"), a private foundation dedicated to charitable purposes within Ocean County, New Jersey and its neighboring communities. The fair market value of the contribution of $13.4 million was reflected as an expense in the Company's 1996 operating results and as an increase to capital stock and paid in capital for the same amount.

  The Company had no operations prior to July 2, 1996 and, accordingly, the results of operations prior to that date reflect only those of the Bank and its subsidiaries.

  The Company conducts business, primarily through its ownership of the Bank which operates its administrative/branch office located in Toms River and nine other branch offices. Nine of the ten branch offices are located in Ocean County, New Jersey.

  The Company has historically operated as a consumer-oriented federal savings bank, with a focus on offering traditional savings deposit and loan products to its local community. In recent years, the Company's strategy has been to maintain profitability while limiting its credit and interest rate risk exposure. To accomplish these objectives, the Company has sought to: (1) control credit risk by emphasizing the origination of single-family, owner-occupied residential mortgage loans and consumer loans, consisting primarily of home equity loans and lines of credit; (2) offer superior service and competitive rates to increase the core deposit base consistent with its capital management goals; (3) invest funds in excess of loan demand in mortgage-backed and investment securities; (4) reduce exposure to interest rate risk by originating for the portfolio first mortgage loans having terms to maturity of not more than 15 years and adjustable-rate mortgage ("ARM") loans, selling most fixed-rate 30-year mortgage loans, and investing in shorter-term or adjustable-rate mortgage-backed securities; and (5) control operating expenses.

  The Company expects to continue to capitalize on its strengths -- the delivery of traditional thrift products and services (primarily single-family mortgages) with a high level of customer service, thereby maintaining its community orientation. Despite this emphasis, the Company took steps during 1996 to modify its historical operating strategy. With industry consolidation eliminating most locally headquartered competitors, the Company saw an opportunity to fill a perceived void for locally delivered commercial loan and deposit services. As such, in the second half of 1996 the Company assembled an experienced team of commercial lending professionals and began offering commercial loan and deposit services and merchant credit card services to businesses in Ocean County and surrounding communities. In 1997, the Company will consider the introduction of other products and services such as trust services and alternative investment products (e.g., annuities, mutual funds, etc.).

  Management believes that the diversification of the Company's loan products may expose the Company to a higher degree of credit risk than is involved in the Company's one- to four-family residential mortgage lending activity. As a consequence of this strategy, management has developed a well-defined credit policy, focusing on quality underwriting and close management and Board monitoring.

  Management is also seeking to increase the Company's market share in its primary market area by expanding the Bank's branch network. During 1996, the Company opened a branch office in Toms River at the site of its new administrative offices. In February 1997, an additional branch opened in Lacey Township. The Company is currently evaluating additional office sites within its existing market area.

  The Company's results of operations are dependent primarily on net interest income, which is the difference between the interest income earned on the Company's interest-earning assets, such as loans and investments, and the interest expense on its interest-bearing liabilities, such as deposits and borrowings. The Company also generates non-interest income such as income from secondary marketing activities, loan servicing and other fees. The Company's operating expenses primarily consist of compensation and employee benefits, general and administrative expenses, federal deposit insurance premiums, occupancy and equipment expenses, advertising expenses and other operating expenses. The Company's results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory agencies.

                                        OCEAN FINANCIAL CORP. AND SUBSIDIARY   9

MANAGEMENT OF INTEREST RATE RISK

  The principal objectives of the Company's interest rate risk management function are to evaluate the interest rate risk included in certain balance sheet accounts; determine the level of risk appropriate given the Company's business focus, operating environment, capital and liquidity requirements and performance objectives; and manage the risk consistent with Board approved guidelines. Through such management, the Company seeks to reduce the vulnerability of its operations to changes in interest rates. The Company monitors its interest rate risk as such risk relates to its operating strategies. The Company's Board of Directors has established an Asset/Liability Committee ("ALCO Committee") consisting of members of the Company's management, responsible for reviewing the Company's asset/liability policies and interest rate risk position. The ALCO Committee meets monthly and reports trends and the Company's interest rate risk position to the Board of Directors on a quarterly basis. The extent of the movement of interest rates, higher or lower, is an uncertainty that could have a negative impact on the earnings of the Company.

  In recent years, the Company has utilized the following strategies to manage interest rate risk: (i) emphasizing the origination for portfolio of fixed-rate mortgage loans having terms to maturity of not more than fifteen years, adjustable-rate loans, and consumer loans consisting primarily of home equity loans and lines of credit; (ii) selling most 30-year fixed-rate mortgage loans originated to the secondary market; (iii) holding primarily short-term and/or adjustable-rate mortgage-backed and investment securities; and (iv) attempting to reduce the overall interest rate sensitivity of liabilities by emphasizing core and longer-term deposits. In late 1996, however, the Company began retaining most of its 30-year fixed rate mortgage loan production. Management felt that the significant capital position of the Company resulting from the Conversion, coupled with reduced origination levels of this product, mitigated the additional interest rate risk associated with retaining these mortgages.

  The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. Accordingly, during a period of rising interest rates, an institution with a negative gap position generally would not be in as favorable a position, compared to an institution with a positive gap, to invest in higher yielding assets. This may result in the yield on the institution's assets increasing at a slower rate than the increase in its cost of interest-bearing liabilities. Conversely, during a period of falling interest rates, an institution with a negative gap might experience a repricing of its assets at a slower rate than its interest-bearing liabilities, which, consequently, may result in its net interest income growing at a faster rate than an institution with a positive gap position.

  The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1996, which are anticipated by the Company, based upon certain assumptions, to reprice or mature in each of the future time periods shown. Except as stated, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. The table is intended to provide an approximation of the projected repricing of assets and liabilities at December 31, 1996, on the basis of contractual maturities, anticipated prepayments, and scheduled rate adjustments within a three-month period and subsequent selected time intervals. The loan amounts in the table reflect principal balances expected to be redeployed and/or repriced as a result of contractual amortization and anticipated prepayments of adjustable-rate loans and fixed-rate loans, and as a result of contractual rate adjustments on adjustable-rate loans. For loans on residential properties, adjustable-rate loans and fixed-rate loans are projected to repay at rates between 9% and 28% annually. Mortgage-backed securities are projected to prepay at rates between 11% and 30% annually. Passbook accounts and negotiable order of withdrawal ("NOW") accounts are assumed to decay at 9.53%, 8.62%, 14.85%, 36.92%, 16.58%,
11.68%, 1.82%, and money market savings accounts are assumed to decay at 15.90%, 13.38%, 20.71%, 37.50%, 9.38%, 3.03%, 0.10%, for the periods of three months or less, three to six months, six to 12 months, one to three years, three to five years, five to ten years and more than ten years, respectively. Prepayment and decay rates can have a significant impact on the Company's estimated gap. There can be no assurance that projected prepayment rates for loans and mortgage-backed securities will be achieved or that projected decay rates will be realized.

10   OCEAN FINANCIAL CORP. AND SUBSIDIARY

                                              More than    More than   More than    More than    More than
                                  3 Months   3 Months to    6 Months   1 Year to   3 Years to   5 Years to   More than
At December 31, 1996              or Less      6 Months    to 1 Year    3 Years      5 Years     10 Years     10 Years     Total
-----------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
INTEREST-EARNING ASSETS (1):
 Interest-earning deposits and
  short-term investments          $  2,849     $      --    $     --   $      --     $     --     $     --    $     --   $    2,849
 Investment securities                 250            --          --       5,080      104,368       64,195         135      174,028
 Loans receivable (2)               78,926        41,719      93,004     154,492      138,114       94,088      89,963      690,306
 Mortgage-backed securities         83,128        29,777     195,135      41,897       22,906       22,049         650      395,542
 FHLB stock                          8,457            --          --          --           --           --          --        8,457
-----------------------------------------------------------------------------------------------------------------------------------
  Total interest-earning assets    173,610        71,496     288,139     201,469      265,388      180,332      90,748    1,271,182
-----------------------------------------------------------------------------------------------------------------------------------

INTEREST-BEARING LIABILITIES:
 Money market deposit accounts      11,133         9,369      14,501      26,258        6,568        2,122          70       70,021
 Savings accounts                   16,157        14,613      25,175      62,589       28,107       19,801       3,085      169,527
 NOW accounts                        6,783         6,135      10,568      26,275       11,800        8,312       1,295       71,168
 Time deposits                     105,763       126,451     180,311     145,402       42,439       17,294          --      617,660
 FHLB borrowings                     8,800            --          --          --           --           --          --        8,800
 Securities sold under
  agreements to repurchase          74,822            --          --      24,500           --           --          --       99,322
-----------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing
   liabilities                     223,458       156,568     230,555     285,024       88,914       47,529       4,450    1,036,498
-----------------------------------------------------------------------------------------------------------------------------------
 Interest sensitivity gap (3)     $(49,848)    $ (85,072)   $ 57,584   $ (83,555)    $176,474     $132,803    $ 86,298   $  234,684
===================================================================================================================================
 Cumulative interest
  sensitivity gap                 $(49,848)    $(134,920)   $(77,336)  $(160,891)    $ 15,583     $148,386    $234,684   $       --
===================================================================================================================================
 Cumulative interest
  sensitivity gap as a
  percent of total assets            (3.82)%      (10.35)%     (5.93)%    (12.34)%       1.20%       11.38%      18.00%
 Cumulative interest-earning
  assets as a percent of
  cumulative interest-
  bearing liabilities                77.69%        64.50%      87.33%      82.04%      101.58%      114.38%     122.64%

(1) Interest-earning assets are included in the period in which the balances are expected to be redeployed and/or repriced as a result of anticipated prepayments, scheduled rate adjustments and contractual maturities.
(2) For purposes of the gap analysis, loans receivable includes loans held for sale and non-performing loans gross of the allowance for loan losses, undisbursed loan funds, unamortized discounts and deferred loan fees.
(3) Interest sensitivity gap represents the difference between net interest-earning assets and interest-bearing liabilities.

                                       OCEAN FINANCIAL CORP. AND SUBSIDIARY   11

  Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans, have features which restrict changes in interest rates both on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and decay rates would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their adjustable-rate loans may be impaired in the event of an interest rate increase.

  Another method of analyzing an institution's exposure to interest rate risk is by measuring the change in the institution's net portfolio value ("NPV") under various interest rate scenarios. NPV is the difference between the net present value of assets, liabilities and off-balance sheet contracts. The NPV ratio, in any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The Sensitivity Measure is the decline in the NPV ratio, in basis points, caused by a 2% increase or decrease in rates, whichever produces a larger decline. The higher an institution's Sensitivity Measure is, the greater its exposure to interest rate risk is considered to be. The Company's interest rate sensitivity is monitored by management through the use of an interest rate risk ("IRR") model which measures IRR by modeling the change in NPV over a range of interest rate scenarios. The OTS also produces a similar analysis using its own model, based upon data submitted on the Bank's quarterly Thrift Financial Reports, the results of which may vary from the results provided by the Company's model, primarily due to differences in the assumptions utilized, including estimated loan prepayment rates, reinvestment rates and deposit decay rates. The following table sets forth the Company's NPV as of December 31, 1996, as calculated by the Company.


                                                                 NPV as %
                                                               of Portfolio
Change in                          Net Portfolio Value        Value of Assets
Interest Rates in            -----------------------------------------------------
Basis Points                                                     NPV        %
(Rate Shock)                  Amount    $ Change    % Change    Ratio   Change (1)
----------------------------------------------------------------------------------
(dollars in thousands)
400                           $203,927  $(77,025)       (27.4)%  14.6%   (32.1)%
300                            228,662   (52,290)       (18.6)   16.7    (21.5)
200                            252,117   (28,835)       (10.3)   18.7    (13.0)
100                            268,578   (12,374)        (4.4)   20.2     (6.0)
Static                         280,952        --           --    21.5       --
(100)                          287,584     6,632          2.4    22.5      4.7
(200)                          288,755     7,803          2.8    23.1      7.4
(300)                          290,572     9,620          3.4    23.8     10.7
(400)                          292,625    11,673          4.2    24.8     15.3

(1) Based on the portfolio value of the Company's assets assuming no change in interest rates.

  As is the case with the gap table, certain shortcomings are inherent in the methodology used in the NPV IRR measurements. Modeling changes in NPV require the making of certain assumptions which may tend to oversimplify the manner in which actual yields and costs respond to changes in market interest rates. First, the models assume that the composition of the Company's interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured. Second, the models assume that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Third, the model does not take into account the Company's business or strategic plans. Accordingly, although the NPV measurements do provide an indication of the Company's IRR exposure at a particular point in time, such measurements are not intended to provide a precise forecast of the effect of changes in market interest rates on the Company's net interest income and can be expected to differ from actual results.

ANALYSIS OF NET INTEREST INCOME

  Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income also depends upon the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them.

12   OCEAN FINANCIAL CORP. AND SUBSIDIARY

  The following table sets forth certain information relating to the Company at December 31, 1996 and for each of the years ended December 31, 1996, 1995 and 1994. The yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods shown except where noted otherwise. Average balances are derived from average daily balances for 1996 and 1995, and average month-end balances for 1994. Management does not believe that the use of average monthly balances instead of average daily balances has caused any material differences in the information presented. The yields and costs include fees which are considered adjustments to yields.

                                                                                   Years Ended December 31,
                                     AT DECEMBER 31,     --------------------------------------------------------------------
                                        1996                        1996                                1995
                             ------------------------------------------------------------------------------------------------
                                                                                   AVERAGE                           Average
                                              YIELD/        AVERAGE                 YIELD/     Average                Yield/
                                BALANCE        COST         BALANCE     INTEREST     COST      Balance    Interest     Cost
-----------------------------------------------------------------------------------------------------------------------------
ASSETS:
 Interest-earning assets:
  Interest earning
   deposits and short-
   term investments            $    2,849         5.03%    $    4,872     $   251     5.15%    $  5,245     $   331     6.31%
  Investment securities (1)       174,028         6.65        148,378       9,710     6.54      126,792       7,166     5.65
  Loans receivable, net (2)       679,455         7.78        637,453      50,324     7.89      612,431      48,323     7.89
  Mortgage-backed
   securities (3)                 395,542         6.33        331,669      19,413     5.85      214,348      13,799     6.44
  FHLB stock                        8,457         6.61          8,323         538     6.46        7,679         591     7.70
                               ----------------------------------------------------------------------------------------------
   Total interest-earning
     assets                     1,260,331         7.15      1,130,695      80,236     7.10      966,495      70,210     7.26
                               ----------------------------------------------------------------------------------------------
  Non-interest-earning assets      43,534                      31,810                            22,212
                               ----------------------------------------------------------------------------------------------
   Total assets                $1,303,865                  $1,162,505                          $988,707
                               ==============================================================================================
LIABILITIES AND EQUITY:
 Interest-bearing liabilities:
  Money market
   deposit accounts            $   70,021         2.90%    $   70,209       1,994     2.84%    $ 68,987     $ 2,083     3.02%
  Savings accounts                169,527         2.28        175,060       4,069     2.32      178,973       4,537     2.54
  NOW accounts                     71,168         1.84         72,265       1,371     1.90       69,330       1,483     2.14
  Time deposits                   617,660         5.55        609,620      33,555     5.50      574,844      31,723     5.52
                               ----------------------------------------------------------------------------------------------
   Total                          928,376         4.47        927,154      40,989     4.42      892,134      39,826     4.46
  FHLB borrowings                   8,800         7.13         39,135       2,298     5.87        2,933         178     6.07
  Securities sold under
   agreements to repurchase        99,322         5.69          9,803         570     5.81           --          --
                               ----------------------------------------------------------------------------------------------
  Total interest-bearing
   liabilities                  1,036,498         4.61        976,092      43,857     4.49      895,067      40,004     4.47
                               ----------------------------------------------------------------------------------------------
  Non-interest-bearing
   liabilities                     14,578                      18,778                             9,457
                               ----------------------------------------------------------------------------------------------
   Total liabilities            1,051,076                     994,870                           904,524
  Stockholders' equity            252,789                     167,635                            84,183
                               ----------------------------------------------------------------------------------------------
   Total liabilities and
    equity                     $1,303,865                  $1,162,505                          $988,707
                               ==============================================================================================
 Net interest income                                                      $36,379                           $30,206
                               ==============================================================================================
   Net interest rate spread (4)                   2.54%                               2.61%                             2.79%
                               ==============================================================================================
   Net interest margin (5)                        3.35%                               3.22%                             3.13%
                               ==============================================================================================
   Ratio of interest-earning
    assets to interest-
    bearing liabilities            121.60%                     115.84%                           107.98%
                               ==============================================================================================




                                      Years Ended December 31,
---------------------------------------------------------------
                                               1994
---------------------------------------------------------------
                                                        Average
                                  Average               Yield/
                                  Balance     Interest   Cost
---------------------------------------------------------------
ASSETS:
 Interest-earning assets:
  Interest earning
   deposits and short-
   term investments               $  1,322      $    56  4.24%
  Investment securities (1)        127,762        6,933  5.43
  Loans receivable, net (2)        559,862       42,706  7.63
  Mortgage-backed
   securities (3)                  241,944       13,440  5.56
  FHLB stock                         7,216          548  7.59
                                  ----------------------------
   Total interest-earning
    assets                         938,106       63,683  6.79
                                  ----------------------------
  Non-interest-earning assets       18,282
                                  ----------------------------
   Total assets                   $956,388
                                  ============================

Liabilities and Equity:
 Interest-bearing liabilities:
  Money market
   deposit accounts               $ 78,288      $ 1,899  2.43%
  Savings accounts                 206,131        5,246  2.54
  NOW accounts                      69,934        1,440  2.06
  Time deposits                    511,634       23,545  4.60
                                  ----------------------------
   Total                           865,987       32,130  3.71
  FHLB borrowings                    5,006          243  4.85
  Securities sold under
   agreements to repurchase             --           --
                                  ----------------------------
   Total interest-bearing
    liabilities                    870,993       32,373  3.72
                                  ----------------------------
  Non-interest-bearing
   liabilities                       7,805
                                  ----------------------------
   Total liabilities               878,798
  Stockholders' equity              77,590
                                  ----------------------------
   Total liabilities and equity   $956,388
                                  ============================
 Net interest income                            $31,310
                                  ============================
  Net interest rate spread (4)                           3.07%
                                  ============================
  Net interest margin (5)                                3.34%
                                  ============================
  Ratio of interest-earning
   assets to interest-
   bearing liabilities              107.71%
                                  ============================

(1) Includes investment securities available for sale.
(2) Amount is net of deferred loan fees, undisbursed loan funds, discounts and premiums and estimated loan loss allowances and includes loans held for sale and non-performing loans.
(3) Includes mortgage-backed securities available for sale.
(4) Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(5) Net interest margin represents net interest income divided by average interest-earning assets.

                                       OCEAN FINANCIAL CORP. AND SUBSIDIARY   13

RATE VOLUME ANALYSIS

  The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Company's interest income and interest expense during the periods indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

                                          YEAR ENDED DECEMBER 31, 1996      Year Ended December 31, 1995
                                                  COMPARED TO                       Compared to
                                          YEAR ENDED DECEMBER 31, 1995      Year Ended December 31, 1994
                                        -----------------------------------------------------------------
                                         INCREASE (DECREASE)               Increase (Decrease)
                                                DUE TO                            Due to
                                        ----------------------            ---------------------
                                         VOLUME       RATE        NET      Volume       Rate        Net
---------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS:
 Interest-earning deposits and
  short-term investments                $   (22)      $   (58)  $   (80)  $   236       $    39   $   275
 Investment securities                    1,321         1,223     2,544       (52)          285       233
 Loans receivable                         2,001            --     2,001     4,121         1,496     5,617
 Mortgage-backed securities               6,976        (1,362)    5,614    (1,633)        1,992       359
 FHLB stock                                  47          (100)      (53)       35             8        43
---------------------------------------------------------------------------------------------------------
  Total interest-earning assets          10,323          (297)   10,026     2,707         3,820     6,527
---------------------------------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES:
 Money market deposit accounts               37          (126)      (89)     (243)          427       184
 Savings accounts                           (94)         (374)     (468)     (709)           --      (709)
 NOW accounts                                61          (173)     (112)      (13)           56        43
 Time deposits                            1,945          (113)    1,832     3,123         5,055     8,178
---------------------------------------------------------------------------------------------------------
  Total                                   1,949          (786)    1,163     2,158         5,538     7,696
 FHLB borrowings                          2,126            (6)    2,120      (116)           51       (65)
 Securities sold under
  agreements to repurchase                  570            --       570        --            --        --
---------------------------------------------------------------------------------------------------------
  Total interest-bearing liabilities      4,645          (792)    3,853     2,042         5,589     7,631
---------------------------------------------------------------------------------------------------------
Net change in net interest income       $ 5,678       $   495   $ 6,173   $   665       $(1,769)  $(1,104)
=========================================================================================================

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1996 AND DECEMBER 31, 1995

  Total assets at December 31, 1996 were $1.304 billion, an increase of $267.4 million, or 25.8%, compared to $1.036 billion at December 31, 1995. This growth was funded by $149.9 million in net proceeds from the issuance of common stock in connection with the Bank's Conversion, which was completed on July 2, 1996. The Conversion proceeds were primarily used to repay borrowings and purchase investment and mortgage-backed securities.

  Investment securities available for sale increased by $59.1 million, to a balance of $174.0 million at December 31, 1996, compared to a balance of $114.9 million at December 31, 1995, and mortgage-backed securities increased by $130.4 million to $395.5 million at December 31, 1996 from $265.1 million at December 31, 1995. The increase in investment and mortgage-backed securities is due to the investment of Conversion proceeds and the adoption, in late 1996, of a wholesale leverage strategy designed to improve returns on invested capital. Wholesale leverage growth was funded through securities sold under agreements to repurchase, which increased to $99.3 million at December 31, 1996 from zero at December 31, 1995. The strategy involved the purchase of adjustable-rate mortgage-backed securities funded by short-term repurchase agreements and the purchase of medium term callable agency securities funded by repurchase agreements with maturities through the call date. Loans receivable, net, increased by $66.0 million, or 10.8%, to a balance of $678.7 million at December 31, 1996, compared to a balance of $612.7 million at December 31, 1995. Premises and equipment increased by $6.5 million, or 84.5%, to $14.1 million at December 31, 1996, from $7.6 million at December 31, 1995, as a result of renovations to a building purchased by the Company in July 1995, which is now the site of a new branch office and the Company's administrative facility. The renovation was completed and the building occupied in late 1996. Other assets increased $5.5 million from December 31, 1995 to December 31, 1996, primarily due to the recognition of deferred tax assets relating to the charitable donation and the net unrealized loss on securities available for sale.

  Total deposits at December 31, 1996 were $934.7 million, an increase of $8.2 million, compared to $926.6 million at December 31, 1995. The increase is net of $13.5 million in deposit withdrawals used to fund stock purchases in the Conversion. Stockholders' equity at December 31, 1996 was $252.8 million, compared to $92.4 million at December 31, 1995, an increase of $160.4 million, primarily due to net Conversion proceeds of $149.9 million.

14   OCEAN FINANCIAL CORP. AND SUBSIDIARY

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1996 AND DECEMBER 31, 1995

GENERAL
  The Company incurred a net loss of $1.7 million for the year ended December 31, 1996, as compared to net income of $7.9 million for the year ended December 31, 1995. The 1996 loss was caused by the charitable donation to the Ocean Federal Foundation of 671,046 shares of common stock which resulted in expense recognition of $13.4 million ($9.7 million net of tax), the fair market value of the stock at the time of the donation. (See note 2 to the consolidated financial statements.) Operating results for the year ended December 31, 1996 were further reduced by a special one-time assessment imposed on institutions such as the Bank insured by the Savings Association Insurance Fund ("SAIF") of the FDIC. The special assessment was 65.7 basis points on SAIF assessable deposits as of March 31, 1995. The Company's assessment was $5.7 million ($3.7 million net of taxes). (See note 17 to the consolidated financial statements.)

INTEREST INCOME

  Interest income for the year ended December 31, 1996 was $80.2 million, compared to $70.2 million for the year ended December 31, 1995, an increase of $10.0 million, or 14.3%. The increase in interest income was the result of increases in the average size of the investment and mortgage-backed securities available for sale portfolios, which together increased $138.9 million on average, due to the 1996 purchases relating to the investment of net Conversion proceeds. Many of these purchases were made early in 1996 as the Company prefunded expected Conversion proceeds by increasing FHLB borrowings and investing the borrowed funds in investment and mortgage-backed securities. The FHLB borrowings were then repaid upon consummation of the Conversion. Additionally, the average balance of loans receivable increased by $25.0 million during 1996 as compared to 1995. The overall increase in interest-earning assets was partially offset by the effects of a lower average interest-earning asset yield which decreased to 7.10% for the year ended December 31, 1996, as compared to 7.26% for the year ended December 31, 1995.

INTEREST EXPENSE

  Interest expense for the year ended December 31, 1996 was $43.9 million, compared to $40.0 million for the year ended December 31, 1995, an increase of $3.9 million, or 9.6%. The increase in interest expense for the year ended December 31, 1996, as compared to the same period in 1995 was the result of an increase in the average outstanding balance of both deposits (to $927.2 million for the year ended December 31, 1996, from $892.1 million for the same period in
1995) and Federal Home Loan Bank borrowings (to $39.1 million for the year ended December 31, 1996, from $2.9 million for the same period in 1995).

PROVISION FOR LOAN LOSSES

  For the year ended December 31, 1996, the Company's provision for loan losses was $700,000, compared to $950,000 for the same prior year period. The decrease was partly due to the decline in non-performing loans, which decreased $1.0 million, to $7.7 million at December 31, 1996, from $8.7 million at December 31, 1995. Management of the Company is responsible for the determination of the level of the allowance for loan losses. The allowance for loan losses is maintained at a level sufficient to provide for estimated losses based on evaluating known and inherent risks in the loan portfolio and upon management's continuing analysis of the factors underlying the quality of the loan portfolio. These factors include changes in the size and composition of the loan portfolio, actual loan loss experience, current and anticipated economic conditions, detailed analysis of individual loans for which full collectibility may not be assured, and determination of the existence and realizable value of the collateral and guarantees securing the loan. Additions to this allowance are charged to earnings. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to provide additions to the allowance based upon information available to them at the time of their examination. Although management uses the best information available, future adjustments to the allowance may be necessary due to economic, operating, regulatory and other conditions beyond the Company's control.

OTHER INCOME

  Other income was $2.9 million for the year ended December 31, 1996, an increase of $1.5 million, or 112.5%, compared to the same prior year period. Income from the net gain on sales of loans and securities available for sale increased $618,000 for the year ended December 31, 1996, compared to the same prior year period. The increase was primarily due to the recognition of a $587,000 loss in 1995 on the sale of investment securities available for sale. The net gain from real estate owned increased $396,000 for the year ended December 31, 1996, compared to the same prior year period due to the recognition of $311,000 in gains on the sale of two properties in late 1996. Other income increased $295,000 for the year ended December 31, 1996, compared to the same prior year period due to the recovery of $101,000 from the previous charge off of a financial asset and due to the recognition of $232,000 of income in 1996 relating to increases in the cash surrender value of life insurance policies on Bank officers.

                                       OCEAN FINANCIAL CORP. AND SUBSIDIARY   15

OPERATING EXPENSES

  Operating expenses were $39.2 million for the year ended December 31, 1996, an increase of $21.2 million compared to the same prior year period. The charitable donation to the Ocean Federal Foundation accounted for $13.4 million of the increase. The Bank's share of the special assessment imposed by the FDIC on SAIF-insured institutions of $5.7 million accounted for the increase in federal deposit insurance for the year ended December 31, 1996, as compared to the same prior year period. The increase in compensation and employee benefits expense of $1.6 million for the year ended December 31, 1996, as compared to the same prior year period, was due to the expense associated with the adoption, effective January 1, 1996, of the ESOP. This expense was partly offset by freezing the future accrual of benefits under the Bank's defined benefit pension plan.

  The Company expects that salary and benefits expense may increase during 1997, primarily as a result of the adoption of various employee benefit plans in connection with the Conversion. In this regard, the ESOP, which purchased 8% of the Common Stock sold in the Offering, and the stock programs which will purchase an amount of Common Stock equal to 4% of the Common Stock sold in the Offering, may result in increased salary and benefits expense as interest on and amortization of the ESOP loan and amortization of the stock program awards will be reflected as compensation expense (see notes 13 and 18 to the consolidated financial statements). In addition, the Company expects operating expenses to increase in future periods as a result of the opening of two new branch offices, one in late 1996 and the other in early 1997, and the creation, in the second half of 1996, of the Bank's Commercial Loan Department.

PROVISION FOR INCOME TAXES

  Income tax expense was $1.1 million for the year ended December 31, 1996, compared to $4.7 million for the year ended December 31, 1995.

  The Company has been advised by its independent accountants that the Company's contribution of common stock to the Ocean Federal Foundation is tax deductible, subject to a limitation based on 10% of the Company's annual taxable income. The Company, however, is able to carry forward any unused portion of the deduction for five years following the year in which the contribution is made. Based on the Company's estimate of annual taxable income for the current year and for the next successive five years (the carryforward period), the Company recognized a tax benefit of $3.7 million on the $13.4 million charitable donation. An additional $1.2 million of tax benefit was unrecognized due to the limitations imposed by the tax code. (See notes 2 and 12 to the consolidated financial statements.) The unrecognized tax benefit relating to the charitable donation caused the Company to recognize an income tax expense for 1996 despite a pre-tax book loss.

  Although the Company and the Bank have received an opinion of their independent accountants that the Company will be entitled to the deduction for the charitable contribution, there can be no assurances that the IRS will recognize the Foundation as a Section 501(c)(3) exempt organization or that the deduction will be permitted. In such event, the Company's recorded tax benefit would be reversed, resulting in a reduction in earnings of $3.7 million in the year in which the IRS makes such a determination.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1995 AND DECEMBER 31, 1994

GENERAL

  Net income decreased $1.8 million, or 18.3%, to $7.9 million for the year ended December 31, 1995, from $9.7 million for the year ended December 31, 1994. The decrease was due primarily to a decline in net interest income, which resulted from a decrease in the interest rate spread to 2.79% for the year ended December 31, 1995, from 3.07% for the year ended December 31, 1994. The shift in the composition of the Company's interest-bearing liabilities from core savings accounts to higher yielding certificates of deposit was the primary reason for this decline. Additionally, the Company recognized a loss of $587,000 in 1995 on the sale of investment securities available for sale. Profitability further declined as a result of a decrease in other income (net of the $587,000 loss on the sale of investment securities) and increased operating expenses, partly offset by decreases in the provision for loan losses and the provision for income taxes.

INTEREST INCOME

  Interest income for the year ended December 31, 1995 was $70.2 million, compared to $63.7 million for the year ended December 31, 1994, an increase of $6.5 million, or 10.2%. Increased interest income on loans accounted for substantially all of this increase. The increase in interest income on loans was a result of growth in the average balance of loans outstanding combined with an increase in the average yield. The average balance of loans receivable increased $52.6 million, while the yield on such loans increased by 26 basis points to 7.89% for 1995, from 7.63% for 1994. The growth in loans was attributable to an increase in the origination of ARM loans in the first half of 1995, which the Company maintains in portfolio. The increase in average yield for 1995 over 1994 was a result of the generally higher interest rate environment causing ARM loans to reprice upward.

  Interest income on mortgage-backed securities increased $359,000 for 1995, compared to 1994. The average balance of mortgage-backed securities declined by $27.6 million for 1995, compared to 1994, as a result of principal repayments and limited purchase activity due to an increased demand for loans. The yield on this portfolio, however, increased 88 basis points due to the repricing of adjustable-rate securities. Interest income on investment securities increased $233,000 for 1995, compared to 1994, primarily due to an increase in the average yield of 22 basis points.

16   OCEAN FINANCIAL CORP. AND SUBSIDIARY

INTEREST EXPENSE

  Interest expense for the year ended December 31, 1995 was $40.0 million, compared to $32.4 million for the year ended December 31, 1994, an increase of $7.6 million, or 23.6%. The increase in interest expense was the result of a $26.1 million increase in the average balance of interest-bearing deposits and an increase in the average cost of deposits to 4.46% for 1995, from 3.71% for 1994. The increase in average cost was primarily due to a shift in the composition of deposit accounts from lower-yielding core accounts into higher-yielding certificates of deposit. Average balances on money market deposit and savings accounts decreased by $9.3 million and $27.2 million, respectively, for 1995, compared to 1994, while the average balance of time deposits increased by $63.2 million from 1994 to 1995.

PROVISION FOR LOAN LOSSES

  During the year ended December 31, 1995, the Company's provision for loan losses was $950,000 compared to $1.1 million for the year ended December 31, 1994, a decrease of $179,000. The decrease was partly due to the decline in non-performing loans, which decreased by $2.2 million to $8.7 million at December 31, 1995, from $10.9 million at December 31, 1994.

OTHER INCOME

  Other income decreased to $1.4 million for the year ended December 31, 1995, from $2.1 million for the year ended December 31, 1994. The decrease was primarily due to the recognition of a $587,000 loss in 1995 on the sale of investment securities available for sale. Additionally, fees and service charges declined by $82,000 in 1995, as compared to 1994. The decrease in this category can be attributed to a $112,000 decrease in mortgage loan servicing income.

OPERATING EXPENSES

  Operating expenses increased to $18.0 million for the year ended December 31, 1995, from $17.1 million for the year ended December 31, 1994. Compensation and employee benefits increased $383,000, or 4.6%, primarily due to annual salary increases. Advertising expense increased by $120,000 to $836,000 for 1995, from $716,000 for 1994, as a result of increased advertising to maintain loan volume and market presence. General and administrative expenses increased $355,000, or 13.8%, to $2.9 million for 1995, compared to 1994.

PROVISION FOR INCOME TAXES

  Income tax expense was $4.7 million for the year ended December 31, 1995, compared to $5.4 million for the year ended December 31, 1994. The decrease in the provision for income taxes was primarily the result of the decrease in earnings before income taxes. The effective tax rate for 1995 was 37.0%, an increase of 1.3% over the 35.7% effective tax rate for 1994. The increase in the effective tax rate for 1995 can be attributed to the non-deductibility of certain expenses incurred by the Company.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's primary sources of funds are deposits, principal and interest payments on loans, FHLB and other borrowings and, to a lesser extent, investment maturities and proceeds from the sale of loans. While scheduled amortization of loans are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. The Company has other sources of liquidity if a need for additional funds arises, including an overnight line of credit and advances from the FHLB. At December 31, 1996, the Company had $8.8 million in overnight borrowings outstanding from the FHLB, representing a decrease from $10.4 million at December 31, 1995. The Company utilizes the overnight line from time-to-time to fund short-term liquidity needs. The Company also borrowed $99.3 million at December 31, 1996, through securities sold under agreements to repurchase. These borrowings were used to fund a wholesale leverage strategy designed to improve returns on invested capital.

  The Company's cash needs for the year ended December 31, 1996 were principally provided by net proceeds of common stock issuance, securities sold under agreements to repurchase, maturities of investment securities and principal payments on loans and mortgage-backed securities. The cash provided was principally used for investing activities, which included the purchase of investment and mortgage-backed securities and the origination of loans. For the year ended December 31, 1995, the cash needs of the Company were primarily satisfied by growth in the deposit base, investment sales and maturities and principal payments on loans and mortgage-backed securities. The cash was principally utilized for loan originations, purchases of investment and mortgage-backed securities and repayment of FHLB borrowings.

  Federal regulations require the Bank to maintain minimum levels of liquid assets. The required percentage has varied from time-to-time based upon economic conditions and savings flows and is currently 5% of net withdrawable savings deposits and borrowings payable on demand or in one year or less during the preceding calendar month. Liquid assets for purposes of this ratio include cash, accrued interest receivable, certain time deposits, U.S. Treasury and Government agencies and other securities and obligations generally having remaining maturities of less than five years. The levels of these assets are dependent on the Bank's operating, financing, lending and investing activities during any given period. As of December 31, 1996 and December 31, 1995, the Bank's liquidity ratios were 17.5% and 17.2%, respectively, both in excess of the 5% minimum regulatory requirement.

                                       OCEAN FINANCIAL CORP. AND SUBSIDIARY   17

  At December 31, 1996, the Bank exceeded all of its regulatory capital requirements with tangible capital of $165.5 million, or 12.7% of total adjusted assets, which is above the required level of $19.6 million, or 1.5%; core capital of $165.5 million, or 12.7% of total adjusted assets, which is above the required level of $39.1 million, or 3.0%; and risk-based capital of $171.2 million, or 32.0% of risk-weighted assets, which is above the required level of $42.8 million, or 8.0%. The Bank is considered a "well-capitalized" institution under the Office of Thrift Supervision's prompt corrective action regulations.

IMPACT OF INFLATION AND CHANGING PRICES

  The consolidated financial statements and notes thereto presented herein have been prepared in accordance with GAAP, which require the measurement of financial position and operating results in terms of historical dollar amounts without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike industrial companies, nearly all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

IMPACT OF NEW ACCOUNTING STANDARDS

  In October 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). This Statement establishes financial accounting and reporting standards for stock-based employee compensation plans.

  SFAS 123 encourages all entities to adopt the "fair value based method" of accounting for employee stock compensation plans. However, SFAS 123 also allows an entity to continue to measure compensation cost under such plans using the "intrinsic value based method." Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, usually the vesting period. Fair value is determined using an option pricing model that takes into account the stock price at the grant date, the exercise price, the expected life of the option, the volatility of the underlying stock and the expected dividends on it, and the risk-free interest rate over the expected life of the option. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. Most stock plans have no intrinsic value at date of grant, and under previous accounting guidance, no compensation cost was to be recognized.

  The accounting requirements of this Statement are effective for transactions entered into in fiscal years that begin after December 15, 1995. The Statement had no effect on the Company in 1996; however, the Company will adopt the provisions of the Statement in 1997 in connection with shareholder ratification of the Ocean Financial Corp. 1997 Incentive Plan on February 4, 1997. The Company intends to account for compensation cost under the intrinsic value based method and will provide pro forma disclosures for awards granted in 1997, and thereafter. Such disclosures include net income and earnings per share as if the fair value based method of accounting had been applied.

  In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (SFAS 125). SFAS 125 amends portions of SFAS 115, amends and extends to all servicing assets and liabilities the accounting standards for mortgage servicing rights now in SFAS 65, and supersedes SFAS 122. The statement provides consistent standards for distinguishing transfers of financial assets, which are sales, from transfers that are secured borrowings. Those standards are based upon consistent application of a financial components approach that focuses on control. The statement also defines accounting treatment for servicing assets and other retained interests in assets that are transferred. SFAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 except for certain provisions which were deferred until January 1, 1998 by SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125," issued in December 1996. The adoption of these statements is to be applied prospectively and is not expected to have a material effect on the Company's financial condition or results of operations.

18   OCEAN FINANCIAL CORP. AND SUBSIDIARY

OCEAN FINANCIAL CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
December 31, 1996 and 1995
(dollars in thousands, except per share amounts)


                                                            1996           1995
--------------------------------------------------------------------------------
ASSETS
Cash and due from banks                               $    5,372      $    8,022
Investment securities available for sale (notes
 4, 11 and 14)                                           174,028         114,881
Federal Home Loan Bank of New York stock, at cost          8,457           7,723
Mortgage-backed securities available for sale
 (notes 5, 11 and 14)                                    395,542         265,113
Loans receivable, net (notes 6 and 14)                   678,728         612,696
Mortgage loans held for sale                                 727           1,894
Interest and dividends receivable (note 7)                 9,757           7,480
Real estate owned, net (note 9)                            1,555           1,367
Premises and equipment, net (note 8)                      14,100           7,641
Servicing asset (note 6)                                   1,743           1,222
Other assets (note 12)                                    13,856           8,406
--------------------------------------------------------------------------------
  Total assets                                        $1,303,865      $1,036,445
================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits (note 10)                                    $  934,730      $  926,558
Federal Home Loan Bank borrowings                          8,800          10,400
Securities sold under agreements to repurchase
 (note 11)                                                99,322              --
Advances by borrowers for taxes and insurance              3,832           3,321
Other liabilities (notes 12 and 13)                        4,392           3,815
--------------------------------------------------------------------------------
  Total liabilities                                    1,051,076         944,094
--------------------------------------------------------------------------------
Stockholders' Equity (notes 2, 3, 12, 13 and 18):
 Preferred stock, $.01 par value,
  5,000,000 shares authorized, no shares issued               --              --
 Common stock, $.01 par value, 55,000,000
  shares authorized, 9,059,124 shares issued and
  outstanding at December 31, 1996                            91              --
 Additional paid-in capital                              176,812              --
 Unallocated Common Stock held by Employee Stock
  Ownership Plan                                         (12,331)             --
 Retained earnings -- substantially restricted            88,552          90,281
 Net unrealized (loss) gain on securities
  available for sale, net of tax                            (335)          2,070
--------------------------------------------------------------------------------
  Total stockholders' equity                             252,789          92,351
--------------------------------------------------------------------------------
Commitments and contingencies (note 14)
  Total liabilities and stockholders' equity          $1,303,865      $1,036,445
================================================================================

See accompanying notes to consolidated financial statements.

                                       OCEAN FINANCIAL CORP. AND SUBSIDIARY   19

OCEAN FINANCIAL CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 1996, 1995 and 1994
(dollars in thousands, except per share amounts)


                                                      1996       1995       1994
--------------------------------------------------------------------------------
INTEREST INCOME:
 Loans                                             $50,324    $48,323    $42,706
 Mortgage-backed securities                         19,413     13,799     13,440
 Investment securities and other                    10,499      8,088      7,537
--------------------------------------------------------------------------------
  Total interest income                             80,236     70,210     63,683
--------------------------------------------------------------------------------

INTEREST EXPENSE:
 Deposits (note 10)                                 40,989     39,826     32,130
 Borrowed funds                                      2,868        178        243
--------------------------------------------------------------------------------
  Total interest expense                            43,857     40,004     32,373
--------------------------------------------------------------------------------
  Net interest income                               36,379     30,206     31,310
Provision for loan losses (note 6)                     700        950      1,129
--------------------------------------------------------------------------------
  Net interest income after provision for loan
   losses                                           35,679     29,256     30,181
--------------------------------------------------------------------------------

OTHER INCOME:
 Fees and service charges (note 6)                   1,819      1,603      1,685
 Net gain (loss) on sales of loans and
  securities available for sale (notes 4 and 6)        278       (340)       182
 Net income from (cost of) other real estate
  operations                                           355        (41)         8
 Other                                                 429        134        182
--------------------------------------------------------------------------------
  Total other income                                 2,881      1,356      2,057
--------------------------------------------------------------------------------

OPERATING EXPENSES:
 Compensation and employee benefits (note 13)       10,296      8,707      8,324
 Occupancy (note 14)                                 1,882      1,721      1,652
 Equipment                                             862        879        958
 Advertising                                           818        836        716
 Federal deposit insurance (note 17)                 8,051      2,199      2,167
 Data processing                                       941        737        715
 General and administrative                          2,937      2,927      2,572
 Charitable donation (notes 2 and 12)               13,419         --         --
--------------------------------------------------------------------------------
  Total operating expenses                          39,206     18,006     17,104
--------------------------------------------------------------------------------
  Income (loss) before provision for income
   taxes                                              (646)    12,606     15,134
Provision for income taxes (note 12)                 1,083      4,659      5,405
--------------------------------------------------------------------------------
  Net income (loss)                                $(1,729)   $ 7,947    $ 9,729
================================================================================
Loss per share (based on net loss from July 2,
 1996 to December 31, 1996)                         $(0.78)       N/A        N/A

See accompanying notes to consolidated financial statements.

20   OCEAN FINANCIAL CORP. AND SUBSIDIARY

OCEAN FINANCIAL CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
For the Years Ended December 31, 1996, 1995 and 1994
(dollars in thousands)

                                                                                                           Net
                                                                                                    Unrealized
                                                                      Employee                     Gain (Loss)
                                                         Additional      Stock                   On Securities
                                                 Common     Paid-In  Ownership   Retained        Available For
                                                  Stock     Capital       Plan   Earnings     Sale, Net of Tax       Total
--------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993                        $--    $     --   $     --    $72,605              $    --    $ 72,605
Net income for the year ended
 December 31, 1994                                   --          --         --      9,729                   --       9,729
--------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                         --          --         --     82,334                   --      82,334
Net income for the year ended
 December 31, 1995                                   --          --         --      7,947                   --       7,947
Change in net unrealized gain (loss)
 on securities available for sale, net of tax        --          --         --         --                2,070       2,070
--------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995                         --          --         --     90,281                2,070      92,351
Sale of 8,388,078 shares of
 common stock in conversion                          84     163,216         --         --                   --     163,300
Donation of 671,046 shares of
 common stock to the Ocean
 Federal Foundation at par value                      7      13,414         --         --                   --      13,421
Acquisition of 671,046 shares of stock
 by ESOP                                             --          --    (13,421)        --                   --     (13,421)
Allocation of ESOP stock                             --          --      1,090         --                   --       1,090
ESOP adjustment                                      --         182         --         --                   --         182
Change in net unrealized gain (loss)
 on securities available for sale, net of tax        --          --         --         --               (2,405)     (2,405)
Net loss for the year ended
 December 31, 1996                                   --          --         --     (1,729)                  --      (1,729)
--------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996                        $91    $176,812   $(12,331)   $88,552              $  (335)   $252,789
==========================================================================================================================

See accompanying notes to consolidated financial statements.

                                       OCEAN FINANCIAL CORP. AND SUBSIDIARY   21

OCEAN FINANCIAL CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 1996, 1995 and 1994
(dollars in thousands)

                                                                                    1996             1995            1994
-------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)                                                             $  (1,729)        $  7,947        $  9,729
-------------------------------------------------------------------------------------------------------------------------
 Adjustments to reconcile net income (loss)
  to net cash provided by operating activities:
   Donation of 671,046 shares of common stock to the
     Ocean Federal Foundation                                                     13,419               --              --
   Depreciation and amortization of premises and equipment                           760              810             966
   Amortization of ESOP                                                            1,090               --              --
   ESOP adjustment                                                                   182               --              --
   Amortization of servicing asset                                                   204              106             141
   Net premium amortization in excess of discount accretion on securities          1,761              585             644
   Net accretion of deferred fees and discounts in
     excess of premium amortization on loans                                        (487)            (535)           (917)
   Provision for loan losses                                                         700              950           1,129
   Deferred taxes                                                                 (3,263)             385             883
   Net gain on sales of real estate owned                                           (507)            (256)           (417)
   Net (gain) loss on sales of loans and securities available for sale              (278)             340            (182)
   Proceeds from sales of mortgage loans held for sale                            24,173           19,108          16,760
   Mortgage loans originated for sale                                            (23,453)         (21,264)        (15,946)
   Increase in interest and dividends receivable                                  (2,277)            (251)           (839)
   Increase in other assets                                                         (830)          (4,160)         (2,799)
   Increase (decrease) in other liabilities                                          577            1,371          (1,231)
-------------------------------------------------------------------------------------------------------------------------
     Total adjustments                                                            11,771           (2,811)         (1,808)
-------------------------------------------------------------------------------------------------------------------------
   Net cash provided by operating activities                                      10,042            5,136           7,921
-------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Net increase in loans receivable                                                (68,429)         (23,588)        (55,320)
 Proceeds from sales of investment securities available for sale                      --           63,713              --
 Purchase of investment securities available for sale                           (105,006)         (29,976)             --
 Purchase of mortgage-backed securities available for sale                      (251,004)         (34,575)             --
 Purchase of investment securities held to maturity                                   --          (54,975)        (31,973)
 Purchase of mortgage-backed securities held to maturity                              --          (53,915)        (50,042)
 Principal payments on mortgage-backed securities available for sale             117,048               --              --
 Principal payments on mortgage-backed securities held to maturity                    --           50,193          65,978
 Proceeds from maturities of investments available for sale                       43,858               --              --
 Proceeds from maturities of investment securities held to maturity                   --           33,624          31,573
 Purchases of Federal Home Loan Bank of New York stock                              (734)            (400)           (643)
 Proceeds from sales of real estate owned                                          2,503            3,261           4,571
 Purchases of premises and equipment                                              (7,219)          (4,121)           (885)
-------------------------------------------------------------------------------------------------------------------------
   Net cash used in investing activities                                        (268,983)         (50,759)        (36,741)
-------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Increase in deposits                                                              8,172           59,138           8,959
 (Decrease) increase in Federal Home Loan Bank borrowings                         (1,600)          (5,900)         16,300
 Increase in securities sold under agreements to repurchase                       99,322               --              --
 Increase in advances by borrowers for taxes and insurance                           511              168             680
 Net proceeds of common stock issuance                                           149,886               --              --
-------------------------------------------------------------------------------------------------------------------------
   Net cash provided by financing activities                                     256,291           53,406          25,939
-------------------------------------------------------------------------------------------------------------------------
 Net (decrease) increase in cash and due from banks                               (2,650)           7,783          (2,881)
 Cash and due from banks at beginning of year                                      8,022              239           3,120
-------------------------------------------------------------------------------------------------------------------------
 Cash and due from banks at end of year                                        $   5,372         $  8,022        $    239
=========================================================================================================================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Cash paid during the year for:
  Interest                                                                     $  43,624         $ 39,849        $ 32,362
  Income taxes                                                                     4,231            3,873           5,036
 Noncash investing activities:
  Transfer of loans receivable to real estate owned                                2,184            2,792           2,678
  Transfer of investment and mortgage-backed securities
   from held to maturity to available for sale                                        --          382,713              --
  Mortgage loans securitized into mortgage-backed securities                   $  23,392         $ 17,180        $ 14,771
=========================================================================================================================

See accompanying notes to consolidated financial statements.

22   OCEAN FINANCIAL CORP. AND SUBSIDIARY

OCEAN FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1996 and 1995


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  As more fully described in note 2, Ocean Federal Savings Bank (the "Bank") converted from a mutual savings bank to a capital stock savings bank on July 2, 1996. As part of the conversion, Ocean Financial Corp. (the "Company") was formed, acquired all of the Bank's conversion stock, and issued its common stock in a subscription offering. The acquisition of the Bank's conversion stock was accounted for similar to a pooling of interests and, therefore, the financial condition and results of operations of the Bank prior to July 2, 1996 became the financial condition and results of operations of the Company.

Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Ocean Federal Savings Bank, and its wholly-owned subsidiary, Dome Financial Services, Inc. (inactive). All significant intercompany accounts and transactions have been eliminated in consolidation.

Business

  The Bank provides a range of banking services to customers through a network of branches in Ocean and Middlesex Counties in New Jersey. The Bank is subject to competition from other financial institutions; it is also subject to the regulations of certain regulatory agencies and undergoes periodic examinations by those regulatory authorities.

Basis of Financial Statement Presentation

  The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated statement of financial condition and revenues and expenses for the period then ended. Actual results could differ significantly from those estimates and assumptions.

  Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in settlement of loans. In connection with the determination of the allowances for loan losses and Real Estate Owned (REO), management obtains independent appraisals for significant properties.

Cash Equivalents

  Cash equivalents consist of interest-bearing deposits in other financial institutions and loans of Federal funds. For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

Investment and Mortgage-Backed Securities

 Investment and mortgage-backed securities identified as held to maturity are carried at cost, adjusted for amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income using a method which approximates a level yield over the estimated average life of the security. Management determines the appropriate classification of securities at the time of purchase. If management has the intent and the Bank has the ability at the time of purchase to hold securities until maturity, they are classified as held to maturity.

  Debt securities not intended to be held to maturity are classified as available for sale. Securities available for sale include securities that management intends to use as part of its asset/liability management strategy. Such securities are carried at fair value and unrealized gains and losses, net of related tax effect, are excluded from earnings, but are included as a separate component of stockholders' equity. Gains or losses on the sale of such securities are included in other income using the specific identification method.

  As permitted by the Financial Accounting Standards Board's, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities," the Company reassessed the classification of its held to maturity portfolios. As a result of such reassessment, the Company transferred, on December 20, 1995, securities with a book value of $382,713,000 and a fair value of $385,361,000, from held to maturity to available for sale. In connection with such transfer, an unrealized gain, net of deferred income taxes, of $1,695,000 was recognized and classified as a separate component of stockholders' equity.

Loans Receivable

  Loans receivable, other than loans held for sale, are stated at unpaid principal balance less unearned discounts, unamortized premiums, net deferred loan origination and commitment fees, and the allowance for loan losses. Discounts and premiums are recognized in income using the level-yield method over the estimated lives of the loans.

  Loan origination and commitment fees and certain direct loan origination costs are deferred and the net fee or cost is recognized in interest income using the level-yield method over the contractual life of the specifically identified loans, adjusted for actual prepayments.

  Loans in which interest is more than 90 days past due, including impaired loans and other loans in the process of foreclosure are placed on nonaccrual status. Interest income previously accrued on these loans, but not yet received, is reversed in the current period. Any interest subsequently collected is credited to income in the period of recovery. A loan is returned to accrual status when all amounts due have been received and the remaining principal balance is deemed collectible.

  A loan is considered impaired when it is deemed probable that the Company will not collect all amounts due according to the contractual terms of the loan agreement. The Company has defined the population of impaired loans to be all non-accrual commercial real estate, multi-family and land loans. Impaired loans are individually assessed to determine that the loan's carrying value is not in excess of the fair value of the collateral or the present value of the loan's expected future cash flows. Smaller balance homogeneous loans that are collectively evaluated for impairment, such as residential mortgage loans and installment loans, are specifically excluded from the impaired loan portfolio.

                                       OCEAN FINANCIAL CORP. AND SUBSIDIARY   23

Mortgage Loans Held for Sale

  The Company may periodically sell all or part of its 30-year fixed rate, conforming loan originations while retaining all other types of loan originations for its loan portfolio. Mortgage loans intended for sale are carried at the lower of unpaid principal balance, net, or market value on an aggregate basis.

Allowance for Loan Losses

  The adequacy of the allowance for loan losses is based on management's evaluation of the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and current economic conditions. Additions to the allowance arise from charges to operations through the provision for loan losses or from the recovery of amounts previously charged off. The allowance is reduced by loan charge-offs. Loans are charged off when management believes such loans are uncollectible.

 Management believes that the allowance for losses on loans is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions in the Company's market area. In addition, various regulatory agencies, as an integral part of their routine examination process, periodically review the Bank's allowance for losses on loans. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

Sale of Loans with Servicing Retained

  Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" (SFAS No. 122), which requires the recognition as separate assets the rights to service mortgage loans for others that have been acquired through either the purchase or origination of a loan. At the time of sale or securitization of loans with servicing rights retained, the Company allocates the total cost of the mortgage loans to the mortgage servicing rights and the loans based on their relative fair values.

  The fair value of capitalized originated mortgage servicing rights is determined based on the estimated discounted net cash flows to be received. Originated mortgage servicing rights are amortized in proportion to and over the period of estimated net loan servicing income. These capitalized mortgage servicing rights are periodically reviewed for impairment based on the fair value of those rights. Adoption of SFAS No. 122 did not have a material impact on the Company's financial position or results of operations.

Real Estate Owned

  Real estate owned is carried at fair value, less estimated costs to sell. When a property is acquired, the excess of the loan balance over fair value is charged to the allowance for loan losses. A reserve for real estate owned has been established to provide for subsequent declines in the fair values of properties. Real estate owned is carried net of the related reserve. Operating results from real estate owned, including rental income, operating expenses, and gains and losses realized from the sales of real estate owned, are recorded as incurred.

Premises and Equipment

  Land is carried at cost and premises and equipment, including leasehold improvements, are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets or leases. Repair and maintenance items are expensed and improvements are capitalized. Gains and losses on dispositions are reflected in current operations.

Income Taxes

  The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Pension Plan

  Pension plan costs based on actuarial computation of current and future benefits for employees are charged to expense. The Company funds the Plan based on the maximum amount that can be deducted for Federal income tax purposes.

Contributions

  Contributions made shall be recognized as expenses in the period made and as decreases of assets or increases of liabilities depending on the form of the benefits given. Contributions made shall be measured at the fair values of the asset given or, if made in the form of a settlement or cancellation of a donee's liabilities, at the fair value of the liabilities canceled.

Loss Per Share

  Loss per share is computed by dividing net loss by the weighted average number of shares of common stock and dilutive common stock equivalents outstanding, adjusted for the unallocated portion of shares held by the Employee Stock Ownership Plan ("ESOP") in accordance with the American Institute of Certified Public Accountants' Statement of Position 93-6. For the period from July 2, 1996, (date of conversion) to December 31, 1996, the weighted average number of shares of common stock and common stock equivalents outstanding (adjusted for unallocated ESOP shares) was 8,429,877. Loss per share for 1996 was computed on net loss for the period from July 2, 1996 (conversion date) through December 31, 1996. Per share amounts are not presented for periods prior to conversion to stock form, as no stock was outstanding.

(2) STOCK FORM OF OWNERSHIP

  On August 17, 1995, the Board of Directors of the Bank adopted a Plan of Conversion to convert from a federally chartered mutual savings bank to a federally chartered stock savings bank with the concurrent formation of a holding company. As part of the conversion, the Company was incorporated under Delaware law on November 21, 1995. The Company completed

24   OCEAN FINANCIAL CORP. AND SUBSIDIARY
its initial public offering on July 2, 1996 with the issuance of 8,388,078 shares of common stock to the Bank's eligible depositors and the Bank's Employee Stock Ownership Plan (the "ESOP"), resulting in proceeds of $163.3 million (net of $4.5 million in costs). The Company retained $81.6 million of the net proceeds and used the remaining net proceeds to purchase all of the outstanding stock of the Bank.

  Concurrent with the close of the conversion, an additional 671,046 shares of common stock (8% of the offering) were issued and donated by the Company to the Ocean Federal Foundation (the "Foundation"), a private foundation dedicated to charitable purposes within Ocean County, New Jersey and its neighboring communities. The fair market value of the contribution of $13.4 million was reflected as a current expense and as an increase to capital stock and paid in capital for the same amount. The Company also recorded a related tax benefit of $3.7 million with a corresponding increase to the Company's deferred tax assets. Although the Company and the Bank have received an opinion of their independent accountants that the Company will be entitled to the deduction for the charitable contribution, there can be no assurances that the IRS will recognize the Foundation as a Section 501(c)(3) exempt organization or that the deduction will be permitted. In such event, the Company's contribution to the Foundation would be fully expensed, resulting in a further reduction in earnings of $3.7 million in the year in which the IRS makes such a determination.

  At the time of the conversion, the Bank established a liquidation account with a balance equal to its retained earnings at March 31, 1996. The balance in the liquidation account at December 31, 1996 was approximately $48.1 million. The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their accounts at the Bank after the conversion. The liquidation account will be reduced annually to the extent that the eligible account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held.

  The Company may not declare or pay cash dividends on or repurchase any of its shares of common stock if the effect thereof would cause stockholders' equity to be reduced below applicable regulatory capital maintenance requirements, the amount required for the liquidation account, or if such declaration and payment would otherwise violate regulatory requirements.

(3) REGULATORY MATTERS

  Office of Thrift Supervision (OTS) regulations require savings institutions to maintain minimum levels of regulatory capital. Under the regulations in effect at December 31, 1996, the Bank was required to maintain a minimum ratio of tangible capital to total adjusted assets of 1.5%; a minimum ratio of Tier 1
(core) capital to total adjusted assets of 3.0%; and a minimum ratio of total (core and supplementary) capital to risk-weighted assets of 8.0%.

  Under its prompt corrective action regulations, the OTS is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on the institution's financial statements. The regulations establish a framework for the classification of savings institutions into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally, an institution is considered well capitalized if it has a Tier 1 ratio of at least 6.0%; and a total risk-based capital ratio of at least 10.0%. At December 31, 1996 and 1995 the Bank was considered well capitalized.

  The following is a summary of the Bank's actual capital amounts and ratios as of December 31, 1996 and 1995, compared to the OTS minimum capital adequacy requirements and the OTS requirements for classification as a well capitalized institution (in thousands).

                                                      For                 To be well
                                                    capital               capitalized
                                                   adequacy              under prompt
                                  Actual           purposes            corrective action
                             ------------------------------------------------------------
                              Amount      Ratio     Amount     Ratio  Amount        Ratio
-----------------------------------------------------------------------------------------
AS OF DECEMBER 31, 1996:
 Tangible capital           $165,537      12.7%     $19,563    1.5%  $    --           --%
 Core capital                165,537      12.7       39,126    3.0    65,210          5.0
 Tier 1 risk-based
  capital                    165,537      31.0       21,386    4.0    32,080          6.0
 Risk-based capital          171,199      32.0       42,773    8.0    53,466         10.0

As of December 31, 1995:
 Tangible capital           $ 90,281       8.7%     $15,523    1.5%  $    --           --%
 Core capital                 90,281       8.7       31,047    3.0    51,744          5.0
 Tier 1 risk-based
  capital                     90,281      20.1       17,939    4.0    26,909          6.0
 Risk-based capital           95,712      21.3       35,878    8.0    44,848         10.0
==========================================================================================

  OTS regulations impose limitations upon all capital distributions by savings institutions, like the Bank, such as dividends and payments to repurchase or otherwise acquire shares. Based on these limitations, approximately $35,371,000 of the Bank's retained earnings is unavailable for distribution to the Company.

(4) INVESTMENT SECURITIES

  The amortized cost and estimated market value of investment securities at December 31, 1996 and December 31, 1995 are as follows (in thousands):


                                                   Gross        Gross  Estimated
                                   Amortized  Unrealized   Unrealized     Market
DECEMBER 31, 1996                     Cost         Gains       Losses      Value
--------------------------------------------------------------------------------
Investment Securities
 Available for Sale:
  United States Government
   and agency obligations           $175,003        $172     $(1,848)   $173,327
  State and municipal obligations        693           8          --         701
--------------------------------------------------------------------------------
                                    $175,696        $180     $(1,848)   $174,028
================================================================================
                                                   Gross       Gross   Estimated
                                   Amortized  Unrealized  Unrealized      Market
December 31, 1995                       Cost       Gains      Losses       Value
--------------------------------------------------------------------------------
Investment Securities
 Available for Sale:
  United States Government
   and agency obligations           $112,956        $386     $   (40)   $113,302
  State and municipal obligations      1,549          30          --       1,579
--------------------------------------------------------------------------------
                                    $114,505        $416     $   (40)   $114,881
================================================================================


                                        OCEAN FINANCIAL CORP. AND SUBSIDIARY  25

  The amortized cost and estimated market value of investment securities at December 31, 1996 by contractual maturity, are shown below (in thousands). Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                       Estimated
                                            Amortized     Market
DECEMBER 31, 1996                                Cost      Value
----------------------------------------------------------------
Investment Securities
 Available For Sale:
  Due in one year or less                    $    250   $    250
  Due after one year through five years       110,311    109,448
  Due after five years through ten years       65,000     64,195
  Due after ten years                             135        135
----------------------------------------------------------------
                                             $175,696   $174,028
================================================================

  Gross losses on the sale of investment securities available for sale of $587,000 were realized in 1995. There were no sales of investment securities for the years ended December 31, 1996 and 1994.

(5) MORTGAGE-BACKED SECURITIES
  The amortized cost and estimated market value of mortgage-backed securities at December 31, 1996 and December 31, 1995 are as follows (in thousands):

                                              Gross       Gross   Estimated
                              Amortized  Unrealized  Unrealized      Market
DECEMBER 31, 1996                  Cost       Gains      Losses       Value
---------------------------------------------------------------------------
Mortgage-Backed Securities
 Available for Sale:
  FHLMC                        $316,773      $2,084     $(1,122)   $317,735
  FNMA                           69,190         480        (562)     69,108
  GNMA                            2,800         131          --       2,931
  Collaterized mortgage
   obligations                    5,643         126          (1)      5,768
---------------------------------------------------------------------------
                               $394,406      $2,821     $(1,685)   $395,542
===========================================================================
                                              Gross       Gross   Estimated
                              Amortized  Unrealized  Unrealized      Market
December 31, 1995                  Cost       Gains      Losses       Value
---------------------------------------------------------------------------
Mortgage-Backed Securities
 Available For Sale:
  FHLMC                        $221,822      $2,340     $  (278)   $223,884
  FNMA                           27,307         317          --      27,624
  GNMA                            3,561         202          --       3,763
  Collaterized mortgage
   obligations                    9,564         278          --       9,842
---------------------------------------------------------------------------
                               $262,254      $3,137     $  (278)   $265,113
===========================================================================

  Collateralized mortgage obligations issued by FHLMC, FNMA and private interests amounted to $4,143,000, $697,000 and $928,000, respectively, at December 31, 1996 and $7,377,000, $850,000 and $1,337,000, respectively, at
December 31, 1995.

  The contractual maturities of mortgage-backed securities generally exceed 20 years; however, the effective lives are expected to be shorter due to anticipated prepayments.


(6) Loans Receivable, Net

 A summary of loans receivable at December 31, 1996 and 1995 follows (in thousands):

December 31,                        1996       1995
---------------------------------------------------
Real estate mortgage:
 One to four-family             $626,857   $572,632
 Commercial real estate,
  multi-family and land           15,613     14,939
 FHA insured & VA guaranteed         941        484
---------------------------------------------------
                                 643,411    588,055
Real estate construction           9,287      8,153
Consumer                          36,860     26,867
Commercial                            21         --
---------------------------------------------------
  Total loans                    689,579    623,075
---------------------------------------------------

Loans in process                  (3,517)    (2,687)
Deferred fees                     (1,302)    (1,679)
Unearned discount                    (11)       (12)
Allowance for loan losses         (6,021)    (6,001)
---------------------------------------------------
                                 (10,851)   (10,379)
---------------------------------------------------
                                $678,728   $612,696
===================================================

  At December 31, 1996, 1995 and 1994, loans in the amount of $7,697,000, $8,671,000 and $10,939,000, respectively, were three or more months delinquent or in the process of foreclosure and the Company was not accruing interest income. If these loans had continued to realize interest in accordance with their contractual terms, approximately $345,000, $428,000 and $607,000 of additional interest income would have been recognized for the years ended December 31, 1996, 1995 and 1994, respectively. The Company was not committed to lend additional funds on any nonaccrual loans at December 31, 1996.

  An analysis of the allowance for loan losses for the years ended December 31, 1996, 1995 and 1994 is as follows (in thousands):

Year Ended December 31,              1996     1995      1994
------------------------------------------------------------
Balance at beginning of year       $6,001   $5,608   $ 5,504
Provision charged to operations       700      950     1,129
Charge-offs                          (692)    (568)   (1,053)
Recoveries                             12       11        28
------------------------------------------------------------
Balance at end of year             $6,021   $6,001   $ 5,608
============================================================

  At December 31, 1996, 1995 and 1994, the Company serviced loans for others in the amount of $152,717,000, $143,115,000 and $133,652,000, respectively.
  An analysis of the servicing asset for the years ended December 31, 1996, 1995 and 1994 is as follows (in thousands):

Year Ended December 31,          1996     1995     1994
-------------------------------------------------------
Balance at beginning of year    $1,222   $  819   $ 642
Additions                          725      509     318
Amortization                      (204)    (106)   (141)
-------------------------------------------------------
Balance at end of year          $1,743   $1,222   $ 819
=======================================================


26   OCEAN FINANCIAL CORP. AND SUBSIDIARY

(7) INTEREST AND DIVIDENDS RECEIVABLE

  A summary of interest and dividends receivable at December 31, 1996 and 1995 follows (in thousands):

December 31,                                                  1996       1995
------------------------------------------------------------------------------
Loans                                                        $ 3,567   $ 3,554
Investment securities                                          2,811     1,527
Mortgage-backed securities                                     3,379     2,399
------------------------------------------------------------------------------
                                                             $ 9,757   $ 7,480
==============================================================================

(8) PREMISES AND EQUIPMENT, NET

 Premises and equipment at December 31, 1996 and 1995 are summarized as follows (in thousands):


December 31,                                                    1996      1995
------------------------------------------------------------------------------
Land                                                         $ 3,195   $ 2,971
Buildings and improvements                                    10,260     4,107
Leasehold improvements                                         1,101     1,097
Furniture and equipment                                        4,448     3,666
Automobiles                                                      130        88
Construction in progress                                         735     1,452
------------------------------------------------------------------------------
 Total                                                        19,869    13,381
Accumulated depreciation and amortization                     (5,769)   (5,740)
------------------------------------------------------------------------------
                                                             $14,100   $ 7,641
==============================================================================

(9) REAL ESTATE OWNED, NET

  An analysis of the allowance for losses on real estate owned for the years ended December 31, 1996, 1995 and 1994 is as follows (in thousands):

Year Ended December 31,          1996    1995    1994
-----------------------------------------------------
Balance at beginning of year    $ 411   $ 476   $ 506
Losses charged off                 (9)    (65)    (30)
-----------------------------------------------------
Balance at end of year          $ 402   $ 411   $ 476
=====================================================

(10) DEPOSITS

  Deposits, including accrued interest payable of $105,000 and $93,000 at December 31, 1996 and 1995, respectively, are summarized as follows (in thousands):

December 31,              1996                  1995
------------------------------------------------------------
                               WEIGHTED             Weighted
                                AVERAGE              Average
                      AMOUNT       COST    Amount       Cost
------------------------------------------------------------
NOW accounts         $ 77,522      1.69%  $ 75,010      2.00%
Money Market
 deposit accounts      70,021      2.90%    70,556      2.93%
Savings accounts      169,527      2.28%   175,777      2.53%
Time deposits         617,660      5.55%   605,215      5.70%
------------------------------------------------------------
                     $934,730      4.44%  $926,558      4.59%
============================================================

  Included in time deposits at December 31, 1996 and 1995, respectively, is $43,841,000 and $41,236,000 in deposits of $100,000 and over. The deposits of the Bank are insured up to $100,000 by the Savings Association Insurance Fund, which is administered by the FDIC and is backed by the full faith and credit of the U.S. Government.


Time deposits at December 31, 1996 mature as follows
(in thousands):


December 31,                                                                1996
--------------------------------------------------------------------------------
1997                                                                    $412,525
1998                                                                     111,467
1999                                                                      33,935
2000                                                                      17,637
2001                                                                      24,802
Thereafter                                                                17,294
--------------------------------------------------------------------------------
                                                                        $617,660
================================================================================

  Interest expense on deposits for the years ended December 31, 1996, 1995 and 1994 was as follows (in thousands):

Year Ended December 31,                                 1996      1995      1994
--------------------------------------------------------------------------------
NOW accounts                                         $ 1,371   $ 1,483  $  1,440
Money Market deposit accounts                          1,994     2,083     1,899
Savings accounts                                       4,069     4,537     5,246
Time deposits                                         33,555    31,723    23,545
--------------------------------------------------------------------------------
                                                     $40,989   $39,826  $ 32,130
================================================================================

(11) SECURITIES SOLD UNDER AGREEMENTS TO  REPURCHASE

 Securities sold under agreements to repurchase are as follows (in thousands):

                                                        1996
------------------------------------------------------------
Balance at December 31,                              $99,322
Average Balance                                        9,803
Maximum amount outstanding
 at any month end                                     99,322
Average interest rate:
 During the year                                        5.81%
 At December 31,                                        5.69%

  Securities sold under agreements to repurchase of $74,822,000 and $24,500,000 mature in January 1997 and October 1999, respectively. Securities sold under agreements to repurchase are collateralized by U.S. Government agency and mortgage-backed securities with an amortized cost and a market value of $102,943,000 and $102,974,000, respectively, at December 31, 1996. The securities underlying the agreements are not under the Company's control. During the year ended December 31, 1995, there were no securities sold under agreements to repurchase.

(12) INCOME TAXES

  Under tax law that existed prior to 1996, the Company was generally allowed a special bad debt deduction in determining income for Federal income tax purposes. The deduction was based on either specified experience formulas or a percentage of taxable income before such deduction (previously 8%). For the years ended December 31, 1995 and 1994, the Company used the percentage of taxable income method. Legislation was enacted in August 1996 which repealed for tax purposes the percentage of taxable income bad debt reserve method. As a result, the Company must instead use the direct charge-off method to compute its bad debt deduction. The legislation also requires the Company to recapture its post-1987 additions to the tax bad debt reserve of $2,333,000. The Company has accrued for this liability in the consolidated financial statements.



                                        OCEAN FINANCIAL CORP. AND SUBSIDIARY  27

  Retained earnings at December 31, 1996 include approximately $10,750,000 for which no provision for income tax has been made. This amount represents an allocation of income to bad debt deductions for tax purposes only. Events that would result in taxation of these reserves include failure to qualify as a bank for tax purposes, distributions in complete or partial liquidation, stock redemptions and excess distributions to shareholders. At December 31, 1996 the Company had an unrecognized deferred tax liability of $3,870,000 with respect to this reserve.

  The provision for income taxes for the years ended December 31, 1996, 1995 and 1994 consists of the following (in thousands):

Year Ended December 31,       1996     1995    1994
---------------------------------------------------
Current:
 Federal                   $ 4,001   $3,936  $4,148
 State                         345      338     374
---------------------------------------------------
  Total Current              4,346    4,274   4,522
---------------------------------------------------

Deferred:
 Federal                    (2,992)     353     811
 State                        (271)      32      72
---------------------------------------------------
  Total Deferred            (3,263)     385     883
===================================================
                           $ 1,083   $4,659  $5,405
===================================================

  A reconciliation between the provision for income taxes and the expected amount computed by multiplying income before provision for income taxes times the applicable statutory Federal income tax rate for the years ended December 31, 1996, 1995 and 1994 is as follows (in thousands):

Year Ended December 31,             1996      1995      1994
------------------------------------------------------------
Income (loss) before provision
 for income taxes                 $ (646)  $12,606   $15,134
Applicable statutory
 Federal income tax rate            34.1%     34.1%     34.2%
Computed "expected" Federal
 income tax (benefit) expense     $ (220)  $ 4,299   $ 5,176
Increase(decrease) in Federal
 income tax expense
 resulting from:
  Valuation allowance              1,166        --        --
  State income taxes
   net of Federal benefit             49       253       318
  Other items, net                    88       107       (89)
------------------------------------------------------------
                                  $1,083   $ 4,659   $ 5,405
============================================================
Effective tax rate                   N/A      37.0%     35.7%
============================================================

  Included in other assets at December 31, 1996 and 1995 is a net deferred tax asset of $5,550,000 and $930,000, respectively. In addition, included in other liabilities at December 31, 1996 and 1995 is a current tax payable of $409,000 and $236,000, respectively.

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995 are presented below (in thousands).

December 31,                                           1996      1995
---------------------------------------------------------------------
DEFERRED TAX ASSETS:
 Allowance for loan and real estate
  owned losses per books                             $ 2,319   $ 2,314
 Reserve for uncollected interest                        188       217
 Deferred loan and commitment fees                        --       132
 Deferred compensation                                   247       132
 Accrued pension expense                                 191       154
 Premises and equipment,
  differences in depreciation                            202       199
 Other reserves                                          199       175
 Charitable donation                                   4,321        --
 Unrealized loss on securities available for sale        192        --
----------------------------------------------------------------------
   Total gross deferred tax assets                     7,859     3,323
 Less valuation allowance                             (1,166)       --
----------------------------------------------------------------------
   Deferred tax assets, net                            6,693     3,323
----------------------------------------------------------------------
DEFERRED TAX LIABILITIES:
 Allowance for loan and real estate
  owned losses for tax purposes                         (842)     (831)
 Unrealized gain on securities available for sale         --    (1,165)
 Excess servicing on sale of mortgage loans              (95)      (11)
 Prepaid FDIC insurance premium                           --      (373)
 Investments, discount accretion                         (24)       (9)
 Deferred loan and commitment fees                      (182)       --
 Fair market value adjustment on
  loans available for sale                                --        (4)
----------------------------------------------------------------------
   Total deferred tax liabilities                     (1,143)   (2,393)
----------------------------------------------------------------------
   Net deferred tax assets                           $ 5,550   $   930
======================================================================

  As disclosed in footnote 2, the Company, as part of the conversion, recorded a charitable donation expense of $13,419,000. Under the Internal Revenue Code, charitable donations are tax deductible subject to a limitation based on 10% of the Company's annual taxable income. The Company, however, is able to carry forward any unused portion of the deduction for five years following the year in which the contribution is made. Based on the Company's estimate of taxable income for 1996 and the succeeding five years, $3,419,000 of the charitable donation expense was considered non-tax deductible as it was unlikely that the Company would realize sufficient earnings over the six-year period to take the full deduction. As a result, the Company has established a deferred tax valuation allowance of $1,166,000 relating to the nondeductible expense.

  The Company has determined that it is not required to establish a valuation reserve for the remaining deferred tax asset account since it is "more likely than not" that the remaining deferred tax assets will be realized through future reversals of existing taxable temporary differences, future taxable income and tax planning strategies. The conclusion that it is "more likely than not" that the remaining deferred tax assets will be realized is based on the history of earnings and the prospects for continued growth. Management will continue to review the tax criteria related to the recognition of deferred tax assets.


28   OCEAN FINANCIAL CORP. AND SUBSIDIARY

(13) EMPLOYEE BENEFIT PLANS

Employee Stock Ownership Plan

  As part of the conversion, the Bank established an ESOP to provide retirement benefits for eligible employees. All full-time employees are eligible to participate in the ESOP after they attain age 21 and complete one year of service during which they work at least 1,000 hours. The Bank's contribution is allocated among participants on the basis of compensation. Each participant's account will be credited with cash or shares of the Company's common stock based upon compensation earned during the year with respect to which the contribution is made. Employees are fully vested in their ESOP account after the completion of five years of credited service or completely if service was terminated due to death, retirement, disability, or change in control of the Company. ESOP participants are entitled to receive distributions from the ESOP account only upon termination of service, which includes retirement and death.

 The ESOP borrowed $13,421,000 from the Company to purchase 671,046 shares of common stock issued in the conversion. This loan is to be repaid from discretionary contributions by the Bank to the ESOP trust. The Bank intends to make contributions to the ESOP in amounts at least equal to the principal and interest requirement of the debt, assuming a twelve-year term and at the prime rate (8.25% for 1996). As of December 31, 1996, contributions to the ESOP, which were used to fund principal and interest payments on the ESOP debt, totaled $1,666,000. At December 31, 1996, the loan had an outstanding balance of $12,302,000 and the ESOP had unallocated shares of 615,314. Based upon a $25.50 closing price per share of common stock on December 31, 1996, the unallocated shares had a fair value of $15,691,000. The unamortized balance of the ESOP is shown as unallocated common stock held by the ESOP and is reflected as a reduction of stockholders' equity.

  For the year ended December 31, 1996, the Bank recorded compensation expense related to the ESOP of $1,272,000 including a $182,000 adjustment to reflect the increase in the average fair value of allocated shares for the period from time of purchase to December 31, 1996. For the year ended December 31, 1996, there were 55,732 shares committed to be released to participants of the plan.

Pension Plan

  The Bank has a qualified noncontributory defined benefit pension plan (the
Plan) covering all eligible employees. Retirement benefits are based upon a formula utilizing years of service and average monthly compensation.

  It is the Company's practice to fund the Plan for the maximum amount that can be deducted for Federal income tax purposes subject to the minimum funding requirements of ERISA.

  Effective June 7, 1996, the Company froze benefit accruals under the Plan. The Company further expects to terminate the Plan upon receipt of approval by the Internal Revenue Service. As a result of this action, the Company recognized a curtailment gain in 1996 of $24,000.

  The following table sets forth the Plan's latest available funded status and amounts recognized at December 31, 1996 and 1995 in the Company's consolidated statements of financial condition (in thousands):


                                                       1996      1995
-----------------------------------------------------------------------
Actuarial present value of benefit obligations --
 accumulated benefit obligation:
  Vested                                             $(1,657)  $(1,009)
  Non-vested                                            (114)      (97)
-----------------------------------------------------------------------
Projected benefit obligation for service
 rendered to date                                     (1,771)   (1,911)
Plan assets at fair value, primarily
 a group annuity contract                              1,476     1,636
-----------------------------------------------------------------------
Plan assets less than projected
 benefit obligation                                     (295)     (275)
Unrecognized net loss                                    165       233
Unrecognized net transition asset                       (343)     (352)
-----------------------------------------------------------------------
Accrued pension cost
 (included in other liabilities)                     $  (473)  $  (394)
=======================================================================

  The components of net pension expense for the years ended December 31, 1996, 1995 and 1994 are as follows (in thousands):


                                           1996      1995       1994
-----------------------------------------------------------------------
Service cost -- benefits earned
 during the year                         $  98      $  209     $  200
Interest cost on projected
 benefit obligation                        136         137        108
Actual return on plan assets               (89)        (79)       (83)
Net amortization and deferral              (42)        (40)       (26)
-----------------------------------------------------------------------
 Net pension expense                     $ 103      $  227     $  199
=======================================================================
Assumptions used to develop the
  net periodic pension cost are:
  Discount rate                           6.51%       8.00%      8.00%
  Expected long-term rate
    of return on assets                    6.75        6.75       6.75
  Rate of increase in
    compensation level                     5.00        5.00       5.00
=======================================================================

  The Bank also maintains an incentive savings plan for eligible employees. An employee may make contributions to the plan of 1% to 15% of his or her compensation. Subsequent to July 1, 1996, the Bank contributed 50% of the first 6% of the employees contribution to the employee's account. Prior to July 1, 1996, the Bank contributed 75% of the first 6% of the employee's contribution to the employee's account. The Bank's contributions under this plan were $161,000, $242,000 and $241,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

Executive Officer Employment Agreements

  The Company and Bank entered into employment agreements with its President and Chief Executive Officer and Executive Vice President and Chief Financial Officer. The employment agreements generally provide for the continued payment (either lump-sum or periodic) of specified compensation and benefits for three years and provide payments for the remaining term of the agreement after the officers are terminated, unless the termination is for "cause" as defined in the employment agreements. The agreements also provide for payments to the officer upon voluntary or involuntary termination of the officer following a



                                       OCEAN FINANCIAL CORP. AND SUBSIDIARY   29
change in control, as defined in the agreements. In addition, the Company and the Bank entered into change in control agreements with three other executives, which provide that in the event of voluntary or involuntary termination following a change in control of the Bank or the Company, the executive would be entitled to receive a severance payment equal to two times the executive's average annual compensation for the five years preceding termination.

Employee Severance Compensation Plan

  The Company established an Employee Severance Compensation Plan. The Plan will provide eligible employees with severance pay benefits in the event of a change in control of the Bank or Company. Generally, employees are eligible to participate in the Plan unless eligible to receive benefits under the executive officer employment agreements. The Plan would provide for the payment, under certain circumstances, of lump-sum amounts up to 100% of annual compensation upon termination following change of control, as defined in the Plan.

(14) COMMITMENTS, CONTINGENCIES AND CONCENTRATIONS OF
  CREDIT RISK

  The Company, in the normal course of business, is party to financial instruments and commitments which involve, to varying degrees, elements of risk in excess of the amounts recognized in the consolidated financial statements. These financial instruments and commitments include unused consumer lines of credit and commitments to extend credit.

  At December 31, 1996, the following commitments and contingent liabilities existed which are not reflected in the accompanying consolidated financial statements (in thousands):


December 31,                                        1996
-----------------------------------------------------------
Unused consumer and construction
 loan lines of credit (primarily floating-rate)    $21,856
Other commitments to extend credit:
 Fixed Rate                                         12,679
 Adjustable Rate                                    17,771
 Floating Rate                                         960
===========================================================

  The Company's fixed-rate loan commitments expire within 90 days of issuance and carried interest rates ranging from 6.875% to 8.25% at December 31, 1996.

  The Company's maximum exposure to credit losses in the event of nonperformance by the other party to these financial instruments and commitments is represented by the contractual amounts. The Company uses the same credit policies in granting commitments and conditional obligations as it does for financial instruments recorded in the consolidated statements of financial condition.

  These commitments and obligations do not necessarily represent future cash flow requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management's assessment of risk. The unused consumer and construction loan lines of credit are collateralized by mortgages on real estate.

  The Bank has an available overnight line of credit with the Federal Home Loan Bank of New York for $50,000,000 which expires November 25, 1997. When utilized, the line bears a floating interest rate of 1/8% over the current Federal funds rate and is secured by the Bank's mortgage loans, mortgage-backed securities and U.S. Government agency obligations.

  At December 31, 1996, the Company is obligated under noncancellable operating leases for premises and equipment. Rental expense under these leases aggregated approximately $822,000, $791,000 and $701,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

  The projected minimum rental commitments as of December 31, 1996 are as follows (in thousands):


December 31,                                                     1996
---------------------------------------------------------------------
1997                                                           $  466
1998                                                              389
1999                                                              401
2000                                                              254
2001                                                              177
Thereafter                                                      3,367
---------------------------------------------------------------------
                                                               $5,054
=====================================================================

  The Company grants one to four-family first mortgage real estate loans and multifamily first mortgage real estate loans to borrowers primarily located in Ocean, Middlesex and Monmouth Counties, New Jersey. Its borrowers' abilities to repay their obligations are dependent upon various factors including the borrowers' income and net worth, cash flows generated by the underlying collateral, value of the underlying collateral and priority of the Company's lien on the property. Such factors are dependent upon various economic conditions and individual circumstances beyond the Company's control; the Company is, therefore, subject to risk of loss.

  The Company believes its lending policies and procedures adequately minimize the potential exposure to such risks and that adequate provisions for loan losses are provided for all known and inherent risks. Collateral and/or guarantees are required for all loans.

Contingencies

  The Company is a defendant in certain claims and legal actions arising in the ordinary course of business. Management and its legal counsel are of the opinion that the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial condition, results of operations or liquidity.

(15) FAIR VALUE OF FINANCIAL INSTRUMENTS

  Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" (SFAS 107), requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates, methods and assumptions are set forth below for the Company's financial instruments.

Cash and due from banks

 For cash and due from banks, the carrying amount approximates fair value.


30   OCEAN FINANCIAL CORP. AND SUBSIDIARY

Investments and Mortgage-backed securities

  The fair value of investment and mortgage-backed securities is estimated based on bid quotations received from securities dealers, if available. If a quoted market price was not available, fair value was estimated using quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

Federal Home Loan Bank of New York stock

  The fair value for Federal Home Loan Bank of New York stock is its carrying value since this is the amount for which it could be redeemed. There is no active market for this stock and the Company is required to maintain a minimum balance based upon the unpaid principal of home mortgage loans.

Loans

  Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as residential mortgage, construction, land and consumer. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and nonperforming categories.

  Fair value of performing loans was estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics, if applicable.

  Fair value for significant nonperforming loans is based on recent external appraisals of collateral securing such loans, adjusted for the timing of anticipated cash flows.

Deposits

  The fair value of deposits with no stated maturity, such as non-interest-bearing demand deposits, savings, and NOW and money market accounts, is equal to the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

Federal Home Loan Bank borrowings

  Federal Home Loan Bank borrowings are short-term in nature and the carrying amount approximates fair value.

Securities sold under agreements to repurchase

  Fair value estimates are based on discounting contractual cash flows using rates which approximate the rates offered for borrowings of similar remaining maturities.

Commitments to extend credit, and to purchase or sell securities

  The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

  The estimated fair values of the Bank's financial instruments as of December 31, 1996 and 1995 are presented in the following tables (in thousands). Since the fair value of off-balance sheet commitments approximate book value, these disclosures are not included.


                                                    Book      Fair
DECEMBER 31, 1996                                  Value     Value
--------------------------------------------------------------------
FINANCIAL ASSETS:
 Cash and due from banks                          $  5,372  $  5,372
 Investment securities available for sale          174,028   174,028
 Mortgage-backed securities available for sale     395,542   395,542
 Federal Home Loan Bank of New York stock            8,457     8,457
 Loans receivable and mortgage
  loans held for sale                              679,455   688,015

FINANCIAL LIABILITIES:
 Deposits                                          934,730   936,541
 Federal Home Loan Bank borrowings                   8,800     8,800
 Securities sold under agreements
  to repurchase                                   $ 99,322  $ 99,628
====================================================================


                                                      Book      Fair
December 31, 1995                                    Value     Value
--------------------------------------------------------------------
FINANCIAL ASSETS:
 Cash and due from banks                          $  8,022  $  8,022
 Investment securities available for sale          114,881   114,881
 Mortgage-backed securities available for sale     265,113   265,113
 Federal Home Loan Bank of New York stock            7,723     7,723
 Loans receivable and mortgage
  loans held for sale                              614,590   632,606

Financial Liabilities:
 Deposits                                          926,558   932,606
 Federal Home Loan Bank borrowings                $ 10,400  $ 10,400
====================================================================

Limitations

  Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

  Fair value estimates are based on existing balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include the mortgage banking operation, deferred tax assets, and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

(16) PARENT-ONLY FINANCIAL INFORMATION

  The following condensed statement of financial condition at December 31, 1996 and condensed statements of operations and cash flows for the period from July 2, 1996 (date of conversion) to December 31, 1996 for Ocean Financial Corp.



                                       OCEAN FINANCIAL CORP. AND SUBSIDIARY   31

(parent company only) reflects the Company's investment in its wholly-owned subsidiary, the Bank, using the equity method of accounting. The Company had no results of operations prior to July 2, 1996.

CONDENSED STATEMENT OF FINANCIAL CONDITION


                                                        December 31, 1996
-------------------------------------------------------------------------
(in thousands)
ASSETS
 Cash and due from banks                                         $      7
 Advances to subsidiary Bank                                       71,553
 ESOP loan receivable                                              12,302
 Investment in subsidiary Bank                                    166,147
 Deferred taxes                                                     3,470
-------------------------------------------------------------------------
  Total Assets                                                   $253,479
=========================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
 Taxes payable                                                   $    690
 Stockholders' Equity                                             252,789
-------------------------------------------------------------------------
  Total Liabilities and Stockholders' Equity                     $253,479
=========================================================================

CONDENSED STATEMENT OF OPERATIONS
For the period from July 2, 1996 to
December 31, 1996 (in thousands)

-------------------------------------------------------------------------
Interest Income -- Advances to subsidiary Bank                   $  1,840
Interest Income -- ESOP loan receivable                               547
-------------------------------------------------------------------------
 Total Interest Income                                              2,387
Charitable donation                                                13,419
Other operating expenses                                              152
-------------------------------------------------------------------------
 Loss before income taxes and equity in
  undistributed earnings of subsidiary Bank                       (11,184)
Income tax benefit                                                 (2,755)
-------------------------------------------------------------------------
 Loss before equity in undistributed
  earnings of subsidiary Bank                                      (8,429)
Equity in undistributed earnings of subsidiary Bank                 1,817
-------------------------------------------------------------------------
 Net loss                                                        $ (6,612)
=========================================================================

CONDENSED STATEMENT OF CASH FLOWS
For the period from July 2, 1996 to
December 31, 1996 (in thousands)

-------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss                                                        $ (6,612)
 Donation of 671,046 shares of common stock
  to the Ocean Federal Foundation                                  13,419
 Increase in advances to subsidiary Bank                          (71,553)
 Equity in undistributed earnings of subsidiary Bank               (1,817)
 Provision for deferred taxes                                      (3,470)
 Increase in taxes payable                                            690
-------------------------------------------------------------------------
  Net cash used in operating activities                           (69,343)
-------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Funding of ESOP loan receivable, net of repayments               (12,302)
 Payments for investments in subsidiary Bank                      (81,650)
-------------------------------------------------------------------------
  Net cash used in investing activities                           (93,952)
=========================================================================

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:
 Net proceeds of common stock issuance                            163,302
-------------------------------------------------------------------------
  Net increase in cash and due from banks                               7
Cash and due from banks at beginning of period                          0
-------------------------------------------------------------------------
Cash and due from banks at the end of period                     $      7
=========================================================================


(17) RECAPITALIZATION OF SAVINGS ASSOCIATION INSURANCE
     FUND (SAIF)

  On September 30, 1996, legislation was enacted which, among other things, imposed a special one-time assessment on Savings Association Insurance Fund
(SAIF) member institutions, including the Bank, to recapitalize the SAIF and spread the obligations for payment of Financing Corporation (FICO) bonds across all SAIF and Bank Insurance Fund (BIF) members. The Federal Deposit Insurance Corporation (FDIC) special assessment amounted to 65.7 basis points on SAIF assessable deposits held as of March 31, 1995. The Company incurred a charge of $5,720,000 before taxes as a result of the FDIC special assessment. This legislation will eliminate the substantial disparity between the amount that BIF and SAIF member institutions had been paying for deposit insurance premiums.

  Beginning on January 1, 1997, BIF members will pay a portion of the FICO payment equal to 1.3 basis points on BIF-insured deposits compared to 6.4 basis points on SAIF-insured deposits, and will pay a pro rata share of the FICO payment on the earlier of January 1, 2000, or the date upon which the last savings association ceases to exist. The legislation also requires BIF and SAIF to be merged by January 1, 1999, provided that subsequent legislation is adopted to eliminate the savings association charter and no savings associations remain as of that time.

  Beginning January 1, 1997 SAIF assessment rates will range from 0 to 27 basis points based upon an institutions risk classification and capital group. Based upon its current classification the rate applicable to the Bank is 0.

(18) SUBSEQUENT EVENT (UNAUDITED)

  On February 4, 1997, a special meeting of the Company's shareholders ratified the Ocean Financial Corp. 1997 Incentive Plan (the "Incentive Plan"). The purpose of the Incentive Plan is to attract and retain qualified personnel in key positions, provide officers, employees and non-employee directors ("Outside Directors") with a proprietary interest in the Company as an incentive to contribute to the success of the Company, promote the attention of management to other stockholder's concerns and reward employees for outstanding performance. All officers, other employees and Outside Directors of the Company and its affiliates are eligible to receive awards under the Incentive Plan. The Incentive Plan will be administered by a committee (the "Committee"). Authorized but unissued shares or shares previously issued and reacquired by the Company may be used to satisfy awards under the Incentive Plan.

  The Incentive Plan authorizes the granting of options to purchase Common Stock, option-related awards and awards of Common Stock (collectively, "Awards"). Subject to certain adjustments to prevent dilution of Awards to participants, the maximum number of shares reserved for Awards under the Incentive Plan is 1,174,330 shares, representing 13% of the outstanding shares of Common Stock as of the effective date of the Incentive Plan. The maximum number of shares reserved for purchase pursuant to the exercise of options and option-related Awards which may be granted under the Incentive Plan is 838,807 shares. Subsequent to stockholder ratification, 793,095 option shares, subject to vesting over a five-year period, have been awarded at an exercise price of $28.82 per share, the average of the high and low share prices on February 4, 1997. The option exercise price may not be less than the fair market value of the common stock on the date of grant and all options expire in ten years.



32   OCEAN FINANCIAL CORP. AND SUBSIDIARY

  The maximum number of shares reserved for the award of shares of Common Stock ("Stock Awards") is 335,883 shares. Subsequent to shareholder ratification 314,883 shares have been awarded. Under the Incentive Plan, the vesting of Stock Awards may also be made contingent upon attainment of certain performance goals by the Company, Bank or grantee, which performance goals would be established by the Committee. The Committee intends to provide that the first and second annual installments will vest on the first and second anniversary dates, respectively, of the date of grant. Vesting of 25% of the third annual installment, and 50% of each of the fourth and fifth annual installments, will be subject to the attainment of performance goals established by the Committee. The performance goals may be set by the Committee on an individual basis, for all Stock Awards made during a given period of time, or for all Stock Awards for indefinite periods. No Stock Award that is subject to a performance goal is to be distributed to an employee until the Committee confirms that the underlying performance goal has been achieved. No Stock Award that is subject to a performance goal is to be distributed to an Outside Director until an independent third party confirms that the underlying performance goal has been achieved.

OCEAN FINANCIAL CORP.

SELECTED CONSOLIDATED QUARTERLY
FINANCIAL DATA
(Unaudited) (dollars in thousands, except per share data)


Quarter ended                         Dec. 31,   Sept. 30,   June 30,  March 31,
--------------------------------------------------------------------------------
1996
Interest income                        $21,136    $ 20,342    $19,770    $18,988
Interest expense                        10,898      10,178     11,573     11,208
--------------------------------------------------------------------------------
Net interest income                     10,238      10,164      8,197      7,780
Provision for loan losses                  225         225        125        125
--------------------------------------------------------------------------------
Net interest income after
 provision for loan losses              10,013       9,939      8,072      7,655
Other income                               887         552        746        696
Operating expenses                       5,715      23,999      5,032      4,460
--------------------------------------------------------------------------------
Income (loss) before provision
 (benefit) for income taxes              5,185     (13,508)     3,786      3,891
Provision (benefit) for income taxes     1,980      (3,690)     1,313      1,480
--------------------------------------------------------------------------------
Net income (loss)                      $ 3,205    $ (9,818)   $ 2,473    $ 2,411
================================================================================
Earnings (loss) per share                $0.38      $(1.16)       N/A        N/A

Quarter ended                         Dec. 31,   Sept. 30,   June 30,  March 31,
--------------------------------------------------------------------------------
1995
Interest income                        $18,077    $ 17,765    $17,530    $16,838
Interest expense                        10,587      10,368      9,932      9,117
--------------------------------------------------------------------------------
Net interest income                      7,490       7,397      7,598      7,721
Provision for loan losses                  238         238        237        237
--------------------------------------------------------------------------------
Net interest income after
 provision for loan losses               7,252       7,159      7,361      7,484
Other income (loss)                        (16)        499        392        481
Operating expenses                       4,620       4,817      4,331      4,238
--------------------------------------------------------------------------------
Income before provision for
 income taxes                            2,616       2,841      3,422      3,727
Provision for income taxes                 906       1,061      1,286      1,406
--------------------------------------------------------------------------------
Net income                             $ 1,710    $  1,780    $ 2,136    $ 2,321
================================================================================


INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
Ocean Financial Corp:

  We have audited the consolidated statements of financial condition of Ocean Financial Corp. and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ocean Financial Corp. and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.

/s/ KPMG Peat Marwick LLP

Short Hills, New Jersey
January 21, 1997



                                        OCEAN FINANCIAL CORP. AND SUBSIDIARY  33

OCEAN FEDERAL SAVINGS BANK
BANKING OFFICES

MAIN OFFICE
BRICK
321 Chambers Bridge Road
(908) 477-5151
Doreen L. Rowe
Manager

BERKELEY
Holiday City Plaza
(908) 341-4100
Beverly A. Miriana
Manager

Holiday City Plaza III
(908) 914-0137
Lorraine P. Smith
Manager

BRICK
70 Brick Boulevard
(908) 477-3800
Tracy L. Schille
Manager

CONCORDIA
Concordia Shopping Mall
Monroe Township
(609) 395-7080
Jessica Lewis
Manager

LACEY
900 Lacey Road
Forked River
(609) 242-1800
Jeanette Loftus
Manager

POINT PLEASANT BEACH
701 Arnold Avenue
(908) 892-8500
Judith A. DiLauro
Manager

POINT PLEASANT BORO
2400 Bridge Avenue
(908) 899-2800
Maureen P. Ambrose
Manager

TOMS RIVER
975 Hooper Avenue
(908) 244-8989
Frank A. Scarpone
Manager

WHITING
Whiting Shopping Center
(908) 849-0500
Lois A. Velardo
Manager

OCEAN FINANCIAL CORP.
SHAREHOLDER INFORMATION

ADMINISTRATIVE OFFICES
975 Hooper Avenue
Toms River, New Jersey 08754-2009

ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders will be held on April 24, 1997 at 10 a.m. at the Crystal Point Yacht Club at 3900 River Road at the intersection of State Highway 70, Point Pleasant, New Jersey.

INVESTOR RELATIONS

Copies of the Company's earnings releases and financial publications, including the annual report on Form 10-K (without exhibits) filed with the Securities and Exchange Commission are available without charge by contacting:

 Lynn Rhoads
 Ocean Financial Corp.
 975 Hooper Avenue
 Toms River, New Jersey 08754-2009
 (908) 240-4500, ext. 7516

STOCK TRANSFER AGENT AND REGISTRAR

Shareholders wishing to change the name, address or ownership of stock, to report lost certificates or to consolidate accounts are asked to contact the Company's stock registrar and transfer agent directly:

 American Stock Transfer
 Shareholder Relations Department
 40 Wall Street, 46th Floor
 New York, New York 10005
 (800) 937-5449

INDEPENDENT AUDITORS
KPMG Peat Marwick LLP
150 John F. Kennedy Parkway
Short Hills, New Jersey 07078

SECURITIES COUNSEL
Muldoon, Murphy & Faucette
5101 Wisconsin Avenue, NW
Washington, DC 20016

MARKET INFORMATION FOR COMMON STOCK

Ocean Financial Corp.'s common stock is traded on the NASDAQ National Market under the symbol OCFC. The stock is customarily listed as OCEAN FIN in the Asbury Park Press and the Ocean County Observer. Shares of the common stock were made available to qualified subscribers at $20.00 per share during the initial offering. The table below shows the reported high and low sales prices of the common stock during the period indicated in 1996. The common stock began trading on July 3, 1996. Therefore, prices for the first and second quarter of 1996 are not applicable.


                         First    Second     Third    Fourth
1996                   Quarter   Quarter   Quarter   Quarter
------------------------------------------------------------
High                     N/A       N/A     $23 7/8   $26 1/2
Low                      N/A       N/A     $19 3/8   $23 1/2

As of December 31, 1996, the Company had approximately 6,400 shareholders of record, including the number of persons or entities holding stock in nominee or street name through various brokers and banks.