Form 10-K405, Exhibit 13
period 1997-12-31
OCEAN FINANCIAL CORP
filed 1998-03-25
CIK 1004702

SELECTED CONSOLIDATED FINANCIAL
AND OTHER DATA OF THE COMPANY

The selected consolidated financial and other data of the Company set forth below is derived in part from, and should be read in conjunction with the Consolidated Financial Statements of the Company and Notes thereto presented elsewhere in this Annual Report.


At December 31,                                                     1997           1996           1995           1994           1993
------------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)

SELECTED FINANCIAL CONDITION DATA:
 ....................................................................................................................................
Total assets                                                  $1,510,947     $1,303,865     $1,036,445     $  971,651     $  937,214
 ....................................................................................................................................
Investment securities held to maturity                                 -              -              -        127,451        126,999
 ....................................................................................................................................
Investment securities available for sale                         207,357        174,028        114,881              -              -
 ....................................................................................................................................
FHLB-NY stock                                                     14,980          8,457          7,723          7,323          6,680
 ....................................................................................................................................
Mortgage-backed securities held to maturity                            -              -              -        224,569        241,188
 ....................................................................................................................................
Mortgage-backed securities available for sale                    457,148        395,542        265,113              -              -
 ....................................................................................................................................
Loans receivable, net                                            783,695        678,728        612,696        592,315        539,885
 ....................................................................................................................................
Mortgage loans held for sale                                           -            727          1,894              -            963
 ....................................................................................................................................
Deposits                                                         976,764        934,730        926,558        867,420        858,461
 ....................................................................................................................................
Federal Home Loan Bank borrowings                                 20,400          8,800         10,400              -              -
 ....................................................................................................................................
Securities sold under agreements to repurchase                   288,200         99,322              -              -              -
 ....................................................................................................................................
Stockholders' equity                                             215,544        252,789         92,351         82,334         72,605
 ....................................................................................................................................

For the Year Ended December 31,                                     1997           1996           1995           1994           1993
 ....................................................................................................................................
(dollars in thousands except per share amounts)

SELECTED OPERATING DATA:
 ....................................................................................................................................
Interest income                                               $   98,656     $   80,236     $   70,210     $   63,683     $   64,853
 ....................................................................................................................................
Interest expense                                                  55,608         43,857         40,004         32,373         33,975
------------------------------------------------------------------------------------------------------------------------------------
  Net interest income                                             43,048         36,379         30,206         31,310         30,878
 ....................................................................................................................................
Provision for loan losses                                            900            700            950          1,129          1,300
------------------------------------------------------------------------------------------------------------------------------------
  Net interest income after provision for loan losses             42,148         35,679         29,256         30,181         29,578
 ....................................................................................................................................
Other income                                                       2,509          2,881          1,356          2,057          2,740
 ....................................................................................................................................
Operating expenses                                                23,145         39,206         18,006         17,104         16,626
------------------------------------------------------------------------------------------------------------------------------------
  Income (loss) before provision for income taxes                 21,512           (646)        12,606         15,134         15,692
 ....................................................................................................................................
Provision for income taxes                                         7,687          1,083          4,659          5,405          5,556
------------------------------------------------------------------------------------------------------------------------------------

  Net income (loss)                                           $   13,825     $   (1,729)    $    7,947     $    9,729     $   10,136
------------------------------------------------------------------------------------------------------------------------------------

Basic earnings (loss) per share                               $     1.80     $     (.78)           N/A            N/A            N/A
------------------------------------------------------------------------------------------------------------------------------------
Diluted earnings (loss) per share                             $     1.77     $     (.78)           N/A            N/A            N/A
------------------------------------------------------------------------------------------------------------------------------------

Net income before non-recurring items (2)                     $   13,825     $   11,576     $    7,947     $    9,729     $   10,136
------------------------------------------------------------------------------------------------------------------------------------

Earnings (loss) per share for 1996 is for the period from July 2, 1996 (date of conversion) to December 31, 1996

Selected Consolidated Financial and Other Data (continued)

            Ocean Financial Corp. and Subsidiary 1997 Annual Report
                                   -- 11 --


At or for the Year Ended December 31,                                         1997        1996         1995        1994        1993
------------------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL RATIOS AND OTHER DATA (1):
 ....................................................................................................................................
PERFORMANCE RATIOS:
 ....................................................................................................................................
  Return on average assets                                                    0.97%       (.15%)       0.80%       1.02%       1.10%
 ....................................................................................................................................
  Return on average assets, as adjusted (2)                                   0.97        1.00         0.80        1.02        1.10
 ....................................................................................................................................
  Return on average stockholders' equity                                      6.00       (1.03)        9.44       12.54       14.85
 ....................................................................................................................................
  Return on average stockholders' equity, as adjusted (2)                     6.00        6.91         9.44       12.54       14.85
 ....................................................................................................................................
  Average stockholders' equity to average assets                             16.25       14.42         8.51        8.11        7.41
 ....................................................................................................................................
  Stockholders' equity to total assets at end of year                        14.27       19.39         8.91        8.47        7.75
 ....................................................................................................................................
  Average interest rate spread (3)                                            2.39        2.61         2.79        3.07        3.20
 ....................................................................................................................................
  Net interest margin (4)                                                     3.12        3.22         3.13        3.34        3.44
 ....................................................................................................................................
  Average interest-earning assets to average
  interest-bearing liabilities                                              117.95      115.84       107.98      107.71      106.42
 ....................................................................................................................................
  Operating expenses to average assets                                        1.63        3.37         1.82        1.79        1.81
 ....................................................................................................................................
  Operating expenses to average assets, as adjusted (2)                       1.63        1.73         1.82        1.79        1.81
 ....................................................................................................................................
  Operating Efficiency Ratio (5)                                             50.80       99.86        57.05       51.26       49.46
 ....................................................................................................................................
  Operating Efficiency Ratio, as adjusted (2)(5)                             50.80       51.11        57.05       51.26       49.46
 ....................................................................................................................................
REGULATORY CAPITAL RATIOS (BANK ONLY):
 ....................................................................................................................................
  Tangible capital                                                           11.91       12.69         8.72        8.43        7.73
 ....................................................................................................................................
  Core capital                                                               11.91       12.69         8.72        8.43        7.73
 ....................................................................................................................................
  Risk-based capital                                                         29.88       32.04        21.34       20.34       18.59
 ....................................................................................................................................
ASSET QUALITY RATIOS:
 ....................................................................................................................................
  Non-performing loans as a percent of total loans receivable (6)(7)          0.70        1.12         1.40        1.83        1.92
 ....................................................................................................................................
  Non-performing assets as a percent of total assets (7)                      0.45        0.71         0.97        1.29        1.45
 ....................................................................................................................................
  Allowance for loan losses as a percent of total loans receivable (6)        0.83        0.88         0.97        0.94        1.01
 ....................................................................................................................................
  Allowance for loan losses as a percent of total non-performing loans (7)  119.03       78.23        69.21       51.27       52.45
 ....................................................................................................................................

NUMBER OF FULL-SERVICE CUSTOMER FACILITIES                                      10           9            8           8           8
 ....................................................................................................................................


(1) With the exception of end of year ratios, all ratios are based on average daily balances for 1997, 1996 and 1995 and average monthly balances for 1994 and 1993.

(2) Performance ratios are calculated to exclude the effect of non-recurring charges in 1996 for charitable donation and the special Savings Association Insurance Fund assessment.

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

            Ocean Financial Corp. and Subsidiary 1997 Annual Report
                                   -- 12 --

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

The Company has historically operated as a consumer-oriented federal savings bank, with a focus on offering traditional savings deposit and loan products to its local community. In recent years, the Company's strategy has been to maintain profitability while limiting its credit and interest rate risk exposure. To accomplish these objectives, the Company has sought to: (1) control credit risk by emphasizing the origination of single-family, owner-occupied residential mortgage loans and consumer loans, consisting primarily of home equity loans and lines of credit; (2) offer superior service and competitive rates to increase the core deposit base consistent with its capital management goals; (3) invest funds in excess of loan demand in mortgage-backed and investment securities; (4) reduce exposure to interest rate risk by originating for the portfolio first mortgage loans having terms to maturity of not more than 15 years and adjustable-rate mortgage ("ARM") loans, selling most fixed-rate 30-year mortgage loans, and investing in shorter term or adjustable-rate mortgage-backed securities; and (5) control operating expenses.

The Company expects to continue to capitalize on its strengths - the delivery of traditional thrift products and services (primarily single-family mortgages) with a high level of customer service, thereby maintaining its community orientation. Despite this emphasis, the Company took steps during 1996 and 1997 to modify its historical operating strategy. With industry consolidation eliminating most locally headquartered competitors, the Company saw an opportunity to fill a perceived void for locally delivered commercial loan and deposit services. As such, in the second half of 1996 the Company assembled an experienced team of commercial lending professionals and began offering commercial loan and deposit services and merchant credit card services to businesses in Ocean County and surrounding communities.

Management believes that the diversification of the Company's loan products may expose the Company to a higher degree of credit risk than is involved in the Company's one- to four-family residential mortgage lending activity. As a consequence of this strategy, management has developed a well-defined credit policy focusing on quality underwriting and close management and Board monitoring.

With the significant increase in capital arising from the stock conversion, the Company adopted a leverage strategy in late 1996 to improve returns on capital. The strategy included the retention of most 30-year fixed rate mortgage loans and the use of wholesale borrowings to fund purchases of investment and mortgage-backed securities. The adoption of this strategy may increase the Company's interest rate risk exposure. As noted below, management seeks to carefully monitor and assess the Company's interest rate risk exposure while actively managing the balance sheet composition.

Management is also seeking to increase the Company's market share in its primary market area by expanding the Bank's branch network. During 1996, the Company opened a branch office in Toms River at the site of its new administrative offices. In February 1997, a new branch opened in Lacey Township. In 1998, the Company expects to open an additional branch office in Toms River during the second quarter. A branch in Wall Township, in Southern Monmouth County, is expected to open at year end. The Company is also evaluating additional office sites within its existing market area.

Management also intends to diversify its retail product line. In 1998, the Company expects to offer alternative investment products (annuities and mutual funds) for sale through its retail branch network. The products will be non-proprietary, sold through a third party vendor, and provide the Company with fee income opportunities.

The Company's results of operations are dependent primarily on net interest income, which is the difference between the interest income earned on the Company's interest-earning assets, such as loans and investments, and the interest expense on its interest-bearing liabilities, such as deposits and borrowings. The Company also generates non-interest income such as income from secondary marketing activities, loan servicing and other fees. The Company's operating expenses primarily consist of compensation and employee benefits, general and administrative expenses, federal deposit insurance premiums, occupancy and equipment expenses, marketing expenses and other operating expenses. The Company's results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory agencies.


            Ocean Financial Corp. and Subsidiary 1997 Annual Report
                                   -- 13 --

Management of Interest Rate Risk

Market risk is the risk of loss from adverse changes in market prices and rates. The Company's market risk arises primarily from interest rate risk inherent in its lending, investment and deposit taking activities. The Company's profitability is affected by fluctuations in interest rates. A sudden and substantial increase in interest rates may adversely impact the Company's earnings to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent or on the same basis. To that end, management actively monitors and manages its interest rate risk exposure.

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

In recent years, the Company has utilized the following strategies to manage interest rate risk: (i) emphasizing the origination for portfolio of fixed-rate mortgage loans having terms to maturity of not more than fifteen years, adjustable-rate loans, and consumer loans consisting primarily of home equity loans and lines of credit; (ii) selling most 30-year fixed-rate mortgage loans originated to the secondary market; (iii) holding primarily short-term and/or adjustable-rate mortgage-backed and investment securities; and (iv) attempting to reduce the overall interest rate sensitivity of liabilities by emphasizing core and longer-term deposits. In late 1996 and throughout 1997, however, the Company began retaining most of its 30-year fixed rate mortgage loan production in order to improve yields and increase balance sheet leverage. Management felt that the significant capital position of the Company resulting from the Conversion, mitigated the additional interest rate risk associated with retaining these mortgages.

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

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1997, which are anticipated by the Company, based upon certain assumptions, to reprice or mature in each of the future time periods shown. Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. The table is intended to provide an approximation of the projected repricing of assets and liabilities at December 31, 1997, on the basis of contractual maturities, anticipated prepayments, and scheduled rate adjustments within a three month period and subsequent selected time intervals. The loan amounts in the table reflect principal balances expected to be redeployed and/or repriced as a result of contractual amortization and anticipated prepayments of adjustable-rate loans and fixed-rate loans, and as a result of contractual rate adjustments on adjustable-rate loans. For loans on residential properties, adjustable-rate loans and fixed-rate loans are projected to repay at rates between 11% and 30% annually. Mortgage-backed securities are projected to prepay at rates between 11% and 30% annually. Passbook accounts, negotiable order of withdrawal ("NOW") and money market accounts are assumed to decay at 9.66%, 8.73%, 15.01%, 37.05%, 16.44%, 11.39% and 1.72%, for the periods of three months or less, three to six months, six to 12 months, one to three years, three to five years, five to ten years and more than ten years, respectively. Prepayment and decay rates can have a significant impact on the Company's estimated gap. There can be no assurance that projected prepayment rates for loans and mortgage-backed securities will be achieved or that projected decay rates will be realized.


            Ocean Financial Corp. and Subsidiary 1997 Annual Report
                                   -- 14 --


                                                     More than    More than  More than   More than   More than
                                         3 Months  3 Months to  6 Months to  1 Year to  3 Years to  5 Years to  More than
At December 31, 1997                      or Less     6 Months       1 Year    3 Years     5 Years    10 Years   10 Years     Total
 ....................................................................................................................................
(dollars in thousands)

INTEREST-EARNING ASSETS (1):
 ....................................................................................................................................
  Interest-earning deposits and
    short-term investments              $   1,603    $      --    $      --  $      --   $      --    $     --   $     -- $    1,603
 ....................................................................................................................................
  Investment securities                     6,268           --           60     50,198      35,014     115,817         --    207,357
 ....................................................................................................................................
  Loans receivable (2)                    101,159       60,504      115,684    244,319     133,599      95,848     43,203    794,316
 ....................................................................................................................................
  Mortgage-backed securities              135,993       60,868       83,405     69,770      52,216      34,088     20,808    457,148
 ....................................................................................................................................
  FHLB stock                               14,980           --           --         --          --          --         --     14,980
------------------------------------------------------------------------------------------------------------------------------------
    Total interest-earning assets         260,003      121,372      199,149    364,287     220,829     245,753     64,011  1,475,404
------------------------------------------------------------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES:
 ....................................................................................................................................
  Money market deposit accounts             6,568        5,933       10,202     25,191      11,175       7,742      1,168     67,979
 ....................................................................................................................................
  Savings accounts                         15,755       14,245       24,494     60,484      26,831      18,589      2,804    163,202
 ....................................................................................................................................
  NOW accounts                              7,655        6,918       11,894     29,360      13,027       9,026      1,363     79,243
 ....................................................................................................................................
  Time deposits                           138,589      115,995      185,153    147,872      56,734      10,097         --    654,440
 ....................................................................................................................................
  FHLB borrowings                          20,400           --           --         --          --          --         --     20,400
 ....................................................................................................................................
  Securities sold under agreements
    to repurchase                         148,700           --       50,000     24,500      30,000      35,000         --    288,200
------------------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing liabilities    337,667      143,091      281,743    287,407     137,767      80,454      5,335  1,273,464
------------------------------------------------------------------------------------------------------------------------------------

  Interest sensitivity gap (3)          $ (77,664)   $ (21,719)   $ (82,594) $  76,880   $  83,062    $165,299   $ 58,676 $  201,940
====================================================================================================================================
  Cumulative interest sensitivity gap   $ (77,664)   $ (99,383)   $(181,977) $(105,097)  $ (22,035)   $143,264   $201,940
====================================================================================================================================
  Cumulative interest sensitivity gap
    as a percent of total assets            (5.14%)      (6.58%)     (12.04%)    (6.95%)      1.46%       9.48%     13.36%
------------------------------------------------------------------------------------------------------------------------------------
  Cumulative interest-earning assets
    as a percent of cumulative
    interest-bearing liabilities            77.00%       79.33%       76.13%     89.99%      98.14%     111.30%    115.86%
------------------------------------------------------------------------------------------------------------------------------------


(1) Interest-earning assets are included in the period in which the balances are expected to be redeployed and/or repriced as a result of anticipated prepayments, scheduled rate adjustments, and contractual maturities.

(2) For purposes of the gap analysis, loans receivable includes loans held for sale and non-performing loans gross of the allowance for loan losses, undisbursed loan funds, unamortized discounts and deferred loan fees.

(3) Interest sensitivity gap represents the difference between net interest-earning assets and interest-bearing liabilities.

            Ocean Financial Corp. and Subsidiary 1997 Annual Report
                                    --15--

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

Another method of analyzing an institution's exposure to interest rate risk is by measuring the change in the institution's net portfolio value ("NPV") under various interest rate scenarios. NPV is the difference between the net present value of assets, liabilities and off-balance sheet contracts. The NPV ratio, in any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The Sensitivity Measure is the decline in the NPV ratio, in basis points, caused by a 2% increase or decrease in rates, whichever produces a larger decline. The higher an institution's Sensitivity Measure is, the greater its exposure to interest rate risk is considered to be. The Company's interest rate sensitivity is monitored by management through the use of an interest rate risk ("IRR") model which measures IRR by modeling the change in NPV over a range of interest rate scenarios. The Office of Thrift Supervision ("OTS") also produces a similar analysis using its own model, based upon data submitted on the Bank's quarterly Thrift Financial Reports, the results of which may vary from the results provided by the Company's model, primarily due to differences in the assumptions utilized including estimated loan prepayment rates, reinvestment rates and deposit decay rates. The following table sets forth the Company's NPV as of December 31, 1997, as calculated by the Company.

                                                           NPV as %
                                                         of Portfolio
                    ------------------------------------------------------------
Change in                    Net Portfolio Value        Value of Assets
Interest Rates in
Basis Points                                                   NPV        %
(Rate Shock)          Amount       $ Change     % Change      Ratio   Change (1)
--------------------------------------------------------------------------------
(dollars in thousands)

400                 $ 148,630     $(102,067)     (40.7)%      10.9%      (33.9)%
 ................................................................................
300                   181,482       (69,215)     (27.6)       12.9       (21.8)
 ................................................................................
200                   213,613       (37,084)     (14.8)       14.7       (10.9)
 ................................................................................
100                   234,059       (16,638)      (6.6)       15.8        (4.2)
 ................................................................................
Static                250,697         -            -          16.5         -
 ................................................................................
(100)                 255,243         4,546        1.8        16.5         -
 ................................................................................
(200)                 256,799         6,102        2.4        16.3        (1.2)
 ................................................................................
(300)                 258,282         7,585        3.0        16.1        (2.4)
 ................................................................................
(400)                 258,579         7,882        3.1        15.8        (4.2)
 ................................................................................

(1) Based on the portfolio value of the Company's assets assuming no change in interest rates.

As is the case with the gap table, certain shortcomings are inherent in the methodology used in the NPV IRR measurements. Modeling changes in NPV requires the making of certain assumptions which may tend to oversimplify the manner in which actual yields and costs respond to changes in market interest rates. First, the models assume that the composition of the Company's interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured. Second, the models assume that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Third, the model does not take into account the Company's business or strategic plans. Accordingly, although the NPV measurements do provide an indication of the Company's IRR exposure at a particular point in time, such measurements are not intended to provide a precise forecast of the effect of changes in market interest rates on the Company's net interest income and can be expected to differ from actual results.

Analysis of Net Interest Income

Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income also depends upon the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them.

            Ocean Financial Corp. and Subsidiary 1997 Annual Report
                                   -- 16 --

The following table sets forth certain information relating to the Company at December 31, 1997 and for each of the years ended December 31, 1997, 1996 and 1995. The yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods shown except where noted otherwise. Average balances are derived from average daily balances. The yields and costs include fees which are considered adjustments to yields.


                                         At December 31,
 .................................................................................................................
                                        1997                                   1997
 .................................................................................................................
                                                    Average                                Average
                                                     Yield/      Average                    Yield/      Average
                                       Balance        Cost       Balance     Interest        Cost       Balance
-----------------------------------------------------------------------------------------------------------------
Assets:
 .................................................................................................................
Interest-earning assets:
 .................................................................................................................
Interest earning deposits and
short-term investments              $    1,603         2.65%  $    2,852   $      155         5.43%  $    4,872
 .................................................................................................................
Investment securities (1)              207,357         6.70      196,650       13,302         6.76      148,378
 .................................................................................................................
Loans receivable, net (2)              783,695         7.81      725,866       57,540         7.93      637,453
 .................................................................................................................
Mortgage-backed securities (3)         457,148         6.73      442,500       26,907         6.08      331,669
 .................................................................................................................
FHLB stock                              14,980         7.05       11,271          752         6.67        8,323
-----------------------------------------------------------------------------------------------------------------
Total interest-earning assets        1,464,783         7.30    1,379,139       98,656         7.15    1,130,695
 .................................................................................................................
Non-interest-earning assets             46,164                    38,829                                 31,810
-----------------------------------------------------------------------------------------------------------------
Total assets                        $1,510,947                $1,417,968                             $1,162,505
=================================================================================================================

Liabilities and Equity:
 .................................................................................................................
Interest-bearing liabilities:
 .................................................................................................................
Money market deposit accounts       $   67,979         2.90%  $   68,972        2,028         2.94%  $   70,209
 .................................................................................................................
Savings accounts                       163,202         2.28      168,733        3,877         2.30      175,060
 .................................................................................................................
NOW accounts                            77,994         1.84       77,785        1,388         1.78       72,265
 .................................................................................................................
Time deposits                          654,440         5.69      637,425       35,667         5.60      609,620
-----------------------------------------------------------------------------------------------------------------
Total                                  963,615         4.60      952,915       42,960         4.51      927,154
 .................................................................................................................
FHLB borrowings                         20,400         6.38        7,207          414         5.74       39,135
 .................................................................................................................
Securities sold under
agreements to repurchase               288,200         6.01      209,089       12,234         5.85        9,803
-----------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities   1,272,215         4.95    1,169,211       55,608         4.76      976,092
 .................................................................................................................
Non-interest-bearing liabilities        23,188                    18,395                                 18,778
-----------------------------------------------------------------------------------------------------------------
Total liabilities                    1,295,403                 1,187,606                                994,870
 .................................................................................................................
Stockholders' equity                   215,544                   230,362                                167,635
-----------------------------------------------------------------------------------------------------------------
Total liabilities and equity        $1,510,947                $1,417,968                             $1,162,505
=================================================================================================================
Net interest income                                                        $   43,048
=================================================================================================================
Net interest rate spread (4)                           2.35%                                  2.39%
=================================================================================================================
Net interest margin (5)                                3.00%                                  3.12%
=================================================================================================================
Ratio of interest-earning assets
to interest-bearing liabilities         115.14%                   117.95%                                115.84%
=================================================================================================================


                                              Years Ended December 31,
 ....................................................................................................
                                        1996                                   1995
 ....................................................................................................
                                                    Average                                Average
                                                     Yield/      Average                    Yield/
                                      Interest        Cost       Balance     Interest        Cost
----------------------------------------------------------------------------------------------------
Assets:
 ....................................................................................................
Interest-earning assets:
 ....................................................................................................
Interest earning deposits and
short-term investments              $      251         5.15%  $    5,245     $    331         6.31%
 ....................................................................................................
Investment securities (1)                9,710         6.54      126,792        7,166         5.65
 ....................................................................................................
Loans receivable, net (2)               50,324         7.89      612,431       48,323         7.89
 ....................................................................................................
Mortgage-backed securities (3)          19,413         5.85      214,348       13,799         6.44
 ....................................................................................................
FHLB stock                                 538         6.46        7,679          591         7.70
----------------------------------------------------------------------------------------------------
Total interest-earning assets           80,236         7.10      966,495       70,210         7.26
 ....................................................................................................
Non-interest-earning assets                                       22,212
----------------------------------------------------------------------------------------------------
Total assets                                                  $  988,707
====================================================================================================

Liabilities and Equity:
 ....................................................................................................
Interest-bearing liabilities:
 ....................................................................................................
Money market deposit accounts            1,994         2.84%  $   68,987        2,083         3.02%
 ....................................................................................................
Savings accounts                         4,069         2.32      178,973        4,537         2.54
 ....................................................................................................
NOW accounts                             1,371         1.90       69,330        1,483         2.14
 ....................................................................................................
Time deposits                           33,555         5.50      574,844       31,723         5.52
----------------------------------------------------------------------------------------------------
Total                                   40,989         4.42      892,134       39,826         4.46
 ....................................................................................................
FHLB borrowings                          2,298         5.87        2,933          178         6.07
 ....................................................................................................
Securities sold under
agreements to repurchase                   570         5.81           --           --           --
----------------------------------------------------------------------------------------------------
Total interest-bearing liabilities      43,857         4.49      895,067       40,004         4.47
 ....................................................................................................
Non-interest-bearing liabilities                                   9,457
----------------------------------------------------------------------------------------------------
Total liabilities                                                904,524
 ....................................................................................................
Stockholders' equity                                              84,183
----------------------------------------------------------------------------------------------------
Total liabilities and equity                                  $  988,707
====================================================================================================
Net interest income                 $   36,379                               $ 30,206
====================================================================================================
Net interest rate spread (4)                           2.61%                                  2.79%
====================================================================================================
Net interest margin (5)                                3.22%                                  3.13%
====================================================================================================
Ratio of interest-earning assets
to interest-bearing liabilities                                    107.98%
====================================================================================================


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

             Ocean Financial Corp. and Subsidiary 1997 Annual Report
                                   -- 17 --

Rate Volume Analysis. The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Company's interest income and interest expense during the periods indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.


                                                              Year Ended December 31, 1997       Year Ended December 31, 1996
                                                                       Compared to                        Compared to
                                                              Year Ended December 31, 1996       Year Ended December 31, 1995
                                                           ---------------------------------------------------------------------
                                                             Increase (Decrease)                 Increase (Decrease)
                                                                   Due to                              Due to
                                                           ---------------------------------------------------------------------
                                                             Volume        Rate         Net      Volume        Rate         Net
--------------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS:
 ................................................................................................................................
 Interest-earning deposits and short-term investments      $   (109)   $     13    $    (96)   $    (22)   $    (58)   $    (80)
 ................................................................................................................................
 Investment securities                                        3,256         336       3,592       1,321       1,223       2,544
 ................................................................................................................................
 Loans receivable, net                                        6,962         254       7,216       2,001           -       2,001
 ................................................................................................................................
 Mortgage-backed securities                                   6,705         789       7,494       6,976      (1,362)      5,614
 ................................................................................................................................
 FHLB stock                                                     196          18         214          47        (100)        (53)
--------------------------------------------------------------------------------------------------------------------------------
   Total interest-earning assets                             17,010       1,410      18,420      10,323        (297)     10,026
--------------------------------------------------------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES:
 ................................................................................................................................
 Money market deposit accounts                                  (35)         69          34          37        (126)        (89)
 ................................................................................................................................
 Savings accounts                                              (155)        (37)       (192)        (94)       (374)       (468)
 ................................................................................................................................
 NOW accounts                                                   104         (87)         17          61        (173)       (112)
 ................................................................................................................................
 Time deposits                                                1,510         602       2,112       1,945        (113)      1,832
--------------------------------------------------------------------------------------------------------------------------------
   Total                                                      1,424         547       1,971       1,949        (786)      1,163
 ................................................................................................................................
 FHLB borrowings                                             (1,834)        (50)     (1,884)      2,126          (6)      2,120
 ................................................................................................................................
 Securities sold under agreements to repurchase              11,660           4      11,664         570           -         570
--------------------------------------------------------------------------------------------------------------------------------
   Total interest-bearing liabilities                        11,250         501      11,751       4,645        (792)      3,853
--------------------------------------------------------------------------------------------------------------------------------
Net change in net interest income                          $  5,760    $    909    $  6,669    $  5,678    $    495    $  6,173
--------------------------------------------------------------------------------------------------------------------------------


Comparison of Financial Condition at December 31, 1997 and December 31, 1996

Total assets at December 31, 1997 were $1.511 billion, an increase of $207.1 million, or 15.9%, compared to $1.304 billion at December 31, 1996.

Investment securities available for sale increased by $33.3 million, to a balance of $207.3 million at December 31, 1997, compared to a balance of $174.0 million at December 31, 1996, and mortgage-backed securities available for sale increased by $61.6 million, to $457.1 million at December 31, 1997, from $395.5 million at December 31, 1996. The increase in investment and mortgage-backed securities available for sale was due to the continued deployment of a wholesale leverage strategy adopted in late 1996, designed to improve returns on invested capital. Wholesale leverage growth was funded through securities sold under agreements to repurchase, which increased to $288.2 million at December 31, 1997 from $99.3 at December 31, 1996. The strategy primarily involves the purchase of adjustable and fixed-rate mortgage-backed securities funded by short and medium-term repurchase agreements and the purchase of medium-term callable agency securities funded by repurchase agreements with maturities through the call date. Loans receivable, net, increased by $105.0 million, or 15.5%, to a balance of $783.7 million at December 31, 1997, compared to a balance of $678.7 million at December 31, 1996. The increase was largely attributable to robust residential loan growth in the Bank's market area, as well as commercial lending initiatives which accounted for $14.4 million of this growth.

Total deposits at December 31, 1997 were $976.8 million, an increase of $42.1 million, compared to $934.7 million at December 31, 1996. Stockholders' equity at December 31, 1997 was $215.5 million, compared to $252.8 million at December 31, 1996. The reduction was due to the award of 335,523 shares of common stock to directors and officers of the Company and the Bank under the Company's 1997 Incentive Plan. The fair market value of the shares on February 4, 1997 (the date of shareholder approval) was initially recorded as a reduction to stockholders' equity and is being amortized to expense. Additionally, through December 31, 1997, the Company has completed the repurchase of 1,206,264 shares, or 13.3%, of outstanding common stock. These shares were held as treasury stock at December 31, 1997.

             Ocean Financial Corp. and Subsidiary 1997 Annual Report
                                    -- 18 --

Results of Operations

General

Net income increased to $13.8 million for the year ended December 31, 1997, as compared to a net loss of $1.7 million for the year ended December 31, 1996. Prior year amounts were adversely affected by a charge of $5.7 million ($3.7 million after tax) representing the Bank's share of a special assessment to recapitalize the Savings Association Insurance Fund ("SAIF") of the FDIC. Additionally, concurrent with the close of the Company's stock offering on July 2, 1996, the Company funded The Ocean Federal Foundation with a one-time donation of 671,046 shares of common stock, resulting in a charge of $13.4 million ($9.7 million after tax).

Interest Income

Interest income for the year ended December 31, 1997 was $98.6 million, compared to $80.2 million for the year ended December 31, 1996, an increase of $18.4 million, or 23.0%. The increase in interest income was the result of increases in the average size of the investment and mortgage-backed securities available for sale portfolios, due to the investment, in 1997, of funds received from wholesale borrowings. Also, the average balance of loans receivable increased $88.4 million for the year ended December 31, 1997, as compared to the same prior year period. The increase in interest income was further augmented by an increase in the yield on average interest earning assets, which improved to 7.15% on average in 1997, from 7.10% on average in 1996.

Interest Expense

Interest expense for the year ended December 31, 1997 was $55.6 million, compared to $43.9 million for the year ended December 31, 1996, an increase of $11.7 million or 26.8%. The increase in interest expense was primarily the result of an increase in the average outstanding balance of total borrowings, as previously discussed, and a smaller average increase in deposits. The average cost of interest-bearing liabilities also increased to 4.76% for the year ended December 31, 1997, as compared to 4.49% for the same prior year period due to a greater percentage increase in higher cost wholesale funding over retail deposit funding.

Provision for Loan Losses

For the year ended December 31, 1997, the Company's provision for loan losses was $900,000, compared to $700,000 for the same prior year period. The increase was due to overall loan growth and the introduction of commercial business loans which generally carry greater credit risk than the 1-4 family mortgage loans which have been the Bank's historical focus.

Management of the Company is responsible for the determination of the level of the allowance for loan losses. The allowance for loan losses is maintained at a level sufficient to provide for estimated losses based on evaluating known and inherent risks in the loan portfolio and upon management's continuing analysis of the factors underlying the quality of the loan portfolio. These factors include changes in the size and composition of the loan portfolio, actual loan loss experience, current and anticipated economic conditions, detailed analysis of individual loans for which full collectability may not be assured, and determination of the existence and realizable value of the collateral and guarantees securing the loan. Additions to this allowance are charged to earnings. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to provide additions to the allowance based upon information available to them at the time of their examination. Although management uses the best information available, future adjustments to the allowance may be necessary due to economic, operating, regulatory and other conditions beyond the Company's control.

Other Income

Other income was $2.5 million for the year ended December 31, 1997, compared to $2.9 million for the same prior year period. Income from the net gain (loss) on sales of loans and securities decreased $410,000 for the year ended December 31, 1997, compared to the same prior year period. The decrease was due to the recognition of a loss of $142,000 in 1997 on the sale of a mortgage-backed security. Additionally, the Company sold $2.7 million of 30-year fixed rate mortgage loans in 1997, a decrease of $21.5 million as compared to $24.2 million sold in 1996. Management determined that the significant capital position of the Company mitigated the additional interest rate risk associated with retaining these mortgages.

Operating Expenses

Operating expenses were $23.1 million and $39.2 million for the year ended December 31, 1997, a decrease of $16.1 million compared to the same prior year period. The charitable donation to The Ocean Federal Foundation in the third quarter of 1996 accounted for $13.4 million of the decrease. Additionally, federal deposit insurance expense declined by $7.3 million for the year ended December 31, 1997, compared to the same prior year period due to the special SAIF assessment of $5.7 million recorded in the third quarter of 1996. As a result of the special assessment insurance premiums on SAIF-insured deposits declined to 6.5 basis points per $100 of deposits effective January 1, 1997, as compared to 23 basis points in 1996.

The increase in compensation and employee benefits expense of $3.7 million for the year ended December 31, 1997, as compared to the same prior year period, was due to the expense associated with the amortization, beginning in February 1997, of incentive stock awards and the higher expense associated with the Bank's Employee Stock Ownership Plan as a result of the increase in the Company's stock price over its initial $20 per share cost. The ESOP expense was partly offset by eliminating matching contributions under the Bank's 401K Plan.

Equipment expense increased by $426,000 for the year ended December 31, 1997, compared to the same prior year period due to the establishment of two new branch offices and the upgrade of computer equipment. General and administrative expenses increased by $386,000 for the year ended December 31, 1997, compared to the same prior year period due to expenses associated with operating as a publicly-owned holding company.

Provision  for Income Taxes

Income tax expense was $7.7 million for the year ended December 31, 1997, compared to $1.1 million for the year ended December 31, 1996 due to the significant increase in income before income taxes.


Comparison of Operating Results for the Years Ended December 31, 1996 and December 31, 1995

General

The Company incurred a net loss of $1.7 million for the year ended December 31, 1996, as compared to net income of $7.9 million for the year ended December 31, 1995. The 1996 loss was caused by the charitable donation to The Ocean Federal Foundation of 671,046 shares of common stock which resulted in expense recognition of $13.4 million ($9.7 million net of tax), the fair market value of the

             Ocean Financial Corp. and Subsidiary 1997 Annual Report
                                    -- 19 --
stock at the time of the donation. Operating results for the year ended December 31, 1996 were further reduced by a special one-time assessment imposed on institutions such as the Bank insured by SAIF. The special assessment was 65.7 basis points on SAIF assessable deposits as of March 31, 1995. The Company's assessment was $5.7 million ($3.7 million net of taxes).

Interest Income

Interest income for the year ended December 31, 1996 was $80.2 million, compared to $70.2 million for the year ended December 31, 1995, an increase of $10.0 million, or 14.3%. The increase in interest income was the result of increases in the average size of the investment and mortgage-backed securities available for sale portfolios, which together increased $138.9 million on average, due to the 1996 purchases relating to the investment of net Conversion proceeds. Many of these purchases were made early in 1996 as the Company prefunded expected Conversion proceeds by increasing Federal Home Loan Bank ("FHLB") borrowings and investing the borrowed funds in investment and mortgage-backed securities. The FHLB borrowings were then repaid upon consummation of the Conversion. Additionally, the average balance of loans receivable increased by $25.0 million during 1996 as compared to 1995. The overall increase in interest-earning assets was partially offset by the effects of a lower average interest-earning asset yield which decreased to 7.10% for the year ended December 31, 1996, as compared to 7.26% for the year ended December 31, 1995.

Interest Expense

Interest expense for the year ended December 31, 1996 was $43.9 million, compared to $40.0 million for the year ended December 31, 1995, an increase of $3.9 million, or 9.6%. The increase in interest expense for the year ended December 31, 1996, as compared to the same period in 1995 was the result of an increase in the average outstanding balance of both deposits (to $927.2 million for the year ended December 31, 1996, from $892.1 million for the same period in
1995) and FHLB borrowings (to $39.1 million for the year ended December 31, 1996, from $2.9 million for the same period in 1995.

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

Operating Expenses

Operating expenses were $39.2 million for the year ended December 31, 1996, an increase of $21.2 million compared to the same prior year period. The charitable donation to The Ocean Federal Foundation accounted for $13.4 million of the increase. The Bank's share of the special assessment imposed by the FDIC on SAIF-insured institutions of $5.7 million accounted for the increase in federal deposit insurance for the year ended December 31, 1996, as compared to the same prior year period. The increase in compensation and employee benefits expense of $1.6 million for the year ended December 31, 1996, as compared to the same prior year period, was due to the expense associated with the adoption, effective January 1,1996, of the ESOP. This expense was partly offset by freezing the future accrual of benefits under the Bank's defined benefit pension plan.

Provision for Income Taxes

Income tax expense was $1.1 million for the year ended December 31, 1996, compared to $4.7 million for the year ended December 31, 1995.

The Company has been advised by its independent accountants that the Company's contribution of common stock to The Ocean Federal Foundation is tax deductible, subject to a limitation based on 10% of the Company's annual taxable income. The Company, however, is able to carry forward any unused portion of the deduction for five years following the year in which the contribution is made. Based on the Company's estimate of annual taxable income for 1996 and for the next successive five years (the carry forward period), the Company recognized a tax benefit of $3.7 million on the $13.4 million charitable donation. An additional $1.2 million of tax benefit was unrecognized due to the limitations imposed by the tax code. The unrecognized tax benefit relating to the charitable donation caused the Company to recognize an income tax expense for 1996 despite a pre-tax book loss.

Liquidity and Capital Resources

The Company's primary sources of funds are deposits, principal and interest payments on loans and mortgage-backed securities, FHLB and other borrowings and, to a lesser extent, investment maturities and proceeds from the sale of loans. While scheduled amortization of loans are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. The Company has other sources of liquidity if a need for additional funds arises, including an overnight line of credit and advances from the FHLB. At December 31, 1997, the Company had $20.4 million of outstanding overnight borrowings from the FHLB, representing an increase from $8.8 million at December 31, 1996. The Company utilizes the overnight line from time to time to fund short-term liquidity needs. The Company also borrowed $288.2 million at December 31, 1997 through securities sold under agreements to repurchase, an increase from $99.3 million at December 31, 1996. These borrowings were used to fund a wholesale leverage strategy designed to improve returns on invested capital.

The Company's cash needs for the year ended December 31, 1997, were principally provided by principal payments on loans and mortgage-backed securities, deposit flows, and borrowings through securities sold under agreements to repurchase. The cash provided was principally used for investing activities, which included the purchase of investment and mortgage-backed securities and the

             Ocean Financial Corp. and Subsidiary 1997 Annual Report
                                    -- 20 --
origination of loans. The Company also used funds to purchase outstanding common stock, either to fund incentive awards or to hold as treasury stock. For the year ended December 31, 1996, the cash needs of the Company were primarily satisfied by investment maturities, principal payments on loans and mortgage-backed securities, borrowings through securities sold under agreements to repurchase and proceeds from common stock subscriptions. The cash was principally utilized for loan originations and purchases of investment and mortgage-backed securities.

Federal regulations require the Bank to maintain minimum levels of liquid assets. The required percentage has varied from time to time based upon economic conditions and savings flows and is currently 4% (a decrease from 5% at December 31, 1996) of net withdrawable savings deposits and borrowings payable on demand or in one year or less during the preceding calendar month. Liquid assets for purposes of this ratio include cash, accrued interest receivable, certain time deposits, U.S. Treasury and Government agencies and other securities and obligations generally having remaining maturities of less than five years. The levels of these assets are dependent on the Bank's operating, financing, lending and investing activities during any given period. As of December 31, 1997 and 1996, the Bank's liquidity ratios were 9.8% and 17.5%, respectively, both in excess of the minimum regulatory requirement.

At December 31, 1997, the Bank exceeded all of its regulatory capital requirements with tangible capital of $178.6 million, or 11.9%, of total adjusted assets, which is above the required level of $22.5 million or 1.5%; core capital of $178.6 million or 11.9% of total adjusted assets, which is above the required level of $45.0 million, or 3.0%; and risk-based capital of $185.0 million, or 29.9% of risk-weighted assets, which is above the required level of $49.5 million or 8.0%. The Bank is considered a "well capitalized" institution under the Office of Thrift Supervision's prompt corrective action regulations.

Impact of Year 2000

The Company is conducting a comprehensive review of its computer systems and third party vendors to identify the systems that could be affected by the "Year 2000" issue. The Year 2000 problem is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the Year 2000. This could result in system failure or miscalculations. The Company is devoting the necessary internal and external resources in the development of an implementation plan to address Year 2000. Management anticipates that all Year 2000 initiatives and testing will be completed in a timely manner and will meet all regulatory milestones. Expenditures in future years are not expected to have a material impact on the Company.

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


Impact of New Accounting Standards

Statement of Financial Accounting Standards No. 129, "Disclosure of Information about Capital Structure" (SFAS 129) was issued in February 1997. SFAS 129 is effective for periods ending after December 15, 1997. SFAS 129 lists required disclosures about capital structure that had been included in a number of separate statements and opinions of authoritative accounting literature. As such, the adoption of SFAS 129 is not expected to have a significant impact on the disclosures in financial statements of the Company.

In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130). SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Under SFAS 130, comprehensive income is divided into net income and other comprehensive income. Other comprehensive income includes items previously recorded directly in equity, such as unrealized gains or losses on securities available for sale. SFAS 130 is effective for interim and annual periods beginning after December 15, 1997. Comparative financial statements provided for earlier periods are required to be reclassified to reflect application of the provisions of the Statement. The adoption of SFAS 130 is not expected to have a significant impact on the Company.

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS
131). SFAS 131 establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected financial information about operating segments in interim financial reports to shareholders. SFAS 131 is effective for financial statements for periods beginning after December 15, 1997. The adoption of SFAS 131 is not expected to have a significant impact on the Company.

Private Securities Litigation Reform Act Safe Harbor Statement

In addition to historical information, this annual report may include certain forward looking statements based on current management expectations. The Company's actual results could differ materially from those management expectations. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal and state tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of the Bank's loan and investment portfolios, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. Further description of the risks and uncertainties to the business are included in Item 1, BUSINESS of the Company's 1997 Form 10-K.

             Ocean Financial Corp. and Subsidiary 1997 Annual Report
                                    -- 21 --

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION


December 31, 1997 and 1996                                                                            1997                     1996
 ....................................................................................................................................
(dollars in thousands, except per share amounts)

ASSETS
 ....................................................................................................................................
Cash and due from banks                                                                      $       2,225            $       5,372
 ....................................................................................................................................
Investment securities available for sale (notes 4, 11 and 15)                                      207,357                  174,028
 ....................................................................................................................................
Federal Home Loan Bank of New York stock, at cost                                                   14,980                    8,457
 ....................................................................................................................................
Mortgage-backed securities available for sale (notes 5, 11 and 15)                                 457,148                  395,542
 ....................................................................................................................................
Loans receivable, net (notes 6 and 15)                                                             783,695                  678,728
 ....................................................................................................................................
Mortgage loans held for sale                                                                             -                      727
 ....................................................................................................................................
Interest and dividends receivable (note 7)                                                          11,064                    9,757
 ....................................................................................................................................
Real estate owned, net (note 9)                                                                      1,198                    1,555
 ....................................................................................................................................
Premises and equipment, net (note 8)                                                                14,279                   14,100
 ....................................................................................................................................
Other assets (note 12)                                                                              19,001                   15,599
------------------------------------------------------------------------------------------------------------------------------------
  Total assets                                                                               $   1,510,947            $   1,303,865
====================================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
 ....................................................................................................................................
Deposits (note 10)                                                                           $     976,764            $     934,730
 ....................................................................................................................................
Federal Home Loan Bank borrowings                                                                   20,400                    8,800
 ....................................................................................................................................
Securities sold under agreements to repurchase (note 11)                                           288,200                   99,322
 ....................................................................................................................................
Advances by borrowers for taxes and insurance                                                        4,773                    3,832
 ....................................................................................................................................
Other liabilities (notes 12 and 13)                                                                  5,266                    4,392
------------------------------------------------------------------------------------------------------------------------------------
  Total liabilities                                                                              1,295,403                1,051,076
------------------------------------------------------------------------------------------------------------------------------------
Stockholders' Equity (notes 2, 3, 12, 13 and 14):
 ....................................................................................................................................
  Preferred stock, $.01 par value, 5,000,000 shares authorized, no shares issued                         -                        -
 ....................................................................................................................................
  Common stock, $.01 par value, 55,000,000 shares authorized, 9,059,124 shares issued and 7,852,860 and 9,059,124 shares outstanding at December 31, 1997 and 1996,
    respectively                                                                                        91                       91
 ....................................................................................................................................
  Additional paid-in capital                                                                       177,223                  176,812
 ....................................................................................................................................
  Retained earnings-substantially restricted                                                        97,577                   88,552
 ....................................................................................................................................
  Net unrealized gain (loss) on securities available for sale, net of tax                              989                     (335)
 ....................................................................................................................................
  Less:  Unallocated common stock held by Employee Stock Ownership Plan                            (10,903)                 (12,331)
 ....................................................................................................................................
         Unearned Incentive Awards                                                                  (7,897)                       -
 ....................................................................................................................................
         Treasury stock (1,206,264 shares at December 31, 1997)                                    (41,536)
------------------------------------------------------------------------------------------------------------------------------------
  Total stockholders' equity                                                                       215,544                  252,789
------------------------------------------------------------------------------------------------------------------------------------
Commitments and contingencies (note 15)
 ....................................................................................................................................
  Total liabilities and stockholders' equity                                                 $   1,510,947            $   1,303,865
====================================================================================================================================


See accompanying notes to consolidated financial statements.

             Ocean Financial Corp. and Subsidiary 1997 Annual Report
                                   -- 22 --

CONSOLIDATED STATEMENTS OF INCOME


Years Ended December 31, 1997, 1996 and 1995                                 1997                     1996                     1995
------------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands, except per share amounts)

INTEREST INCOME:
 ....................................................................................................................................
  Loans                                                               $    57,540              $    50,324             $     48,323
 ....................................................................................................................................
  Mortgage-backed securities                                               26,907                   19,413                   13,799
 ....................................................................................................................................
  Investment securities and other                                          14,209                   10,499                    8,088
------------------------------------------------------------------------------------------------------------------------------------
    Total interest income                                                  98,656                   80,236                   70,210
------------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
 ....................................................................................................................................
  Deposits (note 10)                                                       42,960                   40,989                   39,826
 ....................................................................................................................................
  Borrowed funds                                                           12,648                    2,868                      178
------------------------------------------------------------------------------------------------------------------------------------
    Total interest expense                                                 55,608                   43,857                   40,004
------------------------------------------------------------------------------------------------------------------------------------
    Net interest income                                                    43,048                   36,379                   30,206
 ....................................................................................................................................
Provision for loan losses (note 6)                                            900                      700                      950
------------------------------------------------------------------------------------------------------------------------------------
    Net interest income after provision for loan losses                    42,148                   35,679                   29,256
------------------------------------------------------------------------------------------------------------------------------------
OTHER INCOME:
 ....................................................................................................................................
  Fees and service charges (note 6)                                         1,905                    1,819                    1,603
 ....................................................................................................................................
  Net (loss) gain on sales of loans and securities available for sale
    (notes 4 and 6)                                                          (132)                     278                     (340)
 ....................................................................................................................................
  Net income from (cost of) other real estate operations                      223                      355                      (41)
 ....................................................................................................................................
  Other                                                                       513                      429                      134
------------------------------------------------------------------------------------------------------------------------------------
    Total other income                                                      2,509                    2,881                    1,356
------------------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:
 ....................................................................................................................................
  Compensation and employee benefits (notes 13 and 14)                     13,969                   10,296                    8,707
 ....................................................................................................................................
  Occupancy (note 15)                                                       1,919                    1,882                    1,721
 ....................................................................................................................................
  Equipment                                                                 1,288                      862                      879
 ....................................................................................................................................
  Marketing                                                                   684                      818                      836
 ....................................................................................................................................
  Federal deposit insurance (note 18)                                         719                    8,051                    2,199
 ....................................................................................................................................
  Data processing                                                           1,243                      941                      737
 ....................................................................................................................................
  General and administrative                                                3,323                    2,937                    2,927
 ....................................................................................................................................
  Charitable donation (notes 2 and 12)                                          -                   13,419                        -
------------------------------------------------------------------------------------------------------------------------------------
    Total operating expenses                                               23,145                   39,206                   18,006
------------------------------------------------------------------------------------------------------------------------------------
    Income (loss) before provision for income taxes                        21,512                     (646)                  12,606
 ....................................................................................................................................
Provision for income taxes (note 12)                                        7,687                    1,083                    4,659
------------------------------------------------------------------------------------------------------------------------------------
    Net income (loss)                                                 $    13,825              $    (1,729)            $      7,947
====================================================================================================================================
Basic earnings (loss) per share                                       $      1.80              $      (.78)                     N/A
====================================================================================================================================
Diluted earnings (loss) per share                                     $      1.77              $      (.78)                     N/A
====================================================================================================================================
Average basic shares outstanding (note 1)                                   7,672                    8,430                      N/A
====================================================================================================================================
Average diluted shares outstanding (note 1)                                 7,819                    8,430                      N/A
====================================================================================================================================


Earnings (loss) per share and shares outstanding for 1996 cover the period from July 2, 1996 (date of conversion) to December 31, 1996

See accompanying notes to consolidated financial statements.

             Ocean Financial Corp. and Subsidiary 1997 Annual Report
                                   -- 23 --

CONSOLIDATED STATEMENTS OF CHANGES
IN STOCKHOLDERS' EQUITY


                                                                                                                   Net
                                                                                                            Unrealized
                                                                                                           Gain (Loss)
                                                                                                                    On
                                                                                                            Securities
                                                                          Additional                         Available
                                                               Common        Paid-In        Retained         For Sale,
For The Years Ended 31, 1997, 1996 and 1995                     Stock        Capital        Earnings        Net of Tax
--------------------------------------------------------------------------------------------------------------------------
(dollars in thousands, except per share amounts)
Balance at December 31, 1994                                     $ --      $      --        $ 82,334           $    --
 ..........................................................................................................................
Net income for the year ended December 31, 1995                    --             --           7,947                --
 ..........................................................................................................................
Change in net unrealized gain (loss) on securities
  available for sale, net of tax                                   --             --              --             2,070
--------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995                                       --             --          90,281             2,070
 ..........................................................................................................................
Sale of 8,388,078 shares of common stock
  in conversion                                                    84        163,216              --                --
 ..........................................................................................................................
Donation of 671,046 shares of common stock to the
  Ocean Federal Foundation at par value                             7         13,414              --                --
 ..........................................................................................................................
Acquisition of 671,046 shares of stock by ESOP                     --             --              --                --
 ..........................................................................................................................
Allocation of ESOP stock                                           --             --              --                --
 ..........................................................................................................................
ESOP adjustment                                                    --            182              --                --
 ..........................................................................................................................
Change in net unrealized gain (loss) on securities
  available for sale, net of tax                                   --             --              --            (2,405)
 ..........................................................................................................................
Net loss for the year ended December 31, 1996                      --             --          (1,729)               --
--------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996                                       91        176,812          88,552              (335)
 ..........................................................................................................................
Acquisition of 335,523 shares of common stock
  for Incentive Awards                                             --           (506)             --                --
 ..........................................................................................................................
Earned Incentive Awards                                            --             --              --                --
 ..........................................................................................................................
Purchase 1,206,264 shares of common stock                          --             --              --                --
 ..........................................................................................................................
Allocation of ESOP stock                                           --             --              --                --
 ..........................................................................................................................
ESOP adjustment                                                    --            917              --                --
 ..........................................................................................................................
Cash dividend - $.60 per share                                     --             --          (4,800)               --
 ..........................................................................................................................
Change in net unrealized gain (loss) on securities
  available for sale, net of tax                                   --             --              --             1,324
 ..........................................................................................................................
Net income for the year ended December 31, 1997                    --             --          13,825                --
--------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997                                     $ 91      $ 177,223        $ 97,577           $   989
==========================================================================================================================


                                                             Employee
                                                                Stock       Unearned
                                                            Ownership      Incentive        Treasury
For The Years Ended 31, 1997, 1996 and 1995                      Plan         Awards           Stock             Total
--------------------------------------------------------------------------------------------------------------------------
(dollars in thousands, except per share amounts)
Balance at December 31, 1994                                 $     --        $    --        $     --         $  82,334
 ..........................................................................................................................
Net income for the year ended December 31, 1995                    --             --              --             7,947
 ..........................................................................................................................
Change in net unrealized gain (loss) on securities
  available for sale, net of tax                                   --             --              --             2,070
--------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995                                       --             --              --            92,351
 ..........................................................................................................................
Sale of 8,388,078 shares of common stock
  in conversion                                                    --             --              --           163,300
 ..........................................................................................................................
Donation of 671,046 shares of common stock to the
  Ocean Federal Foundation at par value                            --             --              --            13,421
 ..........................................................................................................................
Acquisition of 671,046 shares of stock by ESOP                (13,421)            --              --           (13,421)
 ..........................................................................................................................
Allocation of ESOP stock                                        1,090             --              --             1,090
 ..........................................................................................................................
ESOP adjustment                                                    --             --              --               182
 ..........................................................................................................................
Change in net unrealized gain (loss) on securities
  available for sale, net of tax                                   --             --              --            (2,405)
 ..........................................................................................................................
Net loss for the year ended December 31, 1996                      --             --              --            (1,729)
--------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996                                  (12,331)            --              --           252,789
 ..........................................................................................................................
Acquisition of 335,523 shares of common stock
  for Incentive Awards                                             --         (9,670)             --           (10,176)
 ..........................................................................................................................
Earned Incentive Awards                                            --          1,773              --             1,773
 ..........................................................................................................................
Purchase 1,206,264 shares of common stock                          --             --         (41,536)          (41,536)
 ..........................................................................................................................
Allocation of ESOP stock                                        1,428             --              --             1,428
 ..........................................................................................................................
ESOP adjustment                                                    --             --              --               917
 ..........................................................................................................................
Cash dividend - $.60 per share                                     --             --              --            (4,800)
 ..........................................................................................................................
Change in net unrealized gain (loss) on securities
  available for sale, net of tax                                   --             --              --             1,324
 ..........................................................................................................................
Net income for the year ended December 31, 1997                    --             --              --            13,825
--------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997                                 $(10,903)       $(7,897)       $(41,536)        $ 215,544
==========================================================================================================================

See accompanying notes to consolidated financial statements.

            Ocean Financial Corp. and Subsidiary 1997 Annual Report
                                   -- 24 --

CONSOLIDATED STATEMENTS OF CASH FLOWS


Years Ended December 31, 1997, 1996 and 1995                                                         1997         1996         1995
------------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                                                             $  13,825    $  (1,729)   $   7,947
 ....................................................................................................................................
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
 ....................................................................................................................................
    Donation of 671,046 shares of common stock to the Ocean Federal Foundation                          -       13,419            -
 ....................................................................................................................................
    Depreciation and amortization of premises and equipment                                         1,354          760          810
 ....................................................................................................................................
    Amortization of Incentive Awards                                                                1,773            -            -
 ....................................................................................................................................
    Amortization of ESOP                                                                            1,428        1,090            -
 ....................................................................................................................................
    ESOP adjustment                                                                                   917          182            -
 ....................................................................................................................................
    Amortization of servicing asset                                                                   197          204          106
 ....................................................................................................................................
    Net premium amortization in excess of discount accretion on securities                          3,498        1,761          585
 ....................................................................................................................................
    Net accretion of deferred fees and discounts in excess of premium amortization on loans          (382)        (487)        (535)
 ....................................................................................................................................
    Provision for loan losses                                                                         900          700          950
 ....................................................................................................................................
    Deferred taxes                                                                                    818       (3,263)         385
 ....................................................................................................................................
    Net gain on sales of real estate owned                                                           (457)        (507)        (256)
 ....................................................................................................................................
    Net  loss (gain) on sales of loans and securities available for sale                              132         (278)         340
 ....................................................................................................................................
    Proceeds from sales of mortgage loans held for sale                                             2,705       24,173       19,108
 ....................................................................................................................................
    Mortgage loans originated for sale                                                             (2,008)     (23,453)     (21,264)
 ....................................................................................................................................
    Increase in interest and dividends receivable                                                  (1,307)      (2,277)        (251)
 ....................................................................................................................................
    Increase in other assets                                                                       (5,154)        (830)      (4,160)
 ....................................................................................................................................
    Increase in other liabilities                                                                     874          577        1,371
------------------------------------------------------------------------------------------------------------------------------------
        Total adjustments                                                                           5,288       11,771       (2,811)
------------------------------------------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                                                    19,113       10,042        5,136
------------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Net increase in loans receivable                                                               (107,948)     (68,429)     (23,588)
 ....................................................................................................................................
  Proceeds from sales of investment and mortgage-backed securities available for sale              19,006            -       63,713
 ....................................................................................................................................
  Purchase of investment securities available for sale                                            (51,154)    (105,006)     (29,976)
 ....................................................................................................................................
  Purchase of mortgage-backed securities available for sale                                      (248,917)    (251,004)     (34,575)
 ....................................................................................................................................
  Purchase of investment securities held to maturity                                                    -            -      (54,975)
 ....................................................................................................................................
  Purchase of  mortgage-backed securities held to maturity                                              -            -      (53,915)
 ....................................................................................................................................
  Proceeds from maturities of investment securities available for sale                             20,300       43,858            -
 ....................................................................................................................................
  Principal payments on mortgage-backed securities available for sale                             164,291      117,048            -
 ....................................................................................................................................
  Principal payments on mortgage-backed securities held to maturity                                     -            -       50,193
 ....................................................................................................................................
  Proceeds from maturities of investment securities held to maturity                                    -            -       33,624
 ....................................................................................................................................
  Purchases of Federal Home Loan Bank of New York stock                                            (6,523)        (734)        (400)
 ....................................................................................................................................
  Proceeds from sales of real estate owned                                                          3,277        2,503        3,261
 ....................................................................................................................................
  Purchases of premises and equipment                                                              (1,533)      (7,219)      (4,121)
------------------------------------------------------------------------------------------------------------------------------------
    Net cash used in investing activities                                                        (209,201)    (268,983)     (50,759)
------------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase in deposits                                                                             42,034        8,172       59,138
 ....................................................................................................................................
  Increase (decrease) increase in Federal Home Loan Bank borrowings                                11,600       (1,600)      (5,900)
 ....................................................................................................................................
  Increase in securities sold under agreements to repurchase                                      188,878       99,322            -
 ....................................................................................................................................
  Increase in advances by borrowers for taxes and insurance                                           941          511          168
 ....................................................................................................................................
  Net proceeds of common stock issuance                                                                 -      149,886            -
 ....................................................................................................................................
  Purchase of Incentive Award shares                                                              (10,176)           -            -
 ....................................................................................................................................
  Dividends paid                                                                                   (4,800)           -            -
 ....................................................................................................................................
  Purchase of treasury stock                                                                      (41,536)           -            -
------------------------------------------------------------------------------------------------------------------------------------
    Net cash provided by financing activities                                                     186,941      256,291       53,406
------------------------------------------------------------------------------------------------------------------------------------
    Net (decrease) increase in cash and due from banks                                             (3,147)      (2,650)       7,783
 ....................................................................................................................................
Cash and due from banks at beginning of year                                                        5,372        8,022          239
------------------------------------------------------------------------------------------------------------------------------------
Cash and due from banks at end of year                                                          $   2,225    $   5,372    $   8,022
====================================================================================================================================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for:
 ....................................................................................................................................
    Interest                                                                                    $  54,863    $  43,624    $  39,849
 ....................................................................................................................................
    Income taxes                                                                                    7,246        4,231        3,873
 ....................................................................................................................................
  Non cash investing activities:
 ....................................................................................................................................
    Transfer of loans receivable to real estate owned                                               2,463        2,184        2,792
 ....................................................................................................................................
    Transfer of investment and mortgage-backed securities
      from held-to-maturity to available for sale                                                       -            -      382,713
 ....................................................................................................................................
    Mortgage loans securitized into mortgage-backed securities                                  $   2,025    $  23,392    $  17,180
====================================================================================================================================

See accompanying notes to consolidated financial statements.


            Ocean Financial Corp. and Subsidiary 1997 Annual Report
                                   -- 25 --

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


December 31, 1997 and 1996

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

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Ocean Federal Savings Bank, and its wholly-owned subsidiaries, Ocean Federal Realty, Inc. and Ocean Investment Services, Corp. All significant intercompany accounts and transactions have been eliminated in consolidation.

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

Investment and Mortgage-Backed Securities

Investment and mortgage-backed securities identified as held to maturity are carried at cost, adjusted for amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income using a method which approximates a level yield over the estimated average life of the security. Management determines the appropriate classification of securities at the time of purchase. If management has the intent and the Company has the ability at the time of purchase to hold securities until maturity, they are classified as held to maturity.

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

Loans Receivable

Loans receivable, other than loans held for sale, are stated at unpaid principal balance, plus unamortized premiums less unearned discounts, net deferred loan origination and commitment fees, and the allowance for loan losses. Discounts and premiums are recognized in income using the level-yield method over the estimated lives of the loans.

Loan origination and commitment fees and certain direct loan origination costs are deferred and the net fee or cost is recognized in interest income using the level-yield method over the contractual life of the specifically identified loans, adjusted for actual prepayments.

Loans in which interest is more than 90 days past due, including impaired loans, and other loans in the process of foreclosure are placed on nonaccrual status. Interest income previously accrued on these loans, but not yet received, is reversed in the current period. Any interest subsequently collected is credited to income in the period of recovery. A loan is returned to accrual status when all amounts due have been received and the remaining principal balance is deemed collectible.

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

Mortgage Loans Held for Sale

The Company may periodically sell all or part of its conforming loan originations. Mortgage loans intended for sale are carried at the lower of unpaid principal balance, net, or market value on an aggregate basis.

Allowance for Loan Losses

The adequacy of the allowance for loan losses is based on management's evaluation of the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and current economic conditions. Additions to the allowance arise from charges to operations through the provision for loan losses or from the recovery of amounts previously charged off. The allowance is reduced by loan charge-offs. Loans are charged-off when management believes such loans are uncollectible.

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

            Ocean Financial Corp. and Subsidiary 1997 Annual Report
                                   -- 26 --

Real Estate Owned

Real estate owned is carried at the lower of cost or fair value, less estimated costs to sell. When a property is acquired, the excess of the loan balance over fair value is charged to the allowance for loan losses. A reserve for real estate owned has been established to provide for subsequent declines in the fair values of properties. Real estate owned is carried net of the related reserve. Operating results from real estate owned, including rental income, operating expenses, and gains and losses realized from the sales of real estate owned are recorded as incurred.

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

Stock Based Compensation

Effective January 1, 1997, the Company adopted Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation (SFAS 123) which allows an entity to choose between the intrinsic value method, as defined in Accounting Principles Board Opinion No. 25, and the fair value method of accounting for stock based compensation described in SFAS 123. An entity using the intrinsic value method must show the pro forma net income and earnings per share as if the stock based compensation had been determined using the fair value method. The Company has elected to account for stock based compensation using the intrinsic value method under APB No. 25 and has recognized no compensation expense under this method. The pro forma disclosures required by SFAS 123 are included in note 14 - 1997 Incentive Plan.

Contributions

Contributions made are recognized as expenses in the period made and as decreases of assets or increases of liabilities depending on the form of the benefits given. Contributions made are measured at the fair values of the asset given or, if made in the form of a settlement or cancellation of a donee's liabilities, at the fair value of the liabilities canceled.

Earnings (Loss) Per Share

Effective December 31, 1997 the Company adopted the provisions of Statement of Financial Accounting Standards No. 128 "Earnings per Share". All prior share amounts have been restated to conform with the provisions of this statement. Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding. Diluted earnings
(loss) per share is calculated by dividing net income (loss) by the weighted average number of shares of common stock outstanding plus potential common stock, utilizing the treasury stock method. All share amounts exclude unallocated shares of stock held by the Employee Stock Ownership Plan (ESOP). Loss per share for 1996 was computed on net loss and average shares outstanding for the period from July 2, 1996 (conversion date) through December 31, 1996. Per share amounts are not presented for periods prior to conversion to stock from, as no stock was outstanding.

The following reconciles shares outstanding for basic and diluted earnings per share for the year ended December 31, 1997 (in thousands):

Weighted average shares net of Treasury shares                            8,556
 ................................................................................
Less: Unallocated ESOP shares                                              (580)
 ................................................................................
      Unallocated incentive award shares                                   (304)
--------------------------------------------------------------------------------
Average basic shares outstanding                                          7,672
 ................................................................................
Add:  Effect of dilutive securities:
      Stock options                                                          72
 ................................................................................
      Incentive awards                                                       75
--------------------------------------------------------------------------------
Average diluted shares outstanding                                        7,819
================================================================================


(2) Stock Form of Ownership

On August 17, 1995, the Board of Directors of the Bank adopted a Plan of Conversion to convert from a federally chartered mutual savings bank to a federally chartered stock savings bank with the concurrent formation of a holding company. As part of the conversion, the Company was incorporated under Delaware law on November 21, 1995. The Company completed its initial public offering on July 2, 1996 with the issuance of 8,388,078 shares of common stock to the Bank's eligible depositors and the Bank's Employee Stock Ownership Plan (the "ESOP"), resulting in proceeds of $163.3 million (net of $4.5 million in costs). The Company retained $81.6 million of the net proceeds and used the remaining net proceeds to purchase all of the outstanding stock of the Bank.

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

At the time of the conversion, the Bank established a liquidation account with a balance equal to its retained earnings at March 31, 1996. The balance in the liquidation account at December 31, 1997 was approximately $30.8 million. The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their accounts at the Bank after the conversion. The liquidation account will be reduced annually to the extent that the eligible account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the

            Ocean Financial Corp. and Subsidiary 1997 Annual Report
                                   -- 27 --
event of a complete liquidation, each eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held.

The Company may not declare or pay cash dividends on or repurchase any of its shares of common stock if the effect thereof would cause stockholders' equity to be reduced below applicable regulatory capital maintenance requirements, the amount required for the liquidation account, or if such declaration and payment would otherwise violate regulatory requirements.


(3) Regulatory Matters

Office of Thrift Supervision (OTS) regulations require savings institutions to maintain minimum levels of regulatory capital. Under the regulations in effect at December 31, 1997, the Bank was required to maintain a minimum ratio of tangible capital to total adjusted assets of 1.5%; a minimum ratio of Tier 1
(core) capital to total adjusted assets of 3.0%; and a minimum ratio of total (core and supplementary) capital to risk-weighted assets of 8.0%.

Under its prompt corrective action regulations, the OTS is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on the institution's financial statements. The regulations establish a framework for the classification of savings institutions into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally an institution is considered well-capitalized if it has a Tier 1 ratio of at least 6.0%; and a total risk-based capital ratio of at least 10.0%. At December 31, 1997 and 1996 the Bank was considered well-capitalized.

The following is a summary of the Bank's actual capital amounts and ratios as of December 31, 1997 and 1996, compared to the OTS minimum capital adequacy requirements and the OTS requirements for classification as a well-capitalized institution (in thousands).


                                                                    To be well
                                                     For           capitalized
                                                   capital         under prompt
                                                   adequacy         corrective
                                Actual             purposes           action
--------------------------------------------------------------------------------
                           Amount     Ratio     Amount   Ratio    Amount  Ratio
--------------------------------------------------------------------------------
As of December 31, 1997:
 ................................................................................
  Tangible capital        $178,592    11.9%    $22,491    1.5%   $    --     --%
 ................................................................................
  Core capital             178,592    11.9      44,982    3.0     74,969    5.0
 ................................................................................
  Tier 1 risk-based
   capital                 178,592    28.8      24,763    4.0     37,144    6.0
 ................................................................................
  Risk-based capital       184,970    29.9      49,525    8.0     61,906   10.0
 ................................................................................

 ................................................................................
As of December 31, 1996:
 ................................................................................
  Tangible capital        $165,537    12.7%    $19,563    1.5    $    --     --%
 ................................................................................
  Core capital             165,537    12.7      39,126    3.0     65,210    5.0
 ................................................................................
  Tier 1 risk-based
   capital                 165,537    31.0      21,386    4.0     32,080    6.0
 ................................................................................
  Risk-based capital       171,199    32.0      42,773    8.0     53,466   10.0
--------------------------------------------------------------------------------


OTS regulations impose limitations upon all capital distributions by savings institutions, like the Bank, such as dividends and payments to repurchase or otherwise acquire shares. Based on these limitations, approximately $91,865,000 of the Bank's retained earnings is unavailable for distribution to the Company.


(4) Investment Securities

The amortized cost and estimated market value of investment securities at December 31, 1997 and December 31, 1996 are as follows (in thousands):


December 31, 1997
--------------------------------------------------------------------------------
                                                Gross       Gross     Estimated
                                Amortized  Unrealized  Unrealized        Market
                                     Cost       Gains      Losses         Value
--------------------------------------------------------------------------------
Investment Securities
 Available for Sale:
 ................................................................................
  United States
   Government and
   agency obligations            $204,992      $  948      $ (292)     $205,648
 ................................................................................
  State and municipal
   obligations                        393           7          --           400
 ................................................................................
  Equity investments                1,170         139          --         1,309
--------------------------------------------------------------------------------
                                 $206,555      $1,094      $ (292)     $207,357
================================================================================


December 31, 1996
--------------------------------------------------------------------------------
                                                Gross       Gross     Estimated
                                Amortized  Unrealized  Unrealized        Market
                                     Cost       Gains      Losses         Value
--------------------------------------------------------------------------------
Investment Securities
 Available For Sale:
 ................................................................................
  United States
   Government and
   agency obligations            $175,003       $ 172    $ (1,848)    $ 173,327
 ................................................................................
  State and municipal
   obligations                        693           8          --           701
--------------------------------------------------------------------------------
                                 $175,696       $ 180    $ (1,848)    $ 174,028
================================================================================


The amortized cost and estimated market value of investment securities at December 31, 1997 by contractual maturity, are shown below (in thousands). Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.



December 31, 1997
--------------------------------------------------------------------------------
                                                                      Estimated
                                                         Amortized       Market
                                                              Cost        Value
--------------------------------------------------------------------------------
Investment Securities

 Available For Sale:
 ................................................................................
 Due in one year or less                                  $  6,230     $  6,328
 ................................................................................
 Due after one year through five years                      85,197       85,212
 ................................................................................
 Due after five years through ten years                    115,128      115,817
 ................................................................................
 Due after 10 years                                             --           --
--------------------------------------------------------------------------------
                                                          $206,555     $207,357
================================================================================


Gross losses on the sale of investment securities available for sale of $587,000 were realized in 1995.

            Ocean Financial Corp. and Subsidiary 1997 Annual Report
                                   -- 28 --

(5) Mortgage-Backed Securities

The amortized cost and estimated market value of mortgage-backed securities at December 31, 1997 and December 31, 1996 are as follows (in thousands):

December 31, 1997
--------------------------------------------------------------------------------
                                                 Gross        Gross    Estimated
                                 Amortized  Unrealized   Unrealized       Market
                                      Cost       Gains       Losses        Value
--------------------------------------------------------------------------------
Mortgage-Backed Securities
 Available for Sale:
 ................................................................................
 FHLMC                           $ 245,414   $   1,549    $  (1,404)   $ 245,559
 ................................................................................
 FNMA                              109,873         719         (601)     109,991
 ................................................................................
 GNMA                               97,714         465           (7)      98,172
 ................................................................................
 Collaterized mortgage
  obligations                        3,378          48            -        3,426
--------------------------------------------------------------------------------
                                 $ 456,379   $   2,781    $  (2,012)   $ 457,148
--------------------------------------------------------------------------------


December 31, 1996
--------------------------------------------------------------------------------
                                                 Gross        Gross    Estimated
                                 Amortized  Unrealized   Unrealized       Market
                                      Cost       Gains       Losses        Value
--------------------------------------------------------------------------------
Mortgage-Backed Securities
 Available For Sale:
 ................................................................................
 FHLMC                           $ 316,773   $   2,084    $  (1,122)   $ 317,735
 ................................................................................
 FNMA                               69,190         480         (562)      69,108
 ................................................................................
 GNMA                                2,800         131            -        2,931
 ................................................................................
 Collaterized mortgage
  obligations                        5,643         126           (1)       5,768
--------------------------------------------------------------------------------
                                 $ 394,406   $   2,821    $  (1,685)   $ 395,542
--------------------------------------------------------------------------------


Gross losses on the sale of mortgage-backed securities available for sale of $142,000 were realized in 1997.

Collateralized mortgage obligations issued by FHLMC, FNMA and private interests amounted to $2,274,000, $519,000 and $633,000, respectively at December 31, 1997 and $4,143,000, $697,000 and $928,000, respectively at December 31, 1996.

The contractual maturities of mortgage-backed securities generally exceed 20 years; however, the effective lives are expected to be shorter due to anticipated prepayments.


(6) Loans Receivable, Net

A summary of loans receivable at December 31, 1997 and 1996 follows (in thousands):



December 31,                                                 1997          1996
--------------------------------------------------------------------------------
Real estate mortgage:
 ................................................................................
 One to four-family                                     $ 710,880     $ 626,857
 ................................................................................
 Commercial real estate, multi-family and land             25,699        15,613
 ................................................................................
 FHA insured & VA guaranteed                                  668           941
--------------------------------------------------------------------------------
                                                          737,247       643,411
 ................................................................................
Real estate construction                                    8,748         9,287
 ................................................................................
Consumer                                                   45,417        36,860
 ................................................................................
Commercial                                                  2,904            21
--------------------------------------------------------------------------------
  Total loans                                             794,316       689,579
--------------------------------------------------------------------------------
Loans in process                                           (2,867)       (3,517)
 ................................................................................
Deferred fees                                              (1,133)       (1,302)
 ................................................................................
Unearned discount                                              (9)          (11)
 ................................................................................
Allowance for loan losses                                  (6,612)       (6,021)
--------------------------------------------------------------------------------
                                                          (10,621)      (10,851)
--------------------------------------------------------------------------------
                                                        $ 783,695     $ 678,728
--------------------------------------------------------------------------------


At December 31, 1997, 1996 and 1995, loans in the amount of $5,554,000, $7,697,000, and $8,671,000, respectively, were three or more months delinquent or in the process of foreclosure and the Company was not accruing interest income. If these loans had continued to realize interest in accordance with their contractual terms, approximately $278,000, $345,000 and $428,000 of additional interest income would have been recognized for the years ended December 31, 1997, 1996 and 1995, respectively. The Company was not committed to lend additional funds on any nonaccrual loans at December 31, 1997.

An analysis of the allowance for loan losses for the years ended December 31, 1997, 1996 and 1995 is as follows (in thousands):


Year Ended December 31,                        1997          1996          1995
--------------------------------------------------------------------------------
Balance at beginning of year                $ 6,021       $ 6,001       $ 5,608
 ................................................................................
Provision charged to operations                 900           700           950
 ................................................................................
Charge-offs                                    (337)         (692)         (568)
 ................................................................................
Recoveries                                       28            12            11
--------------------------------------------------------------------------------
Balance at end of year                      $ 6,612       $ 6,021       $ 6,001
--------------------------------------------------------------------------------


At December 31, 1997, 1996 and 1995, the Company serviced loans for others in the amount of $144,230,000, $152,717,000 and $143,115,000, respectively.

            Ocean Financial Corp. and Subsidiary 1997 Annual Report
                                   -- 29 --

(7) Interest and Dividends Receivable

A summary of interest and dividends receivable at December 31, 1997 and 1996 follows (in thousands):


December 31,
--------------------------------------------------------------------------------
                                                           1997            1996
--------------------------------------------------------------------------------
Loans                                                  $  4,018         $ 3,567
 ................................................................................
Investment securities                                     3,190           2,811
 ................................................................................
Mortgage-backed securities                                3,856           3,379
--------------------------------------------------------------------------------
                                                       $ 11,064         $ 9,757
--------------------------------------------------------------------------------

(8) Premises and Equipment, Net

Premises and equipment at December 31, 1997 and 1996 are summarized as follows (in thousands):


December 31,                                               1997            1996
--------------------------------------------------------------------------------
Land                                                   $  3,195        $  3,195
 ................................................................................
Buildings and improvements                               10,922          10,260
 ................................................................................
Leasehold improvements                                    1,322           1,101
 ................................................................................
Furniture and equipment                                   5,613           4,448
 ................................................................................
Automobiles                                                 150             130
 ................................................................................
Construction in progress                                    181             735
--------------------------------------------------------------------------------
Total                                                    21,383          19,869
 ................................................................................
Accumulated depreciation and amortization                (7,104)         (5,769)
--------------------------------------------------------------------------------
                                                       $ 14,279        $ 14,100
--------------------------------------------------------------------------------


(9) Real Estate Owned, Net

An analysis of the allowance for losses on real estate owned for the years ended December 31, 1997, 1996 and 1995 is as follows (in thousands):


Year Ended December 31,                          1997         1996         1995
--------------------------------------------------------------------------------
Balance at beginning of year                    $ 402        $ 411        $ 476
 ................................................................................
Losses charged off                                (35)          (9)         (65)
--------------------------------------------------------------------------------
Balance at end of year                          $ 367        $ 402        $ 411
--------------------------------------------------------------------------------


(10) Deposits

Deposits, including accrued interest payable of $175,000 and $105,000 at December 31, 1997 and 1996, respectively, are summarized as follows (in thousands):


December 31,                                1997                  1996
--------------------------------------------------------------------------------
                                                 Weighted              Weighted
                                                  Average               Average
                                          Amount     Cost       Amount     Cost
--------------------------------------------------------------------------------
Non-interest bearing accounts           $ 13,149        -%    $  6,354        -%
 ................................................................................
NOW accounts                              77,994     1.84       71,168     1.84
 ................................................................................
Money market deposit accounts             67,979     2.90       70,021     2.90
 ................................................................................
Savings accounts                         163,202     2.28      169,527     2.28
 ................................................................................
Time deposits                            654,440     5.69      617,660     5.55
--------------------------------------------------------------------------------
                                        $976,764     4.52%    $934,730     4.44%
--------------------------------------------------------------------------------


Included in time deposits at December 31, 1997 and 1996, respectively, is $59,504,000 and $43,841,000 in deposits of $100,000 and over.


Time deposits at December 31, 1997 mature as follows (in thousands):


December 31,                                                               1997
--------------------------------------------------------------------------------
1998                                                                  $ 439,777
 ................................................................................
1999                                                                    121,832
 ................................................................................
2000                                                                     26,039
 ................................................................................
2001                                                                     38,614
 ................................................................................
2002                                                                     18,119
 ................................................................................
Thereafter                                                               10,059
--------------------------------------------------------------------------------
                                                                      $ 654,440
--------------------------------------------------------------------------------


Interest expense on deposits for the years ended December 31, 1997, 1996 and 1995 was as follows (in thousands):


Year ended December 31,                          1997         1996         1995
--------------------------------------------------------------------------------
NOW accounts                                 $  1,388      $ 1,371      $ 1,483
 ................................................................................
Money market deposit accounts                   2,028        1,994        2,083
 ................................................................................
Savings accounts                                3,877        4,069        4,537
 ................................................................................
Time deposits                                  35,667       33,555       31,723
--------------------------------------------------------------------------------
                                             $ 42,960      $40,989      $39,826
--------------------------------------------------------------------------------


(11) Securities Sold Under Agreements to Repurchase

Securities sold under agreements to repurchase are as follows (in thousands):


                                                           1997            1996
--------------------------------------------------------------------------------
Balance at December 31                                $ 288,200        $ 99,322
 ................................................................................
Average Balance                                         209,089           9,803
 ................................................................................
Maximum amount outstanding
at any month end                                        294,826          99,322
 ................................................................................
Average interest rate:
During the year                                            5.85%           5.81%
 ................................................................................
At December 31                                             6.01            5.69
--------------------------------------------------------------------------------


At December 31, 1997, securities sold under agreements to repurchase matured as follows: $198,700,000 in 1998; $24,500,000 in 1999; $30,000,000 in 2002; and
$35,000,000 in 2004. Securities sold under agreements to repurchase are collateralized by U.S. Government agency and mortgage-backed securities with an amortized cost and a market value of $301,117,000 and $301,231,000, respectively, at December 31, 1997 and $102,943,000 and $102,974,000,
respectively, at December 31, 1996. The securities underlying the agreements are not under the Company's control.

            Ocean Financial Corp. and Subsidiary 1997 Annual Report
                                   -- 30 --

(12) Income Taxes

Under tax law that existed prior to 1996, the Company was generally allowed a special bad debt deduction in determining income for Federal income tax purposes. The deduction was based on either specified experience formulas or a percentage of taxable income before such deduction (previously 8%). For the year ended December 31, 1995, the Company used the percentage of taxable income method. Legislation was enacted in August 1996 which repealed for tax purposes the percentage of taxable income bad debt reserve method. As a result, the Company must instead use the direct charge-off method to compute its bad debt deduction. The legislation also requires the Company to recapture its post-1987 additions to the tax bad debt reserve of $2,333,000. The Company has accrued for this liability in the consolidated financial statements.

Retained earnings at December 31, 1997 includes approximately $10,750,000 for which no provision for income tax has been made. This amount represents an allocation of income to bad debt deductions for tax purposes only. Events that would result in taxation of these reserves include failure to qualify as a bank for tax purposes, distributions in complete or partial liquidation, stock redemptions and excess distributions to shareholders. At December 31, 1997 the Company had an unrecognized deferred tax liability of $3,870,000 with respect to this reserve.

The provision for income taxes for the years ended December 31, 1997, 1996 and 1995 consists of the following (in thousands):


Year Ended December 31,                          1997         1996         1995
--------------------------------------------------------------------------------
Current:
 Federal                                      $ 6,648      $ 4,001      $ 3,936
 ................................................................................
 State                                            221          345          338
--------------------------------------------------------------------------------
   Total Current                                6,869        4,346        4,274
--------------------------------------------------------------------------------
Deferred:
 Federal                                          857       (2,992)         353
 ................................................................................
 State                                            (39)        (271)          32
--------------------------------------------------------------------------------
   Total Deferred                                 818       (3,263)         385
--------------------------------------------------------------------------------
                                              $ 7,687      $ 1,083      $ 4,659
================================================================================


A reconciliation between the provision for income taxes and the expected amount computed by multiplying income before provision for income taxes times the applicable statutory Federal income tax rate for the years ended December 31, 1997, 1996 and 1995 is as follows (in thousands):


Year Ended December 31,                          1997         1996         1995
--------------------------------------------------------------------------------
Income (loss) before provision
  for income taxes                           $ 21,512      $  (646)    $ 12,606
 ................................................................................
Applicable statutory
  Federal income tax rate                        34.5%        34.1%        34.1%
 ................................................................................
Computed "expected"
  Federal income tax expense (benefit)       $  7,422      $  (220)    $  4,299
 ................................................................................
Increase (decrease) in Federal income
  tax expense resulting from:

    Valuation allowance                             -        1,166            -
 ................................................................................
    ESOP adjustment                               316           62            -
 ................................................................................
    State income taxes net of Federal benefit     119           49          253
 ................................................................................
    Other items, net                             (170)          26          107
--------------------------------------------------------------------------------
                                             $  7,687     $  1,083     $  4,659
================================================================================
Effective tax rate                               35.7%         N/A         37.0%
================================================================================


Included in other assets at December 31, 1997 and 1996 is a net deferred tax asset of $3,962,000 and $5,550,000, respectively. In addition, included in other liabilities at December 31, 1997 and 1996 is a current tax payable of $259,000 and $409,000, respectively.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996 are presented below (in thousands).


December 31,                                                   1997        1996
--------------------------------------------------------------------------------
 Deferred tax assets:

 Allowance for loan and real estate
  owned losses per books                                    $ 2,430     $ 2,319
 ................................................................................
 Reserve for uncollected interest                               113         188
 ................................................................................
 Deferred compensation                                          297         247
 ................................................................................
 Accrued pension expense                                        194         191
 ................................................................................
 Premises and equipment, differences in depreciation            286         202
 ................................................................................
 Other reserves                                                 173         199
 ................................................................................
 Stock awards                                                   652           -
 ................................................................................
 Charitable donation                                          3,599       4,321
 ................................................................................
 Unrealized loss on securities available for sale                 -         192
--------------------------------------------------------------------------------
   Total gross deferred tax assets                            7,744       7,859
 ................................................................................
Less valuation allowance                                     (1,166)     (1,166)
--------------------------------------------------------------------------------
   Deferred tax assets, net                                   6,578       6,693
--------------------------------------------------------------------------------
 Deferred tax liabilities:

 Allowance for loan and real estate
  owned losses for tax purposes                                (858)       (842)
 ................................................................................
 Unrealized gain on securities available for sale              (578)          -
 ................................................................................
 Excess servicing on sale of mortgage loans                     (94)        (95)
 ................................................................................
 Investments, discount accretion                                (26)        (24)
 ................................................................................
 Deferred loan and commitment fees                             (371)       (182)
 ................................................................................
 Fair market value adjustment on loans available for sale       (19)          -
 ................................................................................
 Undistributed income of real estate
  investment trust subsidiary                                  (670)          -
--------------------------------------------------------------------------------
   Total deferred tax liabilities                            (2,616)     (1,143)
--------------------------------------------------------------------------------
   Net deferred tax assets                                  $ 3,962     $ 5,550
================================================================================


As disclosed in footnote 2, the Company, as part of the conversion, recorded a charitable donation expense of $13,419,000. Under the Internal Revenue Code, charitable donations are tax deductible subject to a limitation based on 10% of the Company's annual taxable income. The Company, however, is able to carry forward any unused portion of the deduction for five years following the year in which the contribution is made. Based on the Company's estimate of taxable income for 1997 and the succeeding four years, $3,419,000 of the charitable donation expense was considered non tax deductible as it was unlikely that the Company would realize sufficient earnings over the six year period to take the full deduction. As a result, the Company has established a deferred tax valuation allowance of $1,166,000 relating to the nondeductible expense.

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

            Ocean Financial Corp. and Subsidiary 1997 Annual Report
                                   -- 31 --

(13) Employee Benefit Plans

Employee Stock Ownership Plan

As part of the conversion, the Bank established an ESOP to provide retirement benefits for eligible employees. All full-time employees are eligible to participate in the ESOP after they attain age 21 and complete one year of service during which they work at least 1,000 hours. Beginning April 1, 1997, ESOP shares are first allocated to employees who also participate in the Bank's Incentive Savings (401K) Plan in an amount equal to 50% of the first 6% of the employee's contribution. During 1997, 3,345 shares were either released or committed to be released under this formula. The remaining ESOP shares are allocated among participants on the basis of compensation earned during the year. Employees are fully vested in their ESOP account after the completion of five years of credited service or completely if service was terminated due to death, retirement, disability, or change in control of the Company. ESOP participants are entitled to receive distributions from the ESOP account only upon termination of service, which includes retirement and death.

The ESOP borrowed $13,421,000 from the Company to purchase 671,046 shares of common stock issued in the conversion. This loan is to be repaid from discretionary contributions by the Bank to the ESOP trust. The Bank intends to make contributions to the ESOP in amounts at least equal to the principal and interest requirement of the debt, assuming a twelve year term and at a fixed interest rate of 8.25%. The Bank's obligation to make such contributions is reduced to the extent of any dividends paid by the Company on unallocated shares and any investment earnings realized on such dividends. As of December 31, 1997 and 1996, contributions to the ESOP, which were used to fund principal and interest payments on the ESOP debt, totaled $2,133,000 and $1,666,000, respectively. During 1997, $368,000 of dividends paid on unallocated ESOP shares were used for debt service. At December 31, 1997 and 1996, the loan had an outstanding balance of $11,184,000 and $12,302,000, respectively, and the ESOP had unallocated shares of 543,942 and 615,314, respectively. At December 31, 1997 and 1996, the unallocated shares had a fair value of $20,262,000 and $15,691,000, respectively. The unamortized balance of the ESOP is shown as unallocated common stock held by the ESOP and is reflected as a reduction of stockholders' equity.

For the years ended December 31, 1997 and 1996, the Bank recorded compensation expense related to the ESOP of $2,345,000 and $1,272,000, respectively, including $917,000 and $182,000, respectively, representing adjustments to expense to reflect the increase in the average fair value of allocated shares in excess of cost. As of December 31, 1997, 58,029 shares had been allocated to participants and 69,075 shares were committed to be released.

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

The following table sets forth the Plan's latest available funded status and amounts recognized at December 31, 1997 and 1996 in the Company's consolidated statements of financial condition (in thousands):


                                                                1997       1996
--------------------------------------------------------------------------------
Actuarial present value of benefit obligations

- accumulated benefit obligation:

Vested                                                       $(1,625)   $(1,657)
 ................................................................................
Non-vested                                                      (106)      (114)
--------------------------------------------------------------------------------
Projected benefit obligation for service
  rendered to date                                            (1,731)    (1,771)
 ................................................................................
Plan assets at fair value, primarily a group
  annuity contract                                             1,456      1,476
--------------------------------------------------------------------------------
Plan assets less than projected benefit obligation              (275)      (295)
 ................................................................................
Unrecognized net loss                                            120        165
 ................................................................................
Unrecognized net transition asset                               (311)      (343)
--------------------------------------------------------------------------------
Accrued pension cost (included in other  liabilities)        $  (466)   $  (473)
================================================================================

The components of net pension expense for the years ended December 31, 1997, 1996 and 1995 are as follows (in thousands):


                                                      1997       1996     1995
--------------------------------------------------------------------------------
Service cost - benefits earned during the year         $  --    $  98    $ 209
 ................................................................................
Interest cost on projected benefit obligation            113      136      137
 ................................................................................
Actual return on plan assets                             (81)     (89)     (79)
 ................................................................................
Net amortization and deferral                            (39)     (42)     (40)
--------------------------------------------------------------------------------
  Net pension (benefit) expense                        $  (7)   $ 103    $ 227
================================================================================
Assumptions used to develop the
  net periodic pension cost are:
 ................................................................................
  Discount rate                                         6.51%    6.51%    8.00%
 ................................................................................
  Expected long-term rate of return on assets           6.75     6.75     6.75
 ................................................................................
  Rate of increase in compensation level                 N/A     5.00     5.00
================================================================================

The Bank also maintains an incentive savings plan for eligible employees. An employee may make contributions to the plan of 1% to 15% of his or her compensation. Prior to July 1, 1996, the Bank contributed 75% of the first 6% of the employee's contribution to the employee's account. From to July 1, 1996 through March 31, 1997, the Bank contributed 50% of the first 6% of the employees contribution to the employee's account. Effective March 31, 1997, the Bank eliminated their matching obligation under this plan. The Bank's contributions under this plan were $53,000, $161,000 and $242,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

Executive Officer Employment Agreements

The Company and Bank entered into employment agreements with its President and Chief Executive Officer and Executive Vice President and Chief Financial Officer. The employment agreements generally provide for the continued payment (either lump-sum or periodic) of specified compensation and benefits for three years and provide payments for the remaining term of the agreement after the officers are terminated, unless the termination is for "cause" as defined in the employment agreements. The agreements also provide for payments to the officer upon voluntary or involuntary termination of the officer following a change in control, as defined in the agreements. In addition, the Company and the Bank entered into change in control agreements with three other executives, which provide that in the event of voluntary or involuntary termination following a change in control of the Bank or the Company, the executive would be entitled to receive a severance payment equal to two times the executive's average annual compensation for the five years preceding termination.



             Ocean Financial Corp. and Subsidiary 1997 Annual Report
                                     --32--

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


(14)1997 Incentive Plan

On February 4, 1997, a special meeting of the Company's shareholders ratified the Ocean Financial Corp. 1997 Incentive Plan (the "Incentive Plan"). The Incentive Plan authorizes the granting of options to purchase Common Stock, option-related awards and awards of Common Stock. The purpose of the Incentive Plan is to attract and retain qualified personnel in key positions, provide officers, employees and non-employee directors ("Outside Directors") with a proprietary interest in the Company as an incentive to contribute to the success of the Company, promote the attention of management to other stockholder's concerns and reward employees for outstanding performance. All officers, other employees and Outside Directors of the Company and its affiliates are eligible to receive awards under the Incentive Plan.

During 1997, the Company acquired 335,523 shares in the open market at a cost of $10,176,000. At December 31, 1997, 312,676 of these shares have been awarded to officers and directors. Such amounts represent deferred compensation and have been accounted for as a reduction of stockholders' equity. Awards vest at the rate of 20% per year except that the Company has determined that certain awards are also contingent upon attainment of certain performance goals by the Company, which performance goals would be established by a committee of outside directors ("Committee"). The first and second annual installments will vest on the first and second anniversary dates of the date of grant. Vesting of 25% of the third annual installment, and 50% of each of the fourth and fifth annual installments, will be subject to the attainment of performance goals established by the Committee. The performance goals may be set by the Committee on an individual basis, for all stock awards made during a given period of time, or for all stock awards for indefinite periods. No stock award that is subject to a performance goal is to be distributed to an employee until the Committee confirms that the underlying performance goal has been achieved. No stock award that is subject to a performance goal is to be distributed to an Outside Director until an independent third party confirms that the underlying performance goal has been achieved. The Company recorded compensation expense relating to stock awards of $1,773,000 for the year ended December 31, 1997.

Under the 1997 Incentive Plan, the Company is authorized to issue up to 838,807 shares, subject to option. All options expire 10 years from the date of grant and vest at the rate of 20% per year.

The company accounts for stock option awards using the intrinsic value method and has recognized no compensation expense in 1997. SFAS 123 permits the use of the intrinsic value method; however, requires the Company to disclose the pro forma net income and earnings per share as if the stock based compensation had been accounted for using the fair value method. Had the compensation costs for the Company's stock option plan been determined based on the fair value method, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below (in thousands except per share data):

Net income:
 ................................................................................
  As reported                                                        $   13,825
 ................................................................................
  Pro forma                                                              13,000
 ................................................................................
Basic earnings per share:
 ................................................................................
  As reported                                                        $     1.80
 ................................................................................
  Pro forma                                                                1.69
 ................................................................................
Diluted earnings per share:
 ................................................................................
  As reported                                                        $     1.77
 ................................................................................
  Pro forma                                                                1.68
 ................................................................................
Weighted average fair value of an option share
  granted during the year                                            $     8.16
--------------------------------------------------------------------------------


The fair value of stock options granted by the Company was estimated through the use of the Black-Scholes option pricing model applying the following assumptions:


Risk-free interest rate                                                    6.25%
 ................................................................................
Expected option life                                                    6 years
 ................................................................................
Expected volatility                                                          25%
 ................................................................................
Expected dividend yield                                                    2.50%
--------------------------------------------------------------------------------

A summary of option activity for the year ended December 31, 1997 follows:

                                                                        Weighted
                                                      Number             Average
                                                      of Shares   Exercise Price
--------------------------------------------------------------------------------
Outstanding at beginning of year                      -               $        -
 ................................................................................
Granted                                               810,879              28.90
 ................................................................................
Exercised                                             -                        -
 ................................................................................
Forfeited                                             (27,178)             28.82
--------------------------------------------------------------------------------
Outstanding at end of year                            783,701         $    28.91
================================================================================
At December 31, 1997
 ................................................................................
Options exercisible                                   None
 ................................................................................
Range of exercise prices                              $28.82 - $37.12
 ................................................................................
Weighted average remaining contractual life           9.1 years
================================================================================



             Ocean Financial Corp. and Subsidiary 1997 Annual Report
                                     -- 33 --

(15)Commitments, Contingencies and
Concentrations of Credit Risk

The Company, in the normal course of business, is party to financial instruments and commitments which involve, to varying degrees, elements of risk in excess of the amounts recognized in the consolidated financial statements. These financial instruments and commitments include unused consumer lines of credit and commitments to extend credit.

At December 31, 1997, the following commitments and contingent liabilities existed which are not reflected in the accompanying consolidated financial statements (in thousands):


December 31,                                                                1997
--------------------------------------------------------------------------------
Unused consumer and construction
  loan lines of credit (primarily floating-rate)                         $20,485
 ................................................................................
Unused commercial loan lines of credit
  (primarily floating rate)                                                2,682
 ................................................................................
Other commitments to extend credit:
 ................................................................................
  Fixed Rate                                                              24,536
 ................................................................................
  Adjustable Rate                                                         17,371
 ................................................................................
  Floating Rate                                                            1,007
 ................................................................................


The Company's fixed-rate loan commitments expire within 90 days of issuance and carried interest rates ranging from 6.625% to 7.75% at December 31, 1997.

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

The Bank has an available overnight line of credit with the Federal Home Loan Bank of New York for $50,000,000 which expires November 25, 1998. When utilized, the line bears a floating interest rate of 1/8% over the current Federal funds rate and is secured by the Bank's mortgage loans, mortgage-backed securities and U.S. Government agency obligations.

At December 31, 1997, the Company is obligated under noncancellable operating leases for premises and equipment. Rental expense under these leases aggregated approximately $515,000, $822,000 and $791,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

The projected minimum rental commitments as of December 31, 1997 are as follows (in thousands):


December 31                                                                 1997
--------------------------------------------------------------------------------
1998                                                                      $  472
 ................................................................................
1999                                                                         537
 ................................................................................
2000                                                                         403
 ................................................................................
2001                                                                         326
 ................................................................................
2002                                                                         235
 ................................................................................
Thereafter                                                                  1290
--------------------------------------------------------------------------------
                                                                          $3,263
================================================================================


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


(16)Fair Value of Financial Instruments

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

Federal Home Loan Bank of New York stock

The fair value for Federal Home Loan Bank of New York Stock is its carrying value since this is the amount for which it could be redeemed. There is no active market for this stock and the Company is required to maintain a minimum balance based upon the unpaid principal of home mortgage loans and mortgage-backed securities.

Loans

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as residential mortgage, construction, land, consumer and commercial. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and nonperforming categories.

Fair value of performing loans was estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics, if applicable.

Fair value for significant nonperforming loans is based on recent external appraisals of collateral securing such loans, adjusted for the timing of anticipated cash flows.

Deposits

The fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, savings, and NOW and money market accounts, is equal to the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

Federal Home Loan Bank borrowings

Federal Home Loan Bank borrowings are short-term in nature and the carrying amount approximates fair value.



             Ocean Financial Corp. and Subsidiary 1997 Annual Report
                                     -- 34 --

Securities sold under agreements to repurchase

Fair value estimates are based on discounting contractual cash flows using rates which approximate the rates offered for borrowings of similar remaining maturities.

Commitments to extend credit, and to purchase or sell securities

The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

The estimated fair values of the Bank's financial instruments as of December 31, 1997 and 1996 are presented in the following tables (in thousands). Since the fair value of off-balance sheet commitments approximate book value, these disclosures are not included.



                                                                Book        Fair
December 31, 1997                                              Value       Value
--------------------------------------------------------------------------------
Financial Assets:

  Cash and due from banks                                   $  2,225    $  2,225
 ................................................................................
  Investment securities available for sale                   207,357     207,357
 ................................................................................
  Mortgage-backed securities available for sale              457,148     457,148
 ................................................................................
  Federal Home Loan Bank of New York stock                    14,980      14,980
 ................................................................................
  Loans receivable and mortgage loans held for sale          783,695     807,651
 ................................................................................
Financial Liabilities:

  Deposits                                                   976,764     978,631
 ................................................................................
  Federal Home Loan Bank borrowings                           20,400      20,400
 ................................................................................
  Securities sold under agreements to repurchase            $288,200    $288,547
================================================================================


                                                                Book        Fair
December 31, 1996                                              Value       Value
--------------------------------------------------------------------------------
  Financial Assets:

  Cash and due from banks                                   $  5,372    $  5,372
 ................................................................................
  Investment securities available for sale                   174,028     174,028
 ................................................................................
  Mortgage-backed securities available for sale              395,542     395,542
 ................................................................................
  Federal Home Loan Bank of New York stock                     8,457       8,457
 ................................................................................
  Loans receivable and mortgage loans held for sale          679,455     688,015
 ................................................................................
Financial Liabilities:

  Deposits                                                   934,730     936,541
 ................................................................................
  Federal Home Loan Bank borrowings                            8,800       8,800
 ................................................................................
Securities sold under agreements to repurchase              $ 99,322    $ 99,628
================================================================================

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



(17)Parent-Only Financial Information

The following condensed statements of financial condition at December 31, 1997 and 1996 and condensed statements of operations and cash flows for the year ended December 31, 1997 and for the period from July 2, 1996 (date of conversion) to December 31, 1996 for Ocean Financial Corp. (parent company only) reflects the Company's investment in its wholly-owned subsidiary, the Bank, using the equity method of accounting. The Company had no results of operations prior to July 2, 1996.


CONDENSED STATEMENTS OF FINANCIAL CONDITION

December 31,                                                1997        1996
--------------------------------------------------------------------------------
(in thousands)

ASSETS

Cash and due from banks                                $       7      $       7
 ................................................................................
Advances to subsidiary Bank                                9,931         71,553
 ................................................................................
Investment securities                                     10,780              -
 ................................................................................
ESOP loan receivable                                      11,184         12,302
 ................................................................................
Investment in subsidiary Bank                            181,470        166,147
 ................................................................................
Other assets                                               3,320          3,470
--------------------------------------------------------------------------------
      Total Assets                                     $ 216,692      $ 253,479
================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY

Taxes payable                                          $   1,148      $     690
 ................................................................................
Stockholders' Equity                                     215,544        252,789
--------------------------------------------------------------------------------
      Total Liabilities and Stockholders' Equity       $ 216,692      $ 253,479
================================================================================


CONDENSED STATEMENTS OF OPERATIONS

                                                                        For the
                                                                    period from
                                                      Year Ended   July 2, 1996
                                                        December    to December
                                                        31, 1997       31, 1996
--------------------------------------------------------------------------------
(in thousands)

Interest income - Investment securities                $   2,889      $       -
 ................................................................................
Interest income - Advances to subsidiary Bank                132          1,840
 ................................................................................
Interest income - ESOP loan receivable                     1,015            547
--------------------------------------------------------------------------------
      Total interest income                                4,036          2,387
 ................................................................................
Other  income                                                  2              -
 ................................................................................
Charitable donation                                            -         13,419
 ................................................................................
Other operating expenses                                     383            152
--------------------------------------------------------------------------------
      Income (loss) before income taxes and equity
        in undistributed earnings of subsidiary Bank       3,655        (11,184)
 ................................................................................
Provision (benefit) for income taxes                       1,233         (2,755)
--------------------------------------------------------------------------------
      Income (loss) before equity in
        undistributed earnings of subsidiary Bank          2,422         (8,429)
 ................................................................................
Equity in undistributed earnings of
  subsidiary Bank                                         11,403          1,817
--------------------------------------------------------------------------------
Net income (loss)                                      $  13,825      $  (6,612)
================================================================================




             Ocean Financial Corp. and Subsidiary 1997 Annual Report
                                     -- 35 --

CONDENSED STATEMENTS OF CASH FLOWS


                                                                        For the
                                                                    period from
                                                  Year ended    July 2, 1996 to
                                                December 31,       December 31,
                                                        1997               1996
--------------------------------------------------------------------------------
(in thousands)

  Cash flows from operating activities:

  Net income (loss)                             $     13,825        $    (6,612)
 ................................................................................
  Donation of 671,046 shares of common
    stock to the Ocean Federal Foundation                  -             13,419
 ................................................................................
  Decrease (increase) in advances to
    subsidiary Bank                                   61,622            (71,553)
 ................................................................................
  Equity in undistributed earnings of
    subsidiary Bank                                  (11,403)            (1,817)
 ................................................................................
  Decrease (increase) in other assets                    289             (3,470)
 ................................................................................
  Increase in taxes payable                              458                690
 ................................................................................
  Reduction in Incentive Awards                        1,773                  -
--------------------------------------------------------------------------------
    Net cash provided by (used in)
      operating activities                            66,564            (69,343)
--------------------------------------------------------------------------------
Cash flows from investing activities:

  Purchase of investment securities
  available for sale                                 (71,170)                 -
 ................................................................................
  Sale of investment securities
  available for sale                                  60,000                  -
 ................................................................................
  Funding of ESOP loan receivable,
  net of repayments                                    1,118            (12,302)
 ................................................................................
  Payments for investments in subsidiary Bank              -            (81,650)
--------------------------------------------------------------------------------
    Net cash used in investing activities            (10,052)           (93,952)
--------------------------------------------------------------------------------
Cash flows from financing activities:

  Net proceeds of common stock issuance                    -            163,302
 ................................................................................
  Dividends paid                                      (4,800)                 -
 ................................................................................
  Purchase of Incentive Award shares                 (10,176)                 -
 ................................................................................
  Purchase of  treasury stock                        (41,536)                 -
--------------------------------------------------------------------------------
    Net cash (used in) provided by
      financing activities                           (56,512)           163,302
--------------------------------------------------------------------------------
    Net increase in cash and due from banks                -                  7
 ................................................................................
Cash and due from banks at beginning of period             7                  -
--------------------------------------------------------------------------------
Cash and due from banks at end of period        $          7        $         7
================================================================================


(18)Recapitalization of Savings Association Insurance Fund (SAIF)

On September 30, 1996, legislation was enacted which, among other things, imposed a special one-time assessment on Saving Association Insurance Fund
(SAIF) member institutions, including the Bank, to recapitalize the SAIF and spread the obligations for payment of Financing Corporation (FICO) bonds across all SAIF and Bank Insurance Fund (BIF) members. The Federal Deposit Insurance Corporation (FDIC) special assessment amounted to 65.7 basis points on SAIF assessable deposits held as of March 31, 1995. The Company incurred a charge of $5,720,000 before taxes as a result of the FDIC special assessment. This legislation eliminated the substantial disparity between the amount that BIF and SAIF member institutions had been paying for deposit insurance premiums.

Effective January 1, 1997, BIF members paid a portion of the FICO payment equal to 1.3 basis points on BIF-insured deposits compared to 6.5 basis points on SAIF-insured deposits, and will pay a pro rata share of the FICO payment on the earlier of January 1, 2000, or the date upon which the last savings association ceases to exist. The legislation also requires BIF and SAIF to be merged by January 1, 1999, provided that subsequent legislation is adopted to eliminate the savings association charter and no savings associations remain as of that time.

Beginning January 1, 1997 SAIF assessment rates ranged from 0 to 27 basis points based upon an institutions risk classification and capital group. Based upon its current classification the rate applicable to the Bank is 0.


INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders

Ocean Financial Corp.:

We have audited the consolidated statements of financial condition of Ocean Financial Corp. and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ocean Financial Corp. and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.


/s/ KPMG Peat Marwick LLP

Short Hills, NJ
January 23, 1998



             Ocean Financial Corp. and Subsidiary 1997 Annual Report
                                     -- 36 --

SELECTED CONSOLIDATED QUARTERLY FINANCIAL DATA


(Unaudited)

Quarter ended                                                  Dec. 31            Sept. 30             June 30            March 31
 ....................................................................................................................................
(dollars in thousands, except per share data)

1997
 ....................................................................................................................................
Interest income                                               $ 26,233            $ 25,568            $ 24,310            $ 22,545
 ....................................................................................................................................
Interest expense                                                15,407              14,658              13,510              12,033
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                                             10,826              10,910              10,800              10,512
 ....................................................................................................................................
Provision for loan losses                                          225                 225                 225                 225
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses             10,601              10,685              10,575              10,287
 ....................................................................................................................................
Other income                                                       776                 572                 575                 586
 ....................................................................................................................................
Operating expenses                                               6,116               5,724               5,845               5,460
------------------------------------------------------------------------------------------------------------------------------------
Income before provision for income taxes                         5,261               5,533               5,305               5,413
 ....................................................................................................................................
Provision for income taxes                                       1,781               1,993               1,889               2,024
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                    $  3,480            $  3,540            $  3,416            $  3,389
------------------------------------------------------------------------------------------------------------------------------------
Basic earnings per share                                      $    .49            $    .48            $    .43            $    .41
------------------------------------------------------------------------------------------------------------------------------------
Diluted earnings per share                                    $    .47            $    .47            $    .43            $    .41
------------------------------------------------------------------------------------------------------------------------------------


                                                               Dec. 31            Sept. 30             June 30            March 31
 ....................................................................................................................................
1996
 ....................................................................................................................................
Interest income                                               $ 21,136            $ 20,342            $ 19,770            $ 18,988
 ....................................................................................................................................
Interest expense                                                10,898              10,178              11,573              11,208
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                                             10,238              10,164               8,197               7,780
 ....................................................................................................................................
Provision for loan losses                                          225                 225                 125                 125
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses             10,013               9,939               8,072               7,655
 ....................................................................................................................................
Other income                                                       887                 552                 746                 696
 ....................................................................................................................................
Operating expenses                                               5,715              23,999               5,032               4,460
------------------------------------------------------------------------------------------------------------------------------------
Income (loss) before provision benefit for income taxes          5,185             (13,508)              3,786               3,891
 ....................................................................................................................................
Provision (benefit) for income taxes                             1,980              (3,690)              1,313               1,480
------------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                             $  3,205            $ (9,818)           $  2,473            $  2,411
------------------------------------------------------------------------------------------------------------------------------------
Basic earnings (loss) per share                               $    .38            $  (1.16)                N/A                 N/A
------------------------------------------------------------------------------------------------------------------------------------
Diluted earnings (loss) per share                             $    .38            $  (1.16)                N/A                 N/A
------------------------------------------------------------------------------------------------------------------------------------

            Ocean Financial Corp. and Subsidiary 1997 Annual Report
                                   -- 37 --