Form 10-K405, Exhibit 13
period 1998-12-31
OCEAN FINANCIAL CORP
filed 1999-03-26
CIK 1004702

O c e a n   F i n a n c i a l   C o r p .



                                                         [PHOTO]


1 9 9 8



                A n n u a l   R e p o r t

                                     [MAP]


                             Our Mission Statement
                             ---------------------

Ocean Financial Corp. develops shareholder value as a community-focused financial services organization.


                                    [PHOTO]


Ocean Federal Savings Bank, the subsidiary of Ocean Financial Corp., is located in the central coastal area of New Jersey between the major metropolitan cities of New York and Philadelphia. With administrative offices in Toms River, New Jersey (shown above), Ocean Federal provides financial services to retail and business customers throughout the Jersey Shore market.


Table of Contents
------------------------------------------------------------


Financial Highlights                                       1
------------------------------------------------------------
Letter to our Shareholders                                 2
------------------------------------------------------------
Board of Directors                                         5
------------------------------------------------------------
Bank Services                                              6
------------------------------------------------------------
Selected Financial Data                                   11
------------------------------------------------------------
Management's Discussion and Analysis                      13
------------------------------------------------------------
Consolidated Financial Statements                         21
------------------------------------------------------------
Directors and Senior Officers                             38
------------------------------------------------------------
Shareholder Information                    Inside Back Cover
------------------------------------------------------------

Financial Highlights
-------------------------------------------------------------------------------
(dollars in thousands, except per share amounts)


At or For The Year Ended December 31,                          1998             1997             1996
-----------------------------------------------------------------------------------------------------
Total assets                                          $   1,561,744    $   1,510,947    $   1,303,865
-----------------------------------------------------------------------------------------------------
Loans receivable, net                                       941,011          783,695          678,728
-----------------------------------------------------------------------------------------------------
Deposits                                                  1,035,251          976,764          934,730
-----------------------------------------------------------------------------------------------------
Stockholders' equity                                        197,740          215,544          252,789
-----------------------------------------------------------------------------------------------------
Net interest income                                          44,158           43,048           36,379
-----------------------------------------------------------------------------------------------------
Provision for loan losses                                       900              900              700
-----------------------------------------------------------------------------------------------------
Net income before non-recurring items                        13,525           13,825           11,576
-----------------------------------------------------------------------------------------------------
Net income (loss)                                            12,972           13,825           (1,729)
-----------------------------------------------------------------------------------------------------
Diluted earnings per share (3)                                 0.95             0.88              N/A
-----------------------------------------------------------------------------------------------------
Stockholders' equity per common share (3)                     13.52            13.72            13.95
-----------------------------------------------------------------------------------------------------
Stockholders' equity to total assets at end of year           12.66%           14.27%           19.39%
-----------------------------------------------------------------------------------------------------
Performance Ratios (1):
-----------------------------------------------------------------------------------------------------
  Return on average assets                                     0.88%            0.97%            1.00%
-----------------------------------------------------------------------------------------------------
  Return on average stockholders' equity                       6.63             6.00             6.91
-----------------------------------------------------------------------------------------------------
  Average interest rate spread                                 2.39             2.39             2.61
-----------------------------------------------------------------------------------------------------
  Net interest margin                                          2.98             3.12             3.22
-----------------------------------------------------------------------------------------------------
  Operating expenses to average assets                         1.66             1.63             1.73
-----------------------------------------------------------------------------------------------------
  Operating efficiency ratio                                  53.69            50.80            51.11
-----------------------------------------------------------------------------------------------------
Actual contributions to stockholders' equity and
  resultant cash earnings data (2) (before
  non-recurring items):
-----------------------------------------------------------------------------------------------------
  Cash earnings                                         $    16,688    $      16,823    $      12,456
-----------------------------------------------------------------------------------------------------
  Diluted cash earnings per share (3)                          1.22             1.08              N/A
-----------------------------------------------------------------------------------------------------
  Return on average assets                                     1.09%            1.19%            1.07%
-----------------------------------------------------------------------------------------------------
  Return on average stockholders' equity                       8.18             7.30             7.43
-----------------------------------------------------------------------------------------------------
  Operating efficiency ratio                                  44.60            41.76            47.87
-----------------------------------------------------------------------------------------------------

(1) Performance ratios are calculated to exclude the effect of non-recurring charges in 1998 relating to the loss on the sale of mortgage-backed securities and in 1996 for a charitable donation and the special Savings Association Insurance Fund assessment.

(2) Cash earnings are determined by adding (net of taxes) to reported earnings the non-cash expenses stemming from the amortization and appreciation of allocated shares in the Company's stock-related benefit plans and the amortization of a premium relating to a deposit acquisition.

(3) Per share amounts for prior periods have been adjusted for the two-for-one stock split effected in the form of a 100% stock dividend paid on May 15, 1998.

Ocean Federal Savings Bank, the sole subsidiary of Ocean Financial Corp., founded in 1902, is a federally chartered stock savings bank with ten branches located in Ocean County and one in Middlesex County. It is the oldest and largest community-based financial institution headquartered in Ocean County, New Jersey.

Letter to our Shareholders
--------------------------------------------------------------------------------

March, 1999


Dear Fellow Shareholders,

Of the goals established for 1998, enhancing the value of your shares in Ocean Financial Corp. was, as always, preeminent. While we can claim to have added value to your Ocean Financial investment during the past twelve months, we believe that consistent attention to this goal over time argues for a reflection on how shareholder value is actually enhanced.

In our view, with Ocean Federal Savings Bank, the subsidiary of the Ocean Financial Corp., positioned as the Community Bank of choice in one of New Jersey's fastest growing markets, shareholder value is principally built from the intrinsic, franchise value accorded to the Bank. It therefore follows that to succeed in building shareholder value over time, it is paramount to make the Bank a more profitable, yet attractive institution to both the community and its employees. This strategic objective has become a key focus of the Company's current mission.

For Ocean Financial Corp., 1998 was more than the transition into the third year of operations for a parent Holding Company of a Financial Institution with nearly 100 years experience. It marked the next step in the Company's long-term plan for building shareholder value:

o Diluted earnings per common share for the year amounted to $.95, an 8% increase over the $.88 earned in 1997.

o Cash earnings (the amount by which stockholder equity changes solely by virtue of operating results) grew to $1.22 from $1.08 per diluted share in 1997, a 13% increase.

o In May, the cash dividend on the common stock was increased 20% and the stock was split two-for-one.

o The Board of Directors authorized the fourth and fifth stock repurchase programs. When completed, all five repurchase programs will have resulted in the Company repurchasing over four million shares, amounting to 22.6% of the common stock originally issued in 1996.

o Stock repurchases have been invaluable in reducing the healthy, though inflated, capital ratio of the Company from over 20% in 1996, to 14.3% and 12.7% at the respective 1997 and 1998 year ends.


                                    [PHOTO]

The Ocean Federal Savings Bank senior management team (from left to right) John
R. Garbarino, President and Chief Executive Officer; Karl E. Reinheimer; Michael
J. Fitzpatrick; Michael E. Barrett and John K. Kelly.


               Cash earnings
              (the amount by
           which stockholder
              equity changes
         solely by virtue of
          operating results)
               grew to $1.22
              from $1.08 per
               diluted share
                  in 1997, a
               13% increase.


2 . Ocean Financial Corp. . OCFC

o The $.12 per share paid to stockholders of record early in 1999 marks the eighth consecutive quarterly dividend declared by the Board.


Throughout the year additional shareholder value was thus created through the activities of Ocean Financial Corp.

Similarly, among significant benchmarks for the subsidiary Bank:

o Deposits surpassed $1 billion, representing 6% growth entirely in core accounts, as CD balances remained essentially unchanged in the low interest rate environment.

o The Bank's loan portfolio grew over 20%, topping $941 million at year end. Commercial loan growth was solid for the year.

o As a pleasant consequence of this growth mix, the Bank's loan-to-deposit ratio increased dramatically from 80% to 91%.

o At midyear, the Bank purchased the branch deposits of the Whiting office closed by Summit Bank. These deposits were successfully transferred to the existing Ocean Federal branch across the street.

o A new branch office was also opened in the Lake Ridge section of Toms River, attracting $13 million in deposits in only nine months.

With 11 current branches, and more planned for 1999, Ocean Federal Savings Bank is the only well-established community bank headquartered in Ocean County serving the Jersey shore. This has extended Ocean Federal the unique opportunity to essentially "redefine" community banking in the area. Through these activities, franchise value was added to the Bank, further enhancing Ocean Financial Corp. shareholder value.

As the Corporate mission statement (see inside cover) clearly sets forth, the Company is focused on shareholder value built in a community banking niche. The Company is NOT a nationwide or statewide banking organization and has no international exposure. Neither is planned growth driven by a voracious appetite for acquisitions and the need to expand operations or market reach at all costs. At the other end of the spectrum, the Company is far more than a de novo, start-up community bank, devoid of essential financial products or the technology and capital resources required to deliver efficient, effective service.

Ocean Federal Savings Bank is purely and simply, clearly focused on the communities served since the turn of the last century. As Money Magazine noted recently, Monmouth and Ocean Counties remain among the "most desirable regions" in which to live in the entire nation, based on economic stability, employment opportunities, and other quality-of-life factors. We certainly agree with those editors, and feel fortunate indeed to conduct our business in such a desirable market.

In the coming year, the Bank will seek to continue to grow franchise value by pursuing a more diverse customer base and providing new products and services through expanded delivery systems:

o Plans for two new branch offices are well under way in Spring Lake Heights and Wall Township, broadening the reach into southern Monmouth County.

o Extended service hours for customers to conduct their banking more conveniently will be introduced.

o A Web site will be launched to further facilitate the delivery of the Bank's financial services to the customer who chooses a computer banking option.


                          Year Over Year Loan Growth

                           [BAR CHART APPEARS HERE]

                        1995     1996     1997     1998
                        ----    -----    -----    -----
                        3.4%    10.8%    15.5%    20.1%


                             Loan-to-Deposit Ratio

                           [BAR CHART APPEARS HERE]

                        1995     1996     1997     1998
                        ----    -----    -----    -----
                        66.1%   72.6%    80.2%    90.9%


                                                Ocean Financial Corp. . OCFC . 3

Letter to our Shareholders
--------------------------------------------------------------------------------

o Commercial loans and core deposits will be targeted to become a greater percentage of the balance sheet as the Bank seeks to capture a more significant portion of the underserved small business market.

o Trust and Asset Management services will be implemented as a community financial services business line.

o The Bank's non-traditional deposit product program and related services, "Investment Services at the Ocean", will support the Company's plans to grow non-interest income, while fulfilling the community's expectations of the Bank as a trusted resource providing a full range of financial services.

These improvements establish a greater competitive edge for the Community Bank, and once realized, provide the Company with a stronger capacity for enhancing future franchise and ultimately, shareholder value.

These plans will be implemented with a clear focus on the most important remaining event of this century, the coming of the new millennium. At your company, "Y2K" is not merely a new buzzword in the 1999 vocabulary, rather for some time at Ocean Financial, it has represented a very important, potential problem which every employee has been focused on addressing. Ocean Financial has been getting ready for the year 2000, technologically, since early in 1997. We're looking forward to successfully serving the financial needs of our community in the new century... and so are our computers.

Despite the ambitious plans and past success, however, the personal satisfaction we realize in "making a difference" is often life's greatest reward. We continue to take great pride in our active involvement with local charities, schools, and social service agencies, fulfilling our commitment to the community. Through the operations of The Ocean Federal Foundation, established and fully expensed by the Bank in 1996, nearly $3 million in grants has been awarded to needy and deserving organizations throughout our local communities, $1.2 million in 1998 alone. As important, though perhaps less visible, were the quiet efforts of individual Ocean Federal employees unselfishly volunteering their own time to community activities too numerous to document here.

At Ocean Financial Corp., we encourage such extra effort -- but not merely for its good corporate citizenship and benefits to society. It is because, above all, we believe in just that: Extra effort.

Only by working smarter... trying harder... and planning ahead to reach each well-defined community banking goal... can we build value for your investment and help you, our shareholders, reach your goals.

And that, more than anything else, is what we value most.

On behalf of the employees, officers, and Directors of Ocean Financial Corp. and Ocean Federal Savings Bank, I thank you for your trust in us -- and look forward to seeing you at the Annual Meeting on April 22, 1999.



Sincerely,

/s/ John R. Garbarino
John R. Garbarino
Chairman, President and
Chief Executive Officer


             We're looking
                forward to
               successfully
               serving the
           financial needs
          of our community
        in the new century
             ...and so are
            our computers.


4 . Ocean Financial Corp. . OCFC

Board of Directors
--------------------------------------------------------------------------------

                                    [PHOTO]

Pictured from top right, clockwise:

John R. Garbarino - Chairman, President
and Chief Executive Officer

Donald E. McLaughlin - Audit
Committee Chairman

Thomas F. Curtin - Human
Resources/Compensation
Committee Chairman

Michael E. Barrett - Executive Vice President

Frederick E. Schlosser - Audit Committee,
Human Resources/Compensation Committee

Robert E. Kuemoller - Audit Committee
Budget and Planning Committee

Diane F. Rhine - Human Resources/
Compensation Committee

Carl Feltz Jr. - Budget and Planning Committee

James T. Snyder - Budget and Planning
Committee Chairman


                                                Ocean Financial Corp. . OCFC . 5

The Value of Personal Service
--------------------------------------------------------------------------------


Financial experts have been predicting it for years: The age of consolidation. An era of megamergers, economies of scale, and growth through insatiable acquisitions.

At Ocean Financial Corp., we believe in "consolidating" too. Except our efforts are concentrated on bringing everything together locally. As THE Community Bank in our local market, thinking first about those who live, work, bank and invest here is not just being "responsive." It's our responsibility.

Which is why such careful thought went into the 1998 introduction of new products designed to serve our customers better, and to ultimately build value for our shareholders. Offering a wider choice in retail checking -- including a spectrum of interest-


                                    [PHOTO]

Assistant Manager, Ruth D. Louis, at our Toms River branch, greets each customer with a smile.



bearing accounts and a VISA(R) check card -- allowed us to broaden relationships with existing customers while attracting over 9,000 new checking accounts. Our investment services, including mutual funds, annuities and other non-traditional products, also encouraged a full-service connection that might otherwise have been lost to competition.

On that note, retaining customers, enhancing branch traffic and cross-selling bank services were a major focus in 1998 and will continue to be emphasized going forward.

Our Retail Division is designed to cater to customer needs with a team approach to service that provides one-stop decision making and even faster responses to their requests. We believe these efforts, and other aggressive measures, will give the Bank a competitive edge in 1999 and beyond.

For example, stronger penetration into the consumer loan, equity loan and line of credit markets will be pursued in 1999, along with our sustained emphasis on originating residential mortgage loans. Retail deposit growth will also continue to be a priority, improving the mix of core deposits vs. lower-margin funding such as CDs. Traditional fee income enhancement will also be sought, as will the analysis of office support functions to provide maximum operating efficiencies. Finally, to increase the Bank's market presence, two new branches will open in 1999, representing our first entree into Monmouth County. Our Spring Lake Heights office is scheduled for the third quarter, followed by our Wall Township office slated for the fourth quarter.

Overall, these efforts are built on the belief that thoughtful planning serves us far better than a philosophy of quick fixes. In an age when consolidations can alter relationships overnight, remaining true to our community bank strengths will not just ensure we survive "merger mania."

We will thrive because of it.


Checking Account Growth
--------------------------------------------------------------------------------

                           [BAR CHART APPEARS HERE]


6 . Ocean Financial Corp. . OCFC

                "I live here...
                and work here.
                But most banks
[PHOTO]         seem to do neither.
                Why should I
                'reach high' or
                'climb mountains'
                when there's
                someone around
                the corner who
                wants to help me?"


Ocean Financial Corp. . OCFC . 7

"Our old bank said

a loan was 'out of

the question.' so I                       [PHOTO]

asked them one:

How can you

make a lending

decision about my

main office when

your's isn't even in

the state?"


8 . Ocean Financial Corp. . OCFC

The Value of Relationships
--------------------------------------------------------------------------------


A marina owner in Ocean County was content with his large regional bank. That is, until his business line of credit matured, and his loan officer wouldn't return calls. After being "stood up" for a scheduled meeting without even receiving an apology, he called the Commercial Lending team at Ocean Federal instead. Shortly after, a new $1.2 million line was all his, along with merchant services to help his business grow faster.

A local doctor's practice in Monmouth County was expanding, with plans to add an office in Ocean County. Yet his commercial mortgage application had been lingering for a month throughout his bank's vast loan department. With time running out to acquire the perfect location, he asked Ocean Federal for help. Our team responded with a verbal commitment in 24 hours, resulting in a mortgage for the new office and refinancing the mortgage on the original location. Now he is looking forward to the opening of our new branch office in Wall Township later this year.

These are true stories with real, happy endings. Yet for those who've become disenchanted with the lending policies of larger, non-community-based banks, they are actually happy beginnings.

The new relationships developed through our loan officers provide solid proof that no one knows Jersey Shore businesses better, or understands their unique challenges quite so well. Which is why the newly expanded Commercial Lending division has seen such impressive growth in its short history, improving in sales and shareholder value each year. In 1998, over $26 million in total loans were originated, representing a 41.8% increase from the prior year. Working closely with our retail branch managers and residential lending officers, our team shared referrals -- and success stories -- with commercial customers in promising markets like commercial real estate, manufacturing, and healthcare.

Also in 1998, we expanded our commercial product menu, including new enhancements to Cash Management services like Account Analysis and Sweep Investment Accounts.

Adding to our core business banking services like deposit accounts, escrow management and employee retirement plans, we will continue to roll out new products in 1999. For example, business customers can look forward to Internet account access in 1999, providing added speed and convenience for their company banking needs.

With an ever present emphasis on quality, loan growth remains a priority. Our focus will be to capitalize on current relationships by providing in-depth local knowledge and prompt, responsive service -- then cross-selling whenever possible over business lines. Additionally, Ocean Federal's growing branch network, including our upcoming Monmouth County offices, will also open more avenues.

Of course, our most important "address" isn't located in any one branch. It is in how we address each customer: With the respect they deserve as successful members of our business community.

And with the friendliness one shares with a good neighbor.


                                    [PHOTO]

Mary Huff, Vice President Commercial Lending, visits a local -- and loyal -- business customer to discuss financing options for the company's expansion.


                                                Ocean Financial Corp. . OCFC . 9

The Value of Commitment
--------------------------------------------------------------------------------


You could call it "investing in our future" with a positive "return on equity" that Ocean Financial Corp. shares in the community.

We prefer to think of it as "giving back" to those who've supported us.

In 1998, our commitment to the community was stronger than ever, especially in support of the service organizations and programs that make our neighborhoods a better place to live. This was perhaps most obvious through the continued activities of The Ocean Federal Foundation, the private nonprofit foundation established and fully expensed in 1996 by Ocean Federal Savings Bank to provide assistance to charitable endeavors in our communities.

Over $1.2 million was awarded by the Foundation last year -- including grants to such deserving efforts as programs to support the arts, education, not-for-profit medical organizations, and housing for the disadvantaged.


                                    [PHOTO]

From funding for the disadvantaged to support for the arts, the Foundation continues to help improve quality of life in our community.



Cerebral Palsy of Monmouth and Ocean, for example, obtained over $100,000 to help build a home for individuals with physical handicaps. Coastal Caregivers and Caregivers of Toms River received over $37,000 in funding for their ongoing efforts to provide services for the elderly. A grant for $73,000 made it possible to establish a local Big Brothers Big Sisters chapter. In addition, cultural programs such as the "Festival of the Atlantic" and Brick Township's Summerfest were able to continue with the assistance of the Foundation. These popular summer concert series on our beaches are enjoyed by thousands of residents and vacationers.

On a related note, as most of America cheered them on to a World Championship, we took special pride in the accomplishments of the 1998 Toms River East Little League team. Although our loan to finance their all-season practice facility may not be the only reason our "home team" enjoyed such success -- it felt good to be one of their earliest fans.

Fans, who like all loyal supporters, are with the team through thick and thin. Just as we've been for our neighbors for nearly 100 years.


                                    [PHOTO]

Crowned World Champion in 1998, the Toms River East Little League team brought pride and more than a few smiles to all of us here in Ocean County.


In 1998, our commitment
to the community was
stronger than ever,
especially in support of
the service organizations
and programs that make
our neighborhoods a
better place to live.


10 . Ocean Financial Corp. . OCFC

Selected Consolidated Financial
and Other Data of the Company
--------------------------------------------------------------------------------


The selected consolidated financial and other data of the Company set forth below is derived in part from, and should be read in conjunction with the Consolidated Financial Statements of the Company and Notes thereto presented elsewhere in this Annual Report.

At December 31,                                                1998          1997          1996           1995          1994
-----------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
Selected Financial Condition Data:
-----------------------------------------------------------------------------------------------------------------------------
Total assets                                            $ 1,561,744   $ 1,510,947   $ 1,303,865    $ 1,036,445   $   971,651
-----------------------------------------------------------------------------------------------------------------------------
Investment securities held to maturity                         --            --            --             --         127,451
-----------------------------------------------------------------------------------------------------------------------------
Investment securities available for sale                    137,405       207,357       174,028        114,881          --
-----------------------------------------------------------------------------------------------------------------------------
FHLB-NY stock                                                16,800        14,980         8,457          7,723         7,323
-----------------------------------------------------------------------------------------------------------------------------
Mortgage-backed securities held to maturity                    --            --            --             --         224,569
-----------------------------------------------------------------------------------------------------------------------------
Mortgage-backed securities available for sale               381,840       457,148       395,542        265,113          --
-----------------------------------------------------------------------------------------------------------------------------
Loans receivable, net                                       941,011       783,695       678,728        612,696       592,315
-----------------------------------------------------------------------------------------------------------------------------
Mortgage loans held for sale                                 25,140          --             727          1,894          --
-----------------------------------------------------------------------------------------------------------------------------
Deposits                                                  1,035,251       976,764       934,730        926,558       867,420
-----------------------------------------------------------------------------------------------------------------------------
Federal Home Loan Bank borrowings                            30,000        20,400         8,800         10,400          --
-----------------------------------------------------------------------------------------------------------------------------
Securities sold under agreements to repurchase              282,108       288,200        99,322           --            --
-----------------------------------------------------------------------------------------------------------------------------
Stockholders' equity                                        197,740       215,544       252,789         92,351        82,334
-----------------------------------------------------------------------------------------------------------------------------

For the Year Ended December 31,                                1998          1997          1996           1995          1994
-----------------------------------------------------------------------------------------------------------------------------
(dollars in thousands except per share amounts)

Selected Operating Data:
-----------------------------------------------------------------------------------------------------------------------------
Interest income                                         $   105,557   $    98,656   $    80,236    $    70,210   $    63,683
-----------------------------------------------------------------------------------------------------------------------------
Interest expense                                             61,399        55,608        43,857         40,004        32,373
-----------------------------------------------------------------------------------------------------------------------------
  Net interest income                                        44,158        43,048        36,379         30,206        31,310
-----------------------------------------------------------------------------------------------------------------------------
Provision for loan losses                                       900           900           700            950         1,129
-----------------------------------------------------------------------------------------------------------------------------
  Net interest income after provision for loan losses        43,258        42,148        35,679         29,256        30,181
-----------------------------------------------------------------------------------------------------------------------------
Other income                                                  2,411         2,509         2,881          1,356         2,057
-----------------------------------------------------------------------------------------------------------------------------
Operating expenses                                           25,457        23,145        39,206         18,006        17,104
-----------------------------------------------------------------------------------------------------------------------------
  Income (loss) before provision for income taxes            20,212        21,512          (646)        12,606        15,134
-----------------------------------------------------------------------------------------------------------------------------
Provision for income taxes                                    7,240         7,687         1,083          4,659         5,405
-----------------------------------------------------------------------------------------------------------------------------

  Net income (loss)                                     $    12,972   $    13,825   $    (1,729)   $     7,947   $     9,729
-----------------------------------------------------------------------------------------------------------------------------

Basic earnings (loss) per share                         $       .97   $       .90   $      (.39)           N/A           N/A
-----------------------------------------------------------------------------------------------------------------------------
Diluted earnings (loss) per share                       $       .95   $       .88   $      (.39)           N/A           N/A
-----------------------------------------------------------------------------------------------------------------------------

Net income before non-recurring items (2)               $    13,525   $    13,825   $    11,576    $     7,947   $     9,729
-----------------------------------------------------------------------------------------------------------------------------

Earnings (loss) per share for 1996 is for the period from July 2, 1996 (date of conversion) to December 31, 1996 Per share amounts for prior periods have been adjusted for the two-for-one stock split effected in the form of a 100% stock dividend paid on May 15, 1998.

Selected Consolidated Financial and Other Data (continued)


                                               Ocean Financial Corp. . OCFC . 11

At or for the Year Ended December 31,                                          1998      1997      1996       1995      1994
-----------------------------------------------------------------------------------------------------------------------------
Selected Financial Ratios and Other Data (1):
-----------------------------------------------------------------------------------------------------------------------------
Performance Ratios:
-----------------------------------------------------------------------------------------------------------------------------
  Return on average assets                                                     0.85%     0.97%     (.15)%     0.80%     1.02%
-----------------------------------------------------------------------------------------------------------------------------
  Return on average assets, as adjusted (2)                                    0.88      0.97      1.00       0.80      1.02
-----------------------------------------------------------------------------------------------------------------------------
  Return on average stockholders' equity                                       6.36      6.00     (1.03)      9.44     12.54
-----------------------------------------------------------------------------------------------------------------------------
  Return on average stockholders' equity, as adjusted (2)                      6.63      6.00      6.91       9.44     12.54
-----------------------------------------------------------------------------------------------------------------------------
  Average stockholders' equity to average assets                              13.33     16.25     14.42       8.51      8.11
-----------------------------------------------------------------------------------------------------------------------------
  Stockholders' equity to total assets at end of year                         12.66     14.27     19.39       8.91      8.47
-----------------------------------------------------------------------------------------------------------------------------
  Average interest rate spread (3)                                             2.39      2.39      2.61       2.79      3.07
-----------------------------------------------------------------------------------------------------------------------------
  Net interest margin (4)                                                      2.98      3.12      3.22       3.13      3.34
-----------------------------------------------------------------------------------------------------------------------------
  Average interest-earning assets to average
-----------------------------------------------------------------------------------------------------------------------------
    interest-bearing liabilities                                             114.35    117.95    115.84     107.98    107.71
-----------------------------------------------------------------------------------------------------------------------------
  Operating expenses to average assets                                         1.66      1.63      3.37       1.82      1.79
-----------------------------------------------------------------------------------------------------------------------------
  Operating expenses to average assets, as adjusted (2)                       1.66       1.63      1.73      1.82       1.79
-----------------------------------------------------------------------------------------------------------------------------
  Operating efficiency ratio (5)                                              54.67     50.80     99.86      57.05     51.26
-----------------------------------------------------------------------------------------------------------------------------
  Operating efficiency ratio, as adjusted (2)(5)                              53.69     50.80     51.11      57.05     51.26
-----------------------------------------------------------------------------------------------------------------------------
Regulatory Capital Ratios (Bank Only):
-----------------------------------------------------------------------------------------------------------------------------
  Tangible capital                                                            10.78     11.91     12.69       8.72      8.43
-----------------------------------------------------------------------------------------------------------------------------
  Core capital                                                                10.78     11.91     12.69       8.72      8.43
-----------------------------------------------------------------------------------------------------------------------------
  Risk-based capital                                                          22.77     29.88     32.04      21.34     20.34
-----------------------------------------------------------------------------------------------------------------------------
Asset Quality Ratios:
-----------------------------------------------------------------------------------------------------------------------------
  Non-performing loans as a percent of total loans receivable (6)(7)           0.56      0.70      1.12       1.40      1.83
-----------------------------------------------------------------------------------------------------------------------------
  Non-performing assets as a percent of total assets (7)                       0.35      0.45      0.71       0.97      1.29
-----------------------------------------------------------------------------------------------------------------------------
  Allowance for loan losses as a percent of total loans receivable (6)         0.76      0.83      0.88       0.97      0.94
-----------------------------------------------------------------------------------------------------------------------------
  Allowance for loan losses as a percent of total non-performing loans (7)   137.54    119.03     78.23      69.21     51.27
-----------------------------------------------------------------------------------------------------------------------------

Number of full-service customer facilities                                       11        10         9          8         8
-----------------------------------------------------------------------------------------------------------------------------

(1) With the exception of end of year ratios, all ratios are based on average daily balances for 1998, 1997, 1996 and 1995 and average monthly balances for 1994.

(2) Performance ratios are calculated to exclude the effect of non-recurring charges in 1998 relating to the loss on the sale of mortgage-backed securities and in 1996 relating to a charitable donation and the special Savings Association Insurance Fund assessment.

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


12 . Ocean Financial Corp. . OCFC

Management's Discussion and Analysis of
Financial Condition and Results of Operations
--------------------------------------------------------------------------------

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

The Conversion was completed on July 2, 1996 with the issuance by the Company of 16,776,156 shares of its common stock in a public offering to the Bank's eligible depositors and the Bank's employee stock ownership plan (the "ESOP"). The purchase of 1,342,092 shares of common stock (8% of the total shares offered) by the ESOP was funded by a loan of $13.4 million from the Company.

In exchange for 50% of the net conversion proceeds ($81.6 million), the Company acquired 100% of the stock of the Bank and retained the remaining net conversion proceeds at the holding company level.

Concurrent with the close of the Conversion, an additional 1,342,092 shares of common stock (8% of the offering) were issued and donated by the Company to the Ocean Federal Foundation (the "Foundation"), a private foundation dedicated to charitable purposes within Ocean County, New Jersey and its neighboring communities. The fair market value of the contribution of $13.4 million was reflected as an expense in the Company's 1996 operating results and as an increase to capital stock and paid in capital for the same amount.

The Company had no operations prior to July 2, 1996 and, accordingly, the results of operations prior to that date reflect only those of the Bank and its subsidiaries.

The Company conducts business, primarily through its ownership of the Bank which operates its administrative/branch office located in Toms River and ten other branch offices. Ten of the eleven branch offices are located in Ocean County, New Jersey with the eleventh branch in Middlesex County.

The Company has historically operated as a consumer-oriented federal savings bank, with a focus on offering traditional savings deposit and loan products to its local community. In recent years, the Company's strategy has been to maintain profitability while limiting its credit and interest rate risk exposure. To accomplish these objectives, the Company has sought to: (1) control credit risk by emphasizing the origination of single-family, owner-occupied residential mortgage loans and consumer loans, consisting primarily of home equity loans and lines of credit; (2) offer superior service and competitive rates to increase the core deposit base consistent with its capital management goals; (3) invest funds in excess of loan demand in mortgage-backed and investment securities; and (4) control operating expenses.

The Company expects to continue to capitalize on its strengths -- the delivery of traditional thrift products and services (primarily single-family mortgages) with a high level of customer service, thereby maintaining its community orientation. Despite this emphasis, the Company took steps from 1996 to 1998 to modify its historical operating strategy. With industry consolidation eliminating most locally headquartered competitors, the Company saw an opportunity to fill a perceived void for locally delivered commercial loan and deposit services. As such, in the second half of 1996 the Company assembled an experienced team of commercial lending professionals and began offering commercial loan and deposit services and merchant credit card services to businesses in Ocean County and surrounding communities.

Management believes that the diversification of the Company's loan products may expose the Company to a higher degree of credit risk than is involved in the Company's one- to four-family residential mortgage lending activity. As a consequence of this strategy, management has developed a well-defined credit policy focusing on quality underwriting and close management and Board monitoring.

With the significant increase in capital arising from the stock conversion, the Company adopted a leverage strategy in late 1996 to improve returns on capital. The strategy included the retention of most 30-year fixed rate mortgage loans, most of which had previously been sold and the use of wholesale borrowings to fund purchases of investment and mortgage-backed securities. The adoption of this strategy may increase the Company's interest rate risk exposure. As noted below, management seeks to carefully monitor and assess the Company's interest rate risk exposure while actively managing the balance sheet composition.

Management is also seeking to increase the Company's market share in its primary market area by expanding the Bank's branch network. During 1996, the Company opened a branch office in Toms River at the site of its new administrative offices. In February 1997, a new branch opened in Lacey Township. In 1998, the Company opened an additional branch office in Toms River during the second quarter. Branches in Wall Township and Spring Lake Heights, both in Southern Monmouth County, are expected to open during the latter part of 1999. The Company is also evaluating additional office sites within its existing market area.

Management is also seeking to diversify its retail product line. During 1998, the Company began offering alternative investment products (annuities and mutual funds) for sale through its retail branch network. The products are non-proprietary, sold through a third party vendor, and provide the Company with fee income opportunities. In 1999, the menu of alternative investment products will be expanded to include life insurance. The Company is also planning the introduction of trust and asset management services during 1999.

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

                                       Ocean Financial Corp. - OCFC      Page 13

--------------------------------------------------------------------------------


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

In recent years, the Company has utilized the following strategies to manage interest rate risk: (i) emphasizing the origination for portfolio of fixed-rate mortgage loans having terms to maturity of not more than fifteen years, adjustable-rate loans, and consumer loans consisting primarily of home equity loans and lines of credit; (ii) holding primarily short-term and/or adjustable-rate mortgage-backed and investment securities; and (iii) attempting to reduce the overall interest rate sensitivity of liabilities by emphasizing core and longer-term deposits. The Company also periodically sells 30-year fixed-rate mortgage loans into the secondary market. In determining whether to retain 30-year fixed-rate mortgages, management considers the Company's overall interest rate risk position, the volume of such loans, the loan yield and the types and amount of funding sources. During 1997 and 1998 the Company began retaining most of its 30-year fixed rate mortgage loan production in order to improve yields and increase balance sheet leverage. Management felt that the significant capital position of the Company resulting from the Conversion, mitigated the additional interest rate risk associated with retaining these mortgages. Additionally, the Company extended the maturity on part of its wholesale borrowings for up to ten years.

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

At December 31, 1998 the Company's one year gap was negative 10.6%. In performing this calculation, except as stated below, the amount of assets and liabilities which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. Loans receivable reflect principal balances expected to be redeployed and/or repriced as a result of contractual amortization and anticipated prepayments of adjustable-rate loans and fixed-rate loans, and as a result of contractual rate adjustments on adjustable-rate loans. Loans on residential properties were projected to repay at rates between 6% and 30% annually. Mortgage-backed securities were projected to prepay at rates between 20% and 30% annually. Passbook accounts, negotiable order of withdrawal ("NOW") and money market accounts were assumed to decay at 3.33% per month. Prepayment and decay rates can have a significant impact on the Company's estimated gap. There can be no assurance that projected prepayment rates for loans and mortgage-backed securities will be achieved or that projected decay rates will be realized.



14 . Ocean Financial Corp. . OCFC

-------------------------------------------------------------------------------


Certain shortcomings are inherent in gap analysis. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans, have features which restrict changes in interest rates both on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and decay rates would likely deviate significantly from those assumed in the calculation. Finally, the ability of many borrowers to service their adjustable-rate loans may be impaired in the event of an interest rate increase.

Another method of analyzing an institution's exposure to interest rate risk is by measuring the change in the institution's net portfolio value ("NPV") and net interest income under various interest rate scenarios. NPV is the difference between the net present value of assets, liabilities and off-balance sheet contracts. The NPV ratio, in any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The Company's interest rate sensitivity is monitored by management through the use of an interest rate risk ("IRR") model which measures IRR by modeling the change in NPV and net interest income over a range of interest rate scenarios. The Office of Thrift Supervision ("OTS") also produces an NPV only analysis using its own model, based upon data submitted on the Bank's quarterly Thrift Financial Reports, the results of which may vary from the results provided by the Company's model, primarily due to differences in the assumptions utilized including estimated loan prepayment rates, reinvestment rates and deposit decay rates. The table below sets forth the Company's NPV and net interest income as of December 31, 1998 and 1997, as calculated by the Company.

As is the case with the gap calculation, certain shortcomings are inherent in the methodology used in the NPV and net interest income IRR measurements. The model requires the making of certain assumptions which may tend to oversimplify the manner in which actual yields and costs respond to changes in market interest rates. First, the model assumes that the composition of the Company's interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured. Second, the model assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Third, the model does not take into account the Company's business or strategic plans. Accordingly, although the measurements below do provide an indication of the Company's IRR exposure at a particular point in time, such measurements are not intended to provide a precise forecast of the effect of changes in market interest rates on the Company's net interest income and can be expected to differ from actual results.

                                  December 31, 1998                                           December 31, 1997
Change in    -----------------------------------------------------------------------------------------------------------------------
Interest            Net Portfolio Value           Net Interest Income           Net Portfolio Value            Net Interest Income
Rates in     ---------------------------------   ---------------------    --------------------------------    ----------------------
Basis Points                              NPV                                                         NPV
(Rate Shock)    Amount    % Change       Ratio      Amount   % Change        Amount   % Change       Ratio       Amount   % Change
------------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
 400         $ 140,420       (42.6)%      10.0   $  40,490      (16.1)%   $ 148,630      (40.7)%      10.9    $  36,892      (22.1)%
------------------------------------------------------------------------------------------------------------------------------------
 300           170,890       (30.1)       11.8      43,131      (10.6)      181,482      (27.6)       12.9       40,423      (14.6)
------------------------------------------------------------------------------------------------------------------------------------
 200           202,431       (17.2)       13.5      45,347       (6.0)      213,613      (14.8)       14.7       44,085       (6.9)
------------------------------------------------------------------------------------------------------------------------------------
 100           225,510        (7.8)       14.7      46,979       (2.7)      234,059       (6.6)       15.8       45,959       (2.9)
------------------------------------------------------------------------------------------------------------------------------------
Static         244,538         --         15.5      48,260        --        250,697        --         16.5       47,342       --
------------------------------------------------------------------------------------------------------------------------------------
(100)          256,618         4.9        15.9      49,023        1.6       255,243        1.8        16.5       48,446        2.3
------------------------------------------------------------------------------------------------------------------------------------
(200)          261,974         7.1        15.9      49,392        2.3       256,799        2.4        16.3       49,072        3.7
------------------------------------------------------------------------------------------------------------------------------------
(300)          264,595         8.2        15.9      49,336        2.2       258,282        3.0        16.1       50,261        6.2
------------------------------------------------------------------------------------------------------------------------------------
(400)          264,239         8.1        15.6      48,951        1.4       258,579        3.1        15.8       51,310        8.4
------------------------------------------------------------------------------------------------------------------------------------


Ocean Financial Corp. . OCFC . 15

Analysis of Net Interest Income

Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income also depends upon the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them.

The following table sets forth certain information relating to the Company at December 31, 1998 and for each of the years ended December 31, 1998, 1997, and 1996. The yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods shown except where noted otherwise. Average balances are derived from average daily balances. The yields and costs include fees which are considered adjustments to yields.

                                       At December 31,                                              Years Ended December 31,
------------------------------------------------------------------------------------------------------------------------------
                                        1998                              1998                                1997
------------------------------------------------------------------------------------------------------------------------------
                                                Average                            Average                            Average
                                                 Yield/     Average                  Yield/     Average                 Yield/
                                       Balance    Cost      Balance     Interest      Cost      Balance     Interest     Cost
------------------------------------------------------------------------------------------------------------------------------
Assets:
------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
------------------------------------------------------------------------------------------------------------------------------
Interest-earning deposits and
  short-term investments            $    7,424    2.94%  $    5,375   $      295      5.49%  $    2,852  $      155      5.43%
------------------------------------------------------------------------------------------------------------------------------
Investment securities (1)              137,405    6.50      173,158       11,461      6.62      196,650      13,302      6.76
------------------------------------------------------------------------------------------------------------------------------
Loans receivable, net (2)              966,151    7.55      863,172       67,038      7.77      725,866      57,540      7.93
------------------------------------------------------------------------------------------------------------------------------
Mortgage-backed securities (3)         381,840    6.32      423,516       25,669      6.06      442,500      26,907      6.08
------------------------------------------------------------------------------------------------------------------------------
FHLB stock                              16,800    7.00       15,096        1,094      7.25       11,271         752      6.67
------------------------------------------------------------------------------------------------------------------------------
Total interest-earning  assets       1,509,620    7.11    1,480,317      105,557      7.13    1,379,139      98,656      7.15
------------------------------------------------------------------------------------------------------------------------------
Non-interest-earning assets             52,124               49,428                              38,829
------------------------------------------------------------------------------------------------------------------------------
Total assets                        $1,561,744           $1,529,745                          $1,417,968
------------------------------------------------------------------------------------------------------------------------------

Liabilities and Equity:
------------------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
------------------------------------------------------------------------------------------------------------------------------
Money market deposit accounts       $   77,690    2.59%  $   71,800        2,026      2.82%  $   68,972       2,028      2.94%
------------------------------------------------------------------------------------------------------------------------------
Savings accounts                       172,036    2.03      167,058        3,442      2.06      168,733       3,877      2.30
------------------------------------------------------------------------------------------------------------------------------
NOW accounts                           106,363    1.59       89,679        1,517      1.69       77,785       1,388      1.78
------------------------------------------------------------------------------------------------------------------------------
Time deposits                          657,008    5.35      663,483       36,819      5.55      637,425      35,667      5.60
------------------------------------------------------------------------------------------------------------------------------
Total                                1,013,097    4.18      992,020       43,804      4.42      952,915      42,960      4.51
------------------------------------------------------------------------------------------------------------------------------
FHLB borrowings                         30,000    5.13       19,947        1,061      5.32        7,207         414      5.74
------------------------------------------------------------------------------------------------------------------------------
Securities sold under
  agreements to repurchase             282,108    5.33      282,590       16,534      5.85      209,089      12,234      5.85
------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities   1,325,205    4.45    1,294,557       61,399      4.74    1,169,211      55,608      4.76
------------------------------------------------------------------------------------------------------------------------------
Non-interest-bearing liabilities        38,799               31,222                              18,395
------------------------------------------------------------------------------------------------------------------------------
Total liabilities                    1,364,004            1,325,779                           1,187,606
------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity                   197,740              203,966                             230,362
------------------------------------------------------------------------------------------------------------------------------
Total liabilities and equity        $1,561,744           $1,529,745                          $1,417,968
------------------------------------------------------------------------------------------------------------------------------
Net interest income                                                      $44,158                            $43,048
------------------------------------------------------------------------------------------------------------------------------
Net interest rate spread (4)                      2.66%                               2.39%                              2.39%
------------------------------------------------------------------------------------------------------------------------------
Net interest margin (5)                           3.20%                               2.98%                              3.12%
------------------------------------------------------------------------------------------------------------------------------
Ratio of  interest-earning assets
  to interest-bearing liabilities       113.92%              114.35%                           117.95%
------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------
                                                     1996
---------------------------------------------------------------------------
                                                                   Average
                                        Average                      Yield/
                                        Balance    Interest           Cost
---------------------------------------------------------------------------
Assets:
---------------------------------------------------------------------------
Interest-earning assets:
---------------------------------------------------------------------------
Interest-earning deposits and
  short-term investments             $    4,872  $      251           5.15%
---------------------------------------------------------------------------
Investment securities (1)               148,378       9,710           6.54
---------------------------------------------------------------------------
Loans receivable, net (2)               637,453      50,324           7.89
---------------------------------------------------------------------------
Mortgage-backed securities (3)          331,669      19,413           5.85
---------------------------------------------------------------------------
FHLB stock                                8,323         538           6.46
---------------------------------------------------------------------------
Total interest-earning  assets        1,130,695      80,236           7.10
---------------------------------------------------------------------------
Non-interest-earning assets              31,810
---------------------------------------------------------------------------
Total assets                         $1,162,505
---------------------------------------------------------------------------

Liabilities and Equity:
---------------------------------------------------------------------------
Interest-bearing liabilities:
---------------------------------------------------------------------------
Money market deposit accounts        $   70,209       1,994           2.84%
---------------------------------------------------------------------------
Savings accounts                        175,060       4,069           2.32
---------------------------------------------------------------------------
NOW accounts                             72,265       1,371           1.90
---------------------------------------------------------------------------
Time deposits                           609,620      33,555           5.50
---------------------------------------------------------------------------
Total                                   927,154      40,989           4.42
---------------------------------------------------------------------------
FHLB borrowings 30,000                   39,135       2,298           5.87
---------------------------------------------------------------------------
Securities sold under
  agreements to repurchase                9,803         570           5.81
---------------------------------------------------------------------------
Total interest-bearing liabilities      976,092      43,857           4.49
---------------------------------------------------------------------------
Non-interest-bearing liabilities         18,778
---------------------------------------------------------------------------
Total liabilities                       994,870
---------------------------------------------------------------------------
Stockholders' equity                    167,635
---------------------------------------------------------------------------
Total liabilities and equity      $   1,162,505
---------------------------------------------------------------------------
Net interest income                                 $36,379
---------------------------------------------------------------------------
Net interest rate spread (4)                                          2.61%
---------------------------------------------------------------------------
Net interest margin (5)                                               3.22%
---------------------------------------------------------------------------
Ratio of  interest-earning assets
  to interest-bearing liabilities           115.84%
---------------------------------------------------------------------------


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


16 . Ocean Financial Corp. . OCFC

Rate Volume Analysis. The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Company's interest income and interest expense during the periods indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionally to the changes due to volume and the changes due to rate.

                                                           Year Ended December 31, 1998      Year Ended December 31, 1997
                                                                    Compared to                        Compared to
                                                           Year Ended December 31, 1997      Year Ended December 31, 1996
                                                         ---------------------------------------------------------------------
                                                                Increase (Decrease)                Increase (Decrease)
                                                                        Due to                              Due to
                                                         ---------------------------------------------------------------------
                                                           Volume        Rate         Net      Volume        Rate         Net
------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
------------------------------------------------------------------------------------------------------------------------------
  Interest-earning deposits and short-term investments   $    138    $      2    $    140    $   (109)   $     13    $    (96)
------------------------------------------------------------------------------------------------------------------------------
  Investment securities                                    (1,569)       (272)     (1,841)      3,256         336       3,592
------------------------------------------------------------------------------------------------------------------------------
  Loans receivable, net                                    10,681      (1,183)      9,498       6,962         254       7,216
------------------------------------------------------------------------------------------------------------------------------
  Mortgage-backed securities                               (1,150)        (88)     (1,238)      6,705         789       7,494
------------------------------------------------------------------------------------------------------------------------------
  FHLB stock                                                  272          70         342         196          18         214
------------------------------------------------------------------------------------------------------------------------------
      Total interest-earning assets                         8,372      (1,471)      6,901      17,010       1,410      18,420
------------------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
------------------------------------------------------------------------------------------------------------------------------
  Money market deposit accounts                                82         (84)         (2)        (35)         69          34
------------------------------------------------------------------------------------------------------------------------------
  Savings accounts                                            (38)       (397)       (435)       (155)        (37)       (192)
------------------------------------------------------------------------------------------------------------------------------
  NOW accounts                                                202         (73)        129         104         (87)         17
------------------------------------------------------------------------------------------------------------------------------
  Time deposits                                             1,469        (317)      1,152       1,510         602       2,112
------------------------------------------------------------------------------------------------------------------------------
      Total                                                 1,715        (871)        844       1,424         547       1,971
------------------------------------------------------------------------------------------------------------------------------
  FHLB borrowings                                             679         (32)        647      (1,834)        (50)     (1,884)
------------------------------------------------------------------------------------------------------------------------------
  Securities sold under agreements to repurchase            4,300        --         4,300      11,660           4      11,664
------------------------------------------------------------------------------------------------------------------------------
      Total interest-bearing liabilities                    6,694        (903)      5,791      11,250         501      11,751
------------------------------------------------------------------------------------------------------------------------------
Net change in net interest income                        $  1,678    $   (568)   $  1,110    $  5,760    $    909    $  6,669
------------------------------------------------------------------------------------------------------------------------------


Comparison of Financial Condition at December 31, 1998
and December 31, 1997

Total assets at December 31, 1998 were $1.562 billion, an increase of $50.8 million, compared to $1.511 billion at December 31, 1997.

Investment securities available for sale decreased by $70.0 million, to a balance of $137.4 million at December 31, 1998, compared to a balance of $207.4 million at December 31, 1997, and mortgage-backed securities available for sale decreased by $75.3 million, to $381.8 million at December 31, 1998, from $457.1 million at December 31, 1997. The investment and mortgage-backed securities available for sale portfolios decreased in order to fund growth in the Bank's loans receivable. In December 1998, the Bank also sold $51.3 million of adjustable-rate mortgage-backed securities with high prepayment speeds. The sale proceeds funded the purchase of $28.9 million in whole loans. Loans receivable, net, increased by $157.3 million, or 20.1%, to a balance of $941.0 million at December 31, 1998, compared to a balance of $783.7 million at December 31, 1997. The increase was largely attributable to robust residential loan growth (including mortgage refinance activity) in the Bank's market area, as well as commercial lending (including commercial real estate) initiatives which accounted for $20.4 million of this growth. Included in the residential loan growth is $125.7 million of 30-year fixed-rate mortgage loans which the Bank retained in portfolio, while $16.1 million of 30-year fixed-rate mortgage loans were sold. The Company is also holding $25.1 million of mortgage loans held for sale at December 31, 1998, all of which were 30-year fixed rate mortgage loans. The sale was completed in January 1999 at an after-tax gain of $328,000. In the past, the Bank has often sold most of its fixed-rate 30-year loan production into the secondary market. For the loans retained, the Bank acquired funding with terms of three to ten years, mitigating part of the interest rate risk associated with retaining these mortgages.

Total deposits at December 31, 1998 were $1.035 billion, an increase of $58.5 million, compared to $976.8 million at December 31, 1997. On June 29, 1998, the Company completed the purchase of $10.7 million in deposit balances from Summit Bank's Whiting, New Jersey branch, for a deposit premium of $1.0 million. Stockholders' equity at December 31, 1998 was $197.7 million, compared to $215.5 million at December 31, 1997. The Company repurchased 1.1 million shares of common stock during the year ended December 31, 1998 for $18.6 million, fully completing the remainder of a 5% repurchase program announced in October 1997; another 5% repurchase program announced in July 1998; and partially completing an additional 5% repurchase program announced in November 1998. Additionally, during the second quarter of 1998, the Company loaned $8.2 million to the Bank's Employee Stock Ownership Plan ("ESOP" or the "Plan") which enabled the ESOP trustee to purchase 422,500 shares of common stock. Allocations during the initial 12 year ESOP term which expires in year 2008, will not be affected by the purchase of these shares and, therefore, no compensation expense will be recognized by the Company relating to the allocation of these shares to plan participants until at least the year 2009.

Results of Operations

General

Net income decreased to $13.0 million for the year ended December 31, 1998 as compared to net income of $13.8 million for the year ended December 31, 1997. Diluted earnings per share, however, increased 8.0%, to $.95 for the year ended December 31, 1998, as compared to $.88 for the year ended December 31, 1997.


                                               Ocean Financial Corp. . OCFC . 17

The increase in earnings per share is the result of the Company's repurchase program and the additional ESOP purchases, both of which reduced the number of shares outstanding for purposes of calculating earnings per share.

Interest Income

Interest income for the year ended December 31, 1998 was $105.6 million, compared to $98.7 million for the year ended December 31, 1997, an increase of $6.9 million or 7.0%. The increase in interest income was the result of an increase in the average balance of loans receivable which increased by $137.3 million for the year ended December 31, 1998. The increase in the year-over-year average balance of loans receivable more than offset a $42.5 million decrease in the average balance of investment and mortgage-backed securities. Overall interest-earning assets increased $101.2 million for the year ended December 31, 1998, as compared to the year ended December 31, 1997. The average yield declined slightly to 7.13% for the year ended December 31, 1998, as compared to 7.15% for the year ended December 31, 1997.

Interest Expense

Interest expense for the year ended December 31, 1998 was $61.4 million, compared to $55.6 million for the year ended December 31, 1997, an increase of $5.8 million, or 10.4%. The increase in interest expense was primarily the result of an increase in the average outstanding balance of total borrowings (Federal Home Loan Bank and securities sold under agreements to repurchase) which increased by $86.2 million for the year ended December 31, 1998, as compared to the same prior year period and an additional increase in average interest-bearing deposits of $39.1 million for the year ended December 31, 1998, as compared to the same prior year period. The increase in wholesale borrowings was part of a leverage strategy adopted in late 1996 to improve returns on invested capital. Proceeds from the borrowings were invested in mortgage loans and investment and mortgage-backed securities. The average cost of interest-bearing liabilities decreased to 4.74% for the year ended December 31, 1998, as compared to 4.76% for the same prior year period.

Provision for Loan Losses

For the year ended December 31, 1998, the Company's provision for loan losses was $900,000, unchanged from the same prior year period. The Company's non-performing assets declined by $1.3 million at December 31, 1998, as compared to December 31, 1997 allowing for stable provisions despite loan growth.

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

Other Income

Other income decreased to $2.4 million for the year ended December 31, 1998, compared to $2.5 million for the same prior year period. The decrease was due to the recognition of a $850,000 loss on the sale of mortgage-backed securities. Excluding the loss, other income increased $752,000, or 30.0% for the year ended December 31, 1998, as compared to the prior year. The increase was primarily due to gains recognized on the sale of 30-year fixed-rate mortgage loans, which the Company periodically sells as part of the management of interest rate risk. These gains amounted to $228,000 for the year ended December 31, 1998. Additionally, deposit related fees (part of fees and service charges) increased by $476,000 for the year ended December 31, 1998, as compared to the same prior year period, due to growth in commercial account services and retail core account balances. The Company also realized $104,000 in fee income during 1998 from the sale of alternative investment products, a service the Company introduced late in this year's second quarter. The growth in these fees was partly offset by reductions in loan servicing fees due to prepayments of the loans underlying the servicing portfolio. Total servicing fee income declined by $424,000 for the year ended December 31, 1998, as compared to the prior year.

Operating Expenses

Operating expenses were $25.5 million for the year ended December 31, 1998, an increase of $2.3 million compared to the same prior year period. For the year ended December 31, 1998, marketing expense increased $677,000 as the Bank aggressively promoted its new retail checking products. The Bank also opened its eleventh branch office in early April of 1998. Out-of-pocket expenses associated with readying the Company's data processing systems for the Year 2000 amounted to $102,000 during 1998.

Provision for Income Taxes

Income tax expense was $7.2 million for the year ended December 31, 1998, compared to $7.7 million for the year ended December 31, 1997. The effective tax rate was relatively stable at 35.8% for the year ended December 31, 1998, as compared to 35.7% for the same prior year period.

Comparison of operating results for the years ended December 31, 1997 and December 31, 1996

General

Net income increased to $13.8 million for the year ended December 31, 1997, as compared to a net loss of $1.7 million for the year ended December 31, 1996. Prior year amounts were adversely affected by a charge of $5.7 million ($3.7 million after tax) representing the Bank's share of a special assessment to recapitalize the Savings Association Insurance Fund ("SAIF") of the FDIC. Additionally, concurrent with the close of the Company's stock offering on July 2, 1996, the Company funded The Ocean Federal Foundation with a one-time donation of 1,342,092 shares of common stock, resulting in a charge of $13.4 million ($9.7 million after tax).

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

Interest Expense

Interest expense for the year ended December 31, 1997 was $55.6 million, compared to $43.9 million for the year ended December 31, 1996, an increase of $11.7 million or 26.8%. The


18 . Ocean Financial Corp. . OCFC
increase in interest expense was primarily the result of an increase in the average outstanding balance of total borrowings, as previously discussed, and a smaller average increase in deposits. The average cost of interest-bearing liabilities also increased to 4.76% for the year ended December 31, 1997, as compared to 4.49% for the same prior year period due to a greater percentage increase in higher cost wholesale funding over retail deposit funding.

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

The increase in compensation and employee benefits expense of $3.7 million for the year ended December 31, 1997, as compared to the same prior year period, was due to the expense associated with the amortization, beginning in February 1997, of incentive stock awards and the higher expense associated with the Bank's Employee Stock Ownership Plan as a result of the increase in the Company's stock price over its initial $10 per share cost. The ESOP expense was partly offset by eliminating matching contributions under the Bank's 401K Plan.

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

Liquidity and Capital Resources

The Company's primary sources of funds are deposits, principal and interest payments on loans and mortgage-backed securities, FHLB and other borrowings and, to a lesser extent, investment maturities and proceeds from the sale of loans and securities. While scheduled amortization of loans are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. The Company has other sources of liquidity if a need for additional funds arises, including an overnight line of credit and advances from the FHLB.

At December 31, 1998, the Company had $30.0 million of outstanding overnight borrowings from the FHLB, representing an increase from $20.4 million at December 31, 1997. The Company utilizes the overnight line from time to time to fund short-term liquidity needs. The Company also borrowed $282.1 million at December 31, 1998 through securities sold under agreements to repurchase, a decrease from $288.2 million at December 31, 1997. These borrowings were used to fund a wholesale leverage strategy designed to improve returns on invested capital.

The Company's cash needs for the year ended December 31, 1998, were principally provided by maturities of investment securities available for sale, principal payments on loans and mortgage-backed securities, proceeds from the sale of mortgage-backed securities, and increased deposits, including a deposit acquisition. The cash provided was principally used for investing activities, which included the purchase of investment and mortgage-backed securities, the origination of loans and the purchase of treasury stock. For the year ended December 31, 1997, the cash needs of the Company were primarily satisfied by principal payments on loans and mortgage-backed securities, securities sold under agreements to repurchase and increased deposits. The cash provided was principally utilized for loan originations, purchases of investment and mortgage-backed securities and the purchase of treasury stock.

Federal regulations require the Bank to maintain minimum levels of liquid assets. The required percentage has varied from time to time based upon economic conditions and savings flows and is currently 4% of net withdrawable savings deposits and borrowings payable on demand or in one year or less during the preceding calendar month. Liquid assets for purposes of this ratio include cash, accrued interest receivable, certain time deposits, U.S. Treasury and Government agencies and other securities and obligations generally having remaining maturities of less than five years. The levels of these assets are dependent on the Bank's operating, financing, lending and investing activities during any given period. As of December 31, 1998 and 1997, the Bank's liquidity ratios were 12.5% and 9.8%, respectively, both in excess of the minimum regulatory requirement.

At December 31, 1998, the Bank exceeded all of its regulatory capital requirements with tangible capital of $167.9 million, or 10.8%, of total adjusted assets, which is above the required level of $23.4 million or 1.5%; core capital of $167.9 million or 10.8% of total adjusted assets, which is above the required level of $46.8 million, or 3.0%; and risk-based capital of $175.1 million, or 22.8% of risk-weighted assets, which is above the required level of $61.5 million or 8.0%. The Bank is considered a "well capitalized" institution under the Office of Thrift Supervision's prompt corrective action regulations.

Impact of Year 2000

The Company has developed a formal project plan to prepare its systems, hardware and facilities for the Year 2000. The project plan has been in place since 1997 and was developed following guidelines set forth by the Federal Financial Institutions Examination Council. These guidelines mandate that the Year 2000 project address five specific phases: awareness, assessment, renovation, validation (testing), and implementation. During the first quarter of 1998, the Bank completed the awareness and assessment phases by identifying all potentially impacted systems and vendors. During the fourth quarter of


                                               Ocean Financial Corp. . OCFC . 19

1998, vendors were carefully monitored to ensure that Year 2000 compliant software and hardware was delivered on schedule to meet testing time frames. As a result, the renovation phase was substantially complete at December 31, 1998.

In September 1998 BISYS, the Bank's data processing agent and the primary provider of mission critical services, delivered remediated software and provided a testing facility for Year 2000 validation purposes. In conjunction with BISYS, scheduled testing commenced in November 1998 and is expected to continue through March of 1999. During that time, all mission critical systems and functions that BISYS provides will be tested by Company personnel to ensure compliance. A formal reporting structure between BISYS and the Company has been designed to ensure the timely correction of any issues found during testing. In the event that the validation process proves existing services to be non-compliant, a contingency agreement with BISYS allows the Company the option to convert to a fully compliant system by the end of 1999. All other primary service providers have completed the Year 2000 reprogramming. Testing with these vendors is underway and is also expected to be completed by March 1999.

The Company has completed inventories of all mission critical functions, funds takers and funds providers, and is making every effort to ensure compliance in each of these areas. In the case of failure caused by a Year 2000 problem, the Bank has documented contingency plans that will be initiated to resolve mission critical issues.

The Company has established a formal process for measuring potential credit risk associated with the Year 2000. Major customers in the Residential and Commercial Loan portfolios have been assessed to determine an appropriate risk rating and the Company is monitoring the progress of these borrowers towards Year 2000 compliance on an ongoing basis.

Expenses related to the Bank's Year 2000 effort in 1998 totaled $327,000. This expense consists of $102,000 in costs associated with the renovation of software, hardware purchases and consulting charges and $225,000 representing an estimate of the direct cost for compensation and fringe benefits of internal employees working on the Year 2000 project. The Bank expects to spend an additional $400,000 to $600,000 in 1999. This figure represents costs associated with initiating customer awareness programs, testing, implementation and consulting expenses and includes $125,000 to $175,000 for the direct cost of internal employees. Estimated expenses and completion dates associated with this project are based upon all known facts and available resources. The Company expects that the represented estimates will not change materially, but there can be no guarantee that the estimates will be achieved. Factors that may influence changes in estimates include, but are not limited to, expenses associated with obtaining qualified personnel, ability to correctly identify and renovate all functions related to the Year 2000 and other similar items.

The Company believes that it is taking all reasonable steps to prepare for the Year 2000, especially in the case of mission critical functions. However, management cannot make representations that all systems and especially those of significant third parties will be Year 2000 compliant or that they will not be adversely affected by Year 2000 issues.

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

Impact of New Accounting Pronouncements

In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information (SFAS 131). SFAS 131 establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected financial information about operating segments in interim financial reports to shareholders. SFAS 131 is effective for financial statements for periods beginning after December 15, 1997. Based upon the current operations of the Company and established reporting mechanisms, the Company does not have separate reportable operating segments and, therefore, the adoption of SFAS 131 did not have an impact on the company's financial disclosures.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, and for hedging activities. SFAS No. 133 supersedes the disclosure requirements in SFAS No. 80, 105 and 119. This statement is effective for fiscal years beginning after June 15, 1999. The adoption of SFAS No. 133 is not expected to have a material impact on the financial position or results of operations of the Company.

In October 1998, the FASB issued SFAS No. 134 "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." This Statement amends FASB Statement 65 "Accounting for Certain Mortgage Banking Activities" to require that after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those investments. This Statement is effective for the first fiscal quarter beginning after December 15, 1998. The adoption of this Statement is not expected to have a material impact on the financial position or results of operations of the Company.

Private Securities Litigation Reform Act
Safe Harbor Statement

In addition to historical information, this annual report may include certain forward looking statements based on current management expectations. The Company's actual results could differ materially from those management expectations. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal and state tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of the Bank's loan and investment portfolios, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. Further description of the risks and uncertainties to the business are included in Item 1, BUSINESS of the Company's 1998 Form 10-K.

20 . Ocean Financial Corp. . OCFC

Consolidated Statements of Financial Conditions
--------------------------------------------------------------------------------

December 31, 1998 and 1997                                                                                1998            1997
------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands, except per share amounts)
Assets
------------------------------------------------------------------------------------------------------------------------------
Cash and due from banks                                                                            $    10,295     $     2,225
------------------------------------------------------------------------------------------------------------------------------
Investment securities available for sale (notes 4, 11 and 15)                                          137,405         207,357
------------------------------------------------------------------------------------------------------------------------------
Federal Home Loan Bank of New York stock, at cost (note 15)                                             16,800          14,980
------------------------------------------------------------------------------------------------------------------------------
Mortgage-backed securities available for sale (notes 5, 11 and 15)                                     381,840         457,148
------------------------------------------------------------------------------------------------------------------------------
Loans receivable, net (notes 6 and 15)                                                                 941,011         783,695
------------------------------------------------------------------------------------------------------------------------------
Mortgage loans held for sale                                                                            25,140            --
------------------------------------------------------------------------------------------------------------------------------
Interest and dividends receivable (note 7)                                                               9,820          11,064
------------------------------------------------------------------------------------------------------------------------------
Real estate owned, net (note 9)                                                                             43           1,198
------------------------------------------------------------------------------------------------------------------------------
Premises and equipment, net (note 8)                                                                    13,947          14,279
------------------------------------------------------------------------------------------------------------------------------
Other assets (note 12)                                                                                  25,443          19,001
------------------------------------------------------------------------------------------------------------------------------
  Total assets                                                                                     $ 1,561,744     $ 1,510,947
------------------------------------------------------------------------------------------------------------------------------

Liabilities and Stockholders' Equity
------------------------------------------------------------------------------------------------------------------------------
Deposits (note 10)                                                                                 $ 1,035,251     $   976,764
------------------------------------------------------------------------------------------------------------------------------
Federal Home Loan Bank borrowings (note 15)                                                             30,000          20,400
------------------------------------------------------------------------------------------------------------------------------
Securities sold under agreements to repurchase (note 11)                                               282,108         288,200
------------------------------------------------------------------------------------------------------------------------------
Advances by borrowers for taxes and insurance                                                            5,096           4,773
------------------------------------------------------------------------------------------------------------------------------
Other liabilities (notes 12 and 13)                                                                     11,549           5,266
------------------------------------------------------------------------------------------------------------------------------
  Total liabilities                                                                                  1,364,004       1,295,403
------------------------------------------------------------------------------------------------------------------------------
Stockholders' Equity (notes 2, 3, 12, 13 and 14):
------------------------------------------------------------------------------------------------------------------------------
  Preferred stock, $.01 par value, 5,000,000 shares authorized, no shares issued                          --              --
------------------------------------------------------------------------------------------------------------------------------
  Common stock, $.01 par value, 55,000,000 shares authorized, 18,118,248 shares issued
   and 14,629,776 and 15,705,720 shares outstanding at December 31, 1998 and 1997, respectively            181             181
------------------------------------------------------------------------------------------------------------------------------
  Additional paid-in capital                                                                           178,309         177,223
------------------------------------------------------------------------------------------------------------------------------
  Retained earnings-substantially restricted                                                           103,982          97,487
------------------------------------------------------------------------------------------------------------------------------
  Accumulated other comprehensive (loss) income                                                         (1,226)            989
------------------------------------------------------------------------------------------------------------------------------
  Less:  Unallocated common stock held by
------------------------------------------------------------------------------------------------------------------------------
   Employee Stock Ownership Plan                                                                       (17,376)        (10,903)
------------------------------------------------------------------------------------------------------------------------------
              Unearned Incentive Awards                                                                 (5,963)         (7,897)
------------------------------------------------------------------------------------------------------------------------------
              Treasury stock, 3,488,472 and 2,412,528 shares
               at December 31, 1998 and 1997, respectively                                             (60,167)        (41,536)
------------------------------------------------------------------------------------------------------------------------------
  Total stockholders' equity                                                                           197,740         215,544
------------------------------------------------------------------------------------------------------------------------------
Commitments and contingencies (note 15)
------------------------------------------------------------------------------------------------------------------------------
  Total liabilities and stockholders' equity                                                       $ 1,561,744     $ 1,510,947
------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.


                                               Ocean Financial Corp. . OCFC . 21

Consolidated Statements of Income
and Comprehensive Income
--------------------------------------------------------------------------------

Years Ended December 31,1998, 1997 and 1996                                   1998          1997         1996
-------------------------------------------------------------------------------------------------------------
(in thousands, except per share amounts)
Interest income:
-------------------------------------------------------------------------------------------------------------
  Loans                                                                  $  67,038     $  57,540    $  50,324
-------------------------------------------------------------------------------------------------------------
  Mortgage-backed securities                                                25,669        26,907       19,413
-------------------------------------------------------------------------------------------------------------
  Investment securities and other                                           12,850        14,209       10,499
-------------------------------------------------------------------------------------------------------------
    Total interest income                                                  105,557        98,656       80,236
-------------------------------------------------------------------------------------------------------------
Interest expense:
-------------------------------------------------------------------------------------------------------------
  Deposits (note 10)                                                        43,804        42,960       40,989
-------------------------------------------------------------------------------------------------------------
  Borrowed funds                                                            17,595        12,648        2,868
-------------------------------------------------------------------------------------------------------------
    Total interest expense                                                  61,399        55,608       43,857
-------------------------------------------------------------------------------------------------------------
    Net interest income                                                     44,158        43,048       36,379
-------------------------------------------------------------------------------------------------------------
Provision for loan losses (note 6)                                             900           900          700
-------------------------------------------------------------------------------------------------------------
    Net interest income after provision for loan losses                     43,258        42,148       35,679
-------------------------------------------------------------------------------------------------------------
Other income:
-------------------------------------------------------------------------------------------------------------
  Fees and service charges                                                   2,087         1,905        1,819
-------------------------------------------------------------------------------------------------------------
  Net (loss) gain on sales of loans and securities available for sale
    (note 5)                                                                  (622)         (132)         278
-------------------------------------------------------------------------------------------------------------
  Net income from other real estate operations                                 209           223          355
-------------------------------------------------------------------------------------------------------------
  Other                                                                        737           513          429
-------------------------------------------------------------------------------------------------------------
    Total other income                                                       2,411         2,509        2,881
-------------------------------------------------------------------------------------------------------------
Operating expenses:
-------------------------------------------------------------------------------------------------------------
  Compensation and employee benefits (notes 13 and 14)                      14,604        13,969       10,296
-------------------------------------------------------------------------------------------------------------
  Occupancy (note 15)                                                        1,936         1,919        1,882
-------------------------------------------------------------------------------------------------------------
  Equipment                                                                  1,362         1,288          862
-------------------------------------------------------------------------------------------------------------
  Marketing                                                                  1,427           750          818
-------------------------------------------------------------------------------------------------------------
  Federal deposit insurance (note 18)                                          865           719        8,051
-------------------------------------------------------------------------------------------------------------
  Data processing                                                            1,278         1,243          941
-------------------------------------------------------------------------------------------------------------
  General and administrative                                                 3,985         3,257        2,937
-------------------------------------------------------------------------------------------------------------
  Charitable donation (notes 2 and 12)                                        --            --         13,419
-------------------------------------------------------------------------------------------------------------
    Total operating expenses                                                25,457        23,145       39,206
-------------------------------------------------------------------------------------------------------------
    Income (loss) before provision for income taxes                         20,212        21,512         (646)
-------------------------------------------------------------------------------------------------------------
Provision for income taxes (note 12)                                         7,240         7,687        1,083
-------------------------------------------------------------------------------------------------------------
    Net income (loss)                                                       12,972        13,825       (1,729)
-------------------------------------------------------------------------------------------------------------
Other Comprehensive Income:
-------------------------------------------------------------------------------------------------------------
  Unrealized (loss) gain on securities available for sale
    arising during period                                                   (4,370)        1,952       (3,762)
-------------------------------------------------------------------------------------------------------------
  Reclassification adjustment for losses included in net income                850           142          --
-------------------------------------------------------------------------------------------------------------
  Unrealized (loss) gain on securities available for sale                   (3,520)        2,094       (3,762)
-------------------------------------------------------------------------------------------------------------
  Income tax (benefit) expense                                              (1,305)          770       (1,357)
-------------------------------------------------------------------------------------------------------------
    Other comprehensive (loss) income                                       (2,215)        1,324       (2,405)
-------------------------------------------------------------------------------------------------------------
    Comprehensive income (loss)                                          $  10,757     $  15,149    $  (4,134)
-------------------------------------------------------------------------------------------------------------
Basic earnings (loss) per share                                          $     .97     $     .90    $    (.39)
-------------------------------------------------------------------------------------------------------------
Diluted earnings (loss) per share                                        $     .95     $     .88    $    (.39)
-------------------------------------------------------------------------------------------------------------
Average basic shares outstanding (note 1)                                   13,335        15,344       16,860
-------------------------------------------------------------------------------------------------------------
Average diluted shares outstanding (note 1)                                 13,677        15,638       16,860
-------------------------------------------------------------------------------------------------------------

Earnings (loss) per share and shares outstanding for 1996 cover the period from July 2, 1996 (date of conversion) to December 31, 1996

See accompanying notes to consolidated financial statements.


22 . Ocean Financial Corp. . OCFC

Consolidated Statements of Changes in
Stockholders' Equity
--------------------------------------------------------------------------------

                                                                             Accumulated Employee
                                                                                   Other    Stock
                                                                 Additional      Compre-   Owner-   Unearned
                                                Common   Paid-In   Retained      hensive     ship  Incentive   Treasury
For The Years Ended 31, 1998, 1997 and 1996      Stock   Capital   Earnings (Loss)Income     Plan     Awards      Stock        Total
------------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands, except per share amounts)
Balance at December 31, 1995                    $ --    $   --     $ 90,281   $  2,070   $   --     $   --     $  --        $ 92,351
------------------------------------------------------------------------------------------------------------------------------------
Sale of 16,776,156 shares of common stock
  in conversion                                    168   163,216       (84)      --         --          --        --         163,300
------------------------------------------------------------------------------------------------------------------------------------
Donation of 1,342,092 shares of common stock
  to the Ocean Federal Foundation at par value      13    13,414         (6)      --         --         --        --         13,421
------------------------------------------------------------------------------------------------------------------------------------
Acquisition of 1,342,092 shares of stock by ESOP  --        --         --         --      (13,421)      --         --       (13,421)
------------------------------------------------------------------------------------------------------------------------------------
Allocation of ESOP stock                          --        --         --         --        1,090       --         --         1,090
------------------------------------------------------------------------------------------------------------------------------------
ESOP adjustment                                   --         182       --         --         --         --         --           182
------------------------------------------------------------------------------------------------------------------------------------
Net loss                                          --        --       (1,729)      --         --         --         --        (1,729)
------------------------------------------------------------------------------------------------------------------------------------
Other comprehensive income net of tax,
  unrealized loss on securities
  available for sale                              --        --         --       (2,405)      --         --         --        (2,405)
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996                       181   176,812     88,462       (335)   (12,331)      --         --       252,789
------------------------------------------------------------------------------------------------------------------------------------
Acquisition of 671,046 shares of common stock
  for Incentive Awards                            --        (506)      --         --         --       (9,670)      --       (10,176)
------------------------------------------------------------------------------------------------------------------------------------
Earned Incentive Awards                           --        --         --         --         --        1,773       --         1,773
------------------------------------------------------------------------------------------------------------------------------------
Purchase 2,412,528 shares of common stock         --        --         --         --         --         --      (41,536)    (41,536)
------------------------------------------------------------------------------------------------------------------------------------
Allocation of ESOP stock                          --        --         --         --        1,428       --         --         1,428
------------------------------------------------------------------------------------------------------------------------------------
ESOP adjustment                                   --         917       --         --         --         --                      917
------------------------------------------------------------------------------------------------------------------------------------
Cash dividend - $.30 per share                    --        --       (4,800)      --         --         --         --        (4,800)
------------------------------------------------------------------------------------------------------------------------------------
Net income                                        --        --       13,825       --         --         --         --        13,825
------------------------------------------------------------------------------------------------------------------------------------
Other comprehensive income net of tax,
  unrealized gain on securities
  available for sale                              --        --         --        1,324       --         --         --         1,324
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997                       181   177,223     97,487        989    (10,903)    (7,897)   (41,536)    215,544
------------------------------------------------------------------------------------------------------------------------------------
Earned Incentive Awards -                         --        --         --         --                              1,934       1,934
------------------------------------------------------------------------------------------------------------------------------------
Tax benefit of stock plans                        --         463       --         --         --         --         --           463
------------------------------------------------------------------------------------------------------------------------------------
Purchase 1,078,292 shares of common stock         --        --         --         --         --         --      (18,672)    (18,672)
------------------------------------------------------------------------------------------------------------------------------------
Allocation of ESOP stock                          --        --         --         --        1,727       --         --         1,727
------------------------------------------------------------------------------------------------------------------------------------
ESOP adjustment                                   --         623       --         --         --         --                      623
------------------------------------------------------------------------------------------------------------------------------------
Cash dividend - $.46 per share                    --        --       (6,470)      --         --         --         --        (6,470)
------------------------------------------------------------------------------------------------------------------------------------
Acquisition of 422,500 shares of
  common stock by ESOP                            --        --         --         --       (8,200)      --         --        (8,200)
------------------------------------------------------------------------------------------------------------------------------------
Exercise of stock options - 2,348 shares          --        --           (7)      --         --         --           41          34
------------------------------------------------------------------------------------------------------------------------------------
Net income                                        --        --       12,972       --         --         --         --        12,972
------------------------------------------------------------------------------------------------------------------------------------
Other comprehensive income net of tax,
  unrealized loss on securities
  available for sale                              --        --         --       (2,215)      --         --         --        (2,215)
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998                    $  181  $178,309   $103,982   $ (1,226)  $(17,376)  $ (5,963)  $(60,167)  $ 197,740
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.


                                               Ocean Financial Corp. . OCFC . 23

Consolidated Statements of Cash Flows
--------------------------------------------------------------------------------

Years Ended December 31, 1998, 1997 and 1996                                    1998        1997         1996
--------------------------------------------------------------------------------------------------------------
(dollars in thousands)
Cash flows from operating activities:
--------------------------------------------------------------------------------------------------------------
  Net income (loss)                                                       $  12,972    $  13,825    $  (1,729)
--------------------------------------------------------------------------------------------------------------
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
--------------------------------------------------------------------------------------------------------------
    Donation of 1,342,092 shares of common stock to the
      Ocean Federal Foundation                                                 --           --         13,419
--------------------------------------------------------------------------------------------------------------
    Depreciation and amortization of premises and equipment                   1,472        1,354          760
--------------------------------------------------------------------------------------------------------------
    Amortization of Incentive Awards                                          1,934        1,773         --
--------------------------------------------------------------------------------------------------------------
    Amortization of ESOP                                                      1,727        1,428        1,090
--------------------------------------------------------------------------------------------------------------
    ESOP adjustment                                                             623          917          182
--------------------------------------------------------------------------------------------------------------
    Tax benefit of stock plans                                                  463         --           --
--------------------------------------------------------------------------------------------------------------
    Amortization of servicing asset                                             572          197          204
--------------------------------------------------------------------------------------------------------------
    Amortization of deposit premium                                              52         --           --
--------------------------------------------------------------------------------------------------------------
    Net premium amortization in excess of discount
      accretion on securities                                                 3,190        3,498        1,761
--------------------------------------------------------------------------------------------------------------
    Net accretion of deferred fees and discounts in excess of
      premium amortization on loans                                            (533)        (382)        (487)
--------------------------------------------------------------------------------------------------------------
    Provision for loan losses                                                   900          900          700
--------------------------------------------------------------------------------------------------------------
    Deferred taxes                                                            1,749          529       (3,263)
--------------------------------------------------------------------------------------------------------------
    Net gain on sales of real estate owned                                     (173)        (457)        (507)
--------------------------------------------------------------------------------------------------------------
    Net loss (gain) on sales of loans and securities
      available for sale                                                        622          132         (278)
--------------------------------------------------------------------------------------------------------------
    Proceeds from sales of mortgage loans held for sale                      16,301        2,705       24,173
--------------------------------------------------------------------------------------------------------------
    Mortgage loans originated for sale                                      (41,604)      (2,008)     (23,453)
--------------------------------------------------------------------------------------------------------------
    Decrease (increase) in interest and dividends receivable                  1,244       (1,307)      (2,277)
--------------------------------------------------------------------------------------------------------------
    Increase in other assets                                                 (6,092)      (4,865)        (830)
--------------------------------------------------------------------------------------------------------------
    Increase in other liabilities                                             6,283          874          577
--------------------------------------------------------------------------------------------------------------
        Total adjustments                                                   (11,270)       5,288       11,771
--------------------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                               1,702       19,113       10,042
--------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
--------------------------------------------------------------------------------------------------------------
  Net increase in loans receivable                                         (129,468)    (107,948)     (68,429)
--------------------------------------------------------------------------------------------------------------
  Loans purchased                                                           (29,207)        --           --
--------------------------------------------------------------------------------------------------------------
  Proceeds from sales of mortgage-backed securities available for sale       47,974       19,006         --
--------------------------------------------------------------------------------------------------------------
  Purchase of investment securities available for sale                     (128,751)     (51,154)    (105,006)
--------------------------------------------------------------------------------------------------------------
  Purchase of mortgage-backed securities available for sale                (181,095)    (248,917)    (251,004)
--------------------------------------------------------------------------------------------------------------
  Proceeds from maturities of investment securities available for sale      195,216       20,300       43,858
--------------------------------------------------------------------------------------------------------------
  Principal payments on mortgage-backed securities available for sale       204,359      164,291      117,048
--------------------------------------------------------------------------------------------------------------
  Purchases of Federal Home Loan Bank of New York stock                      (1,820)      (6,523)        (734)
--------------------------------------------------------------------------------------------------------------
  Proceeds from sales of real estate owned                                    2,320        3,277        2,503
--------------------------------------------------------------------------------------------------------------
  Purchases of premises and equipment                                        (1,140)      (1,533)      (7,219)
--------------------------------------------------------------------------------------------------------------
    Net cash used in investing activities                                   (21,612)    (209,201)    (268,983)
--------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
--------------------------------------------------------------------------------------------------------------
  Acquisition of deposits                                                    10,732         --           --
--------------------------------------------------------------------------------------------------------------
  Deposit premium                                                            (1,030)        --           --
--------------------------------------------------------------------------------------------------------------
  Increase in deposits                                                       47,755       42,034        8,172
--------------------------------------------------------------------------------------------------------------
  Increase (decrease) in Federal Home Loan Bank borrowings                    9,600       11,600       (1,600)
--------------------------------------------------------------------------------------------------------------
  (Decrease) increase in securities sold under agreements to repurchase      (6,092)     188,878       99,322
--------------------------------------------------------------------------------------------------------------
  Increase in advances by borrowers for taxes and insurance                     323          941          511
--------------------------------------------------------------------------------------------------------------
  Net proceeds of common stock issuance                                        --           --        149,886
--------------------------------------------------------------------------------------------------------------
  Purchase of Incentive Award shares                                           --        (10,176)        --
--------------------------------------------------------------------------------------------------------------
  Exercise of stock options                                                      34         --           --
--------------------------------------------------------------------------------------------------------------
  Dividends paid                                                             (6,470)      (4,800)        --
--------------------------------------------------------------------------------------------------------------
  Purchase of ESOP shares                                                    (8,200)       --            --
--------------------------------------------------------------------------------------------------------------
  Purchase of treasury stock                                                (18,672)     (41,536)        --
--------------------------------------------------------------------------------------------------------------
    Net cash provided by financing activities                                27,980      186,941      256,291
--------------------------------------------------------------------------------------------------------------
    Net increase (decrease) in cash and due from banks                        8,070       (3,147)      (2,650)
--------------------------------------------------------------------------------------------------------------
Cash and due from banks at beginning of year                                  2,225        5,372        8,022
--------------------------------------------------------------------------------------------------------------
Cash and due from banks at end of year                                    $  10,295    $   2,225    $   5,372
--------------------------------------------------------------------------------------------------------------
Supplemental Disclosure of Cash Flow  Information:
--------------------------------------------------------------------------------------------------------------
  Cash paid during the year for:
--------------------------------------------------------------------------------------------------------------
    Interest                                                              $  60,658    $  54,863    $  43,624
--------------------------------------------------------------------------------------------------------------
    Income taxes                                                                 30        7,246        4,231
--------------------------------------------------------------------------------------------------------------
  Non cash investing activities:
--------------------------------------------------------------------------------------------------------------
    Transfer of loans receivable to real estate owned                           992        2,463        2,184
--------------------------------------------------------------------------------------------------------------
    Mortgage loans securitized into mortgage-backed securities            $  16,082    $   2,025    $  23,392
--------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.


24 . Ocean Financial Corp. . OCFC

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

December 31, 1998 and 1997

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


Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Ocean Federal Savings Bank, and its wholly-owned subsidiaries, Ocean Federal Realty, Inc. and Ocean Investment Services Corp. All significant intercompany accounts and transactions have been eliminated in consolidation.

Certain amounts previously reported have been reclassified to conform to the current year's presentation.


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


Investment and Mortgage-Backed Securities
Investment and mortgage-backed securities identified as held to maturity are carried at cost, adjusted for amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income using a method which approximates a level yield over the estimated average life of the security and adjusted, in the case of mortgage-backed securities, for actual prepayments. Management determines the appropriate classification of securities at the time of purchase. If management has the intent and the Company has the ability at the time of purchase to hold securities until maturity, they are classified as held to maturity.

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


Loans Receivable
Loans receivable, other than loans held for sale, are stated at unpaid principal balance, plus unamortized premiums less unearned discounts, net of deferred loan origination and commitment fees, and the allowance for loan losses. Discounts and premiums are recognized in income using the level-yield method over the estimated lives of the loans.

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


                                               Ocean Financial Corp. . OCFC . 25

--------------------------------------------------------------------------------


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


Pension Plan
Pension plan costs for 1997 and 1996 are charged to expense based on the actuarial computation of current and future benefits for employees. The Plan was terminated on July 22, 1998 and all vested benefits were paid to participants.


Stock Based Compensation
The Company accounts for stock based compensation using the intrinsic value method under Accounting Principles Board No. 25 and accordingly has recognized no compensation expense under this method. The fair value pro forma disclosures required by Statement of Financial Accounting Standards No. 123 are included in note 14 -- Incentive Plan.


Comprehensive Income
Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130) which establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Under SFAS 130, comprehensive income is divided into net income and other comprehensive income. Other comprehensive income includes items previously recorded directly in equity, such as unrealized gains or losses on securities available for sale. Comparative financial statements provided for earlier periods have been reclassified to conform with the provisions of this Statement.


Stock Dividend
Shares and related share amounts for prior periods have been adjusted for the 2-for-1 stock split effected in the form of a 100% stock dividend paid on May 15, 1998.


Contributions
Contributions made are recognized as expenses in the period made and as decreases of assets or increases of liabilities depending on the form of the benefits given. Contributions made are measured at the fair values of the asset given or, if made in the form of a settlement or cancellation of a donee's liabilities, at the fair value of the liabilities canceled.


Earnings (Loss) Per Share
Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding. Diluted earnings
(loss) per share is calculated by dividing net income (loss) by the weighted average number of shares of common stock outstanding plus potential common stock, utilizing the treasury stock method. All share amounts exclude unallocated shares of stock held by the Employee Stock Ownership Plan (ESOP). Loss per share for 1996 was computed on net loss and average shares outstanding for the period from July 2, 1996 (conversion date) through December 31, 1996.

The following reconciles shares outstanding for basic and diluted earnings per share for the years ended December 31, 1998 and 1997 and for the period from July 2, 1996 to December 31, 1996 (in thousands):

                                                                         For the
                                                                     period from
                                                                    July 2, 1996
                                                                     to December
Year Ended December 31,                              1998       1997   31, 1996
--------------------------------------------------------------------------------
Weighted average shares net of Treasury shares     15,174     17,112     18,118
--------------------------------------------------------------------------------
Less:  Unallocated ESOP shares                     (1,281)    (1,160)    (1,258)
--------------------------------------------------------------------------------
       Unallocated incentive award shares            (558)      (608)      --
--------------------------------------------------------------------------------
Average basic shares outstanding                   13,335     15,344     16,860
--------------------------------------------------------------------------------
Add:  Effect of dilutive securities:
--------------------------------------------------------------------------------
       Stock options                                  171        144       --
--------------------------------------------------------------------------------
       Incentive awards                               171        150       --
--------------------------------------------------------------------------------
Average diluted shares outstanding                 13,677     15,638     16,860
--------------------------------------------------------------------------------

(2) Stock Form of Ownership

On August 17, 1995, the Board of Directors of the Bank adopted a Plan of Conversion to convert from a federally chartered mutual savings bank to a federally chartered stock savings bank with the concurrent formation of a holding company. As part of the conversion, the Company was incorporated under Delaware law on November 21, 1995. The Company completed its initial public offering on July 2, 1996 with the issuance of 16,776,156 shares of common stock to the Bank's eligible depositors and the Bank's Employee Stock Ownership Plan (the "ESOP"), resulting in proceeds of $163.3 million (net of $4.5 million in costs). The Company retained $81.6 million of the net proceeds and used the remaining net proceeds to purchase all of the outstanding stock of the Bank.

Concurrent with the close of the conversion, an additional 1,342,092 shares of common stock (8% of the offering) were issued and donated by the Company to The Ocean Federal Foundation (the "Foundation"), a private foundation dedicated to charitable purposes within Ocean County, New Jersey and its neighboring communities. The fair market value of the contribution of $13.4 million was reflected as a current expense and as an increase to capital stock and paid in capital for the same amount. The Company also recorded a related tax benefit of $3.7 million with a corresponding increase to the Company's deferred tax assets.

At the time of the conversion, the Bank established a liquidation account with a balance equal to its retained earnings at March 31, 1996. The balance in the liquidation account at December 31, 1998 was approximately $22.9 million. The liquidation account will be maintained for the benefit of eligible account holders


26 . Ocean Financial Corp. . OCFC

--------------------------------------------------------------------------------

who continue to maintain their accounts at the Bank after the conversion. The liquidation account will be reduced annually to the extent that the eligible account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held.

The Company may not declare or pay cash dividends on or repurchase any of its shares of common stock if the effect thereof would cause stockholders' equity to be reduced below applicable regulatory capital maintenance requirements, the amount required for the liquidation account, or if such declaration and payment would otherwise violate regulatory requirements.


(3) Regulatory Matters

Office of Thrift Supervision (OTS) regulations require savings institutions to maintain minimum levels of regulatory capital. Under the regulations in effect at December 31, 1998, the Bank was required to maintain a minimum ratio of tangible capital to total adjusted assets of 1.5%; a minimum ratio of Tier 1
(core) capital to total adjusted assets of 3.0%; and a minimum ratio of total (core and supplementary) capital to risk-weighted assets of 8.0%.

Under its prompt corrective action regulations, the OTS is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on the institution's financial statements. The regulations establish a framework for the classification of savings institutions into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally an institution is considered well-capitalized if it has a Tier 1 ratio of at least 6.0%; and a total risk-based capital ratio of at least 10.0%. At December 31, 1998 and 1997 the Bank was considered well-capitalized.

The following is a summary of the Bank's actual capital amounts and ratios as of December 31, 1998 and 1997, compared to the OTS minimum capital adequacy requirements and the OTS requirements for classification as a well-capitalized institution (in thousands).

                                                                    To be well
                                                     For            capitalized
                                                   capital          under prompt
                                                   adequacy          corrective
                                 Actual            purposes            action
--------------------------------------------------------------------------------
                              Amount  Ratio      Amount  Ratio     Amount  Ratio
--------------------------------------------------------------------------------
As of December 31, 1998:
--------------------------------------------------------------------------------
  Tangible capital          $167,881   10.8%   $ 23,371    1.5%  $   --       -%
--------------------------------------------------------------------------------
  Core capital               167,881   10.8      46,742    3.0     77,903    5.0
--------------------------------------------------------------------------------
  Tier 1 risk-based
    capital                  167,881   21.8      30,757    4.0     46,135    6.0
--------------------------------------------------------------------------------
  Risk-based capital         175,113   22.8      61,514    8.0     76,892   10.0
--------------------------------------------------------------------------------

As of December 31, 1997:
--------------------------------------------------------------------------------
  Tangible capital          $178,592   11.9%   $ 22,491    1.5%  $   --       -%
--------------------------------------------------------------------------------
  Core capital               178,592   11.9      44,982    3.0     74,969    5.0
--------------------------------------------------------------------------------
  Tier 1 risk-based
    capital                  178,592   28.8      24,763    4.0     37,144    6.0
--------------------------------------------------------------------------------
  Risk-based capital         184,970   29.9      49,525    8.0     61,906   10.0
--------------------------------------------------------------------------------


OTS regulations impose limitations upon all capital distributions by savings institutions, like the Bank, such as dividends and payments to repurchase or otherwise acquire shares. Based on these limitations, approximately $107,054,000 of the Bank's capital is unavailable for distribution to the Company.


(4) Investment Securities Available for Sale

The amortized cost and estimated market value of investment securities available for sale at December 31, 1998 and December 31, 1997 are as follows (in thousands):

December 31, 1998
--------------------------------------------------------------------------------
                                               Gross           Gross   Estimated
                          Amortized       Unrealized      Unrealized      Market
                               Cost            Gains          Losses       Value
--------------------------------------------------------------------------------
United States
  Government and
  agency obligations      $  59,983           $  404      $      -     $  60,387
--------------------------------------------------------------------------------
State and municipal
  obligations                 1,946                7             (18)      1,935
--------------------------------------------------------------------------------
Corporates                   74,976                -          (2,727)     72,249
--------------------------------------------------------------------------------
Equity investments            3,226                -            (392)      2,834
--------------------------------------------------------------------------------
                           $140,131           $  411        $ (3,137)   $137,405
--------------------------------------------------------------------------------


December 31, 1997
--------------------------------------------------------------------------------
                                               Gross           Gross   Estimated
                          Amortized       Unrealized      Unrealized      Market
                               Cost            Gains          Losses       Value
--------------------------------------------------------------------------------
United States
  Government and
  agency obligations       $204,992             $948           $(292)  $ 205,648
--------------------------------------------------------------------------------
State and municipal
  obligations                   393                7               -         400
--------------------------------------------------------------------------------
Equity investments            1,170              139               -       1,309
--------------------------------------------------------------------------------
                         $  206,555           $1,094           $(292)  $ 207,357
--------------------------------------------------------------------------------

The amortized cost and estimated market value of investment securities available for sale, excluding equity investments, at December 31, 1998 by contractual maturity, are shown below (in thousands). Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. At December 31, 1998, investment securities available for sale with an amortized cost and estimated market value of $136,706,000 and $134,365,000, respectively, were callable prior to the maturity date.


December 31, 1998
--------------------------------------------------------------------------------
                                                                       Estimated
                                                      Amortized           Market
                                                           Cost            Value
--------------------------------------------------------------------------------
  Due after one year through five years               $  35,182       $   35,456
--------------------------------------------------------------------------------
  Due after five years through ten years                 26,747           26,866
--------------------------------------------------------------------------------
  Due after 10 years                                     74,976           72,249
--------------------------------------------------------------------------------
                                                       $136,905         $134,571
--------------------------------------------------------------------------------


                                               Ocean Financial Corp. . OCFC . 27

--------------------------------------------------------------------------------

(5) Mortgage-Backed Securities Available for Sale

The amortized cost and estimated market value of mortgage-backed securities available for sale at December 31, 1998 and December 31, 1997 are as follows (in thousands):


December 31, 1998
--------------------------------------------------------------------------------
                                               Gross           Gross   Estimated
                          Amortized       Unrealized      Unrealized      Market
                               Cost            Gains          Losses       Value
--------------------------------------------------------------------------------
  FHLMC                    $106,762          $   621           $(217)   $107,166
--------------------------------------------------------------------------------
  FNMA                       74,027              515            (108)     74,434
--------------------------------------------------------------------------------
  GNMA                       63,041               81             (49)     63,073
--------------------------------------------------------------------------------
  Collaterized mortgage
    obligations             137,230              178            (241)    137,167
--------------------------------------------------------------------------------
                           $381,060           $1,395           $(615)   $381,840
--------------------------------------------------------------------------------


December 31, 1997
--------------------------------------------------------------------------------
                                               Gross           Gross   Estimated
                          Amortized       Unrealized      Unrealized      Market
                               Cost            Gains          Losses       Value
--------------------------------------------------------------------------------
  FHLMC                  $  245,414          $ 1,549         $(1,404) $  245,559
--------------------------------------------------------------------------------
  FNMA                      109,873              719            (601)    109,991
--------------------------------------------------------------------------------
  GNMA                       97,714              465              (7)     98,172
--------------------------------------------------------------------------------
  Collaterized mortgage
    obligations               3,378               48               -       3,426
--------------------------------------------------------------------------------
                         $  456,379          $ 2,781         $(2,012) $  457,148
--------------------------------------------------------------------------------

Gross losses on the sale of mortgage-backed securities available for sale of $850,000 and $142,000 were realized in 1998 and 1997, respectively.

Collateralized mortgage obligations issued by FHLMC, FNMA and private interests amounted to $15,705,000, $9,699,000 and $111,763,000, respectively, at December
31, 1998 and $2,274,000, $519,000 and $633,000, respectively, at December 31,
1997. The privately issued CMOs have generally been underwritten by large investment banking firms with the timely payment of principal and interest on these securities supported (credit enhanced) in varying degrees by either insurance issued by a financial guarantee insurer, letters of credit or subordination techniques. Substantially all such securities are triple "A" rated by one or more of the nationally recognized securities rating agencies. The privately-issued CMOs are subject to certain credit-related risks normally not associated with U.S. Government Agency CMOs. Among such risks is the limited loss protection generally provided by the various forms of credit enhancements as losses in excess of certain levels are not protected. Furthermore, the credit enhancement itself is subject to the credit worthiness of the enhancer. Thus, in the event a credit enhancer does not fulfill its obligations, the CMO holder could be subject to risk of loss similar to a purchaser of a whole loan pool. Management believes that the credit enhancements are adequete to protect the Company from losses and has, therefore, not provided an allowance for losses on it's privately-issued CMOs.

The contractual maturities of mortgage-backed securities available for sale generally exceed 20 years; however, the effective lives are expected to be shorter due to anticipated prepayments.


(6) Loans Receivable, Net

A summary of loans receivable at December 31, 1998 and 1997 follows (in thousands):

December 31,                                                 1998         1997
Real estate mortgage:
--------------------------------------------------------------------------------
  One to four-family                                     $ 844,129    $ 710,880
--------------------------------------------------------------------------------
  Commercial real estate, multi-family and land             42,008       25,699
--------------------------------------------------------------------------------
  FHA insured & VA guaranteed                                  500          668
--------------------------------------------------------------------------------
                                                           886,637      737,247
--------------------------------------------------------------------------------
Real estate construction                                     6,108        8,748
--------------------------------------------------------------------------------
Consumer                                                    51,785       45,417
--------------------------------------------------------------------------------
Commercial                                                   6,483        2,904
--------------------------------------------------------------------------------
    Total loans                                            951,013      794,316
--------------------------------------------------------------------------------
Loans in process                                            (1,996)      (2,867)
--------------------------------------------------------------------------------
Deferred fees                                                 (608)      (1,133)
--------------------------------------------------------------------------------
Unearned premium (discount)                                     62           (9)
--------------------------------------------------------------------------------
Allowance for loan losses                                   (7,460)      (6,612)
--------------------------------------------------------------------------------
                                                           (10,002)     (10,621)
--------------------------------------------------------------------------------
                                                         $ 941,011    $ 783,695
--------------------------------------------------------------------------------

At December 31, 1998, 1997 and 1996, loans in the amount of $5,424,000, $5,554,000 and $7,697,000, respectively, were three or more months delinquent or in the process of foreclosure and the Company was not accruing interest income. If these loans had continued to realize interest in accordance with their contractual terms, approximately $270,000, $278,000 and $345,000 of additional interest income would have been recognized for the years ended December 31, 1998, 1997 and 1996, respectively. The Company was not committed to lend additional funds on any nonaccrual loans at December 31, 1998.

An analysis of the allowance for loan losses for the years ended December 31, 1998, 1997 and 1996 is as follows (in thousands):


Year Ended December 31,                        1998          1997          1996
--------------------------------------------------------------------------------
Balance at beginning of year                $ 6,612       $ 6,021       $ 6,001
--------------------------------------------------------------------------------
Provision charged to operations                 900           900           700
--------------------------------------------------------------------------------
Charge-offs                                     (65)         (337)         (692)
--------------------------------------------------------------------------------
Recoveries                                       13            28            12
--------------------------------------------------------------------------------
Balance at end of year                      $ 7,460       $ 6,612       $ 6,021
--------------------------------------------------------------------------------

At December 31, 1998, 1997 and 1996, the Company serviced loans for others in the amount of $132,334,000, $144,230,000 and $152,717,000, respectively.


(7) Interest and Dividends Receivable

A summary of interest and dividends receivable at December 31, 1998 and 1997 follows (in thousands):

December 31,                                               1998             1997
--------------------------------------------------------------------------------
Loans                                                   $ 4,644          $ 4,018
--------------------------------------------------------------------------------
Investment securities                                     2,279            3,190
--------------------------------------------------------------------------------
Mortgage-backed securities                                2,897            3,856
--------------------------------------------------------------------------------
                                                        $ 9,820          $11,064
--------------------------------------------------------------------------------


28 . Ocean Financial Corp. . OCFC

--------------------------------------------------------------------------------

(8) Premises and Equipment, Net

Premises and equipment at December 31, 1998 and 1997 are summarized as follows (in thousands):

December 31,                                                1998           1997
--------------------------------------------------------------------------------
Land                                                    $  3,195       $  3,195
--------------------------------------------------------------------------------
Buildings and improvements                                11,038         10,922
--------------------------------------------------------------------------------
Leasehold improvements                                     1,090          1,322
--------------------------------------------------------------------------------
Furniture and equipment                                    6,532          5,613
--------------------------------------------------------------------------------
Automobiles                                                  144            150
--------------------------------------------------------------------------------
Construction in progress                                       2            181
--------------------------------------------------------------------------------
Total                                                     22,001         21,383
--------------------------------------------------------------------------------
Accumulated depreciation and amortization                 (8,054)        (7,104)
--------------------------------------------------------------------------------
                                                         $13,947       $ 14,279
--------------------------------------------------------------------------------


(9) Real Estate Owned, Net

An analysis of the allowance for losses on real estate owned for the years ended December 31, 1998, 1997 and 1996 is as follows (in thousands):

Year Ended December 31,                          1998         1997         1996
--------------------------------------------------------------------------------
Balance at beginning of year                    $ 367        $ 402        $ 411
--------------------------------------------------------------------------------
Losses charged off                                (31)         (35)          (9)
--------------------------------------------------------------------------------
Balance at end of year                          $ 336        $ 367        $ 402
--------------------------------------------------------------------------------


(10) Deposits

Deposits, including accrued interest payable of $238,000 and $175,000 at December 31, 1998 and 1997, respectively, are summarized as follows (in thousands):

December 31,                                1998                1997
--------------------------------------------------------------------------------
                                          Weighted            Weighted
                                           Average             Average
                                      Amount    Cost        Amount    Cost
--------------------------------------------------------------------------------
Non-interest bearing accounts     $   22,154      - %     $ 13,149      - %
--------------------------------------------------------------------------------
NOW accounts                         106,363    1.59        77,994    1.84
--------------------------------------------------------------------------------
Money market deposit accounts         77,690    2.59        67,979    2.90
--------------------------------------------------------------------------------
Savings accounts                     172,036    2.03       163,202    2.28
--------------------------------------------------------------------------------
Time deposits                        657,008    5.35       654,440    5.69
--------------------------------------------------------------------------------
                                  $1,035,251    4.08%     $976,764    4.52%
--------------------------------------------------------------------------------


Included in time deposits at December 31, 1998 and 1997, respectively, is $67,045,000 and $59,504,000 in deposits of $100,000 and over.

Time deposits at December 31, 1998 mature as follows (in thousands):

December 31,                    1998
------------------------------------
1999                        $450,709
------------------------------------
2000                         119,432
------------------------------------
2001                          50,672
------------------------------------
2002                          22,668
------------------------------------
2003                           7,018
------------------------------------
Thereafter                     6,509
------------------------------------
                            $657,008
------------------------------------


Interest expense on deposits for the years ended December 31, 1998, 1997 and 1996 was as follows (in thousands):

Year ended December 31,                           1998         1997         1996
--------------------------------------------------------------------------------
NOW accounts                                   $ 1,517      $ 1,388      $ 1,371
--------------------------------------------------------------------------------
Money market deposit accounts                    2,026        2,028        1,994
--------------------------------------------------------------------------------
Savings accounts                                 3,442        3,877        4,069
--------------------------------------------------------------------------------
Time deposits                                   36,819       35,667       33,555
--------------------------------------------------------------------------------
                                               $43,804      $42,960      $40,989
--------------------------------------------------------------------------------


(11) Securities Sold Under Agreements to Repurchase

Securities sold under agreements to repurchase are as follows (in thousands):

                                             1998           1997           1996
--------------------------------------------------------------------------------
Balance at December 31                   $282,108       $288,200       $ 99,322
--------------------------------------------------------------------------------
Average Balance                           282,590        209,089          9,803
--------------------------------------------------------------------------------
Maximum amount outstanding
at any month end                          302,736        294,826         99,322
--------------------------------------------------------------------------------
Average interest rate:
During the year                              5.85%          5.85%          5.81%
--------------------------------------------------------------------------------
At December 31                               5.33           6.01           5.69
--------------------------------------------------------------------------------

At December 31, 1998, securities sold under agreements to repurchase matured as follows: $117,108,000 in 1999; $30,000,000 in 2002; $40,000,000 in 2003;
$35,000,000 in 2004; $25,000,000 in 2005; and $35,000,000 in 2008. At December
31, 1998, $165,000,000 of the securities sold under agreements to repurchase were callable prior to the maturity date. Securities sold under agreements to repurchase are collateralized by U.S. Government agency and mortgage-backed securities with an amortized cost and a market value of $291,552,000 and $292,936,000, respectively, at December 31, 1998 and $301,117,000 and
$301,231,000, respectively, at December 31, 1997. The securities underlying the agreements are not under the Company's control.

(12) Income Taxes

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

Retained earnings at December 31, 1998 includes approximately $10,750,000 for which no provision for income tax has been made. This amount represents an allocation of income to bad debt deductions for tax purposes only. Events that would result in taxation of these reserves include failure to qualify as a bank for tax purposes, distributions in complete or partial liquidation, stock redemptions and excess distributions to shareholders. At December 31, 1998 the Company had an unrecognized deferred tax liability of $3,870,000 with respect to this reserve.


                                               Ocean Financial Corp. . OCFC . 29

--------------------------------------------------------------------------------


The provision for income taxes for the years ended December 31, 1998, 1997 and 1996 consists of the following (in thousands):

Year Ended December 31,                     1998           1997            1996
--------------------------------------------------------------------------------
Current:
   Federal                               $ 5,460        $ 6,921         $ 4,001
--------------------------------------------------------------------------------
   State                                      31            237             345
--------------------------------------------------------------------------------
      Total Current                        5,491          7,158           4,346
--------------------------------------------------------------------------------
Deferred:
   Federal                                 1,746            584          (2,992)
--------------------------------------------------------------------------------
   State                                       3            (55)           (271)
--------------------------------------------------------------------------------
      Total Deferred                       1,749            529          (3,263)
--------------------------------------------------------------------------------
                                         $ 7,240        $ 7,687         $ 1,083
--------------------------------------------------------------------------------


A reconciliation between the provision for income taxes and the expected amount computed by multiplying income before provision for income taxes times the applicable statutory Federal income tax rate for the years ended December 31, 1998, 1997 and 1996 is as follows (in thousands):

Year Ended December 31,                         1998         1997         1996
--------------------------------------------------------------------------------
Income (loss) before provision
  for income taxes                          $ 20,212     $ 21,512     $   (646)
--------------------------------------------------------------------------------
Applicable statutory
Federal income tax  rate                        35.0%        35.0%        35.0%
--------------------------------------------------------------------------------
Computed "expected"
  Federal income tax expense
  (benefit)                                 $  7,074     $  7,529     $   (226)
--------------------------------------------------------------------------------
Increase(decrease) in Federal income
tax expense resulting from:
    Valuation allowance                         --           --          1,166
--------------------------------------------------------------------------------
    ESOP adjustment                              218          316           62
--------------------------------------------------------------------------------
    State income taxes net of
      Federal benefit                             22          119           49
--------------------------------------------------------------------------------
    Other items, net                             (74)        (277)          32
--------------------------------------------------------------------------------
                                            $  7,240     $  7,687     $  1,083
--------------------------------------------------------------------------------
Effective tax rate                              35.8%        35.7%         N/A
--------------------------------------------------------------------------------

Included in other assets at December 31, 1998 and 1997 is a net deferred tax asset of $3,750,000 and $4,194,000, respectively. In addition, included in other liabilities at December 31, 1998 and 1997 is a current tax payable of $5,387,000 and $491,000, respectively.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1998 and 1997 are presented below (in thousands).

December 31,                                                   1998        1997
--------------------------------------------------------------------------------
  Deferred tax assets:
  Allowance for loan and real estate
    owned losses per books                                  $ 2,913     $ 2,601
--------------------------------------------------------------------------------
  Reserve for uncollected interest                              110         113
--------------------------------------------------------------------------------
  Deferred compensation                                         409         331
--------------------------------------------------------------------------------
  Accrued pension expense                                         3         194
--------------------------------------------------------------------------------
  Premises and equipment,
    differences in depreciation                                 244         286
--------------------------------------------------------------------------------
  Other reserves                                                199         173
--------------------------------------------------------------------------------
  Stock awards                                                  677         652
--------------------------------------------------------------------------------
  Charitable donation                                         3,003       3,599
--------------------------------------------------------------------------------
  Unrealized loss on securities available for sale              727        --
--------------------------------------------------------------------------------
  Other                                                          97           8
--------------------------------------------------------------------------------
      Total gross deferred tax assets                         8,382       7,957
--------------------------------------------------------------------------------
Less valuation allowance                                     (1,166)     (1,166)
--------------------------------------------------------------------------------
      Deferred tax assets, net                                7,216       6,791
--------------------------------------------------------------------------------
  Deferred tax liabilities:
  Allowance for loan and real estate
    owned losses for tax purposes                              (726)       (858)
--------------------------------------------------------------------------------
  Unrealized gain on securities available for sale             --          (578)
--------------------------------------------------------------------------------
  Excess servicing on sale of mortgage loans                   (130)        (94)
--------------------------------------------------------------------------------
  Investments, discount accretion                               (20)        (26)
--------------------------------------------------------------------------------
  Deferred loan and commitment fees                            (648)       (371)
--------------------------------------------------------------------------------
  Undistributed income of real estate
    investment  trust subsidiary                             (1,942)       (670)
--------------------------------------------------------------------------------
      Total deferred tax liabilities                         (3,466)     (2,597)
--------------------------------------------------------------------------------
      Net deferred tax assets                               $ 3,750     $ 4,194
--------------------------------------------------------------------------------

As disclosed in footnote 2, the Company, as part of the conversion, recorded a charitable donation expense of $13,419,000. Under the Internal Revenue Code, charitable donations are tax deductible subject to a limitation based on 10% of the Company's annual taxable income. The Company, however, is able to carry forward any unused portion of the deduction for five years following the year in which the contribution is made. Based on the Company's estimate of taxable income for 1996 and the carry forward period, $3,419,000 of the charitable donation expense was considered non-tax deductible as it was unlikely that the Company would realize sufficient earnings over the six year period to take the full deduction. As a result, the Company has established a deferred tax valuation allowance of $1,166,000 relating to the nondeductible expense.

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


30 . Ocean Financial Corp. . OCFC

--------------------------------------------------------------------------------


(13) Employee Benefit Plans

Employee Stock Ownership Plan
As part of the conversion, the Bank established an ESOP to provide retirement benefits for eligible employees. All full-time employees are eligible to participate in the ESOP after they attain age 21 and complete one year of service during which they work at least 1,000 hours. Beginning April 1, 1997, ESOP shares are first allocated to employees who also participate in the Bank's Incentive Savings (401K) Plan in an amount equal to 50% of the first 6% of the employee's contribution. During 1998 and 1997, 9,188 and 6,690 shares, respectively, were either released or committed to be released under this formula. The remaining ESOP shares are allocated among participants on the basis of compensation earned during the year. Employees are fully vested in their ESOP account after the completion of five years of credited service or completely if service was terminated due to death, retirement, disability, or change in control of the Company. ESOP participants are entitled to receive distributions from the ESOP account only upon termination of service, which includes retirement and death.

The ESOP originally borrowed $13,421,000 from the Company to purchase 1,342,092 shares of common stock issued in the conversion. On May 12, 1998, the initial loan agreement was amended to allow the ESOP to borrow an additional $8,200,000 in order to fund the purchase of 422,500 shares of common stock. At the same time the term of the loan was extended from the initial twelve years to thirty years. The amended loan is to be repaid from discretionary contributions by the Bank to the ESOP trust. The Bank intends to make contributions to the ESOP in amounts at least equal to the principal and interest requirement of the debt, assuming a fixed interest rate of 8.25%. The Bank's obligation to make such contributions is reduced to the extent of any dividends paid by the Company on unallocated shares and any investment earnings realized on such dividends. As of December 31, 1998 and 1997, contributions to the ESOP, which were used to fund principal and interest payments on the ESOP debt, totaled $3,111,000 and $2,133,000, respectively. During 1998 and 1997, $601,000 and $368,000, respectively, of dividends paid on unallocated ESOP shares were used for debt service. At December 31, 1998 and 1997, the loan had an outstanding balance of $17,615,000 and $11,184,000, respectively, and the ESOP had unallocated shares of 1,373,814 and 1,087,884, respectively. At December 31, 1998, the unallocated shares had a fair value of $22,840,000. The unamortized balance of the ESOP is shown as unallocated common stock held by the ESOP and is reflected as a reduction of stockholders' equity.

For the years ended December 31, 1998 and 1997, the Bank recorded compensation expense related to the ESOP of $2,350,000 and $2,345,000, respectively, including $623,000 and $917,000, respectively, representing adjustments to expense to reflect the increase in the average fair value of allocated shares in excess of cost. As of December 31, 1998, 261,109 shares had been allocated to participants and 129,669 shares were committed to be released.


Pension Plan
Effective June 7, 1996, the Company froze benefit accruals under a qualified noncontributory defined benefit pension plan (the "Plan") and subsequently terminated the Plan on July 22, 1998. As a result of these actions, the Company recognized a curtailment gain in 1996 of $24,000 and a termination loss in 1998 of $7,000.

The following table sets forth the Plan's latest available funded status and amounts recognized at December 31, 1997 in the Company's consolidated statements of financial condition (in thousands):

                                                                           1997
--------------------------------------------------------------------------------
Actuarial present value of benefit obligations
- accumulated benefit obligation:
--------------------------------------------------------------------------------
Vested                                                                  $(1,625)
--------------------------------------------------------------------------------
Non-vested                                                                 (106)
--------------------------------------------------------------------------------
Projected benefit obligation for service
  rendered to date                                                       (1,731)
--------------------------------------------------------------------------------
Plan assets at fair value, primarily a group
  annuity contract                                                        1,456
--------------------------------------------------------------------------------
Plan assets less than projected benefit obligation                         (275)
--------------------------------------------------------------------------------
Unrecognized net loss                                                       120
--------------------------------------------------------------------------------
Unrecognized net transition asset                                          (311)
--------------------------------------------------------------------------------
Accrued pension cost (included in other  liabilities)                   $  (466)
--------------------------------------------------------------------------------

The components of net pension expense for the years ended December 31, 1997 and 1996 are as follows (in thousands):


                                                              1997        1996
--------------------------------------------------------------------------------
Service cost - benefits earned during the year               $--         $  98
--------------------------------------------------------------------------------
Interest cost on projected benefit obligation                  113         136
--------------------------------------------------------------------------------
Actual return on plan assets                                   (81)        (89)
--------------------------------------------------------------------------------
Net amortization and deferral                                  (39)        (42)
--------------------------------------------------------------------------------
  Net pension (benefit) expense                              $  (7)      $ 103
--------------------------------------------------------------------------------
Assumptions used to develop the
  net periodic pension cost are:
--------------------------------------------------------------------------------
  Discount rate                                               6.51%       6.51%
--------------------------------------------------------------------------------
  Expected long-term rate of return on assets                 6.75        6.75
--------------------------------------------------------------------------------
  Rate of increase in compensation level                       N/A        5.00
--------------------------------------------------------------------------------

The Bank also maintains an incentive savings plan for eligible employees. An employee may make contributions to the plan of 1% to 15% of his or her compensation. Prior to July 1, 1996, the Bank contributed 75% of the first 6% of the employee's contribution to the employee's account. From to July 1, 1996 through March 31, 1997, the Bank contributed 50% of the first 6% of the employees contribution to the employee's account. Effective March 31, 1997, the Bank eliminated their matching obligation under this plan. The Bank's contributions under this plan were $53,000 and $161,000 for the years ended December 31, 1997 and 1996, respectively.


(14) Incentive Plan

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


                                               Ocean Financial Corp. . OCFC . 31

--------------------------------------------------------------------------------


During 1997, the Company acquired 671,046 shares in the open market at a cost of $10,176,000. At December 31, 1998, 647,758 of these shares have been awarded to officers and directors. Such amounts represent deferred compensation and have been accounted for as a reduction of stockholders' equity. Awards vest at the rate of 20% per year except that the Company has determined that certain awards are also contingent upon attainment of certain performance goals by the Company, which performance goals would be established by a committee of outside directors ("Committee"). The first and second annual installments will vest on the first and second anniversary dates of the date of grant. Vesting of 25% of the third annual installment, and 50% of each of the fourth and fifth annual installments, will be subject to the attainment of performance goals established by the Committee. The performance goals may be set by the Committee on an individual basis, for all Stock Awards made during a given period of time, or for all Stock Awards for indefinite periods. No Stock Award that is subject to a performance goal is to be distributed to an employee until the Committee confirms that the underlying performance goal has been achieved. No Stock Award that is subject to a performance goal is to be distributed to an Outside Director until an independent third party confirms that the underlying performance goal has been achieved. The Company recorded compensation expense relating to stock awards of $1,934,000 and $1,773,000 for the years ended December 31, 1998 and 1997, respectively.

Under the Incentive Plan, the Company is authorized to issue up to 1,677,614 shares, subject to option. All options expire 10 years from the date of grant and vest at the rate of 20% per year.

The company accounts for stock option awards using the intrinsic value method and has recognized no compensation expense in 1998 and 1997. SFAS 123 permits the use of the intrinsic value method; however, requires the Company to disclose the pro forma net income and earnings per share as if the stock based compensation had been accounted for using the fair value method. Had the compensation costs for the Company's stock option plan been determined based on the fair value method, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below (in thousands except per share data):

                                                             1998           1997
--------------------------------------------------------------------------------
Net income:
--------------------------------------------------------------------------------
  As reported                                          $   12,972     $   13,825
--------------------------------------------------------------------------------
  Pro forma                                                12,059         13,000
--------------------------------------------------------------------------------
Basic earnings per share:
--------------------------------------------------------------------------------
  As reported                                          $      .97     $      .90
--------------------------------------------------------------------------------
  Pro forma                                                   .90            .85
--------------------------------------------------------------------------------
Diluted earnings per share:
--------------------------------------------------------------------------------
  As reported                                          $      .95     $      .88
--------------------------------------------------------------------------------
  Pro forma                                                   .88            .83
--------------------------------------------------------------------------------
Weighted average fair value of an option
  share granted during the year                        $     4.35     $     4.08
--------------------------------------------------------------------------------

The fair value of stock options granted by the Company was estimated through the use of the Black-Scholes option pricing model applying the following assumptions:

                                                           1998             1997
--------------------------------------------------------------------------------
Risk-free  interest rate                                  5.21%            6.25%
--------------------------------------------------------------------------------
Expected option life                                    6 years          6 years
--------------------------------------------------------------------------------
Expected volatility                                         25%              25%
--------------------------------------------------------------------------------
Expected dividend yield                                   2.75%            2.50%
--------------------------------------------------------------------------------

A summary of option activity for the years ended December 31, 1998 and 1997 follows:

                                           1998                              1997
---------------------------------------------------------------------------------------------
                                                   Weighted                          Weighted
                                   Number           Average       Number              Average
                                of Shares    Exercise Price    of Shares       Exercise Price
---------------------------------------------------------------------------------------------
Outstanding at
  beginning of year             1,567,402        $   14.46                --              --
---------------------------------------------------------------------------------------------
Granted                           112,402            17.23         1,621,758       $   14.45
---------------------------------------------------------------------------------------------
Exercised                          (2,348)           14.41                --              --
---------------------------------------------------------------------------------------------
Forfeited                         (34,629)           14.41           (54,356)          14.41
---------------------------------------------------------------------------------------------
Outstanding at
  end of year                   1,642,827        $   14.67         1,567,402       $   14.46
---------------------------------------------------------------------------------------------


At December 31,                                                   1998                  1997
---------------------------------------------------------------------------------------------
Options exercisable                                            310,527                  None
---------------------------------------------------------------------------------------------
Range of exercise prices                              $13.94 -- $19.88      $14.41 -- $18.56
---------------------------------------------------------------------------------------------
Weighted average
  remaining contractual life                                 8.2 years             9.1 years
---------------------------------------------------------------------------------------------


(15) Commitments, Contingencies and Concentrations of Credit Risk

The Company, in the normal course of business, is party to financial instruments and commitments which involve, to varying degrees, elements of risk in excess of the amounts recognized in the consolidated financial statements. These financial instruments and commitments include unused consumer lines of credit and commitments to extend credit.

At December 31, 1998, the following commitments and contingent liabilities existed which are not reflected in the accompanying consolidated financial statements (in thousands):

December 31,                                                                1998
--------------------------------------------------------------------------------
Unused consumer and construction loan
   lines of credit (primarily floating- rate)                            $16,363
--------------------------------------------------------------------------------
Unused commercial loan lines of credit
   (primarily floating rate)                                               3,864
--------------------------------------------------------------------------------
Other commitments to extend credit:
--------------------------------------------------------------------------------
   Fixed Rate                                                             34,938
--------------------------------------------------------------------------------
   Adjustable Rate                                                        11,808
--------------------------------------------------------------------------------
   Floating Rate                                                             560
--------------------------------------------------------------------------------

The Company's fixed-rate loan commitments expire within 90 days of issuance and carried interest rates ranging from 6.00% to 7.00% at December 31, 1998.

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


32 . Ocean Financial Corp. . OCFC

--------------------------------------------------------------------------------

The Bank has an available overnight line of credit with the Federal Home Loan Bank of New York ("FHLB") for $50,000,000 which expires November 20, 1999. The Bank also has available from the FHLB, a one-month overnight repricing line of credit for $50,000,000 which expires November 20, 1999. When utilized, both lines carry a floating interest rate of 1/8% over the current Federal funds rate and are secured by the Bank's mortgage loans, mortgage-backed securities, U.S. Government agency obligations and FHLB stock. As a member of the FHLB of New York, the Company is required to maintain a minimum investment in the capital stock of the Federal Home Loan Bank of New York, at cost, in an amount not less than 1% of its outstanding home loans (including mortgage-backed securities) or 5% of its outstanding notes payable to the FHLB.

At December 31, 1998, the Company is obligated under noncancellable operating leases for premises and equipment. Rental expense under these leases aggregated approximately $573,000, $515,000 and $822,000 for the years ended December 31, 1998, 1997 and 1996 respectively.

The projected minimum rental commitments as of December 31, 1998 are as follows (in thousands):

December 31                     December 31, 1998
-------------------------------------------------
1999                                         $504
-------------------------------------------------
2000                                          453
-------------------------------------------------
2001                                          377
-------------------------------------------------
2002                                          353
-------------------------------------------------
2003                                          279
-------------------------------------------------
Thereafter                                  3,368
-------------------------------------------------
                                          $ 5,334
-------------------------------------------------

The Company grants one to four-family first mortgage real estate loans and multi-family first mortgage real estate loans to borrowers primarily located in Ocean, Middlesex and Monmouth Counties, New Jersey. Its borrowers' abilities to repay their obligations are dependent upon various factors including the borrowers' income and net worth, cash flows generated by the underlying collateral, value of the underlying collateral and priority of the Company's lien on the property. Such factors are dependent upon various economic conditions and individual circumstances beyond the Company's control; the Company is, therefore, subject to risk of loss.

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


(16) Fair Value of Financial Instruments

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


Loans
Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as residential mortgage, construction, land, consumer and commercial. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and non-performing categories.

Fair value of performing loans was estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics, if applicable.

Fair value for significant non-performing loans is based on recent external appraisals of collateral securing such loans, adjusted for the timing of anticipated cash flows.


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


                                               Ocean Financial Corp. . OCFC . 33

--------------------------------------------------------------------------------

The estimated fair values of the Bank's financial instruments as of December 31, 1998 and 1997 are presented in the following tables (in thousands). Since the fair value of off-balance sheet commitments approximate book value, these disclosures are not included.

                                                            Book         Fair
December 31, 1998                                          Value        Value
-----------------------------------------------------------------------------
Financial Assets:
  Cash and due from banks                             $   10,295   $   10,295
-----------------------------------------------------------------------------
  Investment securities available for sale               137,405      137,405
-----------------------------------------------------------------------------
  Mortgage-backed securities available for sale          381,840      381,840
-----------------------------------------------------------------------------
  Federal Home Loan Bank of New York stock                16,800       16,800
-----------------------------------------------------------------------------
  Loans receivable and mortgage loans held for sale      966,151      982,009
-----------------------------------------------------------------------------
Financial Liabilities:
  Deposits                                             1,035,251    1,042,528
-----------------------------------------------------------------------------
  Federal Home Loan Bank borrowings                       30,000       30,000
-----------------------------------------------------------------------------
  Securities sold under agreements to repurchase      $  282,108      281,437
-----------------------------------------------------------------------------

                                                            Book         Fair
December 31, 1997                                          Value        Value
-----------------------------------------------------------------------------
Financial Assets:
  Cash and due from banks                               $  2,225     $  2,225
-----------------------------------------------------------------------------
  Investment securities available for sale               207,357      207,357
-----------------------------------------------------------------------------
  Mortgage-backed securities available for sale          457,148      457,148
-----------------------------------------------------------------------------
  Federal Home Loan Bank of New York stock                14,980       14,980
-----------------------------------------------------------------------------
  Loans receivable and mortgage loans held for sale      783,695      807,651
-----------------------------------------------------------------------------
Financial Liabilities:
  Deposits                                               976,764      978,631
-----------------------------------------------------------------------------
  Federal Home Loan Bank borrowings                       20,400       20,400
-----------------------------------------------------------------------------
  Securities sold under agreements to repurchase        $288,200     $288,547
-----------------------------------------------------------------------------


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


(17) Parent-Only Financial Information

The following condensed statements of financial condition at December 31, 1998 and 1997 and condensed statements of operations and cash flows for the years ended December 31, 1998 and 1997 and for the period from July 2, 1996 (date of conversion) to December 31, 1996 for Ocean Financial Corp. (parent company only) reflects the Company's investment in its wholly-owned subsidiary, the Bank, using the equity method of accounting. The Company had no results of operations prior to July 2, 1996.

CONDENSED STATEMENTS OF FINANCIAL CONDITION

December 31,                                                   1998         1997
--------------------------------------------------------------------------------
(in thousands)

Assets
Cash and due from banks                                    $      7     $      7
--------------------------------------------------------------------------------
Advances to subsidiary Bank                                   7,639        9,931
--------------------------------------------------------------------------------
Investment securities                                         2,834       10,780
--------------------------------------------------------------------------------
ESOP loan receivable                                         17,615       11,184
--------------------------------------------------------------------------------
Investment in subsidiary Bank                               167,885      181,470
--------------------------------------------------------------------------------
Other assets                                                  2,143        3,320
--------------------------------------------------------------------------------
      Total Assets                                         $198,123     $216,692
--------------------------------------------------------------------------------

Liabilities and Stockholders' Equity
Taxes payable                                              $    383     $  1,148
--------------------------------------------------------------------------------
Stockholders' Equity                                        197,740      215,544
--------------------------------------------------------------------------------
      Total Liabilities and Stockholders' Equity           $198,123     $216,692
--------------------------------------------------------------------------------


CONDENSED STATEMENTS OF OPERATIONS
                                                                        For the
                                                                    period from
                                                                   July 2, 1996
                                                                    to December
Year ended December 31,                             1998        1997   31, 1996
--------------------------------------------------------------------------------
(in thousands)

Dividend income -
  Subsidiary Bank                               $ 18,000    $   --     $   --
--------------------------------------------------------------------------------
Interest income -
  Investment securities                              354       2,889       --
--------------------------------------------------------------------------------
Interest income -
  Advances to subsidiary Bank                        234         132      1,840
--------------------------------------------------------------------------------
Interest income -
  ESOP loan receivable                             1,342       1,015        547
--------------------------------------------------------------------------------
      Total  dividend and interest income         19,930       4,036      2,387
--------------------------------------------------------------------------------
Other  income                                       --             2       --
--------------------------------------------------------------------------------
Charitable donation                                 --          --       13,419
--------------------------------------------------------------------------------
Other operating expenses                             421         383        152
--------------------------------------------------------------------------------
      Income (loss) before income taxes
        and equity in (distribution in
        excess of) undistributed earnings
        of subsidiary Bank                        19,509       3,655    (11,184)
--------------------------------------------------------------------------------
Provision (benefit) for income taxes                 562       1,233     (2,755)
--------------------------------------------------------------------------------
      Income (loss) before equity in
        (distribution in excess of)
        undistributed earnings of
        subsidiary Bank                           18,947       2,422     (8,429)
--------------------------------------------------------------------------------
Equity in (distribution in excess of)
        undistributed earnings
        of subsidiary Bank                        (5,975)     11,403      1,817
--------------------------------------------------------------------------------
Net income (loss)                               $ 12,972    $ 13,825   $ (6,612)
--------------------------------------------------------------------------------


34 .  Ocean Financial Corp. . OCFC

--------------------------------------------------------------------------------


CONDENSED STATEMENTS OF CASH FLOWS

                                                                        For the
                                                                    period from
                                                                July 2, 1996 to
                                                                       December
Year ended December 31,                          1998         1997     31, 1996
--------------------------------------------------------------------------------
(in thousands)

Cash flows from operating activities:
  Net income (loss)                         $  12,972    $  13,825    $  (6,612)
--------------------------------------------------------------------------------
  Donation of 1,342,092 shares of common
    stock to the Ocean Federal Foundation        --           --         13,419
--------------------------------------------------------------------------------
  Decrease (increase) in advances to
    subsidiary Bank                             2,292       61,622      (71,553)
--------------------------------------------------------------------------------
  Equity in (distribution in excess of)
    undistributed earnings
    of subsidiary Bank                          5,975      (11,403)      (1,817)
--------------------------------------------------------------------------------
  Decrease (increase) in other assets           1,177          289       (3,470)
--------------------------------------------------------------------------------
  (Decrease) increase in taxes payable           (765)         458          690
--------------------------------------------------------------------------------
  Reduction in Incentive Awards                 1,934        1,773         --
--------------------------------------------------------------------------------
    Net cash provided by (used in)
      operating activities                     23,585       66,564      (69,343)
--------------------------------------------------------------------------------
Cash flows from investing activities:
  Purchase of investment securities            (2,046)     (71,170)        --
--------------------------------------------------------------------------------
  Sale of investment securities                10,000       60,000         --
--------------------------------------------------------------------------------
  Funding of ESOP loan receivable,
    net of repayments                          (6,431)       1,118      (12,302)
--------------------------------------------------------------------------------
  Payments for investments in
    subsidiary Bank                              --           --        (81,650)
--------------------------------------------------------------------------------
    Net cash provided by
      (used in) investing activities            1,523      (10,052)     (93,952)
--------------------------------------------------------------------------------
Cash flows from financing activities:
  Net proceeds of common stock issuance          --           --        163,302
--------------------------------------------------------------------------------
  Dividends paid                               (6,470)      (4,800)        --
--------------------------------------------------------------------------------
  Purchase of Incentive Award shares             --        (10,176)        --
--------------------------------------------------------------------------------
  Purchase of  treasury stock                 (18,672)     (41,536)        --
--------------------------------------------------------------------------------
  Exercise of stock options                        34         --           --
--------------------------------------------------------------------------------
    Net cash (used in) provided by
      financing activities                    (25,108)     (56,512)     163,302
--------------------------------------------------------------------------------
    Net increase in cash and
      due from banks                             --           --              7
--------------------------------------------------------------------------------
Cash and due from banks at
  beginning of period                               7            7         --
--------------------------------------------------------------------------------
Cash and due from banks at end of period    $       7    $       7    $       7
--------------------------------------------------------------------------------


(18) Recapitalization of Savings Association
Insurance Fund (SAIF)

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


                                               Ocean Financial Corp. . OCFC . 35

--------------------------------------------------------------------------------


Independent Auditors' Report
--------------------------------------------------------------------------------


The Board of Directors and Stockholders

Ocean Financial Corp:

We have audited the consolidated statements of financial condition of Ocean Financial Corp. and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income and comprehensive income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ocean Financial Corp. and subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.


/s/ KPMG LLP

Short Hills, New Jersey

January 21, 1999


36 . Ocean Financial Corp. . OCFC

Selected Consolidated Quarterly Financial Data
--------------------------------------------------------------------------------


(Unaudited)

Quarter ended                                          Dec. 31    Sept. 30    June 30   March 31
------------------------------------------------------------------------------------------------
(dollars in thousands, except per share data)
1998
------------------------------------------------------------------------------------------------
Interest income                                       $ 26,618    $ 26,494   $ 26,219   $ 26,226
------------------------------------------------------------------------------------------------
Interest expense                                        15,283      15,660     15,310     15,146
------------------------------------------------------------------------------------------------
Net interest income                                     11,335      10,834     10,909     11,080
------------------------------------------------------------------------------------------------
Provision for loan losses                                  225         225        225        225
------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses     11,110      10,609     10,684     10,855
------------------------------------------------------------------------------------------------
Other income (loss)                                       (139)        876      1,053        621
------------------------------------------------------------------------------------------------
Operating expenses                                       6,499       6,304      6,673      5,981
------------------------------------------------------------------------------------------------
Income before provision for income taxes                 4,472       5,181      5,064      5,495
------------------------------------------------------------------------------------------------
Provision for income taxes                               1,547       1,845      1,862      1,986
------------------------------------------------------------------------------------------------
Net income                                            $  2,925    $  3,336   $  3,202   $  3,509
------------------------------------------------------------------------------------------------
Basic earnings per share                              $    .23    $    .25   $    .23   $    .26
------------------------------------------------------------------------------------------------
Diluted earnings per share                            $    .23    $    .25   $    .23   $    .24
------------------------------------------------------------------------------------------------

1997
------------------------------------------------------------------------------------------------
Interest income                                       $ 26,233    $ 25,568   $ 24,310   $ 22,545
------------------------------------------------------------------------------------------------
Interest expense                                        15,407      14,658     13,510     12,033
------------------------------------------------------------------------------------------------
Net interest income                                     10,826      10,910     10,800     10,512
------------------------------------------------------------------------------------------------
Provision for loan losses                                  225         225        225        225
------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses     10,601      10,685     10,575     10,287
------------------------------------------------------------------------------------------------
Other income                                               776         572        575        586
------------------------------------------------------------------------------------------------
Operating expenses                                       6,116       5,724      5,845      5,460
------------------------------------------------------------------------------------------------
Income before provision for income taxes                 5,261       5,533      5,305      5,413
------------------------------------------------------------------------------------------------
Provision for income taxes                               1,781       1,993      1,889      2,024
------------------------------------------------------------------------------------------------
Net income                                            $  3,480    $  3,540   $  3,416   $  3,389
------------------------------------------------------------------------------------------------
Basic earnings per share                              $    .24    $    .24   $    .22   $    .20
------------------------------------------------------------------------------------------------
Diluted earnings per share                            $    .24    $    .23   $    .21   $    .20
------------------------------------------------------------------------------------------------


                                               Ocean Financial Corp. . OCFC . 37

Ocean Financial Corp.
Ocean Federal Savings Bank
--------------------------------------------------------------------------------


Ocean Financial Corp.
Ocean Federal Savings Bank

BOARD OF DIRECTORS

Michael E. Barrett
Executive Vice President
Ocean Federal Savings Bank

Thomas F. Curtin
Partner
The Foristall Company.

Carl Feltz, Jr.
Principal
Feltz Associates

John R. Garbarino
President and Chairman of the Board

Robert E. Knemoller
Retired, Executive Officer
Ocean Federal Savings Bank

Donald E. McLaughlin
Owner
Donald E. McLaughlin, CPA, P.C.

Diane F. Rhine
Owner
Citta & Cobb, Inc.

Frederick E. Schlosser
Retired
Steinbach & Co.

James T. Snyder
Retired
Proprietor, Wallach's Inc.

Roy M. Hyde
Director Emeritus


OCEAN FINANCIAL CORP.
EXECUTIVE OFFICERS

John R. Garbarino
President and Chairman of the Board

Michael J. Fitzpatrick
Executive Vice President
and Chief Financial Officer

John K. Kelly
Senior Vice President
and Corporate Secretary


Ocean Federal Savings Bank

CORPORATE OFFICERS

John R. Garbarino
President and Chief Executive Officer

Michael E. Barrett
Executive Vice President
Residential Loan Division

Michael J. Fitzpatrick
Executive Vice President and
Chief Financial Officer

Karl E. Reinheimer
Executive Vice President and
Chief Operating Officer

John K. Kelly
Senior Vice President and
General Counsel

Barbara A. Reitmeyer
Corporate Secretary


SENIOR VICE PRESIDENTS

James J. Flynn
Mortgage Lending

William J. Ruckert, III
Commercial Lending

Kirby H. Wood
Retail Banking

Stephen J. Wilson
Retail Banking


VICE PRESIDENTS

Philip J. Bailey
Deposit Services

M. Eileen Bergin
Legal

Jennifer Bizub
Human Resources

Victoria J. Bonavito
Branch Administration

Owen J. Bonner
Loan Review and
Quality Control

William J. Glinski
Treasurer

Jill Apito Hewitt
Marketing

Mary C. Huff
Commercial Lending

Percy Keynton
Internal Audit

Frank J. Recca
Loan Servicing

Kevin B. Runyon
Information Technology

John Van Eenennaam
Controller

Barbara Yack
Branch Administration


Ocean Federal Savings Bank

ASSISTANT VICE PRESIDENTS

Elizabeth M. Alexander

Douglas A. Blyth

Christine B. Boldt

Patricia A. Broadfoot

Lorraine L. Campanile

Sharon L. Danielson

Judith A. DiLauro

Edward R. Fryer

Michael L. Frankovich

Pauline A. Higgins

Sharon Labash

Jeanette M. Loftus

Lilia C. Madero

Karen A. Olsen

Marvin L. Penn

Lynn Rhoads

Catherine R. Rollo

Doreen L. Rowe

M. Jane Ruhnke

George E. Ryll

Adrienne L. Sanchez

Frank A. Scarpone

Matthew J. Schwing

Patricia M. Siciliano

Lorraine P. Smith

Peggy S. Staab

Michael T. Stocko

Nancy Uffer

Lois A. Velardo


ASSISTANT SECRETARY

Geraldine J. LaBrutto



38 . Ocean Financial Corp. . OCFC

Banking Offices
---------------

BERKELEY
Holiday City Plaza
(732)341-4100
Lois A. Velardo
Manager

Holiday City Plaza III
(732)914-0137
Lorraine P. Smith
Manager

BRICK
Main Office
321 Chambers Bridge Road
(732)477-5151
Douglas A. Blyth
Manager

70 Brick Boulevard
(732)477-3800
Patricia M. Siciliano
Manager

CONCORDIA
Concordia Shopping Mall
(609)395-7080
Lorraine L. Campanile
Manager

LACEY
900 Lacey Road
(609)242-1800
Jeanette M. Loftus
Manager

POINT PLEASANT BEACH
701 Arnold Avenue
(732)892-8500
Sharon Labash
Manager

POINT PLEASANT BORO
2400 Bridge Avenue
(732)899-2800
Frank A. Scarpone
Manager

TOMS RIVER
975 Hooper Avenue
(732)244-8989
Lilia C. Madero
Manager

The Shoppes at Lake Ridge
147 Route 70, Suite 1
(732)363-2727
Judith A. DiLauro
Manager

WHITING
Whiting Shopping Center
(732)849-0500
Catherine R. Rollo
Manager



Shareholder Information
-----------------------

ADMINISTRATIVE OFFICES

975 Hooper Avenue
Toms River, NJ 08754-2009
(732)240-4500


ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders will be held on April 22, 1999 at 10 a.m. at the Crystal Point Yacht Club at 3900 River Road at the intersection of State Highway 70, Point Pleasant, New Jersey.


INVESTOR RELATIONS

Copies of the Company's earnings releases and financial publications, including the annual report on Form 10-K (without exhibits) filed with the Securities and Exchange Commission are available without charge by contacting:

Sally Dennis
Ocean Financial Corp.
975 Hooper Avenue
Toms River, New Jersey 08754-2009
(732)240-4500, ext. 7516


STOCK TRANSFER AGENT AND REGISTRAR

Shareholders wishing to change the name, address or ownership of stock, to report lost certificates or to consolidate accounts are asked to contact the Company's stock registrar and transfer agent directly:

American Stock Transfer and Trust Co.
Shareholder Relations Department
40 Wall Street, 46th Floor
New York, NY 10005
(800)937-5449


INDEPENDENT AUDITORS

KPMG LLP
150 John F. Kennedy Parkway
Short Hills, NJ 07078


SECURITIES COUNSEL

Muldoon, Murphy & Faucette LLP
5101 Wisconsin Avenue, NW
Washington, DC 20016


Market Information for Common Stock
-----------------------------------

Ocean Financial Corp.'s common stock is traded on the Nasdaq National Market under the symbol OCFC. The stock is customarily listed as OCEANFIN in the Asbury Park Press and the Ocean County Observer. Shares of the common stock were made available to qualified subscribers at $10.00 per share during the initial offering. The table below shows the reported high and low sales prices of the common stock during the periods indicated in 1998 and 1997. Share prices for prior periods have been adjusted for the two-for-one stock split effected in the form of a 100% stock dividend paid on May 15, 1998.

1998
-------------------------------------------------------------------
                First          Second          Third        Fourth
                Quarter        Quarter         Quarter      Quarter
-------------------------------------------------------------------

High            19             20              19 9/16      16 5/8
Low             16 5/8         18 1/4          13 7/8       12



1997
-------------------------------------------------------------------
                First          Second          Third        Fourth
                Quarter        Quarter         Quarter      Quarter
-------------------------------------------------------------------

High            16 1/4         17 13/16        18 1/4       19 3/8
Low             12 11/16       13 7/16         16 1/8       17 1/16


As of December 31, 1998, the Company had approximately 6,000 shareholders of record, including the number of persons or entities holding stock in nominee or street name through various brokers and banks.


                                               Ocean Financial Corp. . OCFC . 39

                             Ocean Financial Corp.
                               975 Hooper Avenue
                           Toms River, NJ 08754-2009
                                (732) 240-4500
                                 NASDAQ . OCFC

     Member FDIC . Equal Housing Lender [LOGO] . Equal Opportunity Lender