Form 10-K405, Exhibit 13
period 1999-12-31
OCEANFIRST FINANCIAL CORP
filed 2000-03-27
CIK 1004702

                                                                      EXHIBIT 13

Financial Highlights

(dollars in thousands, except per share amounts)


At or For The Year Ended December 31,                                            1999              1998             1997
------------------------------------------------------------------------------------------------------------------------------------
  Total assets                                                            $1,590,907        $1,561,744        $1,510,947
------------------------------------------------------------------------------------------------------------------------------------
  Loans receivable, net                                                    1,042,975           941,011           783,695
------------------------------------------------------------------------------------------------------------------------------------
  Deposits                                                                 1,056,950         1,035,251           976,764
------------------------------------------------------------------------------------------------------------------------------------
  Stockholders' equity                                                       167,530           197,740           215,544
------------------------------------------------------------------------------------------------------------------------------------
  Net interest income                                                         48,538            44,158            43,048
------------------------------------------------------------------------------------------------------------------------------------
  Provision for loan losses                                                      900               900               900
------------------------------------------------------------------------------------------------------------------------------------
  Net income                                                                  16,347            12,972            13,825
------------------------------------------------------------------------------------------------------------------------------------
  Diluted earnings per share                                                    1.33              0.95              0.88
------------------------------------------------------------------------------------------------------------------------------------
  Stockholders' equity per common share                                        13.27             13.52             13.72
------------------------------------------------------------------------------------------------------------------------------------
  Stockholders' equity to total assets at end of year (capital ratio)          10.53%            12.66%            14.27%
------------------------------------------------------------------------------------------------------------------------------------

Performance Ratios:
------------------------------------------------------------------------------------------------------------------------------------
  Return on average assets                                                      1.04%             0.85%             0.97%
------------------------------------------------------------------------------------------------------------------------------------
  Return on average stockholders' equity                                        8.90              6.36              6.00
------------------------------------------------------------------------------------------------------------------------------------
  Average interest rate spread                                                  2.70              2.39              2.39
------------------------------------------------------------------------------------------------------------------------------------
  Net interest margin                                                           3.20              2.98              3.12
------------------------------------------------------------------------------------------------------------------------------------
  Operating expenses to average assets                                          1.78              1.66              1.63
------------------------------------------------------------------------------------------------------------------------------------
  Operating efficiency ratio                                                   51.80             54.67             50.80
------------------------------------------------------------------------------------------------------------------------------------

Actual contributions to stockholders' equity and resultant cash earnings data(1):
------------------------------------------------------------------------------------------------------------------------------------
  Cash earnings                                                           $   19,283       $    16,009      $     16,823
------------------------------------------------------------------------------------------------------------------------------------
  Diluted cash earnings per share                                               1.57              1.17              1.08
------------------------------------------------------------------------------------------------------------------------------------
  Return on average assets                                                      1.23%             1.05%             1.19%
------------------------------------------------------------------------------------------------------------------------------------
  Return on average stockholders' equity                                       10.50              7.85              7.30
------------------------------------------------------------------------------------------------------------------------------------
  Operating efficiency ratio                                                   43.94             45.35             41.76
------------------------------------------------------------------------------------------------------------------------------------

(1) Cash earnings are determined by adding (net of taxes) to reported earnings the non-cash expenses stemming from the amortization and appreciation of allocated shares in the Company's stock-related benefit plans and the amortization of a premium relating to a deposit acquisition.

OceanFirst Bank, the sole subsidiary of OceanFirst Financial Corp., founded in 1902, is a federally chartered stock savings bank with eleven of thirteen branches located in Ocean County, New Jersey, and with one branch each in Middlesex and Monmouth Counties. It is the oldest and largest community-based financial institution headquartered in Ocean County, New Jersey.


           OCEANFIRST FINANCIAL CORP. (OCFC)  1999 ANNUAL REPORT | 1

Letter to our Shareholders

March 2000

"OceanFirst delivered both substantial earnings growth and record-breaking earnings per share in 1999."

Dear Fellow Shareholders:

The last twelve months of the 20th century proved to be the best year in the history of OceanFirst Financial Corp. We achieved record-breaking financial results and we carried out aggressive initiatives to strengthen our position as the preeminent community provider of financial services. Both accomplishments served to enhance the value of your investment in our Company, which is what our corporate mission is all about. Looking ahead, we see exciting opportunities for further growth in the year 2000.

ADDED VALUE THROUGH
RECORD FINANCIAL PERFORMANCE

OceanFirst delivered both substantial earnings growth and record-breaking earnings per share in 1999. Net income grew 26.0% over the 1998 level, to $16.3 million. Earnings per share grew at an even faster pace -- 40.0% -- to $1.33 on a fully diluted basis. Total shareholder return for the year was 7.7%, far outstripping the negative returns provided by the vast majority of our peers. In a market largely devoid of good news for this sector's stock prices, OceanFirst saw its share price rise to $17 5/16 at year-end. This return, in 1999's hostile market for financial services companies, exemplifies market recognition of our outstanding financial performance.

The OceanFirst senior management team (from left to right) John K. Kelly, General Counsel; Michael E. Barrett, Residential Loan Division; Karl E. Reinheimer, Chief Operating Officer; John R. Garbarino, President and Chief Executive Officer; and Michael J. Fitzpatrick, Chief Financial Officer.

                    [Picture Described Above Appears Here]


           2 | OCEANFIRST FINANCIAL CORP. (OCFC)   1999 ANNUAL REPORT

We achieved excellent results in other performance measures as well:

o Return on equity and return on average assets grew to 8.90% and 1.04%, respectively, driven by substantial increases in our average interest rate spread and net interest margin.

o Core deposits continued to grow as a result of our enormously successful High Performance Checking program. While much of the industry experienced shrinking deposit bases, our core deposits grew 5.5%, $21.3 million, representing over 10,000 new relationships.

o We forged 961 new business deposit relationships in 1999. Through our commercial lending initiatives, we also established another 165 new relationships with local businesses, representing $44.8 million in commitments. These new loans increased the commercial loan portfolio by 49.9%.

o Strong loan growth in all business lines increased our loan-to-deposit ratio at year-end to 98.7% -- up from 90.9% at the beginning of the year and 72.6% at the end of 1996.

o Aided by an aggressive share repurchase program, we made significant progress toward our goal of better leveraging the Company's excess capital. Our capital ratio ended the year at 10.53%, sharply reduced from the 20.73% following our 1996 stock offering.

o Overhead expenses remained well controlled, totaling 1.78% of average assets and contributing to an operating efficiency ratio of 51.80%.

"Strong loan growth in all business lines increased our loan-to-deposit ratio..."

                   [Bar Chart Described Below Appears Here]

Loan to Deposit Ratio

            1996             1997             1998             1999

            72.6%            80.2%            90.9%            98.7%


           OCEANFIRST FINANCIAL CORP. (OCFC)   1999 ANNUAL REPORT | 3

"...our philosophy of exceptional service will build stronger customer relationships."

ADDED VALUE THROUGH
CORPORATE INITIATIVES

Last year was distinguished not only by financial accomplishments, but also by an aggressive program to strengthen our position as the preeminent community bank in our market. The centerpiece of this program was a branding campaign designed to make the new OceanFirst brand the best known and most respected in banking throughout the community. Our new name and contemporized image reflect a wider range of financial products and services, and more effectively communicate our commitment to being the premier community-focused institution--a financial organization where people truly come first. As a reflection of this commitment, we continued last year to both expand our product delivery systems and emphasize superior personal service. The OceanFirst sales culture is being transformed from a traditional one based on product sales to a more desirable approach focused on consultative sales. We believe that listening to our customers, providing innovative solutions to their financial needs, and consistently applying our philosophy of exceptional service will build stronger customer relationships. These strengthened relationships, in turn, will provide the impetus for increasing shareholder value.

Members of the OceanFirst Financial Corp. Board of Directors shown from left to right are: John R. Garbarino - Chairman, President and Chief Executive Officer; Thomas F. Curtin; Carl Feltz Jr.; Diane F. Rhine; Michael E. Barrett; Donald E. McLaughlin; Frederick E. Schlosser; Robert E. Knemoller; and James T. Snyder

                    [Picture Described Above Appears Here]


           4 | OCEANFIRST FINANCIAL CORP. (OCFC)   1999 ANNUAL REPORT

A number of other developments also contributed to building value in 1999:

o We introduced our Dividend Reinvestment and Discount Stock Purchase Plan. Under the plan, existing shareholders purchasing additional shares with reinvested dividends or with voluntary cash payments qualify for a 3% discount from the then-current market price of OceanFirst Financial Corp. stock.

o We opened our first Monmouth County branch, in Spring Lake Heights, and have been quite pleased with the market's reception. Although plans for our other Monmouth County branch in Wall Township were unfortunately hampered by shopping center construction delays beyond our control, we are confident this branch will now open early in 2000. Additionally, during 1999 we added a third location in Bricktown, in Ocean County, to better serve this growing community.

o We established a fully transactional internet web site at OceanFirst.com to better meet the needs of both our business and consumer banking customers. This enhanced delivery system, which puts our Company on the cutting edge of technology, enables customers to check and transfer balances, pay their bills, apply for loans, or just browse and learn more about OceanFirst. Shareholders as well can utilize OceanFirst.com to check the latest quarterly earnings, review other news releases, or contact Investor Relations.

                [Graphic of OceanFirst Web Page Appears Here ]

                            [Graphic Appears Here]


           OCEANFIRST FINANCIAL CORP. (OCFC)   1999 ANNUAL REPORT | 5

                       [Full Page Graphic Appears Here]




          6 | OCEANFIRST FINANCIAL CORP. (OCFC)   1999 ANNUAL REPORT

LOOKING AHEAD

In the coming years, we will build on the progress we have made, both as a 98-year-old community bank and as a four-year-old publicly owned financial services company. There are exciting opportunities for growth ahead, and we intend to take advantage of them. To that end, we will focus on several key areas to measure our success in building value for our shareholders:

o EPS Growth of 15%. Consistent growth of this magnitude is central to the enhancement of shareholder value. We can achieve such growth through the expansion of real revenue, supplemented by prudent balance sheet leverage and capital management.

o Additional Capital Leverage of 1% per Year. We will seek additional leverage of 1% per year in our capital ratio to help support EPS gains of 15%. Prudent balance sheet growth, substantial cash dividend payouts and aggressive share repurchase programs will be the primary tools used to reduce the Company's capital ratio to desired levels.

o Noninterest Income Growth of 20%. In broadening our product line, we will also seek to expand fee-based revenue. This noninterest income growth will better insulate us against the volatility of net interest income, which tends to be held hostage by the business cycle. We expect the introduction of Trust and Asset Management services to generate significant additional noninterest income beyond that derived from traditional retail banking and the "Investment Services at OceanFirst" alternative product line.

o Risk Management. Effective management of both credit and interest rate risk remains vital to a financial institution's long-term viability and earnings performance. The risk culture at OceanFirst continues to be conservative: We enforce strict guidelines in both our lending operations and portfolio management to ensure that risk is always effectively monitored and controlled.

"...there are exciting opportunities for growth ahead, and we intend to take advantage of them."

--------------------------------------------------------------------------------
Earnings Per Share
--------------------------------------------------------------------------------

                   [Bar Chart Described Below Appears Here]

                 1997                1998                1999

                 $.88                $.95               $1.33


           OCEANFIRST FINANCIAL CORP. (OCFC)   1999 ANNUAL REPORT | 7

"OceanFirst has made a difference in the lives of thousands of its neighbors. We intend to do no less in the 21st century."

o Community Commitment. As an acknowledged leader in the community for the past 98 years, OceanFirst has made a difference in the lives of thousands of its neighbors. We intend to do no less in the 21st century. Since its establishment in connection with our 1996 public offering, the OceanFirst Foundation has provided, at no cost to current Company operations, over $3.7 million to address needs in our community that might not otherwise have been met. The Foundation will continue to help distinguish OceanFirst as the community bank where people truly do come first.

As we approach our second century of providing financial services to our community, we pledge to focus even more sharply on delivering quality financial products and superior service. Succeeding in that mission, we will provide our shareholders with the continued opportunity for growth in the value of their investment.

Thank you for your continued support.

Very truly yours,

/s/ John R. Garbarino

John R. Garbarino
Chairman, President and
Chief Executive Officer


           8 | OCEANFIRST FINANCIAL CORP. (OCFC)   1999 ANNUAL REPORT

Selected Consolidated Financial and
Other Data of the Company

The selected consolidated financial and other data of the Company set forth below is derived in part from, and should be read in conjunction with the Consolidated Financial Statements of the Company and Notes thereto presented elsewhere in this Annual Report.


At December 31,                                       1999           1998           1997           1996            1995
------------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)

Selected Financial Condition Data:
------------------------------------------------------------------------------------------------------------------------------------
Total assets                                    $1,590,907     $1,561,744     $1,510,947      $1,303,865     $1,036,445
------------------------------------------------------------------------------------------------------------------------------------
Investment securities available for sale           120,780        137,405        207,357         174,028        114,881
------------------------------------------------------------------------------------------------------------------------------------
FHLB-NY stock                                       16,800         16,800         14,980           8,457          7,723
------------------------------------------------------------------------------------------------------------------------------------
Mortgage-backed securities available for sale      346,182        381,840        457,148         395,542        265,113
------------------------------------------------------------------------------------------------------------------------------------
Loans receivable, net                            1,042,975        941,011        783,695         678,728        612,696
------------------------------------------------------------------------------------------------------------------------------------
Mortgage loans held for sale                             -         25,140              -             727          1,894
------------------------------------------------------------------------------------------------------------------------------------
Deposits                                         1,056,950      1,035,251        976,764         934,730        926,558
------------------------------------------------------------------------------------------------------------------------------------
Federal Home Loan Bank advances                    115,000         40,000         20,400           8,800         10,400
------------------------------------------------------------------------------------------------------------------------------------
Securities sold under agreements to repurchase     239,867        272,108        288,200          99,322              -
------------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity                               167,530        197,740        215,544         252,789         92,351
------------------------------------------------------------------------------------------------------------------------------------


For the Year Ended December 31,                                 1999           1998           1997            1996           1995
------------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands; except per share amounts)

Selected Operating Data:
------------------------------------------------------------------------------------------------------------------------------------
Interest income                                           $  107,347    $   105,557    $    98,656     $    80,236     $   70,210
------------------------------------------------------------------------------------------------------------------------------------
Interest expense                                              58,809         61,399         55,608          43,857         40,004
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                                           48,538         44,158         43,048          36,379         30,206
------------------------------------------------------------------------------------------------------------------------------------
Provision for loan losses                                        900            900            900             700            950
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses           47,638         43,258         42,148          35,679         29,256
------------------------------------------------------------------------------------------------------------------------------------
Other income                                                   5,226          2,411          2,509           2,881          1,356
------------------------------------------------------------------------------------------------------------------------------------
Operating expenses                                            27,852         25,457         23,145          39,206         18,006
------------------------------------------------------------------------------------------------------------------------------------
Income (loss) before provision for income taxes               25,012         20,212         21,512            (646)        12,606
------------------------------------------------------------------------------------------------------------------------------------
Provision for income taxes                                     8,665          7,240          7,687           1,083          4,659
------------------------------------------------------------------------------------------------------------------------------------

Net income (loss)                                         $   16,347    $    12,972    $    13,825     $    (1,729)    $    7,947
------------------------------------------------------------------------------------------------------------------------------------

Basic earnings (loss) per share                           $     1.36    $       .97    $       .90     $      (.39)           N/A
------------------------------------------------------------------------------------------------------------------------------------
Diluted earnings (loss) per share                         $     1.33    $       .95    $       .88     $      (.39)           N/A
------------------------------------------------------------------------------------------------------------------------------------
Net income before non-recurring items (2)                 $   16,347    $    12,972    $    13,825     $    11,576     $    7,947
------------------------------------------------------------------------------------------------------------------------------------

Earnings (loss) per share for 1996 is for the period from July 2, 1996 (date of conversion) to December 31, 1996

Selected Consolidated Financial and Other Data (Continued)


           OCEANFIRST FINANCIAL CORP. (OCFC)  1999 ANNUAL REPORT | 9

Selected Consolidated Financial
and Other Data (continued)


At or For the Year Ended December 31,                            1999          1998             1997           1996           1995
------------------------------------------------------------------------------------------------------------------------------------
Selected Financial Ratios and Other Data(1):
------------------------------------------------------------------------------------------------------------------------------------
Performance Ratios:
------------------------------------------------------------------------------------------------------------------------------------
Return on average assets                                         1.04%         0.85%            0.97%          (.15%)         0.80%
------------------------------------------------------------------------------------------------------------------------------------
Return on average assets, as adjusted(2)                         1.04          0.85             0.97           1.00           0.80
------------------------------------------------------------------------------------------------------------------------------------
Return on average stockholders' equity                           8.90          6.36             6.00          (1.03)          9.44
------------------------------------------------------------------------------------------------------------------------------------
Return on average stockholders' equity, as adjusted(2)           8.90          6.36             6.00           6.91           9.44
------------------------------------------------------------------------------------------------------------------------------------
Average stockholders' equity to average assets                  11.73         13.33            16.25          14.42           8.51
------------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity to total assets at end of year             10.53         12.66            14.27          19.39           8.91
------------------------------------------------------------------------------------------------------------------------------------
Average interest rate spread(3)                                  2.70          2.39             2.39           2.61           2.79
------------------------------------------------------------------------------------------------------------------------------------
Net interest margin(4)                                           3.20          2.98             3.12           3.22           3.13
------------------------------------------------------------------------------------------------------------------------------------
Average interest-earning assets to average
 interest-bearing liabilities                                  112.94        114.35           117.95         115.84         107.98
------------------------------------------------------------------------------------------------------------------------------------
Operating expenses to average assets                             1.78          1.66             1.63           3.37           1.82
------------------------------------------------------------------------------------------------------------------------------------
Operating expenses to average assets, as adjusted(2)             1.78          1.66             1.63           1.73           1.82
------------------------------------------------------------------------------------------------------------------------------------
Operating efficiency ratio(2)                                   51.80         54.67            50.80          99.86          57.05
------------------------------------------------------------------------------------------------------------------------------------
Operating efficiency ratio, as adjusted(2)(5)                   51.80         54.67            50.80          51.11          57.05
------------------------------------------------------------------------------------------------------------------------------------
Regulatory Capital Ratios (Bank Only):
------------------------------------------------------------------------------------------------------------------------------------
Tangible capital                                                 9.38         10.78            11.91          12.69           8.72
------------------------------------------------------------------------------------------------------------------------------------
Core capital                                                     9.38         10.78            11.91          12.69           8.72
------------------------------------------------------------------------------------------------------------------------------------
Risk-based capital                                              18.88         22.77            29.88          32.04          21.34
------------------------------------------------------------------------------------------------------------------------------------
Asset Quality Ratios:
------------------------------------------------------------------------------------------------------------------------------------
Non-performing loans as a percent of total
loans receivable(6)(7)                                           0.28          0.56             0.70           1.12           1.40
------------------------------------------------------------------------------------------------------------------------------------
Non-performing assets as a percent of total assets (7)           0.21          0.35             0.45           0.71           0.97
------------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses as a percent of total
loans receivable(6)                                              0.78          0.76             0.83           0.88           0.97
------------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses as a percent of total
non-performing loans(7)                                        275.48        137.54           119.03          78.23          69.21
------------------------------------------------------------------------------------------------------------------------------------

Number of full-service customer facilities                         13            11               10              9              8
------------------------------------------------------------------------------------------------------------------------------------

(1) With the exception of end of year ratios, all ratios are based on average daily balances.

(2) Performance ratios are calculated to exclude the effect of non-recurring charges in 1996 relating to a charitable donation and the special Savings Association Insurance Fund assessment.

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


           10 | OCEANFIRST FINANCIAL CORP. (OCFC)  1999 ANNUAL REPORT

Management's Discussion and Analysis of Financial Condition and Results of Operations

General

OceanFirst Financial Corp. (formerly Ocean Financial Corp.) (the "Company") was incorporated on November 21, 1995, and is the holding company for OceanFirst Bank (formerly Ocean Federal Savings Bank) (the "Bank"). On August 17, 1995, the Board of Directors of the Bank adopted a Plan of Conversion, as amended, to convert from a federally chartered mutual savings bank to a federally chartered capital stock savings bank with the concurrent formation of a holding company ("the Conversion").

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

Concurrent with the close of the Conversion, an additional 1,342,092 shares of common stock (8% of the offering) were issued and donated by the Company to the OceanFirst Foundation (formerly Ocean Federal Foundation) (the "Foundation"), a private foundation dedicated to charitable purposes within Ocean County, New Jersey and its neighboring communities. The fair market value of the contribution of $13.4 million was reflected as an expense in the Company's 1996 operating results and as an increase to capital stock and paid in capital for the same amount.

The Company had no operations prior to July 2, 1996 and, accordingly, the results of operations prior to that date reflect only those of the Bank and its subsidiaries.

The Company conducts business, primarily through its ownership of the Bank which operates its administrative/branch office located in Toms River and twelve other branch offices. Eleven of the thirteen branch offices are located in Ocean County, New Jersey, with one branch each in Middlesex and Monmouth Counties.

The Company operates as a consumer-oriented federal savings bank, with a focus on offering traditional savings deposit and loan products to its local community. With industry consolidation, however, eliminating most competitors headquartered in Ocean County, the Company saw an opportunity to fill a perceived void for locally delivered commercial loan and deposit services. As such, in the second half of 1996 the Company assembled an experienced team of commercial lending professionals and began offering commercial loan and deposit services and merchant credit card services to businesses in Ocean County and surrounding communities. The Company's strategy has been to maintain profitability while limiting its credit and interest rate risk exposure. To accomplish these objectives, the Company has sought to: (1) control credit risk by emphasizing the origination of single-family, owner-occupied residential mortgage loans and consumer loans, consisting primarily of home equity loans and lines of credit and, to a lesser extent, commercial loans to local businesses;
(2) offer superior service and competitive rates to increase the core deposit base; (3) invest funds in excess of loan demand in mortgage-backed and investment securities; and (4) control operating expenses.

Management believes that the diversification of the Company's loan products may expose the Company to a higher degree of credit risk than is involved in one- to four-family residential mortgage lending activity. As a consequence of this strategy, management has developed a well-defined credit policy focusing on quality underwriting and close management and Board monitoring.

With the significant increase in capital arising from the stock conversion, the Company adopted a leverage strategy in late 1996 to improve returns on capital. The strategy included the retention of most 30-year fixed rate mortgage loans, much of which had previously been sold and the use of wholesale borrowings to fund purchases of investment and mortgage-backed securities. The adoption of this strategy may increase the Company's interest rate risk exposure. As noted below, management seeks to carefully monitor and assess the Company's interest rate risk exposure while actively managing the balance sheet composition.

Management is also seeking to increase the Company's market share in its primary market area by expanding the Bank's branch network. During 1996, the Company opened a branch office in Toms River at the site of its new administrative offices and added one branch each in 1997 and 1998. In the last half of 1999, the Company opened two branches - one in Brick Township and the other in Spring Lake Heights, the Company's first branch in Southern Monmouth County. A second Monmouth County branch, located in Wall Township, is expected to open in the second quarter of 2000. The Company is also evaluating additional office sites within its existing market area.

Management is also seeking to diversify the Company's retail product line. During 1998, the Company began offering alternative investment products (annuities and mutual funds) for sale through its retail branch network. The products are non-proprietary, sold through a third party vendor, and provide the Company with fee income opportunities. In 1999, the menu of alternative investment products was expanded to include life insurance. The Company is also introducing trust and asset management services in early 2000.


           OCEANFIRST FINANCIAL CORP. (OCFC)   1999 ANNUAL REPORT | 11

Management's Discussion and Analysis of Financial Condition and Results of Operations

The Company's results of operations are dependent primarily on net interest income, which is the difference between the interest income earned on the Company's interest-earning assets, such as loans and investments, and the interest expense on its interest-bearing liabilities, such as deposits and borrowings. The Company also generates non-interest income such as income from secondary marketing activities, loan servicing, loan originations, merchant credit card services, deposit accounts, the sale of alternative investments and other fees. The Company's operating expenses primarily consist of compensation and employee benefits,occupancy and equipment, marketing, federal deposit insurance premiums, and other general and administrative expenses. The Company's results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory agencies.

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

In recent years, the Company has utilized the following strategies to manage interest rate risk: (1) emphasizing the origination for portfolio of fixed-rate mortgage loans having terms to maturity of not more than fifteen years, adjustable-rate loans, and consumer loans consisting primarily of home equity loans and lines of credit and floating-rate and balloon maturity commercial loans; (2) holding primarily short-term and/or adjustable-rate mortgage-backed and investment securities; (3) attempting to reduce the overall interest rate sensitivity of liabilities by emphasizing core and longer-term deposits; and (4) extending the maturities on wholesale borrowings for up to ten years. The Company also periodically sells 30-year fixed-rate mortgage loans into the secondary market. In determining whether to retain 30-year fixed-rate mortgages, management considers the Company's overall interest rate risk position, the volume of such loans, the loan yield and the types and amount of funding sources. Over the past three years the Company has retained most of its 30-year fixed-rate mortgage loan production in order to improve yields and increase balance sheet leverage. Management felt that the significant capital position of the Company resulting from the Conversion, mitigated the additional interest rate risk associated with retaining these mortgages. Additionally, the Company extended the maturity on part of its wholesale borrowings for up to ten years. The Company currently does not participate in hedging programs, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments, but may do so in the future to manage interest rate risk.

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


          12 | OCEANFIRST FINANCIAL CORP. (OCFC)   1999 ANNUAL REPORT

At December 31, 1999 the Company's one year gap was negative 11.8%. In performing this calculation, except as stated below, the amount of assets and liabilities which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. Loans receivable reflect principal balances expected to be redeployed and/or repriced as a result of contractual amortization and anticipated prepayments of adjustable-rate loans and fixed-rate loans, and as a result of contractual rate adjustments on adjustable-rate loans. Loans on residential properties were projected to repay at rates between 6% and 30% annually. Mortgage-backed securities were projected to prepay at rates between 15% and 25% annually. Passbook accounts, negotiable order of withdrawal ("NOW") and money market accounts were assumed to decay, or run-off, at 2.78% per month. Prepayment and decay rates can have a significant impact on the Company's estimated gap. There can be no assurance that projected prepayment rates for loans and mortgage-backed securities will be achieved or that projected decay rates will be realized.

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

Another method of analyzing an institution's exposure to interest rate risk is by measuring the change in the institution's net portfolio value ("NPV") and net interest income under various interest rate scenarios. NPV is the difference between the net present value of assets, liabilities and off-balance sheet contracts. The NPV ratio, in any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The Company's interest rate sensitivity is monitored by management through the use of an interest rate risk ("IRR") model which measures IRR by modeling the change in NPV and net interest income over a range of interest rate scenarios. The Office of Thrift Supervision ("OTS") also produces an NPV only analysis using its own model, based upon data submitted on the Bank's quarterly Thrift Financial Reports. The results produced by the OTS may vary from the results provided by the Company's model, primarily due to differences in the assumptions utilized including estimated loan prepayment rates, reinvestment rates and deposit decay rates. The following table sets forth the Company's NPV and net interest income as of December 31, 1999, as calculated by the Company (dollars in thousands). For purposes of this table, prepayment speeds and deposit decay rates similar to those used in calculating the Company's gap were used.


                                December 31, 1999
--------------------------------------------------------------------------------
Change in                Net Portfolio Value           Net Interest Income
Interest Rates     -------------------------------------------------------------
in Basis Points                               NPV
(Rate Shock)        Amount      %Change      Ratio       Amount      %Change
--------------------------------------------------------------------------------
300               $119,838      (40.0)%       8.4%      $44,212       (9.3)%
--------------------------------------------------------------------------------
200                151,710      (24.0)       10.3        46,123       (5.3)
--------------------------------------------------------------------------------
100                179,446      (10.1)       11.8        47,765       (2.0)
--------------------------------------------------------------------------------
Static             199,646          -        12.8        48,724          -
--------------------------------------------------------------------------------
(100)              231,252        6.8        13.3        49,251        1.1
--------------------------------------------------------------------------------
(200)              217,678        9.0        13.4        48,927        1.4
--------------------------------------------------------------------------------
(300)              216,809        8.6        13.2        47,865       (1.8)
--------------------------------------------------------------------------------

At December 31, 1999, the Company's NPV in a static rate environment is considerably less than the NPV at December 31, 1998, reflecting the Company's declining capital levels resulting from common stock repurchase programs. Also, in a shocked interest rate environment, the Company projects a greater percent change in NPV at December 31, 1999 than was the case at December 31, 1998. The heightened interest rate sensitivity is primarily due to the generally higher interest rate environment in effect at December 31, 1999 as compared to December 31, 1998 which reduced anticipated prepayment speeds on mortgage loans and mortgage-backed securities. Additionally, 30-year fixed-rate mortgage loans represent a larger share of the Company's mortgage loan portfolio at December 31, 1999 as compared to December 31, 1998. Conversely, in each rate shock environment, the Company projects a slightly reduced level of interest rate sensitivity in the net interest income measure at December 31, 1999 as compared to December 31, 1998.

As is the case with the gap calculation, certain shortcomings are inherent in the methodology used in the NPV and net interest income IRR measurements. The model requires the making of certain assumptions which may tend to oversimplify the manner in which actual yields and costs respond to changes in market interest rates. First, the model assumes that the composition of the Company's interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured. Second, the model assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Third, the model does not take into account the Company's business or strategic plans. Accordingly, although the above measurements do provide an indication of the Company's IRR exposure at a particular point in time, such measurements are not intended to provide a precise forecast of the effect of changes in market interest rates on the Company's net interest income and can be expected to differ from actual results.


           OCEANFIRST FINANCIAL CORP. (OCFC)   1999 ANNUAL REPORT | 13

Analysis of Net Interest Income

Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income also depends upon the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them.

The following table sets forth certain information relating to the Company at December 31, 1999 and for each of the years ended December 31, 1999, 1998, and 1997. The yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods shown except where noted otherwise. Average balances are derived from average daily balances. The yields and costs include fees which are considered adjustments to yields.


                                            At December 31,                                            Years Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                 1999                            1999                              1998
------------------------------------------------------------------------------------------------------------------------------------
                                                  Average                             Average                            Average
                                                   Yield/      Average                 Yield/      Average                Yield/
                                      Balance        Cost      Balance    Interest       Cost      Balance    Interest      Cost
------------------------------------------------------------------------------------------------------------------------------------
Assets:
------------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
------------------------------------------------------------------------------------------------------------------------------------
Interest-earning deposits
and short-term investments         $    4,638       4.88%   $    2,860   $     103      3.60%   $    5,375    $    295      5.49%
------------------------------------------------------------------------------------------------------------------------------------
Investment securities                 120,780       6.92       122,848       7,840      6.38       173,158      11,461      6.62
------------------------------------------------------------------------------------------------------------------------------------
FHLB stock                             16,800       6.75        16,800       1,142      6.80        15,096       1,094      7.25
------------------------------------------------------------------------------------------------------------------------------------
Mortgage-backed securities            346,182       6.54       375,239      23,622      6.30       423,516      25,669      6.06
------------------------------------------------------------------------------------------------------------------------------------
Loans receivable, net (1)           1,042,975       7.52       997,772      74,640      7.48       863,172      67,038      7.77
------------------------------------------------------------------------------------------------------------------------------------
Total interest-earning  assets      1,531,375       7.23     1,515,519     107,347      7.08     1,480,317     105,557      7.13
------------------------------------------------------------------------------------------------------------------------------------
Non-interest-earning assets            59,532                   50,231                              49,428
------------------------------------------------------------------------------------------------------------------------------------
Total assets                       $1,590,907               $1,565,750                          $1,529,745
------------------------------------------------------------------------------------------------------------------------------------
Liabilities and Equity:
------------------------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
------------------------------------------------------------------------------------------------------------------------------------
Money market deposit accounts      $   80,597       2.61%   $   77,478       2,090      2.70%   $   71,800       2,026      2.82%
------------------------------------------------------------------------------------------------------------------------------------
Savings accounts                      171,064       2.03       173,798       3,518      2.02       167,058       3,442      2.06
------------------------------------------------------------------------------------------------------------------------------------
NOW accounts                          113,426       1.59       111,356       1,711      1.54        89,679       1,517      1.69
------------------------------------------------------------------------------------------------------------------------------------
Time deposits                         660,535       5.18       657,536      33,601      5.11       663,483      36,819      5.55
------------------------------------------------------------------------------------------------------------------------------------
Total                               1,025,622       4.05     1,020,168      40,920      4.01       992,020      43,804      4.42
------------------------------------------------------------------------------------------------------------------------------------
FHLB advances                         115,000       5.97        67,857       3,853      5.68        24,113       1,295      5.37
------------------------------------------------------------------------------------------------------------------------------------
Securities sold under
agreements to repurchase              239,867       5.66        253,811     14,036      5.53       278,424      16,300      5.85
------------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities  1,380,489       4.49     1,341,836      58,809      4.38     1,294,557      61,399      4.74
------------------------------------------------------------------------------------------------------------------------------------
Non-interest-bearing liabilities       42,888                   40,209                              31,222
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities                   1,423,377                1,382,045                           1,325,779
------------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity                  167,530                  183,705                             203,966
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities and equity       $1,590,907               $1,565,750                          $1,529,745
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                                                      $  48,538                             $44,158
------------------------------------------------------------------------------------------------------------------------------------
Net interest rate spread (2)                        2.74%                               2.70%                               2.39%
------------------------------------------------------------------------------------------------------------------------------------
Net interest margin (3)                             3.18%                               3.20%                               2.98%
------------------------------------------------------------------------------------------------------------------------------------
Ratio of interest-earning assets
to interest-bearing liabilities        110.93%                  112.94%                             114.35%
------------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------
                                                         1997
----------------------------------------------------------------------------------
                                                               Average
                                      Average                   Yield/
                                      Balance    Interest         Cost
----------------------------------------------------------------------------------
Assets:
----------------------------------------------------------------------------------
Interest-earning assets:
----------------------------------------------------------------------------------
Interest-earning deposits
and short-term investments         $    2,852     $   155         5.43%
----------------------------------------------------------------------------------
Investment securities                 196,650      13,302         6.76
----------------------------------------------------------------------------------
FHLB stock                             11,271         752         6.67
----------------------------------------------------------------------------------
Mortgage-backed securities            442,500      26,907         6.08
----------------------------------------------------------------------------------
Loans receivable, net (1)             725,866      57,540         7.93
----------------------------------------------------------------------------------
Total interest-earning  assets      1,379,139      98,656         7.15
----------------------------------------------------------------------------------
Non-interest-earning assets            38,829
----------------------------------------------------------------------------------
Total assets                       $1,417,968
----------------------------------------------------------------------------------
Liabilities and Equity:
----------------------------------------------------------------------------------
Interest-bearing liabilities:
----------------------------------------------------------------------------------
Money market deposit accounts      $   68,972       2,028         2.94%
----------------------------------------------------------------------------------
Savings accounts                      168,733       3,877         2.30
----------------------------------------------------------------------------------
NOW accounts                           77,785       1,388         1.78
----------------------------------------------------------------------------------
Time deposits                         637,425      35,667         5.60
----------------------------------------------------------------------------------
Total                                 952,915      42,960         4.51
----------------------------------------------------------------------------------
FHLB advances                           7,207         414         5.74
----------------------------------------------------------------------------------
Securities sold under
agreements to repurchase              209,089      12,234         5.85
----------------------------------------------------------------------------------
Total interest-bearing liabilities  1,169,211      55,608         4.76
----------------------------------------------------------------------------------
Non-interest-bearing liabilities       18,395
----------------------------------------------------------------------------------
Total liabilities                   1,187,606
----------------------------------------------------------------------------------
Stockholders' equity                  230,362
----------------------------------------------------------------------------------
Total liabilities and equity       $1,417,968
----------------------------------------------------------------------------------
Net interest income                               $43,048
----------------------------------------------------------------------------------
Net interest rate spread (2)                                      2.39%
----------------------------------------------------------------------------------
Net interest margin (3)                                           3.12%
----------------------------------------------------------------------------------
Ratio of interest-earning assets
to interest-bearing liabilities        117.95%
----------------------------------------------------------------------------------

(1) Amount is net of deferred loan fees, undisbursed loan funds, discounts and premiums and estimated loan loss allowances and includes loans held for sale and non-performing loans.

(2) Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

(3) Net interest margin represents net interest income divided by average interest-earning assets.


           14 | OCEANFIRST FINANCIAL CORP. (OCFC)   1999 ANNUAL REPORT

Rate Volume Analysis. The following table presents the extent to which changes in interest rates and changes in the volume of interest- earning assets and interest-bearing liabilities have affected the Company's interest income and interest expense during the periods indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.


                                                    Year Ended December 31, 1999           Year Ended December 31, 1998

                                                            Compared to                            Compared to

                                                    Year Ended December 31, 1998           Year Ended December 31, 1997
                                                 -----------------------------------------------------------------------------------
                                                        Increase(Decrease)                      Increase(Decrease)

                                                               Due to                                 Due to
                                                 -----------------------------------------------------------------------------------
                                                    Volume       Rate        Net          Volume       Rate        Net
------------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
------------------------------------------------------------------------------------------------------------------------------------
 Interest-earning deposits and short-term
 investments                                       $  (111)   $   (81)  $   (192)         $   138     $    2    $   140
------------------------------------------------------------------------------------------------------------------------------------
 Investment securities                              (3,219)      (402)    (3,621)          (1,569)      (272)    (1,841)
------------------------------------------------------------------------------------------------------------------------------------
 FHLB stock                                            119        (71)        48              272         70        342
------------------------------------------------------------------------------------------------------------------------------------
 Mortgage-backed securities                         (3,028)       981     (2,047)          (1,150)       (88)    (1,238)
------------------------------------------------------------------------------------------------------------------------------------
 Loans receivable, net                              10,173     (2,571)     7,602           10,681     (1,183)     9,498
------------------------------------------------------------------------------------------------------------------------------------
     Total interest-earning assets                   3,934     (2,144)     1,790            8,372     (1,471)     6,901
------------------------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
------------------------------------------------------------------------------------------------------------------------------------
 Money market deposit accounts                         153        (89)        64               82        (84)        (2)
------------------------------------------------------------------------------------------------------------------------------------
 Savings accounts                                      142        (66)        76              (38)      (397)      (435)
------------------------------------------------------------------------------------------------------------------------------------
 NOW accounts                                          339       (145)       194              202        (73)       129
------------------------------------------------------------------------------------------------------------------------------------
 Time deposits                                        (327)    (2,891)    (3,218)           1,469       (317)     1,152
------------------------------------------------------------------------------------------------------------------------------------
    Total                                              307     (3,191)    (2,884)           1,715       (871)       844
------------------------------------------------------------------------------------------------------------------------------------
 FHLB advances                                       2,479         79      2,558              910        (29)       881
------------------------------------------------------------------------------------------------------------------------------------
 Securities sold under agreements to repurchase     (1,399)      (865)    (2,264)           4,066         --      4,066
------------------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing liabilities               1,387     (3,977)    (2,590)           6,691       (900)     5,791
------------------------------------------------------------------------------------------------------------------------------------
Net change in net interest income                  $ 2,547    $ 1,833   $  4,380          $ 1,681     $ (571)   $ 1,110
------------------------------------------------------------------------------------------------------------------------------------

Comparison of Financial Condition at December 31, 1999 and December 31, 1998

Total assets at December 31, 1999 were $1.591 billion, an increase of $29.2 million, compared to $1.562 billion at December 31, 1998.

Investment securities available for sale decreased by $16.6 million, to a balance of $120.8 million at December 31, 1999, compared to a balance of $137.4 million at December 31, 1998, and mortgage-backed securities available for sale decreased by $35.6 million, to $346.2 million at December 31, 1999, from $381.8 million at December 31, 1998. The investment and mortgage-backed securities available for sale portfolios decreased in order to partly fund growth in the Bank's loans receivable. Loans receivable, net, increased by $102.0 million, or 10.8%, to a balance of $1,043.0 million at December 31, 1999, compared to a balance of $941.0 million at December 31, 1998. The increase was largely attributable to strong residential loan growth (including mortgage refinance activity) in the Bank's market area, as well as commercial lending (including commercial real estate) initiatives which accounted for $24.2 million of this growth. Included in the residential loan growth is $89.4 million of 30-year fixed-rate mortgage loans which the Bank retained in portfolio, while $49.2 million of 30-year fixed-rate mortgage loans were sold, including $25.1 million which were held for sale at December 31, 1998. The Bank periodically sells these loans as part of the management of interest rate risk.

Total deposits at December 31, 1999 were $1.057 billion, an increase of $21.7 million, compared to $1.035 billion at December 31, 1998. Total borrowings, including Federal Home Loan Bank ("FHLB") advances and securities sold under agreements to repurchase, increased by $42.8 million to a combined balance of $354.9 million at December 31, 1999, compared to a combined balance of $312.1 million at December 31, 1998. The borrowings were used to fund loan growth and the Company's common stock repurchase program. Stockholders' equity at December 31, 1999 was $167.5 million, compared to $197.7 million at December 31, 1998. The Company repurchased 2.0 million shares of common stock during the year ended December 31, 1999 for $35.2 million, fully completing the remainder of a 5% repurchase program announced in November 1998; and a 10% repurchase program announced in July 1999.


           OCEANFIRST FINANCIAL CORP. (OCFC)   1999 ANNUAL REPORT | 15

Results of Operations

Comparison of Operating Results for the Years Ended December 31, 1999 and December 31, 1998

General

Net income increased $3.4 million or 26.0%, to $16.3 million for the year ended December 31, 1999 as compared to net income of $13.0 million for the year ended December 31, 1998. Diluted earnings per share increased 40.0%, to $1.33 for the year ended December 31, 1999, as compared to $.95 for the year ended December 31, 1998. The higher percentage increase in earnings per share is the result of the Company's repurchase program which reduced the number of shares outstanding for purposes of calculating earnings per share.

Interest Income

Interest income for the year ended December 31, 1999 was $107.3 million, compared to $105.6 million for the year ended December 31, 1998, an increase of $1.7 million. The increase in interest income was due to an increase in average interest-earning assets and a change in the mix of average-earning assets towards a higher concentration of loans receivable with a corresponding reduction of lower yielding investment and mortgage-backed securities. For the year ended December 31, 1999 loans receivable represented 65.8% of average interest-earning assets as compared to 58.3% for the same prior year period. The above factors were partly offset by a decline in the yield on average interest-earning assets, which declined to 7.08% on average from 7.13% on average in the same prior year period.

Interest Expense

Interest expense for the year ended December 31, 1999 was $58.8 million, compared to $61.4 million for the year ended December 31, 1998, a decrease of $2.6 million, or 4.2%. The decrease in interest expense was primarily the result of a decrease in the average cost of interest-bearing liabilities, which declined to 4.38% for the year ended December 31, 1999, as compared to 4.74% for the same prior year period. The significant decline in funding cost more than offset an increase in average interest-bearing liabilities, which rose by $47.3 million for the year ended December 31, 1999, as compared to the same prior year period. The Company's focus on lower cost core deposit growth has contributed to the decline in interest expense, as core deposits represented 37.2% of average deposits (including non-interest-earning deposits) for the year ended December 31, 1999, as compared to 34.4% for the same prior year period.

Provision for Loan Losses

For the year ended December 31, 1999, the Company's provision for loan losses was $900,000, unchanged from the same prior year period. The Company's non-performing assets declined by $2.2 million at December 31, 1999, as compared to December 31, 1998 allowing for stable provisions despite loan growth.

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

Other Income

Other income was $5.2 million for the year ended December 31, 1999 as compared to $2.4 million for the same prior year period. The net gain (loss) on the sale of loans and securities was a $557,000 gain for the year ended December 31, 1999 as compared to a $622,000 loss for the same prior year period. The loss for the year ended December 31, 1998 was due to the implementation of a balance sheet restructuring designed to improve future earnings while mitigating exposure to prepayment and interest rate risk. In December 1998, the Company purchased $28.9 million of adjustable-rate and short-term fixed-rate whole loans at a nominal premium. At the same time, the Company sold $48.8 million of adjustable-rate mortgage-backed securities with high prepayment speeds at a loss of $850,000. The Company then sold $25.1 million of 30-year fixed-rate loans in January 1999 at a gain of $524,000 to complete the restructuring. For the full year ended December 31, 1999, the Company sold $49.2 million in 30-year fixed-rate mortgage loans at a gain of $606,000 as compared to the sale of $16.1 million at a gain of $228,000 in the same prior year period. The Company periodically sells these loans to assist in the management of interest rate risk.


           16 | OCEANFIRST FINANCIAL CORP. (OCFC)   1999 ANNUAL REPORT

Fees and service charges increased by $1.5 million or 71.0% for the year ended December 31, 1999 as compared to the same prior year period due to fees associated with the growth in commercial account services and retail core account balances as well as the addition of fee income from the sale of Investment Services at OceanFirst alternative investment products, namely mutual funds and annuities, introduced late in the second quarter of 1998. This product category was further expanded in the first quarter of 1999 to include life and long-term care insurance. The total fees relating to the sale of alternative investment products amounted to $581,000 for the year ended December 31, 1999, as compared to $104,000 for the corresponding prior year period.

Operating Expenses

Operating expenses were $27.9 million for the year ended December 31, 1999, an increase of $2.4 million compared to the same prior year period. The increase was partly due to nonrecurring direct costs associated with readying the Company's data processing systems for the year 2000, which amounted to $510,000 for the year ended December 31, 1999, as compared to $102,000 for the same prior year period. Also contributing to the increase was marketing and other expenses related to the Bank's branding initiatives; the costs associated with the opening of the Bank's twelfth and thirteenth branch offices in September and October 1999; and the introduction of the Company's Trust and Asset Management business line.

Provision for Income Taxes

Income tax expense was $8.7 million for the year ended December 31, 1999, compared to $7.2 million for the year ended December 31, 1998. The effective tax rate declined slightly to 34.6% for the year ended December 31, 1999, as compared to 35.8% for the same prior year period.

Comparison of Operating Results for the Years Ended December 31, 1998 and December 31, 1997

General

Net income decreased to $13.0 million for the year ended December 31, 1998 as compared to net income of $13.8 million for the year ended December 31, 1997. Diluted earnings per share, however, increased 8.0%, to $.95 for the year ended December 31, 1998, as compared to $.88 for the year ended December 31, 1997. The increase in earnings per share is the result of the Company's repurchase program and additional purchases by the ESOP, both of which reduced the number of shares outstanding for purposes of calculating earnings per share.

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

Interest Expense

Interest expense for the year ended December 31, 1998 was $61.4 million, compared to $55.6 million for the year ended December 31, 1997, an increase of $5.8 million, or 10.4%. The increase in interest expense was primarily the result of an increase in the average outstanding balance of total borrowings (Federal Home Loan Bank advances and securities sold under agreements to repurchase) which increased by $86.2 million for the year ended December 31, 1998, as compared to the same prior year period and an additional increase in average interest-bearing deposits of $39.1 million for the year ended December 31, 1998, as compared to the same prior year period. The increase in wholesale borrowings was part of a leverage strategy adopted in late 1996 to improve returns on invested capital. Proceeds from the borrowings were invested in mortgage loans and investment and mortgage-backed securities. The average cost of interest-bearing liabilities decreased to 4.74% for the year ended December 31, 1998, as compared to 4.76% for the same prior year period.

Provision for Loan Losses

For the year ended December 31, 1998, the Company's provision for loan losses was $900,000, unchanged from the same prior year period. The Company's non-performing assets declined by $1.3 million at December 31, 1998, as compared to December 31, 1997 allowing for stable provisions despite loan growth.

Other Income

Other income decreased to $2.4 million for the year ended December 31, 1998, compared to $2.5 million for the same prior year period. The decrease was due to the recognition of a $850,000 loss on the sale of mortgage-backed securities. Excluding the loss, other income increased $752,000, or 30.0% for the year ended December 31, 1998, as compared to the prior year. The increase was primarily due to gains recognized on the sale of 30-year fixed-rate mortgage loans, which the Company periodically sells as part of the management of interest rate risk. These gains amounted to $228,000 for the year ended December 31, 1998. Additionally, deposit related fees (part of fees and service charges) increased by $476,000 for the year ended December 31, 1998, as compared to the same prior year period, due to growth in commercial account services and retail core account balances. The Company also realized $104,000 in fee income during 1998 from the sale of alternative investment products, a service the Company introduced late in the second quarter. The growth in these fees was partly offset by reductions in loan servicing fees due to prepayments of the loans underlying the servicing portfolio. Total servicing fee income declined by $424,000 for the year ended December 31, 1998, as compared to the prior year.


           OCEANFIRST FINANCIAL CORP. (OCFC)   1999 ANNUAL REPORT | 17

Results of Operations

Continued

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

Liquidity and Capital Resources

The Company's primary sources of funds are deposits, principal and interest payments on loans and mortgage-backed securities, FHLB advances and other borrowings and, to a lesser extent, investment maturities and proceeds from the sale of loans and securities. While scheduled amortization of loans are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. The Company has other sources of liquidity if a need for additional funds arises, including an overnight line of credit and advances from the FHLB.

At December 31, 1999, the Company had no outstanding overnight borrowings from the FHLB, representing a decrease from $30.0 million at December 31, 1998. The Company utilizes the overnight line from time to time to fund short-term liquidity needs. The Company also borrowed $354.9 million at December 31, 1999 through FHLB advances and securities sold under agreements to repurchase, an increase from $282.1 million at December 31, 1998. These borrowings were used to fund a wholesale leverage strategy designed to improve returns on invested capital.

The Company's cash needs for the year ended December 31, 1999, were principally provided by proceeds from the sale of mortgage loans held for sale, maturities of investment securities available for sale, principal payments on loans and mortgage-backed securities, FHLB advances and increased deposits. The cash was principally utilized for loan originations, purchases of investment and mortgage-backed securities and the purchase of treasury stock. For the year ended December 31, 1998, the cash needs of the Company were primarily satisfied by maturities of investment securities available for sale, principal payments on loans and mortgage-backed securities, proceeds from the sale of mortgage-backed securities, and increased deposits, including a deposit acquisition. The cash provided was principally used for the purchase of investment and mortgage-backed securities, the origination and purchase of loans and the purchase of treasury stock.

Federal regulations require the Bank to maintain minimum levels of liquid assets. The required percentage has varied from time to time based upon economic conditions and savings flows and is currently 4% of net withdrawable savings deposits and borrowings payable on demand or in one year or less during the preceding calendar month. Liquid assets for purposes of this ratio include cash, accrued interest receivable, certain time deposits, U.S. Treasury and Government agencies and other securities and obligations generally having remaining maturities of less than five years. The levels of these assets are dependent on the Bank's operating, financing, lending and investing activities during any given period. As of December 31, 1999 and 1998, the Bank's liquidity ratios were 8.9% and 12.5%, respectively, both in excess of the minimum regulatory requirement.

At December 31, 1999, the Bank exceeded all of its regulatory capital requirements with tangible capital of $149.7 million, or 9.4%, of total adjusted assets, which is above the required level of $23.9 million or 1.5%; core capital of $149.7 million or 9.4% of total adjusted assets, which is above the required level of $47.9 million, or 3.0%; and risk-based capital of $157.8 million, or 18.9% of risk-weighted assets, which is above the required level of $66.9 million or 8.0%. The Bank is considered a "well capitalized" institution under the Office of Thrift Supervision's prompt corrective action regulations.

Impact of Year 2000

Issues surrounding the Year 2000 arose out of the fact that many computer programs use only two digits to identify a year in the date field. Computer hardware and software that were not made Year 2000 ready would likely interpret "00" as year 1900 rather than Year 2000.

Beginning in April 1997 the Company formally began to address the Year 2000 issue. A project plan was constructed to follow the guidelines set forth by the Federal Financial Institutions Examination Council (FFIEC). The guidelines mandated that the Year 2000 project address five specific phases: awareness, assessment, renovation, validation (testing), and implementation. The Company completed all five phases of the project by June 30, 1999 thereby meeting all regulatory guidelines.


           18 | OCEANFIRST FINANCIAL CORP. (OCFC)   1999 ANNUAL REPORT

During 1998 and 1999 the Company successfully tested all functions provided by its data processing agent and the primary provider of mission critical systems, BISYS Incorporated. The Company continued to revalidate BISYS systems and hardware throughout 1999 and closely monitored BISYS' progress in insuring their systems functioned correctly into the Year 2000. All other primary service providers also completed reprogramming and testing of their mission critical systems and the Company validated those test results.

During the last half of 1999, the Company focused on customer awareness, contingency planning, and liquidity planning. An extensive customer outreach program was initiated as the Company disseminated pertinent Year 2000 information through the use of awareness seminars, civic organization presentations, Y2K hotline updates, Internet web site updates, newspaper advertising and direct mail communications to Bank customers. The Company's contingency programs were reviewed and tested prior to year-end and liquidity plans were completed to ensure that the Company had access to necessary funds to meet customer's needs.

The Company's operations continued to function through and after the date change, from December 31, 1999 to January 1, 2000, and throughout January 2000. The Company has experienced no Year 2000-related customer service disruptions as customers were able to continue to access their accounts and conduct business with the Bank. To reassure the Bank's customer base all thirteen Bank branches were open for business on Saturday and Sunday, January 1 and 2, 2000.

Significant borrowers in the residential and commercial loan portfolios have been assessed to determine an appropriate risk rating. The Company will continue to monitor the ability of borrowers to meet their financial obligations into the Year 2000.

Expenses related to the Company's Year 2000 effort for the year ended December 31, 1999 totaled $740,000. These expenses consist of $510,000 in costs associated with the renovation of software, hardware and consulting charges and $230,000 representing an estimate of the direct cost for compensation and fringe benefits of internal employees working on the Year 2000 project. The 1999 expense exceeded management's estimate at the beginning of the year of $400,000 to $600,000 primarily due to the costs relating to the development, testing and implementation of contingency plans.

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

Impact of New Accounting Pronouncements

In June 1999, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133." This statement amends FASB statement No. 133 by delaying the effective date one year. SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires recognition of all derivative instruments as either assets or liabilities in the statement of financial position and measurement of those instruments at fair value. This Statement is now effective for all fiscal quarters of fiscal years beginning after June 15, 2000, on a prospective basis. The adoption of SFAS No. 133 is not expected to have a material impact on the financial position or results of operations of the Company.

Recent legislation

Recent legislation designed to modernize the regulation of the financial services industry expands the ability of bank holding companies to affiliate with other types of financial services companies such as insurance companies and investment banking companies. However, the legislation provides that companies that acquire control of a single savings association after May 4, 1999 (or that filed an application for that purpose after that date) are not entitled to the unrestricted activities formerly allowed for a unitary savings and loan holding company. Rather, these companies will have authority to engage in the activities permitted "a financial holding company" under the new legislation, including insurance and security-related activities, and the activities currently permitted for multiple savings and loan holding companies, but generally not in commercial activities. The authority for unrestricted activities is grandfathered for unitary savings and loan holding companies, such as the Company, that existed prior to May 4, 1999. The authority for unrestricted activities, however, would not apply to any company that acquired the Company.

Private Securities Litigation Reform Act Safe Harbor Statement

In addition to historical information, this annual report may include certain forward looking statements based on current management expectations. The Company's actual results could differ materially from those management expectations. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal and state tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of the Bank's loan and investment portfolios, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. Further description of the risks and uncertainties to the business are included in Item 1, BUSINESS of the Company's 1999 Form 10-K.


           OCEANFIRST FINANCIAL CORP. (OCFC)   1999 ANNUAL REPORT | 19

Consolidated Statements of Financial Condition

December 31, 1999 and 1998
(dollars in thousands, except per share amounts)


                                                                                             1999                  1998
------------------------------------------------------------------------------------------------------------------------------------
Assets
------------------------------------------------------------------------------------------------------------------------------------
Cash and due from banks                                                                $   10,007            $   10,295
------------------------------------------------------------------------------------------------------------------------------------
Investment securities available for sale (notes 3 and 9)                                  120,780               137,405
------------------------------------------------------------------------------------------------------------------------------------
Federal Home Loan Bank of New York stock, at cost (note 9)                                 16,800                16,800
------------------------------------------------------------------------------------------------------------------------------------
Mortgage-backed securities available for sale (notes 4 and 9)                             346,182               381,840
------------------------------------------------------------------------------------------------------------------------------------
Loans receivable, net (notes 5 and 9)                                                   1,042,975               941,011
------------------------------------------------------------------------------------------------------------------------------------
Mortgage loans held for sale                                                                   -                 25,140
------------------------------------------------------------------------------------------------------------------------------------
Interest and dividends receivable (note 6)                                                  8,468                 9,820
------------------------------------------------------------------------------------------------------------------------------------
Real estate owned, net                                                                        292                    43
------------------------------------------------------------------------------------------------------------------------------------
Premises and equipment, net (note 7)                                                       13,889                13,947
------------------------------------------------------------------------------------------------------------------------------------
Other assets (note 10)                                                                     31,514                25,443
------------------------------------------------------------------------------------------------------------------------------------
  Total assets                                                                         $1,590,907            $1,561,744
------------------------------------------------------------------------------------------------------------------------------------

Liabilities and Stockholders' Equity
------------------------------------------------------------------------------------------------------------------------------------
Deposits (note 8)                                                                      $1,056,950            $1,035,251
------------------------------------------------------------------------------------------------------------------------------------
Federal Home Loan Bank advances (note 9)                                                  115,000                40,000
------------------------------------------------------------------------------------------------------------------------------------
Securities sold under agreements to repurchase (note 9)                                   239,867               272,108
------------------------------------------------------------------------------------------------------------------------------------
Advances by borrowers for taxes and insurance                                               5,990                 5,096
------------------------------------------------------------------------------------------------------------------------------------
Other liabilities (note 10)                                                                 5,570                11,549
------------------------------------------------------------------------------------------------------------------------------------
  Total liabilities                                                                     1,423,377             1,364,004
------------------------------------------------------------------------------------------------------------------------------------
Stockholders' Equity (notes 2, 10, 11 and 12):
------------------------------------------------------------------------------------------------------------------------------------
  Preferred stock, $.01 par value, 5,000,000 shares authorized, no shares issued               --                    --
------------------------------------------------------------------------------------------------------------------------------------
   Common stock, $.01 par value, 55,000,000 shares authorized, 18,118,248 shares issued and 12,620,923 and 14,629,776 shares outstanding at December 31, 1999
   and 1998, respectively                                                                     181                   181
------------------------------------------------------------------------------------------------------------------------------------
   Additional paid-in capital                                                             178,850               178,309
------------------------------------------------------------------------------------------------------------------------------------
   Retained earnings-substantially restricted                                             113,169               103,982
------------------------------------------------------------------------------------------------------------------------------------
   Accumulated other comprehensive loss                                                    (9,568)               (1,226)
------------------------------------------------------------------------------------------------------------------------------------
   Less: Unallocated common stock held by Employee Stock Ownership Plan                   (15,727)              (17,376)
------------------------------------------------------------------------------------------------------------------------------------
         Unearned Incentive Awards                                                         (4,030)               (5,963)
------------------------------------------------------------------------------------------------------------------------------------
         Treasury stock, 5,497,325 and 3,488,472 shares at December 31, 1999 and
         1998, respectively                                                               (95,345)              (60,167)
------------------------------------------------------------------------------------------------------------------------------------
   Total stockholders' equity                                                             167,530               197,740
------------------------------------------------------------------------------------------------------------------------------------
 Commitments and contingencies (note 13)
------------------------------------------------------------------------------------------------------------------------------------
   Total liabilities and stockholders' equity                                          $1,590,907            $1,561,744
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.


           20 | OCEANFIRST FINANCIAL CORP. (OCFC)   1999 ANNUAL REPORT

Consolidated Statements of Income

(in thousands, except per share amounts)


Years Ended December 31, 1999, 1998 and 1997                                  1999             1998              1997
------------------------------------------------------------------------------------------------------------------------------------
Interest income:
------------------------------------------------------------------------------------------------------------------------------------
  Loans                                                                     $ 74,640         $ 67,038           $57,540
------------------------------------------------------------------------------------------------------------------------------------
  Mortgage-backed securities                                                  23,622           25,669            26,907
------------------------------------------------------------------------------------------------------------------------------------
  Investment securities and other                                              9,085           12,850            14,209
------------------------------------------------------------------------------------------------------------------------------------
    Total interest income                                                    107,347          105,557            98,656
------------------------------------------------------------------------------------------------------------------------------------
Interest expense:
------------------------------------------------------------------------------------------------------------------------------------
  Deposits (note 8)                                                           40,920           43,804            42,960
------------------------------------------------------------------------------------------------------------------------------------
  Borrowed funds                                                              17,889           17,595            12,648
------------------------------------------------------------------------------------------------------------------------------------
    Total interest expense                                                    58,809           61,399            55,608
------------------------------------------------------------------------------------------------------------------------------------
    Net interest income                                                       48,538           44,158            43,048
------------------------------------------------------------------------------------------------------------------------------------
Provision for loan losses (note 5)                                               900              900               900
------------------------------------------------------------------------------------------------------------------------------------
    Net interest income after provision for loan losses                       47,638           43,258            42,148
------------------------------------------------------------------------------------------------------------------------------------
Other income:
------------------------------------------------------------------------------------------------------------------------------------
  Fees and service charges                                                     3,569            2,087             1,905
------------------------------------------------------------------------------------------------------------------------------------
  Net gain (loss)  on sales of loans and securities available for sale
  (notes 3 and 4)                                                                557             (622)             (132)
------------------------------------------------------------------------------------------------------------------------------------
  Net income from other real estate operations                                   148              209               223
------------------------------------------------------------------------------------------------------------------------------------
  Other                                                                          952              737               513
------------------------------------------------------------------------------------------------------------------------------------
    Total other income                                                         5,226            2,411             2,509
------------------------------------------------------------------------------------------------------------------------------------
Operating expenses:
------------------------------------------------------------------------------------------------------------------------------------
  Compensation and employee benefits (notes 11 and 12)                        15,378           14,604            13,969
------------------------------------------------------------------------------------------------------------------------------------
  Occupancy (note 13)                                                          2,133            1,936             1,919
------------------------------------------------------------------------------------------------------------------------------------
  Equipment                                                                    1,375            1,362             1,288
------------------------------------------------------------------------------------------------------------------------------------
  Marketing                                                                    1,733            1,427               750
------------------------------------------------------------------------------------------------------------------------------------
  Federal deposit insurance                                                      859              865               719
------------------------------------------------------------------------------------------------------------------------------------
  Data processing                                                              1,333            1,278             1,243
------------------------------------------------------------------------------------------------------------------------------------
  General and administrative                                                   5,041            3,985             3,257
------------------------------------------------------------------------------------------------------------------------------------
    Total operating expenses                                                  27,852           25,457            23,145
------------------------------------------------------------------------------------------------------------------------------------
    Income before provision for income taxes                                  25,012           20,212            21,512
------------------------------------------------------------------------------------------------------------------------------------
Provision for income taxes (note 10)                                           8,665            7,240             7,687
------------------------------------------------------------------------------------------------------------------------------------
     Net income                                                             $ 16,347         $ 12,972           $13,825
------------------------------------------------------------------------------------------------------------------------------------
Basic earnings per share                                                    $   1.36         $    .97           $   .90
------------------------------------------------------------------------------------------------------------------------------------
Diluted earnings per share                                                  $   1.33         $    .95           $   .88
------------------------------------------------------------------------------------------------------------------------------------
Average basic shares outstanding (note 1)                                     11,990           13,335            15,344
------------------------------------------------------------------------------------------------------------------------------------
Average diluted shares outstanding (note 1)                                   12,299           13,677            15,638
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.


           OCEANFIRST FINANCIAL CORP. (OCFC)   1999 ANNUAL REPORT | 21

Consolidated Statements of Changes in Stockholders' Equity

(dollars in thousands, except per share amounts)


                                                                                                            Accumulated
                                                                                Additional                        Other
                                                                    Common        Paid-In     Retained    Comprehensive
Years Ended December 31, 1999, 1998 and 1997                         Stock        Capital     Earnings     (Loss)Income
--------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996                                          $181       $176,812    $  88,462       $    (335)
--------------------------------------------------------------------------------------------------------------------------
Comprehensive income:
--------------------------------------------------------------------------------------------------------------------------
 Net income                                                              --            --       13,825              --
--------------------------------------------------------------------------------------------------------------------------
 Other comprehensive income:
--------------------------------------------------------------------------------------------------------------------------
   Unrealized gain on securities (net of tax expense $718)               --            --           --           1,234
--------------------------------------------------------------------------------------------------------------------------
   Reclassification adjustment for losses included
    in net income (net of tax benefit $52)                               --            --           --              90
--------------------------------------------------------------------------------------------------------------------------
Total comprehensive income                                               --            --           --              --
--------------------------------------------------------------------------------------------------------------------------
Acquisition of 671,046 shares of common stock
 for Incentive Awards                                                    --          (506)          --              --
--------------------------------------------------------------------------------------------------------------------------
Earned Incentive Awards                                                  --            --           --              --
--------------------------------------------------------------------------------------------------------------------------
Purchase 2,412,528 shares of common stock                                --            --           --              --
--------------------------------------------------------------------------------------------------------------------------
Allocation of ESOP stock                                                 --            --           --              --
--------------------------------------------------------------------------------------------------------------------------
ESOP adjustment                                                          --           917           --              --
--------------------------------------------------------------------------------------------------------------------------
Cash dividend -- $.30 per share                                          --            --       (4,800)             --
--------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997                                           181        177,223       97,487             989
--------------------------------------------------------------------------------------------------------------------------
Comprehensive income:
--------------------------------------------------------------------------------------------------------------------------
 Net income                                                             --             --       12,972              --
--------------------------------------------------------------------------------------------------------------------------
 Other comprehensive loss:
--------------------------------------------------------------------------------------------------------------------------
   Unrealized loss on securities (net of tax benefit $1,620)            --             --           --          (2,750)
--------------------------------------------------------------------------------------------------------------------------
   Reclassification adjustment for losses included
     in net income (net of tax benefit $315)                            --             --           --             535
--------------------------------------------------------------------------------------------------------------------------
Total comprehensive income                                              --             --           --              --
--------------------------------------------------------------------------------------------------------------------------
Earned Incentive Awards                                                 --             --           --              --
--------------------------------------------------------------------------------------------------------------------------
Tax benefit of stock plans                                              --            463           --              --
--------------------------------------------------------------------------------------------------------------------------
Purchase 1,078,292 shares of common stock                               --             --           --              --
--------------------------------------------------------------------------------------------------------------------------
Allocation of ESOP stock                                                --             --           --              --
--------------------------------------------------------------------------------------------------------------------------
ESOP adjustment                                                         --            623           --              --
--------------------------------------------------------------------------------------------------------------------------
Cash dividend -- $.46 per share                                         --             --       (6,470)             --
--------------------------------------------------------------------------------------------------------------------------
Acquisition of 422,500 shares of common stock by ESOP                   --                          --              --
--------------------------------------------------------------------------------------------------------------------------
Exercise of stock options -- 2,348 shares                               --             --           (7)             --
--------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998                                           181        178,309      103,982            (1,226)
--------------------------------------------------------------------------------------------------------------------------
Comprehensive income:
 Net income                                                             --             --       16,347              --
--------------------------------------------------------------------------------------------------------------------------
 Other comprehensive loss:
--------------------------------------------------------------------------------------------------------------------------
   Unrealized loss on securities (net of tax benefit $4,917)            --             --           --          (8,373)
--------------------------------------------------------------------------------------------------------------------------
   Reclassification adjustment for losses included
    in net income (net of tax benefit $18)                              --             --           --              31
--------------------------------------------------------------------------------------------------------------------------
Total comprehensive income                                              --             --           --              --
--------------------------------------------------------------------------------------------------------------------------
Earned Incentive Awards                                                 --             --           --              --
--------------------------------------------------------------------------------------------------------------------------
Purchase 2,010,061 shares of common stock                               --             --           --              --
--------------------------------------------------------------------------------------------------------------------------
Allocation of ESOP stock                                                --             --           --              --
--------------------------------------------------------------------------------------------------------------------------
ESOP adjustment                                                         --            541           --              --
--------------------------------------------------------------------------------------------------------------------------
Cash dividend -- $.57 per share                                         --             --       (7,157)             --
--------------------------------------------------------------------------------------------------------------------------
Exercise of stock options -- 1,208 shares                               --             --           (3)             --
--------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999                                          $181       $178,850     $113,169        $ (9,568)
--------------------------------------------------------------------------------------------------------------------------


                                                                    Employee
                                                                       Stock      Unearned
                                                                   Ownership     Incentive     Treasury
Years Ended December 31, 1999, 1998 and 1997                            Plan        Awards        Stock        Total
---------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996                                      $ (12,331)   $        --   $       --     $252,789
---------------------------------------------------------------------------------------------------------------------
Comprehensive income:
---------------------------------------------------------------------------------------------------------------------
 Net income                                                              --             --           --       13,825
---------------------------------------------------------------------------------------------------------------------
 Other comprehensive income:
---------------------------------------------------------------------------------------------------------------------
   Unrealized gain on securities (net of tax expense $718)               --             --           --        1,234
---------------------------------------------------------------------------------------------------------------------
   Reclassification adjustment for losses included
    in net income (net of tax benefit $52)                               --             --           --           90
---------------------------------------------------------------------------------------------------------------------
Total comprehensive income                                               --             --           --       15,149
---------------------------------------------------------------------------------------------------------------------
Acquisition of 671,046 shares of common stock
 for Incentive Awards                                                    --         (9,670)          --      (10,176)
---------------------------------------------------------------------------------------------------------------------
Earned Incentive Awards                                                  --          1,773           --        1,773
---------------------------------------------------------------------------------------------------------------------
Purchase 2,412,528 shares of common stock                                --             --      (41,536)     (41,536)
---------------------------------------------------------------------------------------------------------------------
Allocation of ESOP stock                                              1,428             --           --        1,428
---------------------------------------------------------------------------------------------------------------------
ESOP adjustment                                                          --             --           --          917
---------------------------------------------------------------------------------------------------------------------
Cash dividend -- $.30 per share                                          --             --           --       (4,800)
---------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997                                        (10,903)        (7,897)     (41,536)     215,544
---------------------------------------------------------------------------------------------------------------------
Comprehensive income:
---------------------------------------------------------------------------------------------------------------------
 Net income                                                              --             --           --        12,972
---------------------------------------------------------------------------------------------------------------------
 Other comprehensive loss:
---------------------------------------------------------------------------------------------------------------------
   Unrealized loss on securities (net of tax benefit $1,620)             --             --           --        (2,750)
---------------------------------------------------------------------------------------------------------------------
   Reclassification adjustment for losses included
     in net income (net of tax benefit $315)                             --             --           --           535
---------------------------------------------------------------------------------------------------------------------
Total comprehensive income                                               --             --           --        10,757
---------------------------------------------------------------------------------------------------------------------
Earned Incentive Awards                                                  --         1,934            --         1,934
---------------------------------------------------------------------------------------------------------------------
Tax benefit of stock plans                                               --             --           --           463
---------------------------------------------------------------------------------------------------------------------
Purchase 1,078,292 shares of common stock                                --             --      (18,672)      (18,672)
---------------------------------------------------------------------------------------------------------------------
Allocation of ESOP stock                                              1,727             --           --         1,727
---------------------------------------------------------------------------------------------------------------------
ESOP adjustment                                                          --             --           --           623
---------------------------------------------------------------------------------------------------------------------
Cash dividend -- $.46 per share                                          --             --           --        (6,470)
---------------------------------------------------------------------------------------------------------------------
Acquisition of 422,500 shares of common stock by ESOP                (8,200)            --           --        (8,200)
---------------------------------------------------------------------------------------------------------------------
Exercise of stock options -- 2,348 shares                                --             --           41            34
---------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998                                        (17,376)       (5,963)     (60,167)       197,740
---------------------------------------------------------------------------------------------------------------------
Comprehensive income:
 Net income                                                              --             --           --        16,347
---------------------------------------------------------------------------------------------------------------------
 Other comprehensive loss:
   Unrealized loss on securities (net of tax benefit $4,917)             --             --           --        (8,373)
---------------------------------------------------------------------------------------------------------------------
   Reclassification adjustment for losses included
    in net income (net of tax benefit $18)                               --             --           --            31
---------------------------------------------------------------------------------------------------------------------
Total comprehensive income                                               --             --           --         8,005
---------------------------------------------------------------------------------------------------------------------
Earned Incentive Awards                                                  --          1,933           --         1,933
---------------------------------------------------------------------------------------------------------------------
Purchase 2,010,061 shares of common stock                                --             --      (35,198)      (35,198)
---------------------------------------------------------------------------------------------------------------------
Allocation of ESOP stock                                              1,649             --           --         1,649
---------------------------------------------------------------------------------------------------------------------
ESOP adjustment                                                          --             --           --           541
---------------------------------------------------------------------------------------------------------------------
Cash dividend -- $.57 per share                                          --             --           --        (7,157)
---------------------------------------------------------------------------------------------------------------------
Exercise of stock options -- 1,208 shares                                --             --           20            17
---------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999                                      $ (15,727)     $ (4,030)   $  (95,345)     $167,530
---------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.


           22 | OCEANFIRST FINANCIAL CORP. (OCFC)   1999 ANNUAL REPORT

Consolidated Statements of Cash Flows


(dollars in thousands)
Years ended December 31, 1999, 1998 and 1997                                        1999            1998          1997
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                                                  $   16,347      $   12,972     $   13,825
------------------------------------------------------------------------------------------------------------------------------------
Adjustments to reconcile net income to net cash provided by operating activities:
------------------------------------------------------------------------------------------------------------------------------------
  Depreciation and amortization of premises and equipment                         1,509            1,472          1,354
------------------------------------------------------------------------------------------------------------------------------------
  Amortization of Incentive Awards                                                1,933            1,934          1,773
------------------------------------------------------------------------------------------------------------------------------------
  Amortization of ESOP                                                            1,649            1,727          1,428
------------------------------------------------------------------------------------------------------------------------------------
  ESOP adjustment                                                                   541              623            917
------------------------------------------------------------------------------------------------------------------------------------
  Amortization of servicing asset                                                   351              572            197
------------------------------------------------------------------------------------------------------------------------------------
  Amortization of deposit premium                                                   103               52             --
------------------------------------------------------------------------------------------------------------------------------------
  Net premium amortization in excess of discount accretion on securities          1,044            3,190          3,498
------------------------------------------------------------------------------------------------------------------------------------
  Net accretion of deferred fees and discounts in excess of premium
  amortization on loans                                                            (310)            (533)          (382)
------------------------------------------------------------------------------------------------------------------------------------
  Provision for loan losses                                                         900              900            900
------------------------------------------------------------------------------------------------------------------------------------
  Deferred taxes                                                                    757            1,749            529
------------------------------------------------------------------------------------------------------------------------------------
  Net gain on sales of real estate owned                                           (246)            (173)           (457)
------------------------------------------------------------------------------------------------------------------------------------
  Net (gain) loss on sales of loans and securities available for sale              (557)             622             132
------------------------------------------------------------------------------------------------------------------------------------
  Proceeds from sales of mortgage loans held for sale                            48,719           16,301           2,705
------------------------------------------------------------------------------------------------------------------------------------
  Mortgage loans originated for sale                                            (22,973)         (41,212)         (2,008)
------------------------------------------------------------------------------------------------------------------------------------
  Decrease (increase) in interest and dividends receivable                        1,352            1,244          (1,307)
------------------------------------------------------------------------------------------------------------------------------------
  Increase in other assets                                                       (2,384)          (6,484)         (4,865)
------------------------------------------------------------------------------------------------------------------------------------
  (Decrease) increase in other liabilities                                       (5,979)           6,746             874
------------------------------------------------------------------------------------------------------------------------------------
          Total adjustments                                                      26,409          (11,270)          5,288
------------------------------------------------------------------------------------------------------------------------------------
     Net cash provided by operating activities                                   42,756            1,702          19,113
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Net increase in loans receivable                                             (103,663)        (129,468)       (107,948)
------------------------------------------------------------------------------------------------------------------------------------
  Loans purchased                                                                    --          (29,207)             --
------------------------------------------------------------------------------------------------------------------------------------
  Proceeds from sales of investment and mortgage-backed
  securities available for sale                                                     121           47,974          19,006
------------------------------------------------------------------------------------------------------------------------------------
  Purchase of investment securities available for sale                          (15,423)        (128,751)        (51,154)
------------------------------------------------------------------------------------------------------------------------------------
  Purchase of mortgage-backed securities available for sale                     (97,251)        (181,095)       (248,917)
------------------------------------------------------------------------------------------------------------------------------------
  Proceeds from maturities of investment securities available for sale           30,043          195,216          20,300
------------------------------------------------------------------------------------------------------------------------------------
  Principal payments on mortgage-backed securities available for sale           120,460          204,359         164,291
------------------------------------------------------------------------------------------------------------------------------------
  Purchases of Federal Home Loan Bank of New York stock                              --           (1,820)         (6,523)
------------------------------------------------------------------------------------------------------------------------------------
  Proceeds from sales of real estate owned                                        1,106            2,320           3,277
------------------------------------------------------------------------------------------------------------------------------------
  Purchases of premises and equipment                                            (1,451)          (1,140)         (1,533)
------------------------------------------------------------------------------------------------------------------------------------
     Net cash used in investing activities                                      (66,058)         (21,612)       (209,201)
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Acquisition of deposits                                                            --           10,732             --
------------------------------------------------------------------------------------------------------------------------------------
  Deposit premium                                                                    --          (1,030)             --
------------------------------------------------------------------------------------------------------------------------------------
  Increase in deposits                                                           21,699          47,755          42,034
------------------------------------------------------------------------------------------------------------------------------------
  Increase in Federal Home Loan Bank advances                                    75,000          19,600          11,600
------------------------------------------------------------------------------------------------------------------------------------
  (Decrease) increase in securities sold under agreements to repurchase         (32,241)        (16,092)        188,878
------------------------------------------------------------------------------------------------------------------------------------
  Increase in advances by borrowers for taxes and insurance                         894             323             941
------------------------------------------------------------------------------------------------------------------------------------
  Purchase of Incentive Award shares                                                 --              --         (10,176)
------------------------------------------------------------------------------------------------------------------------------------
  Exercise of Stock Options                                                          17              34              --
------------------------------------------------------------------------------------------------------------------------------------
  Dividends paid                                                                 (7,157)         (6,470)         (4,800)
------------------------------------------------------------------------------------------------------------------------------------
  Purchase of ESOP shares                                                            --          (8,200)             --
------------------------------------------------------------------------------------------------------------------------------------
  Purchase of  treasury stock                                                   (35,198)        (18,672)        (41,536)
------------------------------------------------------------------------------------------------------------------------------------
     Net cash provided by financing activities                                   23,014          27,980         186,941
------------------------------------------------------------------------------------------------------------------------------------
     Net (decrease) increase in cash and due from banks                            (288)          8,070          (3,147)
------------------------------------------------------------------------------------------------------------------------------------
Cash and due from banks at beginning of year                                     10,295           2,225           5,372
------------------------------------------------------------------------------------------------------------------------------------
Cash and due from banks at end of  year                                      $   10,007      $   10,295      $    2,225
------------------------------------------------------------------------------------------------------------------------------------
Supplemental Disclosure of Cash Flow Information:
  Cash paid during the year for:
------------------------------------------------------------------------------------------------------------------------------------
    Interest                                                                 $   58,238      $   60,658      $   54,863
------------------------------------------------------------------------------------------------------------------------------------
    Income taxes                                                                 13,416              30           7,246
------------------------------------------------------------------------------------------------------------------------------------
  Noncash investing activities:
------------------------------------------------------------------------------------------------------------------------------------
    Transfer of loans receivable to real estate owned                             1,109             992           2,463
------------------------------------------------------------------------------------------------------------------------------------
    Mortgage loans securitized into mortgage-backed securities               $   37,200      $   16,082      $    2,025
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.


           OCEANFIRST FINANCIAL CORP. (OCFC)   1999 ANNUAL REPORT | 23

Notes to Consolidated Financial Statements

(1) Summary of Significant Accounting Policies

OceanFirst Bank (formerly Ocean Federal Savings Bank) (the "Bank") converted from a mutual savings bank to a capital stock savings bank on July 2, 1996. As part of the conversion, OceanFirst Financial Corp. (formerly Ocean Financial Corp.) (the "Company") was formed, acquired all of the Bank's conversion stock, and issued its common stock in a subscription offering. The acquisition of the Bank's conversion stock was accounted for similar to a pooling of interests and, therefore, the financial condition and results of operations of the Bank prior to July 2, 1996 became the financial condition and results of operations of the Company.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, OceanFirst Bank, and its wholly-owned subsidiaries, OceanFirst Realty, Inc. and OceanFirst Service Corp. All significant intercompany accounts and transactions have been eliminated in consolidation.

Certain amounts previously reported have been reclassified to conform to the current year's presentation.

Business

The Bank provides a range of banking services to customers through a network of branches in Ocean, Monmouth and Middlesex counties in New Jersey. The Bank is subject to competition from other financial institutions; it is also subject to the regulations of certain regulatory agencies and undergoes periodic examinations by those regulatory authorities.

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

Investment and Mortgage-Backed Securities

The Company classifies all investment and mortgage-backed securities as available for sale. Securities available for sale include securities that management intends to use as part of its asset/liability management strategy. Such securities are carried at fair value and unrealized gains and losses, net of related tax effect, are excluded from earnings, but are included as a separate component of stockholders' equity. Gains or losses on the sale of such securities are included in other income using the specific identification method.

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

A loan is considered impaired when it is deemed probable that the Company will not collect all amounts due according to the contractual terms of the loan agreement. The Company has defined the population of impaired loans to be all non-accrual commercial real estate, multi-family, land, construction and commercial loans in excess of $250,000. Impaired loans are individually assessed to determine that the loan's carrying value is not in excess of the fair value of the collateral or the present value of the loan's expected future cash flows. Smaller balance homogeneous loans that are collectively evaluated for impairment, such as residential mortgage loans and installment loans, are specifically excluded from the impaired loan portfolio.

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


           24 | OCEANFIRST FINANCIAL CORP. (OCFC)   1999 ANNUAL REPORT

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

Pension Plan

Pension plan costs for 1997 are charged to expense based on the actuarial computation of current and future benefits for employees. The Plan was terminated on July 22, 1998 and all vested benefits were paid to participants.

Stock Based Compensation

The Company accounts for stock based compensation using the intrinsic value method under Accounting Principles Board No. 25 and accordingly has recognized no compensation expense under this method. The fair value pro-forma disclosures required by Statement of Financial Accounting Standards No. 123 are included in note 12 - Incentive Plan.

Comprehensive Income

Comprehensive income is divided into net income and other comprehensive income. Other comprehensive income includes items previously recorded directly in equity, such as unrealized gains or losses on securities available for sale.

Earnings Per Share

Basic earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding. Diluted earnings per share is calculated by dividing net income by the weighted average number of shares of common stock outstanding plus potential common stock, utilizing the treasury stock method. All share amounts exclude unallocated shares of stock held by the Employee Stock Ownership Plan (ESOP) and the Incentive Plan.

The following reconciles shares outstanding for basic and diluted earnings per share for the years ended December 31, 1999, 1998 and 1997 (in thousands):


Year ended December 31,                            1999        1998        1997
--------------------------------------------------------------------------------
Weighted average shares outstanding              13,727      15,174      17,112
--------------------------------------------------------------------------------
Less: Unallocated ESOP shares                    (1,309)     (1,281)     (1,160)
--------------------------------------------------------------------------------
      Unallocated incentive award shares           (428)       (558)       (608)
--------------------------------------------------------------------------------
Average basic shares outstanding                 11,990      13,335      15,344
--------------------------------------------------------------------------------
Add:  Effect of dilutive securities:
--------------------------------------------------------------------------------
      Stock options                                 148         171         144
--------------------------------------------------------------------------------
      Incentive awards                              161         171         150
--------------------------------------------------------------------------------
Average diluted shares outstanding               12,299      13,677      15,638
--------------------------------------------------------------------------------

(2) Regulatory Matters

At the time of the conversion to a federally chartered stock savings bank, the Bank established a liquidation account with a balance equal to its retained earnings at March 31, 1996. The balance in the liquidation account at December 31, 1999 was approximately $16.8 million. The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their accounts at the Bank after the conversion. The liquidation account will be reduced annually to the extent that the eligible account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held.

Office of Thrift Supervision (OTS) regulations require savings institutions to maintain minimum levels of regulatory capital. Under the regulations in effect at December 31, 1999, the Bank was required to maintain a minimum ratio of tangible capital to total adjusted assets of 1.5%; a minimum ratio of Tier 1
(core) capital to total adjusted assets of 3.0%; and a minimum ratio of total (core and supplementary) capital to risk-weighted assets of 8.0%.

Under its prompt corrective action regulations, the OTS is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on the institution's financial statements. The regulations establish a framework for the classification of savings institutions into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally an institution is considered well capitalized if it has a Tier 1 ratio of at least 6.0%; and a total risk-based capital ratio of at least 10.0%. At December 31, 1999 and 1998 the Bank was considered well capitalized.


           OCEANFIRST FINANCIAL CORP. (OCFC)   1999 ANNUAL REPORT | 25

Notes to Consolidated Financial Statements

The following is a summary of the Bank's actual capital amounts and ratios as of December 31, 1999 and 1998, compared to the OTS minimum capital adequacy requirements and the OTS requirements for classification as a well capitalized institution (in thousands).


                                                                   To be well
                                                   For            capitalized
                                                 capital          under prompt
                                                 adequacy          corrective
                                Actual           purposes            action
--------------------------------------------------------------------------------
As of December 31, 1999:     Amount    Ratio    Amount   Ratio    Amount  Ratio
--------------------------------------------------------------------------------
 Tangible capital          $149,711     9.4%   $23,950    1.5%   $   --     - %
--------------------------------------------------------------------------------
 Core capital               149,711     9.4     47,900    3.0     79,833    5.0
--------------------------------------------------------------------------------
 Tier 1 risk-based capital  149,711    17.9     33,433    4.0     50,150    6.0
--------------------------------------------------------------------------------
 Risk-based capital         157,828    18.9     66,867    8.0     83,584   10.0
--------------------------------------------------------------------------------
As of December 31, 1998:
--------------------------------------------------------------------------------
 Tangible capital          $167,881    10.8%   $23,371    1.5%   $    --     - %
--------------------------------------------------------------------------------
 Core capital               167,881    10.8     46,742    3.0     77,903    5.0
--------------------------------------------------------------------------------
 Tier 1 risk-based capital  167,881    21.8     30,757    4.0     46,135    6.0
--------------------------------------------------------------------------------
 Risk-based capital         175,113    22.8     61,514    8.0     76,892   10.0
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

(3) Investment Securities Available for Sale

The amortized cost and estimated market value of investment securities available for sale at December 31, 1999 and December 31, 1998 are as follows (in thousands):


                                                    Gross       Gross  Estimated
                                  Amortized    Unrealized  Unrealized     Market
December 31, 1999                      Cost         Gains      Losses      Value
--------------------------------------------------------------------------------
United States Government
 and agency obligations             $ 40,964     $     --   $  (787)     $40,177
--------------------------------------------------------------------------------
State and municipal
 obligations                           5,761           --      (758)       5,003
--------------------------------------------------------------------------------
Corporates                            75,050           --    (2,483)      72,567
--------------------------------------------------------------------------------
Equity investments                     3,668           --      (635)       3,033
--------------------------------------------------------------------------------
                                    $125,443     $     --   $(4,663)    $120,780
--------------------------------------------------------------------------------

                                                    Gross       Gross  Estimated
                                  Amortized    Unrealized  Unrealized     Market
December 31, 1998                      Cost         Gains      Losses      Value
--------------------------------------------------------------------------------
United States Government
  and agency obligations            $ 59,983     $    404   $    --      $60,387
--------------------------------------------------------------------------------
State and municipal
  obligations                          1,946            7       (18)       1,935
--------------------------------------------------------------------------------
Corporates                            74,976           --    (2,727)      72,249
--------------------------------------------------------------------------------
Equity investments                     3,226           --      (392)       2,834
--------------------------------------------------------------------------------
                                    $140,131      $   411   $(3,137)    $137,405
--------------------------------------------------------------------------------

Gross losses on the sale of investment securities available for sale of $49,000, $0 and $0 were realized in 1999, 1998 and 1997, respectively. There were no gains realized during these periods.

The amortized cost and estimated market value of investment securities available for sale, excluding equity investments, at December 31, 1999 by contractual maturity, are shown below (in thousands). Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. At December 31, 1999, investment securities available for sale with an amortized cost and estimated market value of $120,579,000 and $116,555,000 respectively, were callable prior to the maturity date.

                                                                       Estimated
                                                         Amortized        Market
December 31, 1999                                             Cost         Value
--------------------------------------------------------------------------------
Less than one year                                       $    200       $    200
--------------------------------------------------------------------------------
Due after one year through five years                      30,997         30,730
--------------------------------------------------------------------------------
Due after five years through ten years                      9,967          9,447
--------------------------------------------------------------------------------
Due after 10 years                                         80,611         77,370
--------------------------------------------------------------------------------
                                                         $121,775       $117,747
--------------------------------------------------------------------------------

(4) Mortgage-Backed Securities Available for Sale

The amortized cost and estimated market value of mortgage-backed securities available for sale at December 31, 1999 and December 31, 1998 are as follows (in thousands):

                                                   Gross       Gross   Estimated
                                   Amortized  Unrealized  Unrealized      Market
December 31, 1999                       Cost       Gains      Losses       Value
--------------------------------------------------------------------------------
FHLMC                              $ 65,111     $     73   $    (700)  $  64,484
--------------------------------------------------------------------------------
FNMA                                 48,424           43        (615)     47,852
--------------------------------------------------------------------------------
GNMA                                 41,467           --        (898)     40,569
--------------------------------------------------------------------------------
Collaterized mortgage obligations   201,704           --      (8,427)    193,277
--------------------------------------------------------------------------------
                                   $356,706     $    116   $ (10,640)  $ 346,182
--------------------------------------------------------------------------------

                                                   Gross       Gross   Estimated
                                   Amortized  Unrealized  Unrealized      Market
December 31, 1998                       Cost       Gains      Losses       Value
--------------------------------------------------------------------------------
FHLMC                              $106,762    $     621   $    (217)  $ 107,166
--------------------------------------------------------------------------------
FNMA                                 74,027          515        (108)     74,434
--------------------------------------------------------------------------------
GNMA                                 63,041           81         (49)     63,073
--------------------------------------------------------------------------------
Collaterized mortgage obligations   137,230          178        (241)    137,167
--------------------------------------------------------------------------------
                                   $381,060    $   1,395   $    (615)  $ 381,840
--------------------------------------------------------------------------------

Gross losses on the sale of mortgage-backed securities available for sale of $0, $850,000 and $142,000 were realized in 1999, 1998 and 1997, respectively. There were no gains realized during these periods.

Collateralized mortgage obligations issued by FHLMC, FNMA, GNMA and private interests amounted to $53,518,000, $13,064,000, $8,901,000 and $117,794,000,
respectively, at December 31, 1999 and $15,705,000, $9,699,000, $0 and
$111,763,000, respectively, at December 31, 1998. The privately issued CMOs have generally been underwritten by large investment banking firms with the timely payment of principal and interest on


          26 | OCEANFIRST FINANCIAL CORP. (OCFC)   1999 ANNUAL REPORT
these securities supported (credit enhanced) in varying degrees by either insurance issued by a financial guarantee insurer, letters of credit or subordination techniques. Substantially all such securities are triple "A" rated by one or more of the nationally recognized securities rating agencies. The privately-issued CMOs are subject to certain credit-related risks normally not associated with U.S. Government Agency CMOs. Among such risks is the limited loss protection generally provided by the various forms of credit enhancements as losses in excess of certain levels are not protected. Furthermore, the credit enhancement itself is subject to the creditworthiness of the enhancer. Thus, in the event a credit enhancer does not fulfill its obligations, the CMO holder could be subject to risk of loss similar to a purchaser of a whole loan pool. Management believes that the credit enhancements are adequate to protect the Company from losses and has, therefore, not provided an allowance for losses on its privately-issued CMOs.

The contractual maturities of mortgage-backed securities available for sale generally exceed 20 years; however, the effective lives are expected to be shorter due to anticipated prepayments.

(5) Loans Receivable, Net

A summary of loans receivable at December 31, 1999 and 1998 follows (in thousands):

December 31,                                                1999            1998
--------------------------------------------------------------------------------
Real estate mortgage:
--------------------------------------------------------------------------------
  One to four-family                                 $   917,024    $   844,129
--------------------------------------------------------------------------------
  Commercial real estate, multi-family and land           57,142         42,008
--------------------------------------------------------------------------------
  FHA insured & VA guaranteed                                457            500
--------------------------------------------------------------------------------
                                                         974,623        886,637
--------------------------------------------------------------------------------
Real estate construction                                   7,791          6,108
--------------------------------------------------------------------------------
Consumer                                                  56,040         51,785
--------------------------------------------------------------------------------
Commercial                                                15,569          6,483
--------------------------------------------------------------------------------
  Total loans                                          1,054,023        951,013
--------------------------------------------------------------------------------
Loans in process                                          (2,790)        (1,996)
--------------------------------------------------------------------------------
Deferred fees                                                (78)          (608)
--------------------------------------------------------------------------------
Unearned premium                                              43             62
--------------------------------------------------------------------------------
Allowance for loan losses                                 (8,223)        (7,460)
--------------------------------------------------------------------------------
                                                         (11,048)       (10,002)
--------------------------------------------------------------------------------
                                                     $ 1,042,975    $   941,011
--------------------------------------------------------------------------------

At December 31, 1999, 1998 and 1997, loans in the amount of $2,985,000, $5,424,000 and $5,554,000, respectively, were three or more months delinquent or in the process of foreclosure and the Company was not accruing interest income. If these loans had continued to realize interest in accordance with their contractual terms, approximately $52,000, $270,000 and $278,000 of additional interest income would have been recognized for the years ended December 31, 1999, 1998 and 1997, respectively. The Company was not committed to lend additional funds on any nonaccrual loans at December 31, 1999. The Company had no impaired loans at December 31, 1999 and 1998.

An analysis of the allowance for loan losses for the years ended December 31, 1999, 1998 and 1997 is as follows (in thousands):

Year Ended December 31,                        1999          1998          1997
--------------------------------------------------------------------------------
Balance at beginning of year                $ 7,460       $ 6,612       $ 6,021
--------------------------------------------------------------------------------
Provision charged to operations                 900           900           900
--------------------------------------------------------------------------------
Charge-offs                                    (241)          (65)         (337)
--------------------------------------------------------------------------------
Recoveries                                      104            13            28
--------------------------------------------------------------------------------
Balance at end of year                      $ 8,223       $ 7,460       $ 6,612
--------------------------------------------------------------------------------

At December 31, 1999, 1998 and 1997, the Company serviced loans for others in the amount of $159,553,000, $132,334,000, and $144,230,000, respectively.

(6) Interest and Dividends Receivable

A summary of interest and dividends receivable at December 31, 1999 and 1998 follows (in thousands):

December 31,                                               1999             1998
--------------------------------------------------------------------------------
Loans                                                    $4,881           $4,644
--------------------------------------------------------------------------------
Investment securities                                     1,487            2,279
--------------------------------------------------------------------------------
Mortgage-backed securities                                2,100            2,897
--------------------------------------------------------------------------------
                                                         $8,468           $9,820
--------------------------------------------------------------------------------

(7) Premises and Equipment, Net

Premises and equipment at December 31, 1999 and 1998 are summarized as follows (in thousands):

December 31,                                                1999           1998
--------------------------------------------------------------------------------
Land                                                    $  3,195       $  3,195
--------------------------------------------------------------------------------
Buildings and improvements                                11,167         11,038
--------------------------------------------------------------------------------
Leasehold improvements                                     1,266          1,090
--------------------------------------------------------------------------------
Furniture and equipment                                    7,559          6,532
--------------------------------------------------------------------------------
Automobiles                                                  148            144
--------------------------------------------------------------------------------
Construction in progress                                       8              2
--------------------------------------------------------------------------------
Total                                                     23,343         22,001
--------------------------------------------------------------------------------
Accumulated depreciation and amortization                 (9,454)        (8,054)
--------------------------------------------------------------------------------
                                                        $ 13,889       $ 13,947
--------------------------------------------------------------------------------

(8) Deposits

Deposits, including accrued interest payable of $266,000 and $238,000 at December 31, 1999 and 1998, respectively, are summarized as follows (in thousands):

December 31,                           1999                          1998
--------------------------------------------------------------------------------
                                               Weighted                 Weighted
                                                Average                  Average
                                       Amount      Cost       Amount        Cost
--------------------------------------------------------------------------------
Non-interest bearing account       $   31,328       --%   $   22,154        -- %
--------------------------------------------------------------------------------
NOW accounts                          113,426     1.59       106,363      1.59
--------------------------------------------------------------------------------
Money market deposit account           80,597     2.61        77,690      2.59
--------------------------------------------------------------------------------
Savings accounts                      171,064     2.03       172,036      2.03
--------------------------------------------------------------------------------
Time deposits                         660,535     5.18       657,008      5.35
--------------------------------------------------------------------------------
                                   $1,056,950     3.94%   $1,035,251      4.08%
--------------------------------------------------------------------------------

Included in time deposits at December 31, 1999 and 1998, respectively, is $73,388,000 and $67,045,000 in deposits of $100,000 and over.

Time deposits at December 31, 1999 mature as follows (in thousands):

December 31,                                                                1999
--------------------------------------------------------------------------------
2000                                                                    $444,871
--------------------------------------------------------------------------------
2001                                                                     151,283
--------------------------------------------------------------------------------
2002                                                                      39,087
--------------------------------------------------------------------------------
2003                                                                      15,048
--------------------------------------------------------------------------------
2004                                                                       7,349
--------------------------------------------------------------------------------
Thereafter                                                                 2,897
--------------------------------------------------------------------------------
                                                                        $660,535
--------------------------------------------------------------------------------

           OCEANFIRST FINANCIAL CORP. (OCFC)   1999 ANNUAL REPORT | 27

Notes to Consolidated Financial Statements

Interest expense on deposits for the years ended December 31, 1999, 1998 and 1997 was as follows (in thousands):

Year ended December 31,                                   1999     1998     1997
--------------------------------------------------------------------------------
NOW accounts                                           $ 1,711  $ 1,517  $ 1,388
--------------------------------------------------------------------------------
Money market deposit accounts                            2,090    2,026    2,028
--------------------------------------------------------------------------------
Savings accounts                                         3,518    3,442    3,877
--------------------------------------------------------------------------------
Time deposits                                           33,601   36,819   35,667
--------------------------------------------------------------------------------
                                                       $40,920  $43,804  $42,960
--------------------------------------------------------------------------------

(9) Borrowed Funds

Borrowed funds are summarized as follows (in thousands):

December 31,                                 1999                    1998
--------------------------------------------------------------------------------
                                               Weighted                Weighted
                                                Average                 Average
                                       Amount      Rate        Amount      Rate
--------------------------------------------------------------------------------
Federal Home Loan Bank
 advances                            $115,000      5.97%     $ 40,000      5.25%
--------------------------------------------------------------------------------
Securities sold under
 agreements to repurchase             239,867      5.66       272,108      5.52
--------------------------------------------------------------------------------
                                     $354,867      5.76%     $312,108      5.49%
--------------------------------------------------------------------------------

Information concerning Federal Home Loan Bank ("FHLB") advances and securities sold under agreements to repurchase ("reverse repurchase agreements") is summarized as follows (in thousands):

                                                                  Reverse
                                            FHLB                 Repurchase
                                          Advances               Agreements
--------------------------------------------------------------------------------
                                       1999        1998        1999        1998
--------------------------------------------------------------------------------
Average Balance                    $ 67,857    $ 24,113    $253,811    $278,424
--------------------------------------------------------------------------------
Maximum amount outstanding
at any month end                    115,000      87,000     272,740     300,026
--------------------------------------------------------------------------------
Average interest rate for the year     5.68%       5.37%       5.53%       5.85%
--------------------------------------------------------------------------------
U.S. Government agencies and mortgage-backed securities pledged as collateral under reverse repurchase agreements at December 31
--------------------------------------------------------------------------------
    Amortized cost                      --      --         $281,331     $291,552
--------------------------------------------------------------------------------
    Estimated market value              --      --          273,815      292,936
--------------------------------------------------------------------------------

The securities collateralizing the reverse repurchase agreements are not under the Company's control, as they are delivered to the lender with whom each transaction is executed. The lender, who may sell, loan or otherwise dispose of such securities to other parties in the normal course of their operations, agree to resell to the Company substantially the same securities at the maturities of the agreement.

FHLB advances and reverse repurchase agreements have contractual maturities at December 31, 1999 as follows (in thousands):

                                                                         Reverse
                                                             FHLB     Repurchase
Year ended December 31                                   advances     Agreements
--------------------------------------------------------------------------------
2000                                                    $  95,000      $  46,867
--------------------------------------------------------------------------------
2001                                                            -          8,000
--------------------------------------------------------------------------------
2002                                                            -         30,000
--------------------------------------------------------------------------------
2003                                                            -         40,000
--------------------------------------------------------------------------------
2004                                                       10,000         45,000
--------------------------------------------------------------------------------
Thereafter                                                 10,000         70,000
--------------------------------------------------------------------------------
                                                        $ 115,000       $239,867
--------------------------------------------------------------------------------
 Amount callable by lender prior to the maturity date   $  15,000       $185,000
--------------------------------------------------------------------------------

The Bank has an available overnight line of credit with the FHLB for $50,000,000 which expires November 22, 2000. The Bank also has available from the FHLB, a one-month overnight repricing line of credit for $50,000,000 which expires November 22, 2000. When utilized, both lines carry a floating interest rate of 10 basis points over the current Federal funds rate. All FHLB advances, including the lines of credit, are secured by the Bank's mortgage loans, mortgaged-backed securities, U. S. Government agency obligations and FHLB stock. As a member of the FHLB of New York, the Company is required to maintain a minimum investment in the capital stock of the Federal Home Loan Bank of New York, at cost, in an amount not less than 1% of its outstanding home loans (including mortgage-backed securities) or 5% of its outstanding notes payable to the FHLB.

(10) Income Taxes

Legislation was enacted in August 1996 which repealed for tax purposes the percentage of taxable income bad debt reserve method. As a result, the Company must instead use the direct charge-off method to compute its bad debt deduction. The legislation also requires the Company to recapture its post-1987 additions to the tax bad debt reserve which amounted to $1,555,000 and $1,944,000 at December 31, 1999 and 1998, respectively. The Company has accrued for this liability in the consolidated financial statements.

Retained earnings at December 31, 1999 includes approximately $10,750,000 for which no provision for income tax has been made. This amount represents an allocation of income to bad debt deductions for tax purposes only. Events that would result in taxation of these reserves include failure to qualify as a bank for tax purposes, distributions in complete or partial liquidation, stock redemptions and excess distributions to shareholders. At December 31, 1999 the Company had an unrecognized deferred tax liability of $3,870,000 with respect to this reserve.


           28 | OCEANFIRST FINANCIAL CORP. (OCFC)   1999 ANNUAL REPORT

The provision for income taxes for the years ended December 31, 1999, 1998 and 1997 consists of the following (in thousands):

Year Ended December 31,                                   1999     1998     1997
--------------------------------------------------------------------------------
Current:
--------------------------------------------------------------------------------
 Federal                                                $7,870   $5,460  $6,921
--------------------------------------------------------------------------------
 State                                                      38       31     237
--------------------------------------------------------------------------------
  Total Current                                          7,908    5,491   7,158
--------------------------------------------------------------------------------
Deferred:
--------------------------------------------------------------------------------
 Federal                                                   757    1,746     584
--------------------------------------------------------------------------------
 State                                                       -        3     (55)
--------------------------------------------------------------------------------
  Total Deferred                                           757    1,749     529
--------------------------------------------------------------------------------
                                                        $8,665   $7,240  $7,687
--------------------------------------------------------------------------------

A reconciliation between the provision for income taxes and the expected amount computed by multiplying income before provision for income taxes times the applicable statutory Federal income tax rate for the years ended December 31, 1999, 1998 and 1997 is as follows (in thousands):

Year Ended December 31,                    1999            1998            1997
--------------------------------------------------------------------------------
Income before provision
 for income taxes                       $25,012       $  20,212       $  21,512
--------------------------------------------------------------------------------
Applicable statutory
 Federal income tax rate                   35.0%           35.0%           35.0%
--------------------------------------------------------------------------------
Computed "expected" Federal
 income tax expense                     $ 8,754       $   7,074       $   7,529
--------------------------------------------------------------------------------
Increase(decrease) in Federal income
 tax expense resulting from:
--------------------------------------------------------------------------------
  ESOP adjustment                           189             218             316
--------------------------------------------------------------------------------
  State income taxes net of
   Federal benefit                           24              22             119
--------------------------------------------------------------------------------
 Other items, net                          (302)            (74)           (277)
--------------------------------------------------------------------------------
                                        $ 8,665       $   7,240       $   7,687
--------------------------------------------------------------------------------
Effective tax rate                         34.6%           35.8%           35.7%
--------------------------------------------------------------------------------

Included in other assets at December 31, 1999 and 1998 is a net deferred tax asset of $8,097,000 and $3,908,000, respectively. In addition, included in other liabilities at December 31, 1999 and 1998 is a current tax payable of $37,000 and $5,545,000, respectively.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1999 and 1998 are presented below (in thousands).

December 31,                                               1999             1998
--------------------------------------------------------------------------------
Deferred tax assets:
--------------------------------------------------------------------------------
 Allowance for loan and real estate
  owned losses per books                               $  3,159        $  2,913
--------------------------------------------------------------------------------
 Reserve for uncollected interest                            82             110
--------------------------------------------------------------------------------
 Deferred compensation                                      318             351
--------------------------------------------------------------------------------
 Premises and equipment,
  differences in depreciation                               303             244
--------------------------------------------------------------------------------
 Other reserves                                             199             199
--------------------------------------------------------------------------------
 Stock awards                                               712             677
--------------------------------------------------------------------------------
 ESOP                                                        62             100
--------------------------------------------------------------------------------
 Charitable donation                                      2,051           2,978
--------------------------------------------------------------------------------
 Unrealized loss on securities
  available for sale                                      5,673             727
--------------------------------------------------------------------------------
 Other                                                       92              87
--------------------------------------------------------------------------------
Total gross deferred tax assets                          12,651           8,386
--------------------------------------------------------------------------------
 Less valuation allowance                                (1,166)         (1,166)
--------------------------------------------------------------------------------
Deferred tax assets, net                                 11,485           7,220
--------------------------------------------------------------------------------
Deferred tax liabilities:
--------------------------------------------------------------------------------
 Allowance for loan and real estate
  owned losses for tax purposes                            (581)           (726)
--------------------------------------------------------------------------------
 Excess servicing on sale of
  mortgage loans                                           (231)           (130)
--------------------------------------------------------------------------------
 Investments, discount accretion                            (58)            (20)
--------------------------------------------------------------------------------
 Deferred loan and commitment fees                         (833)           (648)
--------------------------------------------------------------------------------
 Undistributed income of real estate
  investment trust subsidiary                            (1,685)         (1,788)
--------------------------------------------------------------------------------
Total deferred tax liabilities                           (3,388)         (3,312)
--------------------------------------------------------------------------------
Net deferred tax assets                                $  8,097        $  3,908
--------------------------------------------------------------------------------

The Company, as part of the conversion, recorded a charitable donation expense of $13,419,000 in 1996. Under the Internal Revenue Code, charitable donations are tax deductible subject to a limitation based on 10% of the Company's annual taxable income. The Company, however, is able to carry forward any unused portion of the deduction for five years following the year in which the contribution is made. Based on the Company's estimate of taxable income for 1996 and the carry forward period, $3,419,000 of the charitable donation expense was considered non tax deductible as it was unlikely that the Company would realize sufficient earnings over the six year period to take the full deduction. As a result, the Company has established a deferred tax valuation allowance of $1,166,000 relating to the nondeductible expense.

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


           OCEANFIRST FINANCIAL CORP. (OCFC)   1999 ANNUAL REPORT | 29

Notes to Consolidated Financial Statements

(11) Employee Benefit Plans

Employee Stock Ownership Plan

As part of the conversion, the Bank established an Employee Stock Ownership Plan ("ESOP") to provide retirement benefits for eligible employees. All full-time employees are eligible to participate in the ESOP after they attain age 21 and complete one year of service during which they work at least 1,000 hours. Beginning April 1, 1997, ESOP shares are first allocated to employees who also participate in the Bank's Incentive Savings (401K) Plan in an amount equal to 50% of the first 6% of the employee's contribution. During 1999, 1998 and 1997, 11,544, 9,188 and 6,690 shares, respectively, were either released or committed to be released under this formula. The remaining ESOP shares are allocated among participants on the basis of compensation earned during the year. Employees are fully vested in their ESOP account after the completion of five years of credited service or completely if service was terminated due to death, retirement, disability, or change in control of the Company. ESOP participants are entitled to receive distributions from the ESOP account only upon termination of service, which includes retirement and death.

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

The Bank's obligation to make such contributions is reduced to the extent of any dividends paid by the Company on unallocated shares and any investment earnings realized on such dividends. As of December 31, 1999 and 1998, contributions to the ESOP, which were used to fund principal and interest payments on the ESOP debt, totaled $2,970,000 and $3,111,000, respectively. During 1999 and 1998, $781,000 and $601,000, respectively, of dividends paid on unallocated ESOP shares were used for debt service. At December 31, 1999 and 1998, the loan had an outstanding balance of $16,098,000 and $17,615,000, respectively, and the ESOP had unallocated shares of 1,243,418 and 1,373,814, respectively. At December 31, 1999, the unallocated shares had a fair value of $21,527,000. The unamortized balance of the ESOP is shown as unallocated common stock held by the ESOP and is reflected as a reduction of stockholders' equity.

For the years ended December 31, 1999, 1998 and 1997, the Bank recorded compensation expense related to the ESOP of $2,190,000, $2,350,000 and $2,345,000, respectively, including $541,000, $623,000 and $917,000, respectively, representing additional compensation expense to reflect the increase in the average fair value of committed to be released and allocated shares in excess of the Bank's cost. As of December 31, 1999, 399,789 shares had been allocated to participants and 121,385 shares were committed to be released.

Pension Plan

Effective June 7, 1996, the Company froze benefit accruals under a qualified noncontributory defined benefit pension plan (the "Plan") and subsequently terminated the Plan on July 22, 1998. As a result of these actions, the Company recognized a curtailment gain in 1996 of $24,000 and a termination loss in 1998 of $7,000.

The components of net pension benefit for the year ended December 31, 1997 are as follows (in thousands):

                                                                            1997
--------------------------------------------------------------------------------
Service cost - benefits earned during the year                            $  --
--------------------------------------------------------------------------------
Interest cost on projected benefit obligation                               113
--------------------------------------------------------------------------------
Actual return on plan assets                                                (81)
--------------------------------------------------------------------------------
Net amortization and deferral                                               (39)
--------------------------------------------------------------------------------
Net pension benefit                                                       $  (7)
--------------------------------------------------------------------------------

Assumptions used to develop the net periodic pension cost are:
--------------------------------------------------------------------------------
 Discount rate                                                             6.51%
--------------------------------------------------------------------------------
 Expected long-term rate of return on assets                               6.75
--------------------------------------------------------------------------------
 Rate of increase in compensation level                                     N/A
--------------------------------------------------------------------------------

The Bank also maintains an incentive savings plan for eligible employees. An employee may make contributions to the plan of 1% to 15% of his or her compensation. From January 1, 1997 through March 31, 1997, the Bank contributed 50% of the first 6% of the employees contribution to the employee's account. Effective March 31, 1997, the Bank eliminated their matching obligation under this plan. The Bank's contributions under this plan was $53,000 for the year ended December 31, 1997.

(12) Incentive Plan

On February 4, 1997, a special meeting of the Company's shareholders ratified the OceanFirst Financial Corp. 1997 Incentive Plan which was subsequently amended on February 18, 1998. The Amended and Restated OceanFirst Financial Corp. 1997 Incentive Plan (the "Incentive Plan") authorizes the granting of options to purchase Common Stock, option-related awards and awards of Common Stock. The purpose of the Incentive Plan is to attract and retain qualified personnel in key positions, provide officers, employees and non-employee directors ("Outside Directors") with a proprietary interest in the Company as an incentive to contribute to the success of the Company, promote the attention of management to other stockholder's concerns and reward employees for outstanding performance. All officers, other employees and Outside Directors of the Company and its affiliates are eligible to receive awards under the Incentive Plan.

During 1997, the Company acquired 671,046 shares in the open market at a cost of $10,176,000. At December 31, 1999, 652,116 of these shares have been awarded to officers and directors. Such amounts represent deferred compensation and have been accounted for as a reduction of stockholders' equity. Awards vest at the rate of 20% per year except that the Company has determined that certain awards are also contingent upon attainment of certain performance goals by the Company, which performance goals would be established by a committee of outside directors ("Committee").


           30 | OCEANFIRST FINANCIAL CORP. (OCFC)   1999 ANNUAL REPORT

The first and second annual installments vested on the first and second anniversary dates of the date of grant. Vesting of 25% of the third annual installment, and 50% of each of the fourth and fifth annual installments, will be subject to the attainment of performance goals established by the Committee. The performance goals may be set by the Committee on an individual basis, for all Stock Awards made during a given period of time, or for all Stock Awards for indefinite periods. No Stock Award that is subject to a performance goal is to be distributed to an employee until the Committee confirms that the underlying performance goal has been achieved. No Stock Award that is subject to a performance goal is to be distributed to an Outside Director until an independent third party confirms that the underlying performance goal has been achieved. The Committee established certain levels of earnings per share growth as the performance goal for 1999. As a result of the Company attaining the earnings per share growth specified by the Committee, all of the shares in the third annual installment will vest on February 4, 2000. The Company recorded compensation expense relating to stock awards of $1,933,000, $1,934,000 and $1,773,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

Under the Incentive Plan, the Company is authorized to issue up to 1,677,614 shares, subject to option. All options expire 10 years from the date of grant and generally vest at the rate of 20% per year.

The Company accounts for stock option awards using the intrinsic value method and has recognized no compensation expense in 1999, 1998 and 1997. SFAS 123 permits the use of the intrinsic value method; however, requires the Company to disclose the pro forma net income and earnings per share as if the stock based compensation had been accounted for using the fair value method. Had the compensation costs for the Company's stock option plan been determined based on the fair value method, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below (in thousands except per share data):

                                                  1999         1998         1997
--------------------------------------------------------------------------------
Net income:
--------------------------------------------------------------------------------
 As reported                                $   16,347   $   12,972   $   13,825
--------------------------------------------------------------------------------
 Pro forma                                      15,343       12,059       13,000
--------------------------------------------------------------------------------
Basic earnings per share:
--------------------------------------------------------------------------------
 As reported                                $     1.36   $      .97   $      .90
--------------------------------------------------------------------------------
 Pro forma                                        1.28          .90          .85
--------------------------------------------------------------------------------
Diluted earnings per share:
--------------------------------------------------------------------------------
 As reported                                $     1.33   $      .95   $      .88
--------------------------------------------------------------------------------
 Pro forma                                        1.25          .88          .83
--------------------------------------------------------------------------------
Weighted average fair value of an
option share granted during the year        $     4.02   $     4.35   $     4.08
--------------------------------------------------------------------------------

The fair value of stock options granted by the Company was estimated through the use of the Black-Scholes option pricing model applying the following assumptions:

                                                        1999      1998      1997
--------------------------------------------------------------------------------
Risk-free  interest rate                               5.76%      5.21%    6.25%
--------------------------------------------------------------------------------
Expected option life                                 6 years    6 years  6 years
--------------------------------------------------------------------------------
Expected volatility                                      25%        25%      25%
--------------------------------------------------------------------------------
Expected dividend yield                                3.20%      2.75%    2.50%
--------------------------------------------------------------------------------

A summary of option activity for the years ended December 31, 1999, 1998 and 1997 follows:


                              1999                           1998                         1997
-------------------------------------------------------------------------------------------------------------
                                     Weighted                      Weighted                      Weighted
                         Number       Average          Number       Average         Number        Average
                             of      Exercise              of      Exercise             of       Exercise
                         Shares         Price          Shares         Price         Shares          Price
------------------------------------------------------------------------------------------------------------
Outstanding at
 beginning of year    1,642,827      $   14.67      1,567,402     $   14.46             --      $     --
------------------------------------------------------------------------------------------------------------
Granted                  58,287          16.26        112,402         17.23      1,621,758         14.45
------------------------------------------------------------------------------------------------------------
Exercised                (1,208)         14.41         (2,348)        14.41             --            --
------------------------------------------------------------------------------------------------------------
Forfeited               (25,903)         15.33        (34,629)        14.41        (54,356)        14.41
------------------------------------------------------------------------------------------------------------
Outstanding at
 end of year          1,674,003      $   14.72      1,642,827     $   14.67      1,567,402      $  14.46
------------------------------------------------------------------------------------------------------------


At December 31,                         1999                         1998                      1997
-------------------------------------------------------------------------------------------------------
Options exercisible                  626,761                      310,527                      None
-------------------------------------------------------------------------------------------------------
Range of exercise prices     $13.94 - $19.88              $13.94 - $19.88            $14.41- $18.56
-------------------------------------------------------------------------------------------------------
Weighted average
 remaining contractual life        7.2 years                    8.2 years                 9.1 years
-------------------------------------------------------------------------------------------------------

(13) Commitments, Contingencies and Concentrations of Credit Risk

The Company, in the normal course of business, is party to financial instruments and commitments which involve, to varying degrees, elements of risk in excess of the amounts recognized in the consolidated financial statements. These financial instruments and commitments include unused consumer lines of credit and commitments to extend credit.

At December 31, 1999, the following commitments and contingent liabilities existed which are not reflected in the accompanying consolidated financial statements (in thousands):

December 31,                                                                1999
--------------------------------------------------------------------------------
Unused consumer and construction loan
  lines of credit (primarily floating-rate)                               $15,673
 --------------------------------------------------------------------------------
 Unused commercial loan lines of credit (primarily
  floating-rate)                                                           17,684
---------------------------------------------------------------------------------
 Other commitments to extend credit:
--------------------------------------------------------------------------------
  Fixed-Rate                                                               18,112
---------------------------------------------------------------------------------
  Adjustable-Rate                                                          18,228
---------------------------------------------------------------------------------
  Floating-Rate                                                             1,817
---------------------------------------------------------------------------------

The Company's fixed-rate loan commitments expire within 90 days of issuance and carried interest rates ranging from 6.875% to 9.50% at December 31, 1999.

The Company's maximum exposure to credit losses in the event of nonperformance by the other party to these financial instruments and commitments is represented by the contractual amounts. The Company uses the same credit policies in granting commitments and conditional obligations as it does for financial instruments recorded in the consolidated statements of financial condition.

These commitments and obligations do not necessarily represent future cash flow requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management's assessment of risk. Substantially all of the unused consumer and construction loan lines of credit are collateralized by mortgages on real estate.


           OCEANFIRST FINANCIAL CORP. (OCFC)   1999 ANNUAL REPORT | 31

Notes to Consolidated Financial Statements

At December 31, 1999, the Company is obligated under noncancellable operating leases for premises and equipment. Rental expense under these leases aggregated approximately $604,000, $573,000 and $515,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

The projected minimum rental commitments as of December 31, 1999 are as follows (in thousands):

Year ended December 31
--------------------------------------------------------------------------------
2000                                                                      $  600
--------------------------------------------------------------------------------
2001                                                                         535
--------------------------------------------------------------------------------
2002                                                                         512
--------------------------------------------------------------------------------
2003                                                                         448
--------------------------------------------------------------------------------
2004                                                                         452
--------------------------------------------------------------------------------
Thereafter                                                                 3,268
--------------------------------------------------------------------------------
                                                                          $5,815
--------------------------------------------------------------------------------

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

(14) Fair Value of Financial Instruments

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

Deposits

The fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, savings, and NOW and money market accounts are, by definition, equal to the amount payable on demand. The related insensitivity of the majority of these deposits to interest rate changes creates a significant inherent value which is not reflected in the fair value reported. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

Borrowed Funds

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


           32 | OCEANFIRST FINANCIAL CORP. (OCFC)   1999 ANNUAL REPORT

The estimated fair values of the Bank's financial instruments as of December 31, 1999 and 1998 are presented in the following tables (in thousands). Since the fair value of off-balance sheet commitments approximate book value, these disclosures are not included.

                                                              Book         Fair
December 31, 1999                                            Value        Value
--------------------------------------------------------------------------------
Financial Assets:
--------------------------------------------------------------------------------
  Cash and due from banks                                $   10,007   $   10,007
--------------------------------------------------------------------------------
  Investment securities available for sale                  120,780      120,780
--------------------------------------------------------------------------------
  Mortgage-backed securities available for sale             346,182      346,182
--------------------------------------------------------------------------------
  Federal Home Loan Bank of New York stock                   16,800       16,800
--------------------------------------------------------------------------------
  Loans receivable and mortgage loans held for sale       1,042,975    1,032,824
--------------------------------------------------------------------------------
Financial Liabilities:
--------------------------------------------------------------------------------
  Deposits                                                1,056,950    1,053,965
--------------------------------------------------------------------------------
  Borrowed funds                                         $  354,867   $  348,041
--------------------------------------------------------------------------------

                                                              Book         Fair
December 31, 1998                                            Value        Value
--------------------------------------------------------------------------------
Financial Assets:
--------------------------------------------------------------------------------
  Cash and due from banks                                $   10,295   $   10,295
--------------------------------------------------------------------------------
  Investment securities available for sale                  137,405      137,405
--------------------------------------------------------------------------------
  Mortgage-backed securities available for sale             381,840      381,840
--------------------------------------------------------------------------------
  Federal Home Loan Bank of New York stock                   16,800       16,800
--------------------------------------------------------------------------------
  Loans receivable and mortgage loans held for sale         966,151      982,009
--------------------------------------------------------------------------------
Financial Liabilities:
--------------------------------------------------------------------------------
  Deposits                                                1,035,251    1,042,528
--------------------------------------------------------------------------------
  Borrowed funds                                         $  312,108   $  311,437
--------------------------------------------------------------------------------

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

(15) Parent-Only Financial Information

The following condensed statements of financial condition at December 31, 1999 and 1998 and condensed statements of operations and cash flows for the years ended December 31, 1999, 1998 and 1997 for OceanFirst Financial Corp. (parent company only) reflects the Company's investment in its wholly-owned subsidiary, the Bank, using the equity method of accounting.

CONDENSED STATEMENTS OF FINANCIAL CONDITION
(in thousands)


December 31,                                                  1999          1998
--------------------------------------------------------------------------------
Assets
--------------------------------------------------------------------------------
Cash and due from banks                                   $      7      $      7
--------------------------------------------------------------------------------
Advances to subsidiary Bank                                  5,872         7,639
--------------------------------------------------------------------------------
Investment securities                                        3,033         2,834
--------------------------------------------------------------------------------
ESOP loan receivable                                        16,098        17,615
--------------------------------------------------------------------------------
Investment in subsidiary Bank                              141,422       167,885
--------------------------------------------------------------------------------
Other assets                                                 1,155         2,143
--------------------------------------------------------------------------------
 Total Assets                                             $167,587      $198,123
--------------------------------------------------------------------------------

Liabilities and Stockholders' Equity
--------------------------------------------------------------------------------
Taxes payable                                             $     57      $    383
--------------------------------------------------------------------------------
Stockholders' Equity                                       167,530       197,740
--------------------------------------------------------------------------------
 Total Liabilities and Stockholders' Equity               $167,587      $198,123
--------------------------------------------------------------------------------


CONDENSED STATEMENTS OF OPERATIONS
(in thousands)

Year ended December 31,                             1999        1998        1997
--------------------------------------------------------------------------------
Dividend income - Subsidiary Bank               $ 36,500    $ 18,000    $     --
--------------------------------------------------------------------------------
Interest income - Investment securities               29         354       2,889
--------------------------------------------------------------------------------
Interest income - Advances to
 subsidiary Bank                                     210         234         132
--------------------------------------------------------------------------------
Interest income - ESOP loan receivable             1,453       1,342       1,015
--------------------------------------------------------------------------------
  Total dividend and interest income              38,192      19,930       4,036
--------------------------------------------------------------------------------
Loss on sale of securities available for sale         49          --          --
--------------------------------------------------------------------------------
Other income                                          --          --           2
--------------------------------------------------------------------------------
Other operating expenses                           1,186         421         383
--------------------------------------------------------------------------------
  Income before income taxes and equity in
   (distributions in excess of) undistributed
   earnings of subsidiary Bank                    36,957      19,509       3,655
--------------------------------------------------------------------------------
Provision for income taxes                           150         562       1,233
--------------------------------------------------------------------------------
  Income before equity in (distributions
   in excess of) undistributed earnings of
   subsidiary Bank                                36,807      18,947       2,422
--------------------------------------------------------------------------------
Equity in (distributions in excess of)
 undistributed earnings of subsidiary Bank       (20,460)     (5,975)     11,403
--------------------------------------------------------------------------------
  Net income                                    $ 16,347    $ 12,972    $ 13,825
--------------------------------------------------------------------------------

           OCEANFIRST FINANCIAL CORP. (OCFC)   1999 ANNUAL REPORT | 33

Notes to Consolidated Financial Statements

CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)


Year ended December 31,                              1999        1998       1997
--------------------------------------------------------------------------------
Cash flows from operating activities:
--------------------------------------------------------------------------------
 Net income                                      $ 16,347    $ 12,972   $13,825
--------------------------------------------------------------------------------
 Decrease in advances to subsidiary Bank            1,767       2,292    61,622
--------------------------------------------------------------------------------
 (Equity in) distributions in excess of
 undistributed earnings of subsidiary Bank         20,460       5,975   (11,403)
--------------------------------------------------------------------------------
 Loss on sale of securities available for sale         49          --        --
--------------------------------------------------------------------------------
 Deferred taxes                                     1,081       1,177       289
--------------------------------------------------------------------------------
(Decrease) increase in taxes payable                 (326)       (765)      458
--------------------------------------------------------------------------------
 Reduction in Incentive Awards                      1,933       1,934     1,773
--------------------------------------------------------------------------------
  Net cash provided by operating activities        41,311      23,585    66,564
--------------------------------------------------------------------------------
Cash flows from investing activities:
--------------------------------------------------------------------------------
 Purchase of investment securities                   (611)     (2,046)  (71,170)
--------------------------------------------------------------------------------
 Sale of investment securities                        121      10,000    60,000
--------------------------------------------------------------------------------
 Funding of ESOP loan receivable,
 net of repayments                                  1,517      (6,431)    1,118
--------------------------------------------------------------------------------
  Net cash provided by (used in)
  investing activities                              1,027       1,523   (10,052)
--------------------------------------------------------------------------------
Cash flows from financing activities:
--------------------------------------------------------------------------------
 Dividends paid                                    (7,157)     (6,470)   (4,800)
--------------------------------------------------------------------------------
 Purchase of Incentive Award shares                    --          --   (10,176)
--------------------------------------------------------------------------------
 Purchase of  treasury stock                      (35,198)    (18,672)  (41,536)
--------------------------------------------------------------------------------
 Exercise of stock options                             17          34        --
--------------------------------------------------------------------------------
  Net cash used in financing activities           (42,338)    (25,108)  (56,512)
--------------------------------------------------------------------------------
  Net increase in cash and due from banks              --          --        --
--------------------------------------------------------------------------------
Cash and due from banks at
 beginning of year                                      7           7         7
--------------------------------------------------------------------------------
Cash and due from banks at end of year           $      7    $      7    $    7
--------------------------------------------------------------------------------


SELECTED CONSOLIDATED QUARTERLY FINANCIAL DATA
(Unaudited)

Quarter ended                          Dec. 31    Sept. 30    June 30   March 31
--------------------------------------------------------------------------------
(dollars in thousands, except per share data)
--------------------------------------------------------------------------------
1999
--------------------------------------------------------------------------------
Interest income                       $ 27,643    $ 27,111   $ 26,573   $ 26,020
--------------------------------------------------------------------------------
Interest expense                        15,193      14,774     14,538     14,304
--------------------------------------------------------------------------------
Net interest income                     12,450      12,337     12,035     11,716
--------------------------------------------------------------------------------
Provision for loan losses                  225         225        225        225
--------------------------------------------------------------------------------
Net interest income after
 provision for loan losses              12,225      12,112     11,810     11,491
--------------------------------------------------------------------------------
Other income                             1,364       1,264      1,053      1,545
--------------------------------------------------------------------------------
Operating expenses                       7,775       6,835      6,650      6,592
--------------------------------------------------------------------------------
Income before provision
 for income taxes                        5,814       6,541      6,213      6,444
--------------------------------------------------------------------------------
Provision for income taxes               1,771       2,364      2,224      2,306
--------------------------------------------------------------------------------
Net income                            $  4,043    $  4,177   $  3,989   $  4,138
--------------------------------------------------------------------------------
Basic earnings per share              $    .36    $    .35   $    .32   $    .33
--------------------------------------------------------------------------------
Diluted earnings per share            $    .35    $    .34   $    .32   $    .33
--------------------------------------------------------------------------------
1998
--------------------------------------------------------------------------------
Interest income                       $ 26,618    $ 26,494   $ 26,219   $ 26,226
--------------------------------------------------------------------------------
Interest expense                        15,283      15,660     15,310     15,146
--------------------------------------------------------------------------------
Net interest income                     11,335      10,834     10,909     11,080
--------------------------------------------------------------------------------
Provision for loan losses                  225         225        225        225
--------------------------------------------------------------------------------
Net interest income after
 provision for loan losses              11,110      10,609     10,684     10,855
--------------------------------------------------------------------------------
Other income (loss)                       (139)        876      1,053        621
--------------------------------------------------------------------------------
Operating expenses                       6,499       6,304      6,673      5,981
--------------------------------------------------------------------------------
Income before provision
 for income taxes                        4,472       5,181      5,064      5,495
--------------------------------------------------------------------------------
Provision for income taxes               1,547       1,845      1,862      1,986
--------------------------------------------------------------------------------
Net income                            $  2,925    $  3,336   $  3,202   $  3,509
--------------------------------------------------------------------------------
Basic earnings per share              $    .23    $    .25   $    .23   $    .26
--------------------------------------------------------------------------------
Diluted earnings per share            $    .23    $    .25   $    .23   $    .24
--------------------------------------------------------------------------------

          34 | OCEANFIRST FINANCIAL CORP. (OCFC) > 1999 ANNUAL REPORT

Independent Auditors' Report

The Board of Directors and Stockholders

OceanFirst Financial Corp:

We have audited the consolidated statements of financial condition of OceanFirst Financial Corp. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of OceanFirst Financial Corp. and subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.


/s/ KPMG LLP

Short Hills, New Jersey
January 20, 2000


           OCEANFIRST FINANCIAL CORP. (OCFC)   1999 ANNUAL REPORT | 35