Form 10-K405, Exhibit 13
period 2000-12-31
OCEANFIRST FINANCIAL CORP
filed 2001-03-23
CIK 1004702

                                   [PICTURE]



Building on our progress,
       Focusing on the future.



OceanFirst Financial Corp.                                   [LOGO OCEAN FIRST]
                         2000 Annual Report

Our Mission

OceanFirst builds value for its shareholders as a community-focused financial services organization.

                                     [MAP]

OceanFirst Bank, sole subsidiary of OceanFirst Financial Corp., is located in the central coastal area of New Jersey between the major metropolitan cities of New York and Philadelphia. With administrative offices in Toms River, New Jersey (shown above), OceanFirst provides financial services to retail and business customers throughout the Jersey Shore market.



Contents

Financial Highlights................................                   1
Letter to Shareholders..............................                   2
Selected Financial Data.............................                   9
Management's Discussion and Analysis................                  11
Consolidated Financial Statements...................                  20
Directors and Officers..............................                  36
Shareholder Information.............................   inside back cover

Founded in 1902, OceanFirst Bank is a federally chartered stock savings bank with twelve branches located in Ocean County, New Jersey, two branches in Monmouth County and one branch in Middlesex County. It is the oldest and largest community-based financial institution headquartered in Ocean County, New Jersey.

--------------------------------------------------------------------------------

Financial  Highlights

(dollars in thousands, except per share amounts)
At or For The Year Ended December 31,            2000              1999             1998
----------------------------------------------------------------------------------------
Selected Financial Condition Data:
----------------------------------------------------------------------------------------
Total assets                               $1,640,217        $1,590,907       $1,561,744
Loans receivable, net                       1,136,879         1,042,975          941,011
Deposits                                    1,104,188         1,056,950        1,035,251
Stockholders' equity                          157,736           167,530          197,740
----------------------------------------------------------------------------------------
Selected Operating Data:
----------------------------------------------------------------------------------------
Net interest income                            49,693            48,538           44,158
Non-interest income                             6,145             5,226            2,411
Non-interest expense                           31,645            27,852           25,457
Net income                                     16,382            16,347           12,972
Diluted earnings per share                       1.54              1.33             0.95
----------------------------------------------------------------------------------------
Selected Financial Ratios:
----------------------------------------------------------------------------------------
Stockholders' equity per common share           14.23             13.27            13.52
Cash dividend per share                           .72               .57              .46
Stockholders' equity to total assets
 (capital ratio)                                 9.62%            10.53%           12.66%
Return on average assets                         1.01              1.04             0.85
Return on average stockholders' equity          10.45              8.90             6.36
Average interest rate spread                     2.75              2.70             2.39
Net interest margin                              3.20              3.20             2.98
Operating expenses to average assets             1.96              1.78             1.66
Operating efficiency ratio                      56.67             51.80            54.67
Non-performing loans to total loans receivable    .25               .28              .56
----------------------------------------------------------------------------------------
Actual contributions to stockholders' equity and resultant cash earnings data /(1)/:
----------------------------------------------------------------------------------------
  Cash earnings                          $     19,426      $     19,283      $    16,009
  Diluted cash earnings per share                1.82              1.57             1.17
  Return on average assets                       1.20%             1.23%            1.05%
  Return on average stockholders' equity        12.39             10.50             7.85
  Operating efficiency ratio                    48.96             43.94            45.35
----------------------------------------------------------------------------------------

(1)Cash earnings are determined by adding (net of taxes) to reported earnings the non-cash expenses stemming from the amortization and appreciation of allocated shares in the Company's stock-related benefit plans and the amortization of intangible assets.

Earnings Per Share
------------------

Reported EPS
1997      $0.88
1998      $0.95
1999      $1.33
2000      $1.54

Cash EPS
1997      $1.08
1998      $1.17
1999      $1.57
2000      $1.82

Return On Equity
----------------

Reported ROE
1997      6.00%
1998      6.36%
1999      8.90%
2000     10.45%

Cash ROE
1997      7.30%
1998      7.80%
1999     10.50%
2000     12.39%

                      OceanFirst Financial Corp. (OCFC) 2000 Annual Report     1

--------------------------------------------------------------------------------
Letter to our Shareholders

     March 2001

     Dear Fellow Shareholders:

     Whether one believes that the new millennium actually began on the first day of 2000 or 2001 is now purely academic. A new millennium has indisputably begun, and we at OceanFirst welcome it as an exciting time, offering us the potential to build additional value for our shareholders. In the past 12 months, we achieved the financial goals we had set for 2000, and further strengthened our position as the preeminent financial services provider in our market. We believe that these accomplishments add undeniable economic value to your investment in OceanFirst Financial Corp. And the next 12 months, we believe, will bring fresh opportunities for us to further enhance the value of that investment.

     Strong Financial Performance

     We again delivered record-breaking earnings per share (EPS) in 2000. Representing perhaps the most effective measure of increased shareholder value, EPS grew 15.8% to $1.54 on a fully diluted basis. Our target was EPS growth of 15.0%. Total shareholder return for the year was an astonishing 47.9%. Two factors drove total return -- an increase in our cash dividend; and consistent market demand for our shares throughout the year, punctuated by a significant year-end upswing in share price. In what was our third consecutive annual increase, we raised the quarterly dividend by $.04 per share, bringing the total dividend for the year to $0.72 per share. The closing price for our shares at year-end was $24.62.

     The OceanFirst senior management team (standing from left to right); Karl
     E. Reinheimer; Michael J. Fitzpatrick; Robert M. Pardes; John K. Kelly and (seated) John R. Garbarino, President and Chief Executive Officer.

     [PICTURE]

2  OceanFirst Financial Corp. (OCFC)  2000 Annual Report

--------------------------------------------------------------------------------

     Aided by our aggressive share repurchase program, we came closer to realizing our goal of improved leverage for the Company's excess capital. Our capital ratio ended the year at 9.62%, down from 10.53% at year-end 1999 and sharply reduced from the 20.73% level that followed our 1996 stock offering. This focus on effective capital management also helped us to drive return on equity into the double digits (10.45%) for the first time since we became a public company.

     We achieved excellent results on other measures as well:

 .    Core deposits grew by 15.5% (or $61.3 million) to $457.8 million at the end of 2000. This growth was largely a result of our enormously successful High Performance Checking and BlueChip Investment Account programs for consumers. Business accounts also contributed to the increase, as did the initial successes we

     We again delivered record-breaking earnings per share..."

     [PICTURE]

                        OceanFirst Financial Corp. (OCFC)  2000 Annual Report  3

--------------------------------------------------------------------------------

     achieved in targeting government banking as a new market segment, establishing core account relationships with public entities. We target core deposits because they are less interest-rate-sensitive and represent a more stable source of funding than CDs. Core deposits now represent 41.5% of total deposits, compared with 37.5% at the end of 1999.

 .    Our total loan portfolio grew by a solid 12.4%. We achieved particularly satisfying results in the commercial lending segment, where balances increased by 64.1% (or $46.7 million) during 2000, to $119.4 million. Concentrating on commercial loan growth is important to diversify the portfolio and enhance overall asset yield. Commercial loans now comprise 10.4% of total loans, compared with 6.9% at year-end 1999.

 .    Asset quality remained pristine, with non-performing assets decreasing to a minuscule 0.19% of assets from 0.21% a year earlier. Net charge-offs for the year amounted to less than 1 basis point (0.01%) of total loans.

 .    We generated an impressive 32.5% increase in non-interest income (excluding gains and losses from the sale of securities and loans). Our target had been an increase of 20%. This outstanding performance is attributable to the aforementioned increases in both core consumer and commercial deposit accounts, as well as to the strong loan growth.

     The OceanFirst Financial Corp. Board of Directors (standing from left to right): John E. Walsh; Frederick E. Schlosser; James T. Snyder; Robert E. Knemoller; Diane F. Rhine; Carl Feltz Jr.; Donald E. McLaughlin; (seated) Thomas F. Curtin; and John R. Garbarino -Chairman, President and Chief Executive Officer.

     [PICTURE]

4  OceanFirst Financial Corp. (OCFC)  2000 Annual Report

--------------------------------------------------------------------------------

Continued Franchise Development

In addition to achieving excellent financial results, we further strengthened our preeminent community bank franchise.

We enhanced our management team and loan production capacity with the August acquisition of Columbia Equities, Ltd. as an operating subsidiary of OceanFirst Bank. Columbia is a mortgage banking company headquartered in Tarrytown, NY. Its President, Robert M. Pardes, was named an Executive Vice President of OceanFirst Bank and Director of the Bank's Residential Loan Division following the retirement of Michael E. Barrett, who had previously held this position. Barrett had also been a member of the Board of Directors.

"...we further strengthened our preeminent community bank franchise."

[PICTURE]

                        OceanFirst Financial Corp. (OCFC)  2000 Annual Report  5

--------------------------------------------------------------------------------

"We expanded our consumer products line in 2000 by launching OceanFirst Trust and Asset Management Services."

     The Board selected a prominent Ocean County businessman and professional engineer, John E. Walsh, to fill the Board vacancy created by Barrett's retirement. The addition of Columbia's mortgage banking activities, along with the considerable talents and experience of Messrs. Pardes and Walsh, holds great promise for the further development of the Bank's franchise.

     We expanded our consumer products line in 2000 by launching OceanFirst Trust and Asset Management Services. This product line was available during only the last nine months of the year, but market acceptance far outpaced even our most optimistic projections. By the end of that short period, we had more than $30 million of trust assets under management. We now confidently predict further significant market penetration and the rapid achievement of profitability for our Trust and Asset Management business in 2001.

     We strengthened our presence in southern Monmouth County by opening a Wall Township branch early in the year. The new Wall branch and Spring Lake Heights office (opened late in 1999) each expanded their business at a satisfying rate throughout the year. By the end of 2001, the two branches together will have a projected $64.5 million on deposit, from relationships forged with southern Monmouth County consumers and businesses. We expect both branches to become accretive to overall Bank profitability in 2001.

     Throughout our communities, we continued to build market presence by developing and reinforcing our new OceanFirst brand identity (adopted late in 1999). Recent research has disclosed an unprecedented acceptance and recognition of the OceanFirst brand in our markets. Market presence was also bolstered by the continued maturation of the OceanFirst sales and service culture, which made invaluable contributions to our successful new product launches and market expansion initiatives.

     Also last year, management formed the Technology Assessment Committee (TAC) whose ongoing mission is to recommend new and innovative ways for the Bank to improve its acquisition and deployment of leading-edge technology. Effective use of technology will help ensure that we always deliver our products and services in the most efficient and customer-friendly manner possible. The TAC has already completed the initial evaluation process and is pursuing an aggressive action plan for 2001.

6  OceanFirst Financial Corp. (OCFC)  2000 Annual Report

--------------------------------------------------------------------------------

Agenda for the Future

In the coming year, we will continue to work on developing our strengths as a community bank and on building value for our shareholders. Accordingly, we will focus on the following key objectives:

EPS Growth of 15%. We continue to feel it is important to provide EPS growth of at least this magnitude. We plan to achieve this through balance sheet growth and expansion of top-line revenue; further capital management initiatives; and continued realignment of the Bank's mix of assets and liabilities.

Non-interest Income Growth of 150%. As Columbia Equities, Ltd. is fully integrated into OceanFirst, the resulting increase in mortgage banking activity will significantly accelerate the expansion of non-interest income. Higher levels of non-interest income will better insulate the Bank's bottom line against the volatility of net interest income, which can often be subject to wide swings in unsettled economic environments.

                              Non-Interest Income
                                (in thousands)

                       1997      1998      1999      2000
                       ----      ----      ----      ----
                      $2,641    $3,033    $4,669    $6,186

 . Excluding Net Gain (Loss) On Sales Of Loans and Securities

New Insurance Line of Business. During 2001, we plan to develop a full line of insurance products for both consumers and businesses. We believe that opportunities abound for these services to be delivered through our retail market presence. The new Insurance Products line, like our Investment Services and Trust and Asset Management businesses, will serve to further expand and diversify our sources of non-interest revenue.

More Aggressive Retail Posture. As a critical aspect of our retail strategy, we will seek out opportunities to improve our market coverage. We opened a second branch in Point Pleasant in early 2001 and expect to open a branch in Manahawkin and relocate the Holiday City South branch to a more prominent location in the second quarter of 2001. Making our sales and service culture more responsive to customers will be another vital part of our more aggressive retail posture. We recently expanded our daily business hours, and also decided to remain open for our customers' convenience on the optional bank holidays: Martin Luther King, Jr. Day, Presidents' Day, Columbus Day and Veterans Day. Like any retail business, we realize

                        OceanFirst Financial Corp. (OCFC)  2000 Annual Report  7

--------------------------------------------------------------------------------

"Delivering quality financial products and superior services to our customers is what our brand of community banking is all about."

     how important it is to be available to our customers, delivering personal service that consistently exceeds expectations.

     Risk Management. Effectively managing our exposure to credit risk and interest rate risk is forever essential to our long-term success. OceanFirst risk culture continues to be both disciplined and conservative:
     We enforce rigorous guidelines in both our lending operations and investment portfolio management to ensure that we monitor our risk exposure closely and control it effectively.

     Community Commitment. As an acknowledged leader in the community for the past 99 years, OceanFirst has helped improve the lives of thousands of its neighbors. In preparation for our centennial celebration next year, we continue to take an ever more active role. Since 1996, OceanFirst Foundation, the non-profit organization established to support charitable efforts in our communities, has provided over $5 million, at no cost to current Company operations, to address important human needs that might not otherwise have been met. As has always been the case, our employees also take an important leadership role in numerous community organizations. Their commitment, coupled with our close association with the Foundation, will continue to distinguish OceanFirst as the community bank that cares about more than just its customers' money.

     Delivering quality financial products and superior services to our customers is what our brand of community banking is all about. By succeeding in this effort, we will also succeed in enhancing the value of our shareholders' investment in OceanFirst Financial Corp.

     Thank you for your continued support.

     Very truly yours,



     /s/ John R. Garbarino
     John R. Garbarino
     Chairman, President and
     Chief Executive Officer

8  OceanFirst Financial Corp. (OCFC)  2000 Annual Report

--------------------------------------------------------------------------------
         Selected Consolidated Financial and Other Data of the Company



The selected consolidated financial and other data of the Company set forth below is derived in part from, and should be read in conjunction with the Consolidated Financial Statements of the Company and Notes thereto presented elsewhere in this Annual Report.

At December 31,                                           2000           1999           1998            1997           1996
--------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
Selected Financial Condition Data:
Total assets                                           $1,640,217     $1,590,907     $1,561,744      $1,510,947     $1,303,865
Investment securities available for sale                  103,536        120,780        137,405         207,357        174,028
Federal Home Loan Bank of New York stock                   20,000         16,800         16,800          14,980          8,457
Mortgage-backed securities available for sale             268,042        346,182        381,840         457,148        395,542
Loans receivable, net                                   1,136,879      1,042,975        941,011         783,695        678,728
Mortgage loans held for sale                               35,588              -         25,140               -            727
Deposits                                                1,104,188      1,056,950      1,035,251         976,764        934,730
Federal Home Loan Bank advances                           127,500        115,000         40,000          20,400          8,800
Securities sold under agreements to repurchase            236,494        239,867        272,108         288,200         99,322
Stockholders' equity                                      157,736        167,530        197,740         215,544        252,789
------------------------------------------------------------------------------------------------------------------------------------

For the Year Ended December 31,                           2000           1999           1998            1997         1996(1)
------------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands; except per share amounts)

Selected Operating Data:
Interest income                                       $   116,105    $   107,347    $   105,557    $     98,656   $     80,236
Interest expense                                           66,412         58,809         61,399          55,608         43,857
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                                        49,693         48,538         44,158          43,048         36,379
Provision for loan losses                                     985            900            900             900            700
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses        48,708         47,638         43,258          42,148         35,679
Other income                                                6,145          5,226          2,411           2,509          2,881
Operating expenses                                         31,645         27,852         25,457          23,145         39,206
------------------------------------------------------------------------------------------------------------------------------------
Income (loss) before provision for income taxes            23,208         25,012         20,212          21,512           (646)
Provision for income taxes                                  6,826          8,665          7,240           7,687          1,083
------------------------------------------------------------------------------------------------------------------------------------

Net income (loss)                                     $    16,382    $    16,347    $    12,972    $     13,825   $     (1,729)
------------------------------------------------------------------------------------------------------------------------------------

Basic earnings (loss) per share                       $      1.59    $      1.36    $       .97    $        .90   $       (.39)
------------------------------------------------------------------------------------------------------------------------------------
Diluted earnings (loss) per share                     $      1.54    $      1.33    $       .95    $        .88   $       (.39)
------------------------------------------------------------------------------------------------------------------------------------

Earnings (loss) per share for 1996 is for the period from July 2, 1996 (date of conversion) to December 31, 1996.

Selected Consolidated Financial and Other Data (continued)

                         OceanFirst Financial Corp. (OCFC) 2000 Annual Report  9

--------------------------------------------------------------------------------
                      Selected Consolidated Financial and
                     Other Data of the Company (continued)


At or For the Year Ended December 31,                        2000           1999           1998            1997          1996/(1)/
----------------------------------------------------------------------------------------------------------------------------------
Selected Financial Ratios and Other Data/(2)/:
----------------------------------------------------------------------------------------------------------------------------------
Performance Ratios:
Return on average assets                                     1.01%          1.04%           0.85%          0.97%          (.15)%
Return on average stockholders' equity                      10.45           8.90            6.36           6.00           (1.03)
Stockholders' equity to total assets                         9.62          10.53           12.66          14.27           19.39
Tangible equity to tangible assets                           9.52          10.48           12.61          14.27           19.39
Average interest rate spread/(3)/                            2.75           2.70            2.39           2.39            2.61
Net interest margin/(4)/                                     3.20           3.20            2.98           3.12            3.22
Average interest-earning assets to average
 interest-bearing liabilities                              110.39         112.94          114.35         117.95          115.84
Operating expenses to average assets                         1.96           1.78            1.66           1.63            3.37
Operating efficiency ratio/(5)/                             56.67          51.80           54.67          50.80           99.86
----------------------------------------------------------------------------------------------------------------------------------

Asset Quality Ratios:
----------------------------------------------------------------------------------------------------------------------------------
Non-performing loans as a percent of total
loans receivable/(6)(7)/                                     0.25           0.28            0.56           0.70            1.12
Non-performing assets as a percent of total assets/(7)/      0.19           0.21            0.35           0.45            0.71
Allowance for loan losses as a percent of total
loans receivable/(6)/                                        0.77           0.78            0.76           0.83            0.88
Allowance for loan losses as a percent of total
non-performing loans/(7)/                                  312.62         275.48          137.54         119.03           78.23
----------------------------------------------------------------------------------------------------------------------------------

Per Share Data
----------------------------------------------------------------------------------------------------------------------------------
Dividends per common share                               $    .72       $    .57       $     .46       $    .30       $       -
Book value per common share at end of period                14.23          13.27           13.52          13.72           13.95
Tangible book value per common share at end of period       14.07          13.20           13.45          13.72           13.95
----------------------------------------------------------------------------------------------------------------------------------

Number of full-service customer facilities                     14             13              11             10               9
==================================================================================================================================

(1) Net income and performance ratios for 1996 were adversely affected by non-recurring charges relating to a charitable donation and the special Savings Association Insurance Fund assessment. Excluding these charges, net income would have been $11,576,000.

(2) With the exception of end of year ratios, all ratios are based on average daily balances.

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

10   OceanFirst Financial Corp. (OCFC)  2000 Annual Report

--------------------------------------------------------------------------------

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations


General

OceanFirst Financial Corp. (the "Company") was incorporated on November 21, 1995, and is the holding company for OceanFirst Bank (the "Bank"). On August 17, 1995, the Board of Directors of the Bank adopted a Plan of Conversion, as amended, to convert from a federally chartered mutual savings bank to a federally chartered capital stock savings bank with the concurrent formation of a holding company ("the Conversion").

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

Concurrent with the close of the Conversion, an additional 1,342,092 shares of common stock (8% of the offering) were issued and donated by the Company to OceanFirst Foundation (the "Foundation"), a private foundation dedicated to charitable purposes within Ocean County, New Jersey and its neighboring communities. The fair market value of the contribution of $13.4 million was reflected as an expense in the Company's 1996 operating results and as an increase to capital stock and paid in capital for the same amount.

The Company had no operations prior to July 2, 1996 and, accordingly, the results of operations prior to that date reflect only those of the Bank and its subsidiaries.

On August 18, 2000 the Bank acquired Columbia Equities, Ltd. ("Columbia"), a mortgage banking company based in Tarrytown, New York in a transaction accounted for as a purchase. Columbia offers a full product line of residential mortgage loans in New York, New Jersey and Connecticut. Loans are originated through three retail branches, a web site and a network of independent mortgage brokers. The Company's consolidated results of operations include Columbia's results commencing on August 18, 2000.

The Company conducts business, primarily through its ownership of the Bank which operates its administrative/branch office located in Toms River and thirteen other branch offices. Eleven of the fourteen branch offices are located in Ocean County, New Jersey, with two branches in Monmouth County and one in Middlesex County.

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

Management is also seeking to increase the Company's market share in its primary market area by expanding the Bank's branch network. During 1996, the Company opened a branch office in Toms River at the site of its new administrative offices and added one branch each in 1997 and 1998. In the last half of 1999, the Company opened two branches - one in Brick Township and the other in Spring Lake Heights, the Company's first branch in Southern Monmouth County. In 2000, the Company opened a second Monmouth County branch in Wall Township. The Company opened a second branch in Point Pleasant Boro in early 2001 and expects to open a branch in Manahawkin and relocate the Holiday City South Branch to a more prominent location in the second quarter of 2001. The Company is also evaluating additional office sites within its existing market area.

Management continues to diversify the Company's retail product line. During 1998, the Company began offering alternative investment products (annuities and mutual funds) for sale through its retail branch network. The products are non-proprietary, sold through a third party vendor, and provide the Company with fee income opportunities. In 1999, the menu of alternative investment products was expanded to include life insurance. The Company introduced trust and asset management services in early 2000 and expects to offer an expanded range of insurance services in 2001.

                       OceanFirst Financial Corp. (OCFC) 2000 Annual Report  11

--------------------------------------------------------------------------------

                      Management's Discussion and Analysis
         of Financial Condition and Results of Operations (continued)


The Company's results of operations are dependent primarily on net interest income, which is the difference between the interest income earned on the Company's interest-earning assets, such as loans and investments, and the interest expense on its interest-bearing liabilities, such as deposits and borrowings. The Company also generates non-interest income such as income from secondary marketing activities, loan servicing, loan originations, merchant credit card services, deposit accounts, the sale of alternative investments, trust and asset management services and other fees. The Company's operating expenses primarily consist of compensation and employee benefits, occupancy and equipment, marketing, federal deposit insurance premiums, and other general and administrative expenses. The Company's results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory agencies.

Management of Interest Rate Risk

Market risk is the risk of loss from adverse changes in market prices and rates. The Company's market risk arises primarily from interest rate risk inherent in its lending, investment and deposit taking activities. The Company's profitability is affected by fluctuations in interest rates. A sudden and substantial increase in interest rates may adversely impact the Company's earnings to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent or on the same basis. To that end, management actively monitors and manages interest rate risk exposure.

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

In recent years, the Company has utilized the following strategies to manage interest rate risk: (1) emphasizing the origination for portfolio of fixed-rate mortgage loans having terms to maturity of not more than fifteen years, adjustable-rate loans, floating-rate and balloon maturity commercial loans, and consumer loans consisting primarily of home equity loans and lines of credit;
(2) holding primarily short-term and/or adjustable- or floating- rate mortgage-backed and investment securities; (3) attempting to reduce the overall interest rate sensitivity of liabilities by emphasizing core and longer-term deposits; and (4) extending the maturities on wholesale borrowings for up to ten years. The Company may also sell 30-year fixed-rate mortgage loans into the secondary market. In determining whether to retain 30-year fixed-rate mortgages, management considers the Company's overall interest rate risk position, the volume of such loans, the loan yield and the types and amount of funding sources. In recent years the Company has retained most of its 30-year fixed-rate mortgage loan production in order to improve yields and increase balance sheet leverage. Management felt that the significant capital position of the Company resulting from the Conversion, mitigated the additional interest rate risk associated with retaining these mortgages. Additionally, the Company extended the maturity on part of its wholesale borrowings for up to ten years. The Company currently does not participate in hedging programs, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments, but may do so in the future to manage interest rate risk.

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

At December 31, 2000 the Company's one year gap was negative 10.8%. In performing this calculation, except as stated below, the amount of assets and liabilities which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. Loans receivable reflect principal balances expected to be redeployed and/or repriced as a result of contractual amortization and anticipated prepayments of adjustable-rate loans and fixed-rate loans, and as a result of contractual rate adjustments on adjustable-

12 OceanFirst Financial Corp. (OCFC) 2000 Annual Report

--------------------------------------------------------------------------------

rate loans. Loans on residential properties were projected to repay at rates between 15% and 27% annually. Mortgage-backed securities were projected to prepay at rates between 17% and 23% annually. Passbook accounts, negotiable order of withdrawal ("NOW") and money market accounts were assumed to decay, or run-off, at 2.78% per month. Prepayment and decay rates can have a significant impact on the Company's estimated gap. There can be no assurance that projected prepayment rates for loans and mortgage-backed securities will be achieved or that projected decay rates will be realized.

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

Another method of analyzing an institution's exposure to interest rate risk is by measuring the change in the institution's net portfolio value ("NPV") and net interest income under various interest rate scenarios. NPV is the difference between the net present value of assets, liabilities and off-balance sheet contracts. The NPV ratio, in any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The Company's interest rate sensitivity is monitored by management through the use of an interest rate risk ("IRR") model which measures IRR by modeling the change in NPV and net interest income over a range of interest rate scenarios. The Office of Thrift Supervision ("OTS") also produces an NPV only analysis using its own model, based upon data submitted on the Bank's quarterly Thrift Financial Reports. The results produced by the OTS may vary from the results provided by the Company's model, primarily due to differences in the assumptions utilized including estimated loan prepayment rates, reinvestment rates and deposit decay rates. The following table sets forth the Company's NPV and net interest income as of December 31, 2000, as calculated by the Company. For purposes of this table, prepayment speeds and deposit decay rates similar to those used in calculating the Company's gap were used.

                          December 31, 2000                                              December 31, 1999
-------------------------------------------------------------    ---------------------------------------------------------------
Change in                                                        Change in
interest Rates     Net Portfolio Value    Net Interest Income    interest Rates    Net Portfolio Value    Net Interest Income
                ---------------------------------------------                    ---------------------------------------------
in Basis Points                      NPV                         in Basis Points                     NPV
(Rate Stock)    Amount    % Change  Ratio   Amount % Change      (Rate Stock)    Amount  % Change   Ratio   Amount  % Change
-------------------------------------------------------------    ---------------------------------------------------------------
300           $122,407    (37.9)%    8.2%  $42,061  (13.9)%      300            $119,838  (40.0)%    8.4%  $44,212   (9.3)%
200            153,064    (22.3)     9.9    44,556   (8.8)       200             151,710  (24.0)    10.3    46,123   (5.3)
100            179,453     (8.9)    11.3    46,728   (4.3)       100             179,446  (10.1)    11.8    47,765   (2.0)
Static         197,049        -     12.1    48,837      -        Static          199,646      -     12.8    48,724      -
(100)          201,071      2.0     12.1    49,569    1.5)       (100)           213,252    6.8     13.3    49,251    1.1
(200)          196,426      (.3)    11.6    49,483    1.3)       (200)           217,678    9.0     13.4    48,927    1.4
(300)          186,175     (5.5)    10.9    48,675    (.3)       (300)           216,809    8.6     13.2    47,865   (1.8)
-------------------------------------------------------------    ---------------------------------------------------------------

At December 31, 2000, the Company's NPV in a static rate environment is slightly less than the NPV at December 31, 1999. The Company's capital levels declined as a result of the common stock repurchase programs, although this decline was largely offset by a net increase in the market value of assets and liabilities due to declining interest rates. In a shocked interest rate environment, the Company projects a smaller percent change in NPV at December 31, 2000 than was the case at December 31, 1999. The reduced interest rate sensitivity is primarily due to the sale, by the Bank, of $30.0 million in 30-year fixed rate mortgage loans in the second half of 2000 and the sale of $31.9 million of mortgage backed securities in the third quarter of 2000.

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

--------------------------------------------------------------------------------

Analysis of Net Interest Income

Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income also depends upon the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them.

The following table sets forth certain information relating to the Company at December 31, 2000 and for each of the years ended December 31, 2000, 1999, and 1998. The yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods shown except where noted otherwise. Average balances are derived from average daily balances. The yields and costs include fees which are considered adjustments to yields.

                                           At December 31,
---------------------------------------------------------------------------------------------------------------
                                                    2000                                  2000
---------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                Average                                    Average
                                                       Yield/       Average                       Yield/
                                         Balance        Cost        Balance          Interest      Cost
---------------------------------------------------------------------------------------------------------------
Assets:
---------------------------------------------------------------------------------------------------------------
Interest-earning assets:
---------------------------------------------------------------------------------------------------------------
Interest-earning deposits
  and short-term investments           $      319        6.19%      $      404     $      22      5.45%
Investment securities                     103,536        7.26          120,000         8,797      7.33
FHLB stock                                 20,000        7.30           18,118         1,203      6.64
Mortgage-backed securities                268,042        6.69          309,929        20,948      6.76
Loans receivable, net/(1)/              1,172,467        7.81        1,105,851        85,135      7.70
---------------------------------------------------------------------------------------------------------------
Total interest-earning  assets          1,564,364        7.58        1,554,302       116,105      7.47

Non-interest-earning assets                75,853                       63,219
---------------------------------------------------------------------------------------------------------------
Total assets                           $1,640,217                   $1,617,521
---------------------------------------------------------------------------------------------------------------
Liabilities and Equity:
---------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
---------------------------------------------------------------------------------------------------------------
Money market deposit accounts          $   71,010        2.58%      $   76,570     $   1,998      2.61%
Savings accounts                          165,866        2.00          170,604         3,445      2.02
NOW accounts                              170,976        2.83          130,423         2,534      1.94
Time deposits                             646,426        5.82          667,911        36,689      5.49
---------------------------------------------------------------------------------------------------------------
Total                                   1,054,278        4.52        1,045,508        44,666      4.27
FHLB advances                             127,500        6.00          105,456         6,654      6.31
Securities sold under
  agreements to repurchase                236,494        5.79          257,086        15,092      5.87
---------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities      1,418,272        4.85        1,408,050        66,412      4.72
Non-interest-bearing liabilities           64,209                       52,734
---------------------------------------------------------------------------------------------------------------
Total liabilities                       1,482,481                    1,460,784
Stockholders' equity                      157,736                      156,737
---------------------------------------------------------------------------------------------------------------
Total liabilities and equity           $1,640,217                   $1,617,521
---------------------------------------------------------------------------------------------------------------
Net interest income                                                                $  49,693
---------------------------------------------------------------------------------------------------------------
Net interest rate spread/(2)/                            2.73%                                    2.75%
---------------------------------------------------------------------------------------------------------------
Net interest margin/(3)/                                 3.18%                                    3.20%
---------------------------------------------------------------------------------------------------------------
Ratio of  interest-earning assets
  to interest-bearing liabilities          110.30%                      110.39%
---------------------------------------------------------------------------------------------------------------
                                              Years Ended December 31,
---------------------------------------------------------------------------------------------------------------
                                                    1999                                  1998
---------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                          Average                                 Average
                                     Average                    Yield/        Average                    Yield/
                                     Balance      Interest       Cost         Balance        Interest     Cost
---------------------------------------------------------------------------------------------------------------
Assets:
---------------------------------------------------------------------------------------------------------------
Interest-earning assets:
---------------------------------------------------------------------------------------------------------------
Interest-earning deposits
  and short-term investments        $    2,860   $     103         3.60%      $    5,375   $     295     5.49%
Investment securities                  122,848       7,840         6.38          173,158      11,461     6.62
FHLB stock                              16,800       1,142         6.80           15,096       1,094     7.25
Mortgage-backed securities             375,239      23,622         6.30          423,516      25,669     6.06
Loans receivable, net/(1)/             997,772      74,640         7.48          863,172      67,038     7.77
---------------------------------------------------------------------------------------------------------------
Total interest-earning  assets       1,515,519     107,347         7.08        1,480,317     105,557     7.13

Non-interest-earning assets             50,231                                    49,428
---------------------------------------------------------------------------------------------------------------
Total assets                        $1,565,750                                $1,529,745
---------------------------------------------------------------------------------------------------------------
Liabilities and Equity:
---------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
---------------------------------------------------------------------------------------------------------------
Money market deposit accounts       $   77,478   $   2,090         2.70%      $   71,800   $   2,026     2.82%
Savings accounts                       173,798       3,518         2.02          167,058       3,442     2.06
NOW accounts                           111,356       1,711         1.54           89,679       1,517     1.69
Time deposits                          657,536      33,601         5.11          663,483      36,819     5.55
---------------------------------------------------------------------------------------------------------------
Total                                1,020,168      40,920         4.01          992,020      43,804     4.42
FHLB advances                           67,857       3,853         5.68           24,113       1,295     5.37
Securities sold under
  agreements to repurchase             253,811      14,036         5.53          278,424      16,300     5.85
---------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities   1,341,836      58,809         4.38        1,294,557      61,399     4.74
Non-interest-bearing liabilities        40,209                                    31,222
---------------------------------------------------------------------------------------------------------------
Total liabilities                    1,382,045                                 1,325,779
Stockholders' equity                   183,705                                   203,966
---------------------------------------------------------------------------------------------------------------
Total liabilities and equity        $1,565,750                                $1,529,745
---------------------------------------------------------------------------------------------------------------
Net interest income                              $  48,538                                 $  44,158
---------------------------------------------------------------------------------------------------------------
Net interest rate spread (2)                                       2.70%                                 2.39%
---------------------------------------------------------------------------------------------------------------
Net interest margin (3)                                            3.20%                                 2.98%
---------------------------------------------------------------------------------------------------------------
Ratio of  interest-earning assets
  to interest-bearing liabilities       112.94%                                   114.35%
---------------------------------------------------------------------------------------------------------------

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

14 OceanFirst Financial Corp. (OCFC) 2000 Annual Report

--------------------------------------------------------------------------------
Rate Volume Analysis. The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Company's interest income and interest expense during the periods indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

                                                             Year Ended December 31, 2000         Year Ended December 31, 1999
                                                                      Compared to                           Compared to
                                                             Year Ended December 31, 1999         Year Ended December 31, 1998
                                                  ---------------------------------------------------------------------------------
                                                                   Increase(Decrease)                   Increase(Decrease)
                                                                          Due to                              Due to
                                                  ---------------------------------------------------------------------------------
(in thousands)                                               Volume        Rate          Net      Volume       Rate          Net
===================================================================================================================================
Interest-earning assets:
  Interest-earning deposits and short-term investments      $   (117)   $    36      $   (81)    $  (111)   $   (81)     $  (192)
  Investment securities                                         (186)     1,143          957      (3,219)      (402)      (3,621)
  FHLB stock                                                      88        (27)          61         119        (71)          48
  Mortgage-backed securities                                  (4,316)     1,642       (2,674)     (3,028)       981       (2,047)
  Loans receivable, net                                        8,254      2,241       10,495      10,173     (2,571)       7,602
-----------------------------------------------------------------------------------------------------------------------------------
          Total interest-earning assets                        3,723      5,035        8,758       3,934     (2,144)       1,790
-----------------------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
  Money market deposit accounts                                  (24)       (68)         (92)        153        (89)          64
  Savings accounts                                               (73)        --          (73)        142        (66)          76
  NOW accounts                                                   327        496          823         339       (145)         194
  Time deposits                                                  541      2,547        3,088        (327)    (2,891)      (3,218)
-----------------------------------------------------------------------------------------------------------------------------------
          Total                                                  771      2,975        3,746         307     (3,191)      (2,884)
  FHLB advances                                                2,334        467        2,801       2,479         79        2,558
  Securities sold under agreements to repurchase                 183        873        1,056      (1,399)      (865)      (2,264)
-----------------------------------------------------------------------------------------------------------------------------------
          Total interest-bearing liabilities                   3,288      4,315        7,603       1,387     (3,977)      (2,590)
-----------------------------------------------------------------------------------------------------------------------------------
Net change in net interest income                           $    435    $   720      $ 1,155     $ 2,547    $ 1,833      $ 4,380
===================================================================================================================================

Comparison of Financial Condition at December 31, 2000 and December 31, 1999

Total assets at December 31, 2000 were $1.640 billion, an increase of $49.3 million, compared to $1.591 billion at December 31, 1999.

Investment securities available for sale decreased by $17.3 million, to a balance of $103.5 million at December 31, 2000, compared to a balance of $120.8 million at December 31, 1999, and mortgage-backed securities available for sale decreased by $78.2 million, to $268.0 million at December 31, 2000, from $346.2 million at December 31, 1999. The investment and mortgage-backed securities available for sale portfolios decreased in order to partly fund growth in the Bank's loans receivable. Additionally, the Company sold $31.9 million of mortgage-backed securities during the third quarter of 2000 to fund the purchase and mortgage loan pipeline of Columbia.

Loan Receivables
(in millions of dollars)
------------------------

1997   $   784
1998   $   941
1999   $ 1,043
2000   $ 1,137

Core Deposit Ratio
------------------

1997      33.0
1998      36.5
1999      37.5
2000      41.5

Loans receivable, net, increased by $93.9 million, or 9.0%, to a balance of $1.137 billion at December 31, 2000, compared to a balance of $1.043 billion at December 31, 1999. The increase was largely attributable to commercial lending (including commercial real estate) initiatives which accounted for $46.6 million of this growth. Mortgage loans held for sale increased to $35.6 million at December 31, 2000 as compared to no mortgage loans held for sale at December 31, 1999 with most of this increase representing loans held by Columbia.

Deposit balances increased $47.2 million to $1.104 billion at December 31, 2000 from $1.057 billion at December 31, 1999, partly due to the results of new branches opened in late 1999 and early 2000. Core deposit categories, a key emphasis for the Company, increased by $61.3 million or 15.5%, as time deposits declined. Stockholders' equity at December 31, 2000 decreased to $157.7 million, compared to $167.5 million at December 31, 1999 due to the execution of the Company's seventh and eighth stock repurchase programs. For the year ended December 31, 2000, the Company repurchased 1,614,892 shares of common stock at a total cost of $28.8 million. Under the 10% repurchase program authorized by the Board of Directors in August 2000, 785,443 shares remain to be purchased as of December 31, 2000.

                       OceanFirst Financial Corp. (OCFC) 2000 Annual Report   15

Results of Operations

Comparison of Operating Results for the Years Ended December 31, 2000 and December 31, 1999

General

Net income increased $35,000 or .2%, to $16.4 million for the year ended December 31, 2000 as compared to net income of $16.3 million for the year ended December 31, 1999. Diluted earnings per share increased 15.8%, to $1.54 for the year ended December 31, 2000 as compared to $1.33 for the year ended December 31, 1999. The higher percentage increase in earnings per share is the result of the Company's repurchase program which reduced the number of shares outstanding for purposes of calculating earnings per share.

Interest Income

Interest income for the year ended December 31, 2000 was $116.1 million, compared to $107.3 million for the year ended December 31, 1999, an increase of $8.8 million. The increase in interest income was due to an increase in the yield on interest-earning assets and an increase in average interest-earning assets. The yield on average interest-earning assets increased to 7.47% on average for year ended December 31, 2000, from 7.08% on average in the same prior year period partly due to a higher rate environment and partly due to a change in the mix of average interest-earning assets towards a higher concentration of loans receivable with a corresponding reduction of lower yielding investment and mortgage-backed securities. For the year ended December 31, 2000 loans receivable represented 71.1% of average interest-earning assets as compared to 65.8% for the same prior year period.

Interest Expense

Interest expense for the year ended December 31, 2000 was $66.4 million, compared to $58.8 million for the year ended December 31, 1999, an increase of $7.6 million, or 12.9%. The increase in interest expense was primarily the result of an increase in the average cost of interest-bearing liabilities, which increased to 4.72% for the year ended December 31, 2000, as compared to 4.38% for the same prior year period and an increase in average interest-bearing liabilities which rose by $66.2 million for the year ended December 31, 2000, as compared to the same prior year period. The Company's focus on lower cost core deposit growth moderated the increase in interest expense, as core deposits represented 38.6% of average deposits (including non-interest-earning deposits) for the year ended December 31, 2000, as compared to 37.2% for the same prior year period.

Provision for Loan Losses

For the year ended December 31, 2000, the Company's provision for loan losses was $985,000, an increase of $85,000, or 9.4% from the same prior year period to reflect the growth in loans receivable and a change in overall loan mix to a greater concentration of commercial loans. The Company's non-performing loans declined slightly to $2.9 million at December 31, 2000, as compared to $3.0 million at December 31, 1999.

Non-Performance Loans
To Total Loans
---------------------------
0.70   0.56    0.28    0.25
1997   1998    1999    2000

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

Other Income

Other income was $6.1 million for the year ended December 31, 2000, as compared to $5.2 million for the same prior year period. The net (loss) gain on the sale of loans and securities was a $41,000 loss for the year ended December 31, 2000 as compared to a $557,000 gain for the same prior year period. The loss for the year ended December 31, 2000 was due to a loss of $1,636,000 on the sale of $31.9 million in mortgage-backed securities available for sale. For the same prior year period the Company recognized a loss of $49,000 on the sale of investment securities available for sale. For the year ended December 31, 2000, the Company sold $118.5 million in mortgage loans at a gain of $1,595,000 as compared to the sale of $49.2 million in mortgage loans at a gain of $606,000 in the same prior year period. The increased gains from loan sales are primarily due to the mortgage banking activities of Columbia. As a mortgage banker, Columbia sells virtually all of its mortgage loan production. The Bank also periodically sells 30-year fixed-rate mortgage loans to assist in the management of interest rate risk.

Fees and service charges increased by $1.1 million or 30.8% for the year ended December 31, 2000 as compared to the same prior year period due to fees associated with the growth in commercial account services and retail core account balances as well as the addition of fee income from trust and asset management services introduced late in the first quarter of 2000.

16        OceanFirst Financial Corp. (OCFC) 2000 Annual Report

Operating Expenses

Operating expenses were $31.6 million for the year ended December 31, 2000, an increase of $3.8 million compared to the same prior year period. The increase was primarily due to operating and related expenses associated with Columbia, the costs associated with the opening of the Bank's twelfth and thirteenth branch offices in September and October 1999; the Bank's fourteenth branch office in May 2000 and the planned introduction of the Company's Trust and Asset Management business line. Federal deposit insurance decreased by $380,000 for the year ended December 31, 2000 as compared to the same prior year period due to a decline in the assessment rate.

Provision for Income Taxes

Income tax expense was $6.8 million for the year ended December 31, 2000, compared to $8.7 million for the year ended December 31, 1999. Income tax expense decreased as the Company recognized a benefit of $1.1 million in the third quarter of 2000 relating to the additional charitable donation expense associated with the formation of OceanFirst Foundation. Charitable donations are tax deductible subject to a limitation of 10% of annual taxable income, however, the Company is able to carry forward any unused portion of the deduction for five years following the year in which the contribution is made. Based on the Company's original estimate of taxable income for 1996 and the carry forward period, $4.3 million of charitable donation expense was considered not tax deductible because the Company believed it was unlikely to realize sufficient earnings over the six year period to take the full deduction. After considering the Company's recent strong earnings performance and expectations for taxable income through December 31, 2001, the Company estimated that an additional $3.0 million of charitable donation expense could be recognized for tax purposes, providing for a tax benefit of $1.1 million. The Company has a remaining charitable expense carry forward of $1,229,000 ($430,000 on an after-tax basis) which expires at December 31, 2001.

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

Interest Income

Interest income for the year ended December 31, 1999 was $107.3 million, compared to $105.6 million for the year ended December 31, 1998, an increase of $1.7 million. The increase in interest income was due to an increase in average interest-earning assets and a change in the mix of average-earning assets towards a higher concentration of loans receivable with a corresponding reduction of lower yielding investment and mortgage-backed securities. For the year ended December 31, 1999 loans receivable represented 65.8% of average interest-earning assets as compared to 58.3% for the same prior year period. The above factors were offset by a decline in the yield on average interest-earning assets, which declined to 7.08% on average from 7.13% on average in the same prior year period.

Interest Expense

Interest expense for the year ended December 31, 1999 was $58.8 million, compared to $61.4 million for the year ended December 31, 1998, a decrease of $2.6 million, or 4.2%. The decrease in interest expense was primarily the result of a decrease in the average cost of interest-bearing liabilities which declined to 4.38% for the year ended December 31, 1999, as compared to 4.74% for the same prior year period. The significant decline in funding cost more than offset an increase in average interest-bearing liabilities, which rose by $47.3 million for the year ended December 31, 1999, as compared to the same prior year period. The Company's focus on lower cost core deposit growth contributed to the decline in interest expense, as core deposits represented 37.2% of average deposits (including non-interest-earning deposits) for the year ended December 31, 1999, as compared to 34.4% for the same prior year period.

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

                  OceanFirst Financial Corp. (OCFC) 2000 Annual Report        17
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

Fees and service charges increased by $1.5 million or 71.0% for the year ended December 31, 1999 as compared to the same prior year period due to fees associated with the growth in commercial account services and retail core account balances as well as the addition of fee income from the sale of Investment Services at OceanFirst alternative investment products, namely mutual funds and annuities, introduced late in the second quarter. This product category was further expanded in the first quarter of 1999 to include life and long-term care insurance. The total fees relating to the sale of alternative investment products amounted to $581,000 for the year ended December 31, 1999, as compared to $104,000 for the corresponding prior year period.

Operating Expenses

Operating expenses were $27.9 million for the year ended December 31, 1999, an increase of $2.4 million compared to the same prior year period. The increase was partly due to nonrecurring direct costs associated with readying the Company's data processing systems for the year 2000, which amounted to $510,000 for the year ended December 31, 1999, as compared to $102,000 for the same prior year period. Also contributing to the increase was marketing and other expenses related to the Bank's branding initiatives; the costs associated with the opening of the Bank's twelfth and thirteenth branch offices in September and October 1999; and the planned introduction of the Company's Trust and Asset Management services.

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

At December 31, 2000, the Company had $52.5 million in outstanding overnight borrowings from the FHLB, an increase from no overnight borrowings at December 31, 1999. The Company utilizes the overnight line from time to time to fund short-term liquidity needs. The Company also had other borrowings of $311.5 million at December 31, 2000, a decrease from $354.9 million at December 31, 1999. These borrowings were used to fund a wholesale leverage strategy designed to improve returns on invested capital.

The Company's cash needs for the year ended December 31, 2000 were primarily satisfied by maturities of investment securities available for sale, principal payments on loans and mortgage-backed securities, proceeds from the sale of mortgage-backed securities, and increased deposits. The cash provided was principally utilized for loan originations, the purchase of investment and mortgage-backed securities, and the purchase of treasury stock. For the year ended December 31, 1999, the cash needs of the Company were primarily satisfied by proceeds from the sale of mortgage loans held for sale, maturities of investment securities available for sale, principal payments on loans and mortgage-backed securities, increased total borrowings and increased deposits. The cash was principally utilized for loan originations, purchases of investment and mortgage-backed securities and the purchase of treasury stock.

Federal regulations require the Bank to maintain minimum levels of liquid assets. The required percentage has varied from time to time based upon economic conditions and savings flows and is currently 4% of net withdrawable savings deposits and borrowings payable on demand or in one year or less during the preceding calendar month. Liquid assets for purposes of this ratio include cash, accrued interest receivable, certain time deposits, U.S. Treasury and Government agencies and other securities and obligations generally having remaining maturities of less than five years. The levels of these assets are dependent on the Bank's operating, financing, lending and investing activities during any given period. As of December 31, 2000 and 1999, the Bank's liquidity ratios were 7.5% and 8.9%, respectively, both in excess of the minimum regulatory requirement.

At December 31, 2000, the Bank exceeded all of its regulatory capital requirements with tangible capital of $119.6 million, or 7.28%, of total adjusted assets, which is above the required level of $24.7 million or 1.5%; core capital of $119.6 million or 7.28% of total adjusted assets, which is above the required level of $49.3 million, or 3.0%; and risk-based capital of $128.6 million, or 13.87% of risk-weighted assets, which is above the required level of $74.2 million or 8.0%. The Bank is considered a "well capitalized" institution under the Office of Thrift Supervision's prompt corrective action regulations.

18        OceanFirst Financial Corp. (OCFC) 2000 Annual Report

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

Impact of New Accounting Pronouncements

In March 2000, the Financial Accounting Standards Board (FASB) issued Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion No. 25." The interpretation clarifies certain issues with respect to the application of Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" (APB Opinion No. 25). The interpretation results in a number of changes in the application of APB Opinion No. 25 including, the accounting for modifications to equity awards as well as extending APB Opinion No. 25 accounting treatment to options granted to outside directors for their services as directors. The provisions of the interpretation were effective July 1, 2000 and apply prospectively, except for certain modifications to equity awards made after December 15, 1998. The initial adoption of the interpretation did not have a significant impact on the Company's financial statements.

In June 2000, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment to FASB Statement No. 133." SFAS No. 138 amends certain aspects of SFAS No. 133 to simplify the accounting for derivatives and hedges under SFAS No. 133. SFAS No. 138 is effective upon the company's adoption of SFAS No. 133 (January 1, 2001). The initial adoption of SFAS No. 133 and SFAS No. 138 did not have a material impact on the Company's financial statements.

In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (A Replacement of FASB Statement 125)." SFAS No. 140 supersedes and replaces the guidance in SFAS No. 125 and, accordingly, provides guidance on the following topics: securitization transactions involving financial assets; sales of financial assets such as receivables, loans, and securities; factoring transactions; wash sales; servicing assets and liabilities; collateralized borrowing arrangements; securities lending transactions; repurchase agreements; loan collateralized borrowing arrangements; securities lending transactions; repurchase agreements; loan participations; and extinguishment of liabilities. While most of the provisions of SFAS No. 140 are effective for transactions entered into after March 31, 2001, companies with fiscal year ends that hold beneficial interests from previous securitizations will be required to make additional disclosures in their December 31, 2000 financial statements. The initial adoption of SFAS No. 140 did not have a material impact on the Company's financial statements.

Private Securities Litigation Reform Act Safe Harbor Statement

In addition to historical information, this annual report may include certain forward looking statements based on current management expectations. The Company's actual results could differ materially from those management expectations. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal and state tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of the Bank's loan and investment portfolios, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. Further description of the risks and uncertainties to the business are included in Item 1, BUSINESS of the Company's 2000 Form 10-K.

                  OceanFirst Financial Corp. (OCFC) 2000 Annual Report        19

-------------------------------------------------------------------------------

                Consolidated Statements of Financial Condition

December 31, 2000 and 1999
(dollars in thousands, except per share amounts)

                                                                                             2000                  1999
-----------------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks                                                                $    7,235            $   10,007
Investment securities available for sale (notes 4 and 10)                                 103,536               120,780
Federal Home Loan Bank of New York stock, at cost (note 10)                                20,000               1 6,800
Mortgage-backed securities available for sale (notes 5 and 10)                            268,042               346,182
Loans receivable, net (notes 6 and 10)                                                  1,136,879             1,042,975
Mortgage loans held for sale                                                               35,588                     -
Interest and dividends receivable (note 7)                                                  9,318                 8,468
Real estate owned, net                                                                        157                   292
Premises and equipment, net (note 8)                                                       14,676                13,889
Servicing asset (note 6)                                                                    6,363                 2,244
Other assets (note 11)                                                                     38,423                29,270
-----------------------------------------------------------------------------------------------------------------------
    Total assets                                                                       $1,640,217            $1,590,907
=======================================================================================================================

Liabilities and Stockholders' Equity
Deposits (note 9)                                                                      $1,104,188            $1,056,950
Federal Home Loan Bank advances (note 10)                                                 127,500               115,000
Securities sold under agreements to repurchase (note 10)                                  236,494               239,867
Advances by borrowers for taxes and insurance                                               6,388                 5,990
Other liabilities (note 11)                                                                 7,911                 5,570
-----------------------------------------------------------------------------------------------------------------------
    Total liabilities                                                                   1,482,481             1,423,377
-----------------------------------------------------------------------------------------------------------------------
Stockholders' equity (notes 3, 11, 12 and 13):
   Preferred stock, $.01 par value, 5,000,000 shares authorized, no shares issued               -                     -
   Common stock, $.01 par value, 55,000,000 shares authorized,
     18,118,248 shares issued and 11,084,123 and 12,620,923 shares outstanding
     at December 31, 2000 and 1999, respectively                                              181                   181
   Additional paid-in capital                                                             179,805               178,850
   Retained earnings                                                                      121,737               113,169
   Accumulated other comprehensive loss                                                    (4,927)               (9,568)
   Less:  Unallocated common stock held by Employee Stock Ownership Plan                  (14,156)              (15,727)
             Unearned Incentive Awards                                                     (2,096)               (4,030)
             Treasury stock, 7,034,125 and  5,497,325 shares at December 31, 2000 and
             1999, respectively                                                          (122,808)              (95,345)
-----------------------------------------------------------------------------------------------------------------------
     Total stockholders' equity                                                           157,736               167,530
-----------------------------------------------------------------------------------------------------------------------
Commitments and contingencies (note 14)

      Total liabilities and stockholders' equity                                       $1,640,217            $1,590,907
=======================================================================================================================

See accompanying notes to consolidated financial statements.

20 OceanFirst Financial Corp. (OCFC) 2000 Annual Report

                       Consolidated Statements of Income

(in thousands, except per share amounts)

Years Ended December 31, 2000, 1999 and 1998                                    2000             1999              1998
-----------------------------------------------------------------------------------------------------------------------
Interest income:
  Loans                                                                   $   85,135         $ 74,640          $ 67,038
  Mortgage-backed securities                                                  20,948           23,622            25,669
  Investment securities and other                                             10,022            9,085            12,850
-----------------------------------------------------------------------------------------------------------------------
      Total interest income                                                  116,105          107,347           105,557
-----------------------------------------------------------------------------------------------------------------------
Interest expense:
  Deposits (note 9)                                                           44,666           40,920            43,804
  Borrowed funds                                                              21,746           17,889            17,595
-----------------------------------------------------------------------------------------------------------------------
      Total interest expense                                                  66,412           58,809            61,399
-----------------------------------------------------------------------------------------------------------------------
      Net interest income                                                     49,693           48,538            44,158
Provision for loan losses (note 6)                                               985              900               900
-----------------------------------------------------------------------------------------------------------------------
      Net interest income after provision for loan losses                     48,708           47,638            43,258
-----------------------------------------------------------------------------------------------------------------------
Other income:
  Fees and service charges                                                     4,667            3,569             2,087
  Net (loss) gain on sales of loans and securities
     available for sale (notes 4 and 5)                                          (41)             557              (622)
  Net income from other real estate operations                                   171              148               209
  Other                                                                        1,348              952               737
-----------------------------------------------------------------------------------------------------------------------
      Total other income                                                       6,145            5,226             2,411
-----------------------------------------------------------------------------------------------------------------------
Operating expenses:
  Compensation and employee benefits (notes 12 and 13)                        17,870           15,378            14,604
  Occupancy (note 14)                                                          2,261            2,133             1,936
  Equipment                                                                    1,661            1,375             1,362
  Marketing                                                                    1,685            1,733             1,427
  Federal deposit insurance                                                      479              859               865
  Data processing                                                              1,702            1,333             1,278
  General and administrative                                                   5,987            5,041             3,985
-----------------------------------------------------------------------------------------------------------------------
      Total operating expenses                                                31,645           27,852            25,457
-----------------------------------------------------------------------------------------------------------------------
      Income before provision for income taxes                                23,208           25,012            20,212
Provision for income taxes (note 11)                                           6,826            8,665             7,240
-----------------------------------------------------------------------------------------------------------------------
      Net income                                                          $   16,382         $ 16,347          $ 12,972
=======================================================================================================================
Basic earnings per share                                                  $     1.59         $   1.36          $    .97
=======================================================================================================================
Diluted earnings per share                                                $     1.54         $   1.33          $    .95
=======================================================================================================================
Average basic shares outstanding (note 1)                                     10,293           11,990            13,335
=======================================================================================================================
Average diluted shares outstanding (note 1)                                   10,666           12,299            13,677
=======================================================================================================================

See accompanying notes to consolidated financial statements.


                        OceanFirst Financial Corp. (OCFC) 2000 Annual Report  21

          Consolidated Statements of Changes in Stockholders' Equity

(dollars in thousands, except per share amounts)

                                                                                                   Accumulated    Employee
                                                                          Additional                     Other       Stock
                                                                  Common     Paid-In    Retained Comprehensive   Ownership
Years Ended December 31, 2000, 1999 and 1998                       Stock     Capital    Earnings  (Loss)Income        Plan
--------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997                                   $     181   $ 177,223   $  97,487    $     989    $ (10,903)
--------------------------------------------------------------------------------------------------------------------------
Comprehensive income:
 Net income                                                           --          --      12,972           --           --
 Other comprehensive loss:
   Unrealized loss on securities (net of tax benefit $1,620)          --          --          --       (2,750)          --
   Reclassification adjustment for losses included
    in net income (net of tax benefit $315)                           --          --          --          535           --
--------------------------------------------------------------------------------------------------------------------------
Total comprehensive income                                            --          --          --           --           --
--------------------------------------------------------------------------------------------------------------------------
Earned Incentive Awards                                               --          --          --           --           --
Tax Benefit of stock plans                                            --         463          --           --           --
Purchase 1,078,292 shares of common stock                             --          --          --           --           --
Allocation of ESOP stock                                              --          --          --           --        1,727
ESOP adjustment                                                       --         623          --           --           --
Cash dividend - $.46 per share                                        --          --      (6,470)          --           --
Acquisition of 422,500 shares of common stock by ESOP                 --          --          --           --       (8,200)
Exercise of stock options                                             --          --          (7)          --           --
--------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998                                         181     178,309     103,982       (1,226)     (17,376)
--------------------------------------------------------------------------------------------------------------------------
Comprehensive income:
 Net income                                                           --          --      16,347           --           --
 Other comprehensive loss:
   Unrealized loss on securities (net of tax benefit $4,917)          --          --          --       (8,373)          --
   Reclassification adjustment for losses included
    in net income (net of tax benefit $18)                            --          --          --           31           --
--------------------------------------------------------------------------------------------------------------------------
Total comprehensive income                                            --          --          --           --           --
--------------------------------------------------------------------------------------------------------------------------
Earned Incentive Awards                                               --          --          --           --           --
Purchase 2,010,061 shares of common stock                             --          --          --           --           --
Allocation of ESOP stock                                              --          --          --           --        1,649
ESOP adjustment                                                       --         541          --           --           --
Cash dividend - $.57 per share                                        --          --      (7,157)          --           --
Exercise of stock options                                             --          --          (3)          --           --
--------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999                                         181     178,850     113,169       (9,568)     (15,727)
--------------------------------------------------------------------------------------------------------------------------
Comprehensive income:
 Net income                                                           --          --      16,382           --           --
 Other comprehensive gain:
   Unrealized gain on securities (net of tax expense $2,153)          --          --          --        3,578           --
   Reclassification adjustment for losses included
    in net income (net of tax benefit $573)                           --          --          --        1,063           --
--------------------------------------------------------------------------------------------------------------------------
Total comprehensive income                                            --          --          --           --           --
--------------------------------------------------------------------------------------------------------------------------
Earned Incentive Awards                                               --          --          --           --           --
Tax benefit of stock plans                                            --         258          --           --           --
Purchase 1,614,892 shares of common stock                             --          --          --           --           --
Allocation of ESOP stock                                              --          --          --           --        1,571
ESOP adjustment                                                       --         697          --           --           --
Cash dividend - $.72 per share                                        --          --      (7,622)          --           --
Exercise of stock options                                             --          --        (192)          --           --
--------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2000                                   $     181   $ 179,805   $ 121,737    $  (4,927)   $ (14,156)
==========================================================================================================================

                                                                Unearned
                                                               Incentive  Treasury
Years Ended December 31, 2000, 1999 and 1998                      Awards     Stock           Total
--------------------------------------------------------------------------------------------------
Balance at December 31, 1997                                   $  (7,897)   $ (41,536)   $ 215,544
--------------------------------------------------------------------------------------------------
Comprehensive income:
 Net income                                                           --           --       12,972
 Other comprehensive loss:
   Unrealized loss on securities (net of tax benefit $1,620)          --           --       (2,750)
   Reclassification adjustment for losses included
    in net income (net of tax benefit $315)                           --           --          535
--------------------------------------------------------------------------------------------------
Total comprehensive income                                            --           --       10,757
--------------------------------------------------------------------------------------------------
Earned Incentive Awards                                            1,934           --        1,934
Tax Benefit of stock plans                                            --           --          463
Purchase 1,078,292 shares of common stock                             --      (18,672)     (18,672)
Allocation of ESOP stock                                              --           --        1,727
ESOP adjustment                                                       --           --          623
Cash dividend - $.46 per share                                        --           --       (6,470)
Acquisition of 422,500 shares of common stock by ESOP                 --           --       (8,200)
Exercise of stock options                                             --           41           34
--------------------------------------------------------------------------------------------------
Balance at December 31, 1998                                      (5,963)     (60,167)     197,740
--------------------------------------------------------------------------------------------------
Comprehensive income:
 Net income                                                           --           --       16,347
 Other comprehensive loss:
   Unrealized loss on securities (net of tax benefit $4,917)          --           --       (8,373)
   Reclassification adjustment for losses included
    in net income (net of tax benefit $18)                            --           --           31
--------------------------------------------------------------------------------------------------
Total comprehensive income                                            --           --        8,005
--------------------------------------------------------------------------------------------------
Earned Incentive Awards                                            1,933           --        1,933
Purchase 2,010,061 shares of common stock                             --      (35,198)     (35,198)
Allocation of ESOP stock                                              --           --        1,649
ESOP adjustment                                                       --           --          541
Cash dividend - $.57 per share                                        --           --       (7,157)
Exercise of stock options                                             --           20           17
--------------------------------------------------------------------------------------------------
Balance at December 31, 1999                                      (4,030)     (95,345)     167,530
--------------------------------------------------------------------------------------------------
Comprehensive income:
 Net income                                                           --           --       16,382
 Other comprehensive gain:
   Unrealized gain on securities (net of tax expense $2,153)          --           --        3,578
   Reclassification adjustment for losses included
    in net income (net of tax benefit $573)                           --           --        1,063
--------------------------------------------------------------------------------------------------
Total comprehensive income                                            --           --       21,023
--------------------------------------------------------------------------------------------------
Earned Incentive Awards                                            1,934           --        1,934
Tax benefit of stock plans                                            --           --          258
Purchase 1,614,892 shares of common stock                             --      (28,800)     (28,800)
Allocation of ESOP stock                                              --           --        1,571
ESOP adjustment                                                       --           --          697
Cash dividend - $.72 per share                                        --           --       (7,622)
Exercise of stock options                                             --        1,337        1,145
--------------------------------------------------------------------------------------------------
Balance at December 31, 2000                                   $  (2,096)   $(122,808)   $ 157,736
==================================================================================================

See accompanying notes to consolidated financial statements.

22   OceanFirst Financial Corp. (OCFC) 2000 Annual Report

--------------------------------------------------------------------------------
                     Consolidated Statements of Cash Flows

(in thousands, except per share amounts)
Years Ended December 31, 2000, 1999 and 1998                                                     2000         1999         1998
-----------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                                                                  $  16,382    $  16,347    $  12,972
-----------------------------------------------------------------------------------------------------------------------------------
Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization of premises and equipment                                       1,640        1,509        1,472
    Amortization of Incentive Awards                                                              1,934        1,933        1,934
    Amortization of ESOP                                                                          1,571        1,649        1,727
    ESOP adjustment                                                                                 697          541          623
    Amortization of servicing asset                                                                 673          351          572
    Amortization of deposit premium                                                                 103          103           52
    Net premium amortization in excess of  discount accretion on securities                         384        1,044        3,190
    Net accretion of deferred fees and discounts in excess of premium amortization
      on loans                                                                                     (280)        (310)        (533)
    Provision for loan losses                                                                       985          900          900
    Deferred taxes                                                                                 (193)         757        1,749
    Net gain on sales of real estate owned                                                         (209)        (246)        (173)
    Net loss (gain) on sales of loans and securities available for sale                              41         (557)         622
    Proceeds from sales of mortgage loans held for sale                                         119,139       48,719       16,301
    Mortgage loans originated for sale                                                         (130,761)     (22,973)     (41,212)
    (Increase) decrease in interest and dividends receivable                                       (752)       1,352        1,244
    Increase in other assets                                                                     (2,405)      (2,384)      (6,484)
    Increase (decrease) in other liabilities                                                      1,656       (5,979)       6,746
-----------------------------------------------------------------------------------------------------------------------------------
   Total adjustments                                                                             (5,777)      26,409      (11,270)
-----------------------------------------------------------------------------------------------------------------------------------
     Net cash provided by operating activities                                                   10,605       42,756        1,702
-----------------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
    Net increase in loans receivable                                                            (95,377)    (103,663)    (129,468)
    Loans purchased                                                                                  --           --      (29,207)
    Proceeds from sales of investment and mortgage-backed securities available
     for sale                                                                                    30,279          121       47,974
    Purchase of investment securities available for sale                                        (21,089)     (15,423)    (128,751)
    Purchase of mortgage-backed securities available for sale                                    (5,059)     (97,251)    (181,095)
    Proceeds from maturities of investment securities available for sale                         37,700       30,043      195,216
    Principal payments on mortgage-backed securities available for sale                          58,901      120,460      204,359
    Purchases of Federal Home Loan Bank of New York stock                                        (3,200)          --       (1,820)
    Proceeds from sales of real estate owned                                                      1,211        1,106        2,320
    Purchases of premises and equipment                                                          (2,108)      (1,451)      (1,140)
    Acquisition of Columbia Equities, Ltd., net of cash and cash equivalents                     (2,954)          --           --
-----------------------------------------------------------------------------------------------------------------------------------
      Net cash used in investing activities                                                      (1,696)     (66,058)     (21,612)
-----------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
    Acquisition of deposits                                                                          --           --       10,732
    Deposit premium                                                                                  --           --       (1,030)
    Increase in deposits                                                                         47,238       21,699       47,755
    Increase (decrease) in short-term borrowings                                                 50,127      (71,741)      72,208
    Proceeds from Federal Home Loan Bank advances                                                55,000      105,000       10,000
    Repayments of Federal Home Loan Bank Advances                                              (127,696)          --           --
    Proceeds from securities sold under agreements to repurchase                                 85,000       83,754      120,000
    Repayments of securities sold under agreements to repurchase                                (86,000)     (74,254)    (198,700)
    Increase (decrease) in advances by borrowers for taxes and insurance                            (73)         894          323
    Exercise of stock options                                                                     1,145           17           34
    Dividends paid                                                                               (7,622)      (7,157)      (6,470)
    Purchase of ESOP shares                                                                          --           --       (8,200)
    Purchase of treasury stock                                                                  (28,800)     (35,198)     (18,672)
-----------------------------------------------------------------------------------------------------------------------------------
      Net cash (used in) provided by financing activities                                       (11,681)      23,014       27,980
-----------------------------------------------------------------------------------------------------------------------------------
      Net (decrease) increase in cash and due from banks                                         (2,772)        (288)       8,070
Cash and due from banks at beginning of year                                                     10,007       10,295        2,225
-----------------------------------------------------------------------------------------------------------------------------------
Cash and due from banks at end of year                                                        $   7,235    $  10,007    $  10,295
====================================================================================================================================
Supplemental Disclosure of Cash Flow Information:
  Cash paid during the year for:
      Interest                                                                                $  66,073    $  58,238    $  60,658
      Income taxes                                                                                5,310       13,416           30
  Noncash investing activities:
      Transfer of loans receivable to real estate owned                                             768        1,109          992
      Mortgage loans securitized into  mortgage-backed securities                             $  23,042    $  37,200    $  16,082
====================================================================================================================================

See accompanying notes to consolidated financial statements.

                  OceanFirst Financial Corp. (OCFC)  2000 Annual Report       23

--------------------------------------------------------------------------------
                  Notes to Consolidated Financial Statements

(1) Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of OceanFirst Financial Corp. (the "Company") and its wholly-owned subsidiary, OceanFirst Bank (the "Bank") and its wholly-owned subsidiaries, Columbia Equities, Ltd. ("Columbia"), OceanFirst Realty, Inc. and OceanFirst Service Corp. All significant intercompany accounts and transactions have been eliminated in consolidation.

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

Investment and Mortgage-Backed Securities

The Company classifies all investment and mortgage-backed securities as available for sale. Securities available for sale include securities that management intends to use as part of its asset/liability management strategy. Such securities are carried fair value and unrealized gains and losses, net of related tax effect, are excluded from earnings, but are included as a separate component of stockholders' equity. Gains or losses on the sale of such securities are included in other income using the specific identification method.

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

24      OceanFirst Financial Corp. (OCFC) 2000 Annual Report

--------------------------------------------------------------------------------

Mortgage Servicing Rights, or MSR

The Company recognizes as a separate asset the rights to service mortgage loans, whether those rights are acquired through loan purchase or loan origination activities. MSR's are amortized in proportion to and over the estimated period of net servicing income. MSR's are stratified by underlying loan type (primarily fixed and adjustable) and interest rate. The estimated fair value of each MSR stratum is determined through a discounted analysis of future cash flows, incorporating numerous assumptions including servicing income, servicing costs, market discount rates, prepayment speeds and default rates. Impairment of the MSR is assessed on the fair value of those rights on a stratum- by-stratum basis with any impairment recognized through a valuation allowance for each impaired stratum. Individual allowances for each stratum are then adjusted in subsequent periods to reflect changes in the measurement of impairment.

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

Stock Based Compensation

The Company accounts for stock based compensation using the intrinsic value method under Accounting Principles Board No. 25 and accordingly has recognized no compensation expense under this method. The fair value pro-forma disclosures required by Statement of Financial Accounting Standards No. 123 are included in note 13 - Incentive Plan.

Comprehensive Income

Comprehensive income is divided into net income and other comprehensive income. Other comprehensive income includes items previously recorded directly in equity, such as unrealized gains or losses on securities available for sale.

Intangible Assets

Goodwill and core deposit premiums are amortized using the straight line method over periods from five to ten years. Intangible assets are periodically evaluated for impairment in response to changes in circumstances or events.

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

The following reconciles shares outstanding for basic and diluted earnings per share for the years ended December 31, 2000, 1999 and 1998 (in thousands):

Year ended December 31,                   2000              1999       1998
-----------------------------------------------------------------------------
Weighted average shares outstanding     11,766            13,727     15,174
Less: Unallocated ESOP shares           (1,180)           (1,309)    (1,281)
      Unallocated Incentive

      Award shares                        (293)             (428)      (558)
-----------------------------------------------------------------------------
Average basic shares outstanding        10,293            11,990     13,335
Add:  Effect of dilutive securities:
      Stock options                        225               148        171
      Incentive Awards                     148               161        171
-----------------------------------------------------------------------------
Average diluted shares outstanding      10,666            12,299     13,677
=============================================================================

(2) Acquisition

The Bank completed the acquisition of Columbia, a mortgage brokerage company based in Tarrytown, New York on August 18, 2000 in a transaction accounted for as a purchase. Accordingly, the assets and liabilities of Columbia were recorded on the books of the Bank at their fair market values of $37.1 million and $34.1 million, respectively. The purchase price was $4 million. The Company's consolidated results of operations include Columbia's results commencing on August 18, 2000. Pro-forma financial information was not presented for the period prior to the acquisition due to the insignificance of Columbia's operating results.

(3) Regulatory Matters

At the time of the conversion to a federally chartered stock savings bank, the Bank established a liquidation account with a balance equal to its retained earnings at March 31, 1996. The balance in the liquidation account at December 31, 2000 was approximately $13.1 million. The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their accounts at the Bank after the conversion. The liquidation account will be reduced annually to the extent that the eligible account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an eligible

                       OceanFirst Financial Corp. (OCFC) 2000 Annual Report   25

--------------------------------------------------------------------------------
            Notes to Consolidated Financial Statements (continued)


account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held.

Office of Thrift Supervision (OTS) regulations require savings institutions to maintain minimum levels of regulatory capital. Under the regulations in effect at December 31, 2000, the Bank was required to maintain a minimum ratio of tangible capital to total adjusted assets of 1.5%; a minimum ratio of Tier 1
(core) capital to total adjusted assets of 3.0%; and a minimum ratio of total (core and supplementary) capital to risk-weighted assets of 8.0%.

Under its prompt corrective action regulations, the OTS is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on the institution's financial statements. The regulations establish a framework for the classification of savings institutions into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally an institution is considered well capitalized if it has a Tier 1 ratio of at least 6.0%; and a total risk-based capital ratio of at least 10.0%. At December 31, 2000 and 1999 the Bank was considered well capitalized.

The following is a summary of the Bank's actual capital amounts and ratios as of December 31, 2000 and 1999, compared to the OTS minimum capital adequacy requirements and the OTS requirements for classification as a well capitalized institution (in thousands).

                                                                         To be well
                                                          For           capitalized
                                                        capital         under prompt
                                                       adequacy          corrective
                                       Actual          purposes            action
-----------------------------------------------------------------------------------------
As of December 31, 2000:          Amount   Ratio   Amount    Ratio    Amount    Ratio
-----------------------------------------------------------------------------------------
  Tangible capital              $119,591     7.3%  $24,653    1.5%    $     -      -%
  Core capital                   119,591     7.3    49,307    3.0      82,178    5.0
  Tier 1 risk-based capital      119,591    12.9    37,099    4.0      55,649    6.0
  Risk-based capital             128,597    13.9    74,198    8.0      92,748   10.0
-----------------------------------------------------------------------------------------

As of December 31, 1999:
-----------------------------------------------------------------------------------------
  Tangible capital              $149,711     9.4%  $23,950    1.5%    $     -      -%
  Core capital                   149,711     9.4    47,900    3.0      79,833    5.0
  Tier 1 risk-based capital      149,711    17.9    33,433    4.0      50,150    6.0
  Risk-based capital             157,828    18.9    66,867    8.0      83,584   10.0
=========================================================================================

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

(4) Investment Securities Available for Sale

The amortized cost and estimated market value of investment securities available for sale at December 31, 2000 and 1999 are as follows (in thousands):

                                         Gross         Gross       Estimated
                           Amortized   Unrealized   Unrealized      Market
December 31, 2000            Cost        Gains        Losses        Value
--------------------------------------------------------------------------------
United States Government
 and agency obligations    $ 24,469      $  4        $  (100)      $ 24,373
State and municipal
  obligations                 5,561         -           (405)         5,156
Corporate debt securities    75,124         -         (5,508)        69,616
Equity investments            3,757       634              -          4,391
--------------------------------------------------------------------------------
                           $108,911      $638        $(6,013)      $103,536
================================================================================

                                         Gross         Gross       Estimated
                           Amortized   Unrealized   Unrealized      Market
December 31, 1999            Cost        Gains        Losses        Value
--------------------------------------------------------------------------------
United States Government
 and agency obligations     $ 40,964     $  -         $  (787)     $ 40,177
State and municipal
 obligations                   5,761        -            (758)        5,003
Corporate debt securities     75,050        -          (2,483)       72,567
Equity investments             3,668        -            (635)        3,033
--------------------------------------------------------------------------------
                            $125,443     $  -         $(4,663)     $120,780
================================================================================

Gross losses on the sale of investment securities available for sale of $0, $49,000 and $0 were realized in 2000, 1999 and 1998, respectively. There were no gains realized during these periods.

The amortized cost and estimated market value of investment securities available for sale, excluding equity investments, at December 31, 2000 by contractual maturity, are shown below (in thousands). Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. At December 31, 2000, investment securities available for sale with an amortized cost and estimated market value of $94,065,000 and $88,812,000 respectively, were callable prior to the maturity date.

                                                              Estimated
                                               Amortized       Market
December 31, 2000                                Cost          Value
-------------------------------------------------------------------------
Less than one year                             $    999        $ 1,003
Due after one year through five years             5,000          5,000
Due after five years through ten years           18,470         18,370
Due after ten years                              80,685         74,772
-------------------------------------------------------------------------
                                               $105,154        $99,145
=========================================================================

26     OceanFirst Financial Corp. (OCFC) 2000 Annual Report

--------------------------------------------------------------------------------

(5)  Mortgage-Backed Securities Available for Sale

The amortized cost and estimated market value of mortgage-backed securities available for sale at December 31, 2000 and 1999 are as follows (in thousands):

                                                   Gross       Gross   Estimated
                                   Amortized  Unrealized  Unrealized      Market
December 31, 2000                       Cost       Gains      Losses       Value
================================================================================
FHLMC                             $   48,888   $      95   $    (199)   $ 48,784
FNMA                                  37,172          82        (245)     37,009
GNMA                                  34,092          --        (252)     33,840
Collateralized mortgage
  obligations                        150,335         176      (2,102)    148,409
--------------------------------------------------------------------------------
                                  $  270,487   $     353   $  (2,798)   $268,042
================================================================================

                                                   Gross       Gross   Estimated
                                   Amortized  Unrealized  Unrealized      Market
December 31, 1999                       Cost       Gains      Losses       Value
================================================================================
FHLMC                             $   65,111   $      73   $    (700)   $ 64,484
FNMA                                  48,424          43        (615)     47,852
GNMA                                  41,467          --        (898)     40,569
Collateralized mortgage
  obligations                        201,704          --      (8,427)    193,277
--------------------------------------------------------------------------------
                                  $  356,706   $     116   $ (10,640)   $346,182
================================================================================

Gross losses on the sale of mortgage-backed securities available for sale of $1,636,000, $0 and $850,000 were realized in 2000, 1999 and 1998, respectively.
There were no gains realized during these periods.

Collateralized mortgage obligations issued by FHLMC, FNMA, GNMA and private interests amounted to $39,458,000, $16,303,000, $7,581,000 and $85,067,000,
respectively, at December 31, 2000 and $53,518,000, $13,064,000, $8,901,000 and
$117,794,000, respectively, at December 31, 1999. The privately issued CMOs have generally been underwritten by large investment banking firms with the timely payment of principal and interest on these securities supported (credit enhanced) in varying degrees by either insurance issued by a financial guarantee insurer, letters of credit or subordination techniques. Substantially all such securities are triple "A" rated by one or more of the nationally recognized securities rating agencies. The privately-issued CMOs are subject to certain credit-related risks normally not associated with U.S. Government Agency CMOs. Among such risks is the limited loss protection generally provided by the various forms of credit enhancements as losses in excess of certain levels are not protected. Furthermore, the credit enhancement itself is subject to the creditworthiness of the enhancer. Thus, in the event a credit enhancer does not fulfill its obligations, the CMO holder could be subject to risk of loss similar to a purchaser of a whole loan pool. Management believes that the credit enhancements are adequate to protect the Company from losses and has, therefore, not provided an allowance for losses on its privately-issued CMOs.

The contractual maturities of mortgage-backed securities available for sale generally exceed 20 years; however, the effective lives are expected to be shorter due to anticipated prepayments.

(6) Loans Receivable, Net

A summary of loans receivable at December 31, 2000 and 1999 follows (in thousands):

December 31,                                                 2000          1999
===============================================================================
Real estate mortgage:
   One to four-family                                 $   956,336   $   917,024
   Commercial real estate, multi-family and land           89,663        57,142
   FHA insured & VA guaranteed                              1,782           457
-------------------------------------------------------------------------------
                                                        1,047,781       974,623
-------------------------------------------------------------------------------
Real estate construction                                    7,973         7,791
Consumer                                                   62,923        56,040
Commercial                                                 29,687        15,569
-------------------------------------------------------------------------------
    Total loans                                         1,148,364     1,054,023
-------------------------------------------------------------------------------
Loans in process                                           (2,927)       (2,790)
Deferred origination costs (fees), net                        561           (78)
Unearned premium                                               19            43
Allowance for loan losses                                  (9,138)       (8,223)
-------------------------------------------------------------------------------
                                                          (11,485)      (11,048)
-------------------------------------------------------------------------------
                                                      $ 1,136,879   $ 1,042,975
===============================================================================


At December 31, 2000, 1999 and 1998 loans in the amount of $2,923,000, $2,985,000 and $5,424,000, respectively, were three or more months delinquent or in the process of foreclosure and the Company was not accruing interest income. The Company had no impaired loans at December 31, 2000 and 1999. If interest income on nonaccrual loans had been current in accordance with their original terms, approximately $132,000, $52,000 and $270,000 of interest income for the years ended December 31, 2000, 1999 and 1998, respectively, would have been recorded. At December 31, 2000, there were no commitments to lend additional funds to borrowers whose loans are classified as nonperforming.

An analysis of the allowance for loan losses for the years ended December 31, 2000, 1999 and 1998 is as follows (in thousands):

Year Ended December 31,                                  2000     1999     1998
===============================================================================
Balance at beginning of year                           $8,223   $7,460   $6,612
Provision charged to operations                           985      900      900
Charge-offs                                               (92)    (241)     (65)
Recoveries                                                 22      104       13
-------------------------------------------------------------------------------
Balance at end of year                                 $9,138   $8,223   $7,460
===============================================================================

An analysis of the servicing asset for the years ended December 31, 2000, 1999 and 1998 is as follows (in thousands):

Year Ended December 31,                                  2000     1999     1998
===============================================================================
Balance at beginning of year                           $2,244   $1,406   $1,586
Purchase, net of sales                                  3,481       --       --
Capitalized mortgage servicing rights                   1,311    1,189      392
Amortization                                             (673)    (351)    (572)
-------------------------------------------------------------------------------
Balance at end of year                                 $6,363   $2,244   $1,406
===============================================================================

                       OceanFirst Financial Corp. (OCFC) 2000 Annual Report   27

--------------------------------------------------------------------------------
            Notes to Consolidated Financial Statements (continued)

(7)  Interest and Dividends Receivable

A summary of interest and dividends receivable at December 31, 2000 and 1999 follows (in thousands):

December 31,                                                       2000     1999
================================================================================
Loans                                                            $6,480   $4,881
Investment securities                                             1,177    1,487
Mortgage-backed securities                                        1,661    2,100
--------------------------------------------------------------------------------
                                                                 $9,318   $8,468
================================================================================

(8)  Premises and Equipment, Net

Premises and equipment at December 31, 2000 and 1999 are summarized as follows (in thousands):

December 31,                                                      2000     1999
===============================================================================
Land                                                          $  3,195  $ 3,195
Buildings and improvements                                      11,255   11,167
Leasehold improvements                                           1,619    1,266
Furniture and equipment                                          8,647    7,559
Automobiles                                                        118      148
Construction in progress                                           687        8
-------------------------------------------------------------------------------
Total                                                           25,521   23,343
Accumulated depreciation and amortization                      (10,845)  (9,454)
-------------------------------------------------------------------------------
                                                              $ 14,676  $13,889
===============================================================================

(9)  Deposits

Deposits, including accrued interest payable of $459,000 and $266,000 at December 31, 2000 and 1999, respectively, are summarized as follows (in thousands):

December 31,                                    2000                    1999
===============================================================================
                                              Weighted                 Weighted
                                               Average                  Average
                                     Amount       Cost         Amount      Cost
-------------------------------------------------------------------------------
Non-interest bearing accounts      $   49,910        - %   $   31,328         -%
NOW accounts                          170,976     2.83        113,426      1.59
Money market deposit accounts          71,010     2.58         80,597      2.61
Savings accounts                      165,866     2.00        171,064      2.03
Time deposits                         646,426     5.82        660,535      5.18
-------------------------------------------------------------------------------
                                   $1,104,188     4.31%    $1,056,950      3.94%
===============================================================================

Included in time deposits at December 31, 2000 and 1999, respectively, is $90,172,000 and $73,388,000 in deposits of $100,000 and over.

Time deposits at December 31, 2000 mature as follows (in thousands):

December 31,                                                               2000
===============================================================================
2001                                                                  $ 465,936
2002                                                                    110,035
2003                                                                     40,269
2004                                                                     26,489
2005                                                                      1,641
Thereafter                                                                2,056
-------------------------------------------------------------------------------
                                                                      $ 646,426
===============================================================================

Interest expense on deposits for the years ended December 31, 2000, 1999 and 1998 was as follows (in thousands):

Year ended December 31,                                  2000     1999     1998
===============================================================================
NOW accounts                                          $ 2,534  $ 1,711  $ 1,517
Money market deposit accounts                           1,998    2,090    2,026
Savings accounts                                        3,445    3,518    3,442
Time deposits                                          36,689   33,601   36,819
-------------------------------------------------------------------------------
                                                      $44,666  $40,920  $43,804
===============================================================================

(10) Borrowed Funds

Borrowed funds are summarized as follows (in thousands):

December 31,                                 2000                   1999
===============================================================================
                                                Weighted               Weighted
                                                 Average                Average
                                         Amount     Rate       Amount      Rate
-------------------------------------------------------------------------------
Federal Home Loan Bank
 advances                              $127,500     6.00%    $115,000      5.97%

Securities sold under
 agreements to repurchase               236,494     5.79      239,867      5.66
-------------------------------------------------------------------------------
                                       $363,994     5.86%    $354,867      5.76%
===============================================================================

Information concerning Federal Home Loan Bank ("FHLB") advances and securities sold under agreements to repurchase ("reverse repurchase agreements") is summarized as follows (in thousands):

                                                                  Reverse
                                                 FHLB           Repurchase
                                               Advances         Agreements
===============================================================================
                                             2000      1999      2000      1999
-------------------------------------------------------------------------------
Average balance                          $105,456  $ 67,857  $257,086  $253,811
Maximum amount outstanding
at any month end                          154,000   115,000   277,000   272,740
Average interest rate for the year           6.31%     5.68%     5.87%     5.53%
-------------------------------------------------------------------------------
U.S. Government agencies and mortgage-backed securities pledged as collateral under reverse repurchase agreements at December 31
-------------------------------------------------------------------------------
   Amortized cost                              --        --  $244,790  $281,331
   Estimated market value                      --        --   242,617   273,815
===============================================================================

28   OceanFirst Financial Corp. (OCFC) 2000 Annual Report

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

FHLB advances and reverse repurchase agreements have contractual maturities at December 31, 2000 as follows (in thousands):

                                                                         Reverse
                                                               FHLB   Repurchase
Year ended December 31                                     advances   Agreements
================================================================================
2001                                                        $ 72,500    $ 51,494
2002                                                               -           -
2003                                                          15,000      40,000
2004                                                          10,000      45,000
2005                                                          20,000      40,000
Thereafter                                                    10,000      60,000
--------------------------------------------------------------------------------
                                                            $127,500    $236,494
================================================================================

Amount callable by lender prior to the maturity date        $ 40,000    $185,000
================================================================================

The Bank has an available overnight line of credit with the FHLB for $50,000,000 which expires November 23, 2001. The Bank also has available from the FHLB, a one-month overnight repricing line of credit for $50,000,000 which expires November 23, 2001. When utilized, both lines carry a floating interest rate of 10 basis points over the current Federal funds rate. All FHLB advances, including the lines of credit, are secured by the Bank's mortgage loans, mortgaged-backed securities, U. S. Government agency obligations and FHLB stock. As a member of the FHLB of New York, the Company is required to maintain a minimum investment in the capital stock of the Federal Home Loan Bank of New York, at cost, in an amount not less than 1% of its outstanding home loans (including mortgage-backed securities) or 5% of its outstanding notes payable to the FHLB.

(11) Income Taxes

Legislation was enacted in August 1996 which repealed for tax purposes the percentage of taxable income bad debt reserve method. As a result, the Company must instead use the direct charge-off method to compute its bad debt deduction. The legislation also requires the Company to recapture its post-1987 additions to the tax bad debt reserve which amounted to $1,166,000 and $1,555,000 at December 31, 2000 and 1999, respectively. The Company has accrued for this liability in the consolidated financial statements.

Retained earnings at December 31, 2000 includes approximately $10,750,000 for which no provision for income tax has been made. This amount represents an allocation of income to bad debt deductions for tax purposes only. Events that would result in taxation of these reserves include failure to qualify as a bank for tax purposes, distributions in complete or partial liquidation, stock redemptions and excess distributions to shareholders. At December 31, 2000 the Company had an unrecognized deferred tax liability of $3,870,000 with respect to this reserve.

The provision for income taxes for the years ended December 31, 2000, 1999 and 1998 consists of the following (in thousands):

Year Ended December 31,                                   2000     1999     1998
================================================================================
Current:
 Federal                                                $6,966   $7,870   $5,460
 State                                                      53       38       31
--------------------------------------------------------------------------------
  Total Current                                          7,019    7,908    5,491
--------------------------------------------------------------------------------
Deferred:
 Federal                                                  (193)     757    1,746
 State                                                       -        -        3
--------------------------------------------------------------------------------
  Total Deferred                                          (193)     757    1,749
--------------------------------------------------------------------------------
                                                        $6,826   $8,665   $7,240
================================================================================

Included in other comprehensive income is income tax expense (benefit) attributable to net unrealized gains (losses) on securities available for sale in the amount of $2,726,000, $(4,899,000) and $(1,305,000) for the years ended
December 31, 2000, 1999 and 1998 respectively.

A reconciliation between the provision for income taxes and the expected amount computed by multiplying income before provision for income taxes times the applicable statutory Federal income tax rate for the years ended December 31, 2000, 1999 and 1998 is as follows (in thousands):

Year Ended December 31,                                  2000     1999      1998
================================================================================
Income before provision
 for income taxes                                     $23,208  $25,012  $20,212

Applicable statutory
 Federal income tax  rate                                35.0%    35.0%    35.0%

Computed "expected" Federal
 income tax expense                                   $ 8,123 $  8,754 $  7,074

Increase(decrease) in Federal income
 tax expense resulting from:

  Decrease in deferred tax
   valuation allowance relating to
   charitable donation                                 (1,060)       -        -

  ESOP adjustment                                         244      189      218

  Earnings on life insurance                             (418)    (283)    (197)

  State income taxes net of
   Federal benefit                                         35       24       22

 Other items, net                                         (98)     (19)     123
--------------------------------------------------------------------------------
                                                      $ 6,826 $  8,665 $  7,240
================================================================================

Included in other assets at December 31, 2000 and 1999 is a net deferred tax asset of $5,719,000 and $8,252,000, respectively. In addition, at December 31, 2000 and 1999 the Company recorded a current tax (refund) payable of $(334,000) and $192,000, respectively.

                       OceanFirst Financial Corp. (OCFC) 2000 Annual Report   29

--------------------------------------------------------------------------------

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2000 and 1999 are presented below (in thousands):

December 31,                                                     2000      1999
===============================================================================
Deferred tax assets:
 Allowance for loan and real estate
  owned losses per books                                     $  3,519  $  3,159
 Reserve for uncollected interest                                  94        82
 Deferred compensation                                            369       318
 Premises and equipment,
   differences in depreciation                                    364       303
 Other reserves                                                   199       242
 Stock awards                                                     656       712
 ESOP                                                             176       149
 Charitable donation                                            1,633     2,353
 Unrealized loss on securities
  available for sale                                            2,947     5,673
 Intangible assets                                                 70        17
 Other                                                              -        49
-------------------------------------------------------------------------------
Total gross deferred tax assets                                10,027    13,057
 Less valuation allowance                                        (430)   (1,490)
-------------------------------------------------------------------------------
Deferred tax assets, net                                        9,597    11,567
-------------------------------------------------------------------------------
Deferred tax liabilities:
 Allowance for loan and real estate
  owned losses for tax purposes                                  (438)     (581)
 Excess servicing on sale of
  mortgage loans                                                 (514)     (231)
 Investments, discount accretion                                  (89)      (58)
 Deferred loan and commitment fees                             (1,114)     (833)
 Undistributed income of real estate
  investment trust subsidiary                                  (1,723)   (1,612)
-------------------------------------------------------------------------------
Total deferred tax liabilities                                 (3,878)   (3,315)
-------------------------------------------------------------------------------
Net deferred tax assets                                      $  5,719  $  8,252
===============================================================================

The Company, as part of the conversion, recorded a charitable donation expense of $14,258,000 in 1996. Under the Internal Revenue Code, charitable donations are tax deductible subject to a limitation based on 10% of the Company's annual taxable income. The Company, however, is able to carry forward any unused portion of the deduction for five years following the year in which the contribution is made. Based on the Company's estimate of taxable income for 1996 and the carry forward period, $4,258,000 of the charitable donation expense was initially considered non tax deductible as it was unlikely that the Company would realize sufficient earnings over the six year period to take the full deduction. As a result, the Company established a deferred tax valuation allowance of $1,490,000 relating to the nondeductible expense. In 2000, after considering the Company's actual earnings performance and expectations for taxable income through December 31, 2001, the Company estimated that an additional $3,029,000 of charitable donation expense could be recognized for tax purposes, providing for a benefit of $1,060,000.

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

(12) Employee Stock Ownership Plan

As part of the conversion, the Bank established an Employee Stock Ownership Plan ("ESOP") to provide retirement benefits for eligible employees. All full-time employees are eligible to participate in the ESOP after they attain age 21 and complete one year of service during which they work at least 1,000 hours. ESOP shares are first allocated to employees who also participate in the Bank's Incentive Savings (401K) Plan in an amount equal to 50% of the first 6% of the employee's contribution. During 2000, 1999 and 1998, 10,861, 11,544 and 9,188
shares, respectively, were either released or committed to be released under this formula. The remaining ESOP shares are allocated among participants on the basis of compensation earned during the year. Employees are fully vested in their ESOP account after the completion of five years of credited service or completely if service was terminated due to death, retirement, disability, or change in control of the Company. ESOP participants are entitled to receive distributions from the ESOP account only upon termination of service, which includes retirement and death.

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

The Bank's obligation to make such contributions is reduced to the extent of any dividends paid by the Company on unallocated shares and any investment earnings realized on such dividends. As of December 31, 2000 and 1999, contributions to the ESOP, which were used to fund principal and interest payments on the ESOP debt, totaled $2,830,000 and $2,970,000, respectively. During 2000 and 1999, $890,000 and $781,000, respectively, of dividends paid on unallocated ESOP shares were used for debt service. At December 31, 2000 and 1999, the loan had an outstanding balance of $14,596,000 and $16,098,000, respectively, and the ESOP had unallocated shares of 1,119,196 and 1,243,418, respectively. At December 31, 2000, the unallocated shares had a fair value of $27,560,000. The unamortized balance of the ESOP is shown as unallocated common stock held by the ESOP and is reflected as a reduction of stockholders' equity.

For the years ended December 31, 2000, 1999 and 1998, the Bank recorded compensation expense related to the ESOP of $2,268,000, $2,190,000 and $2,350,000, respectively, including $697,000, $541,000 and $623,000, respectively, representing additional compensation expense to reflect the increase in the average fair value of committed to be released and allocated shares in excess of the Bank's cost. As of December 31, 2000, 530,400 shares had been allocated to participants and 114,996 shares were committed to be released.

30   OceanFirst Financial Corp. (OCFC) 2000 Annual Report

--------------------------------------------------------------------------------

(13) Incentive Plan

On February 4, 1997, a special meeting of the Company's shareholders ratified the OceanFirst Financial Corp. 1997 Incentive Plan which was subsequently amended on February 18, 1998. The Amended and Restated OceanFirst Financial Corp. 1997 Incentive Plan (the "Incentive Plan") authorizes the granting of options to purchase Common Stock, option-related awards and awards of Common Stock. On April 19, 2000, the Company's shareholders ratified the OceanFirst Financial Corp. 2000 Stock Option Plan (the "Stock Option Plan") which authorizes the granting of stock options. The purpose of both plans is to attract and retain qualified personnel in key positions, provide officers, employees and non-employee directors ("Outside Directors") with a proprietary interest in the Company as an incentive to contribute to the success of the Company, promote the attention of management to other stockholder's concerns and reward employees for outstanding performance. All officers, other employees and Outside Directors of the Company and its affiliates are eligible to receive awards under the plans.

During 1997, the Company acquired 671,046 shares in the open market at a cost of $10,176,000. At December 31, 2000, 641,290 of these shares have been awarded to officers and directors. Such amounts represent deferred compensation and have been accounted for as a reduction of stockholders' equity. Awards vest at the rate of 20% per year except that the Company has determined that certain awards are also contingent upon attainment of certain performance goals by the Company, which performance goals would be established by a committee of Outside Directors ("Committee"). The first and second annual installments vested on the first and second anniversary dates of the date of grant. Vesting of 25% of the third annual installment, and 50% of each of the fourth and fifth annual installments, are subject to the attainment of performance goals established by the Committee. The performance goals may be set by the Committee on an individual basis, for all Stock Awards made during a given period of time, or for all Stock Awards for indefinite periods. No Stock Award that is subject to a performance goal is to be distributed to an employee until the Committee confirms that the underlying performance goal has been achieved. No Stock Award that is subject to a performance goal is to be distributed to an Outside Director until an independent third party confirms that the underlying performance goal has been achieved. The Committee established certain levels of earnings per share growth as the performance goal for 2000. As a result of the Company attaining the earnings per share growth specified by the Committee, all of the shares in the fourth annual installment will vest on February 4, 2001. The Company recorded compensation expense relating to stock awards of $1,934,000, $1,933,000 and $1,934,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

Under the Incentive Plan and Stock Option Plan, the Company is authorized to issue up to 1,677,614 shares and 631,000 shares, respectively, subject to option. All options expire 10 years from the date of grant and generally vest at the rate of 20% per year. The exercise price of each option equals the market price of the Company's stock on the date of grant.

The Company accounts for stock option awards using the intrinsic value method and has recognized no compensation expense in 2000, 1999 and 1998. SFAS 123 permits the use of the intrinsic value method; however, requires the Company to disclose the pro forma net income and earnings per share as if the stock based compensation had been accounted for using the fair value method. Had the compensation costs for the Company's stock option plan been determined based on the fair value method, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below (in thousands except per share data):

                                                        2000       1999     1998
================================================================================
Net income:
 As reported                                         $16,382    $16,347  $12,972
 Pro forma                                            15,499     15,343   12,059
--------------------------------------------------------------------------------
Basic earnings per share:
 As reported                                         $  1.59    $  1.36  $   .97
 Pro forma                                              1.51       1.28      .90
--------------------------------------------------------------------------------
Diluted earnings per share:
 As reported                                         $  1.54    $  1.33  $   .95
 Pro forma                                              1.45       1.25      .88
--------------------------------------------------------------------------------
Weighted average fair value of an
 option share granted during the year                $  4.64    $  4.02  $  4.35
================================================================================

The fair value of stock options granted by the Company was estimated through the use of the Black-Scholes option pricing model applying the following assumptions:

                                                         2000     1999      1998
================================================================================
Risk-free interest rate                                  6.06%    5.76%    5.21%
Expected option life                                   6 years  6 years  6 years
Expected volatility                                        24%      25%      25%
Expected dividend yield                                  3.25%    3.20%    2.75%
================================================================================

A summary of option activity for the years ended December 31, 2000, 1999 and 1998 follows:

                            2000                1999               1998
================================================================================
                               Weighted            Weighted             Weighted
                       Number   Average    Number   Average  Number      Average
                           of  Exercise        of  Exercise      of     Exercise
                       Shares     Price    Shares     Price  Shares        Price
--------------------------------------------------------------------------------
Outstanding at
 beginning of year  1,674,003   $14.72  1,642,827    $14.67  1,567,402    $14.46
Granted                88,441    18.94     58,287     16.26    112,402     17.23
Exercised            (108,310)   14.85     (1,208)    14.41     (2,348)    14.41
Forfeited             (88,423)   15.72    (25,903)    15.33    (34,629)    14.41
--------------------------------------------------------------------------------
Outstanding at
 end of year        1,565,711   $14.85  1,674,003    $14.72  1,642,827    $14.67
================================================================================

At December 31,                     2000              1999            1998
--------------------------------------------------------------------------------
Options exercisible                   854,847           626,761          310,527
Range of exercise prices      $13.94 - $21.09   $13.94 - $19.88  $13.94 - $19.88
Weighted average
  remaining contractual life        6.4 years         7.2 years        8.2 years
================================================================================

                        OceanFirst Financial Corp (OCFC) 2000 Annual Report   31

--------------------------------------------------------------------------------
             Notes to Consolidated Financial Statements (continued)


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

At December 31, 2000, the following commitments and contingent liabilities existed which are not reflected in the accompanying consolidated financial statements (in thousands):

December 31,                                                             2000
================================================================================
Unused consumer and construction loan
 lines of credit (primarily floating-rate)                               $22,027
--------------------------------------------------------------------------------
Unused commercial loan lines of credit (primarily
 floating-rate)                                                           19,283
--------------------------------------------------------------------------------
Other commitments to extend credit:
 Fixed-Rate                                                               60,303
 Adjustable-Rate                                                          31,196
 Floating-Rate                                                             1,471
================================================================================

The Company's fixed-rate loan commitments expire within 90 days of issuance and carried interest rates ranging from 7.00% to 11.25% at December 31, 2000.

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

At December 31, 2000, the Company is obligated under noncancellable operating leases for premises and equipment. Rental expense under these leases aggregated approximately $843,000, $604,000 and $573,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

The projected minimum rental commitments as of December 31, 2000 are as follows (in thousands):

Year ended December 31
================================================================================
2001                                                                      $1,029
2002                                                                       1,005
2003                                                                         755
2004                                                                         666
2005                                                                         513
Thereafter                                                                 5,800
--------------------------------------------------------------------------------
                                                                          $9,768
================================================================================


The Company grants one to four-family and commercial first mortgage real estate loans to borrowers primarily located in Ocean, Middlesex and Monmouth Counties, New Jersey. Its borrowers' abilities to repay their obligations are dependent upon various factors including the borrowers' income and net worth, cash flows generated by the underlying collateral, value of the underlying collateral and priority of the Company's lien on the property. Such factors are dependent upon various economic conditions and individual circumstances beyond the Company's control; the Company is, therefore, subject to risk of loss.

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

Loans

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as residential mortgage, construction, consumer and commercial. Each loan category is further segmented into fixed and adjustable rate interest terms. Fair value of performing and non-performing loans was estimated by discounting the future cash flows, net of estimated prepayments, at a rate for which similar loans would be originated to new borrowers with similar terms.

32   OceanFirst Financial Corp (OCFC) 2000 Annual Report

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

The estimated fair values of the Bank's financial instruments as of December 31, 2000 and 1999 are presented in the following tables (in thousands). Since the fair value of off-balance sheet commitments approximate book value, these disclosures are not included.

                                                             Book           Fair
December 31, 2000                                            Value         Value
--------------------------------------------------------------------------------
Financial Assets:
   Cash and due from banks                              $    7,235    $    7,235
   Investment securities available for sale                103,536       103,536
   Mortgage-backed securities available for sale           268,042       268,042
   Federal Home Loan Bank of New York stock                 20,000        20,000
   Loans receivable and mortgage loans held for sale 1,172,467 1,181,446 Financial Liabilities:
   Deposits                                              1,104,188     1,101,477
   Borrowed funds                                       $  363,994    $  371,399
================================================================================

                                                              Book          Fair
December 31, 1999                                            Value         Value
--------------------------------------------------------------------------------
Financial Assets:
   Cash and due from banks                              $   10,007    $   10,007
   Investment securities available for sale                120,780       120,780
   Mortgage-backed securities available for sale           346,182       346,182
   Federal Home Loan Bank of New York stock                 16,800        16,800
   Loans receivable and mortgage loans held for sale 1,042,975 1,032,824 Financial Liabilities:
   Deposits                                              1,056,950     1,053,965
   Borrowed funds                                       $  354,867    $  348,041
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

(16) Parent-Only Financial Information
The following condensed statements of financial condition at December 31, 2000 and 1999 and condensed statements of operations and cash flows for the years ended December 31, 2000, 1999 and 1998 for OceanFirst Financial Corp. (parent company only) reflects the Company's investment in its wholly-owned subsidiary, the Bank, using the equity method of accounting.

CONDENSED STATEMENTS OF FINANCIAL CONDITION
(in thousands)

December 31,                                                     2000       1999
--------------------------------------------------------------------------------
Assets
--------------------------------------------------------------------------------
Cash and due from banks                                      $      7   $      7
Advances to subsidiary Bank                                    21,972      5,872
Investment securities                                           4,391      3,033
ESOP loan receivable                                           14,596     16,098
Investment in subsidiary Bank                                 116,067    141,422
Other assets                                                    1,071      1,155
--------------------------------------------------------------------------------
 Total assets                                                $158,104   $167,587
================================================================================

Liabilities and Stockholders' Equity
--------------------------------------------------------------------------------
Taxes payable                                                $    368   $     57
Stockholders' equity                                          157,736    167,530
--------------------------------------------------------------------------------
 Total liabilities and stockholders' equity                  $158,104   $167,587
================================================================================

                        OceanFirst Financial Corp. (OCFC) 2000 Annual Report  33

-------------------------------------------------------------------------------

CONDENSED STATEMENTS OF OPERATIONS
(in thousands)

Year ended December 31,                              2000       1999       1998
===============================================================================
Dividend income - Subsidiary Bank                $ 46,000   $ 36,500   $ 18,000
Interest income - Investment securities               144         29        354
Interest income - Advances to
 subsidiary Bank                                    1,229        210        234
Interest income - ESOP loan receivable              1,328      1,453      1,342
-------------------------------------------------------------------------------
  Total dividend and interest income               48,701     38,192     19,930
Loss on sale of securities available for sale          --         49         --
Other operating expenses                            1,198      1,186        421
-------------------------------------------------------------------------------
  Income before income taxes and
    distributions in excess of undistributed
    earnings of subsidiary Bank                    47,503     36,957     19,509
Provision (benefit) for income taxes                 (597)       150        562
-------------------------------------------------------------------------------
  Income before distributions
    in excess of undistributed earnings of
    subsidiary Bank                                48,100     36,807     18,947
Distributions in excess of undistributed
 earnings of subsidiary Bank                      (31,718)   (20,460)    (5,975)
-------------------------------------------------------------------------------
  Net  income                                    $ 16,382   $ 16,347   $ 12,972
===============================================================================


CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)

Year ended December 31,                             2000        1999       1998
===============================================================================
Cash flows from operating activities:

 Net income                                     $ 16,382    $ 16,347   $ 12,972
 Increase (decrease) in advances
  to subsidiary Bank                             (16,100)      1,767      2,292
 Distributions in excess of undistributed
  earnings of subsidiary Bank                     31,718      20,460      5,975
 Loss on sale of securities available for sale        --          49         --
 Deferred taxes                                     (381)      1,081      1,177
 Increase (decrease) in taxes payable                311        (326)      (765)
 Reduction in Incentive Awards                     1,934       1,933      1,934
-------------------------------------------------------------------------------
  Net cash provided by operating activities       33,864      41,311     23,585
-------------------------------------------------------------------------------
Cash flows from investing activities:

 Purchase of investment securities                   (89)       (611)    (2,046)
 Sale of investment securities                        --         121     10,000
 Funding of ESOP loan receivable,
  net of repayments                                1,502       1,517     (6,431)
-------------------------------------------------------------------------------
  Net cash provided by investing activities        1,413       1,027      1,523
-------------------------------------------------------------------------------
Cash flows from financing activities:

 Dividends paid                                   (7,622)     (7,157)    (6,470)
 Purchase of treasury stock                      (28,800)    (35,198)   (18,672)
 Exercise of stock options                         1,145          17         34
-------------------------------------------------------------------------------
  Net cash used in financing activities          (35,277)    (42,338)   (25,108)
-------------------------------------------------------------------------------
  Net increase in cash and due from banks             --          --         --

Cash and due from banks at
 beginning of year                                     7           7          7
-------------------------------------------------------------------------------
Cash and due from banks at end of year          $      7    $      7   $      7
===============================================================================

SELECTED CONSOLIDATED QUARTERLY FINANCIAL DATA
(Unaudited)

Quarter ended                             Dec. 31  Sept. 30   June 30  March 31
===============================================================================
(dollars in thousands, except per share data)
-------------------------------------------------------------------------------
2000
-------------------------------------------------------------------------------
Interest income                           $29,863   $29,547   $28,613   $28,082

Interest expense                           17,511    17,386    16,069    15,446
-------------------------------------------------------------------------------
Net interest income                        12,352    12,161    12,544    12,636

Provision for loan losses                     240       255       250       240
-------------------------------------------------------------------------------
Net interest income after
  provision for loan losses                12,112    11,906    12,294    12,396

Other income                                2,871       422     1,522     1,330

Operating expenses                          8,980     8,260     7,211     7,194
-------------------------------------------------------------------------------
Income before provision
  for income taxes                          6,003     4,068     6,605     6,532

Provision for income taxes                  2,093       248     2,267     2,218
-------------------------------------------------------------------------------
Net income                                $ 3,910   $ 3,820   $ 4,338   $ 4,314
===============================================================================
Basic earnings per share                  $   .39   $   .38   $   .42   $   .40
===============================================================================
Diluted earnings per share                $   .38   $   .36   $   .41   $   .39
===============================================================================

1999
-------------------------------------------------------------------------------
Interest income                           $27,643   $27,111   $26,573   $26,020

Interest expense                           15,193    14,774    14,538    14,304
-------------------------------------------------------------------------------
Net interest income                        12,450    12,337    12,035    11,716

Provision for loan losses                     225       225       225       225
-------------------------------------------------------------------------------
Net interest income after
  provision for loan losses                12,225    12,112    11,810    11,491

Other income                                1,364     1,264     1,053     1,545

Operating expenses                          7,775     6,835     6,650     6,592
-------------------------------------------------------------------------------
Income before provision
  for income taxes                          5,814     6,541     6,213     6,444

Provision for income taxes                  1,771     2,364     2,224     2,306
-------------------------------------------------------------------------------
Net income                                $ 4,043   $ 4,177   $ 3,989   $ 4,138
===============================================================================
Basic earnings per share                  $   .36   $   .35   $   .32   $   .33
===============================================================================
Diluted earnings per share                $   .35   $   .34   $   .32   $   .33
===============================================================================

34   OceanFirst Financial Corp. (OCFC) 2000 Annual Report

-------------------------------------------------------------------------------
                                             Independent Auditor's Report


The Board of Directors and Stockholders
OceanFirst Financial Corp:

We have audited the consolidated statements of financial condition of OceanFirst Financial Corp. and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of OceanFirst Financial Corp. and subsidiary as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Short Hills, New Jersey
January 19, 2001

                       OceanFirst Financial Corp. (OCFC) 2000 Annual Report   35

Shareholder Information

ADMINISTRATIVE OFFICES
975 Hooper Avenue
Toms River, NJ 08754-2009
(732)240-4500
www.oceanfirst.com

ANNUAL MEETING OF SHAREHOLDERS
The Annual Meeting of Shareholders will be held on April 19, 2001 at 10:00 a.m. at the Crystal Point Yacht Club at 3900 River Road at the intersection of State Highway 70, Point Pleasant, New Jersey.

INVESTOR RELATIONS
Copies of the Company's earnings releases and financial publications, including the annual report on Form 10-K (without exhibits) filed with the Securities and Exchange Commission are available without charge by contacting: Sally Dennis, Ext. 7516 sdennis@oceanfirst.com

STOCK TRANSFER AGENT AND REGISTRAR
Shareholders wishing to change the name, address or ownership of stock, to report lost certificates or to consolidate accounts are asked to contact the Company's stock registrar and transfer agent directly: American Stock Transfer & Trust Co. Shareholder Relations Department 59 Maiden Lane New York, NY 10038
(800)937-5449

INDEPENDENT AUDITORS
KPMG LLP 150 John F. Kennedy Parkway Short Hills, NJ 07078

SECURITIES COUNSEL
Muldoon, Murphy & Faucette LLP 5101 Wisconsin Avenue, NW Washington, DC 20016

Market Information for Common Stock

OceanFirst Financial Corp.'s common stock is traded on the Nasdaq Stock Market under the symbol OCFC. The stock is customarily listed as OceanF in the Asbury Park Press and the Ocean County Observer. The table below shows the reported high and low daily closing prices of the common stock during the periods indicated in 2000 and 1999.

2000
-----------------------------------------
        First   Second  Third   Fourth
        Quarter Quarter Quarter Quarter
-----------------------------------------
High    16.75   18.87   21.25   24.62
Low     15.00   14.62   18.37   19.31


1999
-----------------------------------------
        First   Second  Third   Fourth
        Quarter Quarter Quarter Quarter
-----------------------------------------
High    17.25   18.12   19.25   18.94
Low     14.37   13.06   16.00   15.50


As of December 31, 2000, the Company had approximately 3,800 shareholders, including the number of persons or entities holding stock in nominee or street name through various brokers and banks.

Design and development:  Red Flannel