Form 10-K405, Exhibit 13
period 2001-12-31
OCEANFIRST FINANCIAL CORP
filed 2002-03-22
CIK 1004702

                                                                      Exhibit 13

Financial Highlights

(dollars in thousands, except per share amounts)

At or For The Year Ended December 31,                                  2001          2000         1999
----------------------------------------------------------------------------------------------------------
 Selected Financial Condition Data:
----------------------------------------------------------------------------------------------------------
Total assets                                                       $ 1,763,666    $1,640,217    $1,590,907
Loans receivable, net                                                1,300,889     1,136,879     1,042,975
Deposits                                                             1,109,043     1,104,188     1,056,950
Stockholders' equity                                                   146,729       157,736       167,530
----------------------------------------------------------------------------------------------------------
Selected Operating Data:
----------------------------------------------------------------------------------------------------------
Net interest income                                                     55,012        49,693        48,538
Non-interest income                                                     12,925         6,145         5,226
Non-interest expense                                                    37,379        31,645        27,852
Net income                                                              18,159        16,382        16,347
Diluted earnings per share                                                1.85          1.54          1.33
----------------------------------------------------------------------------------------------------------
Selected Financial Ratios:
----------------------------------------------------------------------------------------------------------
Stockholders' equity per common share                                    14.88         14.23         13.27
Cash dividend per share                                                    .84           .72           .57
Stockholders' equity to total assets (capital ratio)                      8.32%         9.62%        10.53%
Return on average assets                                                  1.06          1.01          1.04
Return on average stockholders' equity                                   12.01         10.45          8.90
Average interest rate spread                                              2.97          2.75          2.70
Net interest margin                                                       3.37          3.20          3.20
Operating expenses to average assets                                      2.19          1.96          1.78
Operating efficiency ratio                                               55.02         56.67         51.80
Non-performing loans to total loans receivable                             .46           .25           .28
----------------------------------------------------------------------------------------------------------
Actual contributions to stockholders' equity and resultant cash earnings data/(1)/:
----------------------------------------------------------------------------------------------------------
Cash earnings                                                      $    21,953    $   19,426    $   19,283
Diluted cash earnings per share                                           2.23          1.82          1.57
Return on average assets                                                  1.29%         1.20%         1.23%
Return on average stockholders' equity                                   14.52         12.39         10.50
Operating efficiency ratio                                               47.49         48.96         43.94
----------------------------------------------------------------------------------------------------------

/(1) Cash earnings are determined by adding (net of taxes) to reported earnings the noncash expenses stemming from the amortization and appreciation of allocated shares in the Company's stock-related benefit plans and the amortization of intangible assets./

Earnings Per Share (EPS)
------------------------

                                     [CHART]

Return On Equity (ROE)
----------------------

                                     [CHART]

--------------------------------------------------------------------------------

"OceanFirst delivered record-shattering earnings per share, net income and return on average shareholder equity in 2001:"

--------------------------------------------------------------------------------

Annual Dividend Per Share
-------------------------

[CHART]

Letter to our Shareholders

March 2002

Dear Fellow Shareholders:

     OceanFirst Financial achieved extraordinary success in what was certainly one of the most tumultuous years in its history. Surpassing the goals we had set, we delivered record-breaking financial results in the face of unprecedented interest rate volatility engineered by the Federal Reserve. We also carried out aggressive initiatives to bolster our strong competitive position as the preeminent provider of financial services to the Central Jersey Shore community. As we commemorate our 100th year, we look forward to continuing our outstanding performance in order to build the value of your OceanFirst investment.

Excellent Financial Results

     OceanFirst delivered record-shattering earnings per share (EPS), net income and return on average shareholder equity (ROE) in 2001. EPS grew 20.1% to $1.85 on a fully diluted basis, while net income rose 10.8% to $18.2 million. ROE surpassed 12% for the first time since our 1996 initial public offering. This outstanding performance generated two increases in the cash dividend paid on your shares during the year, and an additional increase announced shortly after the close of the fourth quarter. The dividend rose a total of 5 CENTS, representing a 26.3% increase from the first quarter of 2001. Since the initial dividend was declared in 1997, cash dividends have increased an impressive 140%.

We achieved excellent results in other performance measures as well:

     . Cash EPS outpaced reported EPS, growing by 22.5% to $2.23.

Cash earnings are determined by adding to reported earnings the noncash expenses associated with employee benefit and incentive plans and with the amortization of intangible assets, all net of associated tax benefits. Cash earnings are important as they provide additional capital which can be utilized to support higher levels of share repurchases, cash dividends and asset growth.

     . We established over 9,000 new deposit relationships in 2001. As a result, our core deposits at year-end represented 50.7% of total deposits versus only 41.5% at the end of 2000. Core deposits are less interest-rate-sensitive and represent a more stable source of funding than CDs. We achieved the increases in core deposits across the entire depositor spectrum-among consumers, among businesses and among public entities.

     . We also built new relationships on the lending side, increasing loans receivable by 14.4%. Commercial loan growth was especially strong: Balances climbed 37.4% to $164.1 million, exceeding our targets for the year. At the close of 2001, commercial loans represented 12.5% of total loans receivable, compared with 10.4% at the end of 2000. This diversification of our loan portfolio enhanced our overall asset yield. In last year's strong residential-mortgage-lending market, which was driven by refinancing activity, record mortgage origination volume was accompanied by record mortgage sales. We sold many of our long-term, fixed-rate loans to help manage our exposure to interest rate risk and to generate impressive gains in non-interest income.

     . We achieved our stated goal of growing top-line revenue. Expansion of top-line revenue is critical to sustain growth in earnings. In 2001, net interest income rose 10.7%, and total other income climbed by a striking 110.3%. Our net interest margin finished the year strongly, averaging 3.58% in the fourth quarter versus 3.15% a year earlier.

                                                                         [CHART]

                                                                         [CHART]

--------------------------------------------------------------------------------

"The integrity of the Bank's loan portfolio was largely unaffected by the 2001 recession."

--------------------------------------------------------------------------------

Initiatives Strengthen Competitive Position

     We accomplished two of the goals we established at the start of last year. We capitalized on the acquisition of Columbia Equities, Ltd. as our new mortgage banking subsidiary, and we took aggressive steps to strengthen our presence in the retail banking market.

                                                                       [GRAPHIC]

     We succeeded in fully integrating the operations of Columbia (based in Westchester County, New York) with those of OceanFirst Bank. The market expansion and greater product diversity that we achieved enhanced our mortgage origination capabilities and enabled us to take fuller advantage of the strong residential mortgage market which prevailed throughout the year.

                     [PHOTO] [PHOTO] [PHOTO] [PHOTO] [PHOTO]

The OceanFirst Financial Corp. Board of Directors (from left to right):

John R. Garbarino,
Chairman and
Chief Executive Officer;

Thomas F. Curtin;

John E. Walsh;

Frederick E. Schlosser;

James T. Snyder;

John W. Chadwick;

Diane F. Rhine;

Carl Feltz Jr.;

Donald E. McLaughlin.

     In the retail banking arena, we witnessed the maturation of the one to two strategically located branch offices we established in each of the last several years. In addition, we entered a new Ocean County market with the successful opening of our Manahawkin branch office, which is projected to become profitable during 2002. We also significantly improved our existing market coverage by relocating our Holiday City South office to a new location on State Highway Route 37 West in Toms River. The relocated branch, which is triple its original size, has reinvigorated our market presence by providing drive-in service, expanded parking and highway visibility. Both of these offices have become strong core deposit generators in just a short period of time.

     Another initiative we had planned for 2001 was placed on hold due to an unanticipated, dramatic change in market conditions. As noted in last year's report, we had intended to develop insurance services as a new product line. However, we postponed our plans, at least temporarily, due to the horrific terrorist attacks of 9/11, which disrupted the insurance markets and led to the disappearance of attractive paths of entry into the insurance sector. We concluded shortly after 9/11 that not entering the insurance arena at this time was preferable to making an ill-advised entrance.

[GRAPHIC]

Other initiatives we did pursue included the following:

     . We made significant strides in managing interest rate risk.

In addition to the aforementioned long term fixed rate loan sales, we locked in lower rates

                        [PHOTO] [PHOTO] [PHOTO] [PHOTO]

on borrowings during the fourth quarter by replacing higher-cost wholesale borrowings with those having lower current rates and similar maturities.

     . Credit risk in our portfolio was also well managed: The nominal increase we reported in non-performing assets during the year was due primarily to difficulties experienced with a participation in a shared national credit. We note that our $2.4 million portion of the total $125 million credit relationship represents the only shared national credit in our portfolio. The integrity of the Bank's loan portfolio was largely unaffected by the 2001 recession.

     . We progressed smartly in our pursuit of new relationships in the local government banking market. We bid on, and won, core banking relationships with several prominent public entities during the period.

     . Our Trust and Asset Management Services business, launched in 2000, gained additional market share and generated solid increases in revenue. New relationships we developed provided growth in assets under management. This business line continues to have great potential in our market.

                     [PHOTO] [PHOTO] [PHOTO] [PHOTO] [PHOTO]

The OceanFirst senior management team (from left to right):

John R. Garbarino,
President and
Chief Executive Officer;

Karl E. Reinheimer;

Michael J. Fitzpatrick;

Robert M. Pardes;

John K. Kelly.

     . We completed our eighth stock repurchase program since 1997, and immediately announced the start of the Company's ninth program. During 2001, we repurchased an additional 1.3 million shares, bringing the total number repurchased to 8.4 million - or 46.6% of our original 1996 offering.

Our next 100 years... began on January 28, 2002.

     Throughout the current year, we plan to focus on the following key objectives:

     . EPS Growth Above 15%. At the heart of our shareholder-value-creation strategy is consistent revenue and net income growth, which translates into higher EPS for our shareholders.

     . Balance Sheet Growth and Reconfiguration. To achieve the desired revenue gains, we will continue to emphasize the growth of both core deposits and loans. We will seek out new business relationships, and nurture existing ones. We will also continue to reconfigure the balance sheet. Core deposit gains of recent

--------------------------------------------------------------------------------

"At the heart of our shareholder-valuecreation strategy is consistent revenue and net income growth, which translates into higher EPS for our shareholders."

--------------------------------------------------------------------------------

years will be preserved, and the loan portfolio will be given a more commercial orientation. As always, we will pursue commercial loan growth in a prudent, methodical manner with a wary eye on credit risk management.

     .Risk Management. Effective management of risk is always vital to a financial institution's long-term viability and earnings performance. During the year, we will create and adopt a customized risk management framework to strengthen the process throughout the Company and ensure that the risk culture at OceanFirst remains both disciplined and conservative.

[GRAPHIC]

     .Improved Use of Technology. The Company has already taken steps to upgrade its current banking information technology platform to a Siebel Systems, Inc. Customer Relationship Management system. The ongoing maturation of our sales and service culture demands the technological support the Siebel system affords. The new technology will help us acquire customers and will enhance customer satisfaction and loyalty. Providing our staff with a complete picture of the relationship we have with each customer will facilitate the consultative sales and exceptional customer service we promise.

     . Insurance Products Business Line. This market, shocked as it was in 2001 by the events of 9/11, will be revisited in 2002 to see if we can make an appropriate entry. We continue to believe that, if properly executed, the incorporation of insurance products into our line of financial services can significantly enhance our stream of non-interest revenue.

--------------------------------------------------------------------------------

"Since 1996, when we became a public company, we have successfully expanded our corporate mission to include not only delivering quality services, but also increasing the value of our shareholders` investment."

--------------------------------------------------------------------------------

     OceanFirst begins its second 100 years in the bittersweet position of celebrating its centennial anniversary in the midst of a recession and a war against terrorism, while also saying farewell to a friend and longtime associate. For 42 of those 100 years, Robert E. Knemoller has faithfully served the Company, first as an Officer and more recently a Director, making innumerable contributions to its success. The Board regretfully accepted Bob's resignation at its February 2002 meeting and immediately elected him as Director Emeritus. As previously announced, the remainder of his un-expired Board term will be completed through the appointment of prominent local businessman, John
W. Chadwick. The Board gratefully acknowledges Mr. Knemoller's years of loyal service to OceanFirst and looks forward to the advice and counsel of Mr. Chadwick. Throughout its long history, OceanFirst often experienced unusual events and unsettling world conditions. In the face of those difficulties, we never lost our focus on delivering quality financial services to our market. Since 1996, when we became a public company, we have successfully expanded our corporate mission to include not only delivering quality services, but also increasing the value of our shareholders' investment. It is our pursuit and successful execution of this redefined mission that today positions OceanFirst Financial Corp. as an attractive choice for our investors.

As always, we thank you for your continued support.

Very truly yours,


/s/ John R. Garbarino
-----------------------------------------------
John R. Garbarino
Chairman, President and Chief Executive Officer

Selected Consolidated Financial and Other Data of the Company

The selected consolidated financial and other data of the Company set forth below is derived in part from, and should be read in conjunction with the Consolidated Financial Statements of the Company and Notes thereto presented elsewhere in this Annual Report.

At December 31,                                           2001         2000         1999         1998         1997
=====================================================================================================================
(dollars in thousands)

Selected Financial Condition Data:

Total assets                                           $1,763,666   $1,640,217   $1,590,907   $1,561,744   $1,510,947

Investment securities available for sale                   80,017      103,536      120,780      137,405      207,357

Federal Home Loan Bank of New York stock                   23,560       20,000       16,800       16,800       14,980

Mortgage-backed securities available for sale             233,302      268,042      346,182      381,840      457,148

Loans receivable, net                                   1,300,889    1,136,879    1,042,975      941,011      783,695

Mortgage loans held for sale                               37,828       35,588           --       25,140           --

Deposits                                                1,109,043    1,104,188    1,056,950    1,035,251      976,764

Federal Home Loan Bank advances                           272,000      127,500      115,000       40,000       20,400

Securities sold under agreements to repurchase            212,332      236,494      239,867      272,108      288,200

Stockholders' equity                                      146,729      157,736      167,530      197,740      215,544
=====================================================================================================================

For the Year Ended December 31,                           2001         2000         1999         1998         1997
=====================================================================================================================
(dollars in thousands: except per share amounts)

Selected Operating Data:

Interest income                                         $ 118,160    $ 116,105    $ 107,347    $ 105,557     $ 98,656

Interest expense                                           63,148       66,412       58,809       61,399       55,608
---------------------------------------------------------------------------------------------------------------------
Net interest income                                        55,012       49,693       48,538       44,158       43,048

Provision for loan losses                                   1,250          985          900          900          900
---------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses        53,762       48,708       47,638       43,258       42,148

Other income                                               12,925        6,145        5,226        2,411        2,509

Operating expenses                                         37,379       31,645       27,852       25,457       23,145
---------------------------------------------------------------------------------------------------------------------
Income before provision for income taxes and
extraordinary item                                         29,308       23,208       25,012       20,212       21,512

Provision far income taxes                                 10,064        6,826        8,665        7,240        7,687
---------------------------------------------------------------------------------------------------------------------
Income before extraordinary item                           19,244       16,382       16,347       12,972       13,825

Extraordinary item, net of tax - prepayment penalty
on debt extinguishment                                     (1,085)          --           --           --           --
---------------------------------------------------------------------------------------------------------------------
Net income                                              $  18,159    $  16,382    $  16,347    $  12,972     $ 13,825
=====================================================================================================================
Basic earnings per share                                $    1.96    $    1.59    $    1.36    $     .97     $    .90
=====================================================================================================================
Diluted earnings per share                              $    1.85    $    1.54    $    1.33    $     .95     $    .88
=====================================================================================================================

Selected Consolidated Financial and Other Data (continued)

Selected Consolidated Financial and Other Data of the Company
(continued)

At or For the Year Ended December 31,                    2001       2000       1999       1998       1997
==========================================================================================================
Selected Financial Ratios and Other Data/(1)/:
----------------------------------------------------------------------------------------------------------
Performance Ratios:
----------------------------------------------------------------------------------------------------------
Return on average assets                                  1.06%      1.01%      1.04%      0.85%      0.97%

Return on average stockholders' equity                   12.01      10.45       8.90       6.36       6.00

Stockholders' equity to total assets                      8.32       9.62      10.53      12.66      14.27

Tangible equity to tangible assets                        8.22       9.52      10.48      12.61      14.27

Average interest rate spread /(2)/                        2.97       2.75       2.70       2.39       2.39

Net interest margin /(3)/                                 3.37       3.20       3.20       2.98       3.12

Average interest-earning assets to average
 interest-bearing liabilities                           110.31     110.39     112.94     114.35     117.95

Operating expenses to average assets                      2.19       1.96       1.78       1.66       1.63

Operating efficiency ratio /(4)/                         55.02      56.67      51.80      54.67      50.80
----------------------------------------------------------------------------------------------------------
Asset Quality Ratios:
----------------------------------------------------------------------------------------------------------
Non-performing loans as a percent of total
 loans receivable /(5)//(6)/                              0.46       0.25       0.28       0.56       0.70

Non-performing assets as a percent of total
assets /(6)/                                              0.36       0.19       0.21       0.35       0.45

Allowance for loan losses as a percent of total
 loans receivable /(5)/                                   0.77       0.77       0.78       0.76       0.83

Allowance for loan losses as a percent of total
 non-performing loans /(6)/                             167.49     312.62     275.48     137.54     119.03
----------------------------------------------------------------------------------------------------------
Per Share Data
----------------------------------------------------------------------------------------------------------
Dividends per common share                             $   .84    $   .72    $   .57    $   .46    $   .30

Book value per common share at end of period             14.88      14.23      13.27      13.52      13.72

Tangible book value per common share at end of
period                                                   14.71      14.07      13.20      13.45      13.72
----------------------------------------------------------------------------------------------------------
Number of full-service customer facilities                  16         14         13         11         10
==========================================================================================================

/(1) With the exception of end of year ratios, all ratios are based on average daily balances./

/(2) The average interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing Liabilities./

/(3) The net interest margin represents net interest income as a percentage of average interest-earning assets./

/(4) Operating efficiency ratio represents the ratio of operating expenses to the aggregate of other income and net interest income./

/(5) Total loans receivable includes loans receivable and loans held for sale, net of undisbursed loan funds, deferred loan fees and unamortized discounts/premiums./

/(6) Non-performing assets consist of non-performing loans and real estate acquired through foreclosure ("REO"). Non-performing loans consist of all loans 90 days or more past cue and other loans in the process of foreclosure. It is the Company's policy to cease accruing interest on all such loans./

Management's Discussion and Analysis
of Financial Condition and Results of Operations

General

OceanFirst Financial Corp. (the "Company") is the holding company for OceanFirst Bank (the "Bank"). On August 17, 1995. the Board of Directors of the Bank adopted a Plan of Conversion, as amended, to convert from a federally chartered mutual savings bank to a federally chartered capital stock savings bank with the concurrent formation of a holding company ("the Conversion").

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

On August 18, 2000 the Bank acquired Columbia Equities, Ltd. ("Columbia"), a mortgage banking company based in Westchester County, New York in a transaction accounted for as a purchase. Columbia offers a full product line of residential mortgage loans in New York, New Jersey and Connecticut. Loans are originated through three retail branches, a web site and a network of independent mortgage brokers. The Company's consolidated results of operations include Columbia's results commencing on August 18, 2000.

The Company conducts business, primarily through its ownership of the Bank which operates its administrative/branch office located in Toms Fiver and fifteen other branch offices. Thirteen of the sixteen branch offices are located in Ocean County, New Jersey, with two branches in Monmouth County and one in Middlesex County.

Strategy

The Company operates as a consumer-oriented bank, with a strong focus on its local community. The Bank is the oldest and largest conmmunity-based financial institution headquartered in Ocean County, New Jersey. The Company competes with generally larger and out-of-market financial service providers through this local focus and the delivery of superior service. Additionally, over the past few years, the Company has developed a more pro-active sales culture throughout the organization.

The Company's strategy has been to consistently grow profitability while limiting credit and interest rate risk exposure. To accomplish these objectives, the Company has sought to (1) grow loans receivable through the Bank's traditional mortgage portfolio emphasis supplemented by the offering of commercial lending services to local businesses; (2) grow core deposits through de novo branch expansion and product offerings appealing to a broadened customer base; (3) increase non-interest income by expanding the menu of fee-based products and services; and (4) actively manage the Company's capital position.

With industry consolidation eliminating most locally headquartered competitors, the Company saw an opportunity to fill a perceived void for locally delivered commercial loan and deposit services. As such, over the past few years the Company has assembled an experienced team of business banking professionals responsible for offering commercial loan and deposit services and merchant credit card services to businesses in Ocean County and surrounding communities. As a result of this initiative, commercial loans represented 12.2% of the Bank's total loan portfolio at December 31, 2001 as compared to only 3.6% at December 31, 1997. The diversification of the Company's loan products entails a higher degree of credit risk than is involved in one- to four-family residential mortgage lending activity. As a consequence of this strategy, management has developed a well-defined credit policy focusing on quality underwriting and close management and Board monitoring.

The Company seeks to increase core deposit market share in its primary market area by expanding the Bank's branch network, Over the past three years, the Company has opened five new branch offices, three in Ocean County and two in Southern Monmouth County, the Company's first branches in this county. The de novo branch openings include a second branch in Point Pleasant Boro and a branch in Manahawkin, both opened in 2001. Additionally, during 2001, the Holiday City South branch was relocated to a more prominent location. The Company has committed to the opening of a new branch in Jackson, also in Ocean County, during the second quarter of 2002. The Company is also evaluating additional office sites within its existing market area.

At December 31, 2001, the five new branches maintain an average core deposit mix of 80.1%. Core account development has also benefited from the Company's efforts to attract business deposits in conjunction with its commercial lending operations and from an expanded mix of retail core account products. As a result of these efforts the Company's core deposit ratio has grown to 50.7% at December 31, 2001 as compared to only 13.0% at December 31, 1997. Core deposits are generally considered a less expensive and more stable funding source than certificates of deposit.

Management continues to diversify the Company's retail product line in order to enhance non-interest income. During 1998, the Company began offering alternative investment products (annuities and mutual funds) for sale through its retail branch network. The products are non-proprietary, sold through a third party vendor, and provide the Company with fee income opportunities. In 1999, the menu of alternative investment products was expanded to include life insurance and the Company introduced trust and asset management services in early 2000. Finally, the Company has also expanded the non-interest income received from small business relationships including BankCard services.

Management's Discussion and Analysis
of Financial Condition and Results of Operations (continued)

Non-Interest Income
(in thousands)

[CHART]

With post conversion capital levels exceeding 20%, management recognized the need to address the Company's overcapitalized position in order to improve return on equity The capital management plan implemented over the past few years includes the following components: (1) share repurchases; (2) cash dividends; and (3) wholesale leverage. During 2001 the Company completed its eighth common stock repurchase program and in August 2001 the Board of Directors authorized a ninth repurchase plan for 10% of the outstanding common shares, or 1,040,476 shares. Through December 31, 2001, the Company has repurchased a total of 8.4 million common shares, 46.6% of the shares originally issued in the conversion. The Company has historically targeted a cash dividend payout of 40% to 50% of net income. The dividend has increased by 140% since the initial dividend in 1997. The Company has used wholesale borrowings to fund purchases of investment and mortgage-backed securities and the retention of some 30-year fixed-rate mortgage loans, much of which had previously been sold. The adoption of this strategy generally increases the Company's interest rate risk exposure. As noted below, management seeks to carefully monitor and assess the Company's interest rate risk exposure while actively managing the balance sheet composition.

The capital management plan has successfully reduced the Company's core capital ratio from 19.4% at December 31, 1996 to 8.3% at December 31, 2001 while increasing the Company's return on equity from 6.0% for the year ended December 31, 1997 to 12.0% for the year ended December 31, 2001. Management believes that prudent loan underwriting standards, the continued high concentration of lower-risk 1- to 4- family mortgage loans, and other effective risk management practices will allow the Company to continue to reduce capital levels in the foreseeable future.

The Company's results of operations are dependent primarily on net interest income, which is the difference between the interest income earned on the Company's interest-earning assets, such as loans and investments, Securities and the interest expense on its interest-bearing liabilities, such as deposits and borrowings. The Company also generates non-interest income such as income from loan sales, loan servicing, loan originations, merchant credit card services, deposit accounts, the sale of alternative investments, trust and asset management services and other fees. The Companys operating expenses primarily consist of compensation and employee benefits, occupancy and equipment, marketing, and other general and administrative expenses The Company's results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory agencies.

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

The principal objectives of the Company's interest rate risk management function are to evaluate the interest rate risk included in certain balance sheet accounts determine the level of risk appropriate given the Company's business focus, operating environment, capital and liquidity requirements and performance objectives; and manage the risk consistent with Board approved guidelines. Through such management, the Company seeks to reduce the vulnerability of its operations to changes in interest rates. The Company monitors its interest rate risk as such risk relates to its operating strategies. The Company's Board of Directors has established an Asset/Liability Committee ("ALCO Committee") consisting of members of the Company's management, responsible for reviewing the Company's asset/liability policies and interest rate risk position. The ALCO Committee meets monthly and reports trends and the Company's interest rate risk position to the Board of Directors on a quarterly basis. The extent of the movement of interest rates, higher or lower, is an uncertainty that could have a negative impact on the earnings of the Company.

The Company utilizes the following strategies to manage interest rate risk: (1) emphasizing the origination for portfolio of fixed-rate mortgage loans having terms to maturity of not more than fifteen years, adjustable-rate loans, floating-rate and balloon maturity commercial loans, and consumer loans consisting primarily of home equity loans and lines of credit; (2) holding primarily short-term and/or adjustable- or floating- rate mortgagebacked and investment securities; (3) attempting to reduce the overall interest rate sensitivity of liabilities by emphasizing core and longer-term deposits; and (4) extending the maturities on wholesale borrowings for up to ten years. The Company may also sell 30-year fixed-rate mortgage loans into the secondary market. In determining whether to retain 30-year fixed-rate mortgages, management considers the Company's overall interest rate risk position, the volume of such loans, the loan yield and the types and amount of funding sources. The Company periodically retains 30-year fixed-rate mortgage loan production in order to improve yields and increase balance sheet leverage. During periods when fixed-rate mortgage loan production is retained, the Company attempts to extend the maturity on part of its wholesale borrowings for up to ten years. With the substantial decline in interest rates during 2001, the Company resumed its practice of selling most 30-year fixed-rate mortgage loans into the secondary market. The Company currently does not participate in hedging programs, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments, but may do so in the future to manage interest rate risk.

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

At December 31, 2001 the Company's one year gap was negative 6.70%. In performing this calculation, except as stated below, the amount of assets and liabilities which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. Loans receivable reflect principal balances expected to be redeployed and/or repriced as a result of contractual amortization and anticipated prepayments of adjustable-rate loans and fixed-rate loans, and as a result of contractual rate adjustments on adjustable rate loans. Loans on residential properties were projected to repay at rates between 14% and 25% annually. Mortgage-backed securities were projected to prepay at rates between 10% and 27% annually. Passbook accounts, negotiable order of withdrawal ("NOW") and money market; accounts were assumed to decay, or run-off, at 2.78% per month. Prepayment and decay rates can have a significant impact on the Company's estimated gap. There can be no assurance that projected prepayment rates for loans and mortgage-backed securities will be achieved or that projected decay rates will be realized.

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

Another method of analyzing an institution's exposure to interest rate risk is by measuring the change in the institution's net portfolio value ("NPV" ) and net interest income under various interest rate scenarios. NPV is the difference between the net present value of assets, liabilities and off-balance sheet contracts. The NPV ratio, in any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The Company's interest rate sensitivity is monitored by management through the use of an interest rate risk ("IRR") model which measures IRR by modeling the change in NPV and net interest income over a range of interest rate scenarios. The Office of Thrift Supervision ("OTS") also produces an NPV only analysis using its own model, based upon data submitted on the Bank's quarterly Thrift Financial Reports. The results produced by the OTS may vary from the results provided by the Company's model, primarily due to differences in the assumptions utilized including estimated loan prepayment rates, reinvestment rates and deposit decay rates. The following table sets forth the Company's NPV and net interest income as of December 31, 2001 and 2000, as calculated by the Company. For purposes of this table, prepayment speeds and deposit decay rates similar to those used in calculating the Company's gap were used.

                         December 31, 2001
------------------------------------------------------------------
Change in         Net Portfolio Value      Net Interest Income
Interest          ------------------------------------------------
Rates
in Basis Points                          NPV
(Rate Shock)       Amount     %Change   Ratio   Amount    %Change
==================================================================
       200        $118,006   (22.1)%     7.0%   $58,369    (5.3)%
       100         141,155    (6.8)      8.2     60,366    (2.1)
     Static        151,507      --       8.6     61,649      --
      (100)        154,728     2.1       8.6     62,177      .9
      (200)        153,274     1.2       8.4     60,781    (1.4)
------------------------------------------------------------------

                         December 31, 2000
------------------------------------------------------------------
Change in         Net Portfolio Value      Net Interest Income
Interest          ------------------------------------------------
Rates
in Basis Points                          NPV
(Rate Shock)       Amount     %Change   Ratio   Amount     %Change
==================================================================
       200        $153,064   (22.3)%     9.9%   $44,556    (8.8)%
       100         179,453    (8.9)     11.3     46,728    (4.3)
     Static        197,049      --      12.1     48,837      --
      (100)        201,071     2.0      12.1     49,569    (1.5)
      (200)        196,426     (.3)     11.6     49,483    (1.3)
------------------------------------------------------------------

Management's Discussion and Analysis
of Financial Condition and Results of Operations (continued)

At December 31, 2001, the Company's NPV in a static rate environment is less than the NPV at December 31, 2000 reflecting the Company's declining capital levels resulting from common stock repurchase programs and the lower interest rate environment which reduces the value of the Company's core deposits. In a shocked interest rate environment, the Company projects a smaller percent change in NPV and net interest income at December 31, 2001 than was the case at December 31, 2000.

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

Asset Quality

The following table sets forth information regarding non-performing assets consisting of non-accrual loans and Real Estate Owned (REO) and activity in the allowance for loan losses. The Bank had no troubled-debt restructured loans and 2 REO properties at December 31, 2001. It is the policy of the Bank to cease accruing interest on loans 90 days or more past due or in the process of foreclosure. For the years ended December 31, 2001, 2000, 1999, 1998 and 1997, respectively, the amount of interest income that would have been recognized on non-accrual loans if such loans had continued to perform in accordance with their contractual terms was $379,000, $132,000, $52,000, $270,000 and $278,000.

-------------------------------------------------------------------------------------------------
At or for the year ended December 31,              2001       2000      1999      1998      1997
-------------------------------------------------------------------------------------------------
(dollars in thousands)
Non-accrual loans:
 Real estate:
  One to four-family                              $ 3,661    $2,594    $2,401    $4,605    $5,062
  Commercial real estate, multi-family and land        --        --       362       574       382
  Construction                                         --        --        --        --        --
 Consumer                                             151       147       222       245       110
 Commercial loans                                   2,368       182        --        --        --
-------------------------------------------------------------------------------------------------
    Total                                           6,180     2,923     2,985     5,424     5,554
REO, net                                              133       157       292        43     1,198
-------------------------------------------------------------------------------------------------
  Total non-performing assets                     $ 6,313    $3,080    $3,277    $5,467    $6,752
=================================================================================================
Allowance for loan losses:
Balance at beginning of year                      $ 9,138    $8,223    $7,460    $6,612    $6,021
  Less: Net charge-offs                                37        70       137        52       309
  Add: Provision for loan losses                    1,250       985       900       900       900
-------------------------------------------------------------------------------------------------
Balance at end of year                            $10,351    $9,138    $8,223    $7,460    $6,612
=================================================================================================
  Ratio of net charge-offs during the year
   to average net loans outstanding during the        .00%      .01%      .01%      .01%      .05%
   year
  Allowance for loan losses as
   percent of total loans receivable                  .77       .77       .78       .76       .83
  Allowance for loan losses as a
   percent of total non-performing loans           167.49    312.62    275.48    137.54    119.03
  Non-performing loans as a percent
   of total loans receivable                          .46       .25       .28       .56       .70
  Non-performing assets as a percent of total
   assets                                             .36       .19       .21       .35       .45
-------------------------------------------------------------------------------------------------

The Company has developed an internal asset classification system which classifies assets depending on risk of loss characteristics. The asset classifications comply with certain regulatory guidelines. At December 31, 2001, the Bank had $4.1 million of assets, including all REO, classified as "Substandard," $2.4 million of assets classified as "Doubtful" and no assets classified as "Loss." Additionally, "Special Mention" assets totaled $4.8 million at December 31, 2001. These loans are classified as Special Mention due to past delinquencies or other identifiable weaknesses. The increase in non-performing loans as a whole and assets classified as Doubtful is primarily due to one non-performing commercial loan with an outstanding balance of $2.4 million which became non-accrual in the first quarter of 2001. The Bank holds a participation interest in a $12.5 million shared national credit on a company headquartered in New Jersey which is secured by various corporate assets. The Bank does not participate in any other shared national credits.

The provision for loan losses increased by $265,000 for the year ended December 31, 2001, as compared to the prior year to reflect the higher level of non-performing assets and the significant loan growth, especially in higher risk commercial loans. Net charge-offs, however, of $37,000 for 2001 remain modest. The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risks inherent in its loan portfolio and the general economy. The allowance for loan losses is maintained at a level management considers sufficient to provide for estimated losses based on evaluating known and inherent risks in the loan portfolio based upon management's continuing analysis of the factors underlying the quality of the loan portfolio. These factors include changes in the size and composition of the loan portfolio, actual loan loss experience, current economic conditions, detailed analysis of individual loans for which full collectibility may not be assured, and the determination of the existence and realizable value of the collateral and guarantees securing the loan. Additions to the allowance are charged to earnings. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to make additional provisions for loan losses based upon information available to them at the time of their examination. Although management uses the best information available, the level of allowance for loan losses remains an estimate which is subject to significant judgment and short-term change. Future adjustments to the allowance may be necessary due to economic, operating, regulatory and other conditions beyond the Company's control.

An overwhelming percentage of the Company's loan portfolio, whether one to four-family, consumer or commercial, is secured by real estate. Additionally, most of the Company's borrowers are located in Ocean County, New Jersey and the surrounding area. These concentrations may adversely affect the Company's loan loss experience should real estate values decline or should the Ocean County area experience an adverse economic shock.

Analysis of Net Interest Income

Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income also depends upon the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them.

The following table sets forth certain information relating to the Company at December 31, 2001 and for each of the years ended December 31, 2001, 2000, and 1999. The yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods shown except where noted otherwise. Average balances are derived from average daily balances. The yields and costs include fees which are considered adjustments to yields.

Management's Discussion and Analysis
of Financial Condition and Results of Operations ;continued)

                                    At December 31,                               Years Ended December 31,
==========================================================================================================================
                                             2001                               2001                                2000
--------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                        Average                           Average                           Average
                                              Yield/     Average                Yield/     Average                 Yield/
                                   Balance     Cost      Balance     Interest    Cost      Balance     Interest     Cost
==========================================================================================================================
Assets:
--------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
--------------------------------------------------------------------------------------------------------------------------
Interest-earning deposits
 and short-term investments      $    5,614     1.00%   $    1,735   $     51    2.94%    $      404   $     22      5.45%
Investment securities                80,017     3.36        89,483      5,084    5.68        120,000      8,797      7.33
FHLB stock                           23,560     5.20        21,336      1,283    6.01         18,118      1,203      6.64
Mortgage-backed securities          233,302     6.25       268,221     17,024    6.35        309,929     20,948      6.76
Loans receivable, net /(l)/       1,338,717     7.27     1,250,049     94,718    7.58      1,105,851     85,135      7.70
--------------------------------------------------------------------------------------------------------------------------
Total interest-earning assets     1,681,210     6.89     1,630,824    118,160    7.24      1,554,302    116,105      7.47
Non-interest-earning assets          82,456                 75,303                            63,219
--------------------------------------------------------------------------------------------------------------------------
Total assets                     $1,763,666             $1,706,127                        $1,617,521
==========================================================================================================================
Liabilities and Equity:
--------------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
--------------------------------------------------------------------------------------------------------------------------
Money market deposit accounts    $   78,903     1.86    $   73,966   $  1,744    2.36%    $   76,570   $  1,998      2.61%
Savings accounts                    196,879     1.54       178,335      3,342    1.87        170,604      3,445      2.02
NOW accounts                        212,328     1.60       198,186      4,476    2.26        130,423      2,534      1.94
Time deposits                       547,134     4.39       604,834     31,927    5.28        667,911     36,689      5.49
--------------------------------------------------------------------------------------------------------------------------
Total                             1,035,244     3.08     1,055,321     41,489    3.93      1,045,508     44,666      4.27
FHLB advances                       272,000     3.97       188,411      8,918    4.73        105,456      6,654      6.31
Securities sold under
 agreements to repurchase           212,332     4.88       234,608     12,741    5.43        257,086     15,092      5.87
--------------------------------------------------------------------------------------------------------------------------
Total Interest-bearing
 liabilities                      1,519,576     3.49     1,478,340     63,148    4.27      1,408,050     66,412      4.72
Non-interest-bearing
 liabilities                         97,361                 76,644                            52,734
--------------------------------------------------------------------------------------------------------------------------
Total liabilities                 1,616,937              1,554,984                         1,460,784
Stockholders' equity                146,729                151,143                           156,737
-------------------------------------------------------------------------------------------------------------------------
Total liabilities and
equity                           $1,763,666             $1,706,127                        $1,617,521
==========================================================================================================================
Net interest income                                                   $55,012                          $ 49,693
==========================================================================================================================
Net interest rate
spread /(2)/                                    3.40%                            2.97%                               2.75%
==========================================================================================================================
Net interest margin /(3)/                       3.74%                            3.37%                               3.20%
==========================================================================================================================
Ratio of interest-earning
assets to interest-bearing
liabilities                          110.64%                110.31%                           110.39%
==========================================================================================================================

                                       Years Ended December 31,
===================================================================
                                                   1999
-------------------------------------------------------------------
(dollars in thousands)                                      Average
                                     Average                Yield/
                                     Balance     Interest    Cost
===================================================================
Assets:
-------------------------------------------------------------------
Interest-earning assets:
-------------------------------------------------------------------
Interest-earning deposits
 and short-term investments         $    2,860   $    103     3.60%
Investment securities                  122,848      7,840     6.38
FHLB stock                              16,800      1,142     6.80
Mortgage-backed securities             375,239     23,622     6.30
Loans receivable, net /(l)/            997,772     74,640     7.48
-------------------------------------------------------------------
Total interest-earning assets        1,515,519    107,347     7.08
Non-interest-earning assets             50,231
-------------------------------------------------------------------
Total assets                        $1,565,750
===================================================================
Liabilities and Equity:
-------------------------------------------------------------------
Interest-bearing liabilities:
-------------------------------------------------------------------
Money market deposit accounts       $   77,478   $  2,090     2.70%
Savings accounts                       173,798      3,518     2.02
NOW accounts                           111,356      1,711     1.54
Time deposits                          657,536     33,601     5.11
-------------------------------------------------------------------
Total                                1,020,168     40,920     4.01
FHLB advances                           67,857      3,853     5.68
Securities sold under
 agreements to repurchase              253,811     14,036     5.53
-------------------------------------------------------------------
Total Interest-bearing
 liabilities                         1,341,836     58,809     4.38
Non-interest-bearing
 liabilities                            40,209
-------------------------------------------------------------------
Total liabilities                    1,382,045
-------------------------------------------------------------------
Stockholders' equity                   183,705
-------------------------------------------------------------------
Total liabilities and equity        $1,565,750
===================================================================
Net interest income                              $ 48,538
===================================================================
Net interest rate spread /(2)/                                2.70%
===================================================================
Net interest margin /(3)/                                     3.20%
===================================================================
Ratio of interest-earning
 assets to interest-bearing
 liabilities                            112.94%
===================================================================

/(1) Amount is net of deferred loan fees, undisbursed loan funds, discounts and premiums and estimated loan loss allowances and includes loans held for sale and non-performing loans./

/(2) Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities./

/(3) Net interest margin represents net interest income divided by average interest-earning assets./

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

                                                  Year Ended December 31, 2001     Year Ended December 31, 2000
                                                          Compared to                      Compared to
                                                  Year Ended December 31, 2000     Year Ended December 31,1999
                                                  -------------------------------------------------------------
                                                       Increase(Decrease)                 Increase(Decrease)
                                                            Due to                              Due to
                                                  -------------------------------------------------------------
(in thousands)                                     Volume     Rate        Net       Volume     Rate       Net
===============================================================================================================
Interest-earning assets:
 Interest-earning deposits and short-term
  investments                                     $    43    $   (14)   $   29     $  (117)   $   36    $   (81)
 Investment securities                             (1,970)    (1,743)   (3,713)       (186)    1,143        957
 FHLB stock                                           201       (121)       80          88       (27)        61
 Mortgage-backed securities                        (2,705)    (1,219)   (3,924)     (4,316)    1,642     (2,674)
 Loans receivable, net                             10,931     (1,348)    9,583       8,254     2,241     10,495
---------------------------------------------------------------------------------------------------------------
    Total interest-earning assets                   6,500     (4,445)    2,055       3,723     5,035      8,758
---------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
 Money market deposit accounts                        (67)      (187)     (254)        (24)      (68)       (92)
 Savings accounts                                     155       (258)     (103)        (73)       --        (73)
 NOW accounts                                       1,474        468     1,942         327       496        823
 Time deposits                                     (3,389)    (1,373)   (4,762)        541     2,547      3,083
---------------------------------------------------------------------------------------------------------------
    Total                                          (1,827)    (1,350)   (3,177)        771     2,975      3,746
FHLB advances                                       4,245     (1,981)    2,264       2,334       467      2,801
Securities sold under agreements to repurchase     (1,266)    (1,085)   (2,351)        183       873      1,056
---------------------------------------------------------------------------------------------------------------
    Total interest-bearing liabilities              1,152     (4,416)   (3,264)      3,288     4,315      7,603
---------------------------------------------------------------------------------------------------------------
Net change in net interest income                 $ 5,348    $   (29)   $5,319     $   435    $  720    $ 1,155
===============================================================================================================

Comparison of Financial Condition at December 31, 2001 and December 31, 2000

Total assets at December 31, 2001 were $1.764 billion, an increase of $123.4 million, compared to $1.640 billion at December 31, 2000.

Investment securities available for sale decreased by $23.5 million, to a balance of $80.0 million at December 31, 2001, compared to a balance of $103.5 million at December 31, 2000, and mortgage-backed securities available for sale decreased by $34.7 million, to $233.3 million at December 31, 2001, from $268.0 million at December 31, 2000. The investment and mortgage-backed securities available for sale portfolios decreased in order to partly fund growth in the Bank's loans receivable.

Loans receivable, net, increased by $164.0 million, or 14.4%, to a balance of $1.301 billion at December 31, 2001, compared to a balance of $1,137 billion at December 31, 2000. The increase was largely attributable to growth in mortgage loans as the Bank acquired certain mortgage loans, primarily high quality adjustable-rate and short-term fixed-rate loans, from Columbia. Previously, Columbia would have sold these loans into the secondary market. Additionally, commercial lending (including commercial real estate) grew by $44.7 million, or 37.4%.

Deposit balances increased $4.9 million to $1.109 billion at December 31, 2001 from $1.104 billion at December 31, 2000, partly due to the results of new branches opened in 2001. Core deposit categories, a key emphasis for the Company, increased by $104.1 million or 22.8%, as time deposits declined.

Total borrowings, represented by Federal Home Loan Bank advances and securities sold under agreements to repurchase increased by $120.3 million to $484.3 million at December 31, 2001 from $364.0 million at December 31, 2000. The additional borrowings were used to fund the Banks loan growth and common stock repurchase programs.

Stockholders' equity at December 31, 2001 decreased to $146.7 million, compared to $157.7 million at December 31, 2000 due to the execution of the Company's eighth and ninth stock repurchase programs. For the year ended December 31, 2001, the Company repurchased 1,303,143 shares of common stock at a total cost of $31.9 million. Under the 10% repurchase program authorized by the Board of Directors in July 2001, 522,776 shares remain to be purchased as of December 31, 2001.

Results of Operations

Comparison of Operating Results for the Years Ended December 31, 2001 and December 31, 2000

General

Net income increased $1.8 million or 10.8%, to $18.1 million for the year ended December 31, 2001 as compared to net income of $16.3 million for the year ended December 31, 2000. Diluted earnings per share increased 20.1%, to $1.85 for the year ended December 31, 2001 as compared to $1.54 for the year ended December 31, 2000. The higher percentage increase in earnings per share is the result of the Company's common stock repurchase program which reduced the number of shares outstanding for purposes of calculating earnings per share. Net income for the year ended December 31, 2001 was reduced by an extraordinary item of $1.1 million net of tax, resulting from the extinguishment of certain financial liabilities. The Bank prepaid $23.0 million of outstanding borrowings with a weighted average cost of 6.23% incurring a prepayment penalty on the early debt extinguishment. The funds were reborrowed at comparable maturities, but at a lower cost benefiting future periods. For 2002 alone, the restructuring will decrease interest expense by $409,000.

Interest Income

Interest income for the year ended December 31, 2001 was $118.2 million, compared to $116.1 million for the year ended December 31, 2000, an increase of $2.1 million. The increase in interest income was due to an increase in average interest-earning assets of $76.5 million, partly offset by a decrease in the yield on interest-earning assets. The yield on average interest-earning assets decreased to 7.24% on average for year ended December 31, 2001. from 7.47% on average in the prior year. Despite this decline, which was reflective of the lower interest rate environment, the asset yield still benefited from a change in the mix of average interest-earning assets towards a higher concentration of loans receivable with a corresponding reduction of lower-yielding investment and mortgage-backed securities. For the year ended December 31, 2001 loans receivable represented 76.7% of average interest-earning assets as compared to 71.1% for the same prior year period.

Interest Expense

Interest expense for the year ended December 31, 2001 was $63.1 million, compared to $66.4 million for the year ended December 31. 2000, a decrease of $3.3 million, or 4.9%. The decrease in interest expense was primarily the result of a decrease in the average cost of interest-bearing liabilities, which decreased to 4.27% for the year ended December 31, 2001, as compared to 4.72% for the prior year, partly offset by an increase in average interest-bearing liabilities which rose by $70.3 million for the year ended December 31, 2001 as compared to the prior year. The Company's focus on lower cost core deposit growth contributed to the decrease in interest expense, as core deposits represented 46.0% of average deposits (including non-interest-earning deposits) for the year ended December 31, 2001, as compared to 38.6% for the same prior year period.

Provision for Loan Losses

For the year ended December 31, 2001, the Company's provision for loan losses was $1.3 million, an increase of $265,000, or 26.9% from the same prior year period to reflect the growth in loans receivable and a change in overall loan mix to a greater concentration of commercial loans.

Other Income

Other income was $12.9 million for the year ended December 31, 2001, as compared to $6.1 million for the same prior year period. The net gain (loss) on the sale of loans and securities was a $6.0 million gain for the year ended December 31, 2001 as compared to a $41,000 loss for the prior year. The loss for the year ended December 31, 2000 was due to a loss of $1,636,000 on the sale of $31.9 million in mortgage-backed securities available for sale. For the year ended December 31, 2001, the Company sold $421.9 million in mortgage loans at a gain of $6.0 million as compared to the sale of $117.5 million in mortgage loans at a gain of $1.6 million in the prior year. The increased gains from loan sales are primarily due to the mortgage banking activities of Columbia. The Bank also periodically sells 30-year fixed-rate mortgage loans to assist in the management of interest rate risk. Both the Bank and Columbia benefited from the lower interest rate environment in effect during 2001, the resulting heavy refinance activity and the related gains from the sale of these loans.

Fees and service charges remained stable at $4.7 million for both the year ended December 31, 2001 and 2000. Loan servicing income decreased by $1.4 million for the year ended December 31, 2001 as compared to the prior year due to actual and anticipated prepayments of the loans underlying the servicing portfolio. The Company evaluates mortgage servicing rights for impairment on a quarterly basis. The valuation of mortgage servicing rights is determined through a discounted analysis of future cash flows, incorporating numerous assumptions which are subject to significant change in the near term. Generally, a decline in market interest rates will cause expected prepayment speeds to increase resulting in a lower valuation for mortgage servicing rights and ultimately lower future servicing fee income.

Excluding loan servicing income, fees and service charges increased by $1.4 million, or 32.8%, for the year ended December 31, 2001 as compared to the prior year due to fees associated with the growth in commercial account services and retail core account balances as well as the addition of fee income from trust and asset management services introduced late in the first quarter of 2000. Other income increased by $675,000 for the year ended December 31, 2001 as compared to the prior year primarily due to an increase in the Bank's investment in Bank Owned Life Insurance(BOLI).

Operating Expenses

Operating expenses were $37.4 million for the year ended December 31, 2001, an increase of $5.7 million compared to the same prior year period. The increase was primarily due to operating expenses associated with Columbia and the costs associated with the opening and operation of the Banks fourteenth, fifteenth and sixteenth branch offices in May 2000, February 2001 and September 2001, respectively. Occupancy costs for the year ended December 31, 2001, also include $373,000 of lease termination costs incurred in connection with the relocation of Columbia's corporate headquarters to more efficient office space. Columbia leased a new facility which will reduce occupancy cost by approximately $120,000 in 2002.

Provision for Income Taxes

Income tax expense attributable to income before extraordinary item was $10.1 million for the year ended December 31, 2001, compared to $6.8 million for the year ended December 31, 2000. Income tax expense for 2000 included the recognition of a $1.1 million tax benefit relating to the charitable donation expense associated with the 1996 formation of the OceanFirst Foundation. Charitable donations are tax deductible subject to a limitation of 10% of annual taxable income, however, the Company was able to carry forward the unused portion of the deduction for five years following the year in which the contribution was made. Based on the Company's original estimate of taxable income for 1996 and the carry forward period, $4.3 million of charitable donation expense was considered not tax deductible because the Company believed it was unlikely to realize sufficient earnings over the six year period to take the full deduction. After considering the Company's strong earnings performance and expectations for taxable income through December 31, 2001, the Company, in the third quarter of 2000, estimated that an additional $3.0 million of charitable donation expense could be recognized for tax purposes, providing for a tax benefit of $1.1 million. The Company had a remaining charitable expense carry forward of $1,229,000 ($430,000 on an after-tax basis) which expired on December 31, 2001.

Comparison of Operating Results for the Years Ended December 31, 2000 and December 31,1999

General

Net income increased $35,000 or .2%, to $16.4 million for the year ended December 31, 2000 as compared to net income of $16.3 million for the year ended December 31, 1999. Diluted earnings per share increased 15.8%, to $1.54 for the year ended December 31, 2000 as compared to $1.33 for the year ended December 31, 1999.

Interest Income

Interest income for the year ended December 31, 2000 was $116.1 million, compared to $107.3 million for the year ended December 31, 1995, an increase of $8.8 million. The increase in interest income was due to an increase in the yield on interest-earning assets and an increase in average interest-earning assets. The yield on average interest-earning assets increased to 7.47% on average for the year ended December 31, 2000, from 7.08% on average in the same prior year period partly due to a higher rate environment and partly due to a change in the mix of average interest-earning assets towards a higher concentration of loans receivable with a corresponding reduction of lower yielding investment and mortgage-backed securities. For the year ended December 31, 2000 loans receivable represented 71.1% of average interest-earning assets as compared to 65.8% for the same prior year period.

Interest Expense

Interest expense for the year ended December 31, 2000 was $66.4 million, compared to $58.8 million for the year ended December 31, 1999, an increase of $7.6 million, or 12.9%. The increase in interest expense was primarily the result of an increase in the average cost of interest-bearing liabilities which increased to 4.72% for the year ended December 31, 2000, as compared to 4.38% for the same prior year period and an increase in average interest-bearing liabilities which rose by $66.2 million for the year ended December 31, 2000, as compared to the same prior year period. The Company's focus on lower cost core deposit growth moderated the increase in interest expense, as core deposits represented 38.6% of average deposits (including non-interest-earning deposits) for the year ended December 31, 2000, as compared to 37.2% for the same prior year period.

Provision for Loan Losses

For the year ended December 31, 2000, the Company's provision for loan losses was $985,000, an increase of $85,000, or 9.4% from the same prior year period to reflect the growth in loans receivable and a change in overall loan mix to a greater concentration of commercial loans. The Company's non-performing assets declined slightly to $2.9 million at December 31, 2000, as compared to $3.0 million at December 31, 1999.

Other Income

Other income was $6.1 million for the year ended December 31, 2000 as compared to $5.2 million for the same prior year period. The net (loss) gain on the sale of loans and securities was a $41,000 loss for the year ended December 31, 2000 as compared to a $557,000 gain for the same prior year period. The loss for the year ended December 31, 2000 was due to a loss of $1,636,000 on the sale of $31.9 million in mortgage-backed securities available for sale. For the same prior year period the Company recognized a loss of $49,000 on the sale of investment securities available for sale. For the year ended December 31, 2000, the Company sold $117.5 million in mortgage loans at a gain of $1,595.000, as compared to the sale of $48.1 million in mortgage loans at a gain of $606,000 in the same prior year period. The increased gains from loan sales are primarily due to the mortgage banking activities for Columbia.

Fees and service charges increased by $1.1 million or 30.8% for the year ended December 31, 2000 as compared to the same prior year period due to fees associated with the growth in commercial account services and retail core account balances as well as the addition of fee income from trust and asset management services introduced late in the first quarter of 2000.

Operating Expenses

Operating expenses were $31.6 million for the year ended December 31, 2000, an increase of $3.8 million compared to the same prior year period. The increase was partly due to operating and related expenses associated with Columbia, the costs associated with the opening of the Bank's twelfth and thirteenth branch offices in September and October 1999; the Bank's fourteenth branch office in May 2000 and the introduction of the Company's Trust and Asset Management business line. Federal deposit insurance decreased by $380,000 for the year ended December 31, 2000 as compared to the same prior year period due to a decline in the assessment rate.

Provision for Income Taxes

Income tax expense was $6.8 million for the year ended December 31, 2000, compared to $8.7 million for the year ended December 31, 1999. Income tax expense decreased as the Company recognized a tax benefit of $1.1 million in 2000 relating to the recognition, for tax purposes, of previously unrecognized charitable donation expense associated with the 1996 formation of OceanFirst Foundation.

Liquidity and Capital Resources

The Company's primary sources of funds are deposits, principal and interest payments on loans and mortgage-backed securities, proceeds from the sales of loans, FHLB advances and other borrowings and, to a lesser extent, investment maturities. While scheduled amortization of loans are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. The Company has other sources of liquidity if a need for additional funds arises, including an overnight line of credit and advances from the FHLB.

At December 31, 2001, the Company had $80.0 million in outstanding overnight borrowings from the FHLB, an increase from $52.5 million at December 31, 2000. The Company utilizes the overnight line from time to time to fund short-term liquidity needs. The Company also had other borrowings of $404.3 million at December 31, 2001, an increase from $311.5 million at December 31, 2000. These borrowings were used to fund loan growth and a wholesale leverage strategy designed to improve returns on invested capital.

The Company's cash needs for the year ended December 31, 2001 were primarily satisfied by proceeds from the sale of mortgage loans held for sale, maturities of investment securities available for sale, principal payments on loans and mortgage-backed securities and increased total borrowings. The cash was principally utilized for loan originations, the purchase of mortgage-backed securities and the purchase of treasury stock. For the year ended December 31, 2000, the cash needs of the Company were primarily satisfied by maturities of investment securities available for sale, principal payments on loans and mortgage-backed securities, proceeds from the sale of mortgage-backed securities and increased deposits. The cash provided was principally utilized for loan originations, the purchase of investment and mortgage-backed securities and the purchase of treasury stock.

At December 31, 2001, the Bank exceeded all of its regulatory capital requirements with tangible capital of $126.0 million, or 7.16% of total adjusted assets, which is above the required level of $26.4 million or 1.5%; core capital of $126.0 million or 7.16% of total adjusted assets, which is above the required level of $52.8 million, or 3.0%; and risk-based capital of $136.2 million, or 12.99% of risk-weighted assets, which is above the required level of $83.9 million or 8.0%. The Bank is considered a "well capitalized" institution under the Office of Thrift Supervision's prompt corrective action regulations.

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

Impact of New Accounting Pronouncements

In June 2000, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No.138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment to FASB Statement No. 133." SFAS No. 138 amends certain aspects of SFAS No. 133 to simplify the accounting for derivatives and hedges under SFAS No. 133. SFAS No. 138 was effective upon the Company's adoption of SFAS No. 133 (January 1, 2001). The initial adoption of SFAS No. 133 and SFAS No. 138 did not have a material impact on the Company's financial statements.

In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities ( A Replacement of FASB Statement 125)." SPAS No. 140 supersedes and replaces the guidance in SFAS No. 125 and, accordingly, provides guidance on the following topics: securitization transactions involving financial assets; sales of financial assets such as receivables, loans, and securities; factoring transactions; wash sales; servicing assets and liabilities; collateralized borrowing arrangements; securities lending transactions; repurchase agreements; loan collateralized borrowing arrangements; securities lending transactions; repurchase agreements; loan participations; and extinguishment of liabilities. The provisions of SFAS No. 140 were effective for transactions entered into after March 31, 2001. The initial adoption of SFAS No. 140 did not have a material impact on the Company's financial statements.

On July 20, 2001, the FASB issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, as well as all purchase method business combinations completed after June 30, 2001. SFAS 141 also specifies the criteria acquired intangible assets must meet to be recognized and reported apart from goodwill. SFAS 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS 142. SFAS 142 will also require that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed periodically for impairment.

SFAS 142 requires that goodwill and any intangible asset determined to have an indefinite useful life acquired after June 30, 2001 will not be amortized, but will continue to be evaluated for impairment in accordance with the appropriate pre-SFAS 142 accounting literature. Goodwill and intangible assets acquired in business combinations completed before July 1, 2001 will continue to be amortized prior to the adoption of SFAS 142.

The Company is required to adopt the provisions of SFAS 141 immediately. The initial adoption of SFAS 141 had no impact on the Company's consolidated financial statements. The Company is required to adopt SFAS 142 effective January 1, 2002. As of December 31, 2001, the Company has $1.0 million in unamortized goodwill with annual amortization of $253,000 which will cease upon the adoption of SFAS 142. The Company is currently evaluating the transitional goodwill impairment criteria of SFAS 142 and is not able to estimate the impact, if any, that SFAS 142 may have on recorded goodwill. The impairment adjustment, if any, will have to be identified by June 30, 2002 and measured and recorded by the Company no later than December 31, 2002. The impairment adjustment, if any, will be recognized as a cumulative effect of a change in accounting principle and will be recorded in the first interim reporting period of 2002. The adoption of SFAS 142 did not significantly impact the Company's accounting for currently recorded intangible assets, primarily core deposit intangibles.

On October 3, 2001, the FASB issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets," which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. While SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," it retains many of the fundamental provisions of that Statement. The Statement is effective for fiscal years beginning after December 15, 2001. The initial adoption of SFAS No. 144 did not have a significant impact on the Company's financial statements.

In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 requires an enterprise to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets. The Company is required to adopt the provisions of SFAS No. 143 for fiscal years beginning after June 15, 2002. The Company does not anticipate that SFAS No. 143 will significantly impact the Company's consolidated financial statements.

Private Securities Litigation Reform Act Safe Harbor Statement

In addition to historical information, this annual report may include certain forward looking statements based on current management expectations. The Company's actual results could differ materially from those management expectations. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal and state tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of the Bank's loan and investment portfolios, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. Further description of the risks and uncertainties of the business are included in Item 1, BUSINESS of the Company's 2001 Form 10-K.

Consolidated Statements of Financial Condition

December 31, 2001 and 2000
(dollars in thousands, except per share amounts)                                         2001           2000
------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks                                                           $    16,876    $     7,235
Investment securities available for sale (notes 4 and 10)                              80,017        103,536
Federal Home Loan Bank of New York stock, at cost (note 10)                            23,560         20,000
Mortgage-backed securities available for sale (notes 5 and 10)                        233,302        268,042
Loans receivable, net (notes 6 and 10)                                              1,300,889      1,136,879
Mortgage loans held for sale                                                           37,828         35,588
Interest and dividends receivable (note 7)                                              7,632          9,318
Real estate owned, net                                                                    133            157
Premises and equipment, net (note 8)                                                   16,730         14,676
Servicing asset (note 6)                                                                7,628          6,363
Other assets (note 11)                                                                 39,071         38,423
------------------------------------------------------------------------------------------------------------
  Total assets                                                                    $ 1,763,666    $ 1,640,217
============================================================================================================

Liabilities and Stockholders' Equity
Deposits (note 9)                                                                 $ 1,109,043    $ 1,104,188
Federal Home Loan Bank advances (note 10)                                             272,000        127,500
Securities sold under agreements to repurchase (note 10)                              212,332        236,494
Advances by borrowers for taxes and insurance                                           6,371          6,388
Other liabilities (note 11)                                                            17,191          7,911
------------------------------------------------------------------------------------------------------------
  Total liabilities                                                                 1,616,937      1,482,481
------------------------------------------------------------------------------------------------------------
Stockholders' equity (notes 3, 11, 12 and 13):
 Preferred stock, $.01 par value, 5,000,000 shares authorized, no shares issued            --             --
 Common stock, $.O1 par value, 55,000,000 shares authorized, 18,118,248 shares issued and 9,860,889 and 11,084,123 shares outstanding at December 31, 2001
 and 2000, respectively                                                                   181            181
 Additional paid-in capital                                                           181,780        179,805
 Retained earnings                                                                    131,746        121,737
 Accumulated other comprehensive loss                                                    (824)        (4,927)
 Less: Unallocated common stock held by Employee Stock Ownership Plan                 (12,663)       (14,156)
       Unearned Incentive Awards                                                         (161)        (2,096)
       Treasury stock, 8,257,359 and 7,034,125 shares at December 31, 2001 and
       2000, respectively                                                            (153,330)      (122,808)
------------------------------------------------------------------------------------------------------------
  Total stockholders' equity                                                           46,729        157,736
------------------------------------------------------------------------------------------------------------
Commitments and contingencies (note 14)

  Total liabilities and stockholders' equity                                      $ 1,763,666    $ 1,640,217
============================================================================================================

See accompanying notes to consolidated financial statements.

Consolidated Statements of Income

(in thousands, except per share amounts)

Years Ended December 31, 2001, 2000 and 1999                                 2001         2000       1999
=========================================================================================================
 Interest income:
  Loans                                                                 $  94,718    $  85,135    $74,640
  Mortgage-backed securities                                               17,024       20,948     23,622
  Investment securities and other                                           6,418       10,022      9,085
---------------------------------------------------------------------------------------------------------
   Total interest income                                                  118,160      116,105    107,347
---------------------------------------------------------------------------------------------------------
 Interest expense:
  Deposits (note 9)                                                        41,489       44,666     40,920
  Borrowed funds                                                           21,659       21,746     17,889
---------------------------------------------------------------------------------------------------------
   Total interest expense                                                  63,148       66,412     58,809
---------------------------------------------------------------------------------------------------------
   Net interest income                                                     55,012       49,693     48,538
 Provision for loan losses (note 6)                                         1,250          985        900
---------------------------------------------------------------------------------------------------------
   Net interest income after provision for loan losses                     53,762       48,708     47,638
---------------------------------------------------------------------------------------------------------
 Other income:
  Fees and service charges                                                  4,677        4,667      3,569
  Net gain (loss) on sales of loans and securities available for sale       5,954          (41)       557
  (notes 4 and 5)
  Net income from other real estate operations                                271          171        148
  Other                                                                     2,023        1,348        952
---------------------------------------------------------------------------------------------------------
   Total other income                                                      12,925        6,145      5,226
---------------------------------------------------------------------------------------------------------
 Operating expenses:
  Compensation and employee benefits (notes 12 and 13)                     19,987       17,870     15,378
  Occupancy (note 14)                                                       3,385        2,261      2,133
  Equipment                                                                 2,168        1,661      1,375
  Marketing                                                                 1,711        1,685      1,733
  Federal deposit insurance                                                   489          479        859
  Data processing                                                           2,128        1,702      1,333
  General and administrative                                                7,511        5,987      5,041
---------------------------------------------------------------------------------------------------------
   Total operating expenses                                                37,379       31,645     27,852
---------------------------------------------------------------------------------------------------------
   Income before provision for income taxes and extraordinary item         29,308       23,208     25,012
 Provision for income taxes (note 11)                                      10,064        6,826      8,665
---------------------------------------------------------------------------------------------------------
   Income before extraordinary item                                        19,244       16,382     16,347
 Extraordinary item, net of tax - prepayment penalty on debt
 extinguishment (notes 10 and 11)                                          (1,085)          --         --
---------------------------------------------------------------------------------------------------------
   Net Income                                                           $  18,159    $  16,382    $16,347
=========================================================================================================
 Basic earnings per share
  Income before extraordinary item                                      $    2.07    $    1.59    $  1.36
  Extraordinary item, net of tax                                             (.11)          --         --
---------------------------------------------------------------------------------------------------------
   Net income                                                           $    1.96    $    1.59    $  1.36
=========================================================================================================
 Diluted earnings per share
  Income before extraordinary item                                      $    1.96    $    1.54    $  1.33
  Extraordinary item, not of tax                                             (.11)          --         --
---------------------------------------------------------------------------------------------------------
   Net income                                                           $    1.85    $    1.54    $  1.33
=========================================================================================================
 Average basic shares outstanding (note 1)                                  9,288       10,293     11,990
=========================================================================================================
 Average diluted shares outstanding (note 1)                                9,837       10,666     12,299
=========================================================================================================

See accompanying notes to consolidated financial statements.
                                                                              27

Consolidated Statements of Changes in Stockholders' Equity

(dollars in thousands, except per share amounts)

                                                                                     Accumulated    Employee
                                                          Additional                       Other       Stock
                                                 Common      Paid-In    Retained   Comprehensive   Ownership
Years Ended December 31, 2001, 2000 and 1999      Stock      Capital    Earnings    (Loss)Income        Plan
------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998                    $   181     $178,309   $ 103,982         $(1,226)   $(17,376)
Comprehensive income:
 Net income                                          --           --      16,347              --          --
 Other comprehensive loss:
  Unrealized loss on securities (net of tax
   benefit $4,917)                                   --           --          --          (8,373)         --
  Reclassification adjustment for losses
   included in net income (net of
   tax benefit $18)                                  --           --          --              31          --
------------------------------------------------------------------------------------------------------------
Total comprehensive income                           --           --          --              --          --
------------------------------------------------------------------------------------------------------------
Earned Incentive Awards                              --           --          --              --          --
Purchase 2,010,061 shares of common stock            --           --          --              --          --
Allocation of ESOP stock                             --           --          --              --       1,649
ESOP adjustment                                      --          541          --              --          --
Cash dividend - $.57 per share                       --           --      (7,157)             --          --
Exercise of stock options                            --           --          (3)             --          --
------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999                        181      178,850     113,169          (9,568)    (15,727)
------------------------------------------------------------------------------------------------------------
Comprehensive income:
 Net income                                          --           --      16,382              --          --
 Other comprehensive gain:
  Unrealized gain on securities (net of tax
   expense $2,153)                                   --           --          --           3,578          --
  Reclassification adjustment for losses
   included in net income
   (net of tax benefit $573)                         --           --          --           1,063          --
------------------------------------------------------------------------------------------------------------
Total comprehensive income                           --           --          --              --          --
------------------------------------------------------------------------------------------------------------
Earned Incentive Awards                              --           --          --              --          --
Tax benefit of stock plans                           --          258          --              --          --
Purchase 1,614,892 shares of common stock            --           --          --              --          --
Allocation of ESOP stock                             --           --          --              --       1,571
ESOP adjustment                                      --          697          --              --          --
Cash dividend- $.72 per share                        --           --      (7,622)             --          --
Exercise of stock options                            --           --        (192)             --          --
------------------------------------------------------------------------------------------------------------
Balance at December 31, 2000                        181      179,805     121,737          (4,927)    (14,156)
------------------------------------------------------------------------------------------------------------
Comprehensive income:
 Net income                                          --           --      18,159              --          --
 Other comprehensive gain:
  Unrealized gain on securities (net of tax
   expense $2,409)                                   --           --          --           4,103          --
------------------------------------------------------------------------------------------------------------
Total comprehensive income                           --           --          --              --          --
------------------------------------------------------------------------------------------------------------
Earned Incentive Awards                              --           --          --              --          --
Tax benefit of stock plans                           --          641          --              --          --
Purchase 1,303,143 shares of common stock            --           --          --              --          --
Allocation of ESOP stock                             --           --          --              --       1,493
ESOP adjustment                                      --        1,334          --              --          --
Cash dividend -$.84 per share                        --           --      (7,943)             --          --
Exercise of stock options                            --           --        (207)             --          --
------------------------------------------------------------------------------------------------------------
Balance at December 31, 2001                    $   181     $181,780   $ 131,746         $  (824)   $(12,663)
============================================================================================================

                                                 Unearned
                                                Incentive     Treasury
Years Ended December 31, 2001, 2000 and 1999       Awards        Stock        Total
-----------------------------------------------------------------------------------
Balance at December 31, 1998                      $(5,963)    $(60,167)   $ 197,740
Comprehensive income:
 Net income                                            --           --       16,347
 Other comprehensive loss:
  Unrealized loss on securities (net of tax
   benefit $4,917)                                     --           --       (8,373)
  Reclassification adjustment for losses
   included in net income (net of
   tax benefit $18)                                    --           --           31
-----------------------------------------------------------------------------------
Total comprehensive income                             --           --        8,005
-----------------------------------------------------------------------------------
Earned Incentive Awards                             1,933           --        1,933
Purchase 2,010,061 shares of common stock              --      (35,198)     (35,198)
Allocation of ESOP stock                               --           --        1,649
ESOP adjustment                                        --           --          541
Cash dividend - $.57 per share                         --           --       (7,157)
Exercise of stock options                              --           20           17
-----------------------------------------------------------------------------------
Balance at December 31, 1999                       (4,030)     (95,345)     167,530
-----------------------------------------------------------------------------------
Comprehensive income:
 Net income                                            --           --       16,382
 Other comprehensive gain:
  Unrealized gain on securities (net of tax
   expense $2,153)                                     --           --        3,578
  Reclassification adjustment for losses
   included in net income
   (net of tax benefit $573)                           --           --        1,063
-----------------------------------------------------------------------------------
Total comprehensive income                             --           --       21,023
-----------------------------------------------------------------------------------
Earned Incentive Awards                             1,934           --        1,934
Tax benefit of stock plans                             --           --          258
Purchase 1,614,892 shares of common stock              --      (28,800)     (28,800)
Allocation of ESOP stock                               --           --        1,571
ESOP adjustment                                        --           --          697
Cash dividend- $.72 per share                          --           --       (7,622)
Exercise of stock options                              --        1,337        1,145
-----------------------------------------------------------------------------------
Balance at December 31, 2000                       (2,096)    (122,808)     157,736
-----------------------------------------------------------------------------------
Comprehensive income:
 Net income                                            --           --       18,159
 Other comprehensive gain:
  Unrealized gain on securities (net of tax
   expense $2,409)                                     --           --        4,103
-----------------------------------------------------------------------------------
Total comprehensive income                             --           --       22,262
-----------------------------------------------------------------------------------
Earned Incentive Awards                             1,935           --        1,935
Tax benefit of stock plans                             --           --          641
Purchase 1,303,143 shares of common stock              --      (31,921)     (31,921)
Allocation of ESOP stock                               --           --        1,493
ESOP adjustment                                        --           --        1,334
Cash dividend - $.84 per share                         --           --       (7,943)
Exercise of stock options                              --        1,399        1,192
-----------------------------------------------------------------------------------
Balance at December 31,2001                       $  (161)   $(153,330)   $ 146,729
===================================================================================


See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

(in thousands, except per share amounts)

Years Ended December 31, 2001, 2000 and 1999                                   2001         2000         1999
=============================================================================================================
Cash flows from operating activities:
 Net income                                                               $  18,159    $  16,382    $  16,347
-------------------------------------------------------------------------------------------------------------
Adjustments to reconcile net income to net cash provided by operating activities:
 Depreciation and amortization of premises and equipment                      1,960        1,640        1,509
 Amortization of Incentive Awards                                             1,935        1,934        1,933
 Amortization of ESOP                                                         1,493        1,571        1,649
 ESOP adjustment                                                              1,334          697          541
 Amortization of servicing asset                                              2,503          673          351
 Amortization of intangible assets                                              359          103          103
 Net premium amortization in excess of discount accretion on securities         683          384        1,044
 Net accretion of deferred fees and discounts in excess of premium
  amortization on loans                                                        (407)        (280)        (310)
 Provision for loan losses                                                    1,250          985          900
 Deferred taxes                                                              (1,500)        (318)         757
 Net gain on sales of real estate owned                                        (308)        (209)        (246)
 Net (gain) loss on sales of loans and securities available for sale         (5,954)          41         (557)
 Proceeds from sales of mortgage loans held for sale                        427,876      119,139       48,719
 Mortgage loans originated for sale                                        (424,162)    (130,761)     (22,973)
 Increase in value of Bank Owned Life Insurance                              (1,696)      (1,194)        (808)
 Decrease (increase) in interest and dividends receivable                     1,686         (752)       1,352
 (Increase) decrease in other assets                                         (3,988)       6,914       (1,576)
 Increase (decrease) in other liabilities                                     9,921        1,656       (5,979)
-------------------------------------------------------------------------------------------------------------
  Total adjustments                                                          12,985        2,223       26,409
-------------------------------------------------------------------------------------------------------------
  Net cash provided by operating activities                                  31,144       18,605       42,756
-------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
 Net increase in loans receivable                                          (165,307)     (95,377)    (103,663)
 Proceeds from sales of investment and mortgage-backed securities
  available for sale                                                             --       30,279          121
 Purchase of investment securities available for sale                        (1,292)     (21,089)     (15,423)
 Purchase of mortgage-backed securities available for sale                  (49,006)      (5,059)     (97,251)
 Proceeds from maturities of investment securities available for sale        24,470       37,700       30,043
 Principal payments on mortgage-backed securities available for sale         89,916       58,901      120,460
 Purchases of Federal Home Loan Bank of New York stock                       (3,560)      (3,200)          --
 Proceeds from sales of real estate owned                                       786        1,211        1,106
 Purchases of premises and equipment                                         (4,014)      (2,108)      (1,451)
 Purchase of Bank Owned Life Insurance                                           --       (8,000)          --
 Acquisition of Columbia Equities, Ltd., net of cash and cash
  equivalents                                                                    --       (2,954)          --
-------------------------------------------------------------------------------------------------------------
  Net cash used in investing activities                                    (108,007)      (9,696)     (66,058)
-------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
 Increase in deposits                                                         4,855       47,238       21,699
 Increase (decrease) in short-term borrowings                                41,338       50,127      (71,741)
 Proceeds from Federal Home Loan Bank advances                              155,000       55,000      105,000
 Repayments of Federal Home Loan Bank Advances                              (38,000)    (127,696)          --
 Proceeds from securities sold under agreements to repurchase                10,000       85,000       83,754
 Repayments of securities sold under agreements to repurchase               (48,000)     (86,000)     (74,254)
 (Decrease) increase in advances by borrowers for taxes and insurance           (17)         (73)         894
 Exercise of stock options                                                    1,192        1,145           17
 Dividends paid                                                              (7,943)      (7,622)      (7,157)
 Purchase of treasury stock                                                 (31,921)     (28,800)     (35,198)
-------------------------------------------------------------------------------------------------------------
  Net cash provided by (used in) financing activities                        86,504      (11,681)      23,014
-------------------------------------------------------------------------------------------------------------
  Net increase (decrease) in cash and due from banks                          9,641       (2,772)        (288)
Cash and due from banks at beginning of year                                  7,235       10,007       10,295
-------------------------------------------------------------------------------------------------------------
Cash and due from banks at end of year                                    $  16,876    $   7,235    $  10,007
=============================================================================================================
Supplemental Disclosure of Cash Flow Information:
 Cash paid during the year for:
  Interest                                                                $  64,798    $  66,073    $  58,238
  Income taxes                                                                7,600        5,310       13,416
 Noncash investing activities:
  Transfer of loans receivable to real estate owned                             454          768        1,109
  Mortgage loans securitized into mortgage-backed securities              $  90,563    $  23,042    $  37,200
=============================================================================================================

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

(1) Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of OceanFirst Financial Corp. (the "Company") and its whollyowned subsidiary, OceanFirst Bank (the "Bank") and its whollyowned subsidiaries, Columbia Equities, Ltd. ("Columbia"), OceanFirst REIT Holdings, Inc., OceanFirst Realty Corp. and OceanFirst Services, LLC. All significant intercompany accounts and transactions have been eliminated in consolidation.

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

Basis of Financial Statement Presentation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated statement of financial condition and revenues and expenses for the period then ended. Actual results could differ significantly from those estimates and assumptions.

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in settlement of loans and the valuation of mortgage servicing rights. In connection with the determination of the allowances for loan losses and Real Estate Owned (REO), management obtains independent appraisals for significant properties.

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

Mortgage Loans Held for Sale

The Company regularly sells part of its mortgage loan originations. Mortgage loans intended for sale are carried at the lower of unpaid principal balance, net, or market value on an aggregate basis.

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

Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions in the Company's market area. In addition, various regulatory agencies, as an integral part of their routine examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

Mortgage Servicing Rights, or MSR

The Company recognizes as a separate asset the rights to service mortgage loans, whether those rights are acquired through loan purchase or loan origination activities. MSR's are amortized in proportion to and over the estimated period of net servicing income. MSR's are stratified by underlying loan type (primarily fixed and adjustable) and interest rate. The estimated fair value of each MSR stratum is determined through a discounted analysis of future cash flows, incorporating numerous assumptions including servicing income, servicing costs, market discount rates, prepayment speeds and default rates. Impairment of the MSR is assessed on the fair value of those rights on a stratum-by-stratum basis with any impairment recognized through a valuation allowance for each impaired stratum. Individual allowances for each stratum are then adjusted in subsequent periods to reflect changes in the measurement of impairment.

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

Comprehensive Income

Comprehensive income is divided into net income and other comprehensive income. Other comprehensive income includes items recorded directly in equity, such as unrealized gains or losses on securities available for sale.

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

The following reconciles shares outstanding for basic and diluted earnings per share for the years ended December 31, 2001, 2000 and 1999 (in thousands):

 Year ended December 31,           2001      2000      1999
===========================================================
Weighted average shares
outstanding                      10,512    11,766    13,727
Less: Unallocated ESOP shares    (1,059)   (1,180)   (1,309)
    Unallocated Incentive
    Award shares                   (165)     (293)     (428)
-----------------------------------------------------------
Average basic shares
outstanding                       9,288    10,293    11,990
Add: Effect of dilutive
securities:
    Stock options                   415       225       148
    Incentive Awards                134       148       161
-----------------------------------------------------------
Average diluted shares
outstanding                       9,837    10,666    12,299
===========================================================

(2) Acquisition

The Bank completed the acquisition of Columbia, a mortgage brokerage company based in Westchester County, New York on August 18, 2000 in a transaction accounted for as a purchase. Accordingly, the assets and liabilities of Columbia were recorded on the books of the Bank at their fair market values of $37.1 million and $34.1 million, respectively. The purchase price was $4 million. The Company's consolidated results of operations include Columbia's results commencing on August 18, 2000. Pro-forma financial information was not presented for the period prior to the acquisition due to the insignificance of Columbia's operating results.

(3) Regulatory Matters

At the time of the conversion to a federally chartered stock savings bank, the Bank established a liquidation account with a balance equal to its retained earnings at March 31, 1996. The balance in the liquidation account at December 31, 2001 was approximately $10.1 million. The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their accounts at the Bank after the conversion. The liquidation account will be reduced annually to the extent that the eligible account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held.

Office of Thrift Supervision (OTS) regulations require savings institutions to maintain minimum levels of regulatory capital. Under the regulations in effect at December 31, 2001, the Bank was required to maintain a minimum ratio of tangible capital to total adjusted assets of 1.5%; a minimum ratio of Tier 1
(core) capital to total adjusted assets of 3.0%; and a minimum ratio of total (core and supplementary) capital to risk-weighted assets of 8.0%.

Under its prompt corrective action regulations, the OTS is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on the institution's financial statements. The regulations establish a framework for the classification of savings institutions into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally an institution is considered well capitalized if it has a Tier 1 ratio of at least 6.0%; and a total risk-based capital ratio of at least 10.0%. At December 31, 2001 and 2000 the Bank was considered well capitalized.

The following is a summary of the Bank's actual capital amounts and ratios as of December 31, 2001 and 2000, compared to the OTS minimum capital adequacy requirements and the OTS requirements for classification as a well capitalized institution (in thousands).

                                                                   To be well
                                                    For            capitalized
                                                  capital         under prompt
                                                  adequecy         corrective
                                  Actual          purposes           action
================================================================================
As of December 3l, 2001:    Amount    Ratio    Amount   Ratio     Amount   Ratio
--------------------------------------------------------------------------------
Tangible capital           $125,952    7.2%   $26,396    1.5%   $     --     --%
Core capital                125,952    7.2     52,791    3.0      87,985    5.0
Tier 1 risk-based
   capital                  125,952   12.0     41,947    4.0      62,920    6.0
Risk-based capital          136,223   13.0     83,894    8.0     104,867   10.0
--------------------------------------------------------------------------------

As of December 31, 2000:
--------------------------------------------------------------------------------
Tangible capital           $119,591    7.3%   $24,653    1.5%   $     --     --%
Core capital                119,591    7.3     49,307    3.0      82,178    5.0
Tier 1 risk-based
   capital                  119,591   12.9     37,099    4.0      55,649    6.0
Risk-based capital          128,597   13.9     74,198    8.0      92,748   10.0
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

(4) Investment Securities Available for Sale

The amortized cost and estimated market value of investment securities available for sale at December 31, 2001 and 2000 are as follows (in thousands):

                                       Gross        Gross   Estimated
                      Amortized   Unrealized   Unrealized      Market
December 31, 2001          Cost        Gains       Losses       Value
---------------------------------------------------------------------
United States
   Government
   and agency
   obligations         $  1,200        $  --      $    (2)    $ 1,198
State and municipal
   obligations            5,561           --         (248)      5,313
Corporate debt
   securities            75,199           --       (6,946)     68,253
Equity investments        3,849        1,404           --       5,253
---------------------------------------------------------------------
                       $ 85,809       $1,404      $(7,196)    $80,017
---------------------------------------------------------------------

                                       Gross        Gross   Estimated
                      Amortized   Unrealized   Unrealized      Market
December 31, 2000          Cost        Gains       Losses       Value
---------------------------------------------------------------------
 United States
   Government
   and agency
   obligations         $ 24,469         $  4      $  (100)   $ 24,373
 State and municipal
  obligations             5,561           --         (405)      5,156
 Corporate debt
    securities           75,124           --       (5,508)     69,616
 Equity investments       3,757          634           --       4,391
---------------------------------------------------------------------
                       $108,911         $638      $(6,013)   $103,536
=====================================================================

Gross losses on the sale of investment securities available for sale of $49,000 were realized in 1999. There were no gains realized during 2001, 2000 or 1999.

The amortized cost and estimated market value of investment securities available for sale, excluding equity investments, at December 31, 2001 by contractual maturity, are shown below (in thousands). Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. At December 31, 2001, investment securities available for sale with an amortized cost and estimated market value of $75,745,000 and $68,551,000 respectively, were callable prior to the maturity date.

                                                     Estimated
                                         Amortized      Market
December 31, 2001                             Cost       Value
==============================================================
Less than one year                         $    --     $    --
Due after one year through five years        1,200       1,198
Due after five years through ten years          --          --
Due after ten years                         80,760      73,566
--------------------------------------------------------------
                                           $81,960     $74,764
==============================================================

(5) Mortgage-Backed Securities Available for Sale

The amortized cost and estimated market value of mortgage backed securities available for sale at December 31, 2001 and 2000 are as follows (in thousands):

                                           Gross        Gross   Estimated
                          Amortized   Unrealized   Unrealized      Market
December 31, 2001              Cost        Gains       Losses       Value
=========================================================================
FHLMC                      $ 29,650       $  733      $    --    $ 30,383
FNMA                         22,646          445           (3)     23,088
GNMA                         23,229          420           --      23,649
Collateralized mortgage
 obligations                153,293        2,889           --     156,182
-------------------------------------------------------------------------
                           $228,818       $4,487      $    (3)   $233,302
=========================================================================

                                           Gross        Gross   Estimated
                          Amortized   Unrealized   Unrealized      Market
December 31, 2000              Cost        Gains       Losses       Value
=========================================================================
FHLMC                      $ 48,888       $   95      $  (199)   $ 48,784
FNMA                         37,172           82         (245)     37,009
GNMArities                   34,092           --         (252)     33,840
Collateralized mortgage
 obligations                150,335          176       (2,102)    148,409
-------------------------------------------------------------------------
                           $270,487       $  353      $(2,798)   $268,042
=========================================================================

Gross losses on the sale of mortgage-backed securities available for sale of $1,636,000 were realized in 2000. There were no gains realized during 2001, 2000 or 1999.

Collateralized mortgage obligations issued by FHLMC, FNMA, GNMA and private interests amounted to $45,338,000, $22,254,000, $24,328,000 and $64,262,000,
respectively, at December 31, 2001 and $39,458,000, $16,303,000, $7,581,000 and
$85,067,000, respectively, at December 31, 2000. The privately issued CMOs have generally been underwritten by large investment banking firms with the timely payment of principal and interest on these securities supported (credit enhanced) in varying degrees by either insurance issued by a financial guarantee insurer, letters of credit or subordination techniques. Substantially all such securities are triple "A" rated by one or more of the nationally recognized securities rating agencies. The privately-issued CMOs are subject to certain credit-related risks normally not associated with U.S. Government Agency CMOs. Among such risks is the limited loss protection generally provided by the various forms of credit enhancements as losses in excess of certain levels are not protected. Furthermore, the credit enhancement itself is subject to the creditworthiness of the enhancer. Thus, in the event a credit enhancer does not fulfill its obligations, the CMO holder could be subject to risk of loss similar to a purchaser of a whole loan pool. Management believes that the credit enhancements are adequate to protect the Company from losses and has, therefore, not provided an allowance for losses on its privately-issued CMOs.

The contractual maturities of mortgage-backed securities available for sale generally exceed 20 years; however, the effective lives are expected to be shorter due to anticipated prepayments.

(6) Loans Receivable, Net

A summary of loans receivable at December 31, 2001 and 2000 follows (in thousands):

December 31,                                               2001            2000
===============================================================================
Real estate mortgage:
   One to four-family                               $ 1,070,096     $   956,336
   Commercial real estate, multi-family and land        112,318          89,663
   FHA insured & VA guaranteed                            2,358           1,782
-------------------------------------------------------------------------------
                                                      1,184,772       1,047,781
-------------------------------------------------------------------------------
Real estate construction                                  9,082           7,973
Consumer                                                 67,039          62,923
Commercial                                               51,756          29,687
-------------------------------------------------------------------------------
Total loans                                           1,312,649       1,148,364
-------------------------------------------------------------------------------
Loans in process                                         (2,458)         (2,927)
Deferred origination costs, net                           1,048             561
Unamortized premium                                           1              19
Allowance for loan losses                               (10,351)         (9,138)
-------------------------------------------------------------------------------
                                                        (11,760)        (11,485)
-------------------------------------------------------------------------------
                                                    $ 1,300,889     $ 1,136,879
===============================================================================

At December 31, 2001, 2000 and 1999 loans in the amount of $6,180,000, $2,923,000 and $2,985,000, respectively, were three or more months delinquent or in the process of foreclosure and the Company was not accruing interest income. At December 31, 2001, the impaired loan portfolio consisted of one commercial loan for $2,368,000 for which general and specific allocations to the allowance for loan losses of $1,184,000 were identified. The Company had no impaired loans at December 31, 2000 and 1999. If interest income on nonaccrual loans and impaired loans had been current in accordance with their original terms, approximately $379,000, $132,000 and $52,000 of interest income for the years ended December 31, 2001, 2000 and 1999, respectively, would have been recorded. At December 31, 2001, there were no commitments to lend additional funds to borrowers whose loans are classified as nonperforming.

An analysis of the allowance for loan losses for the years ended December 31, 2001, 2000 and 1999 is as follows (in thousands):

Year Ended December 31,                          2001         2000         1999
===============================================================================
Balance at beginning of year                 $  9,138      $ 8,223      $ 7,460
Provision charged to operations                 1,250          985          900
Charge-offs                                       (98)         (92)        (241)
Recoveries                                         61           22          104
-------------------------------------------------------------------------------
Balance at end of year                       $ 10,351      $ 9,138      $ 8,223
===============================================================================

An analysis of the servicing asset for the years ended December 31, 2001, 2000 and 1999 is as follows (in thousands):

Year Ended December 31,                          2001         2000         1999
===============================================================================
Balance at beginning of year                 $  6,363      $ 2,244      $ 1,406
Purchase, net of sales                             --        3,481           --
Capitalized mortgage servicing rights           3,768        1,311        1,189
Amortization                                   (2,503)        (673)        (351)
-------------------------------------------------------------------------------
Balance at end of year                       $  7,628      $ 6,363      $ 2,244
===============================================================================

The estimated fair value of the servicing asset at December 31, 2001 was $8,917,000.

(7) Interest and Dividends Receivable

A summary of interest and dividends receivable at December 31, 2001 and 2000 follows (in thousands):

December 31,                                     2001      2000
===============================================================
Loans                                          $5,829    $6,480
Investment securities                             436     1,177
Mortgage-backed securities                      1,367     1,661
---------------------------------------------------------------
                                               $7,632    $9,318
===============================================================

(8) Premises and Equipment, Net

Premises and equipment at December 31, 2001 and 2000 are summarized as follows (in thousands):

December 31,                                       2001       2000
==================================================================
Land                                           $  3,195   $  3,195
Buildings and improvements                       14,203     11,255
Leasehold improvements                            1,667      1,619
Furniture and equipment                           9,820      8,647
Automobiles                                         164        118
Construction in progress                            484        687
------------------------------------------------------------------
Total                                            29,533     25,521
Accumulated depreciation and amortization       (12,803)   (10,845)
------------------------------------------------------------------
                                               $ 16,730   $ 14,676
==================================================================

(9) Deposits

Deposits, including accrued interest payable of $560,000 and $459,000 at December 31, 2001 and 2000, respectively, are summarized as follows (in thousands):

December 31,                                2001                 2000
===============================================================================
                                               Weighted                Weighted
                                               Average                 Average
                                    Amount       Cost       Amount       Cost
-------------------------------------------------------------------------------
Non-interest bearing accounts     $   73,799         --%  $   49,910        --%
NOW accounts                         212,328       1.60      170,976      2.83
Money market deposit accounts         78,903       1.86       71,010      2.58
Savings accounts                     196,879       1.54      165,866      2.00
Time deposits                        547,134       4.39      646,426      5.82
-------------------------------------------------------------------------------
                                  $1,109,043       2.88%  $1,104,188      4.31%
===============================================================================

Included in time deposits at December 31, 2001, and 2000, respectively, is $82,498,000 and $90,172,000 in deposits of $100,000 and over.

Time deposits at December 31, 2001 mature as follows (in thousands):

Year ended December 31,
=========================================
2002                             $393,355
2003                               87,647
2004                               43,914
2005                               10,389
2006                                6,616
Thereafter                          5,213
-----------------------------------------
                                 $547,134
=========================================

Interest expense on deposits for the years ended December 31, 2001, 2000 and 1999 was as follows (in thousands):

Year ended December 31,            2001      2000      1999
===========================================================
NOW accounts                    $ 4,476   $ 2,534   $ 1,711
Money market deposit accounts     1,744     1,998     2,090
Savings accounts                  3,342     3,445     3,518
Time deposits                    31,927    36,689    33,601
-----------------------------------------------------------
                                $41,489   $44,666   $40,920
===========================================================

(10) Borrowed Funds

Borrowed funds are summarized as follows (in thousands):

December 31,                                2001                 2000
===============================================================================
                                               Weighted                Weighted
                                               Average                 Average
                                    Amount       Rate       Amount       Rate
-------------------------------------------------------------------------------

Federal Home Loan Bank advances     $272,000       3.97%    $127,500       6.00%
Securities sold under
   agreements to repurchase          212,332       4.88      236,494       5.79
-------------------------------------------------------------------------------
                                     484,332       4.37%    $363,994       5.86%
===============================================================================

Information concerning Federal Home Loan Bank ("FHLB") advances and securities sold under agreements to repurchase ("reverse repurchase agreements") is summarized as follows (in thousands):

                                                                Reverse
                                            FHLB               Repurchase
                                          Advances             Agreements
==============================================================================
                                         2001       2000       2001       2000
------------------------------------------------------------------------------
Average balance                      $188,411   $105,456   $234,608   $257,086
Maximum amount outstanding
at any month end                      272,000    154,000    254,996    277,000
Average interest rate for the year       4.73%      6.31%      5.43%      5.87%
------------------------------------------------------------------------------
U.S. Government agencies and mortgage-backed securities pledged as collateral under reverse repurchase agreements at December 31
------------------------------------------------------------------------------
   Amortized cost                          --         --   $219,540   $244,790
   Estimated market value                  --         --    223,691    242,617
==============================================================================

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

FHLB advances and reverse repurchase agreements have contractual maturities at December 31, 2001 as follows (in thousands):

                                                                         Reverse
                                                            FHLB      Repurchase
Year ended December 31                                  advances      Agreements
================================================================================
2002                                                    $115,000       $ 32,332
2003                                                      23,000         40,000
2004                                                      27,000         45,000
2005                                                      42,000         25,000
2006                                                      45,000         20,000
Thereafter                                                20,000         50,000
--------------------------------------------------------------------------------
                                                        $272,000       $212,332
================================================================================
Amount callable by lender prior to the maturity date    $ 70,000       $180,000
================================================================================

In the fourth quarter of 2001, the Bank prepaid $23,000,000 of outstanding borrowings with a weighted average cost of 6.23%, incurring a prepayment penalty on the early debt extinguishment of $1,669,000. The funds were reborrowed at comparable maturities but at an average cost of only 4.48%.

The Bank has an available overnight line of credit with the FHLB for $50,000,000 which expires November 25, 2002. The Bank also has available from the FHLB, a one-month overnight repricing line of credit for $50,000,000 which expires November 25, 2002. When utilized, both lines carry a floating interest rate of 10 basis points over the current Federal funds rate. All FHLB advances, including the lines of credit, are secured by the Bank's mortgage loans, mortgaged-backed securities, U. S. Government agency obligations and FHLB stock. As a member of the FHLB of New York, the Company is required to maintain a minimum investment in the capital stock of the Federal Home Loan Bank of New York, at cost, in an amount not less than 1% of its outstanding home loans (including mortgage-backed securities) or 5% of its outstanding notes payable to the FHLB.

(11) Income Taxes

Legislation was enacted in August 1996 which repealed for tax purposes the percentage of taxable income bad debt reserve method. As a result, the Company must instead use the direct charge-off method to compute its bad debt deduction. The legislation also requires the Company to recapture its post-1987 additions to the tax bad debt reserve which amounted to $778,000 and $1,166,000 at December 31, 2001 and 2000, respectively. The Company has accrued for this liability in the consolidated financial statements.

Retained earnings at December 31, 2001 includes approximately $10,750,000 for which no provision for income tax has been made. This amount represents an allocation of income to bad debt deductions for tax purposes only. Events that would result in taxation of these reserves include failure to qualify as a bank for tax purposes, distributions in complete or partial liquidation, stock redemptions and excess distributions to shareholders. At December 31, 2001 the Company had an unrecognized deferred tax liability of $3,870,000 with respect to this reserve.

The provision for income taxes attributable to income before extraordinary item for the years ended December 31, 2001, 2000 and 1999 consists of the following (in thousands):

Year Ended December 31,                    2001             2000            1999
================================================================================
Current:
 Federal                               $ 11,506          $ 7,091          $7,870
State                                        58               53              38
--------------------------------------------------------------------------------
 Total Current                           11,564            7,144           7,908
Deferred:
 Federal                                 (1,500)            (318)            757
--------------------------------------------------------------------------------
                                       $ 10,064          $ 6,826          $8,665
================================================================================

Included in other comprehensive income is income tax expense (benefit) attributable to net unrealized gains (losses) on securities available for sale in the amount of $2,409,000, $2,726,000 and $(4,899,000) for the years ended
December 31, 2001, 2000 and 1999, respectively. Included in the extraordinary item is an income tax benefit of $584,000 in 2001.

A reconciliation between the provision for income taxes and the expected amount computed by multiplying income before extraordinary item and the provision for income taxes times the applicable statutory Federal income tax rate for the years ended December 31, 2001, 2000 and 1999 is as follows (in thousands):

Year Ended December 31,                               2001       2000      1999
===============================================================================
Income before provision
   for income taxes and
   extraordinary item                             $ 29,308   $ 23,208   $25,012
Applicable statutory
   Federal income tax rate                            35.0%      35.0%     35.0%
Computed "expected" Federal
   income tax expense                             $ 10,258   $  8,123   $ 8,754
Increase(decrease) in Federal
   income
tax expense resulting from:
 Decrease in deferred tax
  valuation allowance
  relating to
  charitable donation                                   --     (1,060)       --
 ESOP adjustment                                       467        244       189
 Earnings on life insurance                           (594)      (418)     (233)
 State income taxes net of
  Federal benefit                                       38         35        24
Other items, net                                      (105)       (98)      (19)
-------------------------------------------------------------------------------
                                                  $ 10,064   $  6,826   $ 8,665
===============================================================================

Included in other assets at December 31, 2001 and 2000 is a net deferred tax asset of $4,881,000 and $5,790,000, respectively. In addition, at December 31, 2001 and 2000 the Company recorded a current tax payable (refund) of $2,536,000 and $(263,000), respectively.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2001 and 2000 are presented below (in thousands):

 December 31,                           2001      2000
======================================================
Deferred tax assets:
Allowance for loan and real estate
 owned losses per books              $ 3,836   $ 3,519
Reserve for uncollected interest         117        94
Deferred compensation                    523       369
Premises and equipment,
 differences in depreciation             528       364
Other reserves                           171       199
Stock awards                             716       656
ESOP                                     176       176
Charitable donation                       --     1,613
Unrealized loss on securities
 available for sale                      484     2,893
Intangible assets                         91        60
Lease termination costs                  138        --
Penalty on extinguishment of debt        607        --
Other                                      8        31
------------------------------------------------------
Total gross deferred tax assets        7,395     9,974
------------------------------------------------------
 Less valuation allowance                 --      (430)
------------------------------------------------------
Deferred tax assets, net               7,395     9,544
------------------------------------------------------
Deferred tax liabilities:
 Allowance for loan and real estate
 owned losses for tax purposes          (287)     (438)
Excess servicing on sale of
 mortgage loans                         (882)     (414)
Investments, discount accretion         (117)      (89)
Deferred loan and commitment
costs, net                            (1,228)   (1,114)
Undistributed income of real estate
 investment trust subsidiary              --    (1,699)
------------------------------------------------------
Total deferred tax liabilities        (2,514)   (3,754)
------------------------------------------------------
Net deferred tax assets              $ 4,881   $ 5,790
======================================================

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

(12) Employee Stock Ownership Plan

As part of the conversion, the Bank established an Employee Stock Ownership Plan ("ESOP") to provide retirement benefits for eligible employees. All full-time employees are eligible to participate in the ESOP after they attain age 21 and complete one year of service during which they work at least 1,000 hours. ESOP shares are first allocated to employees who also participate in the Bank's Incentive Savings (401K) Plan in an amount equal to 50% of the first 6% of the employee's contribution. During 2001, 2000 and 1999, 10,377, 10,861 and 11,544
shares, respectively, were either released or committed to be released under this formula. The remaining ESOP shares are allocated among participants on the basis of compensation earned during the year. Employees are fully vested in their ESOP account after the completion of five years of credited service or completely if service was terminated due to death, retirement, disability, or change in control of the Company. ESOP participants are entitled to receive distributions from the ESOP account only upon termination of service, which includes retirement and death.

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

The Bank's obligation to make such contributions is reduced to the extent of any dividends paid by the Company on unallocated shares and any investment earnings realized on such dividends. As of December 31, 2001 and 2000, contributions to the ESOP, which were used to fund principal and interest payments on the ESOP debt, totaled $2,689,000 and $2,830,000, respectively. During 2001 and 2000, $935,000 and $890,000, respectively, of dividends paid on unallocated ESOP shares were used for debt service. At December 31, 2001 and 2000, the loan had an outstanding balance of $13,111,000 and $14,596,000, respectively, and the ESOP had unallocated shares of 1,001,146 and 1,119,196, respectively. At December 31, 2001, the unallocated shares had a fair value of $24,188,000. The unamortized balance of the ESOP is shown as unallocated common stock held by the ESOP and is reflected as a reduction of stockholders' equity.

For the years ended December 31, 2001, 2000 and 1999, the Bank recorded compensation expense related to the ESOP of $2,827,000, $2,268,000 and $2,190,000, respectively, including $1,334,000, $697,000 and $541,000, respectively, representing additional compensation expense to reflect the increase in the average fair value of committed to be released and allocated shares in excess of the Bank's cost. As of December 31, 2001, 653,536 shares had been allocated to participants and 109,910 shares were committed to be released.

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

During 1997, the Company acquired 671,046 shares in the open market at a cost of $10,176,000. These shares have been awarded to officers and directors. Such amounts represent deferred compensation and have been accounted for as a reduction of stockholders' equity. Awards vest at the rate of 20% per year except that the Company has determined that certain awards are also contingent upon attainment of certain performance goals by the Company, which performance goals would be established by a committee of Outside Directors ("Committee"). The first and second annual installments vested on the first and second anniversary dates of the date of grant. Vesting of 25% of the third annual installment, and 50% of each of the fourth and fifth annual installments, are subject to the attainment of performance goals established by the Committee. The performance goals may be set by the Committee on an individual basis, for all Stock Awards made during a given period of time, or for all Stock Awards for indefinite periods. No Stock Award that is subject to a performance goal is to be distributed to an employee until the Committee confirms that the underlying performance goal has been achieved. No Stock Award that is subject to a performance goal is to be distributed to an Outside Director until an independent third party confirms that the underlying performance goal has been achieved. The Committee established certain levels of earnings per share growth as the performance goal for 2001. As a result of the Company attaining the earnings per share growth specified by the Committee, all of the shares in the fifth annual installment will vest on February 4, 2002. The Company recorded compensation expense relating to stock awards of $1,935,000, $1,934,000 and $1,933,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

Under the Incentive Plan and Stock Option Plan, the Company is authorized to issue up to 1,677,614 shares and 631,000 shares, respectively, subject to option. All options expire 10 years from the date of grant and generally vest at the rate of 20% per year. The exercise price of each option equals the market price of the Company's stock on the date of grant.

The Company accounts for stock option awards using the intrinsic value method and has recognized no compensation expense in 2001, 2000 and 1999. SFAS 123 permits the use of the intrinsic value method; however, requires the Company to disclose the pro forma net income and earnings per share as if the stock based compensation had been accounted for using the fair value method. Had the compensation costs for the Company's stock option plan been determined based on the fair value method, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below (in thousands except per share data):

                                          2001      2000      1999
==================================================================
Net income:
 As reported                           $18,159   $16,382   $16,347
 Pro forma                              17,241    15,499    15,343
------------------------------------------------------------------
Basic earnings per share;
 As reported                              1.96   $  1.59   $  1.36
 Pro forma                                1.86      1.51      1.28
------------------------------------------------------------------
Diluted earnings per share:
 As reported                              1.85   $  1.54   $  1.33
 Pro forma                                1.75      1.45      1.25
------------------------------------------------------------------
Weighted average fair value of an
option share granted during the year   $  4.62   $  4.64   $  4.02
==================================================================

The fair value of stock options granted by the Company was estimated through the use of the Black-Scholes option pricing model applying the following assumptions:

                                          2001      2000      1999
==================================================================
Risk-free interest rate                   4.91%     6.06%     5.76%
Expected option life                   6 years   6 years   6 years
Expected volatility                         22%       24%       25%
Expected dividend yield                   3.35%     3.25%     3.20%
==================================================================

A summary of option activity for the years ended December 31, 2001, 2000 and 1999 follows:

                              2001                   2000                   1999
=======================================================================================

                                 Weighted               Weighted               Weighted
                        Number    Average      Number    Average      Number    Average
                            of   Exercise          of   Exercise          of   Exercise
                        Shares      Price      Shares      Price      Shares      Price
---------------------------------------------------------------------------------------
Outstanding at
 beginning of year   1,565,711    $14.85    1,674,003    $14.72    1,642,827    $14.67
Granted                 35,111     22.62       88,441     18.94       58,287     16.26
Exercised              (79,909)    14.93     (108,310)    14.85       (1,208)    14.41
Forfeited              (18,398)    19.01      (88,423)    15.72      (25,903)    15.33
---------------------------------------------------------------------------------------
Outstanding at
 end of year         1,502,515    $15.01    1,565,711    $14.85    1,674,003    $14.72
=======================================================================================

At December 31,                        2001            2000           1999
--------------------------------------------------------------------------
Options exercisible               1,088,227         854,847        626,761
Range of exercise prices      $13.94-$26.70   $13.94-$21.09   $1394-$19.88
Weighted average
 remaining contractual life       5.5 years       6.4 years      7.2 years
==========================================================================

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

At December 31, 2001, the following commitments and contingent liabilities existed which are not reflected in the accompanying consolidated financial statements (in thousands):

December 31,                                            2001
============================================================
Unused consumer and construction loan
 lines of credit (primarily floating-rate)          $ 39,135
------------------------------------------------------------
Unused commercial loan lines of credit (primarily
 floating-rate)                                       32,208
------------------------------------------------------------
Other commitments to extend credit:
 Fixed-Rate                                          110,362
 Adjustable-Rate                                      59,796
 Floating-Rate                                         6,060
============================================================

The Company's fixed-rate loan commitments expire within 90 days of issuance and carried interest rates ranging from 4.00% to 9.62% at December 31, 2001.

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

At December 31, 2001, the Company is obligated under noncancellable operating leases for premises and equipment. Rental expense under these leases aggregated approximately $1,647,000, $843,000 and $604,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

The projected minimum rental commitments as of December 31, 2001 are as follows (in thousands):

Year ended December 31
===============================
2002                     $  967
2003                        910
2004                        911
2005                        765
2006                        720
Thereafter                3,175
-------------------------------
                         $7,448
===============================

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

Contingencies

The Company is a defendant in certain claims and legal actions arising in the ordinary course of business. Management and its legal counsel are of the opinion that the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial condition, results of operations or liquidity

(15) Fair Value of Financial Instruments

Fair value estimates, methods and assumptions are set forth below for the Company's financial instruments.

Cash and Due from Banks

For cash and due from banks, the carrying amount approximates fair value.

Investments and Mortgage-Backed Securities

The fair value of investments and mortgage-backed securities is estimated based on bid quotations received from securities dealers, if available. If a quoted market price was not available, fair value was estimated using quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

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

The estimated fair values of the Bank's financial instruments as of December 31, 2001 and 2000 are presented in the following tables (in thousands). Since the fair value of off-balance sheet commitments approximate book value, these disclosures are not included.

                                                           Book         Fair
December 31, 2001                                         Value        Value
============================================================================
Financial Assets:
 Cash and due from banks                             $   16,876   $   16,876
 Investment securities available for sale                80,017       80,017
 Mortgage-backed securities available for sale          233,302      233,302
 Federal Home Loan Bank of New York stock                23,560       23,560
 Loans receivable and mortgage loans held for sale 1,338,717 1,351,532 Financial Liabilities:
 Deposits                                             1,109,043    1,114,551
 Borrowed funds                                      $  484,332   $  509,897
============================================================================

                                                           Book         Fair
December 31, 2000                                         Value        Value
============================================================================
Financial Assets:
 Cash and due from banks                             $    7,235   $    7,235
 Investment securities available for sale               103,536      103,536
 Mortgage-backed securities available for sale          268,042      268,042
 Federal Home Loan Bank of New York stock                20,000       20,000
 Loans receivable and mortgage loans held for sale 1,172,467 1,181,446 Financial Liabilities:
 Deposits                                             1,104,188    1,101,477
 Borrowed funds                                      $  363,994   $  371,399
============================================================================

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

(16) Parent-Only Financial Information

The following condensed statements of financial condition at December 31, 2001 and 2000 and condensed statements of operations and cash flows for the years ended December 31 2001, 2000 and 1999 for OceanFirst Financial Corp. (parent company only) reflects the Company's investment in its wholly-owned subsidiary, the Bank, using the equity method of accounting.

CONDENSED STATEMENTS OF FINANCIAL CONDITION
(in thousands)

December 31,                                      2001       2000
=================================================================
Assets
-----------------------------------------------------------------
Cash and due from banks                       $      7   $      7
Advances to subsidiary Bank                      3,003     21,972
Investment securities                            5,253      4,391
ESOP loan receivable                            13,111     14,596
Investment in subsidiary Bank                  125,936    116,067
Other assets                                        --      1,071
-----------------------------------------------------------------
 Total assets                                 $147,310   $158,104
=================================================================
Liabilities and Stockholders' Equity
-----------------------------------------------------------------
Other liabilities                             $    581   $    368
Stockholders' equity                           146,729    157,736
-----------------------------------------------------------------
 Total liabilities and stockholders' equity   $147,310   $158,104
=================================================================

CONDENSED STATEMENTS OF OPERATIONS
(in thousand)

Year ended December 31,                            2001       2000       1999
=============================================================================
Dividend income - Subsidiary Bank               $15,000   $ 46,000   $ 36,500
Interest income - Investment securities             140        144         29
Interest income -Advances to
 subsidiary Bank                                    411      1,229        210
Interest income- ESOP loan receivable             1,204      1,328      1,453
-----------------------------------------------------------------------------
 Total dividend and interest income              16,755     48,701     38,192
Loss on sale of securities available for sale        --         --         49
Other operating expenses                          1,226      1,198      1,186
-----------------------------------------------------------------------------
 Income before income taxes and equity in
  (distributions in excess) undistributed
  earnings of subsidiary Bank                    15,529     47,503     36,957
Provision (benefit) for income taxes                156       (597)       150
-----------------------------------------------------------------------------
 Income before equity in (distributions
  in excess of) undistributed earnings of
  subsidiary Bank                                15,373     48,100     36,807
Equity in (distributions in excess of)
 undistributed earnings of subsidiary Bank        2,786    (31,718)   (20,460)
-----------------------------------------------------------------------------
 Net income                                     $18,159   $ 16,382   $ 16,347
=============================================================================

CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)

Year ended December 31,                              2001       2000       1999
===============================================================================

Cash flows from operating activities:
 Net income                                      $ 18,159   $ 16,382   $ 16,347
 Decrease (increase) in advances
  to subsidiary Bank                               18,969    (16,100)     1,767
 (Equity in) distributions in excess of
undistributed earnings of subsidiary Bank          (2,786)    31,718     20,460
 Loss on sale of securities available for sale         --         --         49
 Deferred taxes                                     1,309       (381)     1,081
 (Decrease) increase in other liabilities            (307)       311       (326)
 Reduction in Incentive Awards                      1,935      1,934      1,933
-------------------------------------------------------------------------------
  Net cash provided by operating activities        37,279     33,864     41,311
-------------------------------------------------------------------------------
Cash flows from investing activities:
 Purchase of investment securities                    (92)       (89)      (611)
 Sale of investment securities                         --         --        121
 Repayments on ESOP loan receivable                 1,485      1,502      1,517
-------------------------------------------------------------------------------
  Net cash provided by investing activities         1,393      1,413      1,027
-------------------------------------------------------------------------------
Cash flows from financing activities:
 Dividends paid                                    (7,943)    (7,622)    (7,157)
 Purchase of treasury stock                       (31,921)   (28,800)   (35,198)
 Exercise of stock options                          1,192      1,145         17
-------------------------------------------------------------------------------
  Net cash used in financing activities           (38,672)   (35,277)   (42,338)
-------------------------------------------------------------------------------
  Net increase in cash and due from banks              --         --         --
 Cash and due from banks at
  beginning of year                                     7          7          7
-------------------------------------------------------------------------------
  Cash and due from banks at end of year         $      7   $      7   $      7
===============================================================================

SELECTED CONSOLIDATED QUARTERLY FINANCIAL DATA
(Unaudited)

Quarter ended                                  Dec. 31   Sept. 30   June 30   March 31
======================================================================================
(dollars in thousands, except per share data)
--------------------------------------------------------------------------------------
2001
--------------------------------------------------------------------------------------
Interest income                                $29,480    $29,950   $29,420    $29,310
Interest expense                                14,390     15,700    16,479     16,579
--------------------------------------------------------------------------------------
Net interest income                             15,090     14,250    12,941     12,731
Provision for loan losses                          470        265       260        255
--------------------------------------------------------------------------------------
Net intereset income after
 provision for loan losses                      14,620     13,985    12,681     12,476
Other income                                     4,353      2,480     3,292      2,800
Operating expenses                               9,735      9,471     9,063      9,110
--------------------------------------------------------------------------------------
Income before provision
 for income taxes and extra-
 ordinary item                                   9,238      6,994     6,910      6,166
Provision for income taxes                       3,190      2,312     2,417      2,145
--------------------------------------------------------------------------------------
Income before extraordinary
 item                                            6,048      4,682     4,493      4,021
Extraordinary item, net of tax-
 prepayment penalty on debt
 extinguishment                                 (1,085)        --        --         --
--------------------------------------------------------------------------------------
Net income                                     $ 4,963    $ 4,682   $ 4,493    $ 4,021
======================================================================================
Basic earnings per share
 Income before extraordinary
 item                                          $   .68    $   .51   $   .47    $   .42
Extraordinary item, net of tax                    (.12)        --        --         --
--------------------------------------------------------------------------------------
Net income per share                           $   .56    $   .51   $   .47    $   .42
--------------------------------------------------------------------------------------
Diluted earnings per share
 Income before extraordinary
 item                                          $   .64    $   .48   $   .45    $   .40
Extraordinary item, net of tax                    (.11)        --        --         --
--------------------------------------------------------------------------------------
Net income per share                           $   .53    $   .48   $   .45    $   .40
======================================================================================
2000
--------------------------------------------------------------------------------------
Interest income                                $29,863    $29,547   $28,613    $28,082
Interest expense                                17,511     17,386    16,069     15,446
--------------------------------------------------------------------------------------
Net interest income                             12,352     12,161    12,544     12,636
Provision for loan losses                          240        255       250        240
--------------------------------------------------------------------------------------
Net intereset income after
 provision for loan losses                      12,112     11,906    12,294     12,396
Other income                                     2,871        422     1,522      1,330
Operating expenses                               8,980      8,260     7,211      7,194
--------------------------------------------------------------------------------------
Income before provision
 for income taxes                                6,003      4,068     6,605      6,532
Provision for income taxes                       2,093        248     2,267      2,218
--------------------------------------------------------------------------------------
Net income                                     $ 3,910    $ 3,820   $ 4,338    $ 4,314
======================================================================================
Basic earnings per share                       $   .39    $   .38   $   .42    $   .40
======================================================================================
Diluted earnings per share                     $   .38    $   .36   $   .41    $   .39
======================================================================================

Independent Auditors' Report

The Board of Directors and Stockholders

OceanFirst Financial Corp:

We have audited the consolidated statements of financial condition of OceanFirst Financial Corp. and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of OceanFirst Financial Corp. and subsidiary as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.


/s/ KPMG LLP
------------------------
Short Hills, New Jersey

January 16, 2002

ANNUAL MEETING OF SHAREHOLDERS
The Annual Meeting of Shareholders will be held on April 18, 2002 at 10:00 a.m. at Doolan's at 700 State Highway 71 North, Spring Lake Heights, New Jersey.

INVESTOR RELATIONS
Copies of the Company's earnings releases and financial publications, including the annual report on Form 10-K (without exhibits) filed with the Securities and Exchange Commission are available without charge by contacting:

Sally Dennis, Assistant Vice President, Ext. 7516 sdennis@oceanfirst.com

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

American Stock Transfer & Trust Co.
Shareholder Relations Department
59 Maiden Lane
New York, NY 10038
(800)937-5449

INDEPENDENT AUDITORS

KPMG LLP
150 John F. Kennedy Parkway
Short Hills, NJ 07078

SECURITIES COUNSEL

Muldoon Murphy & Faucette LLP
5101 Wisconsin Avenue, NW
Washington, DC 20016

Market Information
for Common Stock

OceanFirst Financial Corp.'s common stock is traded on the Nasdaq Stock Market under the symbol OCFC. The stock is customarily listed as OceanF in the Asbury Park Press and the Ocean County Observer. The table below shows the reported high and low daily closing prices of the common stock during the periods indicated in 2001 and 2000.

2001
----------------------------------------------------------------
                          First     Second      Third     Fourth
                        Quarter    Quarter    Quarter    Quarter
----------------------------------------------------------------
High                      24.00      26.95      26.70      25.62
Low                       21.44      21.50      23.50      23.29


2000
---------------------------------------------------------------
                          First     Second      Third     Fourth
                        Quarter    Quarter    Quarter    Quarter
----------------------------------------------------------------

High                      16.75      18.87      21.25      24.62
Low                       15.00      14.62      18.37      19.31

As of December 31, 2001, the Company had approximately 4,000 shareholders, including the number of persons or entities holding stock in nominee or street name through various brokers and banks.