Form 10-K, Exhibit 13
period 2003-12-31
OCEANFIRST FINANCIAL CORP
filed 2004-03-15
CIK 1004702

Selected Consolidated Financial and Other Data of the Company

The selected consolidated financial and other data of the Company set forth below is derived in part from, and should be read in conjunction with the Consolidated Financial Statements of the Company and Notes thereto presented elsewhere in this Annual Report.

At December 31,	2003	2002	2001	2000	1999
(dollars in thousands)

Selected Financial Condition Data:
Total assets	$1,717,409	$1,743,698	$1,763,666	$1,640,217	$1,590,907
Investment securities available for sale	80,458	91,978	80,017	103,536	120,780
Federal Home Loan Bank of New York stock	19,220	18,700	23,560	20,000	16,800
Mortgage-backed securities available for sale	86,938	138,657	233,302	268,042	346,182
Loans receivable, net	1,389,220	1,335,898	1,300,889	1,136,879	1,042,975
Mortgage loans held for sale	33,207	66,626	37,828	35,588	—
Deposits	1,144,205	1,184,836	1,109,043	1,104,188	1,056,950
Federal Home Loan Bank advances	314,400	214,000	272,000	127,500	115,000
Securities sold under agreements to repurchase	106,723	184,584	212,332	236,494	239,867
Stockholders’ equity	134,662	135,305	146,729	157,736	167,530

For the Year Ended December 31,	2003	2002	2001	2000	1999
(dollars in thousands; except per share amounts)

Selected Operating Data:
Interest income	$94,537	$108,456	$118,160	$116,105	$107,347
Interest expense	36,894	47,624	63,148	66,412	58,809

Net interest income	57,643	60,832	55,012	49,693	48,538
Provision for loan losses	688	1,650	1,250	985	900

Net interest income after provision for loan losses	56,955	59,182	53,762	48,708	47,638
Other income	18,749	10,857	12,925	6,145	5,226
Operating expenses	44,857	40,144	39,048	31,645	27,852

Income before provision for income taxes	30,847	29,895	27,639	23,208	25,012
Provision for income taxes	10,974	9,752	9,480	6,826	8,665

Net income	$19,873	$20,143	$18,159	$16,382	$16,347

Basic earnings per share	$1.62	$1.57	$1.30	$1.06	$.91

Diluted earnings per share	$1.53	$1.47	$1.23	$1.02	$.89

Selected Consolidated Financial and Other Data (continued)

OceanFirst Financial Corp. (OCFC) | 2003 Annual Report | 9

Selected Consolidated Financial and Other Data of the Company (continued)

At or For the Year Ended December 31,	2003	2002	2001	2000	1999
Selected Financial Ratios and Other Data(1):

Performance Ratios:
Return on average assets	1.14%	1.16%	1.06%	1.01%	1.04%
Return on average stockholders’ equity	14.84	14.31	12.01	10.45	8.90
Stockholders’ equity to total assets	7.84	7.76	8.32	9.62	10.53
Tangible equity to tangible assets	7.75	7.67	8.22	9.52	10.48
Average interest rate spread(2)	3.24	3.41	2.97	2.75	2.70
Net interest margin(3)	3.48	3.70	3.37	3.20	3.20
Average interest-earning assets to average interest-bearing liabilities	110.82	109.78	110.31	110.39	112.94
Operating expenses to average assets	2.57	2.32	2.29	1.96	1.78
Operating efficiency ratio (4)	58.72	56.00	57.48	56.67	51.80

Asset Quality Ratios:

Non-performing loans as a percent of total loans receivable (5)(6)	0.15	0.19	0.46	0.25	0.28
Non-performing assets as a percent of total assets (6)	0.14	0.16	0.36	0.19	0.21
Allowance for loan losses as a percent of total loans receivable (5)	0.75	0.71	0.77	0.77	0.78
Allowance for loan losses as a percent of total non-performing loans (6)	499.63	374.78	167.49	312.62	275.48

Per Share Data

Dividends per common share	$.78	$.69	$.56	$.48	$.38
Book value per common share at end of period	10.09	9.83	9.92	9.49	8.85
Tangible book value per common share at end of period	9.98	9.72	9.81	9.38	8.80

Number of full-service customer facilities	17	17	16	14	13

(1)	With the exception of end of year ratios, all ratios are based on average daily balances.
(2)	The average interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	The net interest margin represents net interest income as a percentage of average interest-earning assets.
(4)	Operating efficiency ratio represents the ratio of operating expenses to the aggregate of other income and net interest income.
(5)	Total loans receivable includes loans receivable and loans held for sale, net of undisbursed loan funds, deferred loan fees and unamortized discounts/premiums.
(6)	Non-performing assets consist of non-performing loans and real estate acquired through foreclosure (“REO”). Non-performing loans consist of all loans 90 days or more past due and other loans in the process of foreclosure. It is the Company’s policy to cease accruing interest on all such loans.

OceanFirst Financial Corp. (OCFC) | 2003 Annual Report | 10

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

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

During 2003, interest rates declined to historically low levels. Borrowers took advantage of the low interest rate environment to refinance their debt as prepayments of loan principal escalated to unprecedented levels throughout the industry. This difficult operating environment generally had an adverse effect on the Company’s operating results for 2003. Prepayments on loans and mortgage-backed securities caused asset yields to decline at a faster rate than the cost of liabilities, causing the Company’s net interest margin to contract. Loan servicing income and the resultant value of the Company’s servicing asset was also adversely affected by the heavy prepayment activity. The Company did benefit from a higher volume of loan originations, much of which was sold. The gain on these sales substantially increased the Company’s non-interest income for the year.

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

With industry consolidation eliminating most locally headquartered competitors, the Company saw an opportunity to fill a perceived void for locally delivered commercial loan and deposit services. As such, the Company has assembled an experienced team of business banking professionals responsible for offering commercial loan and deposit services and merchant credit card services to businesses in Ocean County and surrounding communities. As a result of this initiative, commercial loans represented 18.0% of the Bank’s total loans receivable at December 31, 2003 as compared to only 3.6% at December 31, 1997. The diversification of the Company’s loan products entails a higher degree of credit risk than is involved in one- to four-family residential mortgage lending activity. As a consequence of this strategy, management has developed a well-defined credit policy focusing on quality underwriting and close management and Board monitoring.

The Company seeks to increase core deposit market share in its primary market area by expanding the Bank’s branch network and improving market penetration. Over the past six years, the Company has opened eight new branch offices, six in Ocean County including a new branch in Jackson which opened during 2002 and two in Southern Monmouth County, the Company’s first branches in this county. The Company has committed to the opening of a new branch office in Little Egg Harbor Township, also in Ocean County, which is expected to open in late 2004. The Company is continually evaluating additional office sites within its existing market area.

OceanFirst Financial Corp. (OCFC) | 2003 Annual Report | 11

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

At December 31, 2003, the eight new branches maintained an average core deposit mix of 84.2%. Core account development has also benefited from the Company’s efforts to attract business deposits in conjunction with its commercial lending operations and from an expanded mix of retail core account products. Additionally, marketing and incentive plans have focused almost exclusively on core account growth. As a result of these efforts the Company’s core deposit ratio has grown to 66.1% at December 31, 2003 as compared to only 33.0% at December 31, 1997. Core deposits are generally considered a less expensive and more stable funding source than certificates of deposit.

Management continues to diversify the Company’s retail product line in order to enhance non-interest income. The Company offers alternative investment products (annuities, mutual funds and life insurance) for sale through its retail branch network. The products are non-proprietary, sold through a third party vendor, and provide the Company with fee income opportunities. The Company introduced trust and asset management services in early 2000 and has also expanded the non-interest income received from small business relationships including merchant services. During 2002, the Company established a captive subsidiary to recognize fee income from private mortgage insurance. As a result of these initiatives, income from fees and service charges has increased from $1.4 million for the year ended December 31, 1997 to $7.9 million for the year ended December 31, 2003, a 33.7% average annual increase.

With post conversion capital levels exceeding 20%, management recognized the need to address the Company’s overcapitalized position in order to improve return on equity. The capital management plan implemented over the past few years includes the following components: (1) share repurchases; (2) cash dividends; and (3) wholesale leverage. During 2003 the Company repurchased 867,259 common shares. Under the 10% repurchase program authorized by the Board of Directors in August 2002, 82,576 shares remain to be purchased as of December 31, 2003. A new repurchase program, the Company’s eleventh, was announced on October 22, 2003. Under this 10% repurchase program, an additional 1,341,818 shares are available for repurchase. From conversion date through December 31, 2003, the Company has repurchased a total of 14.8 million common shares, 54.4% of the shares originally issued in the conversion. The Company has historically targeted a cash dividend payout of 40% to 50% of net income. The dividend has increased by 200% since the initial dividend in 1997. The Company has also used wholesale borrowings to fund purchases of investment and mortgage-backed securities and, in previous years, the retention of some 30-year fixed-rate mortgage loans. The adoption of this strategy generally increases the Company’s interest rate risk exposure. As noted below, management seeks to carefully monitor and assess the Company’s interest rate risk exposure while actively managing the balance sheet composition.

The capital management plan has successfully reduced the Company’s capital ratio from 19.4% at December 31, 1996 to 7.8% at December 31, 2003 while increasing the Company’s return on equity from 6.0% for the year ended December 31, 1997 to 14.8% for the year ended December 31, 2003. Management believes that prudent loan underwriting standards, the continued high concentration of lower-risk 1- to 4-family mortgage loans, and other effective risk management practices will allow the Company to continue to reduce capital levels in the foreseeable future.

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

The principal objectives of the Company’s interest rate risk management function are to evaluate the interest rate risk inherent in certain balance sheet accounts; determine the level of risk appropriate given the Company’s business focus, operating environment, capital and liquidity requirements and performance objectives; and manage the risk consistent with Board approved guidelines. Through such management, the Company seeks to reduce the exposure of its operations to changes in interest rates. The Company monitors its interest rate risk as such risk relates to its operating strategies. The Company’s Board of Directors has established an Asset/Liability Committee (“ALCO Committee”) consisting of members of the Company’s management, responsible for reviewing the Company’s asset/liability policies and interest rate risk position. The ALCO Committee meets monthly and reports trends and the Company’s interest rate risk position to the Board of Directors on a quarterly basis. The extent of the movement of interest rates, higher or lower, is an uncertainty that could have a negative impact on the earnings of the Company.

The Company utilizes the following strategies to manage interest rate risk: (1) emphasizing the origination for portfolio of fixed-rate mortgage loans having terms to maturity of not more than fifteen years, adjustable-rate loans, floating-rate and balloon maturity commercial loans, and consumer loans consisting primarily of home equity loans and lines of credit; (2) holding primarily short-term and/or adjustable- or floating- rate mortgage-backed and investment securities; (3) attempting to reduce the overall interest rate sensitivity of liabilities by emphasizing core and longer-term deposits; and (4) extending the maturities on wholesale borrowings for up to ten years. The Company may also sell 30-year fixed-rate mortgage loans into the secondary market. In determining whether to retain 30-year fixed-rate mortgages, management considers the Company’s overall interest rate risk position, the volume of such loans, the loan yield and the types and amount of funding sources. The Company periodically retains 30-year fixed-rate mortgage loan production in order to improve yields and increase balance sheet leverage. During periods when fixed-rate mortgage loan production is retained, the Company attempts to extend the maturity on part of its wholesale borrowings for up to ten years. The Company continued the practice resumed in 2002 of selling most 30-year fixed-rate mortgage loan originations into the secondary market. The Company currently does not participate in financial futures contracts, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments, but may do so in the future to manage interest rate risk.

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

OceanFirst Financial Corp. (OCFC) | 2003 Annual Report | 12

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

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2003 which were anticipated by the Company, based upon certain assumptions, to reprice or mature in each of the future time periods shown. At December 31, 2003 the Company’s one year gap was positive 2.66%. Except as stated below, the amount of assets and liabilities which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. The table is intended to provide an approximation of the projected repricing of assets and liabilities at December 31, 2003, on the basis of contractual maturities, anticipated prepayments, and scheduled rate adjustments within a three month period and subsequent selected time intervals. Loans receivable reflect principal balances expected to be redeployed and/or repriced as a result of contractual amortization and anticipated prepayments of adjustable-rate loans and fixed-rate loans, and as a result of contractual rate adjustments on adjustable-rate loans. Loans were projected to prepay at rates between 3.0% and 66.0% annually. Mortgage-backed securities were projected to prepay at rates between 12.0% and 44.0% annually. Savings accounts, negotiable order of withdrawal (“NOW”) and money market deposit accounts were assumed to decay, or run-off, at 1.75% per month. Prepayment and decay rates can have a significant impact on the Company’s estimated gap. There can be no assurance that projected prepayment rates for loans and mortgage-backed securities will be achieved or that projected decay rates will be realized.

At December 31, 2003	3 Months or Less	More than 3 Months to 1 Year	More than 1 Year to 3 Years	More than 3 Years to 5 Years	More than 5 Years	Total
(dollars in thousands)

Interest-earning assets (1):
Interest-earning deposits and short-term investments	$2,236	$—	$—	$—	$—	$2,236
Investment securities	75,364	—	1,210	5,565	4,263	86,402
FHLB stock	—	—	—	—	19,220	19,220
Mortgage-backed securities	10,743	29,420	21,342	23,164	2,074	86,743
Loans receivable (2)	226,483	235,639	438,011	320,560	208,405	1,429,098

Total interest-earning assets	314,826	265,059	460,563	349,289	233,962	1,623,699

Interest-bearing liabilities:
Money market deposit accounts	7,161	19,341	38,791	73,519	—	138,812
Savings accounts	13,393	36,175	72,553	137,508	—	259,629
NOW accounts	12,857	34,727	69,649	132,021	—	249,254
Time deposits	93,749	183,227	62,827	30,628	17,411	387,842
FHLB advances	37,400	62,000	118,000	67,000	30,000	314,400
Securities sold under agreements to repurchase	36,723	—	20,000	50,000	—	106,723

Total interest-bearing liabilities	201,283	335,470	381,820	490,676	47,411	1,456,660

Interest sensitivity gap (3)	$113,543	$(70,411)	$78,743	$(141,387)	$186,551	$167,039

Cumulative interest sensitivity gap	$113,543	$43,132	$121,875	$(19,512)	$167,039	$167,039

Cumulative interest sensitivity gap as a percent of total interest-earning assets	6.99%	2.66%	7.51%	(1.20)%	10.29%	10.29%

Cumulative interest-earning assets as a percent of cumulative interest-bearing liabilities	156.41%	108.04%	113.27%	98.62%	111.47%	111.47%

(1)	Interest-earning assets are included in the period in which the balances are expected to be redeployed and/or repriced as a result of anticipated prepayments, scheduled rate adjustments and contractual maturities.
(2)	For purposes of the gap analysis, loans receivable includes loans held for sale and non-performing loans gross of the allowance for loan losses, unamortized discounts and deferred loan fees.
(3)	Interest sensitivity gap represents the difference between interest-earning assets and interest-bearing liabilities.

OceanFirst Financial Corp. (OCFC) | 2003 Annual Report | 13

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

Another method of analyzing an institution’s exposure to interest rate risk is by measuring the change in the institution’s net portfolio value (“NPV”) and net interest income under various interest rate scenarios. NPV is the difference between the net present value of assets, liabilities and off-balance sheet contracts. The NPV ratio, in any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The Company’s interest rate sensitivity is monitored by management through the use of an interest rate risk (“IRR”) model which measures IRR by modeling the change in NPV and net interest income over a range of interest rate scenarios. The Office of Thrift Supervision (“OTS”) also produces an NPV only analysis using its own model, based upon data submitted on the Bank’s quarterly Thrift Financial Reports. The results produced by the OTS may vary from the results produced by the Company’s model, primarily due to differences in the assumptions utilized including estimated loan prepayment rates, reinvestment rates and deposit decay rates. The following table sets forth the Company’s NPV and net interest income as of December 31, 2003 and 2002, as calculated by the Company (in thousands). For purposes of this table, the Company used prepayment speeds and deposit decay rates similar to those used in calculating the Company’s gap.

December 31, 2003
Change in Interest Rates in Basis Points (Rate Shock)	Net Portfolio Value			Net Interest Income
	Amount	% Change	NPV Ratio	Amount	% Change
200	$155,632	(11.4)%	9.4%	$55,414	0.2%
100	171,554	(2.3)	10.1	55,681	0.7
Static	175,576	—	10.1	55,286	—
(100)	169,366	(3.5)	9.6	53,122	(3.9)

December 31, 2002
Change in Interest Rates in Basis Points (Rate Shock)	Net Portfolio Value			Net Interest Income
	Amount	% Change	NPV Ratio	Amount	% Change
200	$151,546	(7.1)%	8.9%	$60,492	2.1%
100	163,725	0.4	9.4	60,234	1.7
Static	163,127	—	9.2	59,230	—
(100)	150,429	(7.8)	8.4	56,527	(4.6)

At December 31, 2003, the Company’s NPV in a static rate environment is greater than the NPV at December 31, 2002 reflecting the Company’s increased reliance on core deposits and the reduced cost of FHLB borrowings. In a rising rate environment, the Company projects a less favorable percent change in NPV and net interest income at December 31, 2003 than was the case at December 31, 2002 due to reduced cash flow expectations on amortizing assets as expected prepayment speeds slowed.

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

Asset Quality

The following table sets forth information regarding non-performing assets consisting of non-accrual loans and Real Estate Owned (“REO”) and activity in the allowance for loan losses. The Bank had no troubled-debt restructured loans and one REO property at December 31, 2003. It is the policy of the Bank to cease accruing interest on loans 90 days or more past due or in the process of foreclosure. For the years ended December 31, 2003, 2002, 2001, 2000 and 1999, respectively, the amount of interest income that would have been recognized on non-accrual loans if such loans had continued to perform in accordance with their contractual terms was $96,000, $87,000, $379,000, $132,000 and $52,000.

OceanFirst Financial Corp. (OCFC) | 2003 Annual Report | 14

At or for the year ended December 31,	2003	2002	2001	2000	1999
(dollars in thousands)

Non-accrual loans:
Real estate:
One- to four-family	$1,712	$2,222	$3,661	$2,594	$2,401
Commercial real estate, multi-family and land	242	74	—	—	362
Consumer	90	95	151	147	222
Commercial	118	297	2,368	182	—

Total	2,162	2,688	6,180	2,923	2,985
REO, net	252	141	133	157	292

Total non-performing assets	$2,414	$2,829	$6,313	$3,080	$3,277

Allowance for loan losses:
Balance at beginning of year	$10,074	$10,351	$9,138	$8,223	$7,460
Less: Net charge-offs (recoveries)	(40)	1,927	37	70	137
Add: Provision for loan losses	688	1,650	1,250	985	900

Balance at end of year	$10,802	$10,074	$10,351	$9,138	$8,223

Ratio of net charge-offs (recoveries) during the year to average net loans outstanding during the year	.00%	.14%	.00%	.01%	.01%
Allowance for loan losses as percent of total loans receivable (1)	.75	.71	.77	.77	.78
Allowance for loan losses as a percent of total non-performing loans (2)	499.63	374.78	167.49	312.62	275.48
Non-performing loans as a percent of total loans receivable (1)(2)	.15	.19	.46	.25	.28
Non-performing assets as a percent of total assets (2)	.14	.16	.36	.19	.21

(1)	Total loans receivable includes loans receivable and loans held for sale, net of undisbursed loan funds, deferred loan fees and unamortized discounts/premiums.
(2)	Non-performing assets consist of non-performing loans and real estate acquired through foreclosure. Non-performing loans consist of all loans 90 days or more past due and other loans in the process of foreclosure. It is the Company’s policy to cease accruing interest on all such loans.

The Company has developed an internal asset classification system which classifies assets depending on risk of loss characteristics. The asset classifications comply with certain regulatory guidelines. At December 31, 2003, the Bank had $8.5 million of assets, including all REO, classified as “Substandard,” $4,000 of assets classified as “Doubtful” and no assets classified as “Loss.” Additionally, “Special Mention” assets totaled $3.5 million at December 31, 2003. These loans are classified as Special Mention due to past delinquencies or other identifiable weaknesses.

The Substandard classification includes a commercial mortgage loan to a construction company with an outstanding balance of $1.9 million which is current as to payments, but which is classified due to previously poor operating results. The loan is secured by business assets and two commercial real estate properties. The Special Mention classification includes a commercial loan to a marina with an outstanding balance of $1.9 million which is also current as to payments, but which is classified due to weakened operating results. The loan is well secured by real estate and rent assignments.

The provision for loan losses decreased by $962,000 for the year ended December 31, 2003, as compared to the prior year to reflect the decline in non-performing assets, the relatively stable loan balances and related loan composition and the reduction in net charge-offs (recoveries). For the year ended December 31, 2002 net charge-offs totalled $1.9 million, with $1.8 million of this amount represented by one non-performing commercial loan. For the year ended December 31, 2003, the Company experienced a net recovery of $40,000. The determination of the adequacy of the allowance for loan losses is a critical accounting policy of the Company. The allowance for loan losses is established through a provision for loan losses based on management’s evaluation of the risks inherent in its loan portfolio and the general economy. The allowance for loan losses is maintained at a level management considers sufficient to provide for estimated losses based on evaluating known and inherent risks in the loan portfolio based upon management’s continuing analysis of the factors underlying the quality of the loan portfolio. These factors include changes in the size and composition of the loan portfolio, actual loan loss experience, current economic conditions, detailed analysis of individual loans for which full collectibility may not be assured, and the determination of the existence and realizable value of the collateral and guarantees securing the loan. Additions to the allowance are charged to earnings. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require the Bank to make additional provisions for loan losses based upon information available to them at the time of their examination. Although management uses the best information available, the level of allowance for loan losses remains an estimate which is subject to significant judgment and short-term change. Future adjustments to the allowance may be necessary due to economic, operating, regulatory and other conditions beyond the Company’s control.

OceanFirst Financial Corp. (OCFC) | 2003 Annual Report | 15

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

An overwhelming percentage of the Company’s loan portfolio, whether one- to four-family, consumer or commercial, is secured by real estate. Additionally, most of the Company’s borrowers are located in Ocean County, New Jersey and the surrounding area. These concentrations may adversely affect the Company’s loan loss experience should real estate values decline or should the Ocean County area experience an adverse economic shock.

Analysis of Net Interest Income

Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income also depends upon the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them.

The following table sets forth certain information relating to the Company for each of the years ended December 31, 2003, 2002, and 2001. The yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods shown except where noted otherwise. Average balances are derived from average daily balances. The yields and costs include fees which are considered adjustments to yields.

	Years Ended December 31,
	2003			2002			2001
(dollars in thousands)	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Assets:
Interest-earning assets:
Interest-earning deposits and short-term investments	$12,115	$127	1.05%	$12,258	$200	1.63%	$1,735	$51	2.94%
Investment securities	88,966	2,339	2.63	86,760	2,993	3.45	89,483	5,084	5.68
FHLB stock	19,518	750	3.84	20,283	966	4.76	21,336	1,283	6.01
Mortgage-backed securities	116,633	4,440	3.81	180,618	9,870	5.46	268,221	17,024	6.35
Loans receivable, net (1)	1,419,477	86,881	6.12	1,344,910	94,427	7.02	1,250,049	94,718	7.58

Total interest-earning assets	1,656,709	94,537	5.71	1,644,829	108,456	6.59	1,630,824	118,160	7.24
Non-interest-earning assets	90,698			85,962			75,303

Total assets	$1,747,407			$1,730,791			$1,706,127

Liabilities and Equity:
Interest-bearing liabilities:
Money market deposit accounts	$132,491	1,372	1.04%	$101,817	$1,813	1.78%	$73,966	$1,744	2.36%
Savings accounts	253,937	1,679.66		218,279	2,955	1.35	178,335	3,342	1.87
NOW accounts	262,542	1,743.66		254,149	3,610	1.42	198,186	4,476	2.26
Time deposits	421,157	12,449	2.96	503,319	19,105	3.80	604,834	31,927	5.28

Total	1,070,127	17,243	1.61	1,077,564	27,483	2.55	1,055,321	41,489	3.93
FHLB advances	272,928	13,338	4.89	237,987	11,612	4.88	188,411	8,918	4.73
Securities sold under agreements to repurchase	151,901	6,313	4.16	180,692	8,529	4.72	234,608	12,741	5.43

Total interest-bearing liabilities	1,494,956	36,894	2.47	1,496,243	47,624	3.18	1,478,340	63,148	4.27
Non-interest-bearing deposits	102,294			78,294			64,330
Non-interest-bearing liabilities	16,226			15,563			12,314

Total liabilities	1,613,476			1,590,100			1,554,984
Stockholders’ equity	133,931			140,691			151,143

Total liabilities and equity	$1,747,407			$1,730,791			$1,706,127

Net interest income		$57,643			$60,832			$55,012

Net interest rate spread (2)			3.24%			3.41%			2.97%

Net interest margin (3)			3.48%			3.70%			3.37%

Ratio of interest-earning assets to interest-bearing liabilities	110.82%			109.78%			110.31%

(1)	Amount is net of deferred loan fees, undisbursed loan funds, discounts and premiums and estimated loan loss allowances and includes loans held for sale and non-performing loans.
(2)	Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average interest-earning assets.

OceanFirst Financial Corp. (OCFC) | 2003 Annual Report | 16

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

	Year Ended December 31, 2003 Compared to Year Ended December 31, 2002			Year Ended December 31, 2002 Compared to Year Ended December 31, 2001
	Increase (Decrease) Due to			Increase (Decrease) Due to
(in thousands)	Volume	Rate	Net	Volume	Rate	Net
Interest-earning assets:
Interest-earning deposits and short-term investments	$(2)	$(71)	$(73)	$181	$(32)	$149
Investment securities	74	(728)	(654)	(449)	(1,642)	(2,091)
FHLB stock	(35)	(181)	(216)	(61)	(256)	(317)
Mortgage-backed securities	(2,930)	(2,500)	(5,430)	(4,778)	(2,376)	(7,154)
Loans receivable, net	5,030	(12,576)	(7,546)	6,947	(7,238)	(291)

Total interest-earning assets	2,137	(16,056)	(13,919)	1,840	(11,544)	(9,704)

Interest-bearing liabilities:
Money market deposit accounts	448	(889)	(441)	561	(492)	69
Savings accounts	421	(1,697)	(1,276)	655	(1,042)	(387)
NOW accounts	116	(1,983)	(1,867)	1,064	(1,930)	(866)
Time deposits	(2,827)	(3,829)	(6,656)	(4,802)	(8,020)	(12,822)

Total	(1,842)	(8,398)	(10,240)	(2,522)	(11,484)	(14,006)
FHLB advances	1,702	24	1,726	2,404	290	2,694
Securities sold under agreements to repurchase	(1,270)	(946)	(2,216)	(2,685)	(1,527)	(4,212)

Total interest-bearing liabilities	(1,410)	(9,320)	(10,730)	(2,803)	(12,721)	(15,524)

Net change in net interest income	$3,547	$(6,736)	$(3,189)	$4,643	$1,177	$5,820

Critical Accounting Policies

Note 1 to the Company’s Audited Consolidated Financial Statements for the year ended December 31, 2003 contains a summary of significant accounting policies. Various elements of these accounting policies, by their nature, are inherently subject to estimation techniques, valuation assumptions and other subjective assessments. Certain assets are carried in the consolidated statements of financial condition at fair value or the lower of cost or fair value. Policies with respect to the methodologies used to determine the allowance for loan losses, the valuation of Mortgage Servicing Rights and judgments regarding securities impairment are the most critical accounting policies because they are important to the presentation of the Company’s financial condition and results of operations, involve a higher degree of complexity and require management to make difficult and subjective judgments which often require assumptions or estimates about highly uncertain matters. The use of different judgments, assumptions and estimates could result in material differences in the results of operations or financial condition. These critical accounting policies and their application are reviewed periodically and, at least annually, with the Audit Committee of the Board of Directors.

Comparison of Financial Condition at December 31, 2003 and December 31, 2002

Total assets at December 31, 2003 were $1.717 billion, a decrease of $26.3 million, compared to $1.744 billion at December 31, 2002.

Mortgage-backed securities available for sale decreased by $51.7 million, to $86.9 million at December 31, 2003, from $138.7 million at December 31, 2002 as this portfolio experienced heavy prepayment activity during the year.

Loans receivable net, increased by $53.3 million to a balance of $1.389 billion at December 31, 2003, compared to a balance of $1.336 billion at December 31, 2002. Commercial and commercial real estate loans outstanding increased $37.6 million, or 17.0%, while one- to-four-family loans rose only modestly as the Bank actively sold 30-year fixed-rate mortgage loans during the period. The large volume of loan sales combined with heavy loan prepayment speeds would have resulted in a more significant decline in one- to-four-family mortgage loans except that the Bank retained $143.3 million in high quality adjustable-rate and short-term fixed-rate loans originated by its mortgage banking subsidiary. Previously, Columbia would have sold these loans into the secondary market.

Mortgage loans held for sale decreased by $33.4 million to a balance of $33.2 million at December 31, 2003, compared to a balance of $66.6 million at December 31, 2002. As interest rates rose during the second half of 2003 refinance activity slowed reducing loan volume.

OceanFirst Financial Corp. (OCFC) | 2003 Annual Report | 17

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Deposit balances decreased $40.6 million to $1.144 billion at December 31, 2003 from $1.184 billion at December 31, 2002. Core deposits, however, the Company’s primary focus, grew $50.4 million while certificate balances declined by $91.0 million. The Company believes that the low interest rate environment existing throughout 2003 caused certificate holders to seek higher returns in alternative investments.

Total borrowings (Federal Home Loan Bank (“FHLB”) advances and securities sold under agreements to repurchase) increased by $22.5 million, to $421.1 million at December 31, 2003 from $398.6 million at December 31, 2002. With deposit balances declining, the Company relied on additional borrowings to fund loan growth.

Stockholders’ equity at December 31, 2003 decreased to $134.7 million, compared to $135.3 million at December 31, 2002. For the year ended December 31, 2003, the Company repurchased 867,259 shares of common stock at a total cost of $20.6 million. The costs of the repurchase program and a cash dividend of $9.6 million were largely offset by net income of $19.9 million, stock option exercises and related tax benefits of $5.8 million and non-cash ESOP expenses of $3.8 million.

Comparison of Operating Results for the Years Ended December 31, 2003 and December 31, 2002

General

Net income decreased $270,000, or 1.3%, to $19.9 million for the year ended December 31, 2003 as compared to net income of $20.1 million for the year ended December 31, 2002. Diluted earnings per share increased 4.1%, to $1.53 for the year ended December 31, 2003 as compared to $1.47 for the year ended December 31, 2002. The growth in earnings per share is the result of the Company’s common stock repurchase program which reduced the number of shares outstanding for purposes of calculating earnings per share.

Interest Income

Interest income for the year ended December 31, 2003 was $94.5 million, compared to $108.5 million for the year ended December 31, 2002, a decrease of $13.9 million. The decrease in interest income was due to a decline in the yield on interest-earning assets to 5.71% for the year ended December 31, 2003 as compared to 6.59% for the same prior year period. High prepayment levels caused a decrease in the rate earned on interest-earning assets and an acceleration of the amortization of net premiums on mortgage-related assets. Additionally, the Company did not receive a dividend on its Federal Home Loan Bank of New York stock for the fourth quarter of 2003. As a result, FHLB stock dividends decreased to $750,000 for the year ended December 31, 2003 as compared to $966,000 for the same prior year period.

Interest Expense

Interest expense for the year ended December 31, 2003 was $36.9 million, compared to $47.6 million for the year ended December 31, 2002, a decrease of $10.7 million. The decrease in interest expense was primarily the result of a decrease in the average cost of interest-bearing liabilities to 2.47% for the year ended December 31, 2003, as compared to 3.18% in the same prior year period. Funding costs decreased due to the lower interest rate environment and also due to a change in the mix of deposit balances to lower-costing core deposits as compared to higher costing certificates. Core deposits (including non-interest-bearing deposits) represented 64.1% of average deposits for the year ended December 31, 2003, as compared to 56.5% for the same prior year period.

Provision for Loan Losses

For the year ended December 31, 2003, the Company’s provision for loan losses was $688,000, as compared to $1.7 million for the year ended December 31, 2002. The provision for the year ended December 31, 2002 was increased to reflect the charge-off of a large non-performing commercial loan which was part of a shared national credit. In reducing the provision for 2003, the Company considered that non-performing loans declined to $2.2 million at December 31, 2003 as compared to $2.7 million at December 31, 2002. Additionally, the Company recognized a net recovery of $40,000 through the allowance for loan losses for the year ended December 31, 2003.

Other Income

Other income was $18.7 million for the year ended December 31, 2003, as compared to $10.9 million for the year ended December 31, 2002. The net gain on the sales of loans and securities includes a gain of $719,000 on the sale of equity securities for the year ended December 31, 2003 as compared to no such gains for the same prior year period. For the year ended December 31, 2003 the Company recorded a gain of $11.1 million, on the sale of loans, as compared to a gain of $4.5 million in the same prior year period. Loan sales benefited from the historically low interest rate environment in effect during most of 2003 which led to heavy refinance volume and increased loan originations. Most of this volume was in the 30-year fixed-rate mortgage loan product, much of which is sold into the secondary market. Additionally, mortgage loans sold at Columbia benefited from a full year of loan volume at a loan origination office on Long Island which was added in September 2002. For the year ended December 31, 2003, the Company received proceeds from the sale of mortgage loans of $631.9 million as compared to $459.4 million for the year ended December 31, 2002. The volume of mortgage loan originations and related loan sale activity is highly dependent on the overall level of interest rates. The Company

OceanFirst Financial Corp. (OCFC) | 2003 Annual Report | 18

experienced decreasing loan volume towards the end of 2003 as market interest rates rose from the lows experienced in mid-year. Income from loan servicing was a loss of $2.7 million for the year ended December 31, 2003 as compared to a loss of $2.2 million for the same prior year period. The loss was due to the recognition of an impairment to the loan servicing asset for $2.2 million for the year ended December 31, 2003 as compared to a servicing impairment of $2.1 million in the same prior year period. The Company evaluates mortgage servicing rights for impairment on a quarterly basis. The valuation of mortgage servicing rights is determined through a discounted analysis of future cash flows, incorporating numerous assumptions which are subject to significant change in the near term. Generally, a decline in market interest rates will cause expected repayment speeds to increase resulting in a lower valuation for mortgage servicing rights and ultimately lower future servicing fee income. Fees and service charges increased by $1.4 million, or 21.9% for the year ended December 31, 2003, as compared to the same prior year period due to the growth in commercial account services, retail core account balances and trust fees and the establishment in late 2002 of a captive subsidiary to recognize fee income from private mortgage insurance.

Operating Expenses

Operating expenses were $44.9 million for the year ended December 31, 2003, an increase of $4.7 million as compared to $40.1 million for the year ended December 31, 2002. Compensation expense for the year ended December 31, 2003 included a non-cash severance expense of $249,000 relating to the acceleration of stock option grants. Additionally, ESOP expense increased $345,000 for the year ended December 31, 2003 as compared to the same prior year period due to the Company’s higher average stock price. Costs for temporary personnel and overtime also increased in 2003 as compared to 2002, primarily related to the Company’s increased loan volume. General and administrative expense increased $1.8 million for the year ended December 2003 as compared to the same prior year period primarily due to higher loan related expenses and additional costs for professional services.

Provision for Income Taxes

Income tax expense was $11.0 million for the year ended December 31, 2003, compared to $9.8 for the same prior year period. The effective tax rate increased to 35.6% for the year ended December 31, 2003 as compared to 32.6% for the same prior year period. The Company’s higher average stock price in 2003 as compared to 2002 increased that portion of the Company’s ESOP expense which is not deductible for tax purposes. Additionally, for the year ended December 31, 2002, the provision for income taxes included a $374,000 tax benefit relating to the passage of the New Jersey Business Tax Reform Act. The legislation increased the tax rate on savings institutions, such as the Bank from 3% to 9%. As a result, deferred tax assets were increased to reflect their expected recognition at the higher tax rate of 9% and current period expense was decreased.

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

Interest Income

Interest income for the year ended December 31, 2002 was $108.5 million, compared to $118.2 million for the year ended December 31, 2001, a decrease of $9.7 million. The decrease in interest income was due to a decline in the yield on interest-earning assets to 6.59% for the year ended December 31, 2002 as compared to 7.24% for the same prior year period. Despite this decline, which was reflective of the general interest rate environment, the asset yield continued to benefit from the Bank’s loan growth, which was partly funded by reductions in the lower-yielding mortgage-backed securities available for sale portfolio. For the year ended December 31, 2002 loans receivable represented 81.9% of average interest-earning assets as compared to 76.7% for the same prior year period.

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

Provision for Loan Losses

For the year ended December 31, 2002, the Company’s provision for loan losses was $1.7 million, as compared to $1.3 million for the year ended December 31, 2001. The increased provision reflects the growth in loans receivable and a change in the overall loan mix to a greater concentration of commercial loans. Additionally, the Company experienced a net charge-off of $1.8 million on a single commercial loan further impacting the provision.

OceanFirst Financial Corp. (OCFC) | 2003 Annual Report | 19

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

Operating Expenses

Operating expenses were $40.1 million for the year ended December 31, 2002, as compared to $39.0 million for the year ended December 31, 2001. Operating expenses for the year ended December 31, 2001 include a $1.7 million charge resulting from the restructuring of certain financial liabilities. The Bank prepaid $23.0 million of outstanding borrowings with a weighted average cost of 6.23%, incurring a prepayment penalty on the early debt extinguishment. The funds were reborrowed at comparable maturities, but at a significantly lower cost. For the year ended December 31, 2002, the Company incurred fees on early debt extinguishment of $72,000. Excluding the respective prepayment penalties, operating expenses increased $2.7 million for the year ended December 31, 2002, as compared to the same prior year period. This increase was principally due to costs associated with the opening and operation of the Bank’s sixteenth and seventeenth branch offices in September 2001 and May 2002, as well as higher loan-related expenses. Compensation expense benefited from the elimination, in February 2002, of the amortization expense relating to the stock awards granted under the 1997 Incentive Plan, a cost savings of $1.8 million for the year ended December 31, 2002 as compared to the same prior year period. This savings was partly offset by an increase in ESOP expense of $652,000 for the year ended December 31, 2002 due to the higher average market price for OCFC shares during 2002.

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

The following table reconciles the Company’s net income with cash earnings. The table is a pro forma calculation which is not in accordance with Generally Accepted Accounting Principles.

Year Ended December 31,	2003	2002	2001
(in thousands, except share data)

Net income	$19,873	$20,143	$18,159
Add: Employee stock plans amortization expense	4,073	3,640	4,762
Amortization of intangible assets	104	105	359
Less: Tax benefit (1)	591	590	1,327

Cash earnings	$23,459	$23,298	$21,953

Basic cash earnings per share	$1.91	$1.82	$1.58

Diluted cash earnings per share	$1.80	$1.70	$1.49

(1)	The Company does not receive any tax benefit for that portion of employee stock plan amortization expense relating to the ESOP fair market value adjustment.

OceanFirst Financial Corp. (OCFC) | 2003 Annual Report | 20

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

At December 31, 2003, the Company had outstanding overnight borrowings from the FHLB, of $24.4 million an increase from no outstanding borrowings at December 31, 2002. The Company utilizes the overnight line from time to time to fund short-term liquidity needs. Securities sold under agreements to repurchase with retail customers decreased to $36.7 million at December 31, 2003 from $44.6 million at December 31, 2002. Like deposit flows, this funding source is dependent upon demand from the Bank’s customer base. The Company also had borrowings with the FHLB of $384.4 million at December 31, 2003, an increase from $354.0 million at December 31, 2002. These borrowings were used to fund loan growth and a wholesale leverage strategy designed to improve returns on invested capital.

The Company’s cash needs for the year ended December 31, 2003 were primarily provided by principal payments on loans and mortgage-backed securities, increased total borrowings and proceeds from the sale of mortgage loans held for sale. The cash was principally utilized for loan originations, the purchase of mortgage-backed securities, the funding of deposit outflows and the purchase of treasury stock. For the year ended December 31, 2002, the cash needs of the Company were primarily satisfied by principal payments on loans and mortgage-backed securities, increased deposits and proceeds from the sale of mortgage loans held for sale. The cash provided was principally used for the origination of loans, the purchase of investment and mortgage-backed securities, a reduction in total borrowings and the purchase of treasury stock.

In the normal course of business, the Company routinely enters into various commitments, primarily relating to the origination and sale of loans. At December 31, 2003, outstanding commitments to originate loans totaled $119.6 million; outstanding unused lines of credit totaled $121.4 million; and outstanding commitments to sell loans totaled $37.2 million. The Company expects to have sufficient funds available to meet current commitments in the normal course of business.

At December 31, 2003, the Bank exceeded all of its regulatory capital requirements with tangible capital of $115.0 million, or 6.68%, of total adjusted assets, which is above the required level of $25.8 million or 1.5%; core capital of $115.0 million or 6.68% of total adjusted assets, which is above the required level of $51.7 million, or 3.0%; and risk-based capital of $125.7 million, or 11.34% of risk-weighted assets, which is above the required level of $88.7 million or 8.0%. The Bank is considered a “well capitalized” institution under the Office of Thrift Supervision’s prompt corrective action regulations.

Off-Balance-Sheet Arrangements and Contractual Obligations

In the normal course of operations, the Company engages in a variety of financial transactions that, in accordance with generally accepted accounting principles, are not recorded in the financial statements, or are recorded in amounts that differ from the notional amounts. These transactions involve, to varying degrees, elements of credit, interest rate, and liquidity risk. Such transactions are used for general corporate purposes or for customer needs. Corporate purpose transactions are used to help manage credit, interest rate, and liquidity risk or to optimize capital. Customer transactions are used to manage customers’ requests for funding. These financial instruments and commitments include unused consumer lines of credit and commitments to extend credit and are discussed in Note 13 to the Consolidated Financial Statements. The Company also has outstanding commitments to sell loans amounting to $37.2 million.

The following table shows the contractual obligations of the Company by expected payment period as of December 31, 2003 (in thousands). Further discussion of these commitments is included in Notes 9 and 13 to the Consolidated Financial Statements.

Contractual Obligation	Total	Less than one year	1-3 years	3-5 years	More than 5 years
Long-Term Debt Obligations	$360,000	$75,000	$138,000	$117,000	$30,000
Operating Lease Obligations	5,657	990	1,643	1,093	1,931
Purchase Obligations	12,554	2,551	5,101	4,902	—

	$378,211	$78,541	$144,744	$122,995	$31,931

Long-term debt obligations includes borrowings from the Federal Home Loan Bank and Securities Sold under Agreements to Repurchase. The borrowings have defined terms and under certain circumstances are callable at the option of the lender.

Operating leases represent obligations entered into by the Company for the use of land, premises and equipment. The leases generally have escalation terms based upon certain defined indexes.

Purchase obligations represent legally binding and enforceable agreements to purchase goods and services from third parties and consists primarily of contractual obligations under data processing servicing agreements. Actual amounts expended vary based on transaction volumes, number of users and other factors.

OceanFirst Financial Corp. (OCFC) | 2003 Annual Report | 21

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

Impact of New Accounting Pronouncements

Statement of Financial Accounting standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” was issued in May 2003. Statement 150 requires instruments within its scope to be classified as a liability (or, in some cases, as an asset). Statement 150 is generally effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003 (i.e., July 1, 2003 for calendar year entities). For financial instruments created before June 1, 2003 and still existing at the beginning of the interim period of adoption, transition generally should be applied by reporting the cumulative effect of a change in an accounting principle by initially measuring the financial instruments at fair value or other measurement attributes of the Statement. The adoption of Statement 150 did not have a significant effect on the Company’s consolidated financial statements.

Statement of Financial Accounting Standards No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” was issued on April 30, 2003. The Statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under Statement 133. This Statement is effective for contracts entered into or modified after June 30, 2003. The adoption of this Statement did not have a significant effect on the Company’s consolidated financial statements.

FASB Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN 46”) was issued in January 2003 and was reissued as FASB Interpretation No. 46 (revised December 2003) (“FIN 46R”). For public entities, FIN 46 or FIN 46R is applicable to all special-purpose entities (SPEs) in which the entity holds a variable interest no later than the end of the first reporting period ending after December 15, 2003, and immediately to all entities created after January 31, 2003. The effective dates of FIN 46R vary depending on the type of reporting enterprise and the type of entity that the enterprise is involved with. FIN 46 and FIN 46R may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated. FIN 46 and FIN 46R provides guidance on the identification of entities controlled through means other than voting rights. FIN 46 and FIN 46R specifies how a business enterprise should evaluate its involvement in a variable interest entity to determine whether to consolidate that entity. A variable interest entity must be consolidated by its primary beneficiary if the entity does not effectively disperse risks among the parties involved. Conversely, effective dispersion of risks among the parties involved, requires that a company that previously consolidated a special purpose entity, upon adoption of FIN 46 or FIN 46R, to deconsolidate such entity. The adoption of FIN 46 and FIN 46R is not expected to have a significant impact on the consolidated financial statements of the Company.

Private Securities Litigation Reform Act Safe Harbor Statement

In addition to historical information, this annual report contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake- and specifically disclaims any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. Further description of the risks and uncertainties to the business are included in Item 1, BUSINESS of the Company’s 2003 Form 10K.

OceanFirst Financial Corp. (OCFC) | 2003 Annual Report | 22

Consolidated Statements of Financial Condition

December 31, 2003 and 2002

(dollars in thousands, except per share amounts)

	2003	2002
Assets
Cash and due from banks	$36,172	$17,192
Investment securities available for sale (notes 3 and 9)	80,458	91,978
Federal Home Loan Bank of New York stock, at cost (note 9)	19,220	18,700
Mortgage-backed securities available for sale (notes 4 and 9)	86,938	138,657
Loans receivable, net (notes 5 and 9)	1,389,220	1,335,898
Mortgage loans held for sale	33,207	66,626
Interest and dividends receivable (note 6)	5,477	6,378
Real estate owned, net	252	141
Premises and equipment, net (note 7)	16,473	17,708
Servicing asset (note 5)	7,473	7,907
Bank Owned Life Insurance (BOLI)	33,948	32,398
Other assets (note 10)	8,571	10,115

Total assets	$1,717,409	$1,743,698

Liabilities and Stockholders’ Equity
Deposits (note 8)	$1,144,205	$1,184,836
Securities sold under agreements to repurchase with retail customers (note 9)	36,723	44,584
Securities sold under agreements to repurchase with the Federal Home Loan Bank (note 9)	70,000	140,000
Federal Home Loan Bank advances (note 9)	314,400	214,000
Advances by borrowers for taxes and insurance	6,152	5,952
Other liabilities (note 10)	11,267	19,021

Total liabilities	1,582,747	1,608,393

Commitments and contingencies (note 13)
Stockholders’ equity (notes 2, 10, 11 and 12):
Preferred stock, $.01 par value, 5,000,000 shares authorized, no shares issued	—	—
Common stock, $.01 par value, 55,000,000 shares authorized, 27,177,372 shares issued and 13,350,999 and 13,757,880 shares outstanding at December 31, 2003 and 2002, respectively	272	272
Additional paid-in capital	189,615	184,934
Retained earnings	150,804	142,224
Accumulated other comprehensive loss	(3,400)	(3,201)
Less: Unallocated common stock held by Employee Stock Ownership Plan	(9,911)	(11,248)
Treasury stock, 13,826,373 and 13,419,492 shares at December 31, 2003 and 2002, respectively	(192,718)	(177,676)

Total stockholders’ equity	134,662	135,305

Total liabilities and stockholders’ equity	$1,717,409	$1,743,698

See accompanying notes to consolidated financial statements.

OceanFirst Financial Corp. (OCFC) | 2003 Annual Report | 23

Consolidated Statements of Income

(in thousands, except per share amounts)

Years Ended December 31, 2003, 2002 and 2001	2003	2002	2001
Interest income:
Loans	$86,881	$94,427	$94,718
Mortgage-backed securities	4,440	9,870	17,024
Investment securities and other	3,216	4,159	6,418

Total interest income	94,537	108,456	118,160

Interest expense:
Deposits (note 8)	17,243	27,483	41,489
Borrowed funds	19,651	20,141	21,659

Total interest expense	36,894	47,624	63,148

Net interest income	57,643	60,832	55,012
Provision for loan losses (note 5)	688	1,650	1,250

Net interest income after provision for loan losses	56,955	59,182	53,762

Other income:
Loan servicing loss (note 5)	(2,654)	(2,203)	(838)
Fees and service charges	7,860	6,450	5,515
Net gain on sales of loans and securities available for sale (note 3)	11,842	4,530	5,954
Net income from other real estate operations	113	151	271
Income on Bank Owned Life Insurance	1,550	1,874	1,696
Other	38	55	327

Total other income	18,749	10,857	12,925

Operating expenses:
Compensation and employee benefits (notes 11 and 12)	22,240	20,324	19,987
Occupancy (note 13)	3,592	3,330	3,385
Equipment	2,434	2,281	2,168
Marketing	2,193	1,988	1,711
Federal deposit insurance	478	474	489
Data processing	2,994	2,584	2,128
General and administrative	10,926	9,091	7,511
Prepayment penalty on early extinguishment of debt (note 9)	—	72	1,669

Total operating expenses	44,857	40,144	39,048

Income before provision for income taxes	30,847	29,895	27,639
Provision for income taxes (note10)	10,974	9,752	9,480

Net Income	$19,873	$20,143	$18,159

Basic earnings per share	$1.62	$1.57	$1.30

Diluted earnings per share	$1.53	$1.47	$1.23

Average basic shares outstanding (note 1)	12,291	12,819	13,932

Average diluted shares outstanding (note 1)	13,017	13,696	14,756

See accompanying notes to consolidated financial statements.

OceanFirst Financial Corp. (OCFC) | 2003 Annual Report | 24

Consolidated Statements of Changes in Stockholders’ Equity

(dollars in thousands, except per share amounts)

Years Ended December 31, 2003, 2002 and 2001	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Employee Stock Ownership Plan	Unearned Incentive Awards	Treasury Stock	Total
Balance at December 31, 2000	$272	$179,805	$121,646	$(4,927)	$(14,156)	$(2,096)	$(122,808)	$157,736

Comprehensive income:
Net income	—	—	18,159	—	—	—	—	18,159
Other comprehensive gain:
Unrealized gain on securities (net of tax expense $2,409)	—	—	—	4,103	—	—	—	4,103

Total comprehensive income								22,262

Earned Incentive Awards	—	—	—	—	—	1,935	—	1,935
Tax benefit of stock plans	—	641	—	—	—	—	—	641
Purchase 1,954,714 shares of common stock	—	—	—	—	—	—	(31,921)	(31,921)
Allocation of ESOP stock	—	—	—	—	1,493	—	—	1,493
ESOP adjustment	—	1,334	—	—	—	—	—	1,334
Cash dividend – $.56 per share	—	—	(7,943)	—	—	—	—	(7,943)
Exercise of stock options	—	—	(207)	—	—	—	1,399	1,192

Balance at December 31, 2001	272	181,780	131,655	(824)	(12,663)	(161)	(153,330)	146,729

Comprehensive income:
Net income	—	—	20,143	—	—	—	—	20,143
Other comprehensive gain:
Unrealized gain on securities (net of tax expense $1,642)	—	—	—	(2,377)	—	—	—	(2,377)

Total comprehensive income								17,766

Earned Incentive Awards	—	—	—	—	—	161	—	161
Tax benefit of stock plans	—	1,090	—	—	—		—	1,090
Purchase 1,240,750 shares of common stock	—	—	—	—	—	—	(27,427)	(27,427)
Allocation of ESOP stock	—	—	—	—	1,415	—	—	1,415
ESOP adjustment	—	2,064	—	—	—	—	—	2,064
Cash dividend – $.69 per share	—	—	(8,916)	—	—	—	—	(8,916)
Exercise of stock options	—	—	(658)	—	—	—	3,081	2,423

Balance at December 31, 2002	272	184,934	142,224	(3,201)	(11,248)	—	(177,676)	135,305

Comprehensive income:
Net income	—	—	19,873	—	—	—	—	19,873
Other comprehensive loss:
Unrealized loss on securities (net of tax benefit $129)	—	—	—	(199)	—	—	—	(199)

Total comprehensive income								19,674

Acceleration of stock option vesting	—	249	—	—	—	—	—	249
Tax benefit of stock plans	—	1,945	—	—	—	—	—	1,945
Purchase 867,259 shares of common stock	—	—	—	—	—	—	(20,620)	(20,620)
Allocation of ESOP stock	—	—	—	—	1,337	—	—	1,337
ESOP adjustment	—	2,487	—	—	—	—	—	2,487
Cash dividend – $.78 per share	—	—	(9,618)	—	—	—	—	(9,618)
Exercise of stock options	—	—	(1,675)	—	—	—	5,578	3,903

Balance at December 31, 2003	$272	$189,615	$150,804	$(3,400)	$(9,911)	$—	$(192,718)	$134,662

See accompanying notes to consolidated financial statements.

OceanFirst Financial Corp. (OCFC) | 2003 Annual Report | 25

Consolidated Statements of Cash Flows

(in thousands)

Years Ended December 31, 2003, 2002 and 2001	2003	2002	2001
Cash flows from operating activities:
Net income	$19,873	$20,143	$18,159

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of premises and equipment	2,118	2,048	1,960
Amortization of Incentive Awards	—	161	1,935
Amortization of ESOP	1,337	1,415	1,493
ESOP adjustment	2,487	2,064	1,334
Acceleration of stock option vesting	249	—	—
Tax benefit of stock plans	1,945	1,090	641
Amortization and impairment of servicing asset	4,976	4,423	2,503
Amortization of intangible assets	105	105	359
Net premium amortization in excess of discount accretion on securities	1,287	1,451	683
Net accretion of deferred fees and discounts in excess of premium amortization on loans	(209)	(469)	(407)
Provision for loan losses	688	1,650	1,250
Deferred taxes	1,037	554	(1,500)
Net gain on sales of real estate owned	(114)	(148)	(308)
Net gain on sales of loans and securities available for sale	(11,842)	(4,530)	(5,954)
Proceeds from sales of mortgage loans held for sale	631,854	459,440	427,876
Mortgage loans originated for sale	(591,854)	(488,410)	(424,162)
Increase in value of Bank Owned Life Insurance	(1,550)	(1,874)	(1,696)
Decrease in interest and dividends receivable	901	1,254	1,686
Decrease (increase) in other assets	530	(491)	(3,988)
(Decrease) increase in other liabilities	(7,754)	1,830	9,280

Total adjustments	36,191	(18,437)	12,985

Net cash provided by operating activities	56,064	1,706	31,144

Cash flows from investing activities:
Net increase in loans receivable	(54,053)	(36,807)	(165,307)
Proceeds from sales of investment and mortgage-backed securities available for sale	2,237	—	—
Purchase of investment securities available for sale	(3,540)	(13,758)	(1,292)
Purchase of mortgage-backed securities available for sale	(70,581)	(65,845)	(49,006)
Proceeds from maturities of investment securities available for sale	15,371	—	24,470
Principal payments on mortgage-backed securities available for sale	118,857	156,723	89,916
(Purchases) redemptions of Federal Home Loan Bank of New York stock	(520)	4,860	(3,560)
Proceeds from sales of real estate owned	255	757	786
Purchases of premises and equipment	(883)	(3,026)	(4,014)

Net cash provided by (used in) investing activities	7,143	42,904	(108,007)

Cash flows from financing activities:
(Decrease) increase in deposits	(40,631)	75,793	4,855
Increase (decrease) in short-term borrowings	16,539	(67,748)	41,338
Proceeds from Federal Home Loan Bank advances	70,000	25,000	155,000
Repayments of Federal Home Loan Bank Advances	(64,000)	(43,000)	(38,000)
Proceeds from securities sold under agreements to repurchase	—	—	10,000
Repayments of securities sold under agreements to repurchase	—	—	(48,000)
Increase (decrease) in advances by borrowers for taxes and insurance	200	(419)	(17)
Exercise of stock options	3,903	2,423	1,192
Dividends paid	(9,618)	(8,916)	(7,943)
Purchase of treasury stock	(20,620)	(27,427)	(31,921)

Net cash (used in) provided by financing activities	(44,227)	(44,294)	86,504

Net increase in cash and due from banks	18,980	316	9,641
Cash and due from banks at beginning of year	17,192	16,876	7,235

Cash and due from banks at end of year	$36,172	$17,192	$16,876

Supplemental Disclosure of Cash Flow Information:
Cash paid during the year for:
Interest	$36,884	$48,063	$64,798
Income taxes	8,044	3,240	7,600
Noncash investing activities:
Transfer of loans receivable to real estate owned	264	617	454
Mortgage loans securitized into mortgage-backed securities	$40,931	$129,623	$90,563

See accompanying notes to consolidated financial statements.

OceanFirst Financial Corp. (OCFC) | 2003 Annual Report | 26

Notes to Consolidated Financial Statements

(1) Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of OceanFirst Financial Corp. (the “Company”) and its wholly-owned subsidiary, OceanFirst Bank (the “Bank”) and its wholly-owned subsidiaries, Columbia Equities, Ltd. (“Columbia”), OceanFirst REIT Holdings, Inc., OceanFirst Realty Corp. and OceanFirst Services, LLC. and its wholly-owned subsidiary OFB Reinsurance, LTD. All significant intercompany accounts and transactions have been eliminated in consolidation.

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

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in settlement of loans and the valuation of mortgage servicing rights. In connection with the determination of the allowances for loan losses and Real Estate Owned (“REO”), management obtains independent appraisals for significant properties.

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

Loans in which interest is more than 90 days past due, including impaired loans, and other loans in the process of foreclosure are placed on non-accrual status. Interest income previously accrued on these loans, but not yet received, is reversed in the current period. Any interest subsequently collected is credited to income in the period of recovery. A loan is returned to accrual status when all amounts due have been received and the remaining principal balance is deemed collectible.

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

OceanFirst Financial Corp. (OCFC) | 2003 Annual Report | 27

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

Mortgage Servicing Rights, or MSR

The Company recognizes as a separate asset the rights to service mortgage loans, whether those rights are acquired through purchase or loan origination activities. MSR are amortized in proportion to and over the estimated period of net servicing income. The estimated fair value of MSR is determined through a discounted analysis of future cash flows, incorporating numerous assumptions including servicing income, servicing costs, market discount rates, prepayment speeds and default rates. Impairment of the MSR is assessed on the fair value of those rights with any impairment recognized as a component of loan servicing fee income.

Real Estate Owned

Real estate owned is carried at the lower of cost or fair value, less estimated costs to sell. When a property is acquired, the excess of the loan balance over fair value is charged to the allowance for loan losses. A reserve for real estate owned may be established to provide for subsequent declines in the fair values of properties. Real estate owned is carried net of any related reserve. Operating results from real estate owned, including rental income, operating expenses, and gains and losses realized from the sales of real estate owned are recorded as incurred.

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

Stock Based Compensation

The Company accounts for stock based compensation using the intrinsic value method under Accounting Principles Board No. 25 and accordingly has recognized no compensation expense under this method. Statement of Financial Accounting Standards No. 123, Accounting for Stock-based Compensation as amended by Statement of Financial Accounting Standards No. 148, Accounting for Stock-based Compensation-Transition and Disclosure, permits the use of the intrinsic value method; however, requires the Company to disclose the pro forma net income and earnings per share as if the stock based compensation had been accounted for using the fair value method. Had the compensation costs for the Company’s stock option plan been determined based on the fair value method, the Company’s net income and earnings per share would have been reduced to the pro forma amounts indicated below (in thousands except per share data)

	2003	2002	2001
Net income:
As reported	$19,873	$20,143	$18,159

Stock based employee compensation expense included in reported net income, net of related tax effects	162	105	1,257
Total stock-based employee compensation expense determined under the fair value based method, including earned incentive awards and stock option grants, net of related tax effects	(669)	(523)	(2,175)

Net stock based employee compensation expense not included in reported net income, all relating to stock option grants, net of related tax effects	(507)	(418)	(918)

Pro forma	$19,366	$19,725	$17,241

Basic earnings per share:
As reported	$1.62	$1.57	$1.30
Pro forma	1.58	1.54	1.24

Diluted earnings per share:
As reported	$1.53	$1.47	$1.23
Pro forma	1.49	1.44	1.17

Weighted average fair value of an option share granted during the year	$4.45	$4.85	$3.08

The fair value of stock options granted by the Company was estimated through the use of the Black-Scholes option pricing model applying the following assumptions:

	2003	2002	2001
Risk-free interest rate	2.79%	4.79%	4.91%
Expected option life	6 years	6 years	6 years
Expected volatility	25%	31%	22%
Expected dividend yield	3.25%	3.25%	3.35%

OceanFirst Financial Corp. (OCFC) | 2003 Annual Report | 28

Notes to Consolidated Financial Statements (continued)

Comprehensive Income

Comprehensive income is divided into net income and other comprehensive income. Other comprehensive income includes items recorded directly in equity, such as unrealized gains or losses on securities available for sale.

Intangible Assets

For the year ended December 31, 2001, goodwill and core deposit premiums were amortized using the straight line method over periods from five to ten years. Effective January 1, 2002 the Company adopted SFAS 142 “Goodwill and Other Intangible Assets.” SFAS 142 established new standards for goodwill acquired in a business combination. SFAS 142 eliminated amortization of goodwill and instead required a transitional goodwill impairment test to be performed within six months from the date of adoption and requires an annual impairment test be performed thereafter. As of December 31, 2001 the Company had $1.0 million in unamortized goodwill with annual amortization of $253,000, or $.01 per share, which ceased upon the adoption of SFAS 142. The cessation of goodwill for the year ended December 31, 2002 did not have a significant impact on the Company’s consolidated financial statements as compared to the same prior year periods. The Company has determined that there is no impairment to goodwill based on the criteria of SFAS 142. The adoption of SFAS 142 did not impact the Company’s accounting for currently recorded intangible assets, primarily core deposit intangibles which are being amortized over a period of ten years.

Segment Reporting

As a community-oriented financial institution, substantially all of the Bank’s operations involve the delivery of loan and deposit products to customers. The Bank makes operating decisions and assesses performance based on an ongoing review of these community banking operations, which constitute the only operating segment for financial reporting purposes.

Earnings Per Share

Basic earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding. Diluted earnings per share is calculated by dividing net income by the weighted average number of shares of common stock outstanding plus potential common stock, utilizing the treasury stock method. All share amounts exclude unallocated shares of stock held by the Employee Stock Ownership Plan (“ESOP”) and the Incentive Plan.

The following reconciles shares outstanding for basic and diluted earnings per share for the years ended December 31, 2003, 2002 and 2001 (in thousands):

Year ended December 31,	2003	2002	2001
Weighted average shares outstanding	13,585	14,305	15,768
Less: Unallocated ESOP shares	(1,255)	(1,418)	(1,588)
Unallocated Incentive Award shares	(39)	(68)	(248)

Average basic shares outstanding	12,291	12,819	13,932
Add: Effect of dilutive securities:
Stock options	695	822	623
Incentive Awards	31	55	201

Average diluted shares outstanding	13,017	13,696	14,756

(2) Regulatory Matters

At the time of the conversion to a federally chartered stock savings bank, the Bank established a liquidation account with a balance equal to its retained earnings at March 31, 1996. The balance in the liquidation account at December 31, 2003 was approximately $6.3 million. The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their accounts at the Bank after the conversion. The liquidation account will be reduced annually to the extent that the eligible account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an eligible account holder’s interest in the liquidation account. In the event of a complete liquidation, each eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held.

Office of Thrift Supervision (“OTS”) regulations require savings institutions to maintain minimum levels of regulatory capital. Under the regulations in effect at December 31, 2003, the Bank was required to maintain a minimum ratio of tangible capital to total adjusted assets of 1.5%; a minimum ratio of Tier 1 (core) capital to total adjusted assets of 3.0%; and a minimum ratio of total (core and supplementary) capital to risk-weighted assets of 8.0%.

Under its prompt corrective action regulations, the OTS is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on the institution’s financial statements. The regulations establish a framework for the classification of savings institutions into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally an institution is considered well capitalized if it has a Tier 1 ratio of at least 6.0%; and a total risk-based capital ratio of at least 10.0%. At December 31, 2003 and 2002 the Bank was considered well capitalized.

The following is a summary of the Bank’s actual capital amounts and ratios as of December 31, 2003 and 2002, compared to the OTS minimum capital adequacy requirements and the OTS requirements for classification as a well capitalized institution (in thousands).

	Actual		For capital adequacy purposes		To be well capitalized under prompt corrective action
As of December 31, 2003:	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tangible capital	$114,967	6.7%	$25,832	1.5%	$—	—%
Core capital	114,967	6.7	51,665	3.0	86,108	5.0
Tier 1 risk-based capital	114,967	10.4	44,326	4.0	66,489	6.0
Risk-based capital	125,715	11.3	88,652	8.0	110,814	10.0

As of December 31, 2002:
Tangible capital	$115,304	6.6%	$26,132	1.5%	$—	—%
Core capital	115,304	6.6	52,265	3.0	87,108	5.0
Tier 1 risk-based capital	115,304	10.7	43,175	4.0	64,763	6.0
Risk-based capital	125,240	11.6	86,350	8.0	107,938	10.0

OceanFirst Financial Corp. (OCFC) | 2003 Annual Report | 29

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

(3) Investment Securities Available for Sale

The amortized cost and estimated market value of investment securities available for sale at December 31, 2003 and 2002 are as follows (in thousands):

December 31, 2003	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
United States Government and agency obligations	$1,210	$3	$—	$1,213
State and municipal obligations	5,565	61	—	5,626
Corporate debt securities	75,364	—	(7,420)	67,944
Equity investments	4,263	1,412	—	5,675

	$86,402	$1,476	$(7,420)	$80,458

December 31, 2002	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
United States Government and agency obligations	$1,200	$16	$—	$1,216
State and municipal obligations	5,562	42	—	5,604
Corporate debt securities	88,439	—	(9,032)	79,407
Equity investments	4,449	1,302	—	5,751

	$99,650	$1,360	$(9,032)	$91,978

Gains realized on the sale of investment securities available for sale during 2003 totaled $719,000. There were no losses realized on the sale of investment securities available for sale during 2003. There were no realized gains or losses during 2002 or 2001.

The amortized cost and estimated market value of investment securities available for sale, excluding equity investments, at December 31, 2003 by contractual maturity, are shown below (in thousands). Actual maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. At December 31, 2003, investment securities available for sale with an amortized cost and estimated market value of $80,929,000 and $73,570,000, respectively, were callable prior to the maturity date.

December 31, 2003	Amortized Cost	Estimated Market Value
Less than one year	$—	$—
Due after one year through five years	1,210	1,213
Due after five years through ten years	—	—
Due after ten years	80,929	73,570

	$82,139	$74,783

The carrying value of investment securities pledged as required security for deposits and for other purposes required by law amounted to $1,210,000 and $1,213,000 at December 31, 2003 and 2002, respectively.

The estimated market value and unrealized loss for investment securities available for sale at December 31, 2003, segregated by the duration of the unrealized loss are as follows (in thousands):

December 31, 2003
	Less than 12 months		12 months or longer		Total
	Estimated Market Value	Unrealized Losses	Estimated Market Value	Unrealized Losses	Estimated Market Value	Unrealized Losses
Corporate debt securities	$—	$—	$67,944	$(7,420)	$67,944	$(7,420)

	$—	$—	$67,944	$(7,420)	$67,944	$(7,420)

The corporate debt securities are issued by other financial institutions all with an investment grade credit rating of BBB or better as rated by one of the internationally-recognized credit rating services. These floating rate securities were purchased during the period May 1998 to September 1998 and have paid coupon interest continuously since issuance. Floating rate debt securities such as these pay a fixed interest rate spread over LIBOR. Following the purchase of these securities, the required spread increased for these types of securities causing a decline in the market price. Although these investment securities are available for sale, the Company has the ability to hold these securities until maturity at which time the Company expects to receive its fully amortized cost.

(4) Mortgage-Backed Securities Available for Sale

The amortized cost and estimated market value of mortgage-backed securities available for sale at December 31, 2003 and 2002 are as follows (in thousands):

December 31, 2003	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
FHLMC	$6,588	$89	$(4)	$6,673
FNMA	72,248	114	(494)	71,868
GNMA	6,714	488	—	7,202
Collateralized mortgage obligations	1,193	2	—	1,195

	$86,743	$693	$(498)	$86,938

December 31, 2002	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
FHLMC	$14,615	$245	$(4)	$14,856
FNMA	31,293	363	(3)	31,653
GNMA	13,432	910	—	14,342
Collateralized mortgage obligations	77,066	754	(14)	77,806

	$136,406	$2,272	$(21)	$138,657

OceanFirst Financial Corp. (OCFC) | 2003 Annual Report | 30

Notes to Consolidated Financial Statements (continued)

There were no gains or losses realized on the sale of mortgage-backed securities available for sale during 2003, 2002 or 2001.

Collateralized mortgage obligations issued by GNMA and private interests amounted to $1,173,000 and $22,000, respectively, at December 31, 2003. Collateralized mortgage obligations issued by FHLMC, FNMA, GNMA and private interests amounted to $27,951,000, $16,021,000, $20,275,000 and $13,559,000, respectively, at December 31, 2002. The privately issued CMOs have generally been underwritten by large investment banking firms with the timely payment of principal and interest on these securities supported (credit enhanced) in varying degrees by either insurance issued by a financial guarantee insurer, letters of credit or subordination techniques. Substantially all such securities are triple “A” rated by one or more of the internationally recognized credit rating services. The privately-issued CMOs are subject to certain credit-related risks normally not associated with U.S. Government Agency and Government Sponsored Enterprise CMOs. Among such risks is the limited loss protection generally provided by the various forms of credit enhancements as losses in excess of certain levels are not protected. Furthermore, the credit enhancement itself is subject to the creditworthiness of the enhancer. Thus, in the event a credit enhancer does not fulfill its obligations, the CMO holder could be subject to risk of loss similar to a purchaser of a whole loan pool. Management believes that the credit enhancements are adequate to protect the Company from losses.

The contractual maturities of mortgage-backed securities available for sale generally exceed 20 years; however, the effective lives are expected to be shorter due to anticipated prepayments.

The carrying value of mortgage-backed securities pledged as required security for deposits and for other purposes required by law amounted to $7,397,000 and $1,141,000 at December 31, 2003 and December 31, 2002, respectively.

The estimated market value and unrealized loss for mortgage-backed securities available for sale at December 31, 2003, segregated by the duration of the unrealized loss are as follows (in thousands):

December 31, 2003
	Less than 12 months		12 months or longer		Total
	Estimated Market Value	Unrealized Losses	Estimated Market Value	Unrealized Losses	Estimated Market Value	Unrealized Losses
FHLMC	$445	$(1)	$307	$(3)	$752	$(4)
FNMA	66,353	(490)	1,235	(4)	67,588	(494)

	$66,798	$(491)	$1,542	$(7)	$68,340	$(498)

The mortgage-backed securities in the table above are issued and guaranteed by either FHLMC or FNMA, stockholder-owned corporations chartered by the United States Government, whose debt obligations are rated AA or better by one of the internationally recognized credit rating services. The Company considers the unrealized losses to be the result of changes in interest rates which over time can have both a positive and negative impact on the estimated market value of the mortgage-backed securities.

(5) Loans Receivable, Net

A summary of loans receivable at December 31, 2003 and 2002 follows (in thousands):

December 31,	2003	2002
Real estate mortgage:
One to four-family	$1,045,841	$1,030,171
Commercial real estate, multi-family and land	177,969	146,149
FHA insured & VA guaranteed	2,853	5,107

	1,226,663	1,181,427

Real estate construction	11,274	11,079
Consumer	81,455	80,218
Commercial	80,328	74,545

Total loans	1,399,720	1,347,269

Loans in process	(3,829)	(3,531)
Deferred origination costs, net	4,136	2,239
Unamortized discount	(5)	(5)
Allowance for loan losses	(10,802)	(10,074)

	(10,500)	(11,371)

	$1,389,220	$1,335,898

At December 31, 2003, 2002 and 2001 loans in the amount of $2,162,000, $2,688,000, and $6,180,000, respectively, were three or more months delinquent or in the process of foreclosure and the Company was not accruing interest income. The Company had no impaired loans at December 31, 2003 and 2002. If interest income on nonaccrual loans and impaired loans had been current in accordance with their original terms, approximately $96,000, $87,000 and $379,000 of interest income for the years ended December 31, 2003, 2002 and 2001, respectively, would have been recorded. At December 31, 2003, there were no commitments to lend additional funds to borrowers whose loans are classified as nonperforming.

An analysis of the allowance for loan losses for the years ended December 31, 2003, 2002 and 2001 is as follows (in thousands):

Year Ended December 31,	2003	2002	2001
Balance at beginning of year	$10,074	$10,351	$9,138
Provision charged to operations	688	1,650	1,250
Charge-offs	(258)	(2,519)	(98)
Recoveries	298	592	61

Balance at end of year	$10,802	$10,074	$10,351

An analysis of the servicing asset for the years ended December 31, 2003, 2002 and 2001 is as follows (in thousands):

Year Ended December 31,	2003	2002	2001
Balance at beginning of year	$7,907	$7,628	$6,363
Capitalized mortgage servicing rights	4,542	4,702	3,768
Amortization and impairment charges	(4,976)	(4,423)	(2,503)

Balance at end of year	$7,473	$7,907	$7,628

The estimated fair value of the servicing asset at December 31, 2003 was $10,427,000.

OceanFirst Financial Corp. (OCFC) | 2003 Annual Report | 31

(6) Interest and Dividends Receivable

A summary of interest and dividends receivable at December 31, 2003 and 2002 follows (in thousands):

December 31,	2003	2002
Loans	$4,770	$5,284
Investment securities	288	329
Mortgage-backed securities	419	765

	$5,477	$6,378

(7) Premises and Equipment, Net

Premises and equipment at December 31, 2003 and 2002 are summarized as follows (in thousands):

December 31,	2003	2002
Land	$3,195	$3,195
Buildings and improvements	15,506	15,366
Leasehold improvements	2,052	2,042
Furniture and equipment	12,383	11,656
Automobiles	270	264
Construction in progress	—	36

Total	33,406	32,559
Accumulated depreciation and amortization	(16,933)	(14,851)

	$16,473	$17,708

(8) Deposits

Deposits, including accrued interest payable of $36,000 and $178,000 at December 31, 2003 and 2002, respectively, are summarized as follows (in thousands):

December 31,	2003		2002
	Amount	Weighted Average Cost	Amount	Weighted Average Cost
Non-interest bearing accounts	$108,668	—%	$86,290	—%
NOW accounts	249,254.47		260,762.99
Money market deposit accounts	138,812.90		123,960	1.38
Savings accounts	259,629.49		234,995	1.00
Time deposits	387,842	2.72	478,829	3.36

	$1,144,205	1.24%	$1,184,836	1.92%

Included in time deposits at December 31, 2003 and 2002, respectively, is $46,189,00 and $69,168,000 in deposits of $100,000 and over.

Time deposits at December 31, 2003 mature as follows (in thousands):

Year ended December 31,
2004	$276,976
2005	36,875
2006	25,952
2007	21,123
2008	9,505
Thereafter	17,411

$387,842

Interest expense on deposits for the years ended December 31, 2003, 2002 and 2001 was as follows (in thousands):

Year ended December 31,	2003	2002	2001
NOW accounts	$1,743	$3,610	$4,476
Money market deposit accounts	1,372	1,813	1,744
Savings accounts	1,679	2,955	3,342
Time deposits	12,449	19,105	31,927

	$17,243	$27,483	$41,489

(9) Borrowed Funds

Borrowed funds are summarized as follows (in thousands):

December 31,	2003		2002
	Amount	Weighted Average Rate	Amount	Weighted Average Rate
Federal Home Loan Bank advances	$314,400	4.63%	$214,000	5.17%
Securities sold under agreements to repurchase	106,723	3.73	184,584	4.39

	$421,123	4.40%	$398,584	4.81%

Information concerning Federal Home Loan Bank (“FHLB”) advances and securities sold under agreements to repurchase (“reverse repurchase agreements”) is summarized as follows (in thousands):

	FHLB Advances		Reverse Repurchase Agreements
	2003	2002	2003	2002
Average balance	$272,928	$237,987	$151,901	$180,692
Maximum amount outstanding at any month end	321,300	309,900	173,039	190,455
Average interest rate for the year	4.89%	4.88%	4.16%	4.72%

Amortized cost of collateral:
Corporate securities	—	—	$75,364	$59,430
Mortgage-backed securities	—	—	66,123	114,934

Estimated market value of collateral:
Corporate securities	—	—	67,944	52,147
Mortgage-backed securities	—	—	65,883	117,054

The securities collateralizing the reverse repurchase agreements are not held by the Company, as they are delivered to the lender with whom each transaction is executed or to a third party custodian. The lender, who may sell, loan or otherwise dispose of such securities to other parties in the normal course of their operations, agree to resell to the Company substantially the same securities at the maturities of the agreement.

OceanFirst Financial Corp. (OCFC) | 2003 Annual Report | 32

Notes to Consolidated Financial Statements (continued)

FHLB advances and reverse repurchase agreements have contractual maturities at December 31, 2003 as follows (in thousands):

	FHLB Advances	Reverse Repurchase Agreements
2004	$99,400	$36,723
2005	70,000	—
2006	48,000	20,000
2007	53,000	15,000
2008	14,000	35,000
Thereafter	30,000	—

	$314,400	$106,723

Amount callable by lender prior to the maturity date	$50,000	$70,000

In the fourth quarter of 2001, the Bank prepaid $23,000,000 of outstanding borrowings with a weighted average cost of 6.23%, incurring a prepayment penalty on the early debt extinguishment of $1,669,000. In the second quarter of 2002, the Bank prepaid $8,000,000 of outstanding borrowings with a weighted average cost of 3.70%, incurring a prepayment penalty of $72,000.

The Bank has an available overnight line of credit with the FHLB for $50,000,000 which expires November 25, 2004. The Bank also has available from the FHLB, a one-month overnight repricing line of credit for $50,000,000 which expires November 25, 2004. When utilized, both lines carry a floating interest rate of 10 basis points over the current Federal funds rate. All FHLB advances, including the lines of credit, are secured by the Bank’s mortgage loans, mortgaged-backed securities, U. S. Government agency obligations and FHLB stock. As a member of the FHLB of New York, the Company is required to maintain a minimum investment in the capital stock of the Federal Home Loan Bank of New York, at cost, in an amount not less than 1% of its outstanding home loans (including mortgage-backed securities) or 5% of its outstanding notes payable to the FHLB.

(10) Income Taxes

The provision for income taxes for the years ended December 31, 2003, 2002 and 2001 consists of the following (in thousands):

Year Ended December 31,	2003	2002	2001
Current:
Federal	$9,448	$8,556	$10,922
State	489	642	58

Total Current	9,937	9,198	10,980

Deferred:
Federal	1,297	1,355	(1,500)
State	(260)	(801)	—

Total deferred	1,037	554	(1,500)

	$ 10,974	$9,752	$9,480

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

Included in other comprehensive income is income tax expense (benefit) attributable to net unrealized gains (losses) on securities available for sale in the amount of $(129,000), $1,642,000 and $2,409,000 for the years ended December 31, 2003, 2002 and 2001, respectively. Included in stockholders’ equity is income tax benefit attributable to stock plans in the amount of $1,945,000, $1,090,000 and $641,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

A reconciliation between the provision for income taxes and the expected amount computed by multiplying income before the provision for income taxes times the applicable statutory Federal income tax rate for the years ended December 31, 2003, 2002 and 2001 is as follows (in thousands):

Year Ended December 31,	2003	2002	2001
Income before provision for income taxes	$30,847	$29,895	$27,639
Applicable statutory Federal income tax rate	35.0%	35.0%	35.0%
Computed “expected” Federal income tax expense	$10,796	$10,463	$9,674
Increase(decrease) in Federal income tax expense resulting from:
ESOP adjustment	870	722	467
ESOP dividends	(290)	(229)	—
Earnings on life insurance	(543)	(656)	(594)
State income taxes net of Federal benefit	149	(391)	38
Other items, net	(8)	(157)	(105)

	$10,974	$9,752	$9,480

Included in other assets at December 31, 2003 and 2002 is a net deferred tax asset of $5,049,000 and $5,957,000, respectively. In addition, at December 31, 2003 and 2002 the Company recorded a current tax payable of $7,175,000 and $7,219,000, respectively.

OceanFirst Financial Corp. (OCFC) | 2003 Annual Report | 33

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2003 and 2002 are presented below (in thousands):

December 31,	2003	2002
Deferred tax assets:
Allowance for loan and real estate owned losses per books	$4,412	$4,318
Reserve for uncollected interest	40	45
Deferred compensation	492	462
Premises and equipment, differences in depreciation	960	547
Other reserves	74	138
Stock plans	260	216
ESOP	127	180
Unrealized loss on securities available for sale	2,349	2,220
Intangible assets	98	128
Lease termination costs	94	130
Penalty on early extinguishment of debt	197	471
Partnership investment income	—	175
State alternative minimum tax	479	271

Total deferred tax assets	9,582	9,301

Deferred tax liabilities:
Allowance for loan and real estate owned losses for tax purposes	—	(167)
Excess servicing on sale of mortgage loans	(834)	(1,309)
Investments, discount accretion	(207)	(180)
Deferred loan and commitment costs, net	(1,939)	(1,688)
Undistributed income of real estate investment trust subsidiary	(1,553)	—

Total deferred tax liabilities	(4,533)	(3,344)

Net deferred tax assets	$5,049	$5,957

The Company has determined that it is not required to establish a valuation reserve for the net deferred tax asset account since it is “more likely than not” that the net deferred tax assets will be realized through future reversals of existing taxable temporary differences, future taxable income and tax planning strategies. The conclusion that it is “more likely than not” that the net deferred tax assets will be realized is based on the history of earnings and the prospects for continued growth. Management will continue to review the tax criteria related to the recognition of deferred tax assets.

Retained earnings at December 31, 2003 includes approximately $10,750,000 for which no provision for income tax has been made. This amount represents an allocation of income to bad debt deductions for tax purposes only. Events that would result in taxation of these reserves include failure to qualify as a bank for tax purposes, distributions in complete or partial liquidation, stock redemptions and excess distributions to shareholders. At December 31, 2003 the Company had an unrecognized deferred tax liability of $4,391,000 with respect to this reserve.

(11) Employee Stock Ownership Plan

As part of the Conversion, the Bank established an Employee Stock Ownership Plan (“ESOP”) to provide retirement benefits for eligible employees. All full-time employees are eligible to participate in the ESOP after they attain age 21 and complete one year of service during which they work at least 1,000 hours. ESOP shares are first allocated to employees who also participate in the Bank’s Incentive Savings (401K) Plan in an amount equal to 50% of the first 6% of the employees contribution. During 2003, 2002 and 2001, 13,802, 13,847 and 15,565 shares, respectively, were either released or committed to be released under this formula. The remaining ESOP shares are allocated among participants on the basis of compensation earned during the year. Employees are fully vested in their ESOP account after the completion of five years of credited service or completely if service was terminated due to death, retirement, disability, or change in control of the Company. ESOP participants are entitled to receive distributions from the ESOP account only upon termination of service, which includes retirement and death.

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

The Bank’s obligation to make such contributions is reduced to the extent of any dividends paid by the Company on unallocated shares and any investment earnings realized on such dividends. As of December 31, 2003 and 2002 contributions to the ESOP, which were used to fund principal and interest payments on the ESOP debt, totaled $2,408,000 and $2,548,000, respectively. During 2003 and 2002, $1,034,000 and $1,035,000, respectively, of dividends paid on unallocated ESOP shares were used for debt service. At December 31, 2003 and 2002, the loan had an outstanding balance of $10,197,000 and $11,644,000, respectively, and the ESOP had unallocated shares of 1,175,352 and 1,333,905, respectively. At December 31, 2003, the unallocated shares had a fair value of $31,911,000. The unamortized balance of the ESOP is shown as unallocated common stock held by the ESOP and is reflected as a reduction of stockholders’ equity.

For the years ended December 31, 2003, 2002 and 2001, the Bank recorded compensation expense related to the ESOP of $3,824,000, $3,479,000 and $2,827,000, respectively, including $2,487,000, $2,064,000 and $1,334,000, respectively, representing additional compensation expense to reflect the increase in the average fair value of committed to be released and allocated shares in excess of the Bank’s cost. As of December 31, 2003, 1,324,802 shares had been allocated to participants and 146,734 shares were committed to be released.

OceanFirst Financial Corp. (OCFC) | 2003 Annual Report | 34

Notes to Consolidated Financial Statements (continued)

(12) Incentive Plan

The Company has established the Amended and Restated OceanFirst Financial Corp. 1997 Incentive Plan (the “Incentive Plan”) which authorizes the granting of stock options and awards of Common Stock and the OceanFirst Financial Corp. 2000 Stock Option Plan which authorizes the granting of stock options. On April 24, 2003 the Company’s shareholders ratified an amendment of the OceanFirst Financial Corp. 2000 Stock Option Plan which increased the number of shares available under option. The purpose of these plans is to attract and retain qualified personnel in key positions, provide officers, employees and non-employee directors (“Outside Directors”) with a proprietary interest in the Company as an incentive to contribute to the success of the Company, promote the attention of management to other stockholder’s concerns and reward employees for outstanding performance. All officers, other employees and Outside Directors of the Company and its affiliates are eligible to receive awards under the plans.

During 1997, the Company acquired 1,006,569 shares in the open market at a cost of $10,176,000. These shares were awarded to officers and directors. Such amounts represented deferred compensation and were accounted for as a reduction of stockholders’ equity. Awards vested at the rate of 20% per year except that the Company determined that certain awards were also contingent upon attainment of certain performance goals by the Company, which performance goals were established by a committee of Outside Directors. The final vesting of awards occurred on February 4, 2002. The Company recorded compensation expense relating to stock awards of $0, $161,000 and $1,935,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

Under the Incentive Plan and the Amended 2000 Stock Option Plan, the Company is authorized to issue up to 4,153,564 shares subject to option. All options expire 10 years from the date of grant and generally vest at the rate of 20% per year. The exercise price of each option equals the market price of the Company’s stock on the date of grant.

A summary of option activity for the years ended December 31, 2003, 2002 and 2001 follows:

	2003		2002		2001
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding at beginning of year	2,483,146	$11.58	2,253,773	$10.01	2,348,567	$9.90
Granted	378,305	23.51	514,261	17.95	52,667	15.08
Exercised	(507,991)	9.90	(248,662)	9.75	(119,864)	9.95
Forfeited	(62,123)	19.36	(36,226)	16.55	(27,597)	12.67

Outstanding at end of year	2,291,337	$13.71	2,483,146	$11.58	2,253,773	$10.01

Options exercisable	1,521,233		1,889,429		1,632,341

The following table summarizes information about stock options outstanding at December 31, 2003:

	Options Outstanding			Options Exercisable
Exercise Prices	Number of Options	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
$ 9.29 to $9.87	1,176,754	3.10 years	$9.60	1,176,429	$9.60
10.00 to 12.87	256,385	4.90	11.26	231,450	11.16
13.06 to 16.96	41,229	6.89	14.28	20,496	14.10
17.14 to 17.88	450,695	8.00	17.88	90,649	17.88
18.64 to 22.01	11,024	8.36	20.64	2,209	20.64
23.44 to 27.82	355,250	9.51	23.51	—	—

	2,291,337	5.35 years	$13.71	1,521,233	$10.41

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

At December 31, 2003, the following commitments and contingent liabilities existed which are not reflected in the accompanying consolidated financial statements (in thousands):

December 31,	2003
Unused consumer and construction loan lines of credit (primarily floating-rate)	$67,585

Unused commercial loan lines of credit (primarily floating-rate)	53,798

Other commitments to extend credit:
Fixed-Rate	64,673
Adjustable-Rate	36,766
Floating-Rate	18,134

The Company’s fixed-rate loan commitments expire within 90 days of issuance and carried interest rates ranging from 4.75% to 7.00% at December 31, 2003.

The Company’s maximum exposure to credit losses in the event of nonperformance by the other party to these financial instruments and commitments is represented by the contractual amounts. The Company uses the same credit policies in granting commitments and conditional obligations as it does for financial instruments recorded in the consolidated statements of financial condition.

OceanFirst Financial Corp. (OCFC) | 2003 Annual Report | 35

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

At December 31, 2003, the Company is obligated under noncancelable operating leases for premises and equipment. Rental expense under these leases aggregated approximately $1,419,000, $1,263,000 and $1,647,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

The projected minimum rental commitments as of December 31, 2003 are as follows (in thousands):

Year ended December 31,
2004	$990
2005	844
2006	799
2007	706
2008	387
Thereafter	1,931

$5,657

The Company grants one- to four-family and commercial first mortgage real estate loans to borrowers primarily located in Ocean, Middlesex and Monmouth Counties, New Jersey. Its borrowers’ abilities to repay their obligations are dependent upon various factors including the borrowers’ income and net worth, cash flows generated by the underlying collateral, value of the underlying collateral and priority of the Company’s lien on the property. Such factors are dependent upon various economic conditions and individual circumstances beyond the Company’s control; the Company is, therefore, subject to risk of loss.

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

Deposits

The fair value of deposits with no stated maturity, such as non-interest-bearing demand deposits, savings, and NOW and money market accounts are, by definition, equal to the amount payable on demand. The related insensitivity of the majority of these deposits to interest rate changes creates a significant inherent value which is not reflected in the fair value reported. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

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

OceanFirst Financial Corp. (OCFC) | 2003 Annual Report | 36

Notes to Consolidated Financial Statements (continued)

The estimated fair values of the Bank’s financial instruments as of December 31, 2003 and 2002 are presented in the following tables (in thousands). Since the fair value of off-balance sheet commitments approximate book value, these disclosures are not included.

December 31, 2003	Book Value	Fair Value
Financial Assets:
Cash and due from banks	$36,172	$36,172
Investment securities available for sale	80,458	80,458
Mortgage-backed securities available for sale	86,938	86,938
Federal Home Loan Bank of New York stock	19,220	19,220
Loans receivable and mortgage loans held for sale	1,422,427	1,447,711
Financial Liabilities:
Deposits	1,144,205	1,146,370
Borrowed funds	$421,123	$443,048

December 31, 2002	Book Value	Fair Value
Financial Assets:
Cash and due from banks	$17,192	$17,192
Investment securities available for sale	91,978	91,978
Mortgage-backed securities available for sale	138,657	138,657
Federal Home Loan Bank of New York stock	18,700	18,700
Loans receivable and mortgage loans held for sale	1,402,524	1,444,850
Financial Liabilities:
Deposits	1,184,836	1,192,417
Borrowed funds	$398,584	$425,123

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

(15) Parent-Only Financial Information

The following condensed statements of financial condition at December 31, 2003 and 2002 and condensed statements of operations and cash flows for the years ended December 31, 2003, 2002 and 2001 for OceanFirst Financial Corp. (parent company only) reflects the Company’s investment in its wholly-owned subsidiary, the Bank, using the equity method of accounting.

CONDENSED STATEMENTS OF FINANCIAL CONDITION

(in thousands)

December 31,	2003	2002
Assets
Cash and due from banks	$7	$7
Advances to subsidiary Bank	6,483	5,455
Investment securities	5,675	5,751
ESOP loan receivable	10,197	11,644
Investment in subsidiary Bank	113,171	113,065

Total assets	$135,533	$135,922

Liabilities and Stockholders’ Equity
Other liabilities	871	$617
Stockholders’ equity	134,662	135,305

Total liabilities and stockholders’ equity	$135,533	$135,922

CONDENSED STATEMENTS OF OPERATIONS

(in thousands)

Year ended December 31,	2003	2002	2001
Dividend income - Subsidiary Bank	$25,000	$35,000	$15,000
Dividend income - Investment securities	468	659	140
Gain on sale - Investment securities	719	—	—
Interest income - Advances to subsidiary Bank	39	57	411
Interest income - ESOP loan receivable	961	1,082	1,204

Total dividend and interest income	27,187	36,798	16,755
Operating expenses	1,272	1,299	1,226

Income before income taxes and equity in (distributions in excess) undistributed earnings of subsidiary Bank	25,915	35,499	15,529
Provision for income taxes	390	187	156

Income before equity in (distributions in excess of) undistributed earnings of subsidiary Bank	25,525	35,312	15,373
Equity in (distributions in excess of) undistributed earnings of subsidiary Bank	(5,652)	(15,169)	2,786

Net income	$19,873	$20,143	$18,159

OceanFirst Financial Corp. (OCFC) | 2003 Annual Report | 37

CONDENSED STATEMENTS OF CASH FLOWS

(in thousands)

Year ended December 31,	2003	2002	2001
Cash flows from operating activities:
Net income	$19,873	$20,143	$18,159
(Increase) decrease in advances to subsidiary Bank	(1,028)	(2,452)	18,969
(Equity in) distributions in excess of undistributed earnings of subsidiary Bank	5,652	15,169	(2,786)
Deferred taxes	—	—	1,309
Gain on sale of investment securities	(719)	—	—
Increase (decrease) in other liabilities	205	32	(307)
Reduction in Incentive Awards	—	161	1,935

Net cash provided by operating activities	23,983	33,053	37,279

Cash flows from investing activities:
Proceeds from sale of investment securities	2,237	—	—
Purchase of investment securities	(1,332)	(600)	(92)
Repayments on ESOP loan receivable	1,447	1,467	1,485

Net cash provided by investing activities	2,352	867	1,393

Cash flows from financing activities:
Dividends paid	(9,618)	(8,916)	(7,943)
Purchase of treasury stock	(20,620)	(27,427)	(31,921)
Exercise of stock options	3,903	2,423	1,192

Net cash used in financing activities	(26,335)	(33,920)	(38,672)

Net increase in cash and due from banks	—	—	—
Cash and due from banks at beginning of year	7	7	7

Cash and due from banks at end of year	$7	$7	$7

SELECTED CONSOLIDATED QUARTERLY FINANCIAL DATA

(Unaudited)

Quarter ended	Dec. 31	Sept. 30	June 30	March 31
(dollars in thousands, except per share data)

2003
Interest income	$22,097	$22,699	$24,313	$25,428
Interest expense	8,537	8,904	9,412	10,041

Net interest income	13,560	13,795	14,901	15,387
Provision for loan losses	15	48	250	375

Net interest income after provision for loan losses	13,545	13,747	14,651	15,012
Other income	5,608	5,634	3,827	3,680
Operating expenses	12,369	11,057	10,815	10,616

Income before provision for income taxes	6,784	8,324	7,663	8,076
Provision for income taxes	2,437	2,994	2,716	2,827

Net Income	$4,347	$5,330	$4,947	$5,249

Basic earnings per share	$.36	$.43	$.40	$.42

Diluted earnings per share	$.34	$.41	$.38	$.40

2002
Interest income	$25,902	$27,271	$26,869	$28,414
Interest expense	10,973	11,699	12,206	12,746

Net interest income	14,929	15,572	14,663	15,668
Provision for loan losses	400	375	375	500

Net interest income after provision for loan losses	14,529	15,197	14,288	15,168
Other income	3,986	1,340	3,106	2,425
Operating expenses	10,557	9,899	9,810	9,878

Income before provision for income taxes	7,958	6,638	7,584	7,715
Provision for income taxes	2,790	1,848	2,448	2,666

Net Income	$5,168	$4,790	$5,136	$5,049

Basic earnings per share	$.41	$.38	$.40	$.38

Diluted earnings per share	$.39	$.35	$.37	$.36

OceanFirst Financial Corp. (OCFC) | 2003 Annual Report | 38

Independent Auditors’ Report

The Board of Directors and Stockholders

OceanFirst Financial Corp.:

We have audited the consolidated statements of financial condition of OceanFirst Financial Corp. and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of OceanFirst Financial Corp. and subsidiary as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

Short Hills, New Jersey

February 20, 2004

OceanFirst Financial Corp. (OCFC) | 2003 Annual Report | 39