Form 10-K, Exhibit 13
period 2004-12-31
OCEANFIRST FINANCIAL CORP
filed 2005-03-15
CIK 1004702

Selected Consolidated Financial and Other Data of the Company

The selected consolidated financial and other data of the Company set forth below is derived in part from, and should be read in conjunction with the Consolidated Financial Statements of the Company and Notes thereto presented elsewhere in this Annual Report.

At December 31,	2004	2003	2002	2001	2000
(dollars in thousands)
Selected Financial Condition Data:
Total assets	$1,914,275	$1,717,409	$1,743,698	$1,763,666	$1,640,217
Investment securities available for sale	83,960	80,458	91,978	80,017	103,536
Federal Home Loan Bank of New York stock	21,250	19,220	18,700	23,560	20,000
Mortgage-backed securities available for sale	124,478	86,938	138,657	233,302	268,042
Loans receivable, net	1,472,907	1,389,220	1,335,898	1,300,889	1,136,879
Mortgage loans held for sale	63,961	33,207	66,626	37,828	35,588
Deposits	1,270,535	1,144,205	1,184,836	1,109,043	1,104,188
Federal Home Loan Bank advances	312,000	314,400	214,000	272,000	127,500
Securities sold under agreements to repurchase	151,072	106,723	184,584	212,332	236,494
Stockholders’ equity	137,956	134,662	135,305	146,729	157,736

For the Year Ended December 31,	2004	2003	2002	2001	2000
(dollars in thousands; except per share amounts)
Selected Operating Data:
Interest income	$90,952	$94,537	$108,456	$118,160	$116,105
Interest expense	34,931	36,894	47,624	63,148	66,412

Net interest income	56,021	57,643	60,832	55,012	49,693
Provision for loan losses	300	688	1,650	1,250	985

Net interest income after provision for loan losses	55,721	56,955	59,182	53,762	48,708
Other income	20,740	18,749	10,857	12,925	6,145
Operating expenses	48,759	44,857	40,144	39,048	31,645

Income before provision for income taxes	27,702	30,847	29,895	27,639	23,208
Provision for income taxes	9,757	10,974	9,752	9,480	6,826

Net income	$17,945	$19,873	$20,143	$18,159	$16,382

Basic earnings per share	$1.48	$1.62	$1.57	$1.30	$1.06

Diluted earnings per share	$1.42	$1.53	$1.47	$1.23	$1.02

Selected Consolidated Financial and Other Data (continued)

OceanFirst Financial Corp. (OCFC) | Annual Report 2004| 9

Selected Consolidated Financial and Other Data of the Company (continued)

At or For the Year Ended December 31,	2004	2003	2002	2001	2000
Selected Financial Ratios and Other Data(1):

Performance Ratios:
Return on average assets	.98%	1.14%	1.16%	1.06%	1.01%
Return on average stockholders’ equity	13.34	14.84	14.31	12.01	10.45
Stockholders’ equity to total assets	7.21	7.84	7.76	8.32	9.62
Tangible equity to tangible assets	7.13	7.75	7.67	8.22	9.52
Average interest rate spread(2)	3.03	3.24	3.41	2.97	2.75
Net interest margin(3)	3.23	3.48	3.70	3.37	3.20
Average interest-earning assets to average interest-bearing liabilities	110.24	110.82	109.78	110.31	110.39
Operating expenses to average assets	2.67	2.57	2.32	2.29	1.96
Operating efficiency ratio (4)	63.52	58.72	56.00	57.48	56.67

Asset Quality Ratios:

Non-performing loans as a percent of total loans receivable (5)(6)	.23	.15	.19	.46	.25
Non-performing assets as a percent of total assets (6)	.20	.14	.16	.36	.19
Allowance for loan losses as a percent of total loans receivable (5)	.69	.75	.71	.77	.77
Allowance for loan losses as a percent of total non-performing loans (6)	306.42	499.63	374.78	167.49	312.62

Per Share Data:

Dividends per common share	$.80	$.78	$.69	$.56	$.48
Book value per common share at end of period	10.59	10.09	9.83	9.92	9.49
Tangible book value per common share at end of period	10.49	9.98	9.72	9.81	9.38

Number of full-service customer facilities:	17	17	17	16	14

(1)	With the exception of end of year ratios, all ratios are based on average daily balances.

(2)	The average interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(3)	The net interest margin represents net interest income as a percentage of average interest-earning assets.

(4)	Operating efficiency ratio represents the ratio of operating expenses to the aggregate of other income and net interest income.

(5)	Total loans receivable includes loans receivable and loans held for sale.

(6)	Non-performing assets consist of non-performing loans and real estate acquired through foreclosure (“REO”). Non-performing loans consist of all loans 90 days or more past due and other loans in the process of foreclosure. It is the Company’s policy to cease accruing interest on all such loans.

10 | OceanFirst Financial Corp. (OCFC) | Annual Report 2004

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

OceanFirst Financial Corp. (the “Company” or “OCFC”) is the holding company for OceanFirst Bank (the “Bank”). On August 17, 1995, the Board of Directors (the “Board”) of the Bank adopted a Plan of Conversion, as amended, to convert from a Federally-chartered mutual savings bank to a Federally-chartered capital stock savings bank with the concurrent formation of a holding company (the “Conversion”).

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

On August 18, 2000 the Bank acquired Columbia Home Loans, LLC (formerly Columbia Equities, Ltd.) (“Columbia”), a mortgage banking company based in Westchester County, New York in a transaction accounted for as a purchase. Columbia offers a full product line of residential mortgage loans in New York, New Jersey and Connecticut. Loans are originated through loan production offices, a web site and a network of independent mortgage brokers. Additionally, on July 15, 2004, Columbia completed the acquisition of a consumer direct lending operation based in Kenilworth, New Jersey. The unit specializes in the origination of conventional and non-conforming mortgage loans through marketing agreements with high-profile Internet-, phone- and mail-based lead generators.

The Company conducts business, primarily through its ownership of the Bank which operates its administrative/branch office located in Toms River and sixteen other branch offices. Fourteen of the seventeen branch offices are located in Ocean County, New Jersey, with two branches in Monmouth County and one in Middlesex County. The Bank also operates two loan production offices.

The Company’s results of operations are dependent primarily on net interest income, which is the difference between the interest income earned on the Company’s interest-earning assets, such as loans and investments, and the interest expense on its interest-bearing liabilities, such as deposits and borrowings. The Company also generates non-interest income such as income from loan sales, loan servicing, loan originations, merchant check card services, deposit accounts, the sale of alternative investments, trust and asset management services and other fees. The Company’s operating expenses primarily consist of compensation and employee benefits, occupancy and equipment, marketing, and other general and administrative expenses. The Company’s results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory agencies.

During 2004, short-term interest rates began to rise from the historically low levels experienced in 2003. Longer-term interest rates such as those on fixed-rate mortgage loans, however, remained at relatively low levels. Borrowers continued to take advantage of relatively low fixed-rate mortgage loans to refinance their debt and loan prepayment levels remained high although at lower levels than in 2003. Prepayments on loans and mortgage-backed securities caused asset yields to decline at a faster rate than the cost of liabilities, causing the Company’s net interest margin to contract. The lower level of refinances in 2004 as compared to 2003 benefited the Company’s loan servicing income which was not adversely impacted by servicing impairments as it was in 2003. The lower volume of loan originations decreased the Company’s income from the sale of loans despite the Company’s efforts to expand loan production capacity. As noted above, Columbia acquired a consumer direct lending operation on July 15, 2004. Additionally, the Bank opened a residential loan production office in Union County during the third quarter of 2004 and a residential/commercial loan production office in Monmouth County during the fourth quarter of 2004. Operating expenses increased due to the mid-year acquisition by Columbia and also due to the decline in mortgage loan closings. Higher loan closings in 2003 increased deferred loan expenses which were reflected as a reduction to compensation expense.

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

The Company’s strategy has been to consistently grow profitability while limiting credit and interest rate risk exposure. To accomplish these objectives, the Company has sought to (1) grow loans receivable through the Bank’s traditional mortgage portfolio emphasis supplemented by the offering of commercial lending services to local businesses; (2) grow core deposits (defined as all deposits other than time deposits) through de novo branch expansion and product offerings appealing to a broadened customer base; (3) increase non-interest income by expanding the menu of fee-based products and services; and (4) actively manage the Company’s capital position.

With industry consolidation eliminating most locally-headquartered competitors, the Company saw an opportunity to fill a perceived void for locally delivered commercial loan and deposit services. As such, the Company has assembled an experienced team of business banking professionals responsible for offering commercial loan and deposit services and merchant check card services to businesses in Ocean County and surrounding communities. As a result of this initiative, commercial loans represented 19.7% of the Bank’s total loans receivable at December 31, 2004 as compared to only 3.6% at December 31, 1997. The diversification of the Company’s loan products entails a higher degree of credit risk than is involved in one- to four-family residential mortgage lending activity. As a consequence of this strategy, management has developed a well-defined credit policy focusing on quality underwriting and close management and Board monitoring.

The Company seeks to increase core deposit market share in its primary market area by expanding the Bank’s branch network and improving market penetration. Over the past seven years, the Company has opened eight new branch offices, six in Ocean County and two in Southern Monmouth County, the Company’s first branches in this county. The Company has committed to the opening of a new branch office in Freehold, in Monmouth County, which

OceanFirst Financial Corp. (OCFC) | Annual Report 2004 | 11

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

is expected to open in the second quarter of 2005. Additionally, new branches in Little Egg Harbor and Waretown, in Ocean County, are expected to open in late 2005. The Company is continually evaluating additional office sites within its existing market area.

At December 31, 2004, the eight new branches maintained an average core deposit mix of 75.8%. Core account development has also benefited from the Company’s efforts to attract business deposits in conjunction with its commercial lending operations and from an expanded mix of retail core account products. Additionally, marketing and incentive plans have focused on core account growth. As a result of these efforts the Company’s core deposit ratio has grown to 62.8% at December 31, 2004 as compared to only 33.0% at December 31, 1997. Core deposits are generally considered a less expensive and more stable funding source than certificates of deposit.

Management continues to diversify the Company’s retail product line in order to enhance non-interest income. The Company offers alternative investment products (annuities, mutual funds and life insurance) for sale through its retail branch network. The products are non-proprietary, sold through a third party vendor, and provide the Company with fee income opportunities. The Company introduced trust and asset management services in early 2000 and has also expanded the non-interest income received from small business relationships including merchant services. During 2002, the Company established a captive subsidiary to recognize fee income from private mortgage insurance. As a result of these initiatives, income from fees and service charges has increased from $1.4 million for the year ended December 31, 1997 to $8.3 million for the year ended December 31, 2004, a 29.2% average annual increase. In early 2005, the Company entered into a joint venture agreement with a title insurance agency to capture part of the revenue associated with providing title insurance to the Company’s mortgage loan customers. Also, in early 2005, the alternative investment program was expanded to add Licensed Branch Employees which will allow the Company to capture more of the revenue associated with the sale of investment products.

With post conversion capital levels exceeding 20%, management recognized the need to address the Company’s overcapitalized position in order to improve return on equity. The capital management plan implemented over the past few years includes the following components: (1) share repurchases; (2) cash dividends; and (3) wholesale leverage. During 2004 the Company repurchased 674,339 common shares. Under the 10% repurchase program authorized by the Board of Directors in October 2003, 750,055 shares remain to be purchased as of December 31, 2004. From conversion date through December 31, 2004, the Company has repurchased a total of 15.5 million common shares, 56.9% of the shares originally issued in the conversion. The Company has historically targeted a cash dividend payout of 40% to 50% of net income. The dividend has increased by 200% since the initial dividend in 1997. The Company has also used wholesale borrowings to fund purchases of investment and mortgage-backed securities and, in previous years, the retention of some 30-year fixed-rate mortgage loans. The adoption of this strategy generally increases the Company’s interest rate risk exposure. As noted below, management seeks to carefully monitor and assess the Company’s interest rate risk exposure while actively managing the balance sheet composition.

The capital management plan has successfully reduced the Company’s capital ratio from 19.4% at December 31, 1996 to 7.2% at December 31, 2004 while increasing the Company’s return on equity from 6.0% for the year ended December 31, 1997 to 13.3% for the year ended December 31, 2004.

Management of Interest Rate Risk

Market risk is the risk of loss from adverse changes in market prices and rates. The Company’s market risk arises primarily from interest rate risk inherent in its lending, investment and deposit-taking activities. The Company’s profitability is affected by fluctuations in interest rates. A sudden and substantial change in interest rates may adversely impact the Company’s earnings to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent or on the same basis. To that end, management actively monitors and manages interest rate risk exposure.

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

The Company utilizes the following strategies to manage interest rate risk: (1) emphasizing the origination for portfolio of fixed-rate mortgage loans having terms to maturity of not more than ten years, adjustable-rate loans, floating-rate and balloon maturity commercial loans, and consumer loans consisting primarily of home equity loans and lines of credit; (2) holding primarily short-term and/or adjustable- or floating-rate mortgage-backed and investment securities; (3) attempting to reduce the overall interest rate sensitivity of liabilities by emphasizing core and longer-term deposits; and (4) extending the maturities on wholesale borrowings for up to ten years. The Company may also sell fixed-rate mortgage loans into the secondary market. In determining whether to retain fixed-rate mortgages, management considers the Company’s overall interest rate risk position, the volume of such loans, the loan yield and the types and amount of funding sources. The Company periodically retains fixed-rate mortgage loan production in order to improve yields and increase balance sheet leverage. During periods when fixed-rate mortgage loan production is retained, the Company attempts to extend the maturity on part of its wholesale borrowings for up to ten years. For the past few years, the Company has sold most 30-year fixed-rate mortgage loan originations into the secondary market. In addition, during 2004 the Company sold a significant volume of 15-year fixed-rate mortgage loan originations. The Company currently does not participate in financial futures

12 | OceanFirst Financial Corp. (OCFC) | Annual Report 2004

contracts, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments, but may do so in the future to manage interest rate risk.

The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are “interest rate sensitive” and by monitoring an institution’s interest rate sensitivity “gap.” An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. Accordingly, during a period of rising interest rates, an institution with a negative gap position theoretically would not be in as favorable a position, compared to an institution with a positive gap, to invest in higher-yielding assets. This may result in the yield on the institution’s assets increasing at a slower rate than the increase in its cost of interest-bearing liabilities. Conversely, during a period of falling interest rates, an institution with a negative gap might experience a repricing of its assets at a slower rate than its interest-bearing liabilities, which, consequently, may result in its net interest income growing at a faster rate than an institution with a positive gap position.

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2004 which were anticipated by the Company, based upon certain assumptions, to reprice or mature in each of the future time periods shown. At December 31, 2004 the Company’s one year gap was positive 5.14%. Except as stated below, the amount of assets and liabilities which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. The table is intended to provide an approximation of the projected repricing of assets and liabilities at December 31, 2004, on the basis of contractual maturities, anticipated prepayments, and scheduled rate adjustments within a three month period and subsequent selected time intervals. Loans receivable reflect principal balances expected to be redeployed and/or repriced as a result of contractual amortization and anticipated prepayments of adjustable-rate loans and fixed-rate loans, and as a result of contractual rate adjustments on adjustable-rate loans. Loans were projected to prepay at rates between 3.0% and 66.0% annually. Mortgage-backed securities were projected to prepay at rates between 25.0% and 29.0% annually. Savings accounts, interest-bearing checking accounts and money market deposit accounts were assumed to decay, or run-off, at 1.75% per month. Prepayment and decay rates can have a significant impact on the Company’s estimated gap. There can be no assurance that projected prepayment rates for loans and mortgage-backed securities will be achieved or that projected decay rates for deposits will be realized.

At December 31, 2004	3 Months or Less	More than 3 Months to 1 Year	More than 1 Year to 3 Years	More than 3 Years to 5 Years	More than 5 Years	Total
(dollars in thousands)
Interest-earning assets (1):
Interest-earning deposits and short-term investments	$45,954	$—	$—	$—	$—	$45,954
Investment securities	75,449	—	1,206	3,812	4,344	84,811
FHLB stock	—	—	—	—	21,250	21,250
Mortgage-backed securities	11,288	28,662	33,830	50,024	951	124,755
Loans receivable (2)	234,864	244,157	476,346	315,270	273,035	1,543,672

Total interest-earning assets	367,555	272,819	511,382	369,106	299,580	1,820,442

Interest-bearing liabilities:
Money market deposit accounts	7,372	19,910	39,931	75,680	—	142,893
Savings accounts	12,899	34,838	69,871	132,424	—	250,032
Interest-bearing checking accounts	15,389	41,508	83,247	157,775	—	297,919
Time deposits	120,553	151,333	126,190	60,598	14,525	473,199
FHLB advances	42,000	42,000	123,000	70,000	35,000	312,000
Securities sold under agreements to repurchase	50,072	9,000	48,000	44,000	—	151,072

Total interest-bearing liabilities	248,285	298,589	490,239	540,477	49,525	1,627,115

Interest sensitivity gap (3)	$119,270	$(25,770)	$21,143	$(171,371)	$250,055	$193,327

Cumulative interest sensitivity gap	$119,270	$93,500	$114,643	$(56,728)	$193,327	$193,327

Cumulative interest sensitivity gap as a percent of total interest-earning assets	6.55%	5.14%	6.30%	(3.12)%	10.62%	10.62%

Cumulative interest-earning assets as a percent of cumulative interest- bearing liabilities	148.04%	117.10%	111.05%	96.40%	111.88%	111.88%

(1)	Interest-earning assets are included in the period in which the balances are expected to be redeployed and/or repriced as a result of anticipated prepayments, scheduled rate adjustments and contractual maturities.
(2)	For purposes of the gap analysis, loans receivable includes loans held for sale and non-performing loans gross of the allowance for loan losses, unamortized discounts and deferred loan fees.
(3)	Interest sensitivity gap represents the difference between interest-earning assets and interest-bearing liabilities.

OceanFirst Financial Corp. (OCFC) | Annual Report 2004 | 13

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

Another method of analyzing an institution’s exposure to interest rate risk is by measuring the change in the institution’s net portfolio value (“NPV”) and net interest income under various interest rate scenarios. NPV is the difference between the net present value of assets, liabilities and off-balance sheet contracts. The NPV ratio, in any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The Company’s interest rate sensitivity is monitored by management through the use of an interest rate risk (“IRR”) model which measures IRR by modeling the change in NPV and net interest income over a range of interest rate scenarios. The Office of Thrift Supervision (“OTS”) also produces an NPV only analysis using its own model, based upon data submitted on the Bank’s quarterly Thrift Financial Reports. The results produced by the OTS may vary from the results produced by the Company’s model, primarily due to differences in the assumptions utilized including estimated loan prepayment rates, reinvestment rates and deposit decay rates. The following table sets forth the Company’s NPV and net interest income projections as of December 31, 2004 and 2003, as calculated by the Company (in thousands). For purposes of this table, the Company used prepayment speeds and deposit decay rates similar to those used in calculating the Company’s gap.

December 31, 2004
	Net Portfolio Value			Net Interest Income
Change in Interest Rates in Basis Points (Rate Shock)	Amount	% Change	NPV Ratio	Amount	% Change
200	$185,995	(9.7)%	10.1%	$59,967	1.9%
100	200,162	(2.8)	10.6	59,661	1.4
Static	205,868	—	10.7	58,856	—
(100)	204,583	(0.6)	10.5	57,699	(2.7)

December 31, 2003
	Net Portfolio Value			Net Interest Income
Change in Interest Rates in Basis Points (Rate Shock)	Amount	% Change	NPV Ratio	Amount	% Change
200	$155,632	(11.4)%	9.4%	$55,414	0.2%
100	171,554	(2.3)	10.1	55,681	0.7
Static	175,576	—	10.1	55,286	—
(100)	169,366	(3.5)	9.6	53,122	(3.9)

At December 31, 2004, the Company’s NPV in a static rate environment is greater than the NPV at December 31, 2003 reflecting the continued growth of core deposits and the increased value of those deposits.

As is the case with the gap calculation, certain shortcomings are inherent in the methodology used in the NPV and net interest income IRR measurements. The model requires the making of certain assumptions which may tend to oversimplify the manner in which actual yields and costs respond to changes in market interest rates. First, the model assumes that the composition of the Company’s interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured. Second, the model assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Third, the model does not take into account the Company’s business or strategic plans. Accordingly, although the above measurements do provide an indication of the Company’s IRR exposure at a particular point in time, such measurements are not intended to provide a precise forecast of the effect of changes in market interest rates on the Company’s NPV and net interest income and can be expected to differ from actual results.

Asset Quality

The following table sets forth information regarding non-performing assets consisting of non-accrual loans and Real Estate Owned (“REO”) and activity in the allowance for loan losses. The Bank had no troubled-debt restructured loans and one REO property at December 31, 2004. It is the policy of the Bank to cease accruing interest on loans 90 days or more past due or in the process of foreclosure. For the years ended December 31, 2004, 2003, 2002, 2001 and 2000, respectively, the amount of interest income that would have been recognized on non-accrual loans if such loans had continued to perform in accordance with their contractual terms was $128,000, $96,000, $87,000, $379,000 and $132,000.

14 | OceanFirst Financial Corp. (OCFC) | Annual Report 2004

At or For The Year Ended December 31,	2004	2003	2002	2001	2000
(dollars in thousands)

Non-accrual loans:
Real estate:
One-to four-family	$1,337	$1,712	$2,222	$3,661	$2,594
Commercial real estate, multi-family and land	744	242	74	—	—
Consumer	784	90	95	151	147
Commercial	623	118	297	2,368	182

Total	3,488	2,162	2,688	6,180	2,923
REO, net	288	252	141	133	157

Total non-performing assets	$3,776	$2,414	$2,829	$6,313	$3,080

Allowance for loan losses:
Balance at beginning of year	$10,802	$10,074	$10,351	$9,138	$8,223
Less: Net charge-offs (recoveries)	414	(40)	1,927	37	70
Add: Provision for loan losses	300	688	1,650	1,250	985

Balance at end of year	$10,688	$10,802	$10,074	$10,351	$9,138

Ratio of net charge-offs (recoveries) during the year to average net loans outstanding during the year	.03%	.00%	.14%	.00%	.01%
Allowance for loan losses as percent of total loans receivable (1)	.69	.75	.71	.77	.77
Allowance for loan losses as a percent of total non-performing loans (2)	306.42	499.63	374.78	167.49	312.62
Non-performing loans as a percent of total loans receivable (1)(2)	.23	.15	.19	.46	.25
Non-performing assets as a percent of total assets (2)	.20	.14	.16	.36	.19

(1)	Total loans receivable includes loans receivable and loans held for sale.

(2)	Non-performing assets consist of non-performing loans and real estate acquired through foreclosure. Non-performing loans consist of all loans 90 days or more past due and other loans in the process of foreclosure. It is the Company’s policy to cease accruing interest on all such loans.

The Company has developed an internal asset classification system which classifies assets depending on risk of loss characteristics. The asset classifications comply with certain regulatory guidelines. At December 31, 2004, the Bank had $5.1 million of assets, including all REO, classified as “Substandard,” $226,000 of assets classified as “Doubtful” and no assets classified as “Loss.” Additionally, “Special Mention” assets totaled $12.3 million at December 31, 2004. These loans are classified as Special Mention due to past delinquencies or other identifiable weaknesses.

The Substandard classification includes a commercial mortgage loan to a construction company with an outstanding balance of $1.2 million which is current as to payments, but which is classified due to previously poor operating results. The loan is secured by business assets and two commercial real estate properties. The Special Mention classification includes a commercial real estate loan relationship with an outstanding balance of $8.9 million, net of a $5.6 million participation sold. The relationship consists of three loans and is secured by liens on all corporate assets, including mortgages on commercial real estate used as a health fitness and sports facility and as a private school. The loans were current as to payments, but were classified as Special Mention due to debt covenant violations.

The provision for loan losses decreased by $388,000 for the year ended December 31, 2004, as compared to the prior year. Although non-performing loans increased $1.3 million at December 31, 2004 from December 31, 2003, most of the increase was related to loans which were previously identified and classified at December 31, 2003 and included in the calculation of the allowance for loan losses at December 31, 2003. The determination of the adequacy of the allowance for loan losses is a critical accounting policy of the Company. The allowance for loan losses is established through a provision for loan losses based on management’s evaluation of the risks inherent in its loan portfolio and the general economy. The allowance for loan losses is maintained at a level management considers sufficient to provide for estimated losses based on evaluating known and inherent risks in the loan portfolio based upon management’s continuing analysis of the factors underlying the quality of the loan portfolio. These factors include changes in the size and composition of the loan portfolio, actual loan loss experience, current economic conditions, detailed analysis of individual loans for which full collectibility may not be assured, and the determination of the existence and realizable value of the collateral and guarantees securing the loan. Additions to the allowance are charged to earnings. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require the Bank to make additional provisions for loan losses based upon information available to them at the time of their examination. Although management uses the best information available, the level of allowance for loan losses remains an estimate which is subject to significant judgment and short-term change. Future adjustments to the allowance may be necessary due to economic, operating, regulatory and other conditions beyond the Company’s control.

OceanFirst Financial Corp. (OCFC) | Annual Report 2004 | 15

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

The following table sets forth certain information relating to the Company for each of the years ended December 31, 2004, 2003, and 2002. The yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods shown except where noted otherwise. Average balances are derived from average daily balances. The yields and costs include fees which are considered adjustments to yields.

	Years Ended December 31,
	2004			2003			2002
(dollars in thousands)	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Assets:
Interest-earning assets:
Interest-earning deposits
and short-term investments	$14,527	$190	1.31%	$12,115	$127	1.05%	$12,258	$200	1.63%
Investment securities	85,258	2,400	2.81	88,966	2,339	2.63	86,760	2,993	3.45
FHLB stock	22,357	405	1.81	19,518	750	3.84	20,283	966	4.76
Mortgage-backed securities	130,749	4,363	3.34	116,633	4,440	3.81	180,618	9,870	5.46
Loans receivable, net (1)	1,479,504	83,594	5.65	1,419,477	86,881	6.12	1,344,910	94,427	7.02

Total interest-earning assets	1,732,395	90,952	5.25	1,656,709	94,537	5.71	1,644,829	108,456	6.59
Non-interest-earning assets	97,072			90,698			85,962

Total assets	$1,829,467			$1,747,407			$1,730,791

Liabilities and Equity:
Interest-bearing liabilities:
Money market deposit accounts	$143,064	1,350.94%		$132,491	1,372	1.04%	$101,817	$1,813	1.78%
Savings accounts	263,133	1,310.50		253,937	1,679.66		218,279	2,955	1.35
Interest-bearing checking accounts	272,076	1,556.57		262,542	1,743.66		254,149	3,610	1.42
Time deposits	414,393	10,978	2.65	421,157	12,449	2.96	503,319	19,105	3.80

Total	1,092,666	15,194	1.39	1,070,127	17,243	1.61	1,077,564	27,483	2.55
FHLB advances	335,916	14,815	4.41	272,928	13,338	4.89	237,987	11,612	4.88
Securities sold under agreements to repurchase	142,824	4,922	3.45	151,901	6,313	4.16	180,692	8,529	4.72

Total interest-bearing liabilities	1,571,406	34,931	2.22	1,494,956	36,894	2.47	1,496,243	47,624	3.18
Non-interest-bearing deposits	111,135			102,294			78,294
Non-interest-bearing liabilities	12,378			16,226			15,563

Total liabilities	1,694,919			1,613,476			1,590,100
Stockholders’ equity	134,548			133,931			140,691

Total liabilities and equity	$1,829,467			$1,747,407			$1,730,791

Net interest income		$56,021			$57,643			$60,832

Net interest rate spread (2)			3.03%			3.24%			3.41%

Net interest margin (3)			3.23%			3.48%			3.70%

Ratio of interest-earning assets to interest-bearing liabilities	110.24%			110.82%			109.78%

(1)	Amount is net of deferred loan fees, undisbursed loan funds, discounts and premiums and estimated loan loss allowances and includes loans held for sale and non-performing loans.

(2)	Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

(3)	Net interest margin represents net interest income divided by average interest-earning assets.

16 | OceanFirst Financial Corp. (OCFC) | Annual Report 2004

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

	Year Ended December 31, 2004 Compared to Year Ended December 31, 2003			Year Ended December 31, 2003 Compared to Year Ended December 31, 2002
	Increase (Decrease) Due to			Increase (Decrease) Due to
(in thousands)	Volume	Rate	Net	Volume	Rate	Net
Interest-earning assets:
Interest-earning deposits and short-term investments	$28	$35	$63	$(2)	$(71)	$(73)
Investment securities	(98)	159	61	74	(728)	(654)
FHLB stock	97	(442)	(345)	(35)	(181)	(216)
Mortgage-backed securities	505	(582)	(77)	(2,930)	(2,500)	(5,430)
Loans receivable, net	3,571	(6,858)	(3,287)	5,030	(12,576)	(7,546)

Total interest-earning assets	4,103	(7,688)	(3,585)	2,137	(16,056)	(13,919)

Interest-bearing liabilities:
Money market deposit accounts	110	(132)	(22)	448	(889)	(441)
Savings accounts	58	(427)	(369)	421	(1,697)	(1,276)
Interest-bearing checking accounts	60	(247)	(187)	116	(1,983)	(1,867)
Time deposits	(196)	(1,275)	(1,471)	(2,827)	(3,829)	(6,656)

Total	32	(2,081)	(2,049)	(1,842)	(8,398)	(10,240)
FHLB advances	2,875	(1,398)	1,477	1,702	24	1,726
Securities sold under agreements to repurchase	(361)	(1,030)	(1,391)	(1,270)	(946)	(2,216)

Total interest-bearing liabilities	2,546	(4,509)	(1,963)	(1,410)	(9,320)	(10,730)

Net change in net interest income	$1,557	$(3,179)	$(1,622)	$3,547	$(6,736)	$(3,189)

Critical Accounting Policies

Note 1 to the Company’s Audited Consolidated Financial Statements for the year ended December 31, 2004 contains a summary of significant accounting policies. Various elements of these accounting policies, by their nature, are inherently subject to estimation techniques, valuation assumptions and other subjective assessments. Certain assets are carried in the consolidated statements of financial condition at fair value or the lower of cost or fair value. Policies with respect to the methodologies used to determine the allowance for loan losses, the valuation of Mortgage Servicing Rights and judgments regarding securities impairment are the most critical accounting policies because they are important to the presentation of the Company’s financial condition and results of operations, involve a higher degree of complexity and require management to make difficult and subjective judgments which often require assumptions or estimates about highly uncertain matters. The use of different judgments, assumptions and estimates could result in material differences in the results of operations or financial condition. These critical accounting policies and their application are reviewed periodically and, at least annually, with the Audit Committee of the Board of Directors.

Comparison of Financial Condition at December 31, 2004 and December 31, 2003

Total assets at December 31, 2004 were $1.914 billion, an increase of $196.9 million, compared to $1.717 billion at December 31, 2003.

Mortgage-backed securities available for sale increased by $37.5 million, to $124.5 million at December 31, 2004, from $86.9 million at December 31, 2003. Early in the year, the Company increased borrowings to fund the purchase of mortgage-backed securities.

Loans receivable net, increased by $83.7 million to a balance of $1.473 billion at December 31, 2004, compared to a balance of $1.389 billion at December 31, 2003. Commercial and commercial real estate loans outstanding increased $46.3 million, or 17.9%, while one- to four-family loans rose $15.3 million. The increase was muted by the large volume of loan sales and heavy loan prepayments from refinance activity. Loan sales and prepayments were offset through the retention of $110.3 million in high quality adjustable-rate and short-term fixed-rate loans originated by the Bank’s mortgage-banking subsidiary. Previously, Columbia would have sold these loans into the secondary market.

Mortgage loans held-for-sale increased by $30.8 million to a balance of $64.0 million at December 31, 2004, compared to a balance of $33.2 million at December 31, 2003 due to the expanded production capacity of the Bank’s mortgage-banking subsidiary.

Deposit balances increased $126.3 million to $1.271 billion at December 31, 2004 from $1.144 billion at December 31, 2003. Core deposits, the Company’s primary focus, grew $41.0 million while time deposits increased $85.3 million. As short-term interest rates rose during 2004, time deposits became a more attractive investment option.

OceanFirst Financial Corp. (OCFC) | Annual Report 2004 | 17

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

Total borrowings (Federal Home Loan Bank (“FHLB”) advances and securities sold under agreements to repurchase) increased by $41.9 million, to $463.1 million at December 31, 2004 from $421.1 million at December 31, 2003. The Company increased borrowings primarily to fund the purchase of mortgage-backed securities.

Stockholders’ equity at December 31, 2004 increased to $138.0 million, compared to $134.7 million at December 31, 2003. For the year ended December 31, 2004, the Company repurchased 674,339 shares of common stock at a total cost of $16.2 million. The costs of the repurchase program and a cash dividend of $9.7 million were more than offset by net income of $17.9 million, stock option exercises and related tax benefits of $4.8 million and non-cash ESOP expenses of $3.6 million.

Comparison of Operating Results for the Years Ended December 31, 2004 and December 31, 2003

General

Net income decreased $1.9 million, or 9.7% to $17.9 million for the year ended December 31, 2004 as compared to net income of $19.9 million for the year ended December 31, 2003. Diluted earnings per share decreased 7.2%, to $1.42 for the year ended December 31, 2004 as compared to $1.53 for the year ended December 31, 2003. The smaller decrease in earnings per share is the result of the Company’s common stock repurchase program which reduced the number of shares outstanding for purposes of calculating earnings per share.

Interest Income

Interest income for the year ended December 31, 2004 was $91.0 million, compared to $94.5 million for the year ended December 31, 2003, a decrease of $3.6 million. The decrease in interest income was due to a decline in the average yield on interest-earning assets to 5.25% for the year ended December 31, 2004 as compared to 5.71% for the same prior year period. High prepayment levels caused a decrease in the rate earned on interest-earning assets and an acceleration of the amortization of net premiums on mortgage-related assets.

Interest Expense

Interest expense for the year ended December 31, 2004 was $34.9 million, compared to $36.9 million for the year ended December 31, 2003, a decrease of $2.0 million. The decrease in interest expense was primarily the result of a decrease in the average cost of interest-bearing liabilities to 2.22% for the year ended December 31, 2004, as compared to 2.47% in the same prior year period. Funding costs decreased due to the lower interest rate environment during 2003 and into the first half of 2004 and also due to a change in the mix of deposit balances to lower-costing core deposits as compared to higher-costing time deposits. Core deposits represented 62.1% of average interest-bearing deposits for the year ended December 31, 2004, as compared to 60.6% for the same prior year period.

Net Interest Income

For the year ended December 31, 2004 net interest income decreased to $56.0 million, as compared to $57.6 million for the same prior year period. Although average interest-earning assets increased for the year ended December 31, 2004 as compared to the prior year, the net interest margin declined as compared to the same prior year period. The net interest margin decreased to 3.23% for the year ended December 31, 2004 from 3.48% in the same prior year period.

Provision for Loan Losses

For the year ended December 31, 2004, the Company’s provision for loan losses was $300,000, as compared to $688,000 for the year ended December 31, 2003. Although non-performing loans increased $1.3 million at December 31, 2004 from December 31, 2003 most of the increase was related to loans which were previously identified and classified at December 31, 2003 and included in the calculation of the allowance for loan losses at December 31, 2003.

Other Income

Other income was $20.7 million for the year ended December 31, 2004, as compared to $18.7 million for the year ended December 31, 2003. The net gain on sales of loans and securities includes a gain of $186,000 on the sale of equity securities for the year ended December 31, 2004, as compared to a gain of $719,000 for the same prior year period. For the year ended December 31, 2004, the Company recorded a gain of $10.6 million on the sale of loans held for sale, as compared to a gain of $11.1 million in the same prior year period. During 2003, loan sales benefited from the historically low interest rate environment which led to substantial loan origination volume from refinance activity. Most of this volume was in the 30-year fixed-rate mortgage loan product, much of which the Company sells into the secondary market. For the year ended December 31, 2004, the Company received proceeds from the sale of mortgage loans of $510.0 million as compared to $631.9 million for the year ended December 31, 2003. The volume of mortgage loan originations and related loan sale activity is highly dependent on the overall level of interest rates.

Income from loan servicing increased to $328,000 for the year ended December 31, 2004 as compared to a loss of $2.7 million for the same prior year period. The loss was due to the recognition of an impairment to the loan servicing asset of $2.2 million for the year ended December 31, 2003. The Company evaluates mortgage servicing rights for impairment on a quarterly basis. The valuation of mortgage servicing rights is determined through a discounted analysis of future cash flows, incorporating numerous assumptions which are subject to significant change in the near term. Generally, a decline in market interest rates will cause expected repayment speeds to increase resulting in a lower valuation for mortgage servicing rights and ultimately lower future servicing fee income. Fees and service charges increased by $429,000, or 5.5%, for the year ended December 31, 2004, as compared to the same prior year period due to the growth in commercial account services, retail core account balances and trust fees.

18	| OceanFirst Financial Corp. (OCFC) | Annual Report 2004

Operating Expenses

Operating expenses were $48.8 million for the year ended December 31, 2004, an increase of $3.9 million as compared to $44.9 million for the year ended December 31, 2003. Compensation expense increased due to costs related to the third quarter 2004 acquisition of a consumer direct lending operation by Columbia Home Loans, LLC, the Company’s mortgage banking subsidiary. The increase was also due to the reduction in mortgage loan closings, as refinance activity declined from year ago levels. Higher loan closings in the earlier periods increased deferred loan expenses which were reflected as a reduction to compensation expense. General and administrative expense decreased $1.0 million for the year ended December 31, 2004 as compared to the same prior year period primarily due to lower loan related expenses.

Provision for Income Taxes

Income tax expense was $9.8 million for the year ended December 31, 2004, compared to $11.0 million for the same prior year period. The effective tax rate decreased to 35.2% for the year ended December 31, 2004 as compared to 35.6% for the same prior year period. The Company’s lower average stock price in 2004 as compared to 2003 decreased that portion of the Company’s ESOP expense which is not deductible for tax purposes.

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

Interest Income

Interest income for the year ended December 31, 2003 was $94.5 million, compared to $108.5 million for the year ended December 31, 2002, a decrease of $13.9 million. The decrease in interest income was due to a decline in the average yield on interest-earning assets to 5.71% for the year ended December 31, 2003 as compared to 6.59% for the same prior year period. High prepayment levels caused a decrease in the rate earned on interest-earning assets and an acceleration of the amortization of net premiums on mortgage-related assets. Additionally, the Company did not receive a dividend on its Federal Home Loan Bank of New York stock for the fourth quarter of 2003. As a result, FHLB stock dividends decreased to $750,000 for the year ended December 31, 2003 as compared to $966,000 for the same prior year period.

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

Other Income

Other income was $18.7 million for the year ended December 31, 2003, as compared to $10.9 million for the year ended December 31, 2002. The net gain on the sales of loans and securities includes a gain of $719,000 on the sale of equity securities for the year ended December 31, 2003 as compared to no such gains for the same prior year period. For the year ended December 31, 2003 the Company recorded a gain of $11.1 million, on the sale of loans, as compared to a gain of $4.5 million in the same prior year period. Loan sales benefited from the historically low interest rate environment in effect during most of 2003 which led to heavy refinance volume and increased loan originations. Most of this volume was in the 30-year fixed-rate mortgage loan product, much of which is sold into the secondary market. Additionally, mortgage loans sold at Columbia benefited from a full year of loan volume at a loan origination office on Long Island which was added in September 2002. For the year ended December 31, 2003, the Company received proceeds from the sale of mortgage loans of $631.9 million as compared to $459.4 million for the year ended December 31, 2002. The volume of mortgage loan originations and related loan sale activity is highly dependent on the overall level of interest rates. The Company experienced decreasing loan volume towards the end of 2003 as market interest rates rose from the lows experienced in mid-year. Income from loan servicing was a loss of $2.7 million for the year ended December 31, 2003 as compared to a loss of $2.2 million for the same prior year period. The loss was due to the recognition of an impairment to the loan servicing asset for $2.2 million for the year ended December 31, 2003 as compared to a servicing impairment of $2.1 million in the same prior year period. The Company evaluates mortgage servicing rights for impairment on a quarterly basis. The valuation of mortgage servicing rights is determined through a discounted analysis of future cash flows, incorporating numerous assumptions which are subject to significant change in the near term. Generally, a decline in market interest rates will cause expected repayment speeds to increase resulting in a lower valuation for mortgage servicing rights and ultimately lower future servicing fee income. Fees and service charges increased by $1.4 million, or 21.9% for the year ended December 31, 2003, as compared to the same prior year period due to the growth in commercial account services, retail core account balances and trust fees and the establishment in late 2002 of a captive subsidiary to recognize fee income from private mortgage insurance.

OceanFirst Financial Corp. (OCFC) | Annual Report 2004 | 19

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

Provision for Income Taxes

Income tax expense was $11.0 million for the year ended December 31, 2003, compared to $9.8 million for the same prior year period. The effective tax rate increased to 35.6% for the year ended December 31, 2003 as compared to 32.6% for the same prior year period. The Company’s higher average stock price in 2003 as compared to 2002 increased that portion of the Company’s ESOP expense which is not deductible for tax purposes. Additionally, for the year ended December 31, 2002, the provision for income taxes included a $374,000 tax benefit relating to the passage of the New Jersey Business Tax Reform Act. The legislation increased the tax rate on savings institutions, such as the Bank from 3% to 9%. As a result, deferred tax assets were increased to reflect their expected recognition at the higher tax rate of 9% and current period expense was decreased.

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

Year Ended December 31,	2004	2003	2002
(in thousands, except share data)

Net income	$17,945	$19,873	$20,143
Add: Employee stock plans amortization expense	3,792	4,073	3,640
Amortization of intangible assets	105	105	105
Less: Tax benefit (1)	548	592	590

Cash earnings	$21,294	$23,459	$23,298

Basic cash earnings per share	$1.76	$1.91	$1.82

Diluted cash earnings per share	$1.68	$1.80	$1.70

(1)	The Company does not receive any tax benefit for that portion of employee stock plan amortization expense relating to the ESOP fair market value adjustment.

Liquidity and Capital Resources

The Company’s primary sources of funds are deposits, principal and interest payments on loans and mortgage-backed securities, proceeds from the sales of loans, FHLB advances and other borrowings and, to a lesser extent, investment maturities. While scheduled amortization of loans is a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. The Company has other sources of liquidity if a need for additional funds arises, including an overnight line of credit and advances from the FHLB.

At December 31, 2004, the Company had no outstanding overnight borrowings from the FHLB, a decrease from $24.4 million in overnight borrowings at December 31, 2003. The Company utilizes the overnight line from time to time to fund short-term liquidity needs. Securities sold under agreements to repurchase with retail customers increased to $45.1 million at December 31, 2004 from $36.7 million at December 31, 2003. Like deposit flows, this funding source is dependent upon demand from the Bank’s customer base. The Company also had borrowings with the FHLB of $418.0 million at December 31, 2004, an increase from $360.0 million at December 31, 2003. These borrowings were used to fund loan growth and a wholesale leverage strategy designed to improve returns on invested capital.

The Company’s cash needs for the year ended December 31, 2004 were primarily provided by principal payments on loans and mortgage-backed securities, increased deposits and total borrowings and proceeds from the sale of mortgage loans held-for-sale. The cash was principally utilized for loan originations, the purchase of mortgage-backed securities and the purchase of treasury stock. For the year ended December 31, 2003, the cash needs of the Company were primarily satisfied by principal payments on loans and mortgage-backed securities, increased total borrowings and

20 | OceanFirst Financial Corp. (OCFC) | Annual Report 2004

proceeds from the sale of mortgage loans held-for-sale. The cash provided was principally used for the origination of loans, the purchase of mortgage-backed securities, the funding of deposit outflows and the purchase of treasury stock.

In the normal course of business, the Company routinely enters into various commitments, primarily relating to the origination and sale of loans. At December 31, 2004, outstanding commitments to originate loans totaled $182.3 million; outstanding unused lines of credit totaled $134.0 million; and outstanding commitments to sell loans totaled $52.9 million. The Company expects to have sufficient funds available to meet current commitments in the normal course of business.

At December 31, 2004, the Bank exceeded all of its regulatory capital requirements with tangible capital of $118.2 million, or 6.2%, of total adjusted assets, which is above the required level of $28.7 million or 1.5%; core capital of $118.2 million or 6.2% of total adjusted assets, which is above the required level of $57.3 million, or 3.0%; and risk-based capital of $128.8 million, or 10.6% of risk-weighted assets, which is above the required level of $97.3 million or 8.0%. The Bank is considered a “well-capitalized” institution under the Office of Thrift Supervision’s prompt corrective action regulations.

Off-Balance-Sheet Arrangements and Contractual Obligations

In the normal course of operations, the Company engages in a variety of financial transactions that, in accordance with generally accepted accounting principles, are not recorded in the financial statements, or are recorded in amounts that differ from the notional amounts. These transactions involve, to varying degrees, elements of credit, interest rate, and liquidity risk. Such transactions are used for general corporate purposes or for customer needs. Corporate purpose transactions are used to help manage credit, interest rate, and liquidity risk or to optimize capital. Customer transactions are used to manage customers’ requests for funding. These financial instruments and commitments include unused consumer lines of credit and commitments to extend credit and are discussed in Note 13 to the Consolidated Financial Statements. The Company also has outstanding commitments to sell loans amounting to $52.9 million.

The following table shows the contractual obligations of the Company by expected payment period as of December 31, 2004 (in thousands). Further discussion of these commitments is included in Notes 9 and 13 to the Consolidated Financial Statements.

Contractual Obligation	Total	Less than one year	1-3 years	3-5 years	More than 5 years
Long-Term Debt Obligations	$418,000	$98,000	$171,000	$114,000	$35,000
Operating Lease Obligations	9,133	1,646	2,859	2,223	2,405
Purchase Obligations	11,010	3,670	7,340	—	—

	$438,143	$103,316	$181,199	$116,223	$37,405

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

Purchase obligations represent legally binding and enforceable agreements to purchase goods and services from third parties and consist primarily of contractual obligations under data processing servicing agreements. Actual amounts expended vary based on transaction volumes, number of users and other factors.

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

Private Securities Litigation Reform Act Safe Harbor Statement

In addition to historical information, this annual report contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake - and specifically disclaims any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. Further description of the risks and uncertainties to the business are included in Item 1, BUSINESS of the Company’s 2004 Form 10K.

OceanFirst Financial Corp. (OCFC) | Annual Report 2004 | 21

Consolidated Statements of Financial Condition

(dollars in thousands, except per share amounts)

December 31, 2004 and 2003	2004	2003
Assets
Cash and due from banks	$74,021	$36,172
Investment securities available for sale (notes 3 and 9)	83,960	80,458
Federal Home Loan Bank of New York stock, at cost (note 9)	21,250	19,220
Mortgage-backed securities available for sale (notes 4 and 9)	124,478	86,938
Loans receivable, net (notes 5 and 9)	1,472,907	1,389,220
Mortgage loans held for sale	63,961	33,207
Interest and dividends receivable (note 6)	6,033	5,477
Real estate owned, net	288	252
Premises and equipment, net (note 7)	16,037	16,473
Servicing asset (note 5)	8,790	7,473
Bank Owned Life Insurance (BOLI)	34,990	33,948
Intangible assets	1,376	1,481
Other assets (note 10)	6,184	7,090

Total assets	$1,914,275	$1,717,409

Liabilities and Stockholders’ Equity
Deposits (note 8)	$1,270,535	$1,144,205
Securities sold under agreements to repurchase with retail customers (note 9)	45,072	36,723
Securities sold under agreements to repurchase with the Federal Home Loan Bank (note 9)	106,000	70,000
Federal Home Loan Bank advances (note 9)	312,000	314,400
Advances by borrowers for taxes and insurance	6,289	6,152
Other liabilities (note 10)	36,423	11,267

Total liabilities	1,776,319	1,582,747

Commitments and contingencies (note 13)
Stockholders’ equity (notes 2, 10, 11 and 12):
Preferred stock, $.01 par value, 5,000,000 shares authorized, no shares issued	—	—
Common stock, $.01 par value, 55,000,000 shares authorized, 27,177,372 shares issued and 13,024,204 and 13,350,999 shares outstanding at December 31, 2004 and 2003, respectively	272	272
Additional paid-in capital	193,723	189,615
Retained earnings	157,575	150,804
Accumulated other comprehensive loss	(667)	(3,400)
Less: Unallocated common stock held by Employee Stock Ownership Plan	(8,652)	(9,911)
Treasury stock, 14,153,168 and 13,826,373 shares at December 31, 2004 and 2003, respectively	(204,295)	(192,718)

Total stockholders’ equity	137,956	134,662

Total liabilities and stockholders’ equity	$1,914,275	$1,717,409

See accompanying notes to consolidated financial statements.

22 | OceanFirst Financial Corp. (OCFC) | Annual Report 2004

Consolidated Statements of Income

(in thousands, except per share amounts)

Years Ended December 31, 2004, 2003 and 2002	2004	2003	2002
Interest income:
Loans	$83,594	$86,881	$94,427
Mortgage-backed securities	4,363	4,440	9,870
Investment securities and other	2,995	3,216	4,159

Total interest income	90,952	94,537	108,456

Interest expense:
Deposits (note 8)	15,194	17,243	27,483
Borrowed funds	19,737	19,651	20,141

Total interest expense	34,931	36,894	47,624

Net interest income	56,021	57,643	60,832
Provision for loan losses (note 5)	300	688	1,650

Net interest income after provision for loan losses	55,721	56,955	59,182

Other income:
Loan servicing income (loss) (note 5)	328	(2,654)	(2,203)
Fees and service charges	8,289	7,860	6,450
Net gain on sales of loans and securities available for sale (note 3)	10,832	11,842	4,530
Net income from other real estate operations	7	113	151
Income on Bank Owned Life Insurance	1,256	1,550	1,874
Other	28	38	55

Total other income	20,740	18,749	10,857

Operating expenses:
Compensation and employee benefits (notes 11 and 12)	27,242	22,240	20,324
Occupancy (note 13)	3,840	3,592	3,330
Equipment	2,341	2,434	2,281
Marketing	2,020	2,193	1,988
Federal deposit insurance	478	478	474
Data processing	2,959	2,994	2,584
General and administrative	9,879	10,926	9,163

Total operating expenses	48,759	44,857	40,144

Income before provision for income taxes	27,702	30,847	29,895
Provision for income taxes (note 10)	9,757	10,974	9,752

Net Income	$17,945	$19,873	$20,143

Basic earnings per share	$1.48	$1.62	$1.57

Diluted earnings per share	$1.42	$1.53	$1.47

Average basic shares outstanding (note 1)	12,108	12,291	12,819

Average diluted shares outstanding (note 1)	12,666	13,017	13,696

See accompanying notes to consolidated financial statements.

OceanFirst Financial Corp. (OCFC) | Annual Report 2004 | 23

Consolidated Statements of Changes in Stockholders’ Equity

(dollars in thousands, except per share amounts)

Years Ended December 31, 2004, 2003 and 2002	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Employee Stock Ownership Plan	Unearned Incentive Awards	Treasury Stock	Total
Balance at December 31, 2001	$272	$181,780	$131,655	$(824)	$(12,663)	$(161)	$(153,330)	$146,729

Comprehensive income:
Net income	—	—	20,143	—	—	—	—	20,143
Other comprehensive loss:
Unrealized loss on securities (net of tax benefit $1,642)	—	—	—	(2,377)	—	—	—	(2,377)

Total comprehensive income								17,766

Earned Incentive Awards	—	—	—	—	—	161	—	161
Tax benefit of stock plans	—	1,090	—	—	—		—	1,090
Purchase 1,240,750 shares of common stock	—	—	—	—	—	—	(27,427)	(27,427)
Allocation of ESOP stock	—	—	—	—	1,415	—	—	1,415
ESOP adjustment	—	2,064	—	—	—	—	—	2,064
Cash dividend – $.69 per share	—	—	(8,916)	—	—	—	—	(8,916)
Exercise of stock options	—	—	(658)	—	—	—	3,081	2,423

Balance at December 31, 2002	272	184,934	142,224	(3,201)	(11,248)	—	(177,676)	135,305

Comprehensive income:
Net income	—	—	19,873	—	—	—	—	19,873
Other comprehensive loss:
Unrealized gain on securities (net of tax expense $123)	—	—	—	268	—	—	—	268
Reclassification adjustment for gains included in net income (net of tax expense of $252)	—	—	—	(467)	—	—	—	(467)

Total comprehensive income								19,674

Acceleration of stock option vesting	—	249	—	—	—	—	—	249
Tax benefit of stock plans	—	1,945	—	—	—	—	—	1,945
Purchase 867,259 shares of common stock	—	—	—	—	—	—	(20,620)	(20,620)
Allocation of ESOP stock	—	—	—	—	1,337	—	—	1,337
ESOP adjustment	—	2,487	—	—	—	—	—	2,487
Cash dividend – $.78 per share	—	—	(9,618)	—	—	—	—	(9,618)
Exercise of stock options	—	—	(1,675)	—	—	—	5,578	3,903

Balance at December 31, 2003	272	189,615	150,804	(3,400)	(9,911)	—	(192,718)	134,662

Comprehensive income:
Net income	—	—	17,945	—	—	—	—	17,945
Other comprehensive income:
Unrealized gain on securities (net of tax expense $1,953)	—	—	—	2,854	—	—	—	2,854
Reclassification adjustment for gains included as net income (net of tax expense $65)	—	—	—	(121)	—	—	—	(121)

Total comprehensive income								20,678

Stock Award	—	202	—	—	—	—	—	202
Tax benefit of stock plans	—	1,575	—	—	—	—	—	1,575
Purchase 674,339 shares of common stock	—	—	—	—	—	—	(16,247)	(16,247)
Allocation of ESOP stock	—	—	—	—	1,259	—	—	1,259
ESOP adjustment	—	2,331	—	—	—	—	—	2,331
Cash dividend – $.80 per share	—	—	(9,686)	—	—	—		(9,686)
Exercise of stock options	—	—	(1,488)	—	—	—	4,670	3,182

Balance at December 31, 2004	$272	$193,723	$157,575	$(667)	$(8,652)	$—	$(204,295)	$137,956

See accompanying notes to consolidated financial statements.

24 | OceanFirst Financial Corp. (OCFC) | Annual Report 2004

Consolidated Statements of Cash Flows

(in thousands)

Years Ended December 31, 2004, 2003 and 2002	2004	2003	2002
Cash flows from operating activities:
Net income	$17,945	$19,873	$20,143

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of premises and equipment	2,053	2,118	2,048
Amortization of Incentive Awards	—	—	161
Amortization of ESOP	1,259	1,337	1,415
ESOP adjustment	2,331	2,487	2,064
Stock awards	202	249	—
Tax benefit of stock plans	1,575	1,945	1,090
Amortization and impairment of servicing asset	1,905	4,976	4,423
Amortization of intangible assets	105	105	105
Net premium amortization in excess of discount accretion on securities	1,270	1,287	1,451
Net accretion of deferred fees and discounts in excess of premium amortization on loans	(177)	(209)	(469)
Provision for loan losses	300	688	1,650
Deferred taxes	(886)	1,037	554
Net gain on sales of real estate owned	(5)	(114)	(148)
Net gain on sales of loans and securities available for sale	(10,832)	(11,842)	(4,530)
Proceeds from sales of mortgage loans held for sale	510,041	631,854	459,440
Mortgage loans originated for sale	(533,371)	(591,854)	(488,410)
Increase in value of Bank Owned Life Insurance	(1,042)	(1,550)	(1,874)
(Increase) decrease in interest and dividends receivable	(556)	901	1,254
(Increase) decrease in other assets	(94)	530	(491)
Increase (decrease) in other liabilities	25,156	(7,754)	1,830

Total adjustments	(766)	36,191	(18,437)

Net cash provided by operating activities	17,179	56,064	1,706

Cash flows from investing activities:
Net increase in loans receivable	(84,098)	(54,053)	(36,807)
Proceeds from sales of investment and mortgage-backed securities available for sale	545	2,237	—
Purchase of investment securities available for sale	(802)	(3,540)	(13,758)
Purchase of mortgage-backed securities available for sale	(82,844)	(70,581)	(65,845)
Proceeds from maturities of investment securities available for sale	2,116	15,371	—
Principal payments on mortgage-backed securities available for sale	43,478	118,857	156,723
(Purchases) redemptions of Federal Home Loan Bank of New York stock	(2,030)	(520)	4,860
Proceeds from sales of real estate owned	257	255	757
Purchases of premises and equipment	(1,617)	(883)	(3,026)

Net cash (used in) provided by investing activities	(124,995)	7,143	42,904

Cash flows from financing activities:
Increase (decrease) in deposits	126,330	(40,631)	75,793
(Decrease) increase in short-term borrowings	(16,051)	16,539	(67,748)
Proceeds from Federal Home Loan Bank advances	121,000	70,000	25,000
Repayments of Federal Home Loan Bank Advances	(89,000)	(64,000)	(43,000)
Proceeds from securities sold under agreements to repurchase	44,000	—	—
Repayments of securities sold under agreements to repurchase	(18,000)	—	—
Increase (decrease) in advances by borrowers for taxes and insurance	137	200	(419)
Exercise of stock options	3,182	3,903	2,423
Dividends paid	(9,686)	(9,618)	(8,916)
Purchase of treasury stock	(16,247)	(20,620)	(27,427)

Net cash provided by (used in ) financing activities	145,665	(44,227)	(44,294)

Net increase in cash and due from banks	37,849	18,980	316
Cash and due from banks at beginning of year	36,172	17,192	16,876

Cash and due from banks at end of year	$74,021	$36,172	$17,192

Supplemental Disclosure of Cash Flow Information:
Cash paid during the year for:
Interest	$34,630	$36,884	$48,063
Income taxes	7,387	8,044	3,240
Noncash investing activities:
Transfer of loans receivable to real estate owned	288	264	617

See accompanying notes to consolidated financial statements.

OceanFirst Financial Corp. (OCFC) | Annual Report 2004 | 25

Notes to Consolidated Financial Statements

(1) Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of OceanFirst Financial Corp. (the “Company”) and its wholly-owned subsidiary, OceanFirst Bank (the “Bank”) and its wholly-owned subsidiaries, Columbia Home Loans, LLC (“Columbia”), OceanFirst REIT Holdings, Inc., and its wholly-owned subsidiary OceanFirst Realty Corp. and OceanFirst Services, LLC, and its wholly-owned subsidiary OFB Reinsurance, Ltd. All significant intercompany accounts and transactions have been eliminated in consolidation.

Certain amounts previously reported have been reclassified to conform to the current year’s presentation.

Business

The Bank provides a range of community banking services to customers through a network of branches in Ocean, Monmouth and Middlesex counties in New Jersey. The Bank is subject to competition from other financial institutions; it is also subject to the regulations of certain regulatory agencies and undergoes periodic examinations by those regulatory authorities.

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

Investment and Mortgage-Backed Securities

The Company classifies all investment and mortgage-backed securities as available-for-sale. Securities available-for-sale include securities that management intends to use as part of its asset/liability management strategy. Such securities are carried at fair value and unrealized gains and losses, net of related tax effect, are excluded from earnings, but are included as a separate component of stockholders’ equity. Gains or losses on the sale of such securities are included in other income using the specific identification method. Securities are evaluated for other-than-temporary impairment on a quarterly basis.

Loans Receivable

Loans receivable, other than loans held-for-sale, are stated at unpaid principal balance, plus unamortized premiums less unearned discounts, net of deferred loan origination and commitment fees and costs, and the allowance for loan losses.

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

Mortgage Loans Held-for-Sale

The Company regularly sells part of its mortgage loan originations. Mortgage loans held-for-sale are carried at the lower of unpaid principal balance, net, or market value on an aggregate basis.

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

26 | OceanFirst Financial Corp. (OCFC) | Annual Report 2004

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

Impact of New Accounting Pronouncements

FASB Statement No. 123 (revised 2004) addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. Statement 123(R) requires an entity to recognize the grant-date fair-value of stock options and other equity-based compensation issued to employees in the income statement. The revised Statement generally requires that an entity account for those transactions using the fair-value-based method, and eliminates an entity’s ability to account for share-based compensation transactions using the intrinsic value method of accounting in APB Opinion No. 25, Accounting for Stock Issued to Employees, which was permitted under Statement 123, as originally issued. The revised Statement requires entities to disclose information needed about the nature of the share-based payment transactions and the effects of those transactions on the financial statements. Statement 123(R) is effective for the Company beginning July 1, 2005. The Company must use either the modified prospective or the modified retrospective transition method. Early adoption of this Statement for interim or annual periods for which financial statements or interim reports have not been issued is permitted. The Company is currently evaluating the transition provisions of Statement 123(R) and does not know the impact on the consolidated financial statements at this time.

The guidance in EITF 03-1 was effective for other-than-temporary impairment evaluations made in reporting periods beginning after June 15, 2004. However, the guidance contained in paragraphs 10-20 of the Issue has been delayed by FSP EITF Issue 03-1-1, “The Effective Date of Paragraphs 10-20 of EITF Issue No. 03-1, ‘The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments,’” posted on September 30, 2004. The disclosure requirements continue to be effective in annual financial statements for fiscal years ending after December 15, 2003. The Company will evaluate the impact on its consolidated financial statements, if any, when the recognition and measurement requirements for other-than-temporary impairment are finalized.

Stock-based Compensation

The Company accounts for stock-based compensation using the intrinsic value method under Accounting Principles Board No. 25 and accordingly has recognized no compensation expense under this method. Statement of Financial Accounting Standards No. 123, Accounting for Stock-based Compensation as amended by Statement of Financial Accounting Standards No. 148, Accounting for Stock-based Compensation-Transition and Disclosure, permits the use of the intrinsic value method; however, requires the Company to disclose the pro forma net income and earnings per share as if the stock-based compensation had been accounted for using the fair value method. Had the compensation costs for the Company’s stock option plan been determined based on the fair value method, the Company’s net income and earnings per share would have been reduced to the pro forma amounts indicated below (in thousands except per share data).

	2004	2003	2002
Net income:
As reported	$17,945	$19,873	$20,143

Stock-based compensation expense included in reported net income, net of related tax effects	131	162	105
Total stock-based compensation expense determined under the fair value based method including earned incentive awards and stock option grants, net of related tax effects	(711)	(669)	(523)

Net stock-based compensation expense not included in reported net income, all relating to stock option grants, net of related tax effects	(580)	(507)	(418)

Pro forma	$17,365	$19,366	$19,725

Basic earnings per share:
As reported	$1.48	$1.62	$1.57
Pro forma	1.43	1.58	1.54

Diluted earnings per share:
As reported	$1.42	$1.53	$1.47
Pro forma	1.37	1.49	1.44

Weighted average fair value of an option share granted during the year	$4.66	$4.45	$4.85

The fair value of stock options granted by the Company was estimated through the use of the Black-Scholes option pricing model applying the following assumptions:

	2004	2003	2002
Risk-free interest rate	4.21%	2.79%	4.79%
Expected option life	6 years	6 years	6 years
Expected volatility	23%	25%	31%
Expected dividend yield	3.36%	3.25%	3.25%

OceanFirst Financial Corp. (OCFC) | Annual Report 2004 | 27

Notes to Consolidated Financial Statements (continued)

Comprehensive Income

Comprehensive income is divided into net income and other comprehensive income (loss). Other comprehensive income (loss) includes items recorded directly in equity, such as unrealized gains or losses on securities available for sale.

Intangible Assets

The Company accounts for intangible assets under SFAS 142, “Goodwill and Other Intangible Assets.” SFAS 142 eliminated amortization of goodwill and requires that an annual impairment test be performed. The Company has determined that there is no impairment to goodwill based on the criteria of SFAS 142. SFAS 142 does not impact the Company’s accounting for currently recorded intangible assets, primarily core deposit intangibles, which are being amortized over a period of ten years.

Bank-Owned Life Insurance

Bank-owned life insurance (BOLI) is accounted for using the cash surrender value method and is recorded at its realizable value. The change in the net asset value is included in other non-interest income.

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

The following reconciles shares outstanding for basic and diluted earnings per share for the years ended December 31, 2004, 2003 and 2002 (in thousands):

Year ended December 31,	2004	2003	2002
Weighted average shares outstanding	13,241	13,585	14,305
Less: Unallocated ESOP shares	(1,101)	(1,255)	(1,418)
Unallocated Incentive
Award shares	(32)	(39)	(68)

Average basic shares outstanding	12,108	12,291	12,819
Add: Effect of dilutive securities:
Stock options	533	695	822
Incentive Awards	25	31	55

Average diluted shares outstanding	12,666	13,017	13,696

(2) Regulatory Matters

At the time of the conversion to a Federally-chartered stock savings bank, the Bank established a liquidation account with a balance equal to its retained earnings at March 31, 1996. The balance in the liquidation account at December 31, 2004 was approximately $5.1 million. The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their accounts at the Bank after the conversion. The liquidation account will be reduced annually to the extent that the eligible account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an eligible account holder’s interest in the liquidation account. In the event of a complete liquidation, each eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held.

Office of Thrift Supervision (“OTS”) regulations require savings institutions to maintain minimum levels of regulatory capital. Under the regulations in effect at December 31, 2004, the Bank was required to maintain a minimum ratio of tangible capital to total adjusted assets of 1.5%; a minimum ratio of Tier 1 (core) capital to total adjusted assets of 3.0%; and a minimum ratio of total (core and supplementary) capital to risk-weighted assets of 8.0%.

Under its prompt corrective action regulations, the OTS is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on the institution’s financial statements. The regulations establish a framework for the classification of savings institutions into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally an institution is considered well capitalized if it has a Tier 1 ratio of at least 6.0%; and a total risk-based capital ratio of at least 10.0%. At December 31, 2004 and 2003 the Bank was considered well capitalized.

The following is a summary of the Bank’s actual capital amounts and ratios as of December 31, 2004 and 2003, compared to the OTS minimum capital adequacy requirements and the OTS requirements for classification as a well capitalized institution (in thousands).

	Actual		For capital adequacy purposes		To be well capitalized under prompt corrective action
As of December 31, 2004:	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tangible capital	118,232	6.2%	28,672	1.5%	—	—%
Core capital	118,232	6.2	57,344	3.0	95,573	5.0
Tier 1 risk-based capital	118,232	9.7	48,656	4.0	72,984	6.0
Risk-based capital	128,790	10.6	97,311	8.0	121,639	10.0

As of December 31, 2003:
Tangible capital	$114,967	6.7%	$25,832	1.5%	$—	—%
Core capital	114,967	6.7	51,665	3.0	86,108	5.0
Tier 1 risk-based capital	114,967	10.4	44,326	4.0	66,489	6.0
Risk-based capital	125,715	11.3	88,652	8.0	110,814	10.0

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

28	| OceanFirst Financial Corp. (OCFC) | Annual Report 2004

(3) Investment Securities Available for Sale

The amortized cost and estimated market value of investment securities available for sale at December 31, 2004 and 2003 are as follows (in thousands):

December 31, 2004	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
United States Government and agency obligations	$1,206	$—	$(9)	$1,197
State and municipal obligations	3,812	50	—	3,862
Corporate debt securities	75,449	—	(2,274)	73,175
Equity investments	4,344	1,382	—	5,726

	$84,811	$1,432	$(2,283)	$83,960

December 31, 2003	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
United States Government and agency obligations	$1,210	$3	$—	$1,213
State and municipal obligations	5,565	61	—	5,626
Corporate debt securities	75,364	—	(7,420)	67,944
Equity investments	4,263	1,412	—	5,675

	$86,402	$1,476	$(7,420)	$80,458

Gains realized on the sale of investment securities available for sale during 2004 and 2003 totaled $186,000 and $719,000, respectively. There were no losses realized on the sale of investment securities available for sale during 2004 and 2003. There were no realized gains or losses during 2002.

The amortized cost and estimated market value of investment securities available for sale, excluding equity investments, at December 31, 2004 by contractual maturity, are shown below (in thousands). Actual maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. At December 31, 2004, investment securities available for sale with an amortized cost and estimated market value of $79,261,000 and $77,037,000, respectively, were callable prior to the maturity date.

December 31, 2004	Amortized Cost	Estimated Market Value
Less than one year	$998	$992
Due after one year through five years	208	205
Due after five years through ten years	—	—
Due after ten years	79,261	77,037

	$80,467	$78,234

The carrying value of investment securities pledged as required security for deposits and for other purposes required by law amounted to $1,197,000 and $1,213,000 at December 31, 2004 and 2003, respectively.

The estimated market value and unrealized loss for investment securities available for sale at December 31, 2004 and 2003, segregated by the duration of the unrealized loss are as follows (in thousands):

	Less than 12 months		12 months or longer		Total
December 31, 2004	Estimated Market Value	Unrealized Losses	Estimated Market Value	Unrealized Losses	Estimated Market Value	Unrealized Losses
U.S. Government and agency obligations	$992	$(6)	$205	$(3)	$1,197	$(9)
Corporate debt securities	—	—	73,175	(2,274)	73,175	(2,274)

	$992	$(6)	$73,380	$(2,277)	$74,372	$(2,283)

	Less than 12 months		12 months or longer		Total
December 31, 2003	Estimated Market Value	Unrealized Losses	Estimated Market Value	Unrealized Losses	Estimated Market Value	Unrealized Losses
Corporate debt securities	$—	$—	$67,944	$(7,420)	$67,944	$(7,420)

	$—	$—	$67,944	$(7,420)	$67,944	$(7,420)

The United States Government and agency obligations in the tables above are either direct obligations of the Unites States Government or are issued by one of the stockholder-owned corporations chartered by the United States Government, whose debt obligations are rated AA or better by one of the internationally-recognized credit rating services. The Company considers the unrealized losses to be the result of changes in interest rates which over time can have both a positive and negative impact on the estimated market value of the securities.

The corporate debt securities are issued by other financial institutions each with an investment grade credit rating of BBB or better as rated by one of the internationally-recognized credit rating services. These floating rate securities were purchased during the period May 1998 to September 1998 and have paid coupon interest continuously since issuance. Floating rate debt securities such as these pay a fixed interest rate spread over LIBOR. Following the purchase of these securities, the required spread increased for these types of securities causing a decline in the market price. Although these investment securities are available for sale, the Company has the ability to hold these securities until maturity at which time the Company expects to receive the fully amortized cost.

(4) Mortgage-Backed Securities Available for Sale

The amortized cost and estimated market value of mortgage-backed securities available for sale at December 31, 2004 and 2003 are as follows (in thousands):

December 31, 2004	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
FHLMC	$17,729	$87	$(48)	$17,768
FNMA	103,297	91	(687)	102,701
GNMA	3,729	280	—	4,009

	$124,755	$458	$(735)	$124,478

OceanFirst Financial Corp. (OCFC) | Annual Report 2004| 29

Notes to Consolidated Financial Statements (continued)

December 31, 2003	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
FHLMC	$6,588	$89	$(4)	$6,673
FNMA	72,248	114	(494)	71,868
GNMA	6,714	488	—	7,202
Collateralized mortgage
obligations	1,193	2	—	1,195

	$86,743	$693	$(498)	$86,938

There were no gains or losses realized on the sale of mortgage-backed securities available for sale during 2004, 2003 or 2002.

Collateralized mortgage obligations issued by GNMA and private interests amounted to $1,173,000 and $22,000, respectively, at December 31, 2003.

The contractual maturities of mortgage-backed securities available for sale generally exceed 20 years; however, the effective lives are expected to be shorter due to principal prepayments.

The carrying value of mortgage-backed securities pledged as required security for deposits and for other purposes required by law amounted to $14,067,000 and $7,397,000 at December 31, 2004 and December 31, 2003, respectively.

The estimated market value and unrealized loss for mortgage-backed securities available for sale at December 31, 2004 and 2003 segregated by the duration of the unrealized loss are as follows (in thousands):

December 31, 2004
	Less than 12 months		12 months or longer		Total
	Estimated Market Value	Unrealized Losses	Estimated Market Value	Unrealized Losses	Estimated Market Value	Unrealized Losses
FHLMC	$—	$—	$8,719	$(48)	$8,719	$(48)
FNMA	—	—	87,166	(687)	87,166	(687)

	$—	$—	$95,885	$(735)	$95,885	$(735)

December 31, 2003
	Less than 12 months		12 months or longer		Total
	Estimated Market Value	Unrealized Losses	Estimated Market Value	Unrealized Losses	Estimated Market Value	Unrealized Losses
FHLMC	$445	$(1)	$307	$(3)	$752	$(4)
FNMA	66,353	(490)	1,235	(4)	67,588	(494)

	$66,798	$(491)	$1,542	$(7)	$68,340	$(498)

The mortgage-backed securities are issued and guaranteed by either FHLMC or FNMA, stockholder-owned corporations chartered by the United States Government, whose debt obligations are rated AA or better by one of the internationally recognized credit rating services. The Company considers the unrealized losses to be the result of changes in interest rates which over time can have both a positive and negative impact on the estimated market value of the mortgage-backed securities.

(5) Loans Receivable, Net

A summary of loans receivable at December 31, 2004 and 2003 follows (in thousands):

December 31,	2004	2003
Real estate mortgage:
One to four-family	$1,061,108	$1,045,841
Commercial real estate, multi-family and land	243,299	205,066
FHA insured & VA guaranteed	1,516	2,853

	1,305,923	1,253,760

Real estate construction	19,189	11,274
Consumer	99,279	81,455
Commercial	61,290	53,231

Total loans	1,485,681	1,399,720

Loans in process	(5,970)	(3,829)
Deferred origination costs, net	3,888	4,136
Unamortized discount	(4)	(5)
Allowance for loan losses	(10,688)	(10,802)

	(12,774)	(10,500)

	$1,472,907	$1,389,220

At December 31, 2004, 2003 and 2002 loans in the amount of $3,488,000, $2,162,000 and $2,688,000, respectively, were three or more months delinquent or in the process of foreclosure and the Company was not accruing interest income. At December 31, 2004, the impaired loan portfolio consisted of one commercial real estate loan for $744,000 for which general allocations to the allowance for loan losses of $149,000 were identified. The Company had no impaired loans at December 31, 2003. If interest income on nonaccrual loans and impaired loans had been current in accordance with their original terms, approximately $128,000, $96,000 and $87,000 of interest income for the years ended December 31, 2004, 2003 and 2002, respectively, would have been recorded. At December 31, 2004, there were no commitments to lend additional funds to borrowers whose loans are classified as nonperforming.

An analysis of the allowance for loan losses for the years ended December 31, 2004, 2003 and 2002 is as follows (in thousands):

Year Ended December 31,	2004	2003	2002
Balance at beginning of year	$10,802	$10,074	$10,351
Provision charged to operations	300	688	1,650
Charge-offs	(487)	(258)	(2,519)
Recoveries	73	298	592

Balance at end of year	$10,688	$10,802	$10,074

An analysis of the servicing asset for the years ended December 31, 2004, 2003 and 2002 is as follows (in thousands):

Year Ended December 31,	2004	2003	2002
Balance at beginning of year	$7,473	$7,907	$7,628
Capitalized mortgage servicing rights	3,222	4,542	4,702
Amortization and impairment charges	(1,905)	(4,976)	(4,423)

Balance at end of year	$8,790	$7,473	$7,907

The estimated fair value of the servicing asset at December 31, 2004 was $10,328,000.

30	| OceanFirst Financial Corp. (OCFC) |Annual Report 2004

(6) Interest and Dividends Receivable

A summary of interest and dividends receivable at December 31, 2004 and 2003 follows (in thousands):

December 31,	2004	2003
Loans	$5,162	$4,770
Investment securities	362	288
Mortgage-backed securities	509	419

	$6,033	$5,477

(7) Premises and Equipment, Net

Premises and equipment at December 31, 2004 and 2003 are summarized as follows (in thousands):

December 31,	2004	2003
Land	$3,195	$3,195
Buildings and improvements	15,507	15,506
Leasehold improvements	2,052	2,052
Furniture and equipment	11,428	12,383
Automobiles	194	270
Construction in progress	2	—

Total	32,378	33,406
Accumulated depreciation and amortization	(16,341)	(16,933)

	$16,037	$16,473

(8) Deposits

Deposits, including accrued interest payable of $210,000 and $36,000 at December 31, 2004 and 2003, respectively, are summarized as follows (in thousands):

December 31,	2004		2003
	Amount	Weighted Average Cost	Amount	Weighted Average Cost
Non-interest bearing accounts	$106,492	—%	$108,668	—%
Interest-bearing checking accounts	297,919.81		249,254.47
Money market deposit accounts	142,893	1.01	138,812.90
Savings accounts	250,032.50		259,629.49
Time deposits	473,199	2.67	387,842	2.72

	$1,270,535	1.40%	$1,144,205	1.24%

Included in time deposits at December 31, 2004 and 2003, respectively, is $112,464,000 and $46,189,000 in deposits of $100,000 and over.

Time deposits at December 31, 2004 mature as follows (in thousands):

Year Ended December 31,
2005	$271,886
2006	91,506
2007	34,684
2008	46,804
2009	13,794
Thereafter	14,525

$473,199

Interest expense on deposits for the years ended December 31, 2004, 2003 and 2002 was as follows (in thousands):

Year Ended December 31,	2004	2003	2002
Interest-bearing checking accounts	$1,556	$1,743	$3,610
Money market deposit accounts	1,350	1,372	1,813
Savings accounts	1,310	1,679	2,955
Time deposits	10,978	12,449	19,105

	$15,194	$17,243	$27,483

(9) Borrowed Funds

Borrowed funds are summarized as follows (in thousands):

December 31,	2004		2003
	Amount	Weighted Average Rate	Amount	Weighted Average Rate
Federal Home Loan Bank advances	$312,000	4.32%	$314,400	4.63%
Securities sold under agreements to repurchase	151,072	3.64	106,723	3.73

	$463,072	4.10%	$421,123	4.40%

Information concerning Federal Home Loan Bank (“FHLB”) advances and securities sold under agreements to repurchase (“reverse repurchase agreements”) is summarized as follows (in thousands):

	FHLB Advances		Reverse Repurchase Agreements
	2004	2003	2004	2003
Average balance	$335,916	$272,928	$142,824	$151,901
Maximum amount outstanding at any month end	361,200	321,300	159,835	173,039
Average interest rate for the year	4.41%	4.89%	3.45%	4.16%

Amortized cost of collateral:
Corporate securities	—	—	$75,449	$75,364
Mortgage-backed securities	—	—	101,408	66,123

Estimated market value of collateral:
Corporate securities	—	—	73,175	67,944
Mortgage-backed securities	—	—	101,186	65,883

The securities collateralizing the reverse repurchase agreements are delivered to the lender with whom each transaction is executed or to a third party custodian. The lender, who may sell, loan or otherwise dispose of such securities to other parties in the normal course of their operations, agrees to resell to the Company substantially the same securities at the maturity of the reverse repurchase agreements.

FHLB advances and reverse repurchase agreements have contractual maturities at December 31, 2004 as follows (in thousands):

Year Ended December 31,	FHLB Advances	Reverse Repurchase Agreements
2005	$84,000	$59,072
2006	59,000	27,000
2007	64,000	21,000
2008	35,000	41,000
2009	35,000	3,000
Thereafter	35,000	—

	$312,000	$151,072

Amount callable by lender prior to the maturity date	$32,000	$70,000

OceanFirst Financial Corp. (OCFC) | Annual Report 2004 | 31

Notes to Consolidated Financial Statements (continued)

The Bank has an available overnight line of credit with the FHLB for $50,000,000 which expires July 29, 2005. The Bank also has available from the FHLB, a one-month overnight repricing line of credit for $50,000,000 which expires July 29, 2005. When utilized, both lines carry a floating interest rate of 10 basis points over the current Federal funds rate. All FHLB advances, including the lines of credit, are secured by the Bank’s mortgage loans, mortgage-backed securities and FHLB stock. As a member of the FHLB of New York, the Company is required to maintain a minimum investment in the capital stock of the FHLB, at cost, in an amount not less than 1% of its outstanding home loans (including mortgage-backed securities) or 5% of its outstanding notes payable to the FHLB.

(10) Income Taxes

The provision for income taxes for the years ended December 31, 2004, 2003 and 2002 consists of the following (in thousands):

Year Ended December 31,	2004	2003	2002
Current:
Federal	$10,179	$9,448	$8,556
State	464	489	642

Total Current	10,643	9,937	9,198

Deferred:
Federal	(626)	1,297	1,355
State	(260)	(260)	(801)

Total deferred	(886)	1,037	554

	$9,757	$10,974	$9,752

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

Included in other comprehensive income (loss) is income tax expense (benefit) attributable to net unrealized gains (losses) on securities available for sale in the amount of $1,888,000, $(129,000) and $(1,642,000) for the years ended December 31, 2004, 2003 and 2002, respectively. Included in stockholders’ equity is income tax benefit attributable to stock plans in the amount of $1,575,000, $1,945,000 and $1,090,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

A reconciliation between the provision for income taxes and the expected amount computed by multiplying income before the provision for income taxes times the applicable statutory Federal income tax rate for the years ended December 31, 2004, 2003 and 2002 is as follows (in thousands):

Year Ended December 31,	2004	2003	2002
Income before provision for income taxes	$27,702	$30,847	$29,895
Applicable statutory Federal income tax rate	35.0%	35.0%	35.0%
Computed “expected” Federal income tax expense	$9,696	$10,796	$10,463
Increase(decrease) in Federal income tax expense resulting from:
ESOP adjustment	816	870	722
ESOP dividends	(317)	(290)	(229)
Earnings on life insurance	(440)	(543)	(656)
State income taxes net of Federal benefit	132	149	(391)
Other items, net	(130)	(8)	(157)

	$9,757	$10,974	$9,752

Included in other assets at December 31, 2004 and 2003 is a net deferred tax asset of $3,901,000 and $4,903,000, respectively. In addition, at December 31, 2004 and 2003 the Company recorded a current tax payable of $8,597,000 and $7,029,000, respectively.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2004 and 2003 are presented below (in thousands):

December 31,	2004	2003
Deferred tax assets:
Allowance for loan and real estate owned losses per books	$4,366	$4,412
Reserve for uncollected interest	62	40
Deferred compensation	989	860
Premises and equipment, differences in depreciation	45	31
Other reserves	95	74
Stock plans	124	157
ESOP	59	127
Unrealized loss on securities available for sale	461	2,349
Intangible assets	74	98
Lease termination costs	64	94
Penalty on early extinguishment of debt	82	197
Partnership investment income	—	180
Loans held for sale	—	303
State alternative minimum tax	648	478

Total deferred tax assets	7,069	9,400

Deferred tax liabilities:
Excess servicing on sale of mortgage loans	(1,146)	(834)
Investments, discount accretion	(248)	(207)
Deferred loan and commitment costs, net	(1,774)	(1,939)
Undistributed income of real estate investment trust subsidiary	—	(1,517)

Total deferred tax liabilities	(3,168)	(4,497)

Net deferred tax assets	$3,901	$4,903

The Company has determined that it is not required to establish a valuation reserve for the net deferred tax asset account since it is “more likely than not” that the net deferred tax assets will be realized through future reversals of existing taxable temporary differences,

32 | OceanFirst Financial Corp. (OCFC) | Annual Report 2004

future taxable income and tax planning strategies. The conclusion that it is “more likely than not” that the net deferred tax assets will be realized is based on the history of earnings and the prospects for continued growth. Management will continue to review the tax criteria related to the recognition of deferred tax assets.

Retained earnings at December 31, 2004 includes approximately $10,750,000 for which no provision for income tax has been made. This amount represents an allocation of income to bad debt deductions for tax purposes only. Events that would result in taxation of these reserves include failure to qualify as a bank for tax purposes, distributions in complete or partial liquidation, stock redemptions and excess distributions to shareholders. At December 31, 2004 the Company had an unrecognized deferred tax liability of $4,391,000 with respect to this reserve.

(11) Employee Stock Ownership Plan

As part of the Conversion, the Bank established an Employee Stock Ownership Plan (“ESOP”) to provide retirement benefits for eligible employees. All full-time employees are eligible to participate in the ESOP after they attain age 21 and complete one year of service during which they work at least 1,000 hours. ESOP shares are first allocated to employees who also participate in the Bank’s Incentive Savings (401K) Plan in an amount equal to 50% of the first 6% of the employees contribution. During 2004, 2003 and 2002, 14,409, 13,802 and 13,847 shares, respectively, were either released or committed to be released under this formula. The remaining ESOP shares are allocated among participants on the basis of compensation earned during the year. Employees are fully vested in their ESOP account after the completion of five years of credited service or completely if service was terminated due to death, retirement, disability, or change in control of the Company. ESOP participants are entitled to receive distributions from the ESOP account only upon termination of service, which includes retirement and death.

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

The Bank’s obligation to make such contributions is reduced to the extent of any dividends paid by the Company on unallocated shares and any investment earnings realized on such dividends. As of December 31, 2004 and 2003 contributions to the ESOP, which were used to fund principal and interest payments on the ESOP debt, totaled $2,267,000 and $2,408,000, respectively. During 2004 and 2003, $935,000 and $1,034,000, respectively, of dividends paid on unallocated ESOP shares were used for debt service. At December 31, 2004 and 2003, the loan had an outstanding balance of $8,772,000 and $10,197,000, respectively, and the ESOP had unallocated shares of 1,026,060 and 1,175,352, respectively. At December 31, 2004, the unallocated shares had a fair value of $25,292,000. The unamortized balance of the ESOP is shown as unallocated common stock held by the ESOP and is reflected as a reduction of stockholders’ equity.

For the years ended December 31, 2004, 2003 and 2002, the Bank recorded compensation expense related to the ESOP of $3,590,000, $3,824,000 and $3,479,000, respectively, including $2,331,000, $2,487,000 and $2,064,000, respectively, representing additional compensation expense to reflect the increase in the average fair value of committed to be released and allocated shares in excess of the Bank’s cost. As of December 31, 2004, 1,482,850 shares had been allocated to participants and 137,978 shares were committed to be released.

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

During 1997, the Company acquired 1,006,569 shares in the open market at a cost of $10,176,000. These shares were awarded to officers and directors. Such amounts represented deferred compensation and were accounted for as a reduction of stockholders’ equity. Awards vested at the rate of 20% per year except that the Company determined that certain awards were also contingent upon attainment of certain performance goals by the Company, which performance goals were established by a committee of Outside Directors. The final vesting of awards occurred on February 4, 2002. The Company recorded compensation expense relating to stock awards of $0, $0 and $161,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

Under the Incentive Plan and the Amended 2000 Stock Option Plan, the Company is authorized to issue up to 4,153,564 shares subject to option. All options expire 10 years from the date of grant and generally vest at the rate of 20% per year. The exercise price of each option equals the market price of the Company’s stock on the date of grant.

A summary of option activity for the years ended December 31, 2004, 2003 and 2002 follows:

	2004		2003		2002
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding at beginning of year	2,291,337	$13.71	2,483,146	$11.58	2,253,773	$10.01
Granted	395,276	22.57	378,305	23.51	514,261	17.95
Exercised	(388,708)	10.86	(507,991)	9.90	(248,662)	9.75
Forfeited	(82,391)	22.34	(62,123)	19.36	(36,226)	16.55

Outstanding at end of year	2,215,514	$15.47	2,291,337	$13.71	2,483,146	$11.58

Options exercisable	1,337,326		1,521,233		1,889,429

OceanFirst Financial Corp. (OCFC) | Annual Report 2004 | 33

Notes to Consolidated Financial Statements (continued)

The following table summarizes information about stock options outstanding at December 31, 2004:

	Options Outstanding			Options Exercisable
Exercise Prices	Number of Options	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
$ 9.60 - $ 9.87	902,212	2.09 years	$9.61	902,212	$9.61
10.00 - 12.87	187,971	3.82	11.29	183,621	11.26
13.06 - 16.91	39,561	5.89	14.28	26,953	14.17
17.14 - 17.88	393,461	7.16	17.88	160,190	17.88
18.64 - 23.23	379,153	9.38	22.48	3,144	20.42
23.44 - 27.11	313,156	8.53	23.51	61,206	23.49

	2,215,514	5.36 years	$15.47	1,337,326	$11.58

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

At December 31, 2004, the following commitments and contingent liabilities existed which are not reflected in the accompanying consolidated financial statements (in thousands):

December 31,	2004
Unused consumer and construction loan lines of credit (primarily floating-rate)	$79,307

Unused commercial loan lines of credit (primarily floating-rate)	54,705

Other commitments to extend credit:
Fixed-Rate	69,624
Adjustable-Rate	82,619
Floating-Rate	30,105

The Company’s fixed-rate loan commitments expire within 90 days of issuance and carried interest rates ranging from 5.00% to 6.63% at December 31, 2004.

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

At December 31, 2004, the Company is obligated under noncancelable operating leases for premises and equipment. Rental expense under these leases aggregated approximately $1,655,000, $1,419,000 and $1,263,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

The projected minimum rental commitments as of December 31, 2004 are as follows (in thousands):

Year ended December 31,
2005	$1,646
2006	1,582
2007	1,277
2008	1,193
2009	1,030
Thereafter	2,405

$9,133

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

Federal Home Loan Bank of New York Stock

The fair value for Federal Home Loan Bank of New York stock is its carrying value since this is the amount for which it could be redeemed. There is no active market for this stock and the Company is required to maintain a minimum balance based upon the unpaid principal of home mortgage loans and mortgage-backed securities or the outstanding borrowings from the FHLB.

Loans

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as residential mortgage, construction, consumer and commercial. Each loan category is further segmented into fixed and adjustable rate interest terms.

34 | OceanFirst Financial Corp. (OCFC) | Annual Report 2004

Fair value of performing and non-performing loans was estimated by discounting the future cash flows, net of estimated prepayments, at a rate for which similar loans would be originated to new borrowers with similar terms.

Deposits

The fair value of deposits with no stated maturity, such as non-interest-bearing demand deposits, savings, and interest-bearing checking accounts and money market accounts are, by definition, equal to the amount payable on demand. The related insensitivity of the majority of these deposits to interest rate changes creates a significant inherent value which is not reflected in the fair value reported. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

Borrowed Funds

Fair value estimates are based on discounting contractual cash flows using rates which approximate the rates offered for borrowings of similar remaining maturities.

Commitments to Extend Credit and Sell Loans

The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

The estimated fair values of the Bank’s financial instruments as of December 31, 2004 and 2003 are presented in the following tables (in thousands). Since the fair value of off-balance sheet commitments approximate book value and are not significant, these disclosures are not included.

December 31, 2004	Book Value	Fair Value
Financial Assets:
Cash and due from banks	$74,021	$74,021
Investment securities available for sale	83,960	83,960
Mortgage-backed securities available for sale	124,478	124,478
Federal Home Loan Bank of New York stock	21,250	21,250
Loans receivable and mortgage loans held for sale	1,536,868	1,546,284
Financial Liabilities:
Deposits	1,270,535	1,267,722
Borrowed funds	463,072	471,136

December 31, 2003	Book Value	Fair Value
Financial Assets:
Cash and due from banks	$36,172	$36,172
Investment securities available for sale	80,458	80,458
Mortgage-backed securities available for sale	86,938	86,938
Federal Home Loan Bank of New York stock	19,220	19,220
Loans receivable and mortgage loans held for sale	1,422,427	1,447,711
Financial Liabilities:
Deposits	1,144,205	1,146,370
Borrowed funds	421,123	443,048

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

(15) Parent-Only Financial Information

The following condensed statements of financial condition at December 31, 2004 and 2003 and condensed statements of operations and cash flows for the years ended December 31, 2004, 2003 and 2002 for OceanFirst Financial Corp. (parent company only) reflects the Company’s investment in its wholly-owned subsidiary, the Bank, using the equity method of accounting.

CONDENSED STATEMENTS OF FINANCIAL CONDITION

(in thousands)

December 31,	2004	2003
Assets
Cash and due from banks	$7	$7
Advances to subsidiary Bank	4,970	6,483
Investment securities	5,726	5,675
ESOP loan receivable	8,772	10,197
Investment in subsidiary Bank	119,003	113,171

Total assets	$138,478	$135,533

Liabilities and Stockholders’ Equity
Other liabilities	$522	$871
Stockholders’ equity	137,956	134,662

Total liabilities and stockholders’ equity	$138,478	$135,533

OceanFirst Financial Corp. (OCFC) | Annual Report 2004 | 35

CONDENSED STATEMENTS OF OPERATIONS

(in thousands)

Year ended December 31,	2004	2003	2002
Dividend income - Subsidiary Bank	$20,000	$25,000	$35,000
Dividend income - Investment securities	484	468	659
Gain on sale - Investment securities	186	719	—
Interest income - Advances to subsidiary Bank	47	39	57
Interest income - ESOP loan receivable	841	961	1,082

Total dividend and interest income	21,558	27,187	36,798
Operating expenses	1,212	1,272	1,299

Income before income taxes and distributions in excess of earnings of subsidiary Bank	20,346	25,915	35,499
Provision for income taxes	119	390	187

Income before distributions in excess of earnings of subsidiary Bank	20,227	25,525	35,312
Distributions in excess of earnings of subsidiary Bank	(2,282)	(5,652)	(15,169)

Net income	$17,945	$19,873	$20,143

CONDENSED STATEMENTS OF CASH FLOWS

(in thousands)

Year ended December 31,	2004	2003	2002
Cash flows from operating activities:
Net income	$17,945	$19,873	$20,143
Decrease (increase) in advances to subsidiary Bank	1,513	(1,028)	(2,452)
Distributions in excess of earnings of subsidiary Bank	2,282	5,652	15,169
Gain on sale of investment securities	(186)	(719)	—
(Decrease) increase in other liabilities	(332)	205	32
Reduction in Incentive Awards	—	—	161

Net cash provided by operating activities	21,222	23,983	33,053

Cash flows from investing activities:
Proceeds from sale of investment securities	545	2,237	—
Purchase of investment securities	(441)	(1,332)	(600)
Repayments on ESOP loan receivable	1,425	1,447	1,467

Net cash provided by investing activities	1,529	2,352	867

Cash flows from financing activities:
Dividends paid	(9,686)	(9,618)	(8,916)
Purchase of treasury stock	(16,247)	(20,620)	(27,427)
Exercise of stock options	3,182	3,903	2,423

Net cash used in financing activities	(22,751)	(26,335)	(33,920)

Net increase in cash and due from banks	—	—	—
Cash and due from banks at beginning of year	7	7	7

Cash and due from banks at end of year	$7	$7	$7

SELECTED CONSOLIDATED QUARTERLY FINANCIAL DATA

(Unaudited)

Quarter ended	Dec. 31	Sept. 30	June 30	March 31
(dollars in thousands, except per share data)
2004
Interest income	$23,589	$23,187	$22,145	$22,031
Interest expense	9,107	8,917	8,637	8,270

Net interest income	14,482	14,270	13,508	13,761
Provision for loan losses	150	50	50	50

Net interest income after provision for loan losses	14,332	14,220	13,458	13,711
Other income	6,607	4,951	4,513	4,669
Operating expenses	13,374	12,275	11,678	11,432

Income before provision for income taxes	7,565	6,896	6,293	6,948
Provision for income taxes	2,572	2,444	2,272	2,469

Net Income	$4,993	$4,452	$4,021	$4,479

Basic earnings per share	$.42	$.37	$.33	$.37

Diluted earnings per share	$.40	$.35	$.32	$.35

2003
Interest income	$22,097	$22,699	$24,313	$25,428
Interest expense	8,537	8,904	9,412	10,041

Net interest income	13,560	13,795	14,901	15,387
Provision for loan losses	15	48	250	375

Net interest income after provision for loan losses	13,545	13,747	14,651	15,012
Other income	5,608	5,634	3,827	3,680
Operating expenses	12,369	11,057	10,815	10,616

Income before provision for income taxes	6,784	8,324	7,663	8,076
Provision for income taxes	2,437	2,994	2,716	2,827

Net Income	$4,347	$5,330	$4,947	$5,249

Basic earnings per share	$.36	$.43	$.40	$.42

Diluted earnings per share	$.34	$.41	$.38	$.40

36 | OceanFirst Financial Corp. (OCFC) | Annual Report 2004

Report of Independent

Registered Public Accounting Firm

The Board of Directors and Stockholders

OceanFirst Financial Corp.:

We have audited the accompanying consolidated statements of financial condition of OceanFirst Financial Corp. and subsidiary (the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of OceanFirst Financial Corp. and subsidiary as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”), and our report dated March 1, 2005 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

Short Hills, New Jersey

March 1, 2005

OceanFirst Financial Corp. (OCFC) | Annual Report 2004| 37

Management Report on Internal Control

Over Financial Reporting

Management of the Company is responsible for establishing and maintaining effective internal control over financial reporting. The Company’s internal control system was designed to provide reasonable assurance regarding the preparation and fair presentation of published financial statements. All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

Management assessed the Company’s internal control over financial reporting as of December 31, 2004. This assessment was based on criteria for effective internal control over financial reporting established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that, as of December 31, 2004, the Company maintained effective internal control over financial reporting based on those criteria. The Company’s independent registered public accounting firm has issued an audit report on our assessment of, and the effective operation of, the Company’s internal control over financial reporting. This report appears on page 39.

38 | OceanFirst Financial Corp. (OCFC) | Annual Report 2004

Report of Independent

Registered Public Accounting Firm

The Board of Directors and Stockholders

OceanFirst Financial Corp.:

We have audited management’s assessment, included in the accompanying Management Report on Internal Control Over Financial Reporting, that OceanFirst Financial Corp. and subsidiary (the “Company”) maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Management of the Company is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that OceanFirst Financial Corp. and subsidiary maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on criteria established in Internal Control - Integrated Framework issued by COSO. Also, in our opinion, OceanFirst Financial Corp. and subsidiary maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control - Integrated Framework issued by COSO.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of financial condition of OceanFirst Financial Corp. and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, and our report dated March 1, 2005 expressed an unqualified opinion on those consolidated financial statements.

Short Hills, New Jersey

March 1, 2005

OceanFirst Financial Corp. (OCFC) | Annual Report 2004| 39