Form 10-K, Exhibit 13
period 2005-12-31
OCEANFIRST FINANCIAL CORP
filed 2006-03-14
CIK 1004702

Exhibit 13

Selected Consolidated Financial and Other Data of the Company

The selected consolidated financial and other data of the Company set forth below is derived in part from, and should be read in conjunction with the Consolidated Financial Statements of the Company and Notes thereto presented elsewhere in this Annual Report.

At December 31,	2005	2004	2003	2002	2001
(dollars in thousands)
Selected Financial Condition Data:
Total assets	$1,985,357	$1,914,275	$1,717,409	$1,743,698	$1,763,666
Investment securities available for sale	83,861	83,960	80,458	91,978	80,017
Federal Home Loan Bank of New York stock	21,792	21,250	19,220	18,700	23,560
Mortgage-backed securities available for sale	85,025	124,478	86,938	138,657	233,302
Loans receivable, net	1,654,544	1,472,907	1,389,220	1,335,898	1,300,889
Mortgage loans held for sale	32,044	63,961	33,207	66,626	37,828
Deposits	1,356,568	1,270,535	1,144,205	1,184,836	1,109,043
Federal Home Loan Bank advances	354,900	312,000	314,400	214,000	272,000
Securities sold under agreements to repurchase and other borrowings	118,289	151,072	106,723	184,584	212,332
Stockholders’ equity	138,784	137,956	134,662	135,305	146,729
For the Year Ended December 31,	2005	2004	2003	2002	2001
(dollars in thousands; except per share amounts)
Selected Operating Data:
Interest income	$102,799	$90,952	$94,537	$108,456	$118,160
Interest expense	41,873	34,931	36,894	47,624	63,148

Net interest income	60,926	56,021	57,643	60,832	55,012
Provision for loan losses	350	300	688	1,650	1,250

Net interest income after provision for loan losses	60,576	55,721	56,955	59,182	53,762
Other income	24,090	20,740	18,749	10,857	12,925
Operating expenses	54,834	48,759	44,857	40,144	39,048

Income before provision for income taxes	29,832	27,702	30,847	29,895	27,639
Provision for income taxes	10,335	9,757	10,974	9,752	9,480

Net income	$19,497	$17,945	$19,873	$20,143	$18,159

Basic earnings per share	$1.65	$1.48	$1.62	$1.57	$1.30

Diluted earnings per share	$1.60	$1.42	$1.53	$1.47	$1.23

Selected Consolidated Financial and Other Data (continued)

Annual Report 2005 | OceanFirst Financial Corp. (OCFC) | 9

Selected Consolidated Financial and Other Data of the Company (continued)

At or For the Year Ended December 31,	2005	2004	2003	2002	2001
Selected Financial Ratios and Other Data(1):
Performance Ratios:
Return on average assets	1.00%	.98%	1.14%	1.16%	1.06%
Return on average stockholders’ equity	14.43	13.34	14.84	14.31	12.01
Stockholders’ equity to total assets	6.99	7.21	7.84	7.76	8.32
Tangible equity to tangible assets	6.93	7.13	7.75	7.67	8.22
Average interest rate spread(2)	3.07	3.03	3.24	3.41	2.97
Net interest margin(3)	3.30	3.23	3.48	3.70	3.37
Average interest-earning assets to average interest-bearing liabilities	109.74	110.24	110.82	109.78	110.31
Operating expenses to average assets	2.81	2.67	2.57	2.32	2.29
Efficiency ratio(4)	64.50	63.52	58.72	56.00	57.48

Asset Quality Ratios:
Non-performing loans as a percent of total loans receivable(5)(6)	.09	.23	.15	.19	.46
Non-performing assets as a percent of total assets(6)	.09	.20	.14	.16	.36
Allowance for loan losses as a percent of total loans receivable(5)	.62	.69	.75	.71	.77
Allowance for loan losses as a percent of total non-performing loans(6)	655.80	306.42	499.63	374.78	167.49

Per Share Data:
Cash dividends per common share	$.80	$.80	$.78	$.69	$.56
Book value per common share at end of period	10.93	10.59	10.09	9.83	9.92
Tangible book value per common share at end of period	10.83	10.49	9.98	9.72	9.81

Number of full-service customer facilities:	18	17	17	17	16

(1)	With the exception of end of year ratios, all ratios are based on average daily balances.
(2)	The average interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	The net interest margin represents net interest income as a percentage of average interest-earning assets.
(4)	Efficiency ratio represents the ratio of operating expenses to the aggregate of other income and net interest income.
(5)	Total loans receivable includes loans receivable and loans held for sale.
(6)	Non-performing assets consist of non-performing loans and real estate acquired through foreclosure (“REO”). Non-performing loans consist of all loans 90 days or more past due and other loans in the process of foreclosure. It is the Company’s policy to cease accruing interest on all such loans.

10 | OceanFirst Financial Corp. (OCFC) | Annual Report 2005

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

On August 18, 2000 the Bank acquired Columbia Home Loans, LLC (formerly Columbia Equities, Ltd.) (“Columbia”), a mortgage banking company based in Westchester County, New York in a transaction accounted for as a purchase. Columbia offers a full product line of residential mortgage loans with operations primarily centered in New York and New Jersey. Loans are originated through loan production offices, a web site and a network of independent mortgage brokers. Additionally, on July 15, 2004, Columbia completed the acquisition of a consumer direct lending operation based in Kenilworth, New Jersey. The unit specializes in the origination of conventional and non-conforming mortgage loans through marketing agreements with Internet-, phone- and mail-based lead generators.

The Company conducts business, primarily through its ownership of the Bank which operates its administrative/branch office located in Toms River and seventeen other branch offices. Fourteen of the eighteen branch offices are located in Ocean County, New Jersey, with three branches in Monmouth County and one in Middlesex County. The Bank also operates two loan production offices.

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

Strategy

The Company operates as a consumer-oriented bank, with a strong focus on its local community. The Bank is the oldest and largest community-based financial institution headquartered in Ocean County, New Jersey. The Company competes with generally larger and out-of-market financial service providers through its local focus and the delivery of superior service. Additionally, over the past few years, the Company has developed a more pro-active sales culture throughout the organization.

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

With industry consolidation eliminating most locally-headquartered competitors, the Company saw an opportunity to fill a perceived void for locally delivered commercial loan and deposit services. As such, the Company assembled an experienced team of business banking professionals responsible for offering commercial loan and deposit services and merchant check card services to businesses in Ocean County and surrounding communities. As a result of this initiative, commercial loans represented 20.2% of the Bank’s total loans receivable at December 31, 2005 as compared to only 3.6% at December 31, 1997. Commercial loan growth during 2005 of $38.6 million, or 12.7%, was significantly less than the Company’s expectations and less than the results experienced in prior years due to unfilled staff positions and heightened competition. Although staffing shortfalls have largely been cured entering 2006, the intensified competitive environment may once again keep the Company from attaining its commercial loan growth targets. The diversification of the Company’s loan products entails a higher degree of credit risk than is involved in one-to four family residential mortgage lending activity. As a consequence, management continues to employ a well-defined credit policy focusing on quality underwriting and close management and Board monitoring.

The Company seeks to increase core deposit market share in its primary market area by expanding the Bank’s branch network and improving market penetration. Over the past eight years, the Company has opened nine branch offices, six in Ocean County and three in Monmouth County. The Company has committed to the opening of new branches in Barnegat and Little Egg Harbor which are expected to open in mid 2006. Additionally, new branches in Freehold and Wall are expected to open in 2007. Finally, in mid 2006, the Whiting branch is expected to be relocated to a more convenient and prominent location. The Company is continually evaluating additional office sites within its existing market area.

At December 31, 2005, the nine most recently opened branches maintained an average core deposit mix of 71.6%. Core account development has also benefited from the Company’s efforts to attract business deposits in conjunction with its commercial lending operations and from an expanded mix of retail core account products. Additionally, marketing and incentive plans have focused on core account growth. As a result of these efforts the Company’s core deposit ratio has grown to 64.1% at December 31, 2005 as compared to only 33.0% at December 31, 1997. Core deposits are generally considered a less expensive and more stable funding source than certificates of deposit.

Annual Report 2005 | OceanFirst Financial Corp. (OCFC) | 11

Management’s Discussion and Analysis

of Financial Condition and Results of Operations (continued)

Management continues to diversify the Company’s product line in order to enhance non-interest income. The Company offers alternative investment products (annuities, mutual funds and life insurance) for sale through its retail branch network. The products are non-proprietary, sold through a third party vendor, and provide the Company with fee income opportunities. The Company introduced trust and asset management services in early 2000 and has also expanded the non-interest income received from small business relationships including merchant services. During 2002, the Company established a captive subsidiary to recognize fee income from private mortgage insurance. As a result of these initiatives, income from fees and service charges has increased from $1.4 million for the year ended December 31, 1997 to $9.4 million for the year ended December 31, 2005, a 27.2% average annual increase. In early 2005, the Company entered into a joint venture agreement with a title insurance agency to capture part of the revenue associated with offering title insurance to the Company’s mortgage loan customers. The joint venture had little impact on the Company’s operating results for 2005, but is expected to contribute to fee income for 2006. Also, in early 2005, the alternative investment program was expanded to add Licensed Branch Employees which will allow the Company to capture more of the revenue associated with the sale of investment products.

With post conversion capital levels exceeding 20%, management recognized the need to address the Company’s overcapitalized position in order to improve return on equity. The capital management plan implemented over the past few years includes the following components: (1) share repurchases; (2) cash dividends; and (3) wholesale leverage. During 2005 the Company repurchased 690,407 common shares. Under the 10% repurchase program authorized by the Board of Directors in October 2003, 59,648 shares remain to be purchased as of December 31, 2005. A new repurchase program, the Company’s twelfth, was announced on October 19, 2005. Under this 5% repurchase program, an additional 636,036 shares are available for repurchase. From conversion date through December 31, 2005, the Company has repurchased a total of 16.1 million common shares, 59.4% of the shares originally issued in the conversion. The Company has historically targeted a cash dividend payout of 40% to 50% of net income. The dividend has increased by 200% since the initial dividend in 1997. The Company has also used wholesale borrowings to fund purchases of investment and mortgage-backed securities and, in previous years, the retention of some 30-year fixed-rate mortgage loans. The adoption of this strategy generally increases the Company’s interest rate risk exposure. As noted below, management seeks to carefully monitor and assess the Company’s interest rate risk exposure while actively managing the balance sheet composition.

The capital management plan has successfully reduced the Company’s capital ratio from 19.4% at December 31, 1996 to 7.0% at December 31, 2005 while increasing the Company’s return on equity from 6.0% for the year ended December 31, 1997 to 14.4% for the year ended December 31, 2005.

Summary

After declining to relatively low levels in early 2004, interest rates have steadily risen over the past year, especially at the shorter end of the yield curve. The previously low interest rate environment generally had an adverse effect on the Company’s operating results. Prepayments on loans and mortgage-backed securities caused asset yields to decline at a faster rate than the cost of liabilities, causing the Company’s net interest margin to contract. The more recent rising rate environment reduced prepayment activity and caused the Company’s net interest margin to expand. However, recent increases in short-term interest rates have outpaced increases in longer-term rates resulting in a continued flattening of the interest rate yield curve. The continuation of a flat yield curve into 2006 is expected to have a negative impact on the Company’s results of operations and net interest margin as interest-earning assets, both loans and securities, are priced against longer-term indices, while interest-bearing liabilities, primarily deposits and borrowings, are priced against shorter-term indices. The Company has generally not repriced all core deposits in line with the market increases in short-term interest rates. The likely upward repricing of core deposits is also expected to have a negative impact on the Company’s results of operations and net interest margin.

The Company continues to focus on growing loans receivable, while limiting credit and interest rate risk exposure. The Company opened a joint residential/commercial loan production office in Monmouth County in late 2004. In the third quarter of 2004, the Company expanded its loan production platform through the acquisition of a consumer direct lending operation by Columbia. The acquisition increased the volume of loans sold by the Company and the related gain on sale and was also partially responsible for the increase in operating expenses.

While the Company continues to focus on growing core deposits the rise in interest rates and the muted reaction of competitors to those interest rate changes provided the Company with an opportunity to be more competitive in the market for time deposits within established pricing guidelines. Both core and time deposit balances increased during 2005. Deposit growth also benefited from the opening of the Company’s eighteenth branch office in Freehold late in the first quarter of 2005.

Critical Accounting Policies

Note 1 to the Company’s Audited Consolidated Financial Statements for the year ended December 31, 2005 contains a summary of significant accounting policies. Various elements of these accounting policies, by their nature, are inherently subject to estimation techniques, valuation assumptions and other subjective assessments. Certain assets are carried in the consolidated statements of financial condition at fair value or the lower of cost or fair value. Policies with respect to the methodologies used to determine the allowance for loan losses, the valuation of Mortgage Servicing Rights and judgments regarding securities impairment are the most critical accounting policies because they are important to the presentation of the Company’s financial condition and results of operations, involve a higher degree of complexity and require management to make difficult and subjective judgments which often require assumptions or estimates about highly uncertain matters. The use of different judgments, assumptions and estimates could result in material differences in the results of operations or financial condition. These critical accounting policies and their application are reviewed periodically and, at least annually, with the Audit Committee of the Board of Directors.

12 | OceanFirst Financial Corp. (OCFC) | Annual Report 2005

Allowance for Loan Losses

The allowance for loan losses is a valuation account that reflects probable incurred losses in the loan portfolio based on management’s evaluation of the risks inherent in its loan portfolio and the general economy. The Company maintains the allowance for loan losses through provisions for loan losses that are charged to income. Charge-offs against the allowance for loan losses are taken on loans where management determines that the collection of loan principal is unlikely. Recoveries made on loans that have been charged-off are credited to the allowance for loan losses. The allowance for loan losses is maintained at an amount management considers sufficient to provide for probable losses based on evaluating known and inherent risks in the loan portfolio resulting from management’s continuing analysis of the factors underlying the quality of the loan portfolio. These factors include changes in the size and composition of the loan portfolio, actual loan loss experience, current economic conditions, detailed analysis of individual loans for which full collectibility may not be assured, and the determination of the existence and realizable value of the collateral and guarantees securing the loan.

The Bank’s allowance for loan losses consists of a specific allowance and a general allowance, each updated on a quarterly basis. A specific allowance is determined for all assets classified as substandard, doubtful or loss where the value of the underlying collateral can reasonably be evaluated; generally those loans secured by real estate. The Bank obtains an updated appraisal whenever a loan secured by real estate becomes 90 days delinquent. The specific allowance represents the difference between the Bank’s recorded investment in the loan and the fair value of the collateral, less estimated disposal costs. A general allowance is determined for all other classified and non-classified loans. In determining the level of the general allowance, the Bank segments the loan portfolio into various risk tranches based on classification (special mention, substandard and doubtful); type of loan (mortgage, consumer and commercial); and certain underwriting characteristics. An estimated loss factor is then applied to each risk tranche. The loss factors are determined based upon historical loan loss experience, current economic conditions, underwriting standards, internal loan review results and other factors.

An overwhelming percentage of the Company’s loan portfolio, whether one-to-four family, consumer or commercial, is secured by real estate. Additionally, most of the Company’s borrowers are located in Ocean County, New Jersey and the surrounding area. These concentrations may adversely affect the Company’s loan loss experience should real estate values decline or should the Ocean County area experience an adverse economic shock.

Management believes the primary risks inherent in the portfolio are possible increases in interest rates, a decline in the economy, generally, and a decline in real estate market values. Any one or a combination of these events may adversely affect the borrowers’ ability to repay the loans, resulting in increased delinquencies, loan losses and future levels of provisions. Accordingly, the Company has provided for loan losses at the current level to address the current risk in the loan portfolio.

Although management believes that the Company has established and maintained the allowance for loan losses at adequate levels, additions may be necessary if future economic and other conditions differ substantially from the current operating environment. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require the Bank to make additional provisions for loan losses based upon information available to them at the time of their examination. Although management uses the best information available, future adjustments to the allowance may be necessary due to economic, operating, regulatory and other conditions beyond the Company’s control.

Valuation of Mortgage Servicing Rights (“MSR”)

The estimated origination and servicing costs of mortgage loans sold in which servicing rights are retained is allocated between the loans and the servicing rights based on their estimated fair values at the time of the loan sale. Servicing assets are carried at the lower of cost or fair value and are amortized in proportion to, and over the period of, net servicing income. The estimated fair value of MSR is determined through a discounted analysis of future cash flows, incorporating numerous assumptions including servicing income, servicing costs, market discount rates, prepayment speeds and default rates. Impairment of the MSR is assessed on the fair value of those rights with any impairment recognized as a component of loan servicing fee income.

The fair value of MSR is sensitive to changes in assumptions. Fluctuations in prepayment speed assumptions have the most significant impact on the fair value of MSR. In the event that loan prepayment activities increase due to increased loan refinancing, the fair value of MSR would likely decline. In the event that loan prepayment activities decrease due to a decline in loan refinancing, the fair value of MSR would likely increase. Any measurement of MSR is limited by the existing conditions and assumptions utilized at a particular point in time, and would not necessarily be appropriate if applied at a different point in time.

Impairment of Securities

On a quarterly basis the Company evaluates whether any securities are other-than-temporarily impaired. In making this determination, the Company considers the extent and duration of the impairment, the nature and financial health of the issuer, the ability and intent to hold the securities for a period of time sufficient to allow for any anticipated recovery in market value and other factors relevant to specific securities, such as the credit risk of the issuer and whether a guarantee or insurance applies to the security. If a security is determined to be other-than-temporarily impaired, an impairment loss is charged to income during the period the impairment loss is found to exist, resulting in a reduction to earnings for that period.

As of December 31, 2005, the Company concluded that any unrealized losses in the securities available for sale portfolios were temporary in nature because they were primarily related to market interest rates and not related to the underlying credit quality of the issuers of the securities. Additionally, the Company has the intent and ability to hold these investments for the time necessary to recover the amortized cost. Future events that would materially change this conclusion and require an impairment loss to be charged to operations include a change in the credit quality of the issuers.

Annual Report 2005 | OceanFirst Financial Corp. (OCFC) | 13

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

The following table sets forth certain information relating to the Company for each of the years ended December 31, 2005, 2004, and 2003. The yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods shown except where noted otherwise. Average balances are derived from average daily balances. The yields and costs include fees which are considered adjustments to yields.

	Years Ended December 31,
	2005			2004			2003
(dollars in thousands)	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Assets:
Interest-earning assets:
Interest-earning deposits and short-term investments	$10,796	$344	3.19%	$14,527	$190	1.31%	$12,115	$127	1.05%
Investment securities	85,942	3,871	4.50	85,258	2,400	2.81	88,966	2,339	2.63
FHLB stock	20,105	907	4.51	22,357	405	1.81	19,518	750	3.84
Mortgage-backed securities	106,148	3,813	3.59	130,749	4,363	3.34	116,633	4,440	3.81
Loans receivable, net(1)	1,624,761	93,864	5.78	1,479,504	83,594	5.65	1,419,477	86,881	6.12

Total interest-earning assets	1,847,752	102,799	5.56	1,732,395	90,952	5.25	1,656,709	94,537	5.71
Non-interest-earning assets	101,357			97,072			90,698

Total assets	$1,949,109			$1,829,467			$1,747,407

Liabilities and Equity:
Interest-bearing liabilities:
Money market deposit accounts	$135,907	$1,604	1.18%	$143,064	$1,350.94%		$132,491	$1,372	1.04%
Savings accounts	260,655	1,858.71		263,133	1,310.50		253,937	1,679.66
Interest-bearing checking accounts	350,839	4,674	1.33	272,076	1,556.57		262,542	1,743.66
Time deposits	481,585	14,671	3.05	414,393	10,978	2.65	421,157	12,449	2.96

Total	1,228,986	22,807	1.86	1,092,666	15,194	1.39	1,070,127	17,243	1.61
FHLB advances	320,231	13,698	4.28	335,916	14,815	4.41	272,928	13,338	4.89
Securities sold under agreements to repurchase	132,520	5,237	3.95	142,824	4,922	3.45	151,901	6,313	4.16
Subordinated debenture	2,055	131	6.37	—	—	—	—	—	—

Total interest-bearing liabilities	1,683,792	41,873	2.49	1,571,406	34,931	2.22	1,494,956	36,894	2.47
Non-interest-bearing deposits	115,681			111,135			102,294
Non-interest-bearing liabilities	14,499			12,378			16,226

Total liabilities	1,813,972			1,694,919			1,613,476
Stockholders’ equity	135,137			134,548			133,931

Total liabilities and equity	$1,949,109			$1,829,467			$1,747,407

Net interest income		$60,926			$56,021			$57,643

Net interest rate spread(2)			3.07%			3.03%			3.24%

Net interest margin(3)			3.30%			3.23%			3.48%

Ratio of interest-earning assets to interest-bearing liabilities	109.74%			110.24%			110.82%

(1)	Amount is net of deferred loan fees, undisbursed loan funds, discounts and premiums and estimated loan loss allowances and includes loans held for sale and non-performing loans.
(2)	Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average interest-earning assets.

14 | OceanFirst Financial Corp. (OCFC) | Annual Report 2005

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

	Year Ended December 31, 2005 Compared to Year Ended December 31, 2004			Year Ended December 31, 2004 Compared to Year Ended December 31, 2003
	Increase (Decrease) Due to			Increase (Decrease) Due to
(in thousands)	Volume	Rate	Net	Volume	Rate	Net
Interest-earning assets:
Interest-earning deposits and short-term investments	$(60)	$214	$154	$28	$35	$63
Investment securities	19	1,452	1,471	(98)	159	61
FHLB stock	(45)	547	502	97	(442)	(345)
Mortgage-backed securities	(861)	311	(550)	505	(582)	(77)
Loans receivable, net	8,320	1,950	10,270	3,571	(6,858)	(3,287)

Total interest-earning assets	7,373	4,474	11,847	4,103	(7,688)	(3,585)

Interest-bearing liabilities:
Money market deposit accounts	(71)	325	254	110	(132)	(22)
Savings accounts	(12)	560	548	58	(427)	(369)
Interest-bearing checking accounts	556	2,562	3,118	60	(247)	(187)
Time deposits	1,913	1,780	3,693	(196)	(1,275)	(1,471)

Total	2,386	5,227	7,613	32	(2,081)	(2,049)
FHLB advances	(685)	(432)	(1,117)	2,875	(1,398)	1,477
Securities sold under agreements to repurchase	(370)	685	315	(361)	(1,030)	(1,391)
Subordinated debenture	131	—	131	—	—	—

Total interest-bearing liabilities	1,462	5,480	6,942	2,546	(4,509)	(1,963)

Net change in net interest income	$5,911	$(1,006)	$4,905	$1,557	$(3,179)	$(1,622)

Comparison of Financial Condition at December 31, 2005 and December 31, 2004

Total assets at December 31, 2005 were $1.985 billion, an increase of $71.1 million, compared to $1.914 billion at December 31, 2004.

Mortgage-backed securities decreased $39.5 million as cash flow from these securities was used to fund loan growth. Loans receivable, net increased by $181.6 million to a balance of $1.655 billion at December 31, 2005, compared to a balance of $1.473 billion at December 31, 2004. One-to-four family mortgage loans increased $89.3 million, or 8.4%. Mortgage loan sales and prepayment activity were offset through the retention of $82.1 million in high quality adjustable rate and short-term fixed-rate loans originated by the Bank’s mortgage banking subsidiary. Previously, Columbia would have sold these loans into the secondary market. Consumer loans grew $47.6 million, or 48.0%, as the Bank maintained a renewed emphasis on this lending product. Commercial and commercial real estate loans outstanding increased $38.6 million, or 12.7%, which was less than the Company’s expectations and less than the results experienced in prior years due to unfilled staff positions and heightened competition.

Deposit balances increased $86.0 million to $1.357 billion at December 31, 2005 from $1.271 billion at December 31, 2004. Core deposits, a key emphasis for the Company, increased by $72.5 million, while time deposits increased by $13.5 million.

Total Federal Home Loan Bank borrowings, consisting of securities sold under agreements to repurchase and advances, decreased $4.1 million to $413.9 million at December 31, 2005, compared to a balance of $418.0 million at December 31, 2004. The Company utilized excess cash and due from bank balances and deposit flows to reduce Federal Home Loan Bank borrowings. During the year the Company issued subordinated debt for $5.0 million, the proceeds of which were partly used to fund the Company’s common stock repurchase program.

Stockholders’ equity at December 31, 2005 increased to $138.8 million, compared to $138.0 million at December 31, 2004. For the year ended December 31, 2005, the Company repurchased 690,407 shares of common stock at a total cost of $16.0 million. The cost of the share repurchases was offset by net income, proceeds from stock option exercises and the related tax benefit, and Employee Stock Ownership Plan amortization.

Comparison of Operating Results for the Years Ended December 31, 2005 and December 31, 2004

General

Net income increased to $19.5 million for the year ended December 31, 2005, as compared to net income of $17.9 million for the year ended December 31, 2004. Diluted earnings per share increased to $1.60 for the year ended December 31, 2005, as compared to $1.42 for the same prior year period. Earnings per share was favorably affected by the Company’s repurchase program, which reduced the average diluted shares outstanding.

Interest Income

Interest income for the year ended December 31, 2005 was $102.8 million, compared to $91.0 million for the year ended December 31, 2004. The yield on interest-earning assets increased to 5.56% for the year ended December 31, 2005, as compared to 5.25% for the same prior year period. Average

Annual Report 2005 | OceanFirst Financial Corp. (OCFC) | 15

Management’s Discussion and Analysis

of Financial Condition and Results of Operations (continued)

interest-earning assets increased by $115.4 million for the year ended December 31, 2005, as compared to the same prior year period. The growth was concentrated in average loans receivable which grew $145.3 million, or 9.8%, for the year ended December 31, 2005, as compared to the same prior year period.

Interest Expense

Interest expense for the year ended December 31, 2005 was $41.9 million, compared to $34.9 million for the year ended December 31, 2004. The cost of interest-bearing liabilities increased to 2.49% for the year ended December 31, 2005, as compared to 2.22%, in the same prior year period. Average interest-bearing liabilities increased by $112.4 million for the year ended December 31, 2005, as compared to the same prior year period. The growth was concentrated in interest-bearing deposits which grew $136.3 million, or 12.5% for the year ended December 31, 2005 as compared to the same prior year period.

Net Interest Income

Net interest income for the year ended December 31, 2005 increased to $60.9 million, as compared to $56.0 million in the same prior year period. The net interest margin increased to 3.30% for the year ended December 31, 2005 from 3.23% in the same prior year period. Net interest income benefited from the wider net interest margin and the increase in average interest-earning assets as noted above.

Provision for Loan Losses

For the year ended December 31, 2005, the Company’s provision for loan losses was $350,000, as compared to $300,000 for the same prior year period. Total loans receivable increased and net charge-offs for the year ended December 31, 2005 increased to $578,000 from $414,000 for the same prior year period, however, non-performing loans decreased to $1.6 million at December 31, 2005 from $3.5 million at December 31, 2004.

Other Income

Other income was $24.1 million for the year ended December 31, 2005, compared to $20.7 million for the same prior year period. For the year ended December 31, 2005, the Company recorded gains of $13.2 million on the sale of loans and securities available for sale, as compared to gains of $10.8 million in the same prior year period. For the year ended December 31, 2004, the gain on sale of loans and securities includes a gain of $186,000 on the sale of equity securities. For the year ended December 31, 2005, the Company received proceeds from the sale of mortgage loans of $726.0 million as compared to $510.0 million for the year ended December 31, 2004. Loan sales benefited from the full year impact of the third quarter 2004 acquisition of a consumer direct lending operation by Columbia. The volume of mortgage loan originations and related loan sale activity is highly dependent on the overall level of interest rates.

Fees and service charges increased $1.1 million, or 13.8%, for the year ended December 31, 2005, as compared to the same prior year period primarily related to increases in investment services and trust fees. In early 2005 the investment services program was expanded to add Licensed Branch Employees which allowed the Company to capture more of the revenue associated with the sale of investment products. Partly as a result of this initiative fee income from investment sales increased to $1.2 million for the year ended December 31, 2005, a 60.8% increase over the comparable 2004 amount.

Operating Expenses

Operating expenses were $54.8 million for the year ended December 31, 2005, as compared to $48.8 million in the same prior year period. The increase was primarily due to the full year effect in 2005 of the costs related to the third quarter 2004 acquisition of the consumer direct lending operation, as well as increased incentive plan costs.

Provision for Income Taxes

Income tax expense was $10.3 million for the year ended December 31, 2005, as compared to $9.8 million for the same prior year period. The effective tax rate decreased slightly to 34.6% for the year ended December 31, 2005 as compared to 35.2% for the same prior year period. The Company’s lower average stock price in 2005 as compared to 2004 decreased that portion of the ESOP expense which is not deductible for tax purposes.

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

16 | OceanFirst Financial Corp. (OCFC) | Annual Report 2005

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

Other Income

Other income was $20.7 million for the year ended December 31, 2004, as compared to $18.7 million for the year ended December 31, 2003. The net gain on sales of loans and securities available for sale includes a gain of $186,000 on the sale of equity securities for the year ended December 31, 2004, as compared to a gain of $719,000 for the same prior year period. For the year ended December 31, 2004, the Company recorded a gain of $10.6 million on the sale of loans held for sale, as compared to a gain of $11.1 million in the same prior year period. During 2003, loan sales benefited from the historically low interest rate environment which led to substantial loan origination volume from refinance activity. Most of this volume was in the 30-year fixed-rate mortgage loan product, much of which the Company sells into the secondary market. For the year ended December 31, 2004, the Company received proceeds from the sale of mortgage loans of $510.0 million as compared to $631.9 million for the year ended December 31, 2003. The volume of mortgage loan originations and related loan sale activity is highly dependent on the overall level of interest rates.

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

Operating Expenses

Operating expenses were $48.8 million for the year ended December 31, 2004, an increase of $3.9 million as compared to $44.9 million for the year ended December 31, 2003. Compensation expense increased due to costs related to the third quarter 2004 acquisition of a consumer direct lending operation by Columbia. The increase was also due to the reduction in mortgage loan closings, as refinance activity declined from year ago levels. Higher loan closings in the earlier periods increased deferred loan expenses which were reflected as a reduction to compensation expense. General and administrative expense decreased $1.0 million for the year ended December 31, 2004 as compared to the same prior year period primarily due to lower loan related expenses.

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

Cash Earnings

Stockholders’ equity is a critical measure of a company’s ability to repurchase shares, pay dividends and continue to grow. Although reported earnings and return on stockholders’ equity are traditional measures of performance, the Company believes that the change in stockholders’ equity, or “cash earnings,” and related return measures are also a significant measure of a company’s performance. Cash earnings exclude the effects of various non-cash expenses, such as the employee stock plans amortization expense and related tax benefit, as well as the amortization of intangible assets. In the case of tangible stockholders’ equity (stockholders’ equity less intangible assets) these items have either been previously charged to stockholders’ equity, as in the case of employee stock plans amortization expense, through contra-equity accounts, or do not affect tangible stockholders’ equity, such as the market appreciation of allocated ESOP shares for which the operating charge is offset by a credit to additional paid-in capital and intangible asset amortization for which the related intangible asset has already been deducted in the calculation of tangible stockholders’ equity.

Annual Report 2005 | OceanFirst Financial Corp. (OCFC) | 17

Management’s Discussion and Analysis

of Financial Condition and Results of Operations (continued)

The following table reconciles the Company’s net income with cash earnings. The table is a pro forma calculation which is not in accordance with Generally Accepted Accounting Principles.

Year Ended December 31,	2005	2004	2003
(in thousands, except share data)
Net income	$19,497	$17,945	$19,873
Add: Employee stock plans amortization expense	3,374	3,792	4,073
Amortization of intangible assets	104	105	105
Less: Tax benefit(1)	496	548	592

Cash earnings	$22,479	$21,294	$23,459

Basic cash earnings per share	$1.91	$1.76	$1.91

Diluted cash earnings per share	$1.84	$1.68	$1.80

(1)	The Company does not receive any tax benefit for that portion of employee stock plan amortization expense relating to the ESOP fair market value adjustment.

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

At December 31, 2005, the Company had outstanding overnight borrowings from the FHLB of $51.9 million, an increase from no overnight borrowings at December 31, 2004. The Company utilizes the overnight line from time to time to fund short-term liquidity needs. Securities sold under agreements to repurchase with retail customers increased to $54.3 million at December 31, 2005 from $45.1 million at December 31, 2004. Like deposit flows, this funding source is dependent upon demand from the Bank’s customer base. The Company also had other borrowings with the FHLB of $362.0 million at December 31, 2005, a decrease from $418.0 million at December 31, 2004. These borrowings were used to fund loan growth and a wholesale leverage strategy designed to improve returns on invested capital.

The Company’s cash needs for the year ended December 31, 2005 were primarily provided by principal payments on loans and mortgage-backed securities, increased deposits and total borrowings and proceeds from the sale of mortgage loans held-for-sale. The cash was principally utilized for loan originations and the purchase of treasury stock. For the year ended December 31, 2004, the cash needs of the Company were primarily satisfied by principal payments on loans and mortgage-backed securities, increased deposits and total borrowings and proceeds from the sale of mortgage loans held-for-sale. The cash provided was principally used for the origination of loans, the purchase of mortgage-backed securities and the purchase of treasury stock.

In the normal course of business, the Company routinely enters into various commitments, primarily relating to the origination and sale of loans. At December 31, 2005, outstanding commitments to originate loans totaled $208.0 million; outstanding unused lines of credit totaled $127.5 million; and outstanding commitments to sell loans totaled $41.6 million. The Company expects to have sufficient funds available to meet current commitments in the normal course of business.

Time deposits scheduled to mature in one year or less totaled $323.9 million at December 31, 2005. Based upon historical experience, management estimates that a significant portion of such deposits will remain with the Company.

Under the Company’s stock repurchase programs, shares of OceanFirst Financial Corp. common stock may be purchased in the open market and through other privately negotiated transactions, from time-to-time, depending on market conditions. The repurchased shares are held as treasury stock for general corporate use. For the year ended December 31, 2005, the Company purchased 690,407 shares of common stock at a total cost of $16.0 million compared with purchases of 674,339 shares for the year ended December 31, 2004 at an aggregate cost of $16.2 million. At December 31, 2005, there were 59,648 shares remaining to be repurchased under the existing stock repurchase program. A new repurchase program was announced on October 19, 2005. Under this 5% repurchase program, an additional 636,036 shares are available for repurchase. Cash dividends declared and paid during the year ended December 31, 2005 were $9.5 million, a decrease from $9.7 million from the same prior year period due to the reduction in common shares outstanding. On January 19, 2006, the Board of Directors declared a quarterly cash dividend of twenty cents ($.20) per common share. The dividend is payable on February 10, 2006 to stockholders of record at the close of business on January 27, 2006.

The primary source of liquidity for OceanFirst Financial Corp., the holding company of OceanFirst Bank, is capital distributions from the banking subsidiary. For the year ended December 31, 2005, OceanFirst Financial Corp. received $15.0 million in dividend payments from OceanFirst Bank. The Company also received $5.0 million from the issuance of subordinated debt. The primary use of these funds is the payment of dividends to shareholders and the repurchase of common stock. OceanFirst Financial Corp.’s ability to continue these activities is partly dependent upon capital distributions from OceanFirst Bank. Applicable Federal law or the Bank’s regulator, may limit the amount of capital distributions OceanFirst Bank may make.

18 | OceanFirst Financial Corp. (OCFC) | Annual Report 2005

At December 31, 2005, the Bank exceeded all of its regulatory capital requirements with tangible capital of $127.7 million, or 6.4%, of total adjusted assets, which is above the required level of $29.8 million or 1.5%; core capital of $127.7 million or 6.4% of total adjusted assets, which is above the required level of $59.6 million, or 3.0%; and risk-based capital of $138.2 million, or 11.1% of risk-weighted assets, which is above the required level of $99.9 million or 8.0%. The Bank is considered a “well-capitalized” institution under the Office of Thrift Supervision’s prompt corrective action regulations.

Off-Balance-Sheet Arrangements and Contractual Obligations

In the normal course of operations, the Company engages in a variety of financial transactions that, in accordance with generally accepted accounting principles, are not recorded in the financial statements, or are recorded in amounts that differ from the notional amounts. These transactions involve, to varying degrees, elements of credit, interest rate, and liquidity risk. Such transactions are used for general corporate purposes or for customer needs. Corporate purpose transactions are used to help manage credit, interest rate, and liquidity risk or to optimize capital. Customer transactions are used to manage customers’ requests for funding. These financial instruments and commitments include unused consumer lines of credit and commitments to extend credit and are discussed in Note 13 to the Consolidated Financial Statements. The Company also has outstanding commitments to sell loans amounting to $41.6 million.

The following table shows the contractual obligations of the Company by expected payment period as of December 31, 2005 (in thousands). Further discussion of these commitments is included in Notes 9 and 13 to the Consolidated Financial Statements.

Contractual Obligation	Total	Less than one year	1-3 years	3-5 years	More than 5 years
Long-Term Debt Obligations	$367,000	$103,000	$171,000	$73,000	$20,000
Operating Lease Obligations	15,272	1,820	3,283	2,383	7,786
Purchase Obligations	6,260	3,130	3,130	—	—

	$388,532	$107,950	$177,413	$75,383	$27,786

Long-term debt obligations includes borrowings from the Federal Home Loan Bank, Securities Sold under Agreements to Repurchase and subordinated debenture. The borrowings have defined terms and under certain circumstances are callable at the option of the lender.

Operating leases represent obligations entered into by the Company for the use of land and premises. The leases generally have escalation terms based upon certain defined indexes.

Purchase obligations represent legally binding and enforceable agreements to purchase goods and services from third parties and consist primarily of contractual obligations under data processing servicing agreements. Actual amounts expended vary based on transaction volumes, number of users and other factors.

Asset Quality

The following table sets forth information regarding non-performing assets consisting of non-accrual loans and Real Estate Owned (“REO”) and activity in the allowance for loan losses. The Bank had no troubled-debt restructured loans and one REO property at December 31, 2005. It is the policy of the Bank to cease accruing interest on loans 90 days or more past due or in the process of foreclosure. For the years ended December 31, 2005, 2004, 2003, 2002 and 2001, respectively, the amount of interest income that would have been recognized on non-accrual loans if such loans had continued to perform in accordance with their contractual terms was $115,000, $128,000, $96,000, $87,000, and $379,000.

Annual Report 2005 | OceanFirst Financial Corp. (OCFC) | 19

Management’s Discussion and Analysis

of Financial Condition and Results of Operations (continued)

At or For The Year Ended December 31,	2005	2004	2003	2002	2001
(dollars in thousands)
Non-accrual loans:
Real estate:
One- to four-family	$1,084	$1,337	$1,712	$2,222	$3,661
Commercial real estate, multi-family and land	—	744	242	74	—
Consumer	299	784	90	95	151
Commercial	212	623	118	297	2,368

Total	1,595	3,488	2,162	2,688	6,180
REO, net	278	288	252	141	133

Total non-performing assets	$1,873	$3,776	$2,414	$2,829	$6,313

Allowance for loan losses:
Balance at beginning of year	$10,688	$10,802	$10,074	$10,351	$9,138
Less: Net charge-offs (recoveries)	578	414	(40)	1,927	37
Add: Provision for loan losses	350	300	688	1,650	1,250

Balance at end of year	$10,460	$10,688	$10,802	$10,074	$10,351

Ratio of net charge-offs (recoveries) during the year to average net loans outstanding during the year	.04%	.03%	.00%	.14%	.00%
Allowance for loan losses as percent of total loans receivable (1)	.62	.69	.75	.71	.77
Allowance for loan losses as a percent of total non-performing loans (2)	655.80	306.42	499.63	374.78	167.49
Non-performing loans as a percent of total loans receivable (1)(2)	.09	.23	.15	.19	.46
Non-performing assets as a percent of total assets (2)	.09	.20	.14	.16	.36

(1)	Total loans receivable includes loans receivable and loans held for sale.
(2)	Non-performing assets consist of non-performing loans and real estate acquired through foreclosure. Non-performing loans consist of all loans 90 days or more past due and other loans in the process of foreclosure. It is the Company’s policy to cease accruing interest on all such loans.

The Company has developed an internal asset classification system which classifies assets depending on risk of loss characteristics. The asset classifications comply with certain regulatory guidelines. At December 31, 2005, the Bank had $2.2 million of assets, including all REO, classified as “Substandard,” $59,000 of assets classified as “Doubtful” and no assets classified as “Loss.” Additionally, “Special Mention” assets totaled $15.5 million at December 31, 2005. These loans are classified as Special Mention due to past delinquencies or other identifiable weaknesses.

The Substandard classification consists primarily of one-to-four family residential loans, home equity credit lines and real estate owned. The Special Mention classification includes a commercial business relationship with an outstanding balance of $8.3 million, net of a $4.5 million participation. The relationship consists of eleven loans and is secured by liens on all corporate assets, including mortgages on commercial real estate used as a locally owned grocery store chain and by residential property of the principals. The loans were current as to payments, but were classified as Special Mention due to shrinking profit margins and increased balance sheet leverage.

The provision for loan losses increased by $50,000 for the year ended December 31, 2005, as compared to the prior year. Net charge-offs increased to $578,000 for the year ended December 31, 2005, as compared to $414,000 for the same prior year period. Additionally, total loans receivable increased $150.5 million, or 9.7%, at December 31, 2005, as compared to December 31, 2004. Mitigating these increases was a decrease of $1.9 million in non-performing loans.

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

The principal objectives of the Company’s interest rate risk management function are to evaluate the interest rate risk inherent in certain balance sheet accounts; determine the level of risk appropriate given the Company’s business focus, operating environment, capital and liquidity requirements and performance objectives; and manage the risk consistent with Board approved guidelines. Through such management, the Company seeks to reduce the exposure of its operations to changes in interest rates. The Company monitors its interest rate risk as such risk relates to its operating strategies. The Company’s Board of Directors has established an Asset Liability Committee (“ALCO”) consisting of members of the Company’s management, responsible for reviewing the Company’s asset liability policies and interest rate risk position. ALCO meets monthly and reports trends and the Company’s interest rate risk position to the Board of Directors on a quarterly basis. The extent of the movement of interest rates, higher or lower, is an uncertainty that could have an impact on the earnings of the Company.

20 | OceanFirst Financial Corp. (OCFC) | Annual Report 2005

The Company utilizes the following strategies to manage interest rate risk: (1) emphasizing the origination for portfolio of fixed-rate mortgage loans generally having terms to maturity of not more than fifteen years, adjustable-rate loans, floating-rate and balloon maturity commercial loans, and consumer loans consisting primarily of home equity loans and lines of credit; (2) holding primarily short-term and/or adjustable- or floating-rate mortgage-backed and investment securities; (3) attempting to reduce the overall interest rate sensitivity of liabilities by emphasizing core and longer-term deposits; and (4) extending the maturities on wholesale borrowings for up to ten years. The Company may also sell fixed-rate mortgage loans into the secondary market. In determining whether to retain fixed-rate mortgages, management considers the Company’s overall interest rate risk position, the volume of such loans, the loan yield and the types and amount of funding sources. The Company periodically retains fixed-rate mortgage loan production in order to improve yields and increase balance sheet leverage. During periods when fixed-rate mortgage loan production is retained, the Company generally attempts to extend the maturity on part of its wholesale borrowings for up to ten years. For the past few years, the Company has sold most 30-year fixed-rate mortgage loan originations in the secondary market. In addition, during 2005 the Company sold a significant volume of 15-year fixed-rate mortgage loan originations. The Company currently does not participate in financial futures contracts, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments, but may do so in the future to manage interest rate risk.

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

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2005 which were anticipated by the Company, based upon certain assumptions, to reprice or mature in each of the future time periods shown. At December 31, 2005 the Company’s one year gap was negative 0.02% . Except as stated below, the amount of assets and liabilities which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. The table is intended to provide an approximation of the projected repricing of assets and liabilities at December 31, 2005, on the basis of contractual maturities, anticipated prepayments, and scheduled rate adjustments within a three month period and subsequent selected time intervals. Loans receivable reflect principal balances expected to be redeployed and/or repriced as a result of contractual amortization and anticipated prepayments of adjustable-rate loans and fixed-rate loans, and as a result of contractual rate adjustments on adjustable-rate loans. Loans were projected to prepay at rates between 3.0% and 35.0% annually. Mortgage-backed securities were projected to prepay at rates between 26.0% and 28.0% annually. Savings accounts, interest-bearing checking accounts and money market deposit accounts were assumed to decay, or run-off, at 1.50% per month. Prepayment and decay rates can have a significant impact on the Company’s estimated gap. There can be no assurance that projected prepayment rates for loans and mortgage-backed securities will be achieved or that projected decay rates for deposits will be realized.

Annual Report 2005 | OceanFirst Financial Corp. (OCFC) | 21

Management’s Discussion and Analysis

of Financial Condition and Results of Operations (continued)

At December 31, 2005	3 Months or Less	More than 3 Months to 1 Year	More than 1 Year to 3 Years	More than 3 Years to 5 Years	More than 5 Years	Total
(dollars in thousands)
Interest-earning assets(1):
Interest-earning deposits and short-term investments	$5,144	$—	$—	$—	$—	$5,144
Investment securities	75,729	2,384	—	—	6,471	84,584
FHLB stock	—	—	—	—	21,792	21,792
Mortgage-backed securities	7,504	15,374	26,045	36,829	618	86,370
Loans receivable (2)	257,134	293,826	549,357	328,409	263,726	1,692,452

Total interest-earning assets	345,511	311,584	575,402	365,238	292,607	1,890,342

Interest-bearing liabilities:
Money market deposit accounts	5,549	15,213	31,763	72,644	—	125,169
Savings accounts	10,758	29,496	61,585	140,850	—	242,689
Interest-bearing checking accounts	16,923	46,400	96,877	221,587	—	381,787
Time deposits	93,846	230,103	124,446	31,369	6,971	486,735
FHLB advances	80,900	74,000	115,000	70,000	15,000	354,900
Securities sold under agreements to repurchase and other borrowings	54,289	—	56,000	3,000	5,000	118,289

Total interest-bearing liabilities	262,265	395,212	485,671	539,450	26,971	1,709,569

Interest sensitivity gap(3)	$83,246	$(83,628)	$89,731	$(174,212)	$265,636	$180,773

Cumulative interest sensitivity gap	$83,246	$(382)	$89,349	$(84,863)	$180,773	$180,773

Cumulative interest sensitivity gap as a percent of total interest-earning assets	4.40%	(0.02)%	4.73%	(4.49)%	9.56%	9.56%

Cumulative interest-earning assets as a percent of cumulative interest-bearing liabilities	131.74%	99.94%	107.82%	94.96%	110.57%	110.57%

(1)	Interest-earning assets are included in the period in which the balances are expected to be redeployed and/or repriced as a result of anticipated prepayments, scheduled rate adjustments and contractual maturities.
(2)	For purposes of the gap analysis, loans receivable includes loans held for sale and non-performing loans gross of the allowance for loan losses, unamortized discounts and deferred loan fees.
(3)	Interest sensitivity gap represents the difference between interest-earning assets and interest-bearing liabilities.

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

Another method of analyzing an institution’s exposure to interest rate risk is by measuring the change in the institution’s net portfolio value (“NPV”) and net interest income under various interest rate scenarios. NPV is the difference between the net present value of assets, liabilities and off-balance sheet contracts. The NPV ratio, in any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The Company’s interest rate sensitivity is monitored by management through the use of an interest rate risk (“IRR”) model which measures IRR by modeling the change in NPV and net interest income over a range of interest rate scenarios. The Office of Thrift Supervision (“OTS”) also produces an NPV only analysis using its own model, based upon data submitted on the Bank’s quarterly Thrift Financial Reports. The results produced by the OTS may vary from the results produced by the Company’s model, primarily due to differences in the assumptions utilized including estimated loan prepayment rates, reinvestment rates and deposit decay rates. The following table sets forth the Company’s NPV and net interest income projections as of December 31, 2005 and 2004, as calculated by the Company (in thousands). For purposes of this table, the Company used prepayment speeds and deposit decay rates similar to those used in calculating the Company’s gap.

22 | OceanFirst Financial Corp. (OCFC) | Annual Report 2005

At December 31, 2005, the Company’s NPV in a static rate environment is greater than the NPV at December 31, 2004 primarily reflecting the continued growth of core deposits and the increased value of those deposits.

	December 31, 2005
Change in Interest Rates in Basis Points (Rate Shock)	Net Portfolio Value			Net Interest Income
	Amount	% Change	NPV Ratio	Amount	% Change
200	$191,412	(13.4)%	10.2%	$58,488	(1.3)%
100	211,514	(4.3)	11.0	59,147	(0.2)
Static	221,078	—	11.2	59,283	—
(100)	220,257	(0.4)	11.0	58,652	(1.1)
(200)	208,516	(5.7)	10.4	56,769	(4.2)

	December 31, 2004
	Net Portfolio Value			Net Interest Income
Change in Interest Rates in Basis Points (Rate Shock)	Amount	% Change	NPV Ratio	Amount	% Change
200	$185,995	(9.7)%	10.1%	$59,967	1.9%
100	200,162	(2.8)	10.6	59,661	1.4
Static	205,868	—	10.7	58,856	—
(100)	204,583	(0.6)	10.5	57,699	(2.7)
(200)	—	—	—	—	—

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

Private Securities Litigation Reform Act Safe Harbor Statement

In addition to historical information, this annual report contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake - and specifically disclaims any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. Further description of the risks and uncertainties to the business are included in Item 1, BUSINESS of the Company’s 2005 Form 10K.

Annual Report 2005 | OceanFirst Financial Corp. (OCFC) | 23

Consolidated Statements of Financial Condition

(dollars in thousands, except per share amounts)

December 31, 2005 and 2004	2005	2004
Assets
Cash and due from banks	$31,108	$74,021
Investment securities available for sale (notes 3 and 9)	83,861	83,960
Federal Home Loan Bank of New York stock, at cost (note 9)	21,792	21,250
Mortgage-backed securities available for sale (notes 4 and 9)	85,025	124,478
Loans receivable, net (notes 5 and 9)	1,654,544	1,472,907
Mortgage loans held for sale	32,044	63,961
Interest and dividends receivable (note 6)	7,089	6,033
Real estate owned, net	278	288
Premises and equipment, net (note 7)	16,118	16,037
Servicing asset (note 5)	9,730	8,790
Bank Owned Life Insurance (BOLI)	36,002	34,990
Intangible assets	1,272	1,376
Other assets (note 10)	6,494	6,184

Total assets	$1,985,357	$1,914,275

Liabilities and Stockholders’ Equity
Deposits (note 8)	$1,356,568	$1,270,535
Securities sold under agreements to repurchase with retail customers (note 9)	54,289	45,072
Securities sold under agreements to repurchase with the Federal Home Loan Bank (note 9)	59,000	106,000
Federal Home Loan Bank advances (note 9)	354,900	312,000
Subordinated debenture (note 9)	5,000	—
Advances by borrowers for taxes and insurance	7,699	6,289
Other liabilities (note 10)	9,117	36,423

Total liabilities	1,846,573	1,776,319

Commitments and contingencies (note 13)
Stockholders’ equity (notes 2, 10, 11 and 12):
Preferred stock, $.01 par value, 5,000,000 shares authorized, no shares issued	—	—
Common stock, $.01 par value, 55,000,000 shares authorized, 27,177,372 shares issued and 12,698,505 and 13,024,204 shares outstanding at December 31, 2005 and 2004, respectively	272	272
Additional paid-in capital	197,621	193,723
Retained earnings	164,613	157,575
Accumulated other comprehensive loss	(1,223)	(667)
Less: Unallocated common stock held by Employee Stock Ownership Plan	(7,472)	(8,652)
Treasury stock, 14,478,867 and 14,153,168 shares at December 31, 2005 and 2004, respectively	(215,027)	(204,295)
Common stock acquired by Deferred Compensation Plan	1,383	986
Deferred Compensation Plan liability	(1,383)	(986)

Total stockholders’ equity	138,784	137,956

Total liabilities and stockholders’ equity	$1,985,357	$1,914,275

See accompanying notes to consolidated financial statements.

24 | OceanFirst Financial Corp. (OCFC) | Annual Report 2005

Consolidated Statements of Income

(in thousands, except per share amounts)

Years Ended December 31, 2005, 2004 and 2003	2005	2004	2003
Interest income:
Loans	$93,864	$83,594	$86,881
Mortgage-backed securities	3,813	4,363	4,440
Investment securities and other	5,122	2,995	3,216

Total interest income	102,799	90,952	94,537

Interest expense:
Deposits (note 8)	22,807	15,194	17,243
Borrowed funds	19,066	19,737	19,651

Total interest expense	41,873	34,931	36,894

Net interest income	60,926	56,021	57,643
Provision for loan losses (note 5)	350	300	688

Net interest income after provision for loan losses	60,576	55,721	56,955

Other income:
Loan servicing income (loss) (note 5)	280	328	(2,654)
Fees and service charges	9,434	8,289	7,860
Net gain on sales of loans and securities available for sale (note 3)	13,183	10,832	11,842
Income on Bank Owned Life Insurance	1,122	1,256	1,550
Other	71	35	151

Total other income	24,090	20,740	18,749

Operating expenses:
Compensation and employee benefits (note 11)	31,184	27,242	22,240
Occupancy (note 13)	4,539	3,840	3,592
Equipment	2,531	2,341	2,434
Marketing	2,914	2,020	2,193
Federal deposit insurance	507	478	478
Data processing	3,243	2,959	2,994
General and administrative	9,916	9,879	10,926

Total operating expenses	54,834	48,759	44,857

Income before provision for income taxes	29,832	27,702	30,847
Provision for income taxes (note10)	10,335	9,757	10,974

Net Income	$19,497	$17,945	$19,873

Basic earnings per share (note 1)	$1.65	$1.48	$1.62

Diluted earnings per share (note 1)	$1.60	$1.42	$1.53

Average basic shares outstanding (note 1)	11,786	12,108	12,291

Average diluted shares outstanding (note 1)	12,219	12,666	13,017

See accompanying notes to consolidated financial statements.

Annual Report 2005 | OceanFirst Financial Corp. (OCFC) | 25

Consolidated Statements of Changes in Stockholders’ Equity

(dollars in thousands, except per share amounts)

Years Ended December 31, 2005, 2004 and 2003	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Employee Stock Ownership Plan	Treasury Stock	Common Stock Acquired by Deferred Compensation Plan	Deferred Compensation Plan Liability	Total
Balance at December 31, 2002	$272	$184,934	$142,224	$(3,201)	$(11,248)	$(177,676)	$255	$(255)	$135,305

Comprehensive income:
Net income	—	—	19,873	—	—	—	—	—	19,873
Other comprehensive loss:
Unrealized gain on securities (net of tax expense $ 123)	—	—	—	268	—	—	—	—	268
Reclassification adjustment for gains included in net income (net of tax expense of $ 252)	—	—	—	(467)	—	—	—	—	(467)

Total comprehensive income									19,674

Acceleration of stock option vesting	—	249	—	—	—	—	—	—	249
Tax benefit of stock plans	—	1,945	—	—	—	—	—	—	1,945
Purchase 867,259 shares of common stock	—	—	—	—	—	(20,620)	—	—	(20,620)
Allocation of ESOP stock	—	—	—	—	1,337	—	—	—	1,337
ESOP adjustment	—	2,487	—	—	—	—	—	—	2,487
Cash dividend – $.78 per share	—	—	(9,618)	—	—	—	—	—	(9,618)
Exercise of stock options	—	—	(1,675)	—	—	5,578	—	—	3,903
Purchase of stock for the deferred compensation plan, net	—	—	—	—	—		308	(308)	—

Balance at December 31, 2003	272	189,615	150,804	(3,400)	(9,911)	(192,718)	563	(563)	134,662

Comprehensive income:
Net income	—	—	17,945	—	—	—	—	—	17,945
Other comprehensive income:
Unrealized gain on securities (net of tax expense $ 1,953)	—	—	—	2,854	—	—	—	—	2,854
Reclassification adjustment for gains included in net income (net of tax expense $ 65)	—	—	—	(121)	—	—	—	—	(121)

Total comprehensive income	—	—	—	—	—	—	—		20,678

Stock Award	—	202	—	—	—	—	—	—	202
Tax benefit of stock plans	—	1,575	—	—	—	—	—	—	1,575
Purchase 674,339 shares of common stock	—	—	—	—	—	(16,247)	—	—	(16,247)
Allocation of ESOP stock	—	—	—	—	1,259	—	—	—	1,259
ESOP adjustment	—	2,331	—	—	—	—	—	—	2,331
Cash dividend – $.80 per share	—	—	(9,686)	—	—	—	—	—	(9,686)
Exercise of stock options	—	—	(1,488)	—	—	4,670	—	—	3,182
Purchase of stock for the deferred compensation plan, net	—	—	—	—	—	—	423	(423)	—

Balance at December 31, 2004	272	193,723	157,575	(667)	(8,652)	(204,295)	986	(986)	137,956

Comprehensive income:
Net income	—	—	19,497	—	—	—	—	—	19,497
Other comprehensive income:
Unrealized loss on securities (net of tax benefit $ 377)	—	—	—	(544)	—	—	—	—	(544)
Reclassification adjustment for gains included in net income (net of tax expense $ 7)	—	—	—	(12)	—	—	—	—	(12)

Total comprehensive income	—	—	—	—	—	—	—		18,941

Stock Award	—	130	—	—	—	—	—	—	130
Tax benefit of stock plans	—	1,704	—	—	—	—	—	—	1,704
Purchase 690,407 shares of common stock	—	—	—	—	—	(15,962)	—	—	(15,962)
Allocation of ESOP stock	—	—	—	—	1,180	—	—	—	1,180
ESOP adjustment	—	2,064	—	—	—	—	—	—	2,064
Cash dividend – $.80 per share	—	—	(9,469)	—	—	—	—	—	(9,469)
Exercise of stock options	—	—	(2,990)	—	—	5,230	—	—	2,240
Purchase of stock for the deferred compensation plan, net	—	—	—	—	—	—	397	(397)	—

Balance at December 31, 2005	$272	$197,621	$164,613	$(1,223)	$(7,472)	$(215,027)	$1,383	$(1,383)	$138,784

See accompanying notes to consolidated financial statements.

26 | OceanFirst Financial Corp. (OCFC) | Annual Report 2005

Consolidated Statements of Cash Flows

(in thousands)

Years Ended December 31, 2005, 2004 and 2003	2005	2004	2003
Cash flows from operating activities:
Net income	$19,497	$17,945	$19,873

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of premises and equipment	2,030	2,053	2,118
Amortization of ESOP	1,180	1,259	1,337
ESOP adjustment	2,064	2,331	2,487
Stock awards	130	202	249
Tax benefit of stock plans	1,704	1,575	1,945
Amortization and impairment of servicing asset	2,252	1,905	4,976
Amortization of intangible assets	104	105	105
Net premium amortization in excess of discount accretion on securities	793	1,270	1,287
Net premium (accretion) of deferred fees and discounts on loans	178	(177)	(209)
Provision for loan losses	350	300	688
Deferred taxes	334	(886)	1,037
Net gain on sale of premises and equipment	(28)	—	—
Net gain on sales of real estate owned	—	(5)	(114)
Net gain on sales of loans and securities available for sale	(13,183)	(10,832)	(11,842)
Proceeds from sales of mortgage loans held for sale	726,041	510,041	631,854
Mortgage loans originated for sale	(684,153)	(533,371)	(591,854)
Increase in value of Bank Owned Life Insurance	(1,122)	(1,256)	(1,550)
Proceeds from Bank Owned Life Insurance	110	214	—
(Increase) decrease in interest and dividends receivable	(1,056)	(556)	901
(Increase) decrease in other assets	(261)	(94)	530
(Decrease) increase in other liabilities	(27,306)	25,156	(7,754)

Total adjustments	10,161	(766)	36,191

Net cash provided by operating activities	29,658	17,179	56,064

Cash flows from investing activities:
Net increase in loans receivable	(182,165)	(84,098)	(54,053)
Proceeds from sales of investment and mortgage-backed securities available for sale	7,828	545	2,237
Purchase of investment securities available for sale	(4,427)	(802)	(3,540)
Purchase of mortgage-backed securities available for sale	(7,704)	(82,844)	(70,581)
Proceeds from maturities of investment securities available for sale	4,670	2,116	15,371
Principal payments on mortgage-backed securities available for sale	37,473	43,478	118,857
Purchases of Federal Home Loan Bank of New York stock	(542)	(2,030)	(520)
Proceeds from sales of real estate owned	10	257	255
Proceeds from sale of premises and equipment	49	—	—
Purchases of premises and equipment	(2,132)	(1,617)	(883)

Net cash (used in) provided by investing activities	(146,940)	(124,995)	7,143

Cash flows from financing activities:
Increase (decrease) in deposits	86,033	126,330	(40,631)
Increase (decrease) in short-term borrowings	61,117	(16,051)	16,539
Proceeds from Federal Home Loan Bank advances	54,000	121,000	70,000
Repayments of Federal Home Loan Bank Advances	(99,000)	(89,000)	(64,000)
Proceeds from securities sold under agreements to repurchase	—	44,000	—
Repayments of securities sold under agreements to repurchase	(11,000)	(18,000)	—
Proceeds from subordinated debenture	5,000	—	—
Increase in advances by borrowers for taxes and insurance	1,410	137	200
Exercise of stock options	2,240	3,182	3,903
Dividends paid	(9,469)	(9,686)	(9,618)
Purchase of treasury stock	(15,962)	(16,247)	(20,620)

Net cash provided by (used in ) financing activities	74,369	145,665	(44,227)

Net (decrease) increase in cash and due from banks	(42,913)	37,849	18,980
Cash and due from banks at beginning of year	74,021	36,172	17,192

Cash and due from banks at end of year	$31,108	$74,021	$36,172

Supplemental Disclosure of Cash Flow Information:
Cash paid during the year for:
Interest	$42,159	$34,630	$36,884
Income taxes	19,151	7,387	8,044
Noncash investing activities:
Transfer of loans receivable to real estate owned	—	288	264

See accompanying notes to consolidated financial statements.

Annual Report 2005 | OceanFirst Financial Corp. (OCFC) | 27

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

Loans on which interest is more than 90 days past due, including impaired loans, and other loans in the process of foreclosure are placed on non-accrual status. Interest income previously accrued on these loans, but not yet received, is reversed in the current period. Any interest subsequently collected is credited to income in the period of recovery only after the full principal balance has been brought current. A loan is returned to accrual status when all amounts due have been received and the remaining principal balance is deemed collectible.

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

28 | OceanFirst Financial Corp. (OCFC) | Annual Report 2005

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

Impact of New Accounting Pronouncements

Financial Accounting Standards Board (“FASB”) Statement No. 123 (revised 2004) addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. Statement 123(R) requires an entity to recognize the grant-date fair-value of stock options and other equity-based compensation issued to employees in the income statement. The revised Statement generally requires that an entity account for those transactions using the fair-value-based method, and eliminates an entity’s ability to account for share-based compensation transactions using the intrinsic value method of accounting in APB Opinion No. 25, Accounting for Stock Issued to Employees, which was permitted under Statement 123, as originally issued. The revised Statement requires entities to disclose information needed about the nature of the share-based payment transactions and the effects of those transactions on the financial statements. Statement 123(R) is effective for the Company beginning January 1, 2006. The Company must use either the modified prospective or the modified retrospective transition method. The adoption of Statement 123(R) will cause the Company to recognize additional expense upon the grant of stock options.

FASB Staff Position No. FAS 115-1 and FAS 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (the “FSP”), was issued on November 3, 2005 and addresses the determination of when an investment is considered impaired; whether the impairment is other than temporary; and how to measure an impairment loss. The FSP also addresses accounting considerations subsequent to the recognition of an other-than-temporary impairment on a debt security, and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The FSP replaces the impairment guidance in EITF Issue No. 03-1 with references to existing authoritative literature concerning other-than-temporary determinations (principally Statement of Financial Accounting Standards No. 115 and SEC Staff Accounting Bulletin 59). Under the FSP, impairment losses must be recognized in earnings equal to the entire difference between the security’s cost and its fair value at the financial statement date, without considering partial recoveries subsequent to that date. The FSP also requires that an investor recognize an other-than-temporary impairment loss when a decision to sell a security has been made and the investor does not expect the fair value of the security to fully recover prior to the expected time of sale. The FSP is effective for reporting periods beginning after December 15, 2005. The Company does not expect that the application of the FSP will have a material impact on its financial condition, results of operations or financial statement disclosures.

In May 2005, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3”. SFAS No. 154 requires retroactive application to prior periods’ financial statements of a voluntary change in accounting principles unless it is impracticable. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005, with earlier application permitted to accounting changes and corrections of errors made in fiscal years beginning after May 31, 2005.

Stock-based Compensation

The Company accounts for stock-based compensation using the intrinsic value method under Accounting Principles Board No. 25. On December 22, 2005, the Company accelerated the vesting of 645,535 outstanding unvested stock options awarded to directors and officers of the Bank. Of the 645,535 stock options for which vesting was accelerated 464,516, or 72% were “in the money” options having exercise prices from $14.33 to $23.23. The remaining 181,019, or 28%, were “out of the money” options having exercise prices from $23.44 to $27.11. The acceleration was undertaken in an attempt to eliminate compensation expense that the Company would otherwise be required to recognize with respect to these unvested stock options upon adopting Statement 123 (R). The Company recognized a pre-tax charge of $27,000 in the fourth quarter while eliminating potential pre-tax compensation expense in future periods of approximately $2.3 million, of which $1.0 million would have been incurred during the year ended December 31, 2006. Statement of Financial Accounting Standards No. 123, Accounting for Stock-based Compensation as amended by Statement of Financial Accounting Standards No. 148, Accounting for Stock-based Compensation-Transition and Disclosure, permits the use of the intrinsic value method; however, requires the Company to disclose the pro forma net income and earnings per share as if the stock-based compensation had been accounted for using the fair value method. Had the compensation costs for the Company’s stock option plan been determined based on the fair value method, the Company’s net income and earnings per share would have been reduced to the pro forma amounts indicated below (in thousands except per share data).

Annual Report 2005 | OceanFirst Financial Corp. (OCFC) | 29

Notes to Consolidated Financial Statements (continued)

	2005	2004	2003
Net income:
As reported	$19,497	$17,945	$19,873

Stock-based compensation expense included in reported net income, net of related tax effects	85	131	162
Total stock-based compensation expense determined under the fair value based method including earned incentive awards and stock option grants, net of related tax effects	(2,450)	(711)	(669)

Net stock-based compensation expense not included in reported net income, all relating to stock option grants, net of related tax effects	(2,365)	(580)	(507)

Pro forma	$17,132	$17,365	$19,366

Basic earnings per share:
As reported	$1.65	$1.48	$1.62
Pro forma	1.45	1.43	1.58

Diluted earnings per share:
As reported	$1.60	$1.42	$1.53
Pro forma	1.40	1.37	1.49

Weighted average fair value of an option share granted during the year	$4.05	$4.66	$4.45

The fair value of stock options granted by the Company was estimated through the use of the Black-Scholes option pricing model applying the following assumptions:

	2005	2004	2003
Risk-free interest rate	3.95%	4.21%	2.79%
Expected option life	6 years	6 years	6 years
Expected volatility	22%	23%	25%
Expected dividend yield	3.41%	3.36%	3.25%

Comprehensive Income

Comprehensive income is comprised of net income and other comprehensive income (loss). Other comprehensive income (loss) includes items recorded directly in equity, such as unrealized gains or losses on securities available for sale.

Intangible Assets

The Company accounts for intangible assets under SFAS 142, “Goodwill and Other Intangible Assets.” SFAS 142 eliminated amortization of goodwill and requires that an annual impairment test be performed. The Company has determined that there is no impairment to goodwill based on the criteria of SFAS 142. The Company’s intangible assets, primarily core deposit intangibles, are being amortized over a period of ten years.

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

The following reconciles shares outstanding for basic and diluted earnings per share for the years ended December 31, 2005, 2004 and 2003 (in thousands):

Year ended December 31,	2005	2004	2003
Weighted average shares outstanding	12,817	13,241	13,585
Less: Unallocated ESOP shares	(956)	(1,101)	(1,255)
Unallocated Incentive Award shares and shares held by deferred compensation plan	(75)	(32)	(39)

Average basic shares outstanding	11,786	12,108	12,291
Add: Effect of dilutive securities:
Stock options	362	533	695
Incentive Awards and shares held by deferred compensation plan	71	25	31

Average diluted shares outstanding	12,219	12,666	13,017

(2) Regulatory Matters

Office of Thrift Supervision (“OTS”) regulations require savings institutions to maintain minimum levels of regulatory capital. Under the regulations in effect at December 31, 2005, the Bank was required to maintain a minimum ratio of tangible capital to total adjusted assets of 1.5%; a minimum ratio of Tier 1 (core) capital to total adjusted assets of 3.0%; and a minimum ratio of total (core and supplementary) capital to risk-weighted assets of 8.0%.

Under its prompt corrective action regulations, the OTS is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on the institution’s financial statements. The regulations establish a framework for the classification of savings institutions into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally an institution is considered well capitalized if it has a Tier 1 ratio of at least 6.0%; and a total risk-based capital ratio of at least 10.0%. At December 31, 2005 and 2004 the Bank was considered well capitalized.

30 | OceanFirst Financial Corp. (OCFC) | Annual Report 2005

The following is a summary of the Bank’s actual capital amounts and ratios as of December 31, 2005 and 2004, compared to the OTS minimum capital adequacy requirements and the OTS requirements for classification as a well capitalized institution (in thousands).

	Actual		For capital adequacy purposes		To be well capitalized under prompt corrective action
As of December 31, 2005:	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tangible capital	$127,731	6.4%	$29,787	1.5%	$—	—%
Core capital	127,731	6.4	59,575	3.0	99,291	5.0
Tier 1 risk-based capital	127,731	10.2	49,960	4.0	74,941	6.0
Risk-based capital	138,152	11.1	99,921	8.0	124,901	10.0

As of December 31, 2004:	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tangible capital	$118,232	6.2%	$28,672	1.5%	$—	—%
Core capital	118,232	6.2	57,344	3.0	95,573	5.0
Tier 1 risk-based capital	118,232	9.7	48,656	4.0	72,984	6.0
Risk-based capital	128,790	10.6	97,311	8.0	121,639	10.0

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

(3) Investment Securities Available for Sale

The amortized cost and estimated market value of investment securities available for sale at December 31, 2005 and 2004 are as follows (in thousands):

December 31, 2005	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
U. S. agency obligations	$201	$—	$(1)	$200
State and municipal obligations	4,131	26	—	4,157
Corporate debt securities	75,528	—	(1,898)	73,630
Equity investments	4,724	1,150	—	5,874

	$84,584	$1,176	$(1,899)	$83,861

December 31, 2004	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
U. S. Government obligations	$998	$—	$(6)	$992
U. S. agency obligations	208	—	(3)	205
State and municipal obligations	3,812	50	—	3,862
Corporate debt securities	75,449	—	(2,274)	73,175
Equity investments	4,344	1,382	—	5,726

	$84,811	$1,432	$(2,283)	$83,960

Gains realized during 2005, 2004 and 2003 on the sale of investment securities available for sale totaled $136,000, $186,000 and $719,000, respectively. There were no losses realized during 2005, 2004 or 2003 on the sale of investment securities available for sale.

The amortized cost and estimated market value of investment securities available for sale, excluding equity investments, at December 31, 2005 by contractual maturity, are shown below (in thousands). Actual maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. At December 31, 2005, investment securities available for sale with an amortized cost and estimated market value of $77,275,000 and $75,402,000, respectively, were callable prior to the maturity date.

December 31, 2005	Amortized Cost	Estimated Market Value
Less than one year	$2,585	$2,585
Due after one year through five years	—	—
Due after five years through ten years	—	—
Due after ten years	77,275	75,402

	$79,860	$77,987

The carrying value of investment securities pledged as required security for deposits and for other purposes required by law amounted to $1,948,000 and $1,197,000 at December 31, 2005 and 2004, respectively. Additionally, the carrying value of investment securities pledged as collateral for reverse repurchase agreements amounted to $75,603,000 and $73,175,000 at December 31, 2005 and 2004, respectively.

The estimated market value and unrealized loss for investment securities available for sale at December 31, 2005 and 2004, segregated by the duration of the unrealized loss are as follows (in thousands):

December 31, 2005

	Less than 12 months		12 months or longer		Total
	Estimated Market Value	Unrealized Losses	Estimated Market Value	Unrealized Losses	Estimated Market Value	Unrealized Losses
U.S. agency obligations	$200	$(1)	$—	$—	$200	$(1)
Corporate debt securities	—	—	73,630	(1,898)	73,630	(1,898)

	$200	$(1)	$73,630	$(1,898)	$73,830	$(1,899)

December 31, 2004

	Less than 12 months		12 months or longer		Total
	Estimated Market Value	Unrealized Losses	Estimated Market Value	Unrealized Losses	Estimated Market Value	Unrealized Losses
U.S. Government obligations	$992	$(6)	$—	$—	$992	$(6)
U.S. agency obligations	—	—	205	(3)	205	(3)
Corporate debt securities	—	—	73,175	(2,274)	73,175	(2,274)

	$992	$(6)	$73,380	$(2,277)	$74,372	$(2,283)

Annual Report 2005 | OceanFirst Financial Corp. (OCFC) | 31

Notes to Consolidated Financial Statements (continued)

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

(4) Mortgage-Backed Securities Available for Sale

The amortized cost and estimated market value of mortgage-backed securities available for sale at December 31, 2005 and 2004 are as follows (in thousands):

December 31, 2005	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
FHLMC	$10,964	$61	$(216)	$10,809
FNMA	72,861	23	(1,353)	71,531
GNMA	2,545	140	—	2,685

	$86,370	$224	$(1,569)	$85,025

December 31, 2004	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
FHLMC	$17,729	$87	$(48)	$17,768
FNMA	103,297	91	(687)	102,701
GNMA	3,729	280	—	4,009

	$124,755	$458	$(735)	$124,478

There were no gains realized on the sale of mortgage-backed securities available for sale during 2005, 2004 or 2003. Losses realized during 2005 on the sale of mortgage-backed securities available for sale totaled $117,000. There were no losses realized during 2004 and 2003 on the sale of mortgage-backed securities available for sale.

The contractual maturities of mortgage-backed securities available for sale generally exceed 20 years; however, the effective lives are expected to be shorter due to principal prepayments.

The carrying value of mortgage-backed securities pledged as required security for deposits and for other purposes required by law amounted to $6,013,000 and $14,067,000 at December 31, 2005 and December 31, 2004, respectively. The carrying value of mortgage-backed securities pledged as collateral for reverse repurchase agreements amounted to $76,274,000 and $101,186,000 at December 31, 2005 and 2004, respectively.

The estimated market value and unrealized loss for mortgage-backed securities available for sale at December 31, 2005 and 2004 segregated by the duration of the unrealized loss are as follows (in thousands):

December 31, 2005

	Less than 12 months		12 months or longer		Total
	Estimated Market Value	Unrealized Losses	Estimated Market Value	Unrealized Losses	Estimated Market Value	Unrealized Losses
FHLMC	$—	—	$7,302	$(216)	$7,302	$(216)
FNMA	—	—	62,349	(1,353)	62,349	(1,353)

	$—	$—	$69,651	$(1,569)	$69,651	$(1,569)

December 31, 2004

	Less than 12 months		12 months or longer		Total
	Estimated Market Value	Unrealized Losses	Estimated Market Value	Unrealized Losses	Estimated Market Value	Unrealized Losses
FHLMC	$—	$—	$8,719	$(48)	$8,719	$(48)
FNMA	—	—	87,166	(687)	87,166	(687)

	$—	$—	$95,885	$(735)	$95,885	$(735)

The mortgage-backed securities are issued and guaranteed by either FHLMC or FNMA, stockholder-owned corporations chartered by the United States Government, whose debt obligations are rated AA or better by one of the internationally recognized credit rating services. The Company considers the unrealized losses to be the result of changes in interest rates which over time can have both a positive and negative impact on the estimated market value of the mortgage-backed securities. Although these mortgage-backed securities are available for sale, the Company has the ability to hold these securities until maturity at which time the Company expects to receive the fully amortized cost.

(5) Loans Receivable, Net

A summary of loans receivable at December 31, 2005 and 2004 follows (in thousands):

December 31,	2005	2004
Real estate mortgage:
One-to-four family	$1,150,447	$1,061,108
Commercial real estate, multi-family and land	278,922	243,299
FHA insured & VA guaranteed	4,735	1,516

	1,434,104	1,305,923

Real estate construction	22,739	19,189
Consumer	146,911	99,279
Commercial	64,300	61,290

Total loans	1,668,054	1,485,681

Loans in process	(7,646)	(5,970)
Deferred origination costs, net	4,596	3,888
Unamortized discount	—	(4)
Allowance for loan losses	(10,460)	(10,688)

	(13,510)	(12,774)

	$1,654,544	$1,472,907

32 | OceanFirst Financial Corp. (OCFC) | Annual Report 2005

At December 31, 2005, 2004 and 2003 loans in the amount of $1,595,000, $3,488,000 and $2,162,000, respectively, were three or more months delinquent or in the process of foreclosure and the Company was not accruing interest income. At December 31, 2005, there were no impaired loans. At December 31, 2004, the impaired loan portfolio consisted of one commercial real estate loan for $744,000 for which general allocations to the allowance for loan losses of $149,000 were identified. If interest income on nonaccrual loans and impaired loans had been current in accordance with their original terms, approximately $115,000, $128,000 and $96,000 of interest income for the years ended December 31, 2005, 2004 and 2003, respectively, would have been recorded. At December 31, 2005, there were no commitments to lend additional funds to borrowers whose loans are classified as nonperforming.

An analysis of the allowance for loan losses for the years ended December 31, 2005, 2004 and 2003 is as follows (in thousands):

Year Ended December 31,	2005	2004	2003
Balance at beginning of year	$10,688	$10,802	$10,074
Provision charged to operations	350	300	688
Charge-offs	(684)	(487)	(258)
Recoveries	106	73	298

Balance at end of year	$10,460	$10,688	$10,802

An analysis of the servicing asset for the years ended December 31, 2005, 2004 and 2003 is as follows (in thousands):

Year Ended December 31,	2005	2004	2003
Balance at beginning of year	$8,790	$7,473	$7,907
Capitalized mortgage servicing rights	3,192	3,222	4,542
Amortization and impairment charges	(2,252)	(1,905)	(4,976)

Balance at end of year	$9,730	$8,790	$7,473

Loans serviced for others amounted to $910.3 million at December 31, 2005, all of which relate to residential loans. The estimated fair value of the servicing asset at December 31, 2005 was $15,526,000.

(6) Interest and Dividends Receivable

A summary of interest and dividends receivable at December 31, 2005 and 2004 follows (in thousands):

December 31,	2005	2004
Loans	$6,080	$5,162
Investment securities	660	362
Mortgage-backed securities	349	509

	$7,089	$6,033

(7) Premises and Equipment, Net

Premises and equipment at December 31, 2005 and 2004 are summarized as follows (in thousands):

December 31,	2005	2004
Land	$3,195	$3,195
Buildings and improvements	15,506	15,507
Leasehold improvements	2,187	2,052
Furniture and equipment	12,708	11,428
Automobiles	277	194
Construction in progress	533	2

Total	34,406	32,378
Accumulated depreciation and amortization	(18,288)	(16,341)

	$16,118	$16,037

(8) Deposits

Deposits, including accrued interest payable of $239,000 and $210,000 at December 31, 2005 and 2004, respectively, are summarized as follows (in thousands):

December 31,	2005		2004
	Amount	Weighted Average Cost	Amount	Weighted Average Cost
Non-interest bearing accounts	$120,188	—%	$106,492	—%
Interest-bearing checking accounts	381,787	1.78	297,919.81
Money market deposit accounts	125,169	1.34	142,893	1.01
Savings accounts	242,689.73		250,032.50
Time deposits	486,735	3.49	473,199	2.67

	$1,356,568	2.01%	$1,270,535	1.40%

Included in time deposits at December 31, 2005 and 2004, respectively, is $110,488,000 and $112,464,000 in deposits of $100,000 and over.

Time deposits at December 31, 2005 mature as follows (in thousands):

Year Ended December 31,
2006	$323,925
2007	76,380
2008	57,651
2009	13,776
2010	8,032
Thereafter	6,971

$486,735

Interest expense on deposits for the years ended December 31, 2005, 2004 and 2003 was as follows (in thousands):

Year Ended December 31,	2005	2004	2003
Interest-bearing checking accounts	$4,674	$1,556	$1,743
Money market deposit accounts	1,604	1,350	1,372
Savings accounts	1,858	1,310	1,679
Time deposits	14,671	10,978	12,449

	$22,807	$15,194	$17,243

(9) Borrowed Funds

Borrowed funds are summarized as follows (in thousands):

December 31,	2005		2004
	Amount	Weighted Average Rate	Amount	Weighted Average Rate
Federal Home Loan Bank advances	$354,900	4.27%	$312,000	4.32%
Securities sold under agreements to repurchase	113,289	4.27	151,072	3.64
Subordinated debenture	5,000	6.35	—	—

	$473,189	4.29%	$463,072	4.10%

Annual Report 2005 | OceanFirst Financial Corp. (OCFC) | 33

Notes to Consolidated Financial Statements (continued)

Information concerning Federal Home Loan Bank (“FHLB”) advances and securities sold under agreements to repurchase (“reverse repurchase agreements”) is summarized as follows (in thousands):

	FHLB Advances		Reverse Repurchase Agreements
	2005	2004	2005	2004
Average balance	$320,231	$335,916	$132,520	$142,824
Maximum amount outstanding at any month end	363,000	361,200	152,445	159,835
Average interest rate for the year	4.28%	4.41%	3.95%	3.45%

Amortized cost of collateral:
Corporate securities	—	—	$75,528	$75,449
Mortgage-backed securities	—	—	77,641	101,408
Other securities	—	—	1,948	—
Estimated market value of collateral:
Corporate securities	—	—	73,630	73,175
Mortgage-backed securities	—	—	76,274	101,186
Other securities	—	—	1,973	—

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

FHLB advances and reverse repurchase agreements have contractual maturities at December 31, 2005 as follows (in thousands):

Year Ended December 31,	FHLB Advances	Reverse Repurchase Agreements
2006	$154,900	$54,289
2007	75,000	15,000
2008	40,000	41,000
2009	40,000	3,000
2010	30,000	—
Thereafter	15,000	—

	$354,900	$113,289

Amount callable by lender prior to the maturity date	$22,000	$40,000

On August 4, 2005, the Company issued $5,000,000 of subordinated debt at a fixed interest rate of 6.35%. Accrued interest is due quarterly with principal due at the maturity date of November 23, 2015.

The Bank has an available overnight line of credit with the FHLB for $100,000,000 which expires July 31, 2006. The Bank also has available from the FHLB, a one-month overnight repricing line of credit for $100,000,000 which expires July 31, 2006. When utilized, both lines carry a floating interest rate of 10-15 basis points over the current Federal funds rate. All FHLB advances, including the lines of credit, are secured by the Bank’s mortgage loans, mortgage-backed securities and FHLB stock. As a member of the FHLB of New York, the Company is required to maintain a minimum investment in the capital stock of the FHLB, at cost, in an amount equal to 0.20% of the Bank’s mortgage-related assets, plus 4.5% of the specified value of certain transactions between the Bank and the FHLB.

(10) Income Taxes

The provision for income taxes for the years ended December 31, 2005, 2004 and 2003 consists of the following (in thousands):

Year Ended December 31,	2005	2004	2003
Current:
Federal	$9,500	$10,179	$9,448
State	501	464	489

Total Current	10,001	10,643	9,937

Deferred:
Federal	710	(626)	1,297
State	(376)	(260)	(260)

Total deferred	334	(886)	1,037

	$10,335	$9,757	$10,974

Included in other comprehensive income (loss) is income tax expense (benefit) attributable to net unrealized gains (losses) on securities available for sale in the amount of $(384,000), $1,888,000 and $(129,000) for the years ended December 31, 2005, 2004 and 2003, respectively. Included in stockholders’ equity is income tax benefit attributable to stock plans in the amount of $1,704,000, $1,575,000 and $1,945,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

A reconciliation between the provision for income taxes and the expected amount computed by multiplying income before the provision for income taxes times the applicable statutory Federal income tax rate for the years ended December 31, 2005, 2004 and 2003 is as follows (in thousands):

Year Ended December 31,	2005	2004	2003
Income before provision for income taxes	$29,832	$27,702	$30,847
Applicable statutory Federal income tax rate	35.0%	35.0%	35.0%
Computed “expected” Federal income tax expense	$10,441	$9,696	$10,796
Increase(decrease) in Federal income tax expense resulting from:
ESOP adjustment	722	816	870
ESOP dividends	(368)	(317)	(290)
Earnings on life insurance	(393)	(440)	(543)
State income taxes net of Federal benefit	82	132	149
Other items, net	(149)	(130)	(8)

	$10,335	$9,757	$10,974

Included in other assets at December 31, 2005 and 2004 is a net deferred tax asset of $4,054,000 and $4,004,000, respectively. In addition, at December 31, 2005 and 2004 the Company recorded a current tax (receivable) payable of $(2,089,000) and $8,700,000, respectively.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2005 and 2004 are presented below (in thousands):

34 | OceanFirst Financial Corp. (OCFC) | Annual Report 2005

December 31,	2005	2004
Deferred tax assets:
Allowance for loan and real estate owned losses per books	$4,273	$4,366
Reserve for uncollected interest	33	62
Deferred compensation	1,023	1,017
Premises and equipment, differences in depreciation	310	45
Other reserves	162	95
Stock plans	72	124
ESOP	—	59
Unrealized loss on securities available for sale	845	461
Intangible assets	51	74
Lease termination costs	32	64
Penalty on early extinguishment of debt	11	82
Partnership investment income	—	181
State alternative minimum tax	885	642
State net operating loss carry forward	1,379	963

Total gross deferred tax assets	9,076	8,235
Less valuation allowance	1,379	963

Deferred tax assets, net	7,697	7,272

Deferred tax liabilities:

Excess servicing on sale of mortgage loans	(1,331)	(1,146)
Investments, discount accretion	(280)	(248)
Deferred loan and commitment costs, net	(2,000)	(1,774)
Loans held for sale	—	(100)
ESOP	(32)	—

Total deferred tax liabilities	(3,643)	(3,268)

Net deferred tax assets	$4,054	$4,004

The Company has determined that a valuation allowance should be established for the state net operating loss carryforward as it was considered unlikely that the Bank, due to its REIT subsidiary, would have sufficient earnings to realize the benefit. The Company has determined that it is not required to establish a valuation reserve for the remaining net deferred tax asset account since it is “more likely than not” that the net deferred tax assets will be realized through future reversals of existing taxable temporary differences, future taxable income and tax planning strategies. The conclusion that it is “more likely than not” that the remaining net deferred tax assets will be realized is based on the history of earnings and the prospects for continued growth. Management will continue to review the tax criteria related to the recognition of deferred tax assets.

Retained earnings at December 31, 2005 includes approximately $10,750,000 for which no provision for income tax has been made. This amount represents an allocation of income to bad debt deductions for tax purposes only. Events that would result in taxation of these reserves include failure to qualify as a bank for tax purposes, distributions in complete or partial liquidation, stock redemptions and excess distributions to shareholders. At December 31, 2005 the Company had an unrecognized deferred tax liability of $4,391,000 with respect to this reserve.

(11) Employee Stock Ownership Plan

As part of the Conversion, the Bank established an Employee Stock Ownership Plan (“ESOP”) to provide retirement benefits for eligible employees. All full-time employees are eligible to participate in the ESOP after they attain age 21 and complete one year of service during which they work at least 1,000 hours. ESOP shares are first allocated to employees who also participate in the Bank’s Incentive Savings (401K) Plan in an amount equal to 50% of the first 6% of the employees contribution. During 2005, 2004 and 2003, 18,646, 14,409 and 13,802 shares, respectively, were either released or committed to be released under this formula. The remaining ESOP shares are allocated among participants on the basis of compensation earned during the year. Employees are fully vested in their ESOP account after the completion of five years of credited service or completely if service was terminated due to death, retirement, disability, or change in control of the Company. ESOP participants are entitled to receive distributions from the ESOP account only upon termination of service, which includes retirement and death.

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

The Bank’s obligation to make such contributions is reduced to the extent of any dividends paid by the Company on unallocated shares and any investment earnings realized on such dividends. As of December 31, 2005 and 2004 contributions to the ESOP, which were used to fund principal and interest payments on the ESOP debt, totaled $2,127,000 and $2,267,000, respectively. During 2005 and 2004, $813,000 and $935,000, respectively, of dividends paid on unallocated ESOP shares were used for debt service. At December 31, 2005 and 2004, the loan had an outstanding balance of $7,369,000 and $8,772,000, respectively, and the ESOP had unallocated shares of 886,029 and 1,026,060, respectively. At December 31, 2005, the unallocated shares had a fair value of $20,166,000. The unamortized balance of the ESOP is shown as unallocated common stock held by the ESOP and is reflected as a reduction of stockholders’ equity.

For the years ended December 31, 2005, 2004 and 2003, the Bank recorded compensation expense related to the ESOP of $3,244,000, $3,590,000 and $3,824,000, respectively, including $2,064,000, $2,331,000 and $2,487,000, respectively, representing additional compensation expense to reflect the increase in the average fair value of committed to be released and allocated shares in excess of the Bank’s cost. As of December 31, 2005, 1,635,012 shares had been allocated to participants and 125,847 shares were committed to be released.

(12) Incentive Plan

The Company has established the Amended and Restated OceanFirst Financial Corp. 1997 Incentive Plan (the “Incentive Plan”) which authorizes the granting of stock options and awards of Common Stock and the OceanFirst Financial Corp. 2000 Stock Option Plan which authorizes the granting of stock options. On April 24, 2003 the Company’s shareholders ratified an amendment of the OceanFirst Financial Corp. 2000 Stock Option Plan which increased the number of shares available under option. The purpose of these plans is to attract and retain qualified personnel in key positions, provide officers, employees and non-employee directors (“Outside Directors”) with a proprietary interest in the Company as an incentive to contribute to the success of the Company, promote the attention of management to other stockholders’ concerns and reward employees for outstanding performance. All officers, other employees and Outside Directors of the Company and its affiliates are eligible to receive awards under the plans.

Annual Report 2005 | OceanFirst Financial Corp. (OCFC) | 35

Notes to Consolidated Financial Statements (continued)

Under the Incentive Plan and the Amended 2000 Stock Option Plan, the Company is authorized to issue up to 4,153,564 shares subject to option. All options expire 10 years from the date of grant and generally vest at the rate of 20% per year. The exercise price of each option equals the market price of the Company’s stock on the date of grant.

A summary of option activity for the years ended December 31, 2005, 2004 and 2003 follows:

	2005		2004		2003
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding at beginning of year	2,215,514	$15.47	2,291,337	$13.71	2,483,146	$11.58
Granted	18,850	22.06	395,276	22.57	378,305	23.51
Exercised	(483,414)	10.23	(388,708)	10.86	(507,991)	9.90
Forfeited	(18,540)	22.33	(82,391)	22.34	(62,123)	19.36

Outstanding at end of year	1,732,410	$16.90	2,215,514	$15.47	2,291,337	$13.71

Options exercisable	1,723,426		1,337,326		1,521,233

The following table summarizes information about stock options outstanding at December 31, 2005:

	Options Outstanding		Options Exercisable
Exercise Prices	Number of Options	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
$ 9.60- 9.87	511,350	1.09 years	$9.61	511,350	$9.61
10.00-12.87	128,882	3.09	11.57	128,882	11.57
13.06-16.96	22,691	4.86	14.34	22,691	14.34
17.14-17.88	377,941	6.16	17.88	377,791	17.88
18.64-23.23	387,016	8.42	22.45	381,706	22.45
23.44-27.11	304,530	7.53	23.50	301,006	23.50

	1,732,410	5.16 years	$16.90	1,723,426	$16.90

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

At December 31, 2005, the following commitments and contingent liabilities existed which are not reflected in the accompanying consolidated financial statements (in thousands):

December 31,	2005
Unused consumer and construction loan lines of credit (primarily floating-rate)	$69,104

Unused commercial loan lines of credit (primarily floating-rate)	58,411

Other commitments to extend credit:
Fixed-Rate	90,428
Adjustable-Rate	89,130
Floating-Rate	28,397

The Company’s fixed-rate loan commitments expire within 90 days of issuance and carried interest rates ranging from 4.38% to 9.25% at December 31, 2005.

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

At December 31, 2005, the Company is obligated under noncancelable operating leases for premises and equipment. Rental expense under these leases aggregated approximately $2,030,000, $1,655,000 and $1,419,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

The projected minimum rental commitments as of December 31, 2005 are as follows (in thousands):

Year ended December 31,
2006	$1,820
2007	1,670
2008	1,613
2009	1,458
2010	925
Thereafter	7,786

$15,272

The Company grants one-to-four family and commercial first mortgage real estate loans to borrowers primarily located in Ocean, Middlesex and Monmouth Counties, New Jersey and other surrounding areas of New York City. The Company also originates interest-only one-to-four family mortgage loans in which the borrower makes only interest payments for the first five, seven or ten years of the mortgage loan term. This feature will result in future increases in the borrower’s loan repayment when the contractually required repayments increase due to the required amortization of the principal amount. These payment increases could affect a borrower’s ability to repay the loan. The amount of interest-only one-to-four family mortgage loans at December 31, 2005 was $199.4 million. The ability of borrowers’ to repay their obligations are dependent upon various factors including the borrowers’ income

36 | OceanFirst Financial Corp. (OCFC) | Annual Report 2005

and net worth, cash flows generated by the underlying collateral, value of the underlying collateral and priority of the Company’s lien on the property. Such factors are dependent upon various economic conditions and individual circumstances beyond the Company’s control; the Company is, therefore, subject to risk of loss.

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

Federal Home Loan Bank of New York Stock

The fair value for Federal Home Loan Bank of New York stock is its carrying value since this is the amount for which it could be redeemed. There is no active market for this stock and the Company is required to maintain a minimum investment based upon the outstanding balance of mortgage related assets and outstanding borrowings.

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

The estimated fair values of the Bank’s financial instruments as of December 31, 2005 and 2004 are presented in the following tables (in thousands). Since the fair value of off-balance sheet commitments approximate book value and are not significant, these disclosures are not included.

December 31, 2005	Book Value	Fair Value
Financial Assets:
Cash and due from banks	$31,108	$31,108
Investment securities available for sale	83,861	83,861
Mortgage-backed securities available for sale	85,025	85,025
Federal Home Loan Bank of New York stock	21,792	21,792
Loans receivable and mortgage loans held for sale	1,686,588	1,673,670
Financial Liabilities:
Deposits	1,356,568	1,350,337
Borrowed funds	473,189	470,001

December 31, 2004	Book Value	Fair Value
Financial Assets:
Cash and due from banks	$74,021	$74,021
Investment securities available for sale	83,960	83,960
Mortgage-backed securities available for sale	124,478	124,478
Federal Home Loan Bank of New York stock	21,250	21,250
Loans receivable and mortgage loans held for sale	1,536,868	1,546,284
Financial Liabilities:
Deposits	1,270,535	1,267,722
Borrowed funds	463,072	471,136

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

Annual Report 2005 | OceanFirst Financial Corp. (OCFC) | 37

Notes to Consolidated Financial Statements (continued)

(15)	Parent-Only Financial Information

The following condensed statements of financial condition at December 31, 2005 and 2004 and condensed statements of operations and cash flows for the years ended December 31, 2005, 2004 and 2003 for OceanFirst Financial Corp. (parent company only) reflects the Company’s investment in its wholly-owned subsidiary, the Bank, using the equity method of accounting.

CONDENSED STATEMENTS OF FINANCIAL CONDITION

(in thousands)

December 31,	2005	2004
Assets
Cash and due from banks	$7	$7
Advances to subsidiary Bank	2,894	4,970
Investment securities	5,874	5,726
ESOP loan receivable	7,369	8,772
Investment in subsidiary Bank	128,073	119,003

Total assets	$144,217	$138,478

Liabilities and Stockholders’ Equity
Subordinated debenture	5,000	—
Other liabilities	433	522
Stockholders’ equity	138,784	137,956

Total liabilities and stockholders’ equity	$144,217	$138,478

CONDENSED STATEMENTS OF OPERATIONS

(in thousands)

Year ended December 31,	2005	2004	2003
Dividend income - Subsidiary Bank	$15,000	$20,000	$25,000
Dividend income - Investment securities	477	484	468
Gain on sale - Investment securities	136	186	719
Interest income - Advances to subsidiary Bank	46	47	39
Interest income - ESOP loan receivable	724	841	961

Total dividend and interest income	16,383	21,558	27,187
Interest expense - subordinated debenture	131	—	—
Operating expenses	1,167	1,212	1,272

Income before income taxes and undistributed earnings/(distributions in excess of earnings) of subsidiary Bank	15,085	20,346	25,915
Provision for income taxes	31	119	390

Income before undistributed earnings/ (distributions in excess of earnings) of subsidiary Bank	15,054	20,227	25,525
Undistributed earnings/(distributions in excess of earnings)of subsidiary Bank	4,443	(2,282)	(5,652)

Net income	$19,497	$17,945	$19,873

CONDENSED STATEMENTS OF CASH FLOWS

(in thousands)

Year ended December 31,	2005	2004	2003
Cash flows from operating activities:
Net income	$19,497	$17,945	$19,873
Decrease (increase) in advances to subsidiary Bank	2,076	1,513	(1,028)
(Undistributed earnings of) distributions in excess of earnings of subsidiary Bank	(4,443)	2,282	5,652
Gain on sale of investment securities	(136)	(186)	(719)
Increase (decrease) in other liabilities	38	(332)	205

Net cash provided by operating activities	17,032	21,222	23,983

Cash flows from investing activities:
Proceeds from sale of investment securities	199	545	2,237
Purchase of investment securities	(443)	(441)	(1,332)
Repayments on ESOP loan receivable	1,403	1,425	1,447

Net cash provided by investing activities	1,159	1,529	2,352

Cash flows from financing activities:
Proceeds from subordinated debenture	5,000	—	—
Dividends paid	(9,469)	(9,686)	(9,618)
Purchase of treasury stock	(15,962)	(16,247)	(20,620)
Exercise of stock options	2,240	3,182	3,903

Net cash used in financing activities	(18,191)	(22,751)	(26,335)
Net increase in cash and due from banks	—	—	—
Cash and due from banks at beginning of year	7	7	7

Cash and due from banks at end of year	$7	$7	$7

SELECTED CONSOLIDATED QUARTERLY FINANCIAL DATA

(Unaudited)

Quarter ended	Dec. 31	Sept. 30	June 30	March 31
(dollars in thousands, except per share data)
2005
Interest income	$27,290	$26,328	$24,860	$24,321
Interest expense	11,880	10,918	9,931	9,144

Net interest income	15,410	15,410	14,929	15,177
Provision for loan losses	—	100	200	50

Net interest income after provision for loan losses	15,410	15,310	14,729	15,127
Other income	5,984	6,314	5,918	5,874
Operating expenses	14,116	14,192	13,157	13,369

Income before provision for income taxes	7,278	7,432	7,490	7,632
Provision for income taxes	2,432	2,602	2,615	2,686

Net Income	$4,846	$4,830	$4,875	$4,946

Basic earnings per share	$.41	$.41	$.41	$.42

Diluted earnings per share	$.40	$.40	$.40	$.40

2004
Interest income	$23,589	$23,187	$22,145	$22,031
Interest expense	9,107	8,917	8,637	8,270

Net interest income	14,482	14,270	13,508	13,761
Provision for loan losses	150	50	50	50

Net interest income after provision for loan losses	14,332	14,220	13,458	13,711
Other income	6,607	4,951	4,513	4,669
Operating expenses	13,374	12,275	11,678	11,432

Income before provision for income taxes	7,565	6,896	6,293	6,948
Provision for income taxes	2,572	2,444	2,272	2,469

Net Income	$4,993	$4,452	$4,021	$4,479

Basic earnings per share	$.42	$.37	$.33	$.37

Diluted earnings per share	$.40	$.35	$.32	$.35

38 | OceanFirst Financial Corp. (OCFC) | Annual Report 2005

Report of Independent

Registered Public Accounting Firm

The Board of Directors and Stockholders

OceanFirst Financial Corp.:

We have audited the accompanying consolidated statements of financial condition of OceanFirst Financial Corp. and subsidiary (the “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of OceanFirst Financial Corp. and subsidiary as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”), and our report dated March 1, 2006 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

/s/ KPMG LLP

Short Hills, New Jersey

March 1, 2006

Annual Report 2005 | OceanFirst Financial Corp. (OCFC) | 39

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

Management assessed the Company’s internal control over financial reporting as of December 31, 2005. This assessment was based on criteria for effective internal control over financial reporting established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that, as of December 31, 2005, the Company maintained effective internal control over financial reporting based on those criteria. The Company’s independent registered public accounting firm has issued an audit report on our assessment of, and the effective operation of, the Company’s internal control over financial reporting. This report appears on page 41.

40 | OceanFirst Financial Corp. (OCFC) | Annual Report 2005

Report of Independent

Registered Public Accounting Firm

The Board of Directors and Stockholders

OceanFirst Financial Corp.:

We have audited management’s assessment, included in the accompanying Management Report on Internal Control Over Financial Reporting, that OceanFirst Financial Corp. and subsidiary (the “Company”) maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Management of the Company is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

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

In our opinion, management’s assessment that OceanFirst Financial Corp. and subsidiary maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also, in our opinion, OceanFirst Financial Corp. and subsidiary maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of financial condition of OceanFirst Financial Corp. and subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, and our report dated March 1, 2006 expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP

Short Hills, New Jersey

March 1, 2006

Annual Report 2005 | OceanFirst Financial Corp. (OCFC) | 41