Form 10-K, Exhibit 13
period 2006-12-31
OCEANFIRST FINANCIAL CORP
filed 2007-03-30
CIK 1004702

Exhibit 13

Selected Consolidated Financial and Other Data of the Company

The selected consolidated financial and other data of the Company set forth below is derived in part from, and should be read in conjunction with the Consolidated Financial Statements of the Company and Notes thereto presented elsewhere in this Annual Report.

At December 31,	2006	2005	2004	2003	2002
(dollars in thousands)
Selected Financial Condition Data:
Total assets	$2,077,002	$1,985,357	$1,914,275	$1,717,409	$1,743,698
Investment securities available for sale	82,384	83,861	83,960	80,458	91,978
Federal Home Loan Bank of New York stock	25,346	21,792	21,250	19,220	18,700
Mortgage-backed securities available for sale	68,369	85,025	124,478	86,938	138,657
Loans receivable, net	1,701,425	1,654,544	1,472,907	1,389,220	1,335,898
Mortgage loans held for sale	82,943	32,044	63,961	33,207	66,626
Deposits	1,372,328	1,356,568	1,270,535	1,144,205	1,184,836
Federal Home Loan Bank advances	430,500	354,900	312,000	314,400	214,000
Securities sold under agreements to repurchase and other borrowings	102,482	118,289	151,072	106,723	184,584
Stockholders’ equity	132,320	138,784	137,956	134,662	135,305

For the Year Ended December 31,	2006	2005	2004	2003	2002
(dollars in thousands; except per share amounts)
Selected Operating Data:
Interest income	$116,562	$102,799	$90,952	$94,537	$108,456
Interest expense	58,443	41,873	34,931	36,894	47,624

Net interest income	58,119	60,926	56,021	57,643	60,832
Provision for loan losses	150	350	300	688	1,650

Net interest income after provision for loan losses	57,969	60,576	55,721	56,955	59,182
Other income	13,608	24,090	20,740	18,749	10,857
Operating expenses	52,381	54,834	48,759	44,857	40,144

Income before provision for income taxes	19,196	29,832	27,702	30,847	29,895
Provision for income taxes	6,563	10,335	9,757	10,974	9,752

Net income	$12,633	$19,497	$17,945	$19,873	$20,143

Basic earnings per share	$1.09	$1.65	$1.48	$1.62	$1.57

Diluted earnings per share	$1.07	$1.60	$1.42	$1.53	$1.47

Selected Consolidated Financial and Other Data (continued)

Annual Report 2006 | OceanFirst Financial Corp. (OCFC) | 5

Selected Consolidated Financial and Other Data of the Company (continued)

At or For the Year Ended December 31,	2006	2005	2004	2003	2002
Selected Financial Ratios and Other Data(1):
Performance Ratios:
Return on average assets	.62%	1.00%	.98%	1.14%	1.16%
Return on average stockholders’ equity	9.40	14.43	13.34	14.84	14.31
Stockholders’ equity to total assets	6.37	6.99	7.21	7.84	7.76
Tangible equity to tangible assets	6.32	6.93	7.13	7.75	7.67
Average interest rate spread(2)	2.69	3.07	3.03	3.24	3.41
Net interest margin(3)	2.98	3.30	3.23	3.48	3.70
Average interest-earning assets to average interest-bearing liabilities	109.53	109.74	110.24	110.82	109.78
Operating expenses to average assets	2.56	2.81	2.67	2.57	2.32
Efficiency ratio(4)	73.03	64.50	63.52	58.72	56.00

Asset Quality Ratios:
Non-performing loans as a percent of total loans receivable(5)(6)	.25	.09	.23	.15	.19
Non-performing assets as a percent of total assets(6)	.23	.09	.20	.14	.16
Allowance for loan losses as a percent of total loans receivable(5)	.57	.62	.69	.75	.71
Allowance for loan losses as a percent of total non-performing loans(6)	226.25	655.80	306.42	499.63	374.78
Per Share Data:
Cash dividends per common share	$.80	$.80	$.80	$.78	$.69
Book value per common share at end of period	10.79	10.93	10.59	10.09	9.83
Tangible book value per common share at end of period	10.70	10.83	10.49	9.98	9.72
Number of full-service customer facilities:	21	18	17	17	17

(1)	With the exception of end of year ratios, all ratios are based on average daily balances.
(2)	The average interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	The net interest margin represents net interest income as a percentage of average interest-earning assets.
(4)	Efficiency ratio represents the ratio of operating expenses to the aggregate of other income and net interest income.
(5)	Total loans receivable includes loans receivable and loans held for sale.
(6)	Non-performing assets consist of non-performing loans and real estate acquired through foreclosure (“REO”). Non-performing loans consist of all loans 90 days or more past due and other loans in the process of foreclosure. It is the Company’s policy to cease accruing interest on all such loans.

6 | OceanFirst Financial Corp. (OCFC) | Annual Report 2006

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

On August 18, 2000 the Bank acquired Columbia Home Loans, LLC (“Columbia”), a mortgage banking company based in Westchester County, New York in a transaction accounted for as a purchase. Columbia offers a full product line of residential mortgage loans with operations primarily centered in New York and New Jersey. Loans are originated through loan production offices, a web site and a network of independent mortgage brokers.

The Company conducts business, primarily through its ownership of the Bank which operates its administrative/branch office located in Toms River and twenty other branch offices. Seventeen of the twenty-one branch offices are located in Ocean County, New Jersey, with three branches in Monmouth County and one in Middlesex County. One of the branches opened in 2006 was to relocate an existing facility to a preferred location. To complete the relocation, the older branch is expected to close in 2007. The Bank also operates two loan production offices.

The Company’s results of operations are dependent primarily on net interest income, which is the difference between the interest income earned on the Company’s interest-earning assets, such as loans and investments, and the interest expense on its interest-bearing liabilities, such as deposits and borrowings. The Company also generates non-interest income such as income from loan sales, loan servicing, loan originations, including reverse mortgage loan originations, merchant check card services, deposit accounts, the sale of alternative investments, trust and asset management services and other fees. The Company’s operating expenses primarily consist of compensation and employee benefits, occupancy and equipment, marketing, and other general and administrative expenses. The Company’s results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory agencies.

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

With industry consolidation eliminating most locally-headquartered competitors, the Company saw an opportunity to fill a perceived void for locally delivered commercial loan and deposit services. As such, the Company assembled an experienced team of business banking professionals responsible for offering commercial loan and deposit services and merchant check card services to businesses in Ocean County and surrounding communities. As a result of this initiative, commercial loans represented 19.9% of the Bank’s total loans receivable at December 31, 2006 as compared to only 3.6% at December 31, 1997. Commercial loan growth during 2006 of $12.8 million, or 3.7%, was significantly less than the Company’s expectations and less than the results experienced in prior years due to unfilled staff positions and heightened competition. For 2007, these factors may once again keep the Company from attaining its commercial loan growth targets. The diversification of the Company’s loan products entails a higher degree of credit risk than is involved in one-to-four family residential mortgage lending activity. As a consequence, management continues to employ a well-defined credit policy focusing on quality underwriting and close management and Board monitoring.

The Company seeks to increase core deposit market share in its primary market area by expanding the Bank’s branch network and improving market penetration. Over the past nine years, the Company has opened twelve branch offices, nine in Ocean County and three in Monmouth County. The Company has committed to the opening of new branches in Freehold and Bayville which are expected to open in late 2007. Additionally, a new branch in Wall is expected to open in 2008. The Company is continually evaluating additional office sites within its existing market area.

At December 31, 2006, the twelve most recently opened branches maintained an average core deposit ratio of 64.5%. Core account development has also benefited from the Company’s efforts to attract business deposits in conjunction with its commercial lending operations and from an expanded mix of retail core account products. Additionally, marketing and incentive plans have focused on core account growth. As a result of these efforts the Company’s core deposit ratio has grown to 60.5% at December 31, 2006 as compared to only 33.0% at December 31, 1997. Core deposits are generally considered a less expensive and more stable funding source than certificates of deposit.

Management continues to diversify the Company’s product line in order to enhance non-interest income. The Company offers alternative investment products (annuities, mutual funds and life insurance) for sale through its retail branch network. The products are non-proprietary, sold through a third party vendor, and provide the Company with fee income opportunities. In early 2005, the alternative investment program was expanded to add Licensed Bank Employees which allows the Company to capture more of the revenue associated with the sale of investment products. The Company introduced trust and asset management

Annual Report 2006 | OceanFirst Financial Corp. (OCFC) | 7

Management’s Discussion and Analysis

of Financial Condition and Results of Operations (continued)

services in early 2000 and has also expanded the non-interest income received from small business relationships including merchant services. During 2002, the Company established a captive subsidiary to recognize fee income from private mortgage insurance. In early 2005, the Company entered into a joint venture agreement with a title insurance agency to capture part of the revenue associated with offering title insurance to the Company’s mortgage loan customers. During 2003, the Company began offering reverse mortgage loans. For these loans, the Company typically acts as a broker and collects a fee when the loan is closed. Recently, the Company was approved by the Federal National Mortgage Association (“FNMA”) and another institutional investor as a seller/servicer of reverse mortgage loans. As a result, in 2007 the Company expects to close reverse mortgage loans in its name and sell the loan either with or without the servicing rights. The seller/servicer designation is expected to improve the profit margin on reverse mortgage loan volume. As a result of these initiatives, income from fees and service charges has increased from $1.4 million for the year ended December 31, 1997 to $10.5 million for the year ended December 31, 2006, a 25.3% average annual increase.

With post conversion capital levels exceeding 20%, management recognized the need to address the Company’s overcapitalized position in order to improve return on equity. The capital management plan implemented over the past few years includes share repurchases and cash dividends. During 2006 the Company repurchased 772,804 common shares. Under the 10% repurchase program authorized by the Board of Directors in July 2006, 538,763 shares remain to be purchased as of December 31, 2006. From conversion date through December 31, 2006, the Company has repurchased a total of 16.9 million common shares, 62.3% of the shares originally issued in the conversion. The Company has historically targeted a cash dividend payout of 40% to 50% of net income. The dividend has increased by 200% since the initial dividend in 1997. The capital management plan has successfully reduced the Company’s capital ratio from 19.4% at December 31, 1996 to 6.4% at December 31, 2006.

Summary

From mid 2004 through mid 2006, the Board of Governors of the Federal Reserve increased the federal funds borrowing rate 17 times for an aggregate total of 4.25%. These increases outpaced increases in longer-term rates resulting in a flattening of the interest rate yield curve. The pause in short-term rate increases by the Federal Reserve during the second half of 2006 brought about an inversion of the interest rate yield curve as longer-term rates began to decline.

The flat or inverted yield curve throughout 2006 had a negative impact on the Company’s net interest margin and results of operations as interest-earning assets, both loans and securities, are priced against longer-term indices, while interest-bearing liabilities, primarily deposits and borrowings, are priced against shorter-term indices. Despite the contraction in the net interest margin the Company has generally not repriced all core deposits in line with the market increases in short-term interest rates. The likely upward pricing of core deposits into 2007 can be expected to have a continued negative impact on the Company’s net interest margin and results of operations.

While the Bank continues to focus on growing core deposits, the rise in interest rates has made certificates of deposit relatively more attractive as an investment option to the Bank’s depositors. The Bank has generally repriced certificates of deposit upwards in line with market rates while core deposit repricing has lagged the rise in short-term rates. As competition for core deposits has intensified, some of the Bank’s competitors have aggressively raised their core deposit pricing. In light of these trends, the Bank recorded growth in certificates of deposit during 2006 while core deposit balances declined.

During 2006, Columbia offered a subprime mortgage loan product which provided the borrower with 100% financing relative to the value of the underlying property. These mortgage loans were underwritten to investor specifications, subjected to investor due diligence and subsequently sold to investors, however, the loan sale agreements may require Columbia to repurchase the loan in the event of an Early Payment Default, generally defined as the failure by the borrower to make a payment within a designated period early in the loan term following sale of the loan. Columbia may also repurchase a loan in the event of a breach to a representation or warranty or a misrepresentation during the loan origination process. For the year ended December 31, 2006 the Company established a reserve for repurchased loans of $9.6 million with a corresponding provision which reduced the net gain on sale of loans. In the first quarter of 2007, Columbia discontinued the origination of subprime loans.

Critical Accounting Policies

Note 1 to the Company’s Audited Consolidated Financial Statements for the year ended December 31, 2006 contains a summary of significant accounting policies. Various elements of these accounting policies, by their nature, are inherently subject to estimation techniques, valuation assumptions and other subjective assessments. Certain assets are carried in the consolidated statements of financial condition at fair value or the lower of cost or fair value. Policies with respect to the methodologies used to determine the allowance for loan losses, the reserve for repurchased loans, the valuation of Mortgage Servicing Rights and judgments regarding securities impairment are the most critical accounting policies because they are important to the presentation of the Company’s financial condition and results of operations, involve a higher degree of complexity and require management to make difficult and subjective judgments which often require assumptions or estimates about highly uncertain matters. The use of different judgments, assumptions and estimates could result in material differences in the results of operations or financial condition. These critical accounting policies and their application are reviewed periodically and, at least annually, with the Audit Committee of the Board of Directors.

8 | OceanFirst Financial Corp. (OCFC) | Annual Report 2006

Allowance for Loan Losses

The allowance for loan losses is a valuation account that reflects probable incurred losses in the loan portfolio based on management’s evaluation of the risks inherent in its loan portfolio and the general economy. The Company maintains the allowance for loan losses through provisions for loan losses that are charged to income. Charge-offs against the allowance for loan losses are taken on loans where management determines that the collection of loan principal is unlikely. Recoveries made on loans that have been charged-off are credited to the allowance for loan losses when payment is received. The allowance for loan losses is maintained at an amount management considers sufficient to provide for probable losses based on evaluating known and inherent risks in the loan portfolio resulting from management’s continuing analysis of the factors underlying the quality of the loan portfolio. These factors include changes in the size and composition of the loan portfolio, actual loan loss experience, current economic conditions, detailed analysis of individual loans for which full collectibility may not be assured, and the determination of the existence and realizable value of the collateral and guarantees securing the loan.

The Bank’s allowance for loan losses consists of a specific allowance and a general allowance, each updated on a quarterly basis. A specific allowance is determined for all assets classified as substandard, doubtful or loss where the value of the underlying collateral can reasonably be evaluated; generally those loans secured by real estate. The Bank obtains an updated appraisal whenever a loan secured by real estate becomes 90 days delinquent. The specific allowance represents the difference between the Bank’s recorded investment in the loan and the fair value of the collateral, less estimated disposal costs. A general allowance is determined for all other classified and non-classified loans. In determining the level of the general allowance, the Bank segments the loan portfolio into various risk tranches based on type of loan (mortgage, consumer and commercial); and certain underwriting characteristics. An estimated loss factor is then applied to each risk tranche. The loss factors are determined based upon historical loan loss experience, current economic conditions, underwriting standards, internal loan review results and other factors.

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

Reserve for Repurchased Loans

The reserve for repurchased loans relates to potential losses on loans sold which may have to be repurchased due to an Early Payment Default. Additionally, loans may be repurchased based on violation of representations and warranties. Provisions for losses are charged to gain on sale of loans and credited to the reserve, which is part of other liabilities while actual losses are charged to the reserve. In order to estimate an appropriate reserve for repurchased loans, the Company considers recent and historical experience, product type and volume of recent whole loan sales and the general economic environment. Management believes that the Company has established and maintained the reserve for repurchased loans at adequate levels, however, future adjustments to the reserve may be necessary due to economic, operating or other conditions beyond the Company’s control.

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

Annual Report 2006 | OceanFirst Financial Corp. (OCFC) | 9

Management’s Discussion and Analysis

of Financial Condition and Results of Operations (continued)

As of December 31, 2006, the Company concluded that any unrealized losses in the securities available for sale portfolios were temporary in nature because they were primarily related to market interest rates and not related to the underlying credit quality of the issuers of the securities. Additionally, the Company has the intent and ability to hold these investments for the time necessary to recover the amortized cost. Future events that would materially change this conclusion and require an impairment loss to be charged to operations include a change in the credit quality of the issuers.

Analysis of Net Interest Income

Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income also depends upon the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them.

The following table sets forth certain information relating to the Company for each of the years ended December 31, 2006, 2005, and 2004. The yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods shown except where noted otherwise. Average balances are derived from average daily balances. The yields and costs include fees which are considered adjustments to yields.

	Year Ended December 31,
	2006			2005			2004
(dollars in thousands)	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Assets:
Interest-earning assets:
Interest-earning deposits and short-term investments	$8,885	$437	4.92%	$10,796	$344	3.19%	$14,527	$190	1.31%
Investment securities(1)	83,999	5,122	6.10	85,942	3,871	4.50	85,258	2,400	2.81
FHLB stock	24,575	1,315	5.35	20,105	907	4.51	22,357	405	1.81
Mortgage-backed securities(1)	77,416	3,304	4.27	106,148	3,813	3.59	130,749	4,363	3.34
Loans receivable, net(2)	1,758,230	106,384	6.05	1,624,761	93,864	5.78	1,479,504	83,594	5.65

Total interest-earning assets	1,953,105	116,562	5.97	1,847,752	102,799	5.56	1,732,395	90,952	5.25
Non-interest-earning assets	96,752			101,357			97,072

Total assets	$2,049,857			$1,949,109			$1,829,467

Liabilities and Equity:
Interest-bearing liabilities:
Money market deposit accounts	$117,935	$1,994	1.69%	$135,907	$1,604	1.18%	$143,064	$1,350.94%
Savings accounts	219,879	1,730.79		260,655	1,858.71		263,133	1,310.50
Interest-bearing checking accounts	379,997	8,216	2.16	350,839	4,674	1.33	272,076	1,556.57
Time deposits	534,056	21,461	4.02	481,585	14,671	3.05	414,393	10,978	2.65

Total	1,251,867	33,401	2.67	1,228,986	22,807	1.86	1,092,666	15,194	1.39
FHLB advances	426,792	20,184	4.73	320,231	13,698	4.28	335,916	14,815	4.41
Securities sold under agreements to repurchase	92,930	4,068	4.38	132,520	5,237	3.95	142,824	4,922	3.45
Other borrowings	11,543	790	6.84	2,055	131	6.37	—	—	—

Total interest-bearing liabilities	1,783,132	58,443	3.28	1,683,792	41,873	2.49	1,571,406	34,931	2.22
Non-interest-bearing deposits	120,482			115,681			111,135
Non-interest-bearing liabilities	11,875			14,499			12,378

Total liabilities	1,915,489			1,813,972			1,694,919
Stockholders’ equity	134,368			135,137			134,548

Total liabilities and equity	$2,049,857			$1,949,109			$1,829,467

Net interest income		$58,119			$60,926			$56,021

Net interest rate spread(3)			2.69%			3.07%			3.03%

Net interest margin(4)			2.98%			3.30%			3.23%

Ratio of interest-earning assets to interest-bearing liabilities	109.53%			109.74%			110.24%

(1)	Amounts are recorded at average amortized cost.
(2)	Amount is net of deferred loan fees, undisbursed loan funds, discounts and premiums and estimated loan loss allowances and includes loans held for sale and non-performing loans.
(3)	Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.

10 | OceanFirst Financial Corp. (OCFC) | Annual Report 2006

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

	Year Ended December 31, 2006 Compared to Year Ended December 31, 2005			Year Ended December 31, 2005 Compared to Year Ended December 31, 2004
	Increase (Decrease) Due to			Increase (Decrease) Due to
(in thousands)	Volume	Rate	Net	Volume	Rate	Net
Interest-earning assets:
Interest-earning deposits and short-term investments	$(69)	$162	$93	$(60)	$214	$154
Investment securities	(90)	1,341	1,251	19	1,452	1,471
FHLB stock	222	186	408	(45)	547	502
Mortgage-backed securities	(1,149)	640	(509)	(861)	311	(550)
Loans receivable, net	7,981	4,539	12,520	8,320	1,950	10,270

Total interest-earning assets	6,895	6,868	13,763	7,373	4,474	11,847

Interest-bearing liabilities:
Money market deposit accounts	(233)	623	390	(71)	325	254
Savings accounts	(317)	189	(128)	(12)	560	548
Interest-bearing checking accounts	416	3,126	3,542	556	2,562	3,118
Time deposits	1,733	5,057	6,790	1,913	1,780	3,693

Total	1,599	8,995	10,594	2,386	5,227	7,613
FHLB advances	4,929	1,557	6,486	(685)	(432)	(1,117)
Securities sold under agreements to repurchase	(1,692)	523	(1,169)	(370)	685	315
Other borrowings	649	10	659	131	—	131

Total interest-bearing liabilities	5,485	11,085	16,570	1,462	5,480	6,942

Net change in net interest income	$1,410	$(4,217)	$(2,807)	$5,911	$(1,006)	$4,905

Comparison of Financial Condition at December 31, 2006 and December 31, 2005

Total assets at December 31, 2006 were $2.077 billion, an increase of $91.6 million, compared to $1.985 billion at December 31, 2005.

Mortgage-backed securities decreased $16.7 million as cash flow from these securities was used to fund loan growth. Loans receivable, net increased by $46.9 million to a balance of $1.701 billion at December 31, 2006, compared to a balance of $1.655 billion at December 31, 2005. Consumer loans grew $43.1 million, or 29.3%, as the Bank maintained an emphasis on this lending product. Commercial and commercial real estate loans outstanding increased $12.8 million, or 3.7%, which was less than the Company’s expectations and less than the results experienced in prior years due to unfilled staff positions and heightened competition. Mortgage loans held for sale increased $50.9 million to a balance of $82.9 million at December 31, 2006 compared to a balance of $32.0 million at December 31, 2005. The increase occurred primarily at Columbia.

Deposit balances increased $15.8 million to $1.372 billion at December 31, 2006 from $1.357 billion at December 31, 2005. Core deposits decreased by $40.1 million, while time deposits increased by $55.9 million.

Total Federal Home Loan Bank (“FHLB”) borrowings, consisting of securities sold under agreements to repurchase and advances, increased $50.6 million to $464.5 million at December 31, 2006, compared to a balance of $413.9 million at December 31, 2005. The increase was used to fund loan growth. Other borrowings increased $12.5 million to $17.5 million at December 31, 2006 compared to a balance of $5.0 million at December 31, 2005. These borrowings were issued by the Company to primarily fund the repurchase of common stock.

Stockholders’ equity at December 31, 2006 decreased to $132.3 million, compared to $138.8 million at December 31, 2005. For the year ended December 31, 2006, the Company repurchased 772,804 shares of common stock at a total cost of $17.6 million. The reduction in stockholders’ equity due to common stock repurchases was partly offset by net income, proceeds from stock option exercises and the related tax benefit, and Employee Stock Ownership Plan amortization.

Annual Report 2006 | OceanFirst Financial Corp. (OCFC) | 11

Management’s Discussion and Analysis

of Financial Condition and Results of Operations (continued)

Comparison of Operating Results for the Years Ended December 31, 2006 and December 31, 2005

General

Net income decreased to $12.6 million for the year ended December 31, 2006, as compared to net income of $19.5 million for the year ended December 31, 2005. Diluted earnings per share decreased to $1.07 for the year ended December 31, 2006, as compared to $1.60 for the same prior year period. Earnings per share was favorably affected by the Company’s repurchase program, which reduced the average diluted shares outstanding.

Interest Income

Interest income for the year ended December 31, 2006 was $116.6 million, compared to $102.8 million for the year ended December 31, 2005. The yield on interest-earning assets increased to 5.97% for the year ended December 31, 2006, as compared to 5.56% for the same prior year period. Average interest-earning assets increased by $105.4 million for the year ended December 31, 2006, as compared to the same prior year period. The growth was concentrated in average loans receivable which grew $133.5 million, or 8.2%, for the year ended December 31, 2006, as compared to the same prior year period.

Interest Expense

Interest expense for the year ended December 31, 2006 was $58.4 million, compared to $41.9 million for the year ended December 31, 2005. The cost of interest-bearing liabilities increased to 3.28% for the year ended December 31, 2006, as compared to 2.49%, in the same prior year period. Average interest-bearing liabilities increased by $99.3 million for the year ended December 31, 2006 as compared to the same prior year period. The growth was concentrated in borrowed funds which grew $76.5 million, or 16.8% for the year ended December 31, 2006 as compared to the same prior year period.

Net Interest Income

Net interest income for the year ended December 31, 2006 decreased to $58.1 million, as compared to $60.9 million in the same prior year period. The net interest margin decreased to 2.98% for the year ended December 31, 2006 from 3.30% in the same prior year period. Net interest income did benefit from the increase in average interest-earning assets as noted above, but not enough to offset the decline in the net interest margin.

Provision for Loan Losses

For the year ended December 31, 2006, the Company’s provision for loan losses was $150,000, as compared to $350,000 for the the same prior year period. Net charge-offs decreased to $372,000 for the year ended December 31, 2006, as compared to $578,000 for the same prior year period. Total loans receivable increased $91.1 million, or 5.4%, at December 31, 2006, as compared to December 31, 2005, although almost all of this growth was in one-to-four family and consumer loans which generally carry a lower risk as compared to other types of loans. Non-performing loans increased by $2.9 million, however, most of the increase also related to lower risk one-to-four family mortgage loans. Additionally, all non-performing loans were well secured.

Other Income

Other income was $13.6 million for the year ended December 31, 2006, compared to $24.1 million for the same prior year period. For the year ended December 31, 2006, the Bank recorded gains of $1.4 million on the sale of loans and securities available for sale, as compared to gains of $13.2 million in the same prior year period. Loans sold for the year ended December 31, 2006 decreased to $689.6 million from $712.0 million in the same prior year period. Most of the decline in sales volume for year ended December 31, 2006 occurred at Columbia Home Loans during the first quarter of 2006. The decline experienced at Columbia was partly reflective of declines experienced industry-wide. In light of continuing pressure on volume and margins, Columbia implemented plans to consolidate lending channels to a more centralized platform designed to improve efficiency and reduce operating costs. As expected, the consolidation temporarily reduced lending capacity and adversely impacted the volume of loan sales. Additionally, staff turnover in the wholesale alternative credit channel adversely affected sales volume. During the second quarter of 2006 Columbia re-established the wholesale alternative credit channel and sales volume was restored. The gain on sale margin from sold loans, however, decreased for the year ended December 31, 2006 as compared to the same prior year period due to competitive pressures and a change in the mix to a greater proportion of wholesale loans. The wholesale loan production was generally subprime in nature and included a mortgage loan product which provided the borrower with 100% financing relative to the value of the underlying property. These mortgage loans were sold to investors, however, the loan sale agreements may have required Columbia to repurchase the loan in the event of an Early Payment Default or a breach to a representation or warranty. For the year ended December 31, 2006 the Company established a reserve for repurchased loans of $9.6 million with a corresponding provision which reduced the net gain on sale of loans.

Fees and service charges increased $1.1 million for the year ended December 31, 2006, as compared to the same prior year period primarily related to increases in fees generated from reverse mortgage loans, a new emphasis for the Bank, as well as fees from title insurance and trust services.

Operating Expenses

Operating expenses were $52.4 million for the year ended December 31, 2006, as compared to $54.8 million in the same prior year period. The decrease was primarily due to reduced incentive plan accruals and planned reductions to loan related marketing expense.

Provision for Income Taxes

Income tax expense was $6.6 million for the year ended December 31, 2006, as compared to $10.3 million for the same prior year period. The effective tax rate decreased slightly to 34.2% for the year ended December 31, 2006 as compared to 34.6% for the same prior year period.

12 | OceanFirst Financial Corp. (OCFC) | Annual Report 2006

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

Interest Income

Interest income for the year ended December 31, 2005 was $102.8 million, compared to $91.0 million for the year ended December 31, 2004. The yield on interest-earning assets increased to 5.56% for the year ended December 31, 2005, as compared to 5.25% for the same prior year period. Average interest-earning assets increased by $115.4 million for the year ended December 31, 2005, as compared to the same prior year period. The growth was concentrated in average loans receivable which grew $145.3 million, or 9.8%, for the year ended December 31, 2005, as compared to the same prior year period.

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

Provision for Loan Losses

For the year ended December 31, 2005, the Company’s provision for loan losses was $350,000, as compared to $300,000 for the the same prior year period. Total loans receivable increased and net charge-offs for the year ended December 31, 2005 increased to $578,000 from $414,000 for the same prior year period, however, non-performing loans decreased to $1.6 million at December 31, 2005 from $3.5 million at December 31, 2004.

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

Fees and service charges increased $1.1 million, or 13.8%, for the year ended December 31, 2005, as compared to the same prior year period primarily related to increases in investment services and trust fees. In early 2005 the investment services program was expanded to add Licensed Bank Employees which allowed the Company to capture more of the revenue associated with the sale of investment products. Partly as a result of this initiative fee income from investment sales increased to $1.2 million for the year ended December 31, 2005, a 60.8% increase over the comparable 2004 amount.

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

Annual Report 2006 | OceanFirst Financial Corp. (OCFC) | 13

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

Year Ended December 31,	2006	2005	2004
(in thousands, except share data)
Net income	$12,633	$19,497	$17,945
Add: Employee stock plans amortization expense	3,290	3,374	3,792
Amortization of intangible assets	158	104	105
Less: Tax benefit(1)	560	496	548

Cash earnings	$15,521	$22,479	$21,294

Basic cash earnings per share	$1.34	$1.91	$1.76

Diluted cash earnings per share	$1.32	$1.84	$1.68

(1)	The Company does not receive any tax benefit for that portion of employee stock plan amortization expense relating to the ESOP fair market value adjustment.

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

At December 31, 2006, the Company had outstanding overnight borrowings from the FHLB of $42.5 million, a decrease from $51.9 million in overnight borrowings at December 31, 2005. The Company utilizes the overnight line from time-to-time to fund short-term liquidity needs. Securities sold under agreements to repurchase with retail customers decreased to $51.0 million at December 31, 2006 from $54.3 million at December 31, 2005. Like deposit flows, this funding source is dependent upon demand from the Bank’s customer base. The Company also had other borrowings with the FHLB of $422.0 million at December 31, 2006, an increase from $362.0 million at December 31, 2005. These borrowings were used to fund loan growth.

The Company’s cash needs for the years ended December 31, 2006 and 2005 were primarily provided by principal payments on loans and mortgage-backed securities, increased deposits and total borrowings and proceeds from the sale of mortgage loans held-for-sale. The cash was principally utilized for loan originations and the purchase of treasury stock.

In the normal course of business, the Company routinely enters into various commitments, primarily relating to the origination and sale of loans. At December 31, 2006, outstanding commitments to originate loans totaled $227.6 million; outstanding unused lines of credit totaled $175.5 million; and outstanding commitments to sell loans totaled $94.6 million. The Company expects to have sufficient funds available to meet current commitments in the normal course of business.

Time deposits scheduled to mature in one year or less totaled $444.2 million at December 31, 2006. Based upon historical experience, management estimates that a significant portion of such deposits will remain with the Company.

Under the Company’s stock repurchase programs, shares of OceanFirst Financial Corp. common stock may be purchased in the open market and through other privately negotiated transactions, from time-to-time, depending on market conditions. The repurchased shares are held as treasury stock for general corporate use. For the year ended December 31, 2006, the Company purchased 772,804 shares of common stock at a total cost of $17.6 million compared with purchases of 690,407 shares for the year ended December 31, 2005 at an aggregate cost of $16.0 million. At December 31, 2006, there were 538,763 shares remaining to be repurchased under the existing stock repurchase program. Cash dividends declared and paid during the year ended December 31, 2006 were $9.3 million, a decrease from $9.5 million from the same prior year period due to the reduction in common shares outstanding. On January 18, 2007, the Board of Directors declared a quarterly cash dividend of twenty cents ($0.20) per common share. The dividend is payable on February 9, 2007 to stockholders of record at the close of business on January 26, 2007.

The primary source of liquidity for OceanFirst Financial Corp., the holding company of OceanFirst Bank, is capital distributions from the banking subsidiary. For the year ended December 31, 2006, OceanFirst Financial Corp. received $15.0 million in dividend payments from OceanFirst Bank. The Company also received $12.5 million from the issuance of Trust Preferred Securities. The primary use of these funds is the payment of

14 | OceanFirst Financial Corp. (OCFC) | Annual Report 2006

dividends to shareholders and the repurchase of common stock. OceanFirst Financial Corp.’s ability to continue these activities is partly dependent upon capital distributions from OceanFirst Bank. Applicable Federal law or the Bank’s regulator, may limit the amount of capital distributions OceanFirst Bank may make.

At December 31, 2006, the Bank exceeded all of its regulatory capital requirements with tangible capital of $131.6 million, or 6.4%, of the Bank’s total adjusted assets, which is above the required level of $31.1 million or 1.5%; core capital of $131.6 million or 6.4% of the Bank’s total adjusted assets, which is above the required level of $62.2 million, or 3.0%; and risk-based capital of $141.4 million, or 10.5% of the Bank’s risk-weighted assets, which is above the required level of $107.9 million or 8.0%. The Bank is considered a “well-capitalized” institution under the Office of Thrift Supervision’s prompt corrective action regulations.

Off-Balance-Sheet Arrangements and Contractual Obligations

In the normal course of operations, the Company engages in a variety of financial transactions that, in accordance with generally accepted accounting principles, are not recorded in the financial statements, or are recorded in amounts that differ from the notional amounts. These transactions involve, to varying degrees, elements of credit, interest rate, and liquidity risk. Such transactions are used for general corporate purposes or for customer needs. Corporate purpose transactions are used to help manage credit, interest rate, and liquidity risk or to optimize capital. Customer transactions are used to manage customers’ requests for funding. These financial instruments and commitments include unused consumer lines of credit and commitments to extend credit and are discussed in Note 13 to the Consolidated Financial Statements. The Company also has outstanding commitments to sell loans amounting to $94.6 million.

The Company has entered into loan sale agreements with investors in the normal course of business. The loan sale agreements generally require the Company to repurchase loans previously sold in the event of an Early Payment Default or a violation of various representations and warranties customary to the mortgage banking industry. In the opinion of management, the potential exposure related to the Company’s loan sale agreements is adequately provided for in the reserve for repurchased loans included in other liabilities. At December 31, 2006 and 2005 the reserve for repurchased loans amounted to $9,600,000 and zero, respectively.

The following table shows the contractual obligations of the Company by expected payment period as of December 31, 2006 (in thousands). Further discussion of these commitments is included in Notes 9 and 13 to the Consolidated Financial Statements.

Contractual Obligation	Total	Less than one year	1-3 years	3-5 years	More than 5 years
Long-Term Debt Obligations	$439,500	$95,000	$219,000	$108,000	$17,500
Operating Lease Obligations	24,425	2,166	4,230	2,900	15,129
Purchase Obligations	5,050	3,350	1,700	—	—

	$468,975	$100,516	$224,930	$110,900	$32,629

Long-term debt obligations includes borrowings from the Federal Home Loan Bank and other borrowings. The borrowings have defined terms and under certain circumstances are callable at the option of the lender.

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

Impact of New Accounting Pronouncements

In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 155, “Accounting for Certain Hybrid Financial Instruments - an amendment of FASB Statements No. 133 and 140.” SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, allows an entity to re-measure and fair value a hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation from the host, if the holder irrevocably elects to account for the whole instrument on a fair value basis. Subsequent changes in the fair value would be recognized in earnings. Statement 155 is effective for financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006, with earlier adoption permitted. The Company does not expect the adoption of Statement No. 155 to have a material impact on its financial statements.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets.” SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” establishes, among other things, the accounting for all separately recognized servicing assets and servicing liabilities. SFAS No. 156 amends Statement 140 to require that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. This Statement permits, but does not require, the subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value. An entity that uses derivative instruments to mitigate the risks inherent in servicing assets and servicing liabilities is required to account for those derivative instruments at fair value. Under this Statement, an entity can elect subsequent fair value measurement to account for its separately recognized servicing assets and servicing liabilities. By electing that option, an entity may simplify its accounting because this Statement permits income statement recognition of the potential offsetting changes in fair value of those servicing assets and servicing liabilities and derivative instruments in the same accounting period. The Statement is effective in the first fiscal year beginning after September 15, 2006 with earlier adoption permitted. The Company does not expect the adoption of Statement No. 156 to have a material impact on its financial statements.

Annual Report 2006 | OceanFirst Financial Corp. (OCFC) | 15

Management’s Discussion and Analysis

of Financial Condition and Results of Operations (continued)

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.” The Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement 109 - “Accounting for Income Taxes.” This Interpretation presents a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Interpretation is effective for fiscal years beginning after December 15, 2006. The Company does not expect the adoption of Interpretation No. 48 to have a material impact on its financial statements.

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurements.” This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. The Statement is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company does not expect the adoption of Statement No. 157 to have a material impact on its financial statements.

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (SAB 108), to address diversity in practice in quantifying financial statement misstatements. SAB 108 requires that the Company quantify misstatements based on their impact on each of its financial statements and related disclosures. SAB 108 was effective as of the end of the Company’s 2006 fiscal year, allowing a one-time transitional cumulative effect adjustment to retained earnings as of January 1, 2006 for errors that were not previously deemed material, but are material under the guidance in SAB 108. The adoption of SAB 108 did not have an impact on the Company’s financial statements.

Asset Quality

The following table sets forth information regarding non-performing assets consisting of non-accrual loans and Real Estate Owned (“REO”) and activity in the allowance for loan losses. The Bank had no troubled-debt restructured loans and one REO property at December 31, 2006. It is the policy of the Bank to cease accruing interest on loans 90 days or more past due or in the process of foreclosure. For the years ended December 31, 2006, 2005, 2004, 2003 and 2002, respectively, the amount of interest income that would have been recognized on non-accrual loans if such loans had continued to perform in accordance with their contractual terms was $189,000, $115,000, $128,000, $96,000 and $87,000.

At or For The Year Ended December 31,	2006	2005	2004	2003	2002
(dollars in thousands)
Non-accrual loans:
Real estate:
One- to-four family	$2,703	$1,084	$1,337	$1,712	$2,222
Commercial real estate, multi-family and land	286	—	744	242	74
Consumer	281	299	784	90	95
Commercial	1,255	212	623	118	297

Total	4,525	1,595	3,488	2,162	2,688
REO, net	288	278	288	252	141

Total non-performing assets	$4,813	$1,873	$3,776	$2,414	$2,829

Allowance for loan losses:
Balance at beginning of year	$10,460	$10,688	$10,802	$10,074	$10,351
Less: Net charge-offs (recoveries)	372	578	414	(40)	1,927
Add: Provision for loan losses	150	350	300	688	1,650

Balance at end of year	$10,238	$10,460	$10,688	$10,802	$10,074

Ratio of net charge-offs (recoveries) during the year to average net loans outstanding during the year	.02%	.04%	.03%	.00%	.14%
Allowance for loan losses as percent of total loans receivable(1)	.57	.62	.69	.75	.71
Allowance for loan losses as a percent of total non-performing loans(2)	226.25	655.80	306.42	499.63	374.78
Non-performing loans as a percent of total loans receivable(1)(2)	.25	.09	.23	.15	.19
Non-performing assets as a percent of total assets(2)	.23	.09	.20	.14	.16

(1)	Total loans receivable includes loans receivable and loans held for sale.
(2)	Non-performing assets consist of non-performing loans and real estate acquired through foreclosure. Non-performing loans consist of all loans 90 days or more past due and other loans in the process of foreclosure. It is the Company’s policy to cease accruing interest on all such loans.

16 | OceanFirst Financial Corp. (OCFC) | Annual Report 2006

The Company has developed an internal asset classification system which classifies assets depending on risk of loss characteristics. The asset classifications comply with certain regulatory guidelines. At December 31, 2006, the Bank had $8.2 million of assets, including all REO, classified as “Substandard,” $185,000 of assets classified as “Doubtful” and no assets classified as “Loss.” Additionally, “Special Mention” assets totaled $18.2 million at December 31, 2006. These loans are classified as Special Mention due to past delinquencies or other identifiable weaknesses.

The Substandard classification includes $4.6 million of commercial loans, the largest being a $2.6 million relationship for the construction of townhouses. The loans in the relationship are delinquent from 60 to 90 days and the projects have experienced construction delays. The Special Mention classification includes one relationship for $7.8 million which was fully repaid in January 2007. The second largest Special Mention relationship was a $4.5 million credit to a large, multi-state, real estate agency which was current as to payments, but classified due to declining revenue and net income of the borrower. The loan is secured by commercial real estate and corporate assets and the personal guarantees of the principals.

The provision for loan losses decreased by $200,000 for the year ended December 31, 2006, as compared to the prior year. Net charge-offs decreased to $372,000 for the year ended December 31, 2006, as compared to $578,000 for the same prior year period. Total loans receivable increased $91.1 million, or 5.4%, at December 31, 2006, as compared to December 31, 2005, although almost all of this growth was in one-to-four family and consumer loans which generally carry a lower risk as compared to other types of loans. Non-performing loans increased by $2.9 million, however, most of the increase also related to lower risk one-to-four family mortgage loans. Additionally, all non-performing loans were well secured.

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

The Company utilizes the following strategies to manage interest rate risk: (1) emphasizing the origination for portfolio of fixed-rate mortgage loans generally having terms to maturity of not more than fifteen years, adjustable-rate loans, floating-rate and balloon maturity commercial loans, and consumer loans consisting primarily of home equity loans and lines of credit; (2) holding primarily short-term and/or adjustable- or floating-rate mortgage-backed and investment securities; (3) attempting to reduce the overall interest rate sensitivity of liabilities by emphasizing core and longer-term deposits; and (4) extending the maturities on wholesale borrowings. The Company may also sell fixed-rate mortgage loans into the secondary market. In determining whether to retain fixed-rate mortgages, management considers the Company’s overall interest rate risk position, the volume of such loans, the loan yield and the types and amount of funding sources. The Company periodically retains fixed-rate mortgage loan production in order to improve yields and increase balance sheet leverage. During periods when fixed-rate mortgage loan production is retained, the Company generally attempts to extend the maturity on part of its wholesale borrowings. For the past few years, the Company has sold most 30-year fixed-rate mortgage loan originations in the secondary market. In addition, during 2006 the Company sold a significant volume of 15-year fixed-rate mortgage loan originations. The Company currently does not participate in financial futures contracts, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments, but may do so in the future to manage interest rate risk.

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

The Company’s interest rate sensitivity is monitored through the use of an interest rate risk (“IRR”) model. As of March 31, 2006 the Company adopted a new interest rate risk model which was expected to provide improved modeling capabilities. The new model allows for greater disaggregation of data elements, enhanced loan prepayment modeling and greater flexibility. The following tables set forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2006 and 2005, which were anticipated by the Company, based upon certain assumptions, to reprice or mature in each of the future time periods shown. The Company’s results for December 31, 2005 have been restated for comparative purposes using the new IRR model. At December 31, 2006 the Company’s one-year gap was negative 0.80% as compared to positive 4.19% at December 31, 2005. Except as stated below, the amount of assets and liabilities which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. The tables are intended to provide an approximation of the projected repricing of assets and liabilities at December 31, 2006 and 2005, on the basis of contractual maturities, anticipated prepayments, and scheduled rate adjustments

Annual Report 2006 | OceanFirst Financial Corp. (OCFC) | 17

Management’s Discussion and Analysis

of Financial Condition and Results of Operations (continued)

within a three month period and subsequent selected time intervals. Loans receivable reflect principal balances expected to be redeployed and/or repriced as a result of contractual amortization and anticipated prepayments of adjustable-rate loans and fixed-rate loans, and as a result of contractual rate adjustments on adjustable-rate loans. Loans were projected to prepay at rates between 3.0% and 30.0% annually at December 31, 2006 and at rates between 3.0% and 35.0% annually at December 31, 2005. Mortgage-backed securities were projected to prepay at rates between 13.0% and 32.0% annually at December 31, 2006 and at rates between 26.0% and 28.0% annually at December 31, 2005. Savings accounts, interest-bearing checking accounts and money market deposit accounts were assumed to decay, or run-off, at 1.50% per month. Prepayment and decay rates can have a significant impact on the Company’s estimated gap.

There can be no assurance that projected prepayment rates for loans and mortgage-backed securities will be achieved or that projected decay rates for deposits will be realized.

At December 31, 2006	3 Months or Less	More than 3 Months to 1 Year	More than 1 Year to 3 Years	More than 3 Years to 5 Years	More than 5 Years	Total
(dollars in thousands)
Interest-earning assets(1):
Interest-earning deposits and short-term investments	$6,619	$—	$—	$—	$—	$6,619
Investment securities	75,655	—	290	—	6,652	82,597
FHLB stock	—	—	—	—	25,346	25,346
Mortgage-backed securities	8,344	17,675	28,068	9,568	5,295	68,950
Loans receivable(2)	334,999	316,547	583,167	288,150	266,020	1,788,883

Total interest-earning assets	425,617	334,222	611,525	297,718	303,313	1,972,395

Interest-bearing liabilities:
Money market deposit accounts	4,799	14,396	38,390	47,986	—	105,571
Savings accounts	9,623	27,274	72,732	90,915	—	200,544
Interest-bearing checking accounts	18,574	55,723	148,594	185,775	—	408,666
Time deposits	213,078	231,155	82,541	14,469	1,354	542,597
FHLB advances	64,500	58,000	200,000	108,000	—	430,500
Securities sold under agreements to repurchase and other borrowings	63,482	15,000	19,000	—	5,000	102,482

Total interest-bearing liabilities	374,056	401,548	561,257	447,145	6,354	1,790,360

Interest sensitivity gap(3)	$51,561	$(67,326)	$50,268	$(149,427)	$296,959	$182,035

Cumulative interest sensitivity gap	$51,561	$(15,765)	$34,503	$(114,924)	$182,035	$182,035

Cumulative interest sensitivity gap as a percent of total interest-earning assets	2.61%	(0.80)%	1.75%	(5.83)%	9.23%	9.23%

18 | OceanFirst Financial Corp. (OCFC) | Annual Report 2006

At December 31, 2005	3 Months or Less	More than 3 Months to 1 Year	More than 1 Year to 3 Years	More than 3 Years to 5 Years	More than 5 Years	Total
(dollars in thousands)
Interest-earning assets(1):
Interest-earning deposits and short-term investments	$5,144	$—	$—	$—	$—	$5,144
Investment securities	75,729	2,384	—	—	6,471	84,584
FHLB stock	—	—	—	—	21,792	21,792
Mortgage-backed securities	18,289	16,314	24,841	22,435	4,491	86,370
Loans receivable(2)	274,230	357,158	559,501	275,400	226,163	1,692,452

Total interest-earning assets	373,392	375,856	584,342	297,835	258,917	1,890,342

Interest-bearing liabilities:
Money market deposit accounts	5,690	17,069	45,516	56,894	—	125,169
Savings accounts	11,005	33,592	88,041	110,051	—	242,689
Interest-bearing checking accounts	17,408	52,225	139,268	172,886	—	381,787
Time deposits	93,846	230,103	134,031	21,784	6,971	486,735
FHLB advances	80,900	74,000	115,000	70,000	15,000	354,900
Securities sold under agreement to repurchase and other borrowings	54,289	—	56,000	3,000	5,000	118,289

Total interest-bearing liabilities	263,138	406,989	577,856	434,615	26,971	1,709,569

Interest sensitivity gap(3)	$110,254	$(31,133)	$6,486	$(136,780)	$231,946	$180,773

Cumulative interest sensitivity gap	$110,254	$79,121	$85,607	$(51,173)	$180,773	$180,773

Cumulative interest sensitivity gap as a percent of total interest-earning assets	5.83%	4.19%	4.53%	(2.71)%	9.56%	9.56%

(1)	Interest-earning assets are included in the period in which the balances are expected to be redeployed and/or repriced as a result of anticipated prepayments, scheduled rate adjustments and contractual maturities.
(2)	For purposes of the gap analysis, loans receivable includes loans held for sale and non-performing loans gross of the allowance for loan losses, unamortized discounts and deferred loan fees.
(3)	Interest sensitivity gap represents the difference between interest-earning assets and interest-bearing liabilities.

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

Another method of analyzing an institution’s exposure to interest rate risk is by measuring the change in the institution’s net portfolio value (“NPV”) and net interest income under various interest rate scenarios. NPV is the difference between the net present value of assets, liabilities and off-balance sheet contracts. The NPV ratio, in any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The Company’s interest rate sensitivity is monitored by management through the use of an interest rate risk model which measures IRR by modeling the change in NPV and net interest income over a range of interest rate scenarios. The Office of Thrift Supervision (“OTS”) also produces an NPV only analysis using its own model, based upon data submitted on the Bank’s quarterly Thrift Financial Reports. The results produced by the OTS may vary from the results produced by the Company’s model, primarily due to differences in the assumptions utilized including estimated loan prepayment rates, reinvestment rates and deposit decay rates. The following table sets forth the Company’s NPV and net interest income projections as of December 31, 2006 and 2005, as calculated by the Company (in thousands). For purposes of this table, the Company used prepayment speeds and deposit decay rates similar to those used in calculating the Company’s gap.

At December 31, 2006, the Company’s NPV in a static rate environment is less than the NPV at December 31, 2005 primarily reflecting the decline of core deposits and the value of those deposits.

Annual Report 2006 | OceanFirst Financial Corp. (OCFC) | 19

	December 31, 2006
	Net Portfolio Value			Net Interest Income
Change in Interest Rates in Basis Points (Rate Shock)	Amount	% Change	NPV Ratio	Amount	% Change
200	$172,422	(16.0)%	8.7%	$53,028	(4.9)%
100	192,040	(6.5)	9.5	54,748	(1.9)
Static	205,312	—	9.9	55,788	—
(100)	206,157	0.4	9.8	55,431	(0.6)
(200)	191,711	(6.6)	9.1	52,490	(5.9)

	December 31, 2005
	Net Portfolio Value			Net Interest Income
Change in Interest Rates in Basis Points (Rate Shock)	Amount	% Change	NPV Ratio	Amount	% Change
200	$191,412	(13.4)%	10.2%	$58,488	(1.3)%
100	211,514	(4.3)	11.0	59,147	(0.2)
Static	221,078	—	11.2	59,283	—
(100)	220,257	(0.4)	11.0	58,652	(1.1)
(200)	208,516	(5.7)	10.4	56,769	(4.2)

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

Private Securities Litigation Reform Act Safe Harbor Statement

In addition to historical information, this annual report contains certain forward-looking statements which are based on certain assumptions and describes future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake - and specifically disclaims any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. Further description of the risks and uncertainties to the business are included in Item 1. Business of the Company’s 2006 Form 10-K.

20 | OceanFirst Financial Corp. (OCFC) | Annual Report 2006

Consolidated Statements of Financial Condition

(dollars in thousands, except per share amounts)

December 31, 2006 and 2005	2006	2005
Assets
Cash and due from banks	$32,204	$31,108
Investment securities available for sale (notes 3, 9 and 10)	82,384	83,861
Federal Home Loan Bank of New York stock, at cost (note 9)	25,346	21,792
Mortgage-backed securities available for sale (notes 4, 9 and 10)	68,369	85,025
Loans receivable, net (notes 5 and 9)	1,701,425	1,654,544
Mortgage loans held for sale	82,943	32,044
Interest and dividends receivable (note 6)	8,083	7,089
Real estate owned, net	288	278
Premises and equipment, net (note 7)	18,196	16,118
Servicing asset (note 5)	9,787	9,730
Bank Owned Life Insurance (BOLI)	37,145	36,002
Intangible assets	1,114	1,272
Other assets (note10)	9,718	6,494

Total assets	$2,077,002	$1,985,357

Liabilities and Stockholders’ Equity
Deposits (note 8)	$1,372,328	$1,356,568
Securities sold under agreements to repurchase with retail customers (note 9)	50,982	54,289
Securities sold under agreements to repurchase with the Federal Home Loan Bank (note 9)	34,000	59,000
Federal Home Loan Bank advances (note 9)	430,500	354,900
Other borrowings (note 9)	17,500	5,000
Advances by borrowers for taxes and insurance	7,743	7,699
Other liabilities (notes 10 and 13)	31,629	9,117

Total liabilities	1,944,682	1,846,573

Commitments and contingencies (note 13)
Stockholders’ equity (notes 2, 10, 11 and 12):
Preferred stock, $.01 par value, 5,000,000 shares authorized, no shares issued	—	—
Common stock, $.01 par value, 55,000,000 shares authorized, 27,177,372 shares issued and 12,262,307 and 12,698,505 shares outstanding at December 31, 2006 and 2005, respectively	272	272
Additional paid-in capital	201,936	197,621
Retained earnings	164,121	164,613
Accumulated other comprehensive loss	(470)	(1,223)
Less: Unallocated common stock held by Employee Stock Ownership Plan	(6,369)	(7,472)
Treasury stock, 14,915,065 and 14,478,867 shares at December 31, 2006 and 2005, respectively	(227,170)	(215,027)
Common stock acquired by Deferred Compensation Plan	1,457	1,383
Deferred Compensation Plan liability	(1,457)	(1,383)

Total stockholders’ equity	132,320	138,784

Total liabilities and stockholders’ equity	$2,077,002	$1,985,357

See accompanying notes to consolidated financial statements.

Annual Report 2006 | OceanFirst Financial Corp. (OCFC) | 21

Consolidated Statements of Income

(in thousands, except per share amounts)

Years Ended December 31, 2006, 2005 and 2004	2006	2005	2004
Interest income:
Loans	$106,384	$93,864	$83,594
Mortgage-backed securities	3,304	3,813	4,363
Investment securities and other	6,874	5,122	2,995

Total interest income	116,562	102,799	90,952

Interest expense:
Deposits (note 8)	33,401	22,807	15,194
Borrowed funds (note 9)	25,042	19,066	19,737

Total interest expense	58,443	41,873	34,931

Net interest income	58,119	60,926	56,021
Provision for loan losses (note 5)	150	350	300

Net interest income after provision for loan losses	57,969	60,576	55,721

Other income:
Loan servicing income (note 5)	515	280	328
Fees and service charges	10,488	9,434	8,289
Net gain on sales of loans and securities available for sale (notes 3, 4 and 13)	1,358	13,183	10,832
Income on Bank Owned Life Insurance	1,143	1,122	1,256
Other	104	71	35

Total other income	13,608	24,090	20,740

Operating expenses:
Compensation and employee benefits (notes 11 and 12)	29,317	31,184	27,242
Occupancy (note 13)	4,850	4,539	3,840
Equipment	2,533	2,531	2,341
Marketing	1,517	2,914	2,020
Federal deposit insurance	533	507	478
Data processing	3,416	3,243	2,959
General and administrative	10,215	9,916	9,879

Total operating expenses	52,381	54,834	48,759

Income before provision for income taxes	19,196	29,832	27,702
Provision for income taxes (note 10)	6,563	10,335	9,757

Net Income	$12,633	$19,497	$17,945

Basic earnings per share (note 1)	$1.09	$1.65	$1.48

Diluted earnings per share (note 1)	$1.07	$1.60	$1.42

Average basic shares outstanding (note 1)	11,547	11,786	12,108

Average diluted shares outstanding (note 1)	11,765	12,219	12,666

See accompanying notes to consolidated financial statements.

22 | OceanFirst Financial Corp. (OCFC) | Annual Report 2006

Consolidated Statements of Changes in Stockholders’ Equity

(dollars in thousands, except per share amounts)

Years Ended December 31, 2006, 2005 and 2004	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Employee Stock Ownership Plan	Treasury Stock	Common Stock Acquired by Deferred Compensation Plan	Deferred Compensation Plan Liability	Total
Balance at December 31, 2003	$272	$189,615	$150,804	$(3,400)	$(9,911)	$(192,718)	$563	$(563)	$134,662

Comprehensive income:
Net income	—	—	17,945	—	—	—	—	—	17,945
Other comprehensive income:
Unrealized holding gain on securities (net of tax expense $1,953)	—	—	—	2,854	—	—	—	—	2,854
Reclassification adjustment for gains included in net income (net of tax expense of $65)	—	—	—	(121)	—	—	—	—	(121)

Total comprehensive income	—	—	—	—	—	—	—	—	20,678

Stock award	—	202	—	—	—	—	—	—	202
Tax benefit of stock plans	—	1,575	—	—	—	—	—	—	1,575
Purchase 674,339 shares of common stock	—	—	—	—	—	(16,247)	—	—	(16,247)
Allocation of ESOP stock	—	—	—	—	1,259	—	—	—	1,259
ESOP adjustment	—	2,331	—	—	—	—	—	—	2,331
Cash dividend – $.80 per share	—	—	(9,686)	—	—	—	—	—	(9,686)
Exercise of stock options	—	—	(1,488)	—	—	4,670	—	—	3,182
Purchase of stock for the deferred compensation plan, net	—	—	—	—	—	—	423	(423)	—

Balance at December 31, 2004	272	193,723	157,575	(667)	(8,652)	(204,295)	986	(986)	137,956

Comprehensive income:
Net income	—	—	19,497	—	—	—	—	—	19,497
Other comprehensive income:
Unrealized holding loss on securities (net of tax benefit $377)	—	—	—	(544)	—	—	—	—	(544)
Reclassification adjustment for gains included in net income (net of tax expense $7)	—	—	—	(12)	—	—	—	—	(12)

Total comprehensive income	—	—	—	—	—	—	—	—	18,941

Stock Award	—	130	—	—	—	—	—	—	130
Tax benefit of stock plans	—	1,704	—	—	—	—	—	—	1,704
Purchase 690,407 shares of common stock	—	—	—	—	—	(15,962)	—	—	(15,962)
Allocation of ESOP stock	—	—	—	—	1,180	—	—	—	1,180
ESOP adjustment	—	2,064	—	—	—	—	—	—	2,064
Cash dividend – $.80 per share	—	—	(9,469)	—	—	—	—	—	(9,469)
Exercise of stock options	—	—	(2,990)	—	—	5,230	—	—	2,240
Purchase of stock for the deferred compensation plan, net	—	—	—	—	—	—	397	(397)	—

Balance at December 31, 2005	272	197,621	164,613	(1,223)	(7,472)	(215,027)	1,383	(1,383)	138,784

Comprehensive income:
Net income	—	—	12,633	—	—	—	—	—	12,633
Other comprehensive income:
Unrealized holding gain on securities (net of tax expense $523)	—	—	—	757	—	—	—	—	757
Reclassification adjustment for gains included in net income (net of tax expense $3)	—	—	—	(4)	—	—	—	—	(4)

Total comprehensive income	—	—	—	—	—	—	—	—	13,386

Stock Award	—	337	—	—	—	—	—	—	337
Tax benefit of stock plans	—	2,129	—	—	—	—	—	—	2,129
Purchase 772,804 shares of common stock	—	—	—	—	—	(17,618)	—	—	(17,618)
Allocation of ESOP stock	—	—	—	—	1,103	—	—	—	1,103
ESOP adjustment	—	1,849	—	—	—	—	—	—	1,849
Cash dividend – $.80 per share	—	—	(9,277)	—	—	—	—	—	(9,277)
Exercise of stock options	—	—	(3,848)	—	—	5,475	—	—	1,627
Purchase of stock for the deferred compensation plan, net	—	—	—	—	—	—	74	(74)	—

Balance at December 31, 2006	$272	$201,936	$164,121	$(470)	$(6,369)	$(227,170)	$1,457	$(1,457)	$132,320

See accompanying notes to consolidated financial statements.

Annual Report 2006 | OceanFirst Financial Corp. (OCFC) | 23

Consolidated Statements of Cash Flows

(in thousands)

Years Ended December 31, 2006, 2005 and 2004	2006	2005	2004
Cash flows from operating activities:
Net income	$12,633	$19,497	$17,945

Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization of premises and equipment	2,068	2,030	2,053
Amortization of ESOP	1,103	1,180	1,259
ESOP adjustment	1,849	2,064	2,331
Stock awards	337	130	202
Amortization and impairment of servicing asset	2,048	2,252	1,905
Amortization of intangible assets	158	104	105
Net premium amortization in excess of discount accretion on securities	221	793	1,270
Net premium (accretion) of deferred fees and discounts on loans	714	178	(177)
Provision for loan losses	150	350	300
Provision for repurchased loans	9,600	—	—
Deferred taxes	(2,950)	334	(886)
Net gain on sale of premises and equipment	—	(28)	—
Net loss (gain) on sales of real estate owned	99	—	(5)
Net gain on sales of loans and securities available for sale	(10,958)	(13,183)	(10,832)
Proceeds from sales of mortgage loans held for sale	701,112	726,041	510,041
Mortgage loans originated for sale	(743,165)	(684,153)	(533,371)
Increase in value of Bank Owned Life Insurance	(1,143)	(1,122)	(1,256)
Proceeds from Bank Owned Life Insurance	—	110	214
Increase in interest and dividends receivable	(994)	(1,056)	(556)
Increase in other assets	(793)	(261)	(94)
Increase (decrease) in other liabilities	12,911	(27,306)	25,156

Total adjustments	(27,633)	8,457	(2,341)

Net cash (used in) provided by operating activities	(15,000)	27,954	15,604

Cash flows from investing activities:
Net increase in loans receivable	(47,815)	(182,165)	(84,098)
Proceeds from sales of investment securities available for sale	437	199	545
Proceeds from sales of mortgage-backed securities available for sale	6,241	7,629	—
Purchase of investment securities available for sale	(748)	(4,427)	(802)
Purchase of mortgage-backed securities available for sale	(6,439)	(7,704)	(82,844)
Proceeds from maturities of investment securities available for sale	2,584	4,670	2,116
Principal payments on mortgage-backed securities available for sale	17,117	37,473	43,478
Purchases of Federal Home Loan Bank of New York stock	(3,554)	(542)	(2,030)
Net (disbursements) proceeds from sales of real estate owned	(39)	10	257
Proceeds from sale of premises and equipment	—	49	—
Purchases of premises and equipment	(4,146)	(2,132)	(1,617)

Net cash used in investing activities	(36,362)	(146,940)	(124,995)

Cash flows from financing activities:
Increase in deposits	15,760	86,033	126,330
(Decrease) increase in short-term borrowings	(12,707)	61,117	(16,051)
Proceeds from Federal Home Loan Bank advances	205,000	54,000	121,000
Repayments of Federal Home Loan Bank advances	(135,000)	(99,000)	(89,000)
Proceeds from securities sold under agreements to repurchase	—	—	44,000
Repayments of securities sold under agreements to repurchase	(10,000)	(11,000)	(18,000)
Proceeds from subordinated debenture	12,500	5,000	—
Increase in advances by borrowers for taxes and insurance	44	1,410	137
Tax benefit of stock plans	2,129	1,704	1,575
Exercise of stock options	1,627	2,240	3,182
Dividends paid	(9,277)	(9,469)	(9,686)
Purchase of treasury stock	(17,618)	(15,962)	(16,247)

Net cash provided by financing activities	52,458	76,073	147,240

Net increase (decrease) in cash and due from banks	1,096	(42,913)	37,849
Cash and due from banks at beginning of year	31,108	74,021	36,172

Cash and due from banks at end of year	$32,204	$31,108	$74,021

Supplemental Disclosure of Cash Flow Information:
Cash paid during the year for:
Interest	$57,538	$42,159	$34,630
Income taxes	5,374	19,151	7,387
Noncash investing activities:
Transfer of securities sold under agreements to repurchase to advances	15,000	36,000	10,000
Transfer of loans receivable to real estate owned	70	—	288

See accompanying notes to consolidated financial statements.

24 | OceanFirst Financial Corp. (OCFC) | Annual Report 2006

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

Basis of Financial Statement Presentation

The consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated statement of financial condition and revenues and expenses for the period then ended. Actual results could differ significantly from those estimates and assumptions.

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

Reserve for Repurchased Loans

The reserve for repurchased loans relates to potential losses on loans sold which may have to be repurchased due to an Early Payment Default, generally defined as the failure by the borrower to make a payment within a designated period early in the loan term. Additionally, loans may be repurchased based on violation of representations and warranties. Provisions for losses are charged to gain on sale of loans and credited to the reserve while actual losses are charged to the reserve. The reserve represents the Company’s estimate of the total losses expected to occur and is considered to be adequate by management based upon the Company’s evaluation of the potential exposure related to the loan sale agreements over the period of repurchase risk. The reserve for repurchased loans is included in other liabilities on the Company’s consolidated statement of financial condition.

Annual Report 2006 | OceanFirst Financial Corp. (OCFC) | 25

Notes to Consolidated Financial Statements (continued)

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

Premises and Equipment

Land is carried at cost and premises and equipment, including leasehold improvements, are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets or leases. Depreciable lives are as follows: computer equipment: 3 years; furniture, fixtures and other electronic equipment: 5 years; building improvements: 10 years; and buildings: 30 years. Repair and maintenance items are expensed and improvements are capitalized. Gains and losses on dispositions are reflected in current operations.

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

Impact of New Accounting Pronouncements

In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 155, “Accounting for Certain Hybrid Financial Instruments - an amendment of FASB Statements No. 133 and 140.” SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, allows an entity to re-measure and fair value a hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation from the host, if the holder irrevocably elects to account for the whole instrument on a fair value basis. Subsequent changes in the fair value would be recognized in earnings. Statement 155 is effective for financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006, with earlier adoption permitted. The Company does not expect the adoption of Statement No. 155 to have a material impact on its financial statements.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets.” SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” establishes, among other things, the accounting for all separately recognized servicing assets and servicing liabilities. SFAS No. 156 amends Statement 140 to require that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. This Statement permits, but does not require, the subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value. An entity that uses derivative instruments to mitigate the risks inherent in servicing assets and servicing liabilities is required to account for those derivative instruments at fair value. Under this Statement, an entity can elect subsequent fair value measurement to account for its separately recognized servicing assets and servicing liabilities. By electing that option, an entity may simplify its accounting because this Statement permits income statement recognition of the potential offsetting changes in fair value of those servicing assets and servicing liabilities and derivative instruments in the same accounting period. The Statement is effective in the first fiscal year beginning after September 15, 2006 with earlier adoption permitted. The Company does not expect the adoption of Statement No. 156 to have a material impact on its financial statements.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.” The Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement 109 “Accounting for Income Taxes.” This Interpretation presents a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Interpretation is effective for fiscal years beginning after December 15, 2006. The Company does not expect the adoption of Interpretation No. 48 to have a material impact on its financial statements.

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurements.” This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. The Statement is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company does not expect the adoption of Statement No. 157 to have a material impact on its financial statements.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (SAB 108), to address diversity in practice in quantifying financial statement misstatements. SAB 108 requires that the Company quantify misstatements based on their impact on each of its financial statements and related disclosures. SAB 108 was effective as of the end of the Company’s 2006 fiscal year, allowing a one-time transitional cumulative effect adjustment to retained earnings as of January 1, 2006 for errors that were not previously deemed material, but are material under the guidance in SAB 108. The adoption of SAB 108 did not have an impact on the Company’s financial statements.

26 | OceanFirst Financial Corp. (OCFC) | Annual Report 2006

Stock-based Compensation

Prior to January 1, 2006, the Company accounted for stock-based compensation using the intrinsic value method under Accounting Principles Board Opinion No. 25 and accordingly recognized no compensation expense for stock option grants under this method. Effective January 1, 2006, the Company adopted Financial Accounting Standards Board Statement No. 123 (revised 2004) which requires an entity to recognize the grant-date fair value of stock options and other stock-based compensation issued to employees in the income statement. The modified prospective transition method was adopted and, as a result, the income statement includes $206,000 of expense for stock option grants for the year ended December 31, 2006. Prior periods have not been restated. At December 31, 2006 the Company had $1.0 million in compensation cost related to non-vested awards not yet recognized. This cost will be recognized over the remaining vesting period of 4.1 years.

As a result of adopting Statement 123 (R) on January 1, 2006, the Company’s income before income taxes and net income for the year ended December 31, 2006 are $206,000 and $134,000 lower, respectively, than if it had continued to account for stock-based compensation under Opinion No. 25. Basic and diluted earnings per share for the year ended December 31, 2006 would have increased to $1.11 and $1.09, respectively, if the Company had not adopted Statement 123(R).

On December 22, 2005, the Company accelerated the vesting of 645,535 outstanding unvested stock options awarded to directors and officers of the Bank. Of the 645,535 stock options for which vesting was accelerated 464,516, or 72% were “in the money” options having exercise prices from $14.33 to $23.23. The remaining 181,019, or 28%, were “out of the money” options having exercise prices from $23.44 to $27.11. The acceleration was undertaken in an attempt to eliminate compensation expense that the Company would otherwise be required to recognize with respect to these unvested stock options upon adopting Statement 123 (R). The Company recognized a pre-tax charge of $27,000 in the fourth quarter of 2005 while eliminating potential pre-tax compensation expense in future periods of approximately $2.3 million, of which $1.0 million would have been incurred during the year ended December 31, 2006. Had the compensation costs for the Company’s stock option plan for the years ended December 31, 2005 and 2004 been determined based on the fair value method, the Company’s net income and earnings per share would have been reduced to the pro forma amounts indicated below (in thousands except per share data).

	2005	2004
Net income:
As reported	$19,497	$17,945

Stock-based compensation expense included in reported net income, net of related tax effects	85	131
Total stock-based compensation expense determined under the fair value based method including earned incentive awards and stock option grants, net of related tax effects	(2,450)	(711)

Net stock-based compensation expense not included in reported net income, all relating to stock option grants, net of related tax effects	(2,365)	(580)

Pro forma	$17,132	$17,365

Basic earnings per share:
As reported	$1.65	$1.48
Pro forma	1.45	1.43

Diluted earnings per share:
As reported	$1.60	$1.42
Pro forma	1.40	1.37

The fair value of stock options granted by the Company was estimated through the use of the Black-Scholes option pricing model applying the following assumptions:

	2006	2005	2004
Risk-free interest rate	4.71%	3.95%	4.21%
Expected option life	7 years	6 years	6 years
Expected volatility	22%	22%	23%
Expected dividend yield	3.49%	3.41%	3.36%
Weighted average fair value of an option share granted during the year	$4.81	$4.05	$4.66
Intrinsic value of options exercised during the year (in thousands)	5,866	6,128	5,258

The risk-free interest rate is based on the U.S. Treasury rate with a term equal to the expected option life. The expected option life was updated in 2006 to conform to the Company’s actual experience. Expected volatility is based on actual historical results.

Comprehensive Income

Comprehensive income is comprised of net income and other comprehensive income (loss). Other comprehensive income (loss) includes items recorded directly in equity, such as unrealized gains or losses on securities available for sale.

Intangible Assets

The Company accounts for intangible assets under SFAS 142, “Goodwill and Other Intangible Assets.” SFAS 142 eliminated amortization of goodwill and requires that an annual impairment test be performed. The Company has determined that there is no impairment to goodwill based on the criteria of SFAS 142. The Company’s intangible assets, primarily core deposit intangibles, are being amortized on a straight line basis over a period of ten years.

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

Annual Report 2006 | OceanFirst Financial Corp. (OCFC) | 27

Notes to Consolidated Financial Statements (continued)

The following reconciles shares outstanding for basic and diluted earnings per share for the years ended December 31, 2006, 2005 and 2004 (in thousands):

Year ended December 31,	2006	2005	2004
Weighted average shares outstanding	12,444	12,817	13,241
Less: Unallocated ESOP shares	(821)	(956)	(1,101)
Unallocated Incentive award shares and shares held by deferred compensation plan	(76)	(75)	(32)

Average basic shares outstanding	11,547	11,786	12,108
Add: Effect of dilutive securities:
Stock options	143	362	533
Incentive Awards and shares held by deferred compensation plan	75	71	25

Average diluted shares outstanding	11,765	12,219	12,666

(2) Regulatory Matters

Office of Thrift Supervision (“OTS”) regulations require savings institutions to maintain minimum levels of regulatory capital. Under the regulations in effect at December 31, 2006, the Bank was required to maintain a minimum ratio of tangible capital to total adjusted assets of 1.5%; a minimum ratio of Tier 1 (core) capital to total adjusted assets of 3.0%; and a minimum ratio of total (core and supplementary) capital to risk-weighted assets of 8.0%.

Under its prompt corrective action regulations, the OTS is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on the institution’s financial statements. The regulations establish a framework for the classification of savings institutions into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally an institution is considered well capitalized if it has a Tier 1 ratio of at least 6.0%; and a total risk-based capital ratio of at least 10.0%. At December 31, 2006 and 2005 the Bank was considered well capitalized.

The following is a summary of the Bank’s actual capital amounts and ratios as of December 31, 2006 and 2005, compared to the OTS minimum capital adequacy requirements and the OTS requirements for classification as a well capitalized institution (in thousands).

	Actual		For capital adequacy purposes		To be well capitalized under prompt corrective action
As of December 31, 2006:	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tangible capital	$131,643	6.4%	$31,109	1.5%	$—	—%
Core capital	131,643	6.4	62,218	3.0	103,697	5.0
Tier 1 risk-based capital	131,643	9.8	53,969	4.0	80,954	6.0
Risk-based capital	141,416	10.5	107,939	8.0	134,923	10.0

As of December 31, 2005:	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tangible capital	$127,731	6.4%	$29,787	1.5%	$—	—%
Core capital	127,731	6.4	59,575	3.0	99,291	5.0
Tier 1 risk-based capital	127,731	10.2	49,960	4.0	74,941	6.0
Risk-based capital	138,152	11.1	99,921	8.0	124,901	10.0

OTS regulations impose limitations upon all capital distributions by savings institutions, like the Bank, such as dividends and payments to repurchase or otherwise acquire shares. The Company may not declare or pay cash dividends on or repurchase any of its shares of common stock if the effect thereof would cause stockholders’ equity to be reduced below applicable regulatory capital maintenance requirements or if such declaration and payment would otherwise violate regulatory requirements.

(3) Investment Securities Available for Sale

The amortized cost and estimated market value of investment securities available for sale at December 31, 2006 and 2005 are as follows (in thousands):

December 31, 2006	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
U. S. agency obligations	$290	$—	$(1)	$289
State and municipal obligations	1,747	21	—	1,768
Corporate debt securities	75,655	—	(1,595)	74,060
Equity investments	4,905	1,362	—	6,267

	$82,597	$1,383	$(1,596)	$82,384

December 31, 2005	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
U. S. agency obligations	$201	$—	$(1)	$200
State and municipal obligations	4,131	26	—	4,157
Corporate debt securities	75,528	—	(1,898)	73,630
Equity investments	4,724	1,150	—	5,874

	$84,584	$1,176	$(1,899)	$83,861

Gains realized during 2006, 2005 and 2004 on the sale of investment securities available for sale totaled $155,000, $136,000 and $186,0000, respectively. There were no losses realized during 2006, 2005 or 2004 on the sale of investment securities available for sale.

The amortized cost and estimated market value of investment securities available for sale, excluding equity investments, at December 31, 2006 by contractual maturity, are shown below (in thousands). Actual maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. At December 31, 2006, investment securities available for sale with an amortized cost and estimated market value of $77,402,000 and $75,828,000, respectively, were callable prior to the maturity date.

December 31, 2006	Amortized Cost	Estimated Market Value
Less than one year	$—	$—
Due after one year through five years	290	289
Due after five years through ten years	—	—
Due after ten years	77,402	75,828

	$77,692	$76,117

28 | OceanFirst Financial Corp. (OCFC) | Annual Report 2006

The estimated market value (carrying amount) of investment securities pledged as required security for deposits and for other purposes required by law amounted to $2,058,000 and $1,948,000 at December 31, 2006 and 2005, respectively. Additionally, the estimated market value (carrying amount) of investment securities pledged as collateral for reverse repurchase agreements amounted to $74,059,000 and $75,603,000 at December 31, 2006 and 2005, respectively.

The estimated market value and unrealized loss for investment securities available for sale at December 31, 2006 and 2005, segregated by the duration of the unrealized loss are as follows (in thousands):

December 31, 2006

	Less than 12 months		12 months or longer		Total
	Estimated Market Value	Unrealized Losses	Estimated Market Value	Unrealized Losses	Estimated Market Value	Unrealized Losses
U.S. agency obligations	$—	$—	$289	$(1)	$289	$(1)
Corporate debt securities	—	—	69,059	(1,595)	69,059	(1,595)

	$—	$—	$69,348	$(1,596)	$69,348	$(1,596)

December 31, 2005

	Less than 12 months		12 months or longer		Total
	Estimated Market Value	Unrealized Losses	Estimated Market Value	Unrealized Losses	Estimated Market Value	Unrealized Losses
U.S. agency obligations	$200	$(1)	$—	$—	$200	$(1)
Corporate debt securities	—	—	73,630	(1,898)	73,630	(1,898)

	$200	$(1)	$73,630	$(1,898)	$73,830	$(1,899)

The United States Government and agency obligations in the tables above are either direct obligations of the United States Government or are issued by one of the stockholder-owned corporations chartered by the United States Government, whose debt obligations are rated AA or better by one of the internationally-recognized credit rating services. The Company considers the unrealized losses to be the result of changes in interest rates which over time can have both a positive and negative impact on the estimated market value of the securities.

The corporate debt securities are issued by other financial institutions each with an investment grade credit rating of BBB or better as rated by one of the internationally-recognized credit rating services. These floating rate securities were purchased during the period May 1998 to September 1998 and have paid coupon interest continuously since issuance. Floating rate debt securities such as these pay a fixed interest rate spread over LIBOR. Following the purchase of these securities, the required spread increased for these types of securities causing a decline in the market price. Although these investment securities are available for sale, the Company has the ability to hold these securities until maturity or market recovery at which time the Company expects to receive the fully amortized cost.

(4) Mortgage-Backed Securities Available for Sale

The amortized cost and estimated market value of mortgage-backed securities available for sale at December 31, 2006 and 2005 are as follows (in thousands):

December 31, 2006	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
FHLMC	$14,726	$55	$(132)	$14,649
FNMA	52,264	51	(631)	51,684
GNMA	1,960	76	—	2,036

	$68,950	$182	$(763)	$68,369

December 31, 2005	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
FHLMC	$10,964	$61	$(216)	$10,809
FNMA	72,861	23	(1,353)	71,531
GNMA	2,545	140	—	2,685

	$86,370	$224	$(1,569)	$85,025

There were no gains realized on the sale of mortgage-backed securities available for sale during 2006, 2005 or 2004. Losses realized during 2006 and 2005 on the sale of mortgage-backed securities available for sale totaled $148,000 and $117,000, respectively. There were no losses realized during 2004 on the sale of mortgage-backed securities available for sale.

The contractual maturities of mortgage-backed securities available for sale generally exceed 20 years; however, the effective lives are expected to be shorter due to principal prepayments.

The estimated market value (carrying amount) of mortgage-backed securities pledged as required security for deposits and for other purposes required by law amounted to $25,328,000 and $6,013,000 at December 31, 2006 and 2005, respectively. The estimated market value (carrying amount) of mortgage-backed securities pledged as collateral for reverse repurchase agreements amounted to $42,529,000 and $76,274,000 at December 31, 2006 and 2005, respectively.

The estimated market value and unrealized loss for mortgage-backed securities available for sale at December 31, 2006 and 2005 segregated by the duration of the unrealized loss are as follows (in thousands):

December 31, 2006

	Less than 12 months		12 months or longer		Total
	Estimated Market Value	Unrealized Losses	Estimated Market Value	Unrealized Losses	Estimated Market Value	Unrealized Losses
FHLMC	$—	$—	$6,130	$(132)	$6,130	$(132)
FNMA	—	—	45,222	(631)	45,222	(631)

	$—	$—	$51,352	$(763)	$51,352	$(763)

Annual Report 2006 | OceanFirst Financial Corp. (OCFC) | 29

Notes to Consolidated Financial Statements (continued)

December 31, 2005

	Less than 12 months		12 months or longer		Total
	Estimated Market Value	Unrealized Losses	Estimated Market Value	Unrealized Losses	Estimated Market Value	Unrealized Losses
FHLMC	$—	$—	$7,302	$(216)	$7,302	$(216)
FNMA	—	—	62,349	(1,353)	62,349	(1,353)

	$—	$—	$69,651	$(1,569)	$69,651	$(1,569)

The mortgage-backed securities are issued and guaranteed by either FHLMC or FNMA, stockholder-owned corporations chartered by the United States Government, whose debt obligations are rated AA or better by one of the internationally recognized credit rating services. The Company considers the unrealized losses to be the result of changes in interest rates which over time can have both a positive and negative impact on the estimated market value of the mortgage-backed securities. Although these mortgage-backed securities are available for sale, the Company has the ability to hold these securities until maturity or market recovery at which time the Company expects to receive the fully amortized cost.

(5) Loans Receivable, Net

A summary of loans receivable at December 31, 2006 and 2005 follows (in thousands):

December 31,	2006	2005
Real estate mortgage:
One-to-four family	$1,142,897	$1,150,447
Commercial real estate, multi-family and land	306,288	281,585
FHA insured & VA guaranteed	5,876	4,735

	1,455,061	1,436,767

Real estate construction	13,475	22,739
Consumer	190,029	146,911
Commercial	49,693	61,637

Total loans	1,708,258	1,668,054

Loans in process	(2,318)	(7,646)
Deferred origination costs, net	5,723	4,596
Allowance for loan losses	(10,238)	(10,460)

	(6,833)	(13,510)

	$1,701,425	$1,654,544

At December 31, 2006, 2005 and 2004 loans in the amount of $4,525,000, $1,595,000 and $3,488,000, respectively, were three or more months delinquent or in the process of foreclosure and the Company was not accruing interest income. At December 31, 2006, the impaired loan portfolio consisted of one commercial loan for $962,000 for which there was no specific or general allocations in the allowance for loan losses due to collateral adequacy. At December 31, 2005 there were no impaired loans. The average balance of impaired loans for the years ended December 31, 2006, 2005 and 2004 was $347,000, $389,000 and $1,010,000, respectively. If interest income on nonaccrual loans and impaired loans had been current in accordance with their original terms, approximately $189,000, $115,000 and $128,000 of interest income for the years ended December 31, 2006, 2005 and 2004, respectively, would have been recorded. At December 31, 2006, there were no commitments to lend additional funds to borrowers whose loans are classified as nonperforming.

An analysis of the allowance for loan losses for the years ended December 31, 2006, 2005 and 2004 is as follows (in thousands):

Year Ended December 31,	2006	2005	2004
Balance at beginning of year	$10,460	$10,688	$10,802
Provision charged to operations	150	350	300
Charge-offs	(569)	(684)	(487)
Recoveries	197	106	73

Balance at end of year	$10,238	$10,460	$10,688

An analysis of the servicing asset for the years ended December 31, 2006, 2005 and 2004 is as follows (in thousands):

Year Ended December 31,	2006	2005	2004
Balance at beginning of year	$9,730	$8,790	$7,473
Capitalized mortgage servicing rights	2,105	3,192	3,222
Amortization and impairment charges	(2,048)	(2,252)	(1,905)

Balance at end of year	$9,787	$9,730	$8,790

Loans serviced for others amounted to $992.7 million at December 31, 2006, all of which relate to residential loans. The estimated fair value of the servicing asset at December 31, 2006 was $15,036,000.

(6) Interest and Dividends Receivable

A summary of interest and dividends receivable at December 31, 2006 and 2005 follows (in thousands):

December 31,	2006	2005
Loans	$7,035	$6,080
Investment securities	737	660
Mortgage-backed securities	311	349

	$8,083	$7,089

(7) Premises and Equipment, Net

Premises and equipment at December 31, 2006 and 2005 are summarized as follows (in thousands):

December 31,	2006	2005
Land	$3,195	$3,195
Buildings and improvements	18,647	15,506
Leasehold improvements	2,199	2,187
Furniture and equipment	14,056	12,708
Automobiles	330	277
Construction in progress	70	533

Total	38,497	34,406
Accumulated depreciation and amortization	(20,301)	(18,288)

	$18,196	$16,118

(8) Deposits

Deposits, including accrued interest payable of $548,000 and $239,000 at December 31, 2006 and 2005, respectively, are summarized as follows (in thousands):

December 31,	2006		2005
	Amount	Weighted Average Cost	Amount	Weighted Average Cost
Non-interest bearing accounts	$114,950	—%	$120,188	—%
Interest-bearing checking accounts	408,666	2.55	381,787	1.78
Money market deposit accounts	105,571	1.77	125,169	1.34
Savings accounts	200,544.80		242,689.73
Time deposits	542,597	4.48	486,735	3.49

	$1,372,328	2.78%	$1,356,568	2.01%

30 | OceanFirst Financial Corp. (OCFC) | Annual Report 2006

Included in time deposits at December 31, 2006 and 2005, respectively, is $143,108,000 and $110,488,000 in deposits of $100,000 and over.

Time deposits at December 31, 2006 mature as follows (in thousands):

Year Ended December 31,
2007	$444,233
2008	67,018
2009	15,523
2010	8,436
2011	6,033
Thereafter	1,354

$542,597

Interest expense on deposits for the years ended December 31, 2006, 2005 and 2004 is as follows (in thousands):

Year Ended December 31,	2006	2005	2004
Interest-bearing checking accounts	$8,216	$4,674	$1,556
Money market deposit accounts	1,994	1,604	1,350
Savings accounts	1,730	1,858	1,310
Time deposits	21,461	14,671	10,978

	$33,401	$22,807	$15,194

(9) Borrowed Funds

Borrowed funds are summarized as follows (in thousands):

	2006		2005
December 31,	Amount	Weighted Average Rate	Amount	Weighted Average Rate
Federal Home Loan Bank advances	$430,500	4.84%	$354,900	4.27%
Securities sold under agreements to repurchase	84,982	4.34	113,289	4.27
Other borrowings	17,500	6.90	5,000	6.35

	$532,982	4.83%	$473,189	4.29%

Information concerning Federal Home Loan Bank (“FHLB”) advances and securities sold under agreements to repurchase (“reverse repurchase agreements”) is summarized as follows (in thousands):

	FHLB Advances		Reverse Repurchase Agreements
	2006	2005	2006	2005
Average balance	$426,792	$320,231	$92,930	$132,520
Maximum amount outstanding at any month end	504,200	363,000	103,529	152,445
Average interest rate for the year	4.73%	4.28%	4.38%	3.95%

Amortized cost of collateral:
Corporate securities	—	—	$75,655	$75,528
Mortgage-backed securities	—	—	42,792	77,641
Other securities	—	—	—	1,948
Estimated market value of collateral:
Corporate securities	—	—	74,059	73,630
Mortgage-backed securities	—	—	42,529	76,274
Other securities	—	—	—	1,973

The securities collateralizing the reverse repurchase agreements are delivered to the lender with whom each transaction is executed or to a third party custodian. The lender, who may sell, loan or otherwise dispose of such securities to other parties in the normal course of their operations, agrees to resell to the Company substantially the same securities at the maturity of the reverse repurchase agreements. (See notes 3 and 4.)

FHLB advances and reverse repurchase agreements have contractual maturities at December 31, 2006 as follows (in thousands):

Year Ended December 31,	FHLB Advances	Reverse Repurchase Agreements
2007	$122,500	$65,982
2008	100,000	16,000
2009	100,000	3,000
2010	80,000	—
2011	28,000	—
Thereafter	—	—

	$430,500	$84,982

Amount callable by lender prior to the maturity date	$40,000	$15,000

During 2006, the Company issued $12,500,000 of trust preferred securities. The trust preferred securities carry a floating rate of 166 basis points over 3 month LIBOR adjusted quarterly. Accrued interest is due quarterly with principal due at the maturity date in 2036. On August 4, 2005, the Company issued $5,000,000 of subordinated debt at a fixed interest rate of 6.35%. Accrued interest is due quarterly with principal due at the maturity date of November 23, 2015.

Interest expense on borrowings for the years ended December 31, 2006, 2005 and 2004 is as follows (in thousands):

Year Ended December 31,	2006	2005	2004
Federal Home Loan Bank advances	$20,184	$13,698	$14,815
Securities sold under agreements to repurchase	4,068	5,237	4,922
Other borrowings	790	131	—

	$25,042	$19,066	$19,737

The Bank has an available overnight line of credit with the FHLB for $100,000,000 which expires July 31, 2007. The Bank also has available from the FHLB, a one-month overnight repricing line of credit for $100,000,000 which expires July 31, 2007. The Bank expects both lines to be renewed upon expiration. When utilized, both lines carry a floating interest rate of 10-15 basis points over the current Federal funds rate. All FHLB advances, including the lines of credit, are secured by the Bank’s mortgage loans, mortgage-backed securities and FHLB stock. As a member of the FHLB of New York, the Company is required to maintain a minimum investment in the capital stock of the FHLB, at cost, in an amount equal to 0.20% of the Bank’s mortgage-related assets, plus 4.5% of the specified value of certain transactions between the Bank and the FHLB.

Annual Report 2006 | Ocean First Financial Corp. (OCFC) | 31

Notes to Consolidated Financial Statements (continued)

(10) Income Taxes

The provision for income taxes for the years ended December 31, 2006, 2005 and 2004 consists of the following (in thousands):

Year Ended December 31,	2006	2005	2004
Current:
Federal	$8,932	$9,500	$10,179
State	581	501	464

Total Current	9,513	10,001	10,643

Deferred:
Federal	(2,499)	710	(626)
State	(451)	(376)	(260)

Total deferred	(2,950)	334	(886)

	$6,563	$10,335	$9,757

Included in other comprehensive income (loss) is income tax expense (benefit) attributable to net unrealized gains (losses) on securities available for sale in the amount of $520,000, $(384,000) and $1,888,000 for the years ended December 31, 2006, 2005 and 2004, respectively. Included in stockholders’ equity is income tax benefit attributable to stock plans in the amount of $2,129,000, $1,704,000 and $1,575,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

A reconciliation between the provision for income taxes and the expected amount computed by multiplying income before the provision for income taxes times the applicable statutory Federal income tax rate for the years ended December 31, 2006, 2005 and 2004 is as follows (in thousands):

Year Ended December 31,	2006	2005	2004
Income before provision for income taxes	$19,196	$29,832	$27,702
Applicable statutory Federal income tax rate	35.0%	35.0%	35.0%
Computed “expected” Federal income tax expense	$6,719	$10,441	$9,696
Increase(decrease) in Federal income tax expense resulting from:
ESOP adjustment	647	722	816
ESOP dividends	(397)	(368)	(317)
Earnings on life insurance	(400)	(393)	(440)
State income taxes net of Federal benefit	85	82	132
Other items, net	(91)	(149)	(130)

	$6,563	$10,335	$9,757

Included in other assets at December 31, 2006 and 2005 is a net deferred tax asset of $6,819,000 and $4,389,000, respectively. In addition, at December 31, 2006 and 2005 the Company recorded a current tax payable (receivable) of $284,000 and $(1,754,000), respectively.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2006 and 2005 are presented in the following table (in thousands):

December 31,	2006	2005
Deferred tax assets:
Allowance for loan and real estate owned losses per books	$4,182	$4,273
Reserve for repurchased loans	3,359	—
Reserve for uncollected interest	84	33
Deferred compensation	1,174	1,202
Premises and equipment, differences in depreciation	543	310
Other reserves	115	162
Stock plans	137	72
Unrealized loss on securities available for sale	325	845
Intangible assets	49	51
Lease termination costs	—	32
Penalty on early extinguishment of debt	—	11
Partnership investment income	—	189
State alternative minimum tax	1,164	871
State net operating loss carry forward	927	523

Total gross deferred tax assets	12,059	8,574
Less valuation allowance	927	523

Deferred tax assets, net	11,132	8,051

Deferred tax liabilities:
Excess servicing on sale of mortgage loans	(1,395)	(1,331)
Investments, discount accretion	(377)	(280)
Deferred loan and commitment costs, net	(2,397)	(2,000)
Loans held for sale	—	(19)
ESOP	(144)	(32)

Total deferred tax liabilities	(4,313)	(3,662)

Net deferred tax assets	$6,819	$4,389

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

Retained earnings at December 31, 2006 includes approximately $10,750,000 for which no provision for income tax has been made. This amount represents an allocation of income to bad debt deductions for tax purposes only. Events that would result in taxation of these reserves include failure to qualify as a bank for tax purposes, distributions in complete or partial liquidation, stock redemptions and excess distributions to shareholders. At December 31, 2006 the Company had an unrecognized deferred tax liability of $4,391,000 with respect to this reserve.

(11) Employee Stock Ownership Plan

As part of the Conversion, the Bank established an Employee Stock Ownership Plan and in 2006 the Bank established a Matching Contribution Employee Stock Ownership Plan (collectively the “ESOP”) to provide retirement benefits for eligible employees. All full-time employees are eligible to participate in the ESOP after they attain age

32 | OceanFirst Financial Corp. (OCFC) | Annual Report 2006

21 and complete one year of service during which they work at least 1,000 hours. ESOP shares are first allocated to employees who also participate in the Bank’s Incentive Savings (401K) Plan in an amount equal to 50% of the first 6% of the employees contribution. During 2006, 2005 and 2004, 19,339, 18,646 and 14,409 shares, respectively, were either released or committed to be released under this formula. The remaining ESOP shares are allocated among participants on the basis of compensation earned during the year. Employees are fully vested in their ESOP account after the completion of five years of credited service or completely if service was terminated due to death, retirement, disability, or change in control of the Company except that shares allocated based on participation in the 401K Plan vest on a graduated basis over years two through six. ESOP participants are entitled to receive distributions from the ESOP account only upon termination of service, which includes retirement and death.

The ESOP originally borrowed $13,421,000 from the Company to purchase 2,013,137 shares of common stock issued in the conversion. On May 12, 1998, the initial loan agreement was amended to allow the ESOP to borrow an additional $8,200,000 in order to fund the purchase of 633,750 shares of common stock. At the same time the term of the loan was extended from the initial twelve years to thirty years. As part of the establishment of the Matching Contribution Employee Stock Ownership Plan the term of the loan was reduced by one year and now expires in 2026. The amended loan is to be repaid from contributions by the Bank to the ESOP trust. The Bank is required to make contributions to the ESOP in amounts at least equal to the principal and interest requirement of the debt, assuming a fixed interest rate of 8.25%.

The Bank’s obligation to make such contributions is reduced to the extent of any dividends paid by the Company on unallocated shares and any investment earnings realized on such dividends. As of December 31, 2006 and 2005 contributions to the ESOP, which were used to fund principal and interest payments on the ESOP debt, totaled $1,986,000 and $2,127,000, respectively. During 2006 and 2005, $701,000 and $813,000, respectively, of dividends paid on unallocated ESOP shares were used for debt service. At December 31, 2006 and 2005, the loan had an outstanding balance of $5,991,000 and $7,369,000, respectively, and the ESOP had unallocated shares of 755,259 and 886,029, respectively. At December 31, 2006, the unallocated shares had a fair value of $17,318,000. The unamortized balance of the ESOP is shown as unallocated common stock held by the ESOP and is reflected as a reduction of stockholders’ equity.

For the years ended December 31, 2006, 2005 and 2004, the Bank recorded compensation expense related to the ESOP of $2,952,000, $3,244,000 and $3,590,000, respectively, including $1,849,000, $2,064,000 and $2,331,000, respectively, representing additional compensation expense to reflect the increase in the average fair value of committed to be released and allocated shares in excess of the Bank’s cost. As of December 31, 2006, 1,775,818 shares had been allocated to participants and 115,811 shares were committed to be released.

(12) Incentive Plan

The Company has established the Amended and Restated OceanFirst Financial Corp. 1997 Incentive Plan (the “Incentive Plan”) which authorizes the granting of stock options and awards of Common Stock and the OceanFirst Financial Corp. 2000 Stock Option Plan which authorizes the granting of stock options. On April 24, 2003 the Company’s shareholders ratified an amendment of the OceanFirst Financial Corp. 2000 Stock Option Plan which increased the number of shares available under option. On April 20, 2006, the OceanFirst Financial Corp. 2006 Stock Incentive Plan was approved which authorizes the granting of stock options or awards of common stock. The purpose of these plans is to attract and retain qualified personnel in key positions, provide officers, employees and non-employee directors (“Outside Directors”) with a proprietary interest in the Company as an incentive to contribute to the success of the Company, align the interests of management with those of other stockholders’ and reward employees for outstanding performance. All officers, other employees and Outside Directors of the Company and its affiliates are eligible to receive awards under the plans.

Under the Incentive Plan and the Amended 2000 Stock Option Plan, the Company is authorized to issue up to 4,153,564 shares subject to option of which 260,767 shares remain to be issued at December 31, 2006. Under the 2006 Stock Incentive Plan, the Company is authorized to issue up to an additional 1,000,000 shares subject to option of which 999,235 shares remain to be issued at December 31, 2006. In lieu of options, up to 333,333 shares in the form of stock awards may be issued. All options expire 10 years from the date of grant and generally vest at the rate of 20% per year. The exercise price of each option equals the closing market price of the Company’s stock on the date of grant. The Company typically issues Treasury shares to satisfy stock option exercises.

A summary of option activity for the years ended December 31, 2006, 2005 and 2004 follows:

	2006		2005		2004
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding at beginning of year	1,732,410	$16.90	2,215,514	$15.47	2,291,337	$13.71
Granted	258,800	23.43	18,850	22.06	395,276	22.57
Exercised	(480,500)	9.94	(483,414)	10.23	(388,708)	10.86
Forfeited	(14,851)	22.62	(18,540)	22.33	(82,391)	22.34

Outstanding at end of year	1,495,859	$20.24	1,732,410	$16.90	2,215,514	$15.47

Options exercisable	1,235,769		1,723,426		1,337,326

The following table summarizes information about stock options outstanding at December 31, 2006:

	Options Outstanding				Options Exercisable
Exercise Prices	Number of Options	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number of Options	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
$ 9.60 to 9.87	76,269	0.13 years	$9.61	76,269	0.13 years	$9.61
10.00 to 12.87	103,190	2.49	11.87	103,190	2.49	11.87
13.06 to 16.91	16,080	3.76	14.25	16,080	3.76	14.25
17.14 to 17.88	363,724	5.16	17.88	363,724	5.16	17.88
18.64 to 23.23	394,391	7.49	22.46	379,447	7.42	22.45
23.44 to 27.11	542,205	7.68	23.49	297,059	6.53	23.49

	1,495,859	6.23 years	$20.24	1,235,769	5.63 years	$19.57

The aggregate intrinsic value for stock options outstanding and stock options exercisable at December 31, 2006 is $4,323,000 and $4,318,000, respectively.

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

Annual Report 2006 | OceanFirst Financial Corp. (OCFC) | 33

Notes to Consolidated Financial Statements (continued)

At December 31, 2006, the following commitments and contingent liabilities existed which are not reflected in the accompanying consolidated financial statements (in thousands):

December 31,	2006
Unused consumer and construction loan lines of credit (primarily floating-rate)	$115,402

Unused commercial loan lines of credit (primarily floating-rate)	60,076

Other commitments to extend credit:
Fixed-Rate	113,284
Adjustable-Rate	94,116
Floating-Rate	20,226

The Company’s fixed-rate loan commitments expire within 90 days of issuance and carried interest rates ranging from 5.50% to 10.63% at December 31, 2006.

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

The Company has entered into loan sale agreements with investors in the normal course of business. The loan sale agreements generally require the Company to repurchase loans previously sold in the event of an Early Payment Default or a violation of various representations and warranties customary to the mortgage banking industry. In the opinion of management, the potential exposure related to the Company’s loan sale agreements is adequately provided for in the reserve for repurchased loans which is included in other liabilities with a corresponding provision which reduced the net gain on sale of loans. At December 31, 2006 and 2005 the reserve for repurchased loans amounted to $9,600,000 and zero, respectively.

At December 31, 2006, the Company is obligated under noncancelable operating leases for premises and equipment.

Rental expense under these leases aggregated approximately $2,159,000, $2,030,000 and $1,655,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

The projected minimum rental commitments as of December 31, 2006 are as follows (in thousands):

Year ended December 31,
2007	$2,166
2008	2,285
2009	1,945
2010	1,459
2011	1,441
Thereafter	15,129

$24,425

The Company grants one-to-four family and commercial first mortgage real estate loans to borrowers primarily located in Ocean, Middlesex and Monmouth Counties, New Jersey and other surrounding areas of New York City. The Company also originates interest-only one-to-four family mortgage loans in which the borrower makes only interest payments for the first five, seven or ten years of the mortgage loan term. This feature will result in future increases in the borrower’s loan repayment when the contractually required repayments increase due to the required amortization of the principal amount. These payment increases could affect a borrower’s ability to repay the loan. The amount of interest-only one-to-four family mortgage loans at December 31, 2006 was $227.0 million. The ability of borrowers to repay their obligations are dependent upon various factors including the borrowers’ income and net worth, cash flows generated by the underlying collateral, value of the underlying collateral and priority of the Company’s lien on the property. Such factors are dependent upon various economic conditions and individual circumstances beyond the Company’s control; the Company is, therefore, subject to risk of loss.

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

34 | OceanFirst Financial Corp. (OCFC) | Annual Report 2006

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

The estimated fair values of the Bank’s financial instruments as of December 31, 2006 and 2005 are presented in the following tables (in thousands). Since the fair value of off-balance sheet commitments approximate book value and are not significant, these disclosures are not included.

December 31, 2006	Book Value	Fair Value
Financial Assets:
Cash and due from banks	$32,204	$32,204
Investment securities available for sale	82,384	82,384
Mortgage-backed securities available for sale	68,369	68,369
Federal Home Loan Bank of New York stock	25,346	25,346
Loans receivable and mortgage loans held for sale	1,784,368	1,781,154
Financial Liabilities:
Deposits	1,372,328	1,368,677
Borrowed funds	532,982	530,709

December 31, 2005	Book Value	Fair Value
Financial Assets:
Cash and due from banks	$31,108	$31,108
Investment securities available for sale	83,861	83,861
Mortgage-backed securities available for sale	85,025	85,025
Federal Home Loan Bank of New York stock	21,792	21,792
Loans receivable and mortgage loans held for sale	1,686,588	1,673,670
Financial Liabilities:
Deposits	1,356,568	1,350,337
Borrowed funds	473,189	470,001

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

(15) Parent-Only Financial Information

The following condensed statements of financial condition at December 31, 2006 and 2005 and condensed statements of operations and cash flows for the years ended December 31, 2006, 2005 and 2004 for OceanFirst Financial Corp. (parent company only) reflects the Company’s investment in its wholly-owned subsidiary, the Bank, using the equity method of accounting.

CONDENSED STATEMENTS OF FINANCIAL CONDITION

(in thousands)

December 31,	2006	2005
Assets
Cash and due from banks	$7	$7
Advances to subsidiary Bank	5,683	2,894
Investment securities	6,268	5,874
ESOP loan receivable	5,991	7,369
Investment in subsidiary Bank	132,208	128,073

Total assets	$150,157	$144,217

Liabilities and Stockholders’ Equity
Borrowings	$17,500	$5,000
Other liabilities	337	433
Stockholders’ equity	132,320	138,784

Total liabilities and stockholders’ equity	$150,157	$144,217

CONDENSED STATEMENTS OF OPERATIONS

(in thousands)

Year ended December 31,	2006	2005	2004
Dividend income - Subsidiary Bank	$15,000	$15,000	$20,000
Dividend income - Investment securities	485	477	484
Gain on sale- Investment securities	155	136	186
Interest income - Advances to subsidiary Bank	106	46	47
Interest income - ESOP loan receivable	608	724	841

Total dividend and interest income	16,354	16,383	21,558
Interest expense - borrowings	790	131	—
Operating expenses	1,273	1,167	1,212

Income before income taxes and undistributed earnings/ (distribution in excess of earnings) of subsidiary Bank	14,291	15,085	20,346
Benefit (provision) for income taxes	253	(31)	(119)

Income before undistributed earnings/ (distributions in excess of earnings) of subsidiary Bank	14,544	15,054	20,227
(Distributions in excess of earnings) undistributed earnings of subsidiary Bank	(1,911)	4,443	(2,282)

Net income	$12,633	$19,497	$17,945

Annual Report 2006 | OceanFirst Financial Corp. (OCFC) | 35

Notes to Consolidated Financial Statements (continued)

CONDENSED STATEMENTS OF CASH FLOWS

(in thousands)

Year ended December 31,	2006	2005	2004
Cash flows from operating activities:
Net income	$12,633	$19,497	$17,945
(Increase) decrease in advances to subsidiary Bank	(2,789)	2,076	1,513
Distributions in excess of earnings (undistributed earnings) of subsidiary Bank	1,911	(4,443)	2,282
Gain on sale of investment securities	(155)	(136)	(186)
(Decrease) increase in other liabilities	(183)	38	(332)

Net cash provided by operating activities	11,417	17,032	21,222

Cash flows from investing activities:
Proceeds from sale of investment securities	436	199	545
Purchase of investment securities	(463)	(443)	(441)
Repayments on ESOP loan receivable	1,378	1,403	1,425

Net cash provided by investing activities	1,351	1,159	1,529

Cash flows from financing activities:
Proceeds from borrowings	12,500	5,000	—
Dividends paid	(9,277)	(9,469)	(9,686)
Purchase of treasury stock	(17,618)	(15,962)	(16,247)
Exercise of stock options	1,627	2,240	3,182

Net cash used in financing activities	(12,768)	(18,191)	(22,751)

Net increase in cash and due from banks	—	—	—
Cash and due from banks at beginning of year	7	7	7

Cash and due from banks at end of year	$7	$7	$7

SELECTED CONSOLIDATED QUARTERLY FINANCIAL DATA

(Unaudited)

Quarter ended	Dec. 31	Sept. 30	June 30	March 31
(dollars in thousands, except per share data)
2006
Interest income	$29,892	$30,316	$28,568	$27,786
Interest expense	16,060	15,857	14,157	12,369

Net interest income	13,832	14,459	14,411	15,417
Provision for loan losses	50	50	—	50

Net interest income after provision for loan losses	13,782	14,409	14,411	15,367
Other (loss) income	(3,963)	6,603	6,541	4,427
Operating expenses	12,156	13,514	13,535	13,176

(Loss) income before (benefit) provision for income taxes	(2,337)	7,498	7,417	6,618
(Benefit) provision for income taxes	(898)	2,592	2,565	2,304

Net (loss) income	$(1,439)	$4,906	$4,852	$4,314

Basic (loss) earnings per share	$(.13)	$.43	$.42	$.37

Diluted (loss) earnings per share	$(.13)	$.42	$.41	$.36

2005
Interest income	$27,290	$26,328	$24,860	$24,321
Interest expense	11,880	10,918	9,931	9,144

Net interest income	15,410	15,410	14,929	15,177
Provision for loan losses	—	100	200	50

Net interest income after provision for loan losses	15,410	15,310	14,729	15,127
Other income	5,984	6,314	5,918	5,874
Operating expenses	14,116	14,192	13,157	13,369

Income before provision for income taxes	7,278	7,432	7,490	7,632
Provision for income taxes	2,432	2,602	2,615	2,686

Net Income	$4,846	$4,830	$4,875	$4,946

Basic earnings per share	$.41	$.41	$.41	$.42

Diluted earnings per share	$.40	$.40	$.40	$.40

36 | OceanFirst Financial Corp. (OCFC) | Annual Report 2006

Report of Independent

Registered Public Accounting Firm

The Board of Directors and Stockholders

OceanFirst Financial Corp.:

We have audited the accompanying consolidated statements of financial condition of OceanFirst Financial Corp. and subsidiary (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of OceanFirst Financial Corp. and subsidiary as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”), and our report dated March 26, 2007 expressed an unqualified opinion on management’s assessment of, and an adverse opinion on the effective operation of, internal control over financial reporting.

/s/ KPMG LLP

Short Hills, New Jersey

March 26, 2007

Annual Report 2006 | OceanFirst Financial Corp. (OCFC) | 37

Management Report on Internal Control

Over Financial Reporting

Management of the Company is responsible for establishing and maintaining effective internal control over financial reporting, as such term is defined in Rule 13a-15(f) of the Exchange Act. The Company's internal control over financial reporting was designed to provide reasonable assurance regarding the preparation and fair presentation of published financial statements. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the Company's internal control over financial reporting as of December 31, 2006. This assessment was based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concluded that the Company's internal control over financial reporting was not effective as of December 31, 2006 due to the existence of the following material weakness identified by management: The Company's policies and procedures were not effective to provide for the proper evaluation and assessment of the adequacy of its reserve for repurchased loans at its mortgage banking subsidiary. Specifically, the Company lacked an effective process to ensure that the exercise of loan repurchase requests by purchasers of its loans were timely identified and incorporated properly in the analysis of its reserve for repurchased loans. This deficiency resulted in material misstatements in the Company's reserve for repurchased loans and amounts recorded as a gain on sales of loans, and resulted in more than a remote likelihood that a material misstatement of the Company's annual or interim consolidated financial statements would not be prevented or detected. These misstatements have been corrected in the consolidated financial statements included elsewhere in this Form 10-K.

The Company's independent registered public accounting firm has issued an audit report on management's assessment of the Company's internal control over financial reporting. This report appears on page 39.

38 | OceanFirst Financial Corp. (OCFC) | Annual Report 2006

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

OceanFirst Financial Corp.:

We have audited management's assessment, included in the accompanying Management Report on Internal Control Over Financial Reporting that OceanFirst Financial Corp. and subsidiary (the "Company") did not maintain effective internal control over financial reporting as of December 31, 2006, because of the effect of the material weakness identified in management's assessment, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO"). Management of the Company is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the Company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The following material weakness has been identified and included in management’s assessment as of December 31, 2006: The Company's policies and procedures were not effective to provide for the proper evaluation and assessment of the adequacy of its reserve for repurchased loans at its mortgage banking subsidiary. Specifically, the Company lacked an effective process to ensure that the exercise of loan repurchase requests by purchasers of its loans were timely identified and incorporated properly in the analysis of its reserve for repurchased loans. This deficiency resulted in material misstatements in the Company's reserve for repurchased loans and amounts recorded as a gain on sales of loans, and resulted in more than a remote likelihood that a material misstatement of the Company's annual or interim consolidated financial statements would not be prevented or detected.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of financial condition of OceanFirst Financial Corp. and subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2006. The aforementioned material weakness was considered in determining the nature, timing and extent of audit tests applied in our audit of the 2006 consolidated financial statements, and this report does not affect our report dated March 26, 2007, which expressed an unqualified opinion on those consolidated financial statements.

In our opinion, management's assessment that OceanFirst Financial Corp. and subsidiary did not maintain effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also, in our opinion, because of the effect of the material weakness described above on the achievement of the objectives of the control criteria, the Company has not maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

KPMG LLP

Short Hills, New Jersey

March 26, 2007

Annual Report 2006 | OceanFirst Financial Corp. (OCFC) | 39