Form 10-K, Exhibit 13
period 2007-12-31
OCEANFIRST FINANCIAL CORP
filed 2008-03-17
CIK 1004702

Exhibit 13

Selected Consolidated Financial and Other Data of the Company

The selected consolidated financial and other data of the Company set forth below is derived in part from, and should be read in conjunction with the Consolidated Financial Statements of the Company and Notes thereto presented elsewhere in this Annual Report.

At December 31,	2007	2006	2005	2004	2003
(dollars in thousands)
Selected Financial Condition Data:
Total assets	$1,927,499	$2,077,002	$1,985,357	$1,914,275	$1,717,409
Investment securities available for sale	57,625	82,384	83,861	83,960	80,458
Federal Home Loan Bank of New York stock	22,941	25,346	21,792	21,250	19,220
Mortgage-backed securities available for sale	54,137	68,369	85,025	124,478	86,938
Loans receivable, net	1,675,919	1,701,425	1,654,544	1,472,907	1,389,220
Mortgage loans held for sale	6,072	82,943	32,044	63,961	33,207
Deposits	1,283,790	1,372,328	1,356,568	1,270,535	1,144,205
Federal Home Loan Bank advances	393,000	430,500	354,900	312,000	314,400
Securities sold under agreements to repurchase and other borrowings	109,307	102,482	118,289	151,072	106,723
Stockholders’ equity	124,306	132,320	138,784	137,956	134,662

For the Year Ended December 31,	2007	2006	2005	2004	2003
(dollars in thousands; except per share amounts)
Selected Operating Data:
Interest income	$114,964	$116,562	$102,799	$90,952	$94,537
Interest expense	62,040	58,443	41,873	34,931	36,894

Net interest income	52,924	58,119	60,926	56,021	57,643
Provision for loan losses	700	150	350	300	688

Net interest income after provision for loan losses	52,224	57,969	60,576	55,721	56,955
Other income	2,531	13,608	24,090	20,740	18,749
Operating expenses	53,820	52,381	54,834	48,759	44,857

Income before (benefit) provision for income taxes	935	19,196	29,832	27,702	30,847
(Benefit) provision for income taxes	(140)	6,563	10,335	9,757	10,974

Net income	$1,075	$12,633	$19,497	$17,945	$19,873

Basic earnings per share	$.09	$1.09	$1.65	$1.48	$1.62

Diluted earnings per share	$.09	$1.07	$1.60	$1.42	$1.53

Selected Consolidated Financial and Other Data (continued)

Annual Report 2007 | OceanFirst Financial Corp. (OCFC) | 5

Selected Consolidated Financial and Other Data of the Company (continued)

At or For the Year Ended December 31,	2007	2006	2005	2004	2003
Selected Financial Ratios and Other Data (1):
Performance Ratios:
Return on average assets	.05%	.62%	1.00%	.98%	1.14%
Return on average stockholders’ equity	.86	9.40	14.43	13.34	14.84
Stockholders’ equity to total assets	6.45	6.37	6.99	7.21	7.84
Tangible equity to tangible assets	6.45	6.32	6.93	7.13	7.75
Average interest rate spread (2)	2.50	2.69	3.07	3.03	3.24
Net interest margin (3)	2.79	2.98	3.30	3.23	3.48
Average interest-earning assets to average interest-bearing liabilities	108.96	109.53	109.74	110.24	110.82
Operating expenses to average assets	2.70	2.56	2.81	2.67	2.57
Efficiency ratio (4)	97.05	73.03	64.50	63.52	58.72

Asset Quality Ratios:
Non-performing loans as a percent of total loans receivable (5)(6)	.52	.25	.09	.23	.15
Non-performing assets as a percent of total assets (6)	.48	.23	.09	.20	.14
Allowance for loan losses as a percent of total loans receivable (5)	.62	.57	.62	.69	.75
Allowance for loan losses as a percent of total non-performing loans (6)	119.76	226.25	655.80	306.42	499.63
Per Share Data:
Cash dividends per common share	$.80	$.80	$.80	$.80	$.78
Book value per common share at end of period	10.07	10.79	10.93	10.59	10.09
Tangible book value per common share at end of period	10.07	10.70	10.83	10.49	9.98
Number of full-service customer facilities:	20	21	18	17	17

(1)	With the exception of end of year ratios, all ratios are based on average daily balances.
(2)	The average interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	The net interest margin represents net interest income as a percentage of average interest-earning assets.
(4)	Efficiency ratio represents the ratio of operating expenses to the aggregate of other income and net interest income.
(5)	Total loans receivable includes loans receivable and loans held for sale.
(6)	Non-performing assets consist of non-performing loans and real estate acquired through foreclosure (“REO”). Non-performing loans consist of all loans 90 days or more past due and other loans in the process of foreclosure. It is the Company’s policy to cease accruing interest on all such loans.

6 | OceanFirst Financial Corp. (OCFC) | Annual Report 2007

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

The Company conducts business, primarily through its ownership of the Bank which operates its administrative/branch office located in Toms River and nineteen other branch offices. Sixteen of the twenty branch offices are located in Ocean County, New Jersey, with three branches in Monmouth County and one in Middlesex County. The Bank also operates one loan production office in Kenilworth, New Jersey.

The Company’s results of operations are dependent primarily on net interest income, which is the difference between the interest income earned on the Company’s interest-earning assets, such as loans and investments, and the interest expense on its interest-bearing liabilities, such as deposits and borrowings. The Company also generates non-interest income such as income from loan sales, reverse mortgage loan originations, loan servicing, merchant check card services, deposit accounts, the sale of alternative investments, trust and asset management services and other fees. The Company’s operating expenses primarily consist of compensation and employee benefits, occupancy and equipment, marketing, and other general and administrative expenses. The Company’s results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory agencies.

Strategy

The Company operates as a consumer-oriented bank, with a strong focus on its local community. The Bank is the oldest and largest community-based financial institution headquartered in Ocean County, New Jersey. The Company competes with generally larger and out-of-market financial service providers through its local focus and the delivery of superior service. Additionally, over the past few years, the Company has developed a more proactive sales culture throughout the organization.

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

With industry consolidation eliminating most locally-headquartered competitors, the Company saw an opportunity to fill a perceived void for locally delivered commercial loan and deposit services. As such, the Company assembled an experienced team of business banking professionals responsible for offering commercial loan and deposit services and merchant check card services to businesses in Ocean County and surrounding communities. As a result of this initiative, commercial loans represented 22.5% of the Bank’s total loans receivable at December 31, 2007 as compared to only 3.6% at December 31, 1997. Commercial loan growth in 2007 of $25.0 million, or 7.0%, was less than the Company’s expectations due to a proactive approach relating to the exit of several criticized credits and heightened competition. For 2008, these factors may once again keep the Company from attaining its commercial loan growth targets. The diversification of the Company’s loan products entails a higher degree of credit risk than is involved in one-to-four family residential mortgage lending activity. As a consequence, management continues to employ a well-defined credit policy focusing on quality underwriting and close management and Board monitoring.

The Company seeks to increase core deposit market share in its primary market area by expanding the Bank’s branch network and improving market penetration. Over the past twelve years through December 31, 2007, the Company has opened twelve branch offices, nine in Ocean County and three in Monmouth County. The Company expects to open a new branch in Freehold in the first quarter of 2008 and new branches in Bayville and Waretown later in 2008. Additionally, new branches in Wall and Toms River are expected to open in 2009. The Company is continually evaluating additional office sites within its existing market area.

At December 31, 2007, the twelve most recently opened branches maintained an average core deposit ratio of 70.1%. Core account development has also benefited from the Company’s efforts to attract business deposits in conjunction with its commercial lending operations and from an expanded mix of retail core account products. Additionally, marketing and incentive plans have focused on core account growth. As a result of these efforts the Company’s core deposit ratio has grown to 64.6% at December 31, 2007 as compared to only 33.0% at December 31, 1997. Core deposits are generally considered a less expensive and more stable funding source than certificates of deposit.

Management continues to diversify the Company’s product line in order to enhance non-interest income. The Company offers alternative investment products (annuities, mutual funds and life insurance) for sale through its retail branch network. The products are non-proprietary, sold through a third party vendor, and provide the Company with fee income opportunities. In early 2005, the alternative investment program was expanded to add Licensed Bank Employees which allows the Company to capture more of the revenue associated with the sale of investment products. The Company introduced trust and asset management services in early 2000 and has also expanded the non-interest income received from small business relationships including merchant services. During 2002, the Company established a captive subsidiary to recognize fee income from private mortgage insurance. During 2003, the Company began offering reverse mortgage loans. The Company has been approved by the Federal National Mortgage Association (“FNMA”) and another institutional investor as a seller/servicer of reverse mortgage loans. In early 2008, the Company terminated a joint venture agreement with a title insurance agency. As a result of these initiatives, income from fees and service charges has increased from $1.4 million for the year ended December 31, 1997 to $11.7 million for the year ended December 31, 2007, a 23.8% average annual increase.

Annual Report 2007 | OceanFirst Financial Corp. (OCFC) | 7

Management’s Discussion and Analysis

of Financial Condition and Results of Operations (continued)

With post conversion capital levels exceeding 20%, management recognized the need to address the Company’s overcapitalized position in order to improve return on equity. The capital management plan implemented over the past few years includes share repurchases and cash dividends. During 2007 the Company repurchased 49,701 common shares. The Company’s share repurchase plan was discontinued after the first quarter of 2007 due to the net losses incurred in the fourth quarter of 2006 and the first quarter of 2007. The Company expects to resume repurchase activity during 2008. Under the 5% repurchase program authorized by the Board of Directors in July 2006, 489,062 shares remain to be purchased as of December 31, 2007. From conversion date through December 31, 2007, the Company has repurchased a total of 17.0 million common shares, 62.4% of the shares originally issued in the conversion. The Company has historically targeted a cash dividend payout of 40% to 50% of net income. The dividend has increased by 200% since the initial dividend in 1997. The capital management plan has successfully reduced the Company’s capital ratio from 19.4% at December 31, 1996 to 6.4% at December 31, 2007.

Summary

In 2000, the Bank acquired Columbia Home Loans, LLC (“Columbia”) a mortgage banking company based in Westchester County, New York. Columbia originated a full product line of residential mortgage loans including the origination of subprime and ALT-A mortgage loans. A subprime or ALT-A loan is a mortgage loan made to individuals whose borrowing needs are generally not fulfilled by traditional loan products because they do not satisfy the credit documentation or other underwriting standards prescribed by conventional mortgage lenders and loan buyers. These loans were ordinarily sold to investors in the normal course of business. The loan sale agreements generally required Columbia to repurchase certain loans previously sold in the event of an early payment default, generally defined as the failure by the borrower to make a payment within a designated period early in the loan term. Columbia may also be required to repurchase a loan in the event of a breach to a representation or warranty. Columbia experienced early payment defaults primarily related to subprime mortgage loans with 100% financing relative to the value of the underlying property. During the first quarter of 2007, Columbia originated $38.2 million in subprime loans of which $8.7 million were loans with 100% financing. In March 2007, Columbia discontinued the origination of all subprime loans. A reserve was established to account for Columbia’s potential obligation to repurchase loans. In establishing the reserve for repurchased loans, the Company considered all types of sold loans, however, the actual types of loans which resulted in loss estimates included subprime loans with 100% financing, all other subprime loans and a small amount of ALT-A loans. For the year ended December 31, 2007, the provision for repurchased loans was $3.5 million which is included as part of the gain (loss) on sale of loans. Columbia also maintained an inventory of loans held for sale. These loans were originated for sale to investors, however, a large amount of subprime loans remained unsold at March 31, 2007 due to a significant decline in liquidity in the subprime loan market during the first quarter of 2007, primarily related to changes in investor product specifications. The loans were initially underwritten to the specifications of particular investors and were generally intended to be sold in bulk. When the investors’ product specifications changed, there was an absence of traditional buyers for these loans creating the significant decline in liquidity in the subprime loan market. During the second quarter of 2007, Columbia closed on a bulk sale of subprime loans with a stated principal balance of $42.6 million for which Columbia recognized a loss on sale, net after writedowns, of $1.3 million. Additionally, included in the loss on sale of loans caption for the year ended December 31, 2007, is a charge of $9.4 million incurred by Columbia to reduce loans held for sale to their current fair market value. At December 31, 2007, Columbia was holding subprime loans with a gross principal balance of $6.6 million and a carrying value, net of reserves and lower of cost or market adjustment, of $4.1 million and ALT-A loans with a gross principal balance of $7.7 million and a carrying value, net of reserves, and lower of cost or market adjustment, of $6.7 million. In September 2007, the Bank discontinued all of the loan origination activity of Columbia. The Bank retained Columbia’s loan servicing portfolio.

The interest rate yield curve began the year in an inverted position and generally remained flat to inverted through most of the second quarter when longer-term rates rose and the interest rate yield curve had a modest upward slope. During the second half of the year shorter-term rates began to decline resulting in a continued upward slope to the interest rate yield curve. The flat to inverted yield curve experienced throughout most of 2006 and through the beginning of 2007 has generally had a negative impact on the Bank’s results of operations and net interest margin as interest-earning assets, both loans and securities, are priced against longer-term indices, while interest-bearing liabilities, primarily deposits and borrowings, are priced against shorter-term indices. The Bank has generally not repriced all core deposits (defined as all deposits other than time deposits) at the same pace as market increases in short-term interest rates. Any upward repricing of core deposits would likely have a negative impact on the Bank’s results of operations and net interest margin. Conversely, a prolonged steepening to the yield curve may have a small positive impact on the Bank’s results of operations and net interest margin in 2008.

Critical Accounting Policies

Note 1 to the Company’s Audited Consolidated Financial Statements for the year ended December 31, 2007 contains a summary of significant accounting policies. Various elements of these accounting policies, by their nature, are inherently subject to estimation techniques, valuation assumptions and other subjective assessments. Certain assets are carried in the consolidated statements of financial condition at fair value or the lower of cost or fair value. Policies with respect to the methodologies used to determine the allowance for loan losses, the reserve for repurchased loans, the valuation of Mortgage Servicing Rights and judgments regarding securities impairment are the most critical accounting policies because they are important to the presentation of the Company’s financial condition and results of operations, involve a higher degree of complexity and require management to make difficult and subjective judgments which often require assumptions or estimates about highly uncertain matters. The use of different judgments, assumptions and estimates could result in material differences in the results of operations or financial condition. These critical accounting policies and their application are reviewed periodically and, at least annually, with the Audit Committee of the Board of Directors.

8 | OceanFirst Financial Corp. (OCFC) | Annual Report 2007

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

The Bank’s allowance for loan losses consists of a specific allowance and a general allowance, each updated on a quarterly basis. A specific allowance is determined for all impaired assets classified as substandard, doubtful or loss where the value of the underlying collateral can reasonably be evaluated; generally those loans secured by real estate. The Bank obtains an updated appraisal whenever a loan secured by real estate becomes 90 days delinquent. The specific allowance represents the difference between the Bank’s recorded investment in the loan and the fair value of the collateral, less estimated disposal costs. A general allowance is determined for all other classified and non-classified loans. In determining the level of the general allowance, the Bank segments the loan portfolio into various risk tranches based on type of loan (mortgage, consumer and commercial); and certain underwriting characteristics. An estimated loss factor is then applied to each risk tranche. The loss factors are determined based upon historical loan loss experience, current economic conditions, underwriting standards, internal loan review results and other factors.

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

As of December 31, 2007, the Company concluded that any unrealized losses in the securities available for sale portfolios were temporary in nature because they were primarily related to market interest rates and not related to the underlying credit quality of the issuers of the securities. Additionally, the Company has the intent and ability to hold these investments for the time necessary to recover the amortized cost. Future events that would materially change this conclusion and require an impairment loss to be charged to operations include a change in the credit quality of the issuers.

Annual Report 2007 | OceanFirst Financial Corp. (OCFC) | 9

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

The following table sets forth certain information relating to the Company for each of the years ended December 31, 2007, 2006, and 2005. The yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods shown except where noted otherwise. Average balances are derived from average daily balances. The yields and costs include fees which are considered adjustments to yields.

	Year Ended December 31,
	2007			2006			2005
(dollars in thousands)	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Assets:
Interest-earning assets:
Interest-earning deposits and short-term investments	$10,572	$526	4.98%	$8,885	$437	4.92%	$10,796	$344	3.19%
Investment securities (1)	68,118	4,561	6.70	83,999	5,122	6.10	85,942	3,871	4.50
FHLB stock	24,110	1,858	7.71	24,575	1,315	5.35	20,105	907	4.51
Mortgage-backed securities (1)	62,110	2,775	4.47	77,416	3,304	4.27	106,148	3,813	3.59
Loans receivable, net (2)	1,729,064	105,244	6.09	1,758,230	106,384	6.05	1,624,761	93,864	5.78

Total interest-earning assets	1,893,974	114,964	6.07	1,953,105	116,562	5.97	1,847,752	102,799	5.56
Non-interest-earning assets	100,398			96,752			101,357

Total assets	$1,994,372			$2,049,857			$1,949,109

Liabilities and Equity:
Interest-bearing liabilities:
Money market deposit accounts	$94,374	$1,577	1.67%	$117,935	$1,994	1.69%	$135,907	$1,604	1.18%
Savings accounts	195,948	1,941.99		219,879	1,730.79		260,655	1,858.71
Interest-bearing checking accounts	435,433	11,343	2.60	379,997	8,216	2.16	350,839	4,674	1.33
Time deposits	491,465	21,725	4.42	534,056	21,461	4.02	481,585	14,671	3.05

Total	1,217,220	36,586	3.01	1,251,867	33,401	2.67	1,228,986	22,807	1.86
FHLB advances	413,352	20,435	4.94	426,792	20,184	4.73	320,231	13,698	4.28
Securities sold under agreements to repurchase	84,303	3,393	4.02	92,930	4,068	4.38	132,520	5,237	3.95
Other borrowings	23,368	1,626	6.96	11,543	790	6.84	2,055	131	6.37

Total interest-bearing liabilities	1,738,243	62,040	3.57	1,783,132	58,443	3.28	1,683,792	41,873	2.49
Non-interest-bearing deposits	112,649			120,482			115,681
Non-interest-bearing liabilities	18,625			11,875			14,499

Total liabilities	1,869,517			1,915,489			1,813,972
Stockholders’ equity	124,855			134,368			135,137

Total liabilities and equity	$1,994,372			$2,049,857			$1,949,109

Net interest income		$52,924			$58,119			$60,926

Net interest rate spread (3)			2.50%			2.69%			3.07%

Net interest margin (4)			2.79%			2.98%			3.30%

Ratio of interest-earning assets to interest-bearing liabilities	108.96%			109.53%			109.74%

(1)	Amounts are recorded at average amortized cost.
(2)	Amount is net of deferred loan fees, undisbursed loan funds, discounts and premiums and estimated loan loss allowances and includes loans held for sale and non-performing loans.
(3)	Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.

10 | OceanFirst Financial Corp. (OCFC) | Annual Report 2007

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

	Year Ended December 31, 2007 Compared to Year Ended December 31, 2006			Year Ended December 31, 2006 Compared to Year Ended December 31, 2005
	Increase (Decrease) Due to			Increase (Decrease) Due to
(in thousands)	Volume	Rate	Net	Volume	Rate	Net
Interest-earning assets:
Interest-earning deposits and short-term investments	$84	$5	$89	$(69)	$162	$93
Investment securities	(1,032)	471	(561)	(90)	1,341	1,251
FHLB stock	(25)	568	543	222	186	408
Mortgage-backed securities	(678)	149	(529)	(1,149)	640	(509)
Loans receivable, net	(1,821)	681	(1,140)	7,981	4,539	12,520

Total interest-earning assets	(3,472)	1,874	(1,598)	6,895	6,868	13,763

Interest-bearing liabilities:
Money market deposit accounts	(394)	(23)	(417)	(233)	623	390
Savings accounts	(201)	413	212	(317)	189	(128)
Interest-bearing checking accounts	1,305	1,822	3,127	416	3,126	3,542
Time deposits	(1,784)	2,047	263	1,733	5,057	6,790

Total	(1,074)	4,259	3,185	1,599	8,995	10,594
FHLB advances	(640)	891	251	4,929	1,557	6,486
Securities sold under agreements to repurchase	(358)	(317)	(675)	(1,692)	523	(1,169)
Other borrowings	822	14	836	649	10	659

Total interest-bearing liabilities	(1,250)	4,847	3,597	5,485	11,085	16,570

Net change in net interest income	$(2,222)	$(2,973)	$(5,195)	$1,410	$(4,217)	$(2,807)

Comparison of Financial Condition at December 31, 2007 and December 31, 2006

Total assets at December 31, 2007 were $1.927 billion, a decrease of $149.5 million, compared to $2.077 billion at December 31, 2006.

Investment and mortgage-backed securities available for sale decreased $39.0 million to $111.8 million at December 31, 2007 as compared to $150.8 million at December 31, 2006 due to calls of investment securities and repayment of mortgage-backed securities. Loans receivable, net decreased by $25.5 million to a balance of $1.676 billion at December 31, 2007, compared to a balance of $1.701 billion at December 31, 2006. Increases of $25.0 million in commercial and commercial real estate loans and $23.3 million in consumer loans were more than offset by a decline in one-to-four family mortgage loans. Mortgage loans held-for-sale decreased $76.9 million to a balance of $6.1 million at December 31, 2007 compared to a balance of $82.9 million at December 31, 2006. The decrease was reflective of the discontinuance of Columbia’s mortgage banking operations.

Deposit balances decreased $88.5 million to $1.284 billion at December 31, 2007 from $1.372 billion at December 31, 2006 as the Bank maintained its disciplined pricing relating to certificates of deposit. Total Federal Home Loan Bank borrowings decreased by $59.5 million to $405.0 million at December 31, 2007 as compared to $464.5 million at December 31, 2006 due to lower asset balances. During the year, the Company issued $10.0 million of debt in the form of Trust Preferred Securities which is included in other borrowings.

Stockholders’ equity at December 31, 2007 decreased to $124.3 million, compared to $132.3 million at December 31, 2006. For the year ended December 31, 2007, the Company repurchased 49,701 shares of common stock at a total cost of $1.1 million. Stockholders’ equity was further reduced by the cash dividend and an increase in accumulated other comprehensive loss.

Annual Report 2007 | OceanFirst Financial Corp. (OCFC) | 11

Management’s Discussion and Analysis

of Financial Condition and Results of Operations (continued)

Comparison of Operating Results for the Years Ended December 31, 2007 and December 31, 2006

General

Net income decreased to $1.1 million for the year ended December 31, 2007, as compared to net income of $12.6 million for the year ended December 31, 2006. Diluted earnings per share decreased to $.09 for the year ended December 31, 2007, as compared to $1.07 for the same prior year period.

Interest Income

Interest income for the year ended December 31, 2007 was $115.0 million, as compared to $116.6 million for the year ended December 31, 2006. The yield on interest-earning assets increased to 6.07% for the year ended December 31, 2007, as compared to 5.97% for the same prior year period. Average interest-earning assets decreased $59.1 million for the year ended December 31, 2007, as compared to the same prior year period reflective of the discontinuance of Columbia’s mortgage banking operations and the decrease in investment and mortgage-backed securities available for sale.

Interest Expense

Interest expense for the year ended December 31, 2007 was $62.0 million, as compared to $58.4 million for the year ended December 31, 2006. The cost of interest-bearing liabilities increased to 3.57% for the year ended December 31, 2007, as compared to 3.28%, in the same prior year period. Average interest-bearing liabilities decreased by $44.9 million for the year ended December 31, 2007, as compared to the same prior year period. The decrease was concentrated in time deposits which declined $42.6 million, or 8.0%, for the year ended December 31, 2007, as compared to the same prior year period.

Net Interest Income

Net interest income for the year ended December 31, 2007 decreased to $52.9 million, as compared to $58.1 million in the same prior year period. The net interest margin decreased to 2.79% for the year ended December 31, 2007 from 2.98% in the same prior year period. The slope of the interest rate yield curve caused the increase in the cost of interest-bearing liabilities to outpace the increase in the yield on interest-earning assets.

Provision for Loan Losses

For the year ended December 31, 2007, the Company’s provision for loan losses was $700,000, as compared to $150,000 for the the same prior year period. Net charge-offs increased to $470,000 for the year ended December 31, 2007, as compared to $372,000 for the same prior year period. Loans receivable, net decreased $25.5 million at December 31, 2007, as compared to December 31, 2006. Non-performing loans increased to $8.7 million at December 31, 2007 from $4.5 million at December 31, 2006. The non-performing loan total includes $1.2 million of repurchased one-to-four family and consumer loans and $2.8 million of one-to-four family and consumer loans previously held for sale, which were written down to their fair market value. The writedown to fair market value included an assessment of each loan’s potential credit impairment. As a result, these loans do not currently require an adjustment to the allowance for loan losses. The increase in the provision for loan losses was primarily due to the increase in net charge-offs and the increase in non-performing loans.

Other Income

Other income was $2.5 million for the year ended December 31, 2007, as compared to $13.6 million for the same prior year period. The net loss on the sale of loans was $11.0 million for the year ended December 31, 2007, as compared to a net gain of $1.4 million in the same prior year period. The change from the prior year was due to reduced loan sale activity and lower of cost or market charges on loans held for sale partly offset by a reduction to the provision for repurchased loans. The net loss for the year ended December 31, 2007 is partly due to the decision to discontinue the operations of Columbia resulting in a decrease in loan sale activity for the year. Also, included in the loss on sale of loans for the year ended December 31, 2007 are lower of cost or market charges of $9.4 million incurred by Columbia to reduce loans held for sale to their current fair market value. Additionally, for the year ended December 31, 2007, the net provision for repurchased loans was $3.5 million which is included as part of the loss on sale of loans, as compared to a provision for repurchased loans of $9.6 million in the same prior year period.

Fees and service charges increased $1.2 million for the year ended December 31, 2007, as compared to the same prior year period primarily related to increases in fees from trust services and deposit accounts.

Operating Expenses

Operating expenses were $53.8 million for the year ended December 31, 2007, as compared to $52.4 million in the same prior year period. The increase was partly due to the cost of new branches and higher professional fees. Additionally, occupancy expense for the year ended December 31, 2007 included a charge of $760,000 for lease termination costs at Columbia. For the year ended December 31, 2007 operating expenses include $1.0 million relating to the write-off of the previously established goodwill on the August 2000 acquisition of Columbia. These increases were partly offset by decreased operating expenses due to the discontinuation of operations at Columbia and lower ESOP expense.

Provision for Income Taxes

Income tax benefit was $140,000 for the year ended December 31, 2007, as compared to an expense of $6.6 million for the same prior year period. The benefit for the year ended December 31, 2007 was primarily related to the non-taxable income from Bank Owned Life Insurance and the allowable tax deduction for dividends paid by the ESOP.

12 | OceanFirst Financial Corp. (OCFC) | Annual Report 2007

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

Annual Report 2007 | OceanFirst Financial Corp. (OCFC) | 13

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

At December 31, 2007, the Company had outstanding overnight borrowings from the FHLB of $58.0 million, an increase from $42.5 million in overnight borrowings at December 31, 2006. The Company utilizes the overnight line from time-to-time to fund short-term liquidity needs. Securities sold under agreements to repurchase with retail customers increased to $69.8 million at December 31, 2007 from $51.0 million at December 31, 2006. Like deposit flows, this funding source is dependent upon demand from the Bank’s customer base. The Company also had other borrowings with the FHLB of $347.0 million at December 31, 2007, a decrease from $422.0 million at December 31, 2006.

The Company’s cash needs for the year ended December 31, 2007 were primarily satisfied by principal payments on loans and mortgage-backed securities, maturities or calls of investment securities, proceeds from the sale of mortgage loans held for sale and the issuance of debt in the form of trust preferred securities. The cash was principally utilized for loan originations and repurchases, to fund deposit outflows and reduce Federal Home Loan Bank borrowings. For the year ended December 31, 2006, the cash needs of the Company were primarily satisfied by principal payments on loans and mortgage-backed securities, increased deposits and borrowings, and proceeds from the sale of mortgage loans held for sale. The cash provided was principally used for the origination of loans and the repurchase of common stock.

In the normal course of business, the Company routinely enters into various commitments, primarily relating to the origination and sale of loans. At December 31, 2007, outstanding commitments to originate loans totaled $56.6 million; outstanding unused lines of credit totaled $168.1 million; and outstanding commitments to sell loans totaled $12.2 million. The Company expects to have sufficient funds available to meet current commitments in the normal course of business.

Time deposits scheduled to mature in one year or less totaled $411.0 million at December 31, 2007. Based upon historical experience, management estimates that a significant portion of such deposits will remain with the Company.

Under the Company’s stock repurchase programs, shares of OceanFirst Financial Corp. common stock may be purchased in the open market and through other privately negotiated transactions, from time-to-time, depending on market conditions. The repurchased shares are held as treasury stock for general corporate use. For the year ended December 31, 2007, the Company purchased 49,701 shares of common stock at a total cost of $1.1 million compared with purchases of 772,804 shares for the year ended December 31, 2006 at an aggregate cost of $17.6 million. At December 31, 2007, there were 489,062 shares remaining to be repurchased under the existing stock repurchase program. Cash dividends declared and paid during the year ended December 31, 2007 were $9.3 million, unchanged from the prior year period. On January 23, 2008, the Board of Directors declared a quarterly cash dividend of twenty cents ($0.20) per common share. The dividend was payable on February 15, 2008 to stockholders of record at the close of business on February 1, 2008.

The primary source of liquidity for OceanFirst Financial Corp., the holding company of OceanFirst Bank, is capital distributions from the banking subsidiary and the issuance of debt instruments. For the year ended December 31, 2007, OceanFirst Financial Corp. received no capital distributions from OceanFirst Bank. The Office of Thrift Supervision (“OTS”) has previously notified the Bank that it does not object to the payment of capital dividends, so long as the Bank remains well capitalized after each capital distribution, and also maintains a tier one core leverage ratio above 6.0% and a total risk-based capital ratio above 10.5% after each capital distribution. The Bank’s tier one core leverage ratio and total risk-based capital ratio at December 31, 2007 were 7.2% and 11.2%, respectively. Applicable Federal law or the OTS, may further limit the amount of capital distributions OceanFirst Bank may make. OceanFirst Financial Corp.’s ability to continue to pay dividends and repurchase stock is partly dependent upon capital distributions from OceanFirst Bank and may be adversely affected by the Bank’s current capital constraints. The Company raised $10.0 million during 2007 from the issuance of trust preferred securities. At December 31, 2007, OceanFirst Financial Corp. held $5.7 million in cash equivalents and $5.9 million in investment securities available for sale. Additionally, OceanFirst Financial Corp. has an available line of credit for up to $4.0 million. The primary use of these funding sources is for the payment of dividends to shareholders and the repurchase of common stock.

At December 31, 2007, the Bank exceeded all of its regulatory capital requirements with tangible capital of $138.3 million, or 7.2%, of the Bank’s total adjusted assets, which is above the required level of $28.9 million or 1.5%; core capital of $138.3 million or 7.2% of the Bank’s total adjusted assets, which is above the required level of $57.9 million, or 3.0%; and risk-based capital of $148.4 million, or 11.2% of the Bank’s risk-weighted assets, which is above the required level of $105.9 million or 8.0%. The Bank is considered a “well-capitalized” institution under the Office of Thrift Supervision’s prompt corrective action regulations.

Off-Balance-Sheet Arrangements and Contractual Obligations

In the normal course of operations, the Company engages in a variety of financial transactions that, in accordance with generally accepted accounting principles, are not recorded in the financial statements, or are recorded in amounts that differ from the notional amounts. These transactions involve, to varying degrees, elements of credit, interest rate, and liquidity risk. Such transactions are used for general corporate purposes or for customer needs. Corporate purpose transactions are used to help manage credit, interest rate, and liquidity risk or to optimize capital. Customer transactions are used to manage customers’ requests for funding. These financial instruments and commitments include unused consumer lines of credit and commitments to extend credit and are discussed in Note 13 to the Consolidated Financial Statements. The Company also has outstanding commitments to sell loans amounting to $12.2 million.

14 | OceanFirst Financial Corp. (OCFC) | Annual Report 2007

The Company has entered into loan sale agreements with investors in the normal course of business. The loan sale agreements generally require the Company to repurchase loans previously sold in the event of an Early Payment Default or a violation of various representations and warranties customary to the mortgage banking industry. In the opinion of management, the potential exposure related to the Company’s loan sale agreements is adequately provided for in the reserve for repurchased loans included in other liabilities. At December 31, 2007 and 2006 the reserve for repurchased loans amounted to $2.4 million and $9.6 million, respectively.

The following table shows the contractual obligations of the Company by expected payment period as of December 31, 2007 (in thousands). Further discussion of these commitments is included in Notes 9 and 13 to the Consolidated Financial Statements.

Contractual Obligation	Total	Less than one year	1-3 years	3-5 years	More than 5 years
Long-Term Debt Obligations	$374,500	$116,000	$193,000	$38,000	$27,500
Operating Lease Obligations	25,964	2,169	3,524	2,967	17,304
Purchase Obligations	6,636	3,318	3,318	—	—

	$407,100	$121,487	$199,842	$40,967	$44,804

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

Impact of New Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company does not expect the adoption of Statement No. 159 to have a material impact on its financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. The Statement is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company does not expect the adoption of Statement No. 157 to have a material impact on its financial statements.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.” The interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109 - “Accounting for Income Taxes.” This Interpretation presents a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company adopted the Interpretation effective January 1, 2007. The adoption of Interpretation No. 48 did not have a material impact on the Company’s financial statements.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets.” SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” establishes, among other things, the accounting for all separately recognized servicing assets and servicing liabilities. SFAS No. 156 amends Statement 140 to require that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. This Statement permits, but does not require, the subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value. An entity that uses derivative instruments to mitigate the risks inherent in servicing assets and servicing liabilities is required to account for those derivative instruments at fair value. Under this Statement, an entity can elect subsequent fair value measurement to account for its separately recognized servicing assets and servicing liabilities. By electing that option, an entity may simplify its accounting because this Statement permits income statement recognition of the potential offsetting changes in fair value of those servicing assets and servicing liabilities and derivative instruments in the same accounting period. The Company adopted the Statement effective January 1, 2007. The adoption of SFAS No. 156 did not have a material impact on the Company’s financial statements.

Annual Report 2007 | OceanFirst Financial Corp. (OCFC) | 15

Management’s Discussion and Analysis

of Financial Condition and Results of Operations (continued)

Asset Quality

The following table sets forth information regarding non-performing assets consisting of non-accrual loans and Real Estate Owned (“REO”) and activity in the allowance for loan losses. The Bank had no troubled-debt restructured loans and three REO properties at December 31, 2007. It is the policy of the Bank to cease accruing interest on loans 90 days or more past due or in the process of foreclosure. For the years ended December 31, 2007, 2006, 2005, 2004 and 2003, respectively, the amount of interest income that would have been recognized on non-accrual loans if such loans had continued to perform in accordance with their contractual terms was $210,000, $189,000, $115,000, $128,000 and $96,000.

At or For The Year Ended December 31,	2007	2006	2005	2004	2003
(dollars in thousands)
Non-accrual loans:
Real estate:
One- to-four family	$6,620	$2,703	$1,084	$1,337	$1,712
Commercial real estate, multi-family and land	1,040	286	—	744	242
Consumer	586	281	299	784	90
Commercial	495	1,255	212	623	118

Total	8,741	4,525	1,595	3,488	2,162
REO, net	438	288	278	288	252

Total non-performing assets	$9,179	$4,813	$1,873	$3,776	$2,414

Allowance for loan losses:
Balance at beginning of year	$10,238	$10,460	$10,688	$10,802	$10,074
Less: Net charge-offs (recoveries)	470	372	578	414	(40)
Add: Provision for loan losses	700	150	350	300	688

Balance at end of year	$10,468	$10,238	$10,460	$10,688	$10,802

Ratio of net charge-offs (recoveries) during the year to average net loans outstanding during the year	.03%	.02%	.04%	.03%	.00%
Allowance for loan losses as percent of total loans receivable(1)	.62	.57	.62	.69	.75
Allowance for loan losses as a percent of total non-performing loans(2)	119.76	226.25	655.80	306.42	499.63
Non-performing loans as a percent of total loans receivable(1)(2)	.52	.25	.09	.23	.15
Non-performing assets as a percent of total assets(2)	.48	.23	.09	.20	.14

(1)	Total loans receivable includes loans receivable and loans held for sale.
(2)	Non-performing assets consist of non-performing loans and real estate acquired through foreclosure. Non-performing loans consist of all loans 90 days or more past due and other loans in the process of foreclosure. It is the Company’s policy to cease accruing interest on all such loans.

The non-performing loan total includes $1.2 million of repurchased one-to-four family and consumer loans and $2.8 million of one-to-four family and consumer loans previously held-for-sale, which were written down to their fair market value.

The Company has developed an internal asset classification system which classifies assets depending on risk of loss characteristics. The asset classifications comply with certain regulatory guidelines. At December 31, 2007, the Bank had $12.4 million of assets, including all REO, classified as “Substandard,” $15,000 of assets classified as “Doubtful” and no assets classified as “Loss.” Additionally, “Special Mention” assets totaled $8.2 million at December 31, 2007. These loans are classified as Special Mention due to past delinquencies or other identifiable weaknesses.

The largest Substandard relationship is comprised of two loans totaling $2.2 million for a start-up business for which operating revenue is not currently supporting the debt obligation. The loans are current as to payments. The largest Special Mention relationship comprised several credit facilities to a large, real estate agency with an aggregate balance of $4.4 million which was current as to payments, but criticized due to declining revenue and net income of the borrower. The loans are secured by commercial real estate and corporate assets and the personal guarantee of the principals. All of the non-performing loans noted above are included in the Substandard category.

The provision for loan losses increased by $550,000 for the year ended December 31, 2007, as compared to the prior year. Net charge-offs increased to $470,000 for the year ended December 31, 2007, as compared to $372,000 for the same prior year period. Loans receivable, net decreased $25.5 million at December 31, 2007, as compared to December 31, 2006. Non-performing loans increased by $4.2 million. As noted above, the increase includes $1.2 million of repurchased loans and $2.8 million of loans previously held-for-sale, both of which were written down to their fair market value, which included an assessment of each loan’s potential credit impairment.

16 | OceanFirst Financial Corp. (OCFC) | Annual Report 2007

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

The Company utilizes the following strategies to manage interest rate risk: (1) emphasizing the origination for portfolio of fixed-rate mortgage loans generally having terms to maturity of not more than fifteen years, adjustable-rate loans, floating-rate and balloon maturity commercial loans, and consumer loans consisting primarily of home equity loans and lines of credit; (2) holding primarily short-term and/or adjustable- or floating-rate mortgage-backed and investment securities; (3) attempting to reduce the overall interest rate sensitivity of liabilities by emphasizing core and longer-term deposits; and (4) managing the maturities of wholesale borrowings. The Company may also sell fixed-rate mortgage loans into the secondary market. In determining whether to retain fixed-rate mortgages, management considers the Company’s overall interest rate risk position, the volume of such loans, the loan yield and the types and amount of funding sources. The Company periodically retains fixed-rate mortgage loan production in order to improve yields and increase balance sheet leverage. During periods when fixed-rate mortgage loan production is retained, the Company generally attempts to extend the maturity on part of its wholesale borrowings. For the past few years, the Company has sold most 30-year fixed-rate mortgage loan originations in the secondary market. The Company currently does not participate in financial futures contracts, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments, but may do so in the future to manage interest rate risk.

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

The Company’s interest rate sensitivity is monitored through the use of an interest rate risk (“IRR”) model. The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2007, which were anticipated by the Company, based upon certain assumptions, to reprice or mature in each of the future time periods shown. At December 31, 2007 the Company’s one-year gap was negative 9.57% as compared to negative 0.80% at December 31, 2006. Except as stated below, the amount of assets and liabilities which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. The table is intended to provide an approximation of the projected repricing of assets and liabilities at December 31, 2007, on the basis of contractual maturities, anticipated prepayments, and scheduled rate adjustments within a three month period and subsequent selected time intervals. Loans receivable reflect principal balances expected to be redeployed and/or repriced as a result of contractual amortization and anticipated prepayments of adjustable-rate loans and fixed-rate loans, and as a result of contractual rate adjustments on adjustable-rate loans. Loans were projected to prepay at rates between 3.0% and 41.0% annually. Mortgage-backed securities were projected to prepay at rates between 12.0% and 18.0% annually. Savings accounts, interest-bearing checking accounts and money market deposit accounts were assumed to decay, or run-off, at 1.50% per month. Prepayment and decay rates can have a significant impact on the Company’s estimated gap.

There can be no assurance that projected prepayment rates for loans and mortgage-backed securities will be achieved or that projected decay rates for deposits will be realized.

Annual Report 2007 | OceanFirst Financial Corp. (OCFC) | 17

Management’s Discussion and Analysis

of Financial Condition and Results of Operations (continued)

At December 31, 2007	3 Months or Less	More than 3 Months to 1 Year	More than 1 Year to 3 Years	More than 3 Years to 5 Years	More than 5 Years	Total
(dollars in thousands)
Interest-earning assets (1):
Interest-earning deposits and short-term investments	$5,227	$—	$—	$—	$—	$5,227
Investment securities	54,973	297	—	—	7,333	62,603
FHLB stock	—	—	—	—	22,941	22,941
Mortgage-backed securities	3,453	22,351	20,841	6,619	836	54,100
Loans receivable(2)	278,542	399,867	546,450	224,846	237,614	1,687,319

Total interest-earning assets	342,195	422,515	567,291	231,465	268,724	1,832,190

Interest-bearing liabilities:
Money market deposit accounts	3,831	11,494	30,650	38,312	—	84,287
Savings accounts	8,478	25,936	67,827	84,854	—	187,095
Interest-bearing checking accounts	172,741	40,267	107,380	134,278	—	454,666
Time deposits	174,701	236,273	33,854	8,676	582	454,086
FHLB advances	81,000	83,000	191,000	38,000	—	393,000
Securities sold under agreements to repurchase and other borrowings	92,307	10,000	2,000	—	5,000	109,307

Total interest-bearing liabilities	533,058	406,970	432,711	304,120	5,582	1,682,441

Interest sensitivity gap(3)	$(190,863)	$15,545	$134,580	$(72,655)	$263,142	$149,749

Cumulative interest sensitivity gap	$(190,863)	$(175,318)	$(40,738)	$(113,393)	$149,749	$149,749

Cumulative interest sensitivity gap as a percent of total interest-earning assets	(10.42)%	(9.57)%	(2.22)%	(6.19)%	8.17%	8.17%

(1)	Interest-earning assets are included in the period in which the balances are expected to be redeployed and/or repriced as a result of anticipated prepayments, scheduled rate adjustments and contractual maturities.
(2)	For purposes of the gap analysis, loans receivable includes loans held for sale and non-performing loans gross of the allowance for loan losses, unamortized discounts and deferred loan fees.
(3)	Interest sensitivity gap represents the difference between interest-earning assets and interest-bearing liabilities.

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

Another method of analyzing an institution’s exposure to interest rate risk is by measuring the change in the institution’s net portfolio value (“NPV”) and net interest income under various interest rate scenarios. NPV is the difference between the net present value of assets, liabilities and off-balance sheet contracts. The NPV ratio, in any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The Company’s interest rate sensitivity is monitored by management through the use of an interest rate risk model which measures IRR by modeling the change in NPV and net interest income over a range of interest rate scenarios. The Office of Thrift Supervision (“OTS”) also produces an NPV only analysis using its own model, based upon data submitted on the Bank’s quarterly Thrift Financial Reports. The results produced by the OTS may vary from the results produced by the Company’s model, primarily due to differences in the assumptions utilized including estimated loan prepayment rates, reinvestment rates and deposit decay rates. The following table sets forth the Company’s NPV and net interest income projections as of December 31, 2007 and 2006, as calculated by the Company (in thousands). For purposes of this table, the Company used prepayment speeds and deposit decay rates similar to those used in calculating the Company’s gap.

18 | OceanFirst Financial Corp. (OCFC) | Annual Report 2007

At December 31, 2007, the Company’s NPV in a static rate environment is less than the NPV at December 31, 2006 primarily reflecting a decline in the value of core deposits and fixed-rate Federal Home Loan Bank advances. The changes in net portfolio value and net interest income are within the limitations established by management and approved by the Board of Directors.

Change in Interest Rates in Basis Points (Rate Shock)	December 31, 2007
	Net Portfolio Value			Net Interest Income
	Amount	% Change	NPV Ratio	Amount	% Change
200	$125,181	(25.3)%	6.8%	$51,081	(10.2)%
100	149,672	(10.7)	8.0	54,350	(4.4)
Static	167,675	—	8.7	56,872	—
(100)	171,050	2.0	8.8	57,770	1.6
(200)	163,057	(2.8)	8.4	56,245	(1.1)

Change in Interest Rates in Basis Points (Rate Shock)	December 31, 2006
	Net Portfolio Value			Net Interest Income
	Amount	% Change	NPV Ratio	Amount	% Change
200	$172,422	(16.0)%	8.7%	$53,028	(4.9)%
100	192,040	(6.5)	9.5	54,748	(1.9)
Static	205,312	—	9.9	55,788	—
(100)	206,157	0.4	9.8	55,431	(0.6)
(200)	191,711	(6.6)	9.1	52,490	(5.9)

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

Private Securities Litigation Reform Act Safe Harbor Statement

In addition to historical information, this annual report contains certain forward-looking statements which are based on certain assumptions and describes future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake - and specifically disclaims any obligation—to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. Further description of the risks and uncertainties to the business are included in Item 1. Business of the Company’s 2007 Form 10-K.

Annual Report 2007 | OceanFirst Financial Corp. (OCFC) | 19

Consolidated Statements of Financial Condition

(dollars in thousands, except per share amounts)
December 31, 2007 and 2006	2007	2006
Assets
Cash and due from banks	$27,547	$32,204
Investment securities available for sale (encumbered $51,728 in 2007 and $76,117 in 2006) (notes 3, 9 and 10)	57,625	82,384
Federal Home Loan Bank of New York stock, at cost (note 9)	22,941	25,346
Mortgage-backed securities available for sale (encumbered $53,884 in 2007 and $67,857 in 2006) (notes 4, 9 and 10)	54,137	68,369
Loans receivable, net (notes 5 and 9)	1,675,919	1,701,425
Mortgage loans held for sale	6,072	82,943
Interest and dividends receivable (note 6)	6,915	8,083
Real estate owned, net	438	288
Premises and equipment, net (note 7)	17,882	18,196
Servicing asset (note 5)	8,940	9,787
Bank Owned Life Insurance (BOLI)	38,430	37,145
Intangible assets	—	1,114
Other assets (note 10)	10,653	9,718

Total assets	$1,927,499	$2,077,002

Liabilities and Stockholders’ Equity
Deposits (note 8)	$1,283,790	$1,372,328
Securities sold under agreements to repurchase with retail customers (note 9)	69,807	50,982
Securities sold under agreements to repurchase with the Federal Home Loan Bank (note 9)	12,000	34,000
Federal Home Loan Bank advances (note 9)	393,000	430,500
Other borrowings (note 9)	27,500	17,500
Advances by borrowers for taxes and insurance	7,588	7,743
Other liabilities (notes 10 and 13)	9,508	31,629

Total liabilities	1,803,193	1,944,682

Commitments and contingencies (note 13)
Stockholders’ equity (notes 2, 10, 11 and 12):
Preferred stock, $.01 par value, 5,000,000 shares authorized, no shares issued	—	—
Common stock, $ .01 par value, 55,000,000 shares authorized, 27,177,372 shares issued and
12,346,465 and 12,262,307 shares outstanding at December 31, 2007 and 2006, respectively	272	272
Additional paid-in capital	203,532	201,936
Retained earnings	154,929	164,121
Accumulated other comprehensive loss	(3,211)	(470)
Less: Unallocated common stock held by Employee Stock Ownership Plan	(5,360)	(6,369)
Treasury stock, 14,830,907 and 14,915,065 shares at December 31, 2007 and 2006, respectively	(225,856)	(227,170)
Common stock acquired by Deferred Compensation Plan	1,307	1,457
Deferred Compensation Plan liability	(1,307)	(1,457)

Total stockholders’ equity	124,306	132,320

Total liabilities and stockholders’ equity	$1,927,499	$2,077,002

See accompanying notes to consolidated financial statements.

20 | OceanFirst Financial Corp. (OCFC) | Annual Report 2007

Consolidated Statements of Income

(in thousands, except per share amounts)

Years Ended December 31, 2007, 2006 and 2005	2007	2006	2005
Interest income:
Loans	$105,244	$106,384	$93,864
Mortgage-backed securities	2,775	3,304	3,813
Investment securities and other	6,945	6,874	5,122

Total interest income	114,964	116,562	102,799

Interest expense:
Deposits (note 8)	36,586	33,401	22,807
Borrowed funds (note 9)	25,454	25,042	19,066

Total interest expense	62,040	58,443	41,873

Net interest income	52,924	58,119	60,926
Provision for loan losses (note 5)	700	150	350

Net interest income after provision for loan losses	52,224	57,969	60,576

Other income:
Loan servicing income (note 5)	468	515	280
Fees and service charges	11,674	10,488	9,434
Net (loss) gain and lower of cost or market adjustment on sales of loans and securities available for sale (notes 3, 4 and 13)	(11,048)	1,358	13,183
Income on Bank Owned Life Insurance	1,285	1,143	1,122
Net income (loss) from other real estate operations	100	(61)	(1)
Other	52	165	72

Total other income	2,531	13,608	24,090

Operating expenses:
Compensation and employee benefits (notes 11 and 12)	28,469	29,317	31,184
Occupancy (note 13)	5,651	4,850	4,539
Equipment	2,202	2,533	2,531
Marketing	1,482	1,517	2,914
Federal deposit insurance	626	533	507
Data processing	3,454	3,416	3,243
General and administrative	10,922	10,215	9,916
Goodwill impairment	1,014	—	—

Total operating expenses	53,820	52,381	54,834

Income before (benefit) provision for income taxes	935	19,196	29,832
(Benefit) provision for income taxes (note 10)	(140)	6,563	10,335

Net Income	$1,075	$12,633	$19,497

Basic earnings per share (note 1)	$.09	$1.09	$1.65

Diluted earnings per share (note 1)	$.09	$1.07	$1.60

Average basic shares outstanding (note 1)	11,545	11,547	11,786

Average diluted shares outstanding (note 1)	11,648	11,765	12,219

See accompanying notes to consolidated financial statements.

Annual Report 2007 | OceanFirst Financial Corp. (OCFC) | 21

Consolidated Statements of Changes in Stockholders’ Equity

(dollars in thousands, except per share amounts)

Years Ended December 31, 2007, 2006 and 2005	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Employee Stock Ownership Plan	Treasury Stock	Common Stock Acquired by Deferred Compensation Plan	Deferred Compensation Plan Liability	Total
Balance at December 31, 2004	$272	$193,723	$157,575	$(667)	$(8,652)	$(204,295)	$986	$(986)	$137,956

Comprehensive income:
Net income	—	—	19,497	—	—	—	—	—	19,497
Other comprehensive income:
Unrealized holding loss on securities (net of tax benefit $ 377)	—	—	—	(544)	—	—	—	—	(544)
Reclassification adjustment for gains included in net income (net of tax expense $ 7)	—	—	—	(12)	—	—	—	—	(12)

Total comprehensive income	—	—	—	—	—	—	—	—	18,941

Stock awards	—	130	—	—	—	—	—	—	130
Tax benefit of stock plans	—	1,704	—	—	—	—	—	—	1,704
Purchase 690,407 shares of common stock	—	—	—	—	—	(15,962)	—	—	(15,962)
Allocation of ESOP stock	—	—	—	—	1,180	—	—	—	1,180
ESOP adjustment	—	2,064	—	—	—	—	—	—	2,064
Cash dividend – $.80 per share	—	—	(9,469)	—	—	—	—	—	(9,469)
Exercise of stock options	—	—	(2,990)	—	—	5,230	—	—	2,240
Purchase of stock for the deferred compensation plan, net	—	—	—	—	—	—	397	(397)	—

Balance at December 31, 2005	272	197,621	164,613	(1,223)	(7,472)	(215,027)	1,383	(1,383)	138,784

Comprehensive income:
Net income	—	—	12,633	—	—	—	—	—	12,633
Other comprehensive income:
Unrealized holding gain on securities (net of tax expense $ 523)	—	—	—	757	—	—	—	—	757
Reclassification adjustment for gains included in net income (net of tax expense $ 3)	—	—	—	(4)	—	—	—	—	(4)

Total comprehensive income	—	—	—	—	—	—	—	—	13,386

Stock awards	—	337	—	—	—	—	—	—	337
Tax benefit of stock plans	—	2,129	—	—	—	—	—	—	2,129
Purchase 772,804 shares of common stock	—	—	—	—	—	(17,618)	—	—	(17,618)
Allocation of ESOP stock	—	—	—	—	1,103	—	—	—	1,103
ESOP adjustment	—	1,849	—	—	—	—	—	—	1,849
Cash dividend – $.80 per share	—	—	(9,277)	—	—	—	—	—	(9,277)
Exercise of stock options	—	—	(3,848)	—	—	5,475	—	—	1,627
Purchase of stock for the deferred compensation plan, net	—	—	—	—	—	—	74	(74)	—

Balance at December 31, 2006	272	201,936	164,121	(470)	(6,369)	(227,170)	1,457	(1,457)	132,320

Comprehensive loss:
Net income	—	—	1,075	—	—	—	—	—	1,075
Other comprehensive income:
Unrealized holding loss on securities (net of tax benefit $ 1,404)	—	—	—	(2,741)	—	—	—	—	(2,741)

Total comprehensive loss	—	—	—	—	—	—	—	—	(1,666)

Stock awards	—	414	—	—	—	—	—	—	414
Treasury stock allocated to restricted stock plan	—	(295)	(3)	—	—	298	—	—	—
Tax benefit of stock plans	—	337	—	—	—	—	—	—	337
Purchase 49,701 shares of common stock	—	—	—	—	—	(1,112)	—	—	(1,112)
Allocation of ESOP stock	—	—	—	—	1,009	—	—	—	1,009
ESOP adjustment	—	1,140	—	—	—	—	—	—	1,140
Cash dividend – $.80 per share	—	—	(9,262)	—	—	—	—	—	(9,262)
Exercise of stock options	—	—	(1,002)	—	—	2,128	—	—	1,126
Purchase of stock for the deferred compensation plan, net	—	—	—	—	—	—	(150)	150	—

Balance at December 31, 2007	$272	$203,532	$154,929	$(3,211)	$(5,360)	$(225,856)	$1,307	$(1,307)	$124,306

See accompanying notes to consolidated financial statements.

22 | OceanFirst Financial Corp. (OCFC) | Annual Report 2007

Consolidated Statements of Cash Flows

(in thousands)

Years Ended December 31, 2007, 2006 and 2005	2007	2006	2005
Cash flows from operating activities:
Net income	$1,075	$12,633	$19,497

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization of premises and equipment	1,910	2,068	2,030
Amortization of ESOP	1,009	1,103	1,180
ESOP adjustment	1,140	1,849	2,064
Stock awards	414	337	130
Amortization of servicing asset	2,190	2,048	2,252
Amortization and impairment of intangible assets	1,114	158	104
Net premium amortization in excess of discount accretion on securities	93	221	793
Net premium amortization of deferred fees and discounts on loans	968	714	178
Provision for loan losses	700	150	350
Lower of cost or market write-down on loans held for sale	9,441	—	—
Provision for repurchased loans	3,460	9,600	—
Deferred tax expense (benefit)	1,088	(2,950)	334
Net loss (gain) from premises and equipment	21	—	(28)
Net (gain) loss on sales of real estate owned	(62)	99	—
Net gain on sales of loans and securities available for sale	(1,853)	(10,958)	(13,183)
Loans repurchased	(1,012)	—	—
Proceeds from sales of mortgage loans held for sale	378,847	701,112	726,041
Mortgage loans originated for sale	(319,821)	(743,165)	(684,153)
Increase in value of Bank Owned Life Insurance	(1,285)	(1,143)	(1,122)
Proceeds from Bank Owned Life Insurance	—	—	110
Decrease (increase) in interest and dividends receivable	1,168	(994)	(1,056)
Increase in other assets	(619)	(793)	(261)
(Decrease) increase in other liabilities	(14,919)	12,911	(27,306)

Total adjustments	63,992	(27,633)	8,457

Net cash provided by (used in) operating activities	65,067	(15,000)	27,954

Cash flows from investing activities:
Net decrease (increase) in loans receivable	28,079	(47,815)	(182,165)
Loans repurchased	(14,483)	—	—
Proceeds from sales of loans repurchased	8,666	—	—
Proceeds from sales of investment securities available for sale	—	437	199
Proceeds from sales of mortgage-backed securities available for sale	—	6,241	7,629
Purchase of investment securities available for sale	(681)	(748)	(4,427)
Purchase of mortgage-backed securities available for sale	—	(6,439)	(7,704)
Proceeds from maturities or calls of investment securities available for sale	20,780	2,584	4,670
Principal payments on mortgage-backed securities available for sale	14,653	17,117	37,473
Decrease (increase) in Federal Home Loan Bank of New York stock	2,405	(3,554)	(542)
Net proceeds (disbursements) from sale and acquisition of real estate owned	753	(39)	10
Proceeds from sale of premises and equipment	—	—	49
Purchases of premises and equipment	(1,617)	(4,146)	(2,132)

Net cash provided by (used in) investing activities	58,555	(36,362)	(146,940)

Cash flows from financing activities:
(Decrease) increase in deposits	(88,538)	15,760	86,033
Increase (decrease) in short-term borrowings	34,325	(12,707)	61,117
Proceeds from Federal Home Loan Bank advances	20,000	205,000	54,000
Repayments of Federal Home Loan Bank advances	(95,000)	(135,000)	(99,000)
Repayments of securities sold under agreements to repurchase	—	(10,000)	(11,000)
Proceeds from other borrowings	10,000	12,500	5,000
(Decrease) increase in advances by borrowers for taxes and insurance	(155)	44	1,410
Tax benefit of stock plans	337	2,129	1,704
Exercise of stock options	1,126	1,627	2,240
Dividends paid	(9,262)	(9,277)	(9,469)
Purchase of treasury stock	(1,112)	(17,618)	(15,962)

Net cash (used in) provided by financing activities	(128,279)	52,458	76,073

Net (decrease) increase in cash and due from banks	(4,657)	1,096	(42,913)
Cash and due from banks at beginning of year	32,204	31,108	74,021

Cash and due from banks at end of year	$27,547	$32,204	$31,108

Supplemental Disclosure of Cash Flow Information:
Cash paid during the year for:
Interest	$62,486	$57,538	$42,159
Income taxes	227	5,374	19,151
Noncash investing activities:
Transfer of loans held-for-sale to loans held-for-investment	9,405	—	—
Transfer of securities sold under agreements to repurchase to advances	22,000	15,000	36,000
Transfer of loans receivable to real estate owned	841	70	—

See accompanying notes to consolidated financial statements.

Annual Report 2007 | OceanFirst Financial Corp. (OCFC) | 23

Notes to Consolidated Financial Statements

(1) Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of OceanFirst Financial Corp. (the “Company”) and its wholly-owned subsidiary, OceanFirst Bank (the “Bank”) and its wholly-owned subsidiaries, Columbia Home Loans, LLC (“Columbia”), OceanFirst REIT Holdings, LLC., and its wholly-owned subsidiary OceanFirst Realty Corp. and OceanFirst Services, LLC, and its wholly-owned subsidiary OFB Reinsurance, Ltd. All significant intercompany accounts and transactions have been eliminated in consolidation.

Certain amounts previously reported have been reclassified to conform to the current year’s presentation.

Exit Activities

During 2007, the Bank exited the mortgage banking business operated by Columbia. All loan origination activity was ceased, although the Bank retained Columbia’s loan servicing portfolio. The exit was due to the significant operating losses incurred by Columbia in the fourth quarter of 2006 and the first quarter of 2007 and was completed prior to the end of 2007. Occupancy expenses for the year ended December 31, 2007 include $760,000 for lease termination costs related to the exit activities in accordance with Financial Accounting Standards Board Statement No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.”

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

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the determination of the reserve for repurchased loans, the valuation of real estate acquired in connection with foreclosures or in settlement of loans and the valuation of mortgage servicing rights. In connection with the determination of the allowances for loan losses and Real Estate Owned (“REO”), management obtains independent appraisals for significant properties.

Cash Equivalents

Cash equivalents consist of interest-bearing deposits in other financial institutions and loans of Federal funds. For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

Investment and Mortgage-Backed Securities

The Company classifies all investment and mortgage-backed securities as available-for-sale. Securities available-for-sale include securities that management intends to use as part of its asset/liability management strategy. Such securities are carried at fair value and unrealized gains and losses, net of related tax effect, are excluded from earnings, but are included as a separate component of stockholders’ equity. Estimated fair value is determined based on bid quotations received from securities dealers, if available. If a quoted market price was not available, fair value was estimated using quoted market price of similar instruments adjusted for differences between the quoted instruments and the instruments being valued. Gains or losses on the sale of such securities are included in other income using the specific identification method. Securities are evaluated for other-than-temporary impairment on a quarterly basis.

Loans Receivable

Loans receivable, other than loans held-for-sale, are stated at unpaid principal balance, plus unamortized premiums less unearned discounts, net of deferred loan origination and commitment fees and costs, and the allowance for loan losses.

Loan origination and commitment fees and certain direct loan origination costs are deferred and the net fee or cost is recognized in interest income using the level-yield method over the contractual life of the specifically identified loans, adjusted for actual prepayments. A loan is considered past due when a payment has not been received in accordance with the contractual terms. Loans on which interest is more than 90 days past due, including impaired loans, and other loans in the process of foreclosure are placed on non-accrual status. Interest income previously accrued on these loans, but not yet received, is reversed in the current period. Any interest subsequently collected is credited to income in the period of recovery only after the full principal balance has been brought current. A loan is returned to accrual status when all amounts due have been received and the remaining principal balance is deemed collectible.

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

Mortgage Loans Held for Sale

The Company regularly sells part of its mortgage loan originations. The Bank periodically sells part of its own mortgage production in order to manage interest rate risk and liquidity. The Bank has generally sold fixed-rate mortgage loans with final maturities in excess of 15 years and, occasionally adjustable-rate loans. Columbia sold virtually all loan production except that the Bank may have purchased adjustable-rate and fixed-rate mortgage loans originated by Columbia for inclusion in its held-for-investment loan portfolio. The Bank had generally purchased from Columbia adjustable-rate loans with prime credit quality.

In determining whether to retain mortgages, management considers the Company’s overall interest rate risk position, the volume of such loans, the loan yield and the types and amount of funding sources. The Company may also retain mortgage loan production in order to improve yields and increase balance sheet leverage.

24 | OceanFirst Financial Corp. (OCFC) | Annual Report 2007

During 2007, the Company executed a bulk sale of loans held-for-sale which also included repurchased loans classified as held-for-investment. The repurchased loans were sold because the Company intended to reduce its overall exposure to subprime loans. Of the loans held-for-investment portfolio, only those loans previously repurchased were included in the bulk sale.

Mortgage loans held-for-sale are carried at the lower of unpaid principal balance, net, or market value on an aggregate basis. Estimated market value is determined based on bid quotations from securities dealers.

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

Income Taxes

The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Any interest and penalties on taxes payable are included as part of the provision for income taxes.

Impact of New Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company does not expect the adoption of statement No. 159 to have a material impact on its financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. The Statement is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company does not expect the adoption of Statement No. 157 to have a material impact on its financial statements.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.” The interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement 109 -”Accounting for Income Taxes.” This Interpretation presents a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company adopted the Interpretation effective January 1, 2007. The adoption of Interpretation No. 48 did not have a material impact on the Company’s financial statements.

Annual Report 2007 | OceanFirst Financial Corp. (OCFC) | 25

Notes to Consolidated Financial Statements (continued)

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets.” SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” establishes, among other things, the accounting for all separately recognized servicing assets and servicing liabilities. SFAS No. 156 amends Statement 140 to require that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. This Statement permits, but does not require, the subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value. An entity that uses derivative instruments to mitigate the risks inherent in servicing assets and servicing liabilities is required to account for those derivative instruments at fair value. Under this Statement, an entity can elect subsequent fair value measurement to account for its separately recognized servicing assets and servicing liabilities. By electing that option, an entity may simplify its accounting because this Statement permits income statement recognition of the potential offsetting changes in fair value of those servicing assets and servicing liabilities and derivative instruments in the same accounting period. The Company adopted the Statement effective January 1, 2007. The adoption of SFAS No. 156 did not have a material impact on the Company’s financial statements.

Stock-based Compensation

Prior to January 1, 2006, the Company accounted for stock-based compensation using the intrinsic value method under Accounting Principles Board Opinion No. 25 and accordingly recognized no compensation expense for stock option grants under this method. Effective January 1, 2006, the Company adopted Financial Accounting Standards Board Statement No. 123 (revised 2004) which requires an entity to recognize the grant-date fair value of stock options and other stock-based compensation issued to employees in the income statement. The modified prospective transition method was adopted and, as a result, the income statement includes $308,000 and $206,000 of expense for stock option grants for the years ended December 31, 2007 and 2006, respectively. Prior periods have not been restated. At December 31, 2007 the Company had $1.3 million in compensation cost related to non-vested awards not yet recognized. This cost will be recognized over the remaining vesting period of 3.6 years.

As a result of adopting Statement 123 (R) on January 1, 2006, the Company’s income before income taxes and net income was $308,000 and $200,000 lower, respectively, for the year ended December 31, 2007 and $206,000 and $134,000 lower, respectively, for the year ended December 31, 2006 than if it had continued to account for stock-based compensation under Opinion No. 25. Basic and diluted earnings per share would have increased to $0.11 for the year ended December 31, 2007 and $1.11 and $1.09, respectively, for the year ended December 31, 2006, if the Company had not adopted Statement 123(R).

On December 22, 2005, the Company accelerated the vesting of 645,535 outstanding unvested stock options awarded to directors and officers of the Bank. Of the 645,535 stock options for which vesting was accelerated 464,516, or 72% were “in the money” options having exercise prices from $14.33 to $23.23. The remaining 181,019, or 28%, were “out of the money” options having exercise prices from $23.44 to $27.11. The acceleration was undertaken in an attempt to eliminate compensation expense that the Company would otherwise be required to recognize with respect to these unvested stock options upon adopting Statement 123 (R). The Company recognized a pre-tax charge of $27,000 in the fourth quarter of 2005 while eliminating potential pre-tax compensation expense in future periods of approximately $2.3 million. Had the compensation costs for the Company’s stock option plan for the year ended December 31, 2005 been determined based on the fair value method, the Company’s net income and earnings per share would have been reduced to the pro forma amounts indicated below (in thousands except per share data).

2005
Net income:
As reported	$19,497

Stock-based compensation expense included in reported net income, net of related tax effects	85
Total stock-based compensation expense determined under the fair value based method including earned incentive awards and stock option grants, net of related tax effects	(2,450)

Net stock-based compensation expense not included in reported net income, all relating to stock option grants, net of related tax effects	(2,365)

Pro forma	$17,132

Basic earnings per share:
As reported	$1.65
Pro forma	1.45

Diluted earnings per share:
As reported	$1.60
Pro forma	1.40

The fair value of stock options granted by the Company was estimated through the use of the Black-Scholes option pricing model applying the following assumptions:

	2007	2006	2005
Risk-free interest rate	4.63%	4.71%	3.95%
Expected option life	7 years	7 years	6 years
Expected volatility	21%	22%	22%
Expected dividend yield	3.60%	3.49%	3.41%
Weighted average fair value of an option share granted during the year	$4.15	$4.81	$4.05
Intrinsic value of options exercised during the year (in thousands)	1,230	5,866	6,128

The risk-free interest rate is based on the U.S. Treasury rate with a term equal to the expected option life. The expected option life was updated in 2006 to conform to the Company’s actual experience. Expected volatility is based on actual historical results. Compensation cost is recognized on a straight line basis over the vesting period.

Comprehensive Income

Comprehensive income is comprised of net income and other comprehensive income (loss). Other comprehensive income (loss) includes items recorded directly in equity, such as unrealized gains or losses on securities available for sale.

Intangible Assets

The Company accounts for intangible assets under SFAS 142, “Goodwill and Other Intangible Assets.” SFAS 142 eliminated amortization of goodwill and requires that an annual impairment test be performed. The Company determined that there was an impairment to goodwill of $1.0 million in 2007 based on the significant operating losses incurred by Columbia and the resultant negative equity. The impairment charge is included in operating expenses in the consolidated statements of income. The Company’s intangible assets, primarily core deposit intangibles, were amortized on a straight line basis over a period of ten years through December 31, 2007. The Company has no intangible assets remaining at December 31, 2007.

26 | OceanFirst Financial Corp. (OCFC) | Annual Report 2007

Bank Owned Life Insurance

Bank owned life insurance (BOLI) is accounted for using the cash surrender value method and is recorded at its realizable value. The change in the net asset value is included in other non-interest income.

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

The following reconciles shares outstanding for basic and diluted earnings per share for the years ended December 31, 2007, 2006 and 2005 (in thousands):

Year ended December 31,	2007	2006	2005
Weighted average shares outstanding	12,324	12,444	12,817
Less: Unallocated ESOP shares	(695)	(821)	(956)
Unallocated Incentive award shares and shares held by deferred compensation plan	(84)	(76)	(75)

Average basic shares outstanding	11,545	11,547	11,786
Add: Effect of dilutive securities:
Stock options	39	143	362
Incentive Awards and shares held by deferred compensation plan	64	75	71

Average diluted shares outstanding	11,648	11,765	12,219

For the years ended December 31, 2007, 2006 and 2005, 1,297,000, 638,000 and 324,000, respectively, antidilutive stock options were excluded from earnings per share calculations.

(2) Regulatory Matters

Office of Thrift Supervision (“OTS”) regulations require savings institutions to maintain minimum levels of regulatory capital. Under the regulations in effect at December 31, 2007, the Bank was required to maintain a minimum ratio of tangible capital to total adjusted assets of 1.5%; a minimum ratio of Tier 1 (core) capital to total adjusted assets of 3.0%; and a minimum ratio of total (core and supplementary) capital to risk-weighted assets of 8.0%.

Under its prompt corrective action regulations, the OTS is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on the institution’s financial statements. The regulations establish a framework for the classification of savings institutions into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally an institution is considered well capitalized if it has a Tier 1 ratio of at least 6.0%; and a total risk-based capital ratio of at least 10.0%. At December 31, 2007 and 2006, the Bank was considered well capitalized.

The following is a summary of the Bank’s actual capital amounts and ratios as of December 31, 2007 and 2006, compared to the OTS minimum capital adequacy requirements and the OTS requirements for classification as a well capitalized institution (in thousands).

As of December 31, 2007:	Actual		For capital adequacy purposes		To be well capitalized under prompt corrective action
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tangible capital	$138,275	7.2%	$28,930	1.5%	$—	—%
Core capital	138,275	7.2	57,860	3.0	96,433	5.0
Tier 1 risk-based capital	138,275	10.4	52,961	4.0	79,441	6.0
Risk-based capital	148,440	11.2	105,921	8.0	132,402	10.0

As of December 31, 2006:	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tangible capital	$131,643	6.4%	$31,109	1.5%	$—	—%
Core capital	131,643	6.4	62,218	3.0	103,697	5.0
Tier 1 risk-based capital	131,643	9.8	53,969	4.0	80,954	6.0
Risk-based capital	141,416	10.5	107,939	8.0	134,923	10.0

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

(3) Investment Securities Available for Sale

The amortized cost and estimated market value of investment securities available for sale at December 31, 2007 and 2006 are as follows (in thousands):

December 31, 2007	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
U. S. agency obligations	$297	$1	$—	$298
State and municipal obligations	1,747	9	—	1,756
Corporate debt securities	54,973	—	(5,299)	49,674
Equity investments	5,586	318	(7)	5,897

	$62,603	$328	$(5,306)	$57,625

December 31, 2006	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
U. S. agency obligations	$290	$—	$(1)	$289
State and municipal obligations	1,747	21	—	1,768
Corporate debt securities	75,655	—	(1,595)	74,060
Equity investments	4,905	1,362	—	6,267

	$82,597	$1,383	$(1,596)	$82,384

Gains realized during 2007, 2006 and 2005 on the sale of investment securities available for sale totaled $-0-, $155,000 and $136,000, respectively. There were no losses realized during 2007, 2006 or 2005 on the sale of investment securities available for sale.

Annual Report 2007 | OceanFirst Financial Corp. (OCFC) | 27

Notes to Consolidated Financial Statements (continued)

The amortized cost and estimated market value of investment securities available for sale, excluding equity investments, at December 31, 2007 by contractual maturity, are shown below (in thousands). Actual maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. At December 31, 2007, investment securities available for sale with an amortized cost and estimated market value of $56,720,000 and $51,430,000, respectively, were callable prior to the maturity date.

December 31, 2007	Amortized Cost	Estimated Market Value
Less than one year	$297	$298
Due after one year through five years	—	—
Due after five years through ten years	—	—
Due after ten years	56,720	51,430

	$57,017	$51,728

The estimated market value (carrying amount) of investment securities pledged as required security for deposits and for other purposes required by law amounted to $2,054,000 and $2,058,000 at December 31, 2007 and 2006, respectively. Additionally, the estimated market value (carrying amount) of investment securities pledged as collateral for reverse repurchase agreements amounted to $49,674,000 and $74,059,000 at December 31, 2007 and 2006, respectively.

The estimated market value and unrealized loss for investment securities available for sale at December 31, 2007 and 2006, segregated by the duration of the unrealized loss are as follows (in thousands):

December 31, 2007

	Less than 12 months		12 months or longer		Total
	Estimated Market Value	Unrealized Losses	Estimated Market Value	Unrealized Losses	Estimated Market Value	Unrealized Losses
Corporate debt securities	$—	$—	$49,674	$(5,299)	$49,674	$(5,299)
Equity investments	243	(7)	—	—	243	(7)

	$243	$(7)	$49,674	$(5,299)	$49,917	$(5,306)

December 31, 2006

	Less than 12 months		12 months or longer		Total
	Estimated Market Value	Unrealized Losses	Estimated Market Value	Unrealized Losses	Estimated Market Value	Unrealized Losses
U.S. agency obligations	$—	$—	$289	$(1)	$289	$(1)
Corporate debt securities	—	—	69,059	(1,595)	69,059	(1,595)

	$—	$—	$69,348	$(1,596)	$69,348	$(1,596)

The corporate debt securities are issued by other financial institutions each with an investment grade credit rating of BBB or better as rated by one of the internationally-recognized credit rating services. These floating rate securities were purchased during the period May 1998 to September 1998 and have paid coupon interest continuously since issuance. Floating rate debt securities such as these pay a fixed interest rate spread over LIBOR. Following the purchase of these securities, the required spread increased for these types of securities causing a decline in the market price. Although these investment securities are available for sale, the Company has the intent and the ability to hold these securities until maturity or market recovery at which time the Company expects to receive the fully amortized cost.

Equity investments consist of the common stock of a financial institution, the value of which is subject to market price fluctuations as a result of multiple variables that may include general stock market conditions, industry conditions, institution-specific circumstances or the current and projected interest rate environments. The Company has the ability to hold the investment until market prices recover.

(4) Mortgage-Backed Securities Available for Sale

The amortized cost and estimated market value of mortgage-backed securities available for sale at December 31, 2007 and 2006 are as follows (in thousands):

December 31, 2007	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
FHLMC	$11,845	$64	$(47)	$11,862
FNMA	40,559	104	(181)	40,482
GNMA	1,696	97	—	1,793

	$54,100	$265	$(228)	$54,137

December 31, 2006	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
FHLMC	$14,726	$55	$(132)	$14,649
FNMA	52,264	51	(631)	51,684
GNMA	1,960	76	—	2,036

	$68,950	$182	$(763)	$68,369

There were no gains realized on the sale of mortgage-backed securities available for sale during 2007, 2006 or 2005. Losses realized during 2007, 2006 and 2005 on the sale of mortgage-backed securities available for sale totaled $-0-, $148,000 and $117,000, respectively.

The contractual maturities of mortgage-backed securities available for sale generally exceed 20 years; however, the effective lives are expected to be shorter due to principal prepayments.

The estimated market value (carrying amount) of mortgage-backed securities pledged as required security for deposits and for other purposes required by law amounted to $21,172,000 and $25,328,000 at December 31, 2007 and 2006, respectively. The estimated market value (carrying amount) of mortgage-backed securities pledged as collateral for reverse repurchase agreements amounted to $32,712,000 and $42,529,000 at December 31, 2007 and 2006, respectively.

The estimated market value and unrealized loss for mortgage-backed securities available for sale at December 31, 2007 and 2006, segregated by the duration of the unrealized loss are as follows (in thousands):

December 31, 2007

	Less than 12 months		12 months or longer		Total
	Estimated Market Value	Unrealized Losses	Estimated Market Value	Unrealized Losses	Estimated Market Value	Unrealized Losses
FHLMC	$425	$(1)	$5,266	$(46)	$5,691	$(47)
FNMA	—	—	23,405	(181)	23,405	(181)

	$425	$(1)	$28,671	$(227)	$29,096	$(228)

December 31, 2006

	Less than 12 months		12 months or longer		Total
	Estimated Market Value	Unrealized Losses	Estimated Market Value	Unrealized Losses	Estimated Market Value	Unrealized Losses
FHLMC	$—	$—	$6,130	$(132)	$6,130	$(132)
FNMA	—	—	45,222	(631)	45,222	(631)

	$—	$—	$51,352	$(763)	$51,352	$(763)

28 | OceanFirst Financial Corp. (OCFC) | Annual Report 2007

The mortgage-backed securities are issued and guaranteed by either FHLMC or FNMA, stockholder-owned corporations chartered by the United States Government, whose debt obligations are rated AA or better by one of the internationally recognized credit rating services. The Company considers the unrealized losses to be the result of changes in interest rates which over time can have both a positive and negative impact on the estimated market value of the mortgage-backed securities. Although these mortgage-backed securities are available for sale, the Company has the intent and the ability to hold these securities until maturity or market recovery at which time the Company expects to receive the fully amortized cost.

(5) Loans Receivable, Net

A summary of loans receivable at December 31, 2007 and 2006 follows (in thousands):

December 31,	2007	2006
Real estate mortgage:
One-to-four family	$1,071,976	$1,142,897
Commercial real estate, multi-family and land	326,707	306,288
FHA insured & VA guaranteed	6,639	5,876

	1,405,322	1,455,061

Real estate construction	10,816	13,475
Consumer	213,282	190,029
Commercial	54,279	49,693

Total loans	1,683,699	1,708,258

Loans in process	(2,452)	(2,318)
Deferred origination costs, net	5,140	5,723
Allowance for loan losses	(10,468)	(10,238)

	(7,780)	(6,833)

	$1,675,919	$1,701,425

At December 31, 2007, 2006 and 2005 loans in the amount of $8,741,000, $4,525,000 and $1,595,000, respectively, were three or more months delinquent or in the process of foreclosure and the Company was not accruing interest income. At December 31, 2007, the impaired loan portfolio consisted of two commercial real estate loans and one commercial loan totalling $999,000 for which there was no specific or general allocations in the allowance for loan losses due to collateral adequacy. At December 31, 2006, the impaired loan portfolio consisted of one commercial loan for $962,000 for which there was no specific or general allocations in the allowance for loan losses due to collateral adequacy. The average balance of impaired loans for the years ended December 31, 2007, 2006 and 2005 was $2,608,000, $347,000 and $389,000, respectively. If interest income on nonaccrual loans and impaired loans had been current in accordance with their original terms, approximately $210,000, $189,000, and $115,000 of interest income for the years ended December 31, 2007, 2006 and 2005, respectively, would have been recorded. At December 31, 2007, there were no commitments to lend additional funds to borrowers whose loans are classified as nonperforming.

An analysis of the allowance for loan losses for the years ended December 31, 2007, 2006 and 2005 is as follows (in thousands):

Year Ended December 31,	2007	2006	2005
Balance at beginning of year	$10,238	$10,460	$10,688
Provision charged to operations	700	150	350
Charge-offs	(477)	(569)	(684)
Recoveries	7	197	106

Balance at end of year	$10,468	$10,238	$10,460

An analysis of the servicing asset for the years ended December 31, 2007, 2006 and 2005 is as follows (in thousands):

Year Ended December 31,	2007	2006	2005
Balance at beginning of year	$9,787	$9,730	$8,790
Capitalized mortgage servicing rights	1,343	2,105	3,192
Amortization and impairment charges	(2,190)	(2,048)	(2,252)

Balance at end of year	$8,940	$9,787	$9,730

Loans serviced for others amounted to $1,026,070,000 and $992,658,000 at December 31, 2007 and 2006, respectively, all of which relate to residential loans. At December 31, 2007, the servicing asset had an estimated fair value of $13,995,000 and was valued based on expected future cash flows considering a weighted average discount rate of 8.1%, a weighted average constant prepayment rate on mortgages of 11.9% and a weighted average life of 7.5 years. At December 31, 2006, the servicing asset had an estimated fair value of $15,036,000 and was valued based on expected future cash flows considering a weighted average discount rate of 8.1%, a weighted average constant prepayment rate on mortgages of 12.7% and a weighted average life of 7.3 years. As of December 31, 2007, estimated future servicing amortization through 2012 based on the prepayment assumptions utilized in the December 31, 2007 valuation, is as follows: $2,014,000 for 2008, $1,729,000 for 2009, $1,484,000 for 2010, $1,252,000 for 2011 and $918,000 for 2012. Actual results will vary depending upon the level of repayments on the loans currently serviced.

The Bank’s mortgage loans are used to secure FHLB advances.

(6) Interest and Dividends Receivable

A summary of interest and dividends receivable at December 31, 2007 and 2006 follows (in thousands):

December 31,	2007	2006
Loans	$6,172	$7,035
Investment securities	509	737
Mortgage-backed securities	234	311

	$6,915	$8,083

(7) Premises and Equipment, Net

Premises and equipment at December 31, 2007 and 2006 are summarized as follows (in thousands):

December 31,	2007	2006
Land	$3,195	$3,195
Buildings and improvements	18,834	18,647
Leasehold improvements	1,671	2,199
Furniture and equipment	13,596	14,056
Automobiles	330	330
Construction in progress	1,089	70

Total	38,715	38,497
Accumulated depreciation and amortization	(20,833)	(20,301)

	$17,882	$18,196

Annual Report 2007 | OceanFirst Financial Corp. (OCFC) | 29

Notes to Consolidated Financial Statements (continued)

(8) Deposits

Deposits, including accrued interest payable of $174,000 and $548,000 at December 31, 2007 and 2006, respectively, are summarized as follows (in thousands):

December 31,	2007		2006
	Amount	Weighted Average Cost	Amount	Weighted Average Cost
Non-interest bearing accounts	$103,656	—%	$114,950	—%
Interest-bearing checking accounts	454,666	2.33	408,666	2.55
Money market deposit accounts	84,287	1.59	105,571	1.77
Savings accounts	187,095.99		200,544.80
Time deposits	454,086	4.36	542,597	4.48

	$1,283,790	2.61%	$1,372,328	2.78%

Included in time deposits at December 31, 2007 and 2006, respectively, is $98,514,000 and $143,108,000 in deposits of $100,000 and over.

Time deposits at December 31, 2007 mature as follows (in thousands):

Year Ended December 31,
2008	$410,974
2009	22,623
2010	11,231
2011	6,069
2012	2,607
Thereafter	582

$454,086

Interest expense on deposits for the years ended December 31, 2007, 2006 and 2005 is as follows (in thousands):

Year Ended December 31,	2007	2006	2005
Interest-bearing checking accounts	$11,343	$8,216	$4,674
Money market deposit accounts	1,577	1,994	1,604
Savings accounts	1,941	1,730	1,858
Time deposits	21,725	21,461	14,671

	$36,586	$33,401	$22,807

(9) Borrowed Funds

Borrowed funds are summarized as follows (in thousands):

December 31,	2007		2006
	Amount	Weighted Average Rate	Amount	Weighted Average Rate
Federal Home Loan Bank advances	$393,000	4.82%	$430,500	4.84%
Securities sold under agreements to repurchase	81,807	2.89	84,982	4.34
Other borrowings	27,500	6.84	17,500	6.90

	$502,307	4.62%	$532,982	4.83%

Information concerning Federal Home Loan Bank (“FHLB”) advances and securities sold under agreements to repurchase (“reverse repurchase agreements”) is summarized as follows (in thousands):

	FHLB Advances		Reverse Repurchase Agreements
	2007	2006	2007	2006
Average balance	$413,352	$426,792	$84,303	$92,930
Maximum amount outstanding at any month end	454,200	504,200	94,199	103,529
Average interest rate for the year	4.94%	4.73%	4.02%	4.38%

Amortized cost of collateral:
Corporate securities	—	—	$54,973	$75,655
Mortgage-backed securities	—	—	32,626	42,792
Other securities	—	—	—	—
Estimated market value of collateral:
Corporate securities	—	—	49,674	74,059
Mortgage-backed securities	—	—	32,712	42,529
Other securities	—	—	—	—

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

FHLB advances and reverse repurchase agreements have contractual maturities at December 31, 2007 as follows (in thousands):

Year Ended December 31,	FHLB Advances	Reverse Repurchase Agreements
2008	$164,000	$79,807
2009	106,000	2,000
2010	85,000	—
2011	38,000	—
2012	—	—
Thereafter	—	—

	$393,000	$81,807

Amount callable by lender prior to the maturity date	$40,000	$—

During 2007, the Company issued $10 million of trust preferred securities which carry a floating rate of 175 basis points over 3 month LIBOR adjusted quarterly. Accrued interest is due quarterly with principal due at the maturity date of September 1, 2037. During 2006, the Company issued $12,500,000 of trust preferred securities. The trust preferred securities carry a floating rate of 166 basis points over 3 month LIBOR adjusted quarterly. Accrued interest is due quarterly with principal due at the maturity date in 2036. On August 4, 2005, the Company issued $5,000,000 of subordinated debt at a fixed interest rate of 6.35%. Accrued interest is due quarterly with principal due at the maturity date of November 23, 2015.

30 | OceanFirst Financial Corp. (OCFC) | Annual Report 2007

Interest expense on borrowings for the years ended December 31, 2007, 2006 and 2005 is as follows (in thousands):

Year Ended December 31,	2007	2006	2005
Federal Home Loan Bank advances	$20,435	$20,184	$13,698
Securities sold under agreements to repurchase	3,393	4,068	5,237
Other borrowings	1,626	790	131

	$25,454	$25,042	$19,066

The Bank has an available overnight line of credit with the FHLB for $100,000,000 which expires July 31, 2008. The Bank also has available from the FHLB, a one-month overnight repricing line of credit for $100,000,000 which expires July 31, 2008. The Bank expects both lines to be renewed upon expiration. When utilized, both lines carry a floating interest rate of 10-15 basis points over the current Federal funds rate. All FHLB advances, including the lines of credit, are secured by the Bank’s mortgage loans, mortgage-backed securities and FHLB stock. As a member of the FHLB of New York, the Company is required to maintain a minimum investment in the capital stock of the FHLB, at cost, in an amount equal to 0.20% of the Bank’s mortgage-related assets, plus 4.5% of the specified value of certain transactions between the Bank and the FHLB.

(10) Income Taxes

The (benefit) provision for income taxes for the years ended December 31, 2007, 2006 and 2005 consists of the following (in thousands):

Year Ended December 31,	2007	2006	2005
Current:
Federal	$(1,257)	$8,893	$9,500
State	29	581	501

Total Current	(1,228)	9,474	10,001

Deferred:
Federal	1,088	(2,460)	710
State	—	(451)	(376)

Total deferred	1,088	(2,911)	334

	$(140)	$6,563	$10,335

Included in other comprehensive income (loss) is income tax expense (benefit) attributable to net unrealized gains (losses) on securities available for sale in the amount of $(1,404,000), $520,000 and $(384,000) for the years ended December 31, 2007, 2006 and 2005, respectively. Included in stockholders’ equity is income tax benefit attributable to stock plans in the amount of $337,000, $2,129,000 and $1,704,000 for the years ended December 31, 2007, 2006 and 2005, respectively.

A reconciliation between the provision for income taxes and the expected amount computed by multiplying income before the provision for income taxes times the applicable statutory Federal income tax rate for the years ended December 31, 2007, 2006 and 2005 is as follows (in thousands):

Year Ended December 31,	2007	2006	2005
Income before (benefit) provision for income taxes	$935	$19,196	$29,832
Applicable statutory
Federal income tax rate	35.0%	35.0%	35.0%
Computed “expected” Federal income tax expense	$327	$6,719	$10,441
Increase (decrease) in Federal income tax expense resulting from:
ESOP adjustment	399	647	722
ESOP dividends	(403)	(397)	(368)
Earnings on life insurance	(450)	(400)	(393)
State income taxes net of
Federal benefit	19	85	82
Other items, net	(32)	(91)	(149)

	$(140)	$6,563	$10,335

Included in other assets at December 31, 2007 and 2006 is a net deferred tax asset of $7,096,000 and $6,780,000 , respectively. In addition, at December 31, 2007 and 2006 the Company recorded a current tax payable (receivable) of $(1,546,000) and $245,000, respectively.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2007 and 2006 are presented in the following table (in thousands):

December 31,	2007	2006
Deferred tax assets:
Allowance for loan and real estate owned losses per books	$4,277	$4,182
Reserve for repurchased loans	979	3,922
Reserve for uncollected interest	97	84
Deferred compensation	983	1,192
Premises and equipment, differences in depreciation	1,612	543
Other reserves	81	115
Stock plans	275	137
Unrealized loss on securities available for sale	2,018	325
Intangible assets	439	49
Lease termination costs	278	—
Loans held for sale	38	141
Partnership investment income	—	278
State alternative minimum tax	1,160	1,160
State alternative minimum tax on REIT	—	338
State net operating loss carry forward	948	823

Total gross deferred tax assets	13,185	13,289
Less valuation allowance	(2,089)	(2,197)

Deferred tax assets, net	11,096	11,092

Deferred tax liabilities:
Excess servicing on sale of mortgage loans	(1,161)	(1,395)
Investments, discount accretion	(422)	(377)
Deferred loan and commitment costs, net	(2,139)	(2,396)
ESOP	(278)	(144)

Total deferred tax liabilities	(4,000)	(4,312)

Net deferred tax assets	$7,096	$6,780

Annual Report 2007 | OceanFirst Financial Corp. (OCFC) | 31

Notes to Consolidated Financial Statements (continued)

The Company has determined that a valuation allowance should be established for the state net operating loss carryforward and other state deferred tax assets other than the alternative minimum tax as it was considered more likely than not that the Bank, based on anticipated changes to its corporate structure, would not have sufficient earnings to realize the benefit. At December 31, 2006, a valuation allowance was also established for the state alternative minimum tax on REIT as it was considered unlikely that the REIT would have sufficient earnings to realize the benefit. The Company has determined that it is not required to establish a valuation reserve for the remaining net deferred tax asset since it is “more likely than not” that the net deferred tax assets will be realized through future reversals of existing taxable temporary differences, future taxable income and tax planning strategies. The conclusion that it is “more likely than not” that the remaining net deferred tax assets will be realized is based on the history of earnings and the prospects for continued growth. Management will continue to review the tax criteria related to the recognition of deferred tax assets.

Retained earnings at December 31, 2007 includes approximately $10,750,000 for which no provision for income tax has been made. This amount represents an allocation of income to bad debt deductions for tax purposes only. Events that would result in taxation of these reserves include failure to qualify as a bank for tax purposes, distributions in complete or partial liquidation, stock redemptions and excess distributions to shareholders. At December 31, 2007 the Company had an unrecognized deferred tax liability of $3,763,000 with respect to this reserve.

A reconciliation of the amount of unrecognized tax benefits for the year ended December 31, 2007 follows (in thousands). There were no unrecognized tax benefits for the years ended December 31, 2006 and 2005. The unrecognized tax benefits for the year ended December 31, 2007 would affect the effective income tax rate if recognized.

Year Ended December 31,	2007
Balance at beginning of year	$—
State tax benefits	338

Balance at the end of year	$338

The tax years that remain subject to examination by the Federal government include the year ended December 31, 2004 and forward. The tax years that remain subject to examination by the State of New Jersey include the years ended December 31, 2003 and forward.

(11) Employee Stock Ownership Plan

As part of the Conversion, the Bank established an Employee Stock Ownership Plan and in 2006 the Bank established a Matching Contribution Employee Stock Ownership Plan (collectively the “ESOP”) to provide retirement benefits for eligible employees. All full-time employees are eligible to participate in the ESOP after they attain age 21 and complete one year of service during which they work at least 1,000 hours. ESOP shares are first allocated to employees who also participate in the Bank’s Incentive Savings (401K) Plan in an amount equal to 50% of the first 6% of the employees contribution. During 2007, 2006 and 2005, 22,555, 19,339 and 18,646 shares, respectively, were either released or committed to be released under this formula. The remaining ESOP shares are allocated among participants on the basis of compensation earned during the year. Employees are fully vested in their ESOP account after the completion of five years of credited service or completely if service was terminated due to death, retirement, disability, or change in control of the Company except that shares allocated based on participation in the 401K Plan vest on a graduated basis over years two through six. ESOP participants are entitled to receive distributions from the ESOP account only upon termination of service, which includes retirement and death.

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

The Bank’s obligation to make such contributions is reduced to the extent of any dividends paid by the Company on unallocated shares and any investment earnings realized on such dividends. As of December 31, 2007 and 2006 contributions to the ESOP, which were used to fund principal and interest payments on the ESOP debt, totaled $1,678,000 and $1,986,000, respectively. During 2007 and 2006, $595,000 and $701,000, respectively, of dividends paid on unallocated ESOP shares were used for debt service. At December 31, 2007 and 2006, the loan had an outstanding balance of $4,807,000 and $5,991,000, respectively, and the ESOP had unallocated shares of 635,551 and 755,259, respectively. At December 31, 2007, the unallocated shares had a fair value of $10,048,000. The unamortized balance of the ESOP is shown as unallocated common stock held by the ESOP and is reflected as a reduction of stockholders’ equity.

For the years ended December 31, 2007, 2006 and 2005, the Bank recorded compensation expense related to the ESOP of $2,149,000, $2,952,000 and $3,244,000, respectively, including $1,140,000, $1,849,000 and $2,064,000, respectively, representing additional compensation expense to reflect the increase in the average fair value of committed to be released and allocated shares in excess of the Bank’s cost. As of December 31, 2007, 1,909,410 shares had been allocated to participants and 101,927 shares were committed to be released.

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

Under the Incentive Plan and the Amended 2000 Stock Option Plan, the Company is authorized to issue up to 4,153,564 shares subject to option of which 244,007 shares remain to be issued at December 31, 2007. Under the 2006 Stock Incentive Plan, the Company is authorized to issue up to an additional 1,000,000 shares subject to option of which 950,692 shares remain to be issued at December 31, 2007. In lieu of options, up to 333,333 shares in the form of stock awards may be issued. All options expire 10 years from the date of grant and generally vest at the rate of 20% per year. The exercise price of each option equals the closing market price of the Company’s stock on the date of grant. The Company typically issues Treasury shares to satisfy stock option exercises.

32 | OceanFirst Financial Corp. (OCFC) | Annual Report 2007

A summary of option activity for the years ended December 31, 2007, 2006 and 2005 follows:

	2007		2006		2005
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding at beginning of year	1,495,859	$20.24	1,732,410	$16.90	2,215,514	$15.47
Granted	205,985	21.61	258,800	23.43	18,850	22.06
Exercised	(127,416)	10.57	(480,500)	9.94	(483,414)	10.23
Forfeited	(189,225)	21.87	(14,851)	22.62	(18,540)	22.33

Outstanding at end of year	1,385,203	$21.10	1,495,859	$20.24	1,732,410	$16.90

Options exercisable	1,023,238		1,235,769		1,723,426

The following table summarizes information about stock options outstanding at December 31, 2007:

	Options Outstanding				Options Exercisable
Exercise Prices	Number of Options	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number of Options	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
$ 9.87-12.63	58,033	2.21 years	$12.28	58,033	2.21 years	$12.28
13.06-15.04	13,367	2.76	14.06	13,367	2.76	14.06
17.14-17.88	320,434	4.16	17.88	320,434	4.16	17.88
18.64-23.23	534,088	7.41	22.15	338,698	6.43	22.45
23.44-27.11	459,281	6.69	23.49	292,706	5.89	23.50

	1,385,203	6.16 years	$21.10	1,023,238	5.28 years	$20.63

The aggregate intrinsic value for stock options outstanding and stock options exercisable at December 31, 2007 is $228,000 .

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

At December 31, 2007, the following commitments and contingent liabilities existed which are not reflected in the accompanying consolidated financial statements (in thousands):

December 31,	2007
Unused consumer and construction loan lines of credit (primarily floating-rate)	$117,252

Unused commercial loan lines of credit (primarily floating-rate)	50,855

Other commitments to extend credit:
Fixed-Rate	30,914
Adjustable-Rate	12,253
Floating-Rate	13,455

The Company’s fixed-rate loan commitments expire within 90 days of issuance and carried interest rates ranging from 4.95% to 6.95% at December 31, 2007.

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

The Company has entered into loan sale agreements with investors in the normal course of business. The loan sale agreements generally require the Company to repurchase loans previously sold in the event of an Early Payment Default or a violation of various representations and warranties customary to the mortgage banking industry. In the opinion of management, the potential exposure related to the Company’s loan sale agreements is adequately provided for in the reserve for repurchased loans which is included in other liabilities with a corresponding provision which reduced the net gain on sale of loans. The reserve for repurchased loans was established to provide for expected losses related to outstanding loan repurchase requests and additional repurchase requests which may be received on loans previously sold to investors. In establishing the reserve for repurchased loans, the Company considered all types of sold loans, however, the actual types of loans which resulted in loss estimates includes subprime loans with 100% financing, all other subprime loans and a small amount of ALT-A loans.

An analysis of the reserve for repurchased loans for the years ended December 31, 2007 and 2006 follows (in thousands). There was no balance in the reserve at December 31, 2005.

Year ended December 31,	2007	2006
Balance at beginning of year	$9,600	$—
Provision charged to operations, net	3,460	9,600
Loss on loans repurchased	(10,662)	—

Balance at end of year	$2,398	$9,600

At December 31, 2007, the Company is obligated under noncancelable operating leases for premises and equipment. Rental expense under these leases aggregated approximately $2,865,000, $2,159,000 and $2,030,000 for the years ended December 31, 2007, 2006 and 2005, respectively.

The projected minimum rental commitments as of December 31, 2007 are as follows (in thousands):

Year ended December 31,
2008	$2,169
2009	1,910
2010	1,614
2011	1,596
2012	1,371
Thereafter	17,304

$25,964

Annual Report 2007 | OceanFirst Financial Corp. (OCFC) | 33

Notes to Consolidated Financial Statements (continued)

The Company grants one-to-four family and commercial first mortgage real estate loans to borrowers primarily located in Ocean, Middlesex and Monmouth Counties, New Jersey. The Company also originates interest-only one-to-four family mortgage loans in which the borrower makes only interest payments for the first five, seven or ten years of the mortgage loan term. This feature will result in future increases in the borrower’s loan repayment when the contractually required repayments increase due to the required amortization of the principal amount. These payment increases could affect a borrower’s ability to repay the loan. The amount of interest-only one-to-four family mortgage loans at December 31, 2007 was $202.6 million. The ability of borrowers to repay their obligations are dependent upon various factors including the borrowers’ income and net worth, cash flows generated by the underlying collateral, value of the underlying collateral and priority of the Company’s lien on the property. Such factors are dependent upon various economic conditions and individual circumstances beyond the Company’s control; the Company is, therefore, subject to risk of loss.

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

The estimated fair values of the Bank’s significant financial instruments as of December 31, 2007 and 2006 are presented in the following tables (in thousands).

December 31, 2007	Book Value	Fair Value
Financial Assets:
Cash and due from banks	$27,547	$27,547
Investment securities available for sale	57,625	57,625
Mortgage-backed securities available for sale	54,137	54,137
Federal Home Loan Bank of New York stock	22,941	22,941
Loans receivable and mortgage loans held for sale	1,681,991	1,675,881
Financial Liabilities:
Deposits	1,283,790	1,283,688
Borrowed funds	502,307	503,431

December 31, 2006	Book Value	Fair Value
Financial Assets:
Cash and due from banks	$32,204	$32,204
Investment securities available for sale	82,384	82,384
Mortgage-backed securities available for sale	68,369	68,369
Federal Home Loan Bank of New York stock	25,346	25,346
Loans receivable and mortgage loans held for sale	1,784,368	1,781,154
Financial Liabilities:
Deposits	1,372,328	1,368,677
Borrowed funds	532,982	530,709

34 | OceanFirst Financial Corp. (OCFC) | Annual Report 2007

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

Fair value estimates are based on existing balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include deferred tax assets, and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

(15) Parent-Only Financial Information

The following condensed statements of financial condition at December 31, 2007 and 2006 and condensed statements of operations and cash flows for the years ended December 31, 2007, 2006 and 2005 for OceanFirst Financial Corp. (parent company only) reflects the Company’s investment in its wholly-owned subsidiary, the Bank, using the equity method of accounting.

CONDENSED STATEMENTS OF FINANCIAL CONDITION

(in thousands)

December 31,	2007	2006
Assets
Cash and due from banks	$7	$7
Advances to subsidiary Bank	5,719	5,683
Investment securities	5,897	6,268
ESOP loan receivable	4,807	5,991
Investment in subsidiary Bank	135,241	132,208
Other assets	515	—

Total assets	$152,186	$150,157

Liabilities and Stockholders’ Equity
Borrowings	$27,500	$17,500
Other liabilities	380	337
Stockholders’ equity	124,306	132,320

Total liabilities and stockholders’ equity	$152,186	$150,157

CONDENSED STATEMENTS OF OPERATIONS

(in thousands)

Year ended December 31,	2007	2006	2005
Dividend income - Subsidiary Bank	$—	$15,000	$15,000
Dividend income - Investment securities	700	485	477
Gain on sale- Investment securities	—	155	136
Interest income - Advances to subsidiary Bank	236	106	46
Interest income - ESOP loan receivable	494	608	724

Total dividend and interest income	1,430	16,354	16,383
Interest expense - borrowings	1,601	790	131
Operating expenses	1,287	1,273	1,167

Income before income taxes and undistributed earnings/ (distribution in excess of earnings) of subsidiary Bank	(1,458)	14,291	15,085
Benefit (provision) for income taxes	515	253	(31)

Income before undistributed earnings/ (distributions in excess of earnings) of subsidiary Bank	(943)	14,544	15,054
Undistributed earnings (distributions in excess of earnings) of subsidiary Bank	2,018	(1,911)	4,443

Net Income	$1,075	$12,633	$19,497

Annual Report 2007 | OceanFirst Financial Corp. (OCFC) | 35

Notes to Consolidated Financial Statements (continued)

CONDENSED STATEMENTS OF CASH FLOWS

(in thousands)

Year ended December 31,	2007	2006	2005
Cash flows from operating activities:
Net income	$1,075	$12,633	$19,497
(Increase) decrease in advances to subsidiary Bank	(36)	(2,789)	2,076
(Undistributed earnings) distributions in excess of earnings of subsidiary Bank	(2,018)	1,911	(4,443)
Gain on sale of investment securities	—	(155)	(136)
Change in other assets and other liabilities	(276)	(183)	38

Net cash (used in) provided by operating activities	(1,255)	11,417	17,032

Cash flows from investing activities:
Proceeds from sale of investment securities	—	436	199
Purchase of investment securities	(681)	(463)	(443)
Repayments on ESOP loan receivable	1,184	1,378	1,403

Net cash provided by investing activities	503	1,351	1,159

Cash flows from financing activities:
Proceeds from borrowings	10,000	12,500	5,000
Dividends paid	(9,262)	(9,277)	(9,469)
Purchase of treasury stock	(1,112)	(17,618)	(15,962)
Exercise of stock options	1,126	1,627	2,240

Net cash provided by (used in) financing activities	752	(12,768)	(18,191)

Net increase in cash and due from banks	—	—	—
Cash and due from banks at beginning of year	7	7	7

Cash and due from banks at end of year	$7	$7	$7

SELECTED CONSOLIDATED QUARTERLY FINANCIAL DATA

(Unaudited)

Quarter ended	Dec. 31	Sept. 30	June 30	March 31
(dollars in thousands, except per share data)
2007
Interest income	$27,816	$28,223	$28,553	$30,372
Interest expense	14,830	15,392	15,854	15,964

Net interest income	12,986	12,831	12,699	14,408
Provision for loan losses	175	75	110	340

Net interest income after provision for loan losses	12,811	12,756	12,589	14,068
Other income (loss)	4,116	4,562	225	(6,372)
Operating expenses	12,376	12,610	13,744	15,090

Income (loss) before provision (benefit) for income taxes	4,551	4,708	(930)	(7,394)
Provision (benefit) for income taxes	1,457	1,582	(1,207)	(1,972)

Net income (loss)	$3,094	$3,126	$277	$(5,422)

Basic earnings (loss) per share	$.27	$.27	$.02	$(.47)

Diluted earnings (loss) per share	$.26	$.27	$.02	$(.47)

2006
Interest income	$29,892	$30,316	$28,568	$27,786
Interest expense	16,060	15,857	14,157	12,369

Net interest income	13,832	14,459	14,411	15,417
Provision for loan losses	50	50	—	50

Net interest income after provision for loan losses	13,782	14,409	14,411	15,367
Other (loss) income	(3,963)	6,603	6,541	4,427
Operating expenses	12,156	13,514	13,535	13,176

(Loss) income before (benefit) provision for income taxes	(2,337)	7,498	7,417	6,618
(Benefit) provision for income taxes	(898)	2,592	2,565	2,304

Net (loss) income	$(1,439)	$4,906	$4,852	$4,314

Basic (loss) earnings per share	$(.13)	$.43	$.42	$.37

Diluted (loss) earnings per share	$(.13)	$.42	$.41	$.36

36 | OceanFirst Financial Corp. (OCFC) | Annual Report 2007

Report of Independent

Registered Public Accounting Firm

The Board of Directors and Stockholders

OceanFirst Financial Corp.:

We have audited the accompanying consolidated statements of financial condition of OceanFirst Financial Corp. and subsidiary (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of OceanFirst Financial Corp. and subsidiary as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”), and our report dated March 13, 2008 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

Short Hills, New Jersey March 13, 2008

Annual Report 2007 | OceanFirst Financial Corp. (OCFC) | 37

Management Report on Internal Control

Over Financial Reporting

Management of OceanFirst Financial Corp. and subsidiary (the “Company”) is responsible for establishing and maintaining effective internal control over financial reporting, as such term is defined in Rule 13a-15(f) of the Exchange Act. The Company’s internal control over financial reporting was designed to provide reasonable assurance regarding the preparation and fair presentation of published financial statements. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the Company’s internal control over financial reporting as of December 31, 2007. This assessment was based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on this assessment, management believes that, as of December 31, 2007, the Company maintained effective internal control over financial reporting based on those criteria.

The Company’s independent registered public accounting firm has issued an audit report on the effectiveness of the Company’s internal control over financial reporting. This report appears on page 39.

38 | OceanFirst Financial Corp. (OCFC) | Annual Report 2007

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

OceanFirst Financial Corp.:

We have audited OceanFirst Financial Corp.’s and subsidiary (the “Company”) internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

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

In our opinion, OceanFirst Financial Corp. and subsidiary maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of financial condition of OceanFirst Financial Corp. and subsidiary as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007, and our report dated March 13, 2008 expressed an unqualified opinion on those consolidated financial statements.

Short Hills, New Jersey March 13, 2008

Annual Report 2007 | OceanFirst Financial Corp. (OCFC) | 39